As filed with the Securities and Exchange Commission on November 21, 2011

Registration No. 333-176295

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHOTOMEDEX, INC.

(Exact name of registrant as specified in its charter)

Nevada	3845	59-2058100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

147 Keystone Drive

Montgomeryville, PA 18936

(215) 619-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis McGrath

Chief Executive Officer & President

147 Keystone Drive

Montgomeryville, PA 18936

(215) 619-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen C. Koval, Esq. Kaye Scholer LLP 425 Park Avenue New York, NY 10022 (212) 836-8019	Dr. Dolev Rafaeli Radiancy, Inc. 40 Ramland Road South, Suite 200 Orangeburg, NY 10962 (845) 398-1647	Barry I. Grossman, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10017 (212) 370-1300

Approximate date of commencement of proposed sale of the securities to the public: No later than three business days after this registration statement becomes effective and the satisfaction or waiver of all other conditions under the merger agreement described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether each registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	16,101,697(1)	Not applicable	$11.03(2)	$20,601.80(3)(4)
Warrants to purchase Common Stock, par value $0.01 per share	1,026,267(5)	Not applicable	Not applicable	(6)

(1)	PhotoMedex will issue, as merger consideration to the Radiancy stockholders new common stock of PhotoMedex equal to a number of shares that is three (3) times the number of shares issued and outstanding immediately prior to the merger (including any shares of common stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share), and an additional three million six hundred forty thousand (3,640,000) shares of common stock of PhotoMedex. PhotoMedex will also cause to be issued to the PhotoMedex stockholders warrants to purchase an aggregate of one million, twenty six thousand, two hundred sixty seven (1,026,267) shares of common stock of PhotoMedex. For purposes of this calculation, we have estimated that 3,811,810 shares will be deemed issued and outstanding immediately prior to the merger for purposes of calculating the number of shares of PhotoMedex common stock that will be issued to Radiancy in connection with the consummation of the merger (which is the sum of the 3,355,615 shares of PhotoMedex common stock that were issued and outstanding as of November 18, 2011, 380,000 restricted shares to be issued to Messrs. McGrath and Stewart upon closing of the merger, and approximately 76,195 shares of PhotoMedex common stock issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that was less than $25.00 per share).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1), 457(i) and 457(c) of the Securities Act of 1933, (the “Securities Act”), as amended, based upon the product of (A) 16,101,697 the maximum number of shares of PhotoMedex to be issued multiplied by (B) $11.03, the price per share of common stock which is based on the average of the high and low prices of PhotoMedex’s common stock on August 9, 2011 as reported on the Nasdaq Global Market.

(3)	Calculated in accordance with Section 6(b) of the Securities Act at a rate equal to $116.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Previously paid.

(5)	In addition to the PhotoMedex common stock underlying the warrants described in footnote 1 above, PhotoMedex is also registering hereunder such warrants to purchase an aggregate of one million, twenty six thousand, two hundred sixty seven (1,026,267) shares of common stock of PhotoMedex.

(6)	No registration fee is payable pursuant to Rule 457(i).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 21, 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

As we previously announced, PhotoMedex, Inc. (“PhotoMedex”) and Radiancy, Inc. (“Radiancy”) have entered into a definitive Amended and Restated Agreement and Plan of Merger providing for the acquisition of Radiancy by PhotoMedex, which we refer to as the “merger agreement.” Pursuant to the terms of the merger agreement, Radiancy will merge with a wholly owned subsidiary of PhotoMedex, which we refer to as the “merger.” In the proposed merger, the outstanding shares of Radiancy capital stock will be converted into the right to receive shares of PhotoMedex common stock equal to the sum of (A) three times the number of shares of common stock, par value $0.01 per share, of PhotoMedex common stock issued and outstanding immediately prior to the merger and (B) 3.64 million shares of PhotoMedex common stock. In the merger, PhotoMedex expects to issue up to approximately 15.1 million shares of PhotoMedex common stock. Upon completion of the merger, PhotoMedex and Radiancy expect that former Radiancy stockholders will own approximately 75% of the outstanding shares of PhotoMedex common stock and current PhotoMedex stockholders will own approximately 25% of the outstanding shares of PhotoMedex common stock measured on an “as-converted” basis as of November 14, 2011. If no options and warrants of PhotoMedex are exercised, PhotoMedex and Radiancy expect that former Radiancy stockholders will own approximately 80% of the outstanding shares of PhotoMedex common stock and current PhotoMedex stockholders will own approximately 20% of the outstanding shares of PhotoMedex common stock, measured as of November 14, 2011. The common stock of PhotoMedex is traded on the Nasdaq Global Market under the symbol “PHMD.”

An annual meeting of PhotoMedex’s stockholders and a special meeting of Radiancy stockholders are being held to approve the transactions contemplated by the merger and certain other proposals. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. The PhotoMedex and Radiancy boards of directors unanimously recommend that the PhotoMedex stockholders and Radiancy stockholders, respectively, vote “FOR” the applicable proposals listed in this joint proxy statement/prospectus. As more fully described in the joint proxy statement/prospectus, if certain proposals are not approved, we will not be able to complete the merger. We encourage you to read this entire joint proxy statement/prospectus carefully, as well as the annexes and information included therewith.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the annual/special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the applicable annual/special meeting.

FOR A DISCUSSION OF THE RISKS RELATING TO THE MERGER, SEE “RISK FACTORS” BEGINNING ON PAGE 26.

The majority of Radiancy stockholders and investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger pursuant to voting agreements.

Dennis McGrath Chief Executive Officer PhotoMedex, Inc.	Dr. Dolev Rafaeli Chief Executive Officer Radiancy, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2011 and, together with the accompanying proxy card for the applicable company, is first being mailed to PhotoMedex stockholders and Radiancy stockholders on or about                     , 2011.

147 Keystone Drive

Montgomeryville, PA 18936

www.PhotoMedex.com

Notice of Annual Meeting of Stockholders

Time:	9:30 a.m. (Eastern time) on December 12, 2011

Place:	At the offices of Kaye Scholer LLP, located at 425 Park Avenue, New York NY 10022

Purpose: To consider and vote on the following proposals:

•

To approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 31, 2011 (as it may be amended from time to time), among PhotoMedex, Inc., Radiancy, Inc., and PHMD Merger Sub, Inc., a wholly owned subsidiary of PhotoMedex, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus (the “merger agreement”), pursuant to which Radiancy will become a majority-owned subsidiary of PhotoMedex. Radiancy Ltd., a wholly owned subsidiary of Radiancy, will continue to own 137,056 shares of common stock of Radiancy, or approximately 1.8% of Radiancy, following the merger;

•	To approve the issuance of shares of PhotoMedex common stock to Radiancy stockholders pursuant to the merger agreement;

•

To approve the issuance of warrants to purchase PhotoMedex common stock to the current holders of PhotoMedex common stock, the form of which is attached as Annex C to this joint proxy statement/prospectus;

•

To elect eight (8) director nominees to the PhotoMedex board of directors as specified in “The PhotoMedex Annual Meeting—Proposal to Elect Directors” to serve until the next annual meeting of the PhotoMedex stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal, which election shall be subject to the closing of the merger.

•

To approve the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement with PhotoMedex, a copy of which is attached as Annex D to this joint proxy statement/prospectus;

•	To amend PhotoMedex’s Articles of Incorporation to increase the number of authorized shares of PhotoMedex common stock;

•	To amend PhotoMedex’s Articles of Incorporation to authorize five million shares of blank check preferred stock;

•	To amend PhotoMedex’s Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers;

•	To amend the provision of PhotoMedex’s Articles of Incorporation that addresses transactions with interested directors or officers;

•	To amend PhotoMedex’s Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793;

•	To approve an amendment to the PhotoMedex 2005 Equity Compensation Plan pursuant to the merger agreement, a copy of which is attached as Annex F to this joint proxy statement/prospectus;

•	To approve an amendment to the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan, a copy of which is attached as Annex G to this joint proxy statement/prospectus;

•	To approve a resolution expressing advisory approval of the compensation of our named executive officers that is based on or otherwise relates to the merger; and

•

To approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described above.

This joint proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the PhotoMedex annual meeting. PhotoMedex will transact no other business at the annual meeting except such business as may properly be brought before the annual meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the annual meeting.

Board of Directors’ Recommendation:

The PhotoMedex board of directors has unanimously determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of PhotoMedex and its stockholders and has unanimously approved the other proposals described herein. The PhotoMedex board of directors unanimously recommends that the PhotoMedex stockholders vote “FOR” the proposal to approve and adopt the merger agreement, vote “FOR” the proposal to approve the issuance of PhotoMedex common stock pursuant to the merger agreement, vote “FOR” the proposal to approve the issuance of warrants to purchase PhotoMedex common stock, vote “FOR” the proposal to amend PhotoMedex’s Articles of Incorporation to authorize five million shares of blank check preferred stock, vote “FOR” the proposal to amend PhotoMedex’s Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers, vote “FOR” the proposal to amend the provision of PhotoMedex’s Articles of Incorporation that addresses transactions with interested directors or officers, vote “FOR” the proposal to amend PhotoMedex’s Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793, vote “FOR” the election of the eight (8) director nominees, vote “FOR” the approval of the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement with PhotoMedex, vote “FOR” the proposal to amend the PhotoMedex 2005 Equity Compensation Plan, vote “FOR” the proposal to amend the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan, vote “FOR” the proposal to approve the resolution expressing advisory approval of the compensation of our named executive officers that is based on or otherwise relates to the merger, and vote “FOR” the proposal to approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposals mentioned above.

Record Date:

Only stockholders of record of PhotoMedex common stock as of the close of business on November 7, 2011, the record date, are entitled to receive notice of the annual meeting and to vote at the PhotoMedex annual meeting or any adjournments or postponements thereof. As of the record date there were 3,355,613 shares of PhotoMedex common stock outstanding. Each share of PhotoMedex common stock is entitled to one vote on each matter properly brought before the annual meeting.

Vote Required for Approval:

Your vote is very important. We cannot complete the merger without the approval of (i) the merger agreement, (ii) the issuance of shares of PhotoMedex common stock pursuant to the merger agreement, (iii) the issuance of warrants to purchase PhotoMedex common stock, (iv) the amendment to PhotoMedex’s Articles of Incorporation to increase the number of authorized shares of PhotoMedex common stock, (v) the amendment to PhotoMedex’s Articles of Incorporation to authorize five million shares of blank check preferred stock; (vi) the amendment to PhotoMedex’s Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers; (vii) the amendment to the provision of PhotoMedex’s Articles of Incorporation that addresses transactions with interested directors or officers, (viii) the amendment to PhotoMedex’s Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793, (ix) the election of the eight (8) director nominees as specified in “The PhotoMedex Annual Meeting—Proposal No. 4—Election of Directors” beginning on page 213, and (x) the amendment to the PhotoMedex 2005 Equity Compensation Plan. Assuming a quorum is present, these approvals require the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting, except for (i) the election of directors, which requires the affirmative vote of a plurality of the votes cast at the election and (ii) the approval of the amendments to PhotoMedex’s Articles of Incorporation (clauses (iv) through (viii) above), which requires the affirmative vote of stockholders holding shares in PhotoMedex entitling them to exercise at least a majority of the voting power.

Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger pursuant to a voting agreement.

Whether or not you plan to attend the annual meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

By order of the Board of Directors,

Montgomeryville, PA

                    , 2011

Dennis McGrath

President & Chief Executive Officer

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, New York 10962

www.radiancy.com

Notice of Special Meeting of Stockholders

To Be Held on December 12, 2011

To the Stockholders of Radiancy, Inc. (“Radiancy”):

We will hold a special meeting of stockholders of Radiancy on December 12, 2011 at 10:00 a.m., Eastern time, at the offices of Ellenoff Grossman & Schole LLP located at 150 East 42nd Street, New York, NY 10017, for the following purposes:

•

To consider and vote on a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 31, 2011 (as it may be amended from time to time), among PhotoMedex, Inc., Radiancy, Inc., and PHMD Merger Sub, Inc., a wholly owned subsidiary of PhotoMedex, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which Radiancy will become a majority-owned subsidiary of PhotoMedex. Radiancy Ltd., a wholly owned subsidiary of Radiancy, will continue to own 137,056 shares of common stock of Radiancy, or approximately 1.8% of Radiancy, following the merger; and

•

To approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

The foregoing items of business are more completely described in the joint proxy statement/prospectus accompanying this notice. The Radiancy board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Radiancy and its stockholders and recommends that stockholders of Radiancy vote “FOR” the proposal to approve and adopt the merger agreement. In addition, the Radiancy board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

The majority of Radiancy stockholders (approximately 53% of the outstanding voting power of Radiancy or 3,226,114 out of 5,267,888 shares of outstanding Radiancy common stock and 308,699 out of 869,569 shares of outstanding Radiancy preferred stock) have agreed to vote their shares in favor of the merger pursuant to a voting agreement.

The Radiancy board of directors has established the close of business on November 7, 2011 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. A complete list of the names, addresses and share ownership of Radiancy stockholders of record will be available at the special meeting and for ten (10) days prior to the special meeting for any purpose germane to the special meeting during regular business hours at Radiancy’s principal executive offices, located at 40 Ramland Road South, Suite 200, Orangeburg, New York 10962.

Attendance at the special meeting is limited to Radiancy stockholders, their proxies and invited guests of Radiancy.

Under Delaware law, Radiancy stockholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Radiancy common stock or preferred stock as determined by the Delaware Court of Chancery if the merger is completed, but only if the holder of record of such shares submits a written demand for such an appraisal prior to the vote on the merger agreement and complies with the other Delaware law procedures explained in the accompanying joint proxy statement/prospectus.

All holders of record of outstanding shares of Radiancy common stock and preferred stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Approval and adoption of the merger agreement by Radiancy stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of all outstanding shares of Radiancy common stock and preferred stock entitled to vote on the proposal.

By order of the Board of Directors,

Orangeburg, NY

                    , 2011

Dr. Yoav Ben-Dror

Chairman of the Board

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by the record holder.

The accompanying joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement to be considered at the special meeting. We urge you to read the accompanying joint proxy statement/prospectus and its annexes, carefully and in their entirety. If you have any questions concerning the merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your Radiancy shares, please contact:

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, New York 10962

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders of Radiancy to be held on December 12, 2011: PhotoMedex and Radiancy stockholders will be able to obtain a copy of the joint proxy statement/prospectus, without charge, at www.photomedex.com or by contacting PhotoMedex at: 215-619-3600 or 147 Keystone Drive, Montgomeryville, PA 18936. The preliminary joint proxy statement/prospectus and definitive joint proxy statement/prospectus, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s website at http://www.sec.gov.

i

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the stockholder meetings. These questions and answers may not address all of the questions that may be important to you as a PhotoMedex stockholder or Radiancy stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the annexes. See “Where You Can Find More Information” beginning on page 305. All references in this joint proxy statement/prospectus to “PhotoMedex” refer to PhotoMedex, Inc., a Nevada corporation; all references in this joint proxy statement/prospectus to “Radiancy” refer to Radiancy, Inc., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we” refer to PhotoMedex and Radiancy; all references to the “merger agreement” refer to the Amended and Restated Agreement and Plan of Merger, dated as of October 31, 2011, by and among PhotoMedex, Radiancy and PHMD Merger Sub, Inc., a wholly-owned subsidiary of PhotoMedex, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Q: Why am I receiving this joint proxy statement/prospectus?

A: PhotoMedex and Radiancy have entered into a merger agreement pursuant to which Radiancy will merge with PHMD Merger Sub, Inc., with Radiancy surviving as a majority-owned subsidiary of PhotoMedex, which we refer to in this joint proxy statement/prospectus as the “merger.” Radiancy Ltd., a wholly owned subsidiary of Radiancy, will continue to own 137,056 shares of Radiancy common stock, or approximately 1.8% of Radiancy, following the merger. A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus. In order to complete the merger, among other things:

•

PhotoMedex stockholders must approve the merger agreement, the issuance of PhotoMedex common stock, par value $0.01 per share, which we refer to in this joint proxy statement/prospectus as “PhotoMedex common stock” and the issuance of warrants to purchase PhotoMedex common stock to PhotoMedex stockholders pursuant to the merger; and

•	Radiancy stockholders must approve the merger agreement.

PhotoMedex and Radiancy will hold separate meetings of their stockholders to obtain these approvals. We have included in this joint proxy statement/prospectus important information about the merger, the merger agreement and the PhotoMedex annual meeting and Radiancy special meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable stockholder meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q: What proposals are PhotoMedex stockholders being asked to consider?

A: PhotoMedex stockholders are being asked to:

•	approve and adopt the merger agreement;

•	approve the issuance of shares of PhotoMedex common stock to Radiancy stockholders pursuant to the merger agreement;

•	approve the issuance of warrants to purchase PhotoMedex common stock to PhotoMedex stockholders, the form of which is attached as Annex C to this joint proxy statement/prospectus;

•	elect eight (8) director nominees to the PhotoMedex board of directors as specified in “The PhotoMedex Annual Meeting—Proposal to Elect Directors”;

•

approve the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement by and between PhotoMedex and Dolev Rafaeli, a copy of which is attached as Annex D to this joint proxy statement/prospectus;

•	amend PhotoMedex’s Articles of Incorporation to increase the number of authorized shares of PhotoMedex common stock (the “Common Stock Amendment”);

•	amend PhotoMedex’s Articles of Incorporation to authorize five million shares of blank check preferred stock (the “Preferred Stock Amendment”);

•	amend PhotoMedex’s Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers (the “Indemnification Amendment”);

•	amend the provision of PhotoMedex’s Articles of Incorporation that addresses transactions with interested directors or officers (the “Interested Persons Amendment”);

•	amend PhotoMedex’s Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793 (the “NRS Amendment”);

•	approve the amendment to the PhotoMedex 2005 Equity Compensation Plan (the “2005 Equity Plan”), a copy of which is attached as Annex F to this joint proxy statement/prospectus;

•	approve the amendment to the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan, a copy of which is attached as Annex G to this joint proxy statement/prospectus;

•	approve the resolution expressing advisory approval of the compensation of the named executive officers of PhotoMedex that is based on or otherwise relates to the merger; and

•

approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described above.

In this joint proxy statement/prospectus, we will refer to the Common Stock Amendment, Preferred Stock Amendment, Indemnification Amendment, Interested Persons Amendment and NRS Amendment as the “Proposed Charter Amendments.” These Proposed Charter Amendments are contained collectively in the draft Amended and Restated Articles of Incorporation, a copy of which is attached as Annex E to this joint proxy statement/prospectus. As discussed in this joint proxy statement/prospectus, the board of directors of PhotoMedex will abandon the Proposed Charter Amendments unless each Proposed Charter Amendment proposal is passed.

Q: What proposals are Radiancy stockholders being asked to consider?

A: Radiancy stockholders are being asked to:

•	approve and adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby; and

•

approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

Q: What are the recommendations of the PhotoMedex and Radiancy boards of directors?

A: Each board of directors has approved the merger agreement and the other transactions contemplated thereby and determined that the merger agreement and the merger are advisable and in the best interests of the PhotoMedex stockholders and the Radiancy stockholders, as applicable.

THE PHOTOMEDEX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PHOTOMEDEX STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF PHOTOMEDEX COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF WARRANTS TO PURCHASE PHOTOMEDEX COMMON STOCK, VOTE “FOR” THE ELECTION OF THE EIGHT (8) DIRECTOR

NOMINEES, VOTE “FOR” THE PROPOSAL TO AMEND PHOTOMEDEX’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PHOTOMEDEX COMMON STOCK, VOTE “FOR” THE PROPOSAL TO AMEND PHOTOMEDEX’S ARTICLES OF INCORPORATION TO AUTHORIZE FIVE MILLION SHARES OF BLANK CHECK PREFERRED STOCK, VOTE “FOR” THE PROPOSAL TO AMEND PHOTOMEDEX’S ARTICLES OF INCORPORATION TO EXPAND THE INDEMNIFICATION OBLIGATIONS OF PHOTOMEDEX TO ITS DIRECTORS AND OFFICERS, VOTE “FOR” THE PROPOSAL TO AMEND THE PROVISION OF PHOTOMEDEX’S ARTICLES OF INCORPORATION THAT ADDRESSES TRANSACTIONS WITH INTERESTED DIRECTORS OR OFFICERS, VOTE “FOR” THE PROPOSAL TO AMEND PHOTOMEDEX’S ARTICLES OF INCORPORATION TO PROVIDE THAT PHOTOMEDEX IS NOT OPTING OUT OF THE PROVISIONS OF NRS 78.378 TO NRS 78.3793, VOTE “FOR” THE APPROVAL OF THE QUARTERLY BONUS PROGRAM FOR DOLEV RAFAELI UNDER HIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH PHOTOMEDEX, VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE PHOTOMEDEX 2005 EQUITY COMPENSATION PLAN, VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE PHOTOMEDEX AMENDED AND RESTATED 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AND VOTE “FOR” THE PROPOSAL TO APPROVE THE RESOLUTION EXPRESSING ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF PHOTOMEDEX THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGER. See “The Merger—PhotoMedex Board of Directors’ Recommendation” beginning on page 69.

THE RADIANCY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RADIANCY STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. See “The Merger—Radiancy Board of Directors’ Recommendation” beginning on page 70.

Q: When and where will the annual and special meetings be held?

A: The annual meeting of PhotoMedex stockholders will be held at the offices of Kaye Scholer LLP, 425 Park Avenue, New York NY 10022, on December 12, 2011 at 9:30 a.m., Eastern time.

The special meeting of Radiancy stockholders will be held at the offices of Ellenoff Grossman & Schole LLP located at 150 East 42nd Street, New York, NY, 10017 on December 12, 2011 at 10:00 a.m., Eastern time.

Q: Who is entitled to vote at the annual/special meetings?

A: The record date for the PhotoMedex annual meeting is November 7, 2011. Only holders of shares of PhotoMedex common stock as of the close of business on the record date are entitled to notice of, and to vote at, the PhotoMedex annual meeting or any adjournment or postponement thereof. As of the record date there were 3,355,613 shares of PhotoMedex common stock outstanding.

The record date for the Radiancy special meeting is November 7, 2011. Only holders of shares of Radiancy common stock and preferred stock as of the close of business on the record date are entitled to notice of, and to vote at, the Radiancy special meeting or any adjournment or postponement thereof. As of the record date there were 5,267,888 shares of Radiancy common stock outstanding.

Q: What constitutes a quorum for the annual/special meetings?

A: At the PhotoMedex annual meeting, a quorum for action on any subject matter exists under the Nevada Revised Statutes, which we refer in this joint proxy statement/prospectus as the “NRS”, when a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on the matter at issue or all matters to be voted on at such annual meeting, is present.

At the Radiancy special meeting, the presence in person or by proxy of the holders of shares of common stock representing a majority of the votes which could be cast by the holders of all outstanding shares of common stock and preferred stock entitled to vote at the meeting constitutes a quorum at such special meeting under the Delaware General Corporate Law, or DGCL.

Q: What vote of PhotoMedex stockholders is required to approve the PhotoMedex proposals?

A: Proposal to Approve and Adopt the Merger Agreement: If a quorum is present, the approval and adoption of the merger agreement require the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Issue Shares of PhotoMedex Common Stock Pursuant to the Merger Agreement: If a quorum is present, the approval of the issuance of shares of PhotoMedex common stock pursuant to the merger agreement requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Issue Warrants: If a quorum is present, the approval of the issuance of warrants to purchase PhotoMedex common stock requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Elect Directors: If a quorum is present, the election of directors requires the affirmative vote of a plurality of votes of the shares cast at the election.

Charter Amendment Proposals: If a quorum is present, the approval each Proposed Charter Amendment requires the affirmative vote of the stockholders holding shares in PhotoMedex entitling them to exercise at least a majority of the voting power of all outstanding shares. The board of directors of PhotoMedex will abandon the Charter Amendment Proposals unless each Charter Amendment Proposal is approved.

Proposal to Approve the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement with PhotoMedex: If a quorum is present, the approval of the proposal to approve the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement with PhotoMedex requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Amend the PhotoMedex 2005 Equity Compensation Plan: If a quorum is present, the approval of the proposal to amend the 2005 Equity Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Amend the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan: If a quorum is present, the approval of the proposal to amend the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal on Advisory Vote for Golden Parachute Compensation: If a quorum is present, the proposal to approve the resolution expressing advisory approval of the compensation of our named executive officers of PhotoMedex that is based on or otherwise relates to the merger requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Adjourn the PhotoMedex Annual Meeting: If a quorum is present, the annual meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Q: What vote of Radiancy stockholders is required to approve the Radiancy proposals?

A: Proposal to Approve and Adopt the Merger Agreement: If a quorum is present, approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of a majority of all outstanding shares of Radiancy capital stock entitled to vote on the proposal.

Proposal to Adjourn the Radiancy Special Meeting: If a quorum is present, approval of the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies, requires the affirmative vote of a majority of all outstanding shares entitled to vote on the proposal and present in person or by proxy at the special meeting.

Q: Who will be the directors of PhotoMedex if the merger does not close?

A: The election of the eight (8) director nominees is contingent upon the approval of the merger by the stockholders and the completion of the merger. If the merger is not approved by the PhotoMedex or Radiancy stockholders or the merger does not close, then the current directors of PhotoMedex will continue in office and PhotoMedex will hold another stockholder meeting to elect directors.

Q: How do PhotoMedex stockholders vote?

A: PhotoMedex stockholders have four voting options. You may vote using one of the following methods:

•

Internet. You can vote over the Internet by accessing the website at www.proxyvote.com, and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•

Telephone. If you hold shares directly in your own name and are the holder of record, you can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If, however, you hold the shares through a broker (“street name”) and not in your own name, then follow the specific instructions included in your proxy materials, including the specific phone number to use to vote your shares by phone.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the PhotoMedex annual meeting and cast your vote there. The PhotoMedex board of directors recommends that you vote by proxy even if you plan to attend the PhotoMedex annual meeting. If your shares of PhotoMedex common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the PhotoMedex annual meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the PhotoMedex annual meeting.

Q: How do Radiancy stockholders vote?

A: Radiancy stockholders have two voting options. You may vote using one of the following methods:

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Radiancy special meeting and cast your vote there. The Radiancy board of directors recommends that you vote by proxy even if you plan to attend the Radiancy special meeting. If your shares of Radiancy common stock and/or Series A convertible preferred stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the Radiancy special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Radiancy special meeting.

Q: How will insiders of PhotoMedex and Radiancy vote their shares?

A: On November 7, 2011, the PhotoMedex record date, directors and executive officers of PhotoMedex and their affiliates owned and were entitled to vote 715,659 shares of PhotoMedex common stock, or approximately 21.33% of the total voting power of the shares of PhotoMedex common stock outstanding on that date. On November 7, 2011, the Radiancy record date, directors and executive officers of Radiancy and their affiliates owned and were entitled to vote 1,959,462 shares of Radiancy common stock or 31.9% of the outstanding voting power of Radiancy on that date.

The majority of Radiancy stockholders (approximately 53% of the outstanding voting power of Radiancy or 3,226,114 out of 5,267,888 shares of outstanding Radiancy common stock and 308,699 out of 869,569 shares of outstanding Radiancy preferred stock) and investors representing approximately 48% of the PhotoMedex common stock (which is also approximately 48% of the PhotoMedex common stock on a fully-diluted basis) have agreed to vote their shares in favor of the merger pursuant to voting agreements. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreement” beginning on page 97.

Q: What happens if I sell my shares of Radiancy common stock or preferred stock before the Radiancy special meeting?

A: The record date of the Radiancy special meeting, which we refer to in this joint proxy statement/prospectus as the “Radiancy record date,” is earlier than the date of the Radiancy special meeting and the date that the merger is expected to be completed. If you transfer your shares after the Radiancy record date but before the Radiancy special meeting, you will retain your right to vote at the Radiancy special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q: What happens if I sell my shares of PhotoMedex common stock before the PhotoMedex annual meeting?

A: The record date of the PhotoMedex annual meeting, which we refer to in this joint proxy statement/prospectus as the “PhotoMedex record date,” is earlier than the date of the PhotoMedex annual meeting and the date that the merger is expected to be completed. If you transfer your shares after the PhotoMedex record date but before the PhotoMedex annual meeting, you will retain your right to vote at the PhotoMedex annual meeting, but will have lost your appraisal rights and will also have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q: I hold options and/or warrants in PhotoMedex common stock. Will I receive a distribution of warrants as part of the merger consideration, based on the options and/or warrants which I hold?

A: No. Only PhotoMedex stockholders who own shares of PhotoMedex common stock as of the PhotoMedex record date will participate in the distribution of warrants. In order to receive a distribution of warrants, a holder of options and/or warrants must exercise the options and/or warrants no later than the record date.

Q: If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A: If you are a PhotoMedex stockholder, your broker or other nominee does not have authority to vote on non-routine matters. All of the proposals presented at the annual meeting are considered non-routine matters. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q: What if I do not vote on the matters relating to the merger?

A: If you are a PhotoMedex stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on any of the PhotoMedex stockholder proposals (e.g. the merger proposal), it will have no effect on such proposals. It will be treated as not counting toward a quorum, for it is a “non-vote.” However, the approval of each Proposed Charter Amendment is a condition to the merger. Since the approval of each Proposed Charter Amendment requires the affirmative vote of the stockholders holding shares in PhotoMedex entitling them to exercise at least a majority of the voting power of all outstanding shares, if you are a PhotoMedex stockholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on each Proposed Charter Amendment, this will be a “non-vote” and will have the same effect as a vote against the approval of the Proposed Charter Amendments.

If you are a Radiancy stockholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the merger proposal, it will have the same effect as a vote against the merger proposal. If you respond and abstain from voting on the merger proposal, your proxy will have the same effect as a vote against the merger proposal. If you respond but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the merger proposal.

Q: May I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You may change your vote at any time before your proxy is voted at your annual/special meeting. You may do this in one of four ways:

•

by sending a notice of revocation to the corporate secretary of PhotoMedex or Radiancy, as applicable, dated as of a later date than the date of the proxy and received prior to the PhotoMedex annual meeting or Radiancy special meeting, as applicable;

•

by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the PhotoMedex annual meeting or the Radiancy special meeting, as applicable;

•

by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending your annual or special meeting, as applicable, and voting in person.

Your attendance alone will not revoke any proxy.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q: Do I have appraisal rights?

A: Holders of Radiancy common and preferred stock who do not vote in favor of the merger proposal and otherwise comply with the requirements and procedures of Section 262 of the DGCL are entitled to exercise their rights of appraisal, which generally entitle stockholders to receive a cash payment equal to the fair value of their Radiancy common stock or preferred stock in connection with the merger. A detailed description of the appraisal rights and procedures available to Radiancy stockholders is included in “The Merger—Appraisal Rights” beginning on page 93. The full text of Section 262 of the DGCL is attached as Annex H to this joint proxy statement/prospectus.

PhotoMedex stockholders do not have appraisal rights in connection with the merger.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates with your proxy card.

If you are a holder of Radiancy common stock or preferred stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for the merger consideration.

If you are a PhotoMedex stockholder, you will keep your existing stock certificates, which will continue to represent the number of shares of PhotoMedex common stock equal to the number of PhotoMedex shares you now hold.

Q: Whom should I call if I have questions about the proxy materials or voting procedures?

A: If you have questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares. If you are a PhotoMedex stockholder, you should contact Broadridge Corporate Issuer Solutions, Inc., the proxy solicitation agent for PhotoMedex, by mail at 44 W. Lancaster Ave, Ardmore, PA 19003, by telephone toll free at (800) 733-1121. If you are a Radiancy stockholder, you should contact Roy Goren by mail at 40 Ramland Road South, Suite 200, Orangeburg, New York 10962, by telephone at (845) 398-1647. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank, or other nominee for additional information.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, please vote your shares as soon as possible so that your shares will be represented at your company’s annual or special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. PhotoMedex and Radiancy urge you to read carefully this joint proxy statement/prospectus in its entirety, as well as the annexes.

The Companies

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

(215) 619-3600

PhotoMedex is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, and skincare products. PhotoMedex is involved in the development, manufacturing and global marketing of dermatology products and techniques focused on advancing cost-effective technologies that provide patients with better outcomes and a higher quality of life. The diseases and conditions PhotoMedex addresses include psoriasis, vitiligo, acne, actinic keratosis and sun damage. Medical devices include the XTRAC® Excimer Laser for the treatment of psoriasis and vitiligo and the Omnilux™ non-laser Light Emitting Diodes (LED) for the treatment of clinical and aesthetic dermatological conditions including acne, photodamage, skin rejuvenation and wound healing. PhotoMedex also develops and markets products based on its patented, clinically proven Neova™ Copper Peptide technology and DNA repair enzymes for skin health, hair care and wound care.

PHMD Merger Sub, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

(215) 619-3600

PHMD Merger Sub, Inc. is a Delaware corporation and a direct wholly-owned subsidiary of PhotoMedex which was formed by PhotoMedex for the purpose of acquiring a majority interest in Radiancy. PHMD Merger Sub, Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, NY 10962

(845) 398-1647

Radiancy is a developer and manufacturer of home-use and professional aesthetic and dermatological devices. Radiancy, through its wholly-owned operating subsidiary, sells a range of home use-devices under its proprietary brand, no!no! ®, for various indications including hair removal, acne treatment, skin rejuvenation and facial muscle toning. Radiancy also offers a professional product line which addresses acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

The Merger

Structure of the Merger

PhotoMedex and Radiancy have entered into a merger agreement pursuant to which Radiancy will be merged with PHMD Merger Sub, Inc., a wholly-owned subsidiary of PhotoMedex, with Radiancy surviving the merger, as a majority-owned subsidiary of Photomedex. Radiancy Ltd., a wholly owned subsidiary of Radiancy, will continue to own 137,056 shares of Radiancy common stock, or approximately 1.8% of Radiancy, following the merger.

Consideration to be Received in the Merger by Radiancy Stockholders

At the time of completion of the merger, outstanding shares of Radiancy common stock and preferred stock will be converted into the right to receive a pro-rata portion of (i) new PhotoMedex common stock equal to a number of shares that is three (3) times the number of shares issued and outstanding immediately prior to the merger (including any shares of common stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share); and (ii) an additional three million six hundred forty thousand (3,640,000) shares of PhotoMedex common stock.

Consideration to be Received in the Merger by PhotoMedex Stockholders

At the time of completion of the merger, the PhotoMedex stockholders will receive warrants to purchase one million, one hundred forty-one thousand, six hundred sixty-seven (1,141,667) shares of PhotoMedex common stock, of which 115,400 such shares will be granted as options to certain management employees of PhotoMedex, in lieu of warrants, as described below. The form of warrant is attached as Annex C to this joint proxy statement/prospectus. These warrants will have the terms set forth therein, including, without limitation, (i) a warrant exercise price of twenty dollars ($20.00) per share of PhotoMedex common stock, (ii) an exercise period of three (3) years following the effective time of the merger, and (iii) notwithstanding the three-year exercise period, the right of PhotoMedex to notify the holders of warrants of an earlier expiration of the warrants at any time following such time as the PhotoMedex common stock will have had a closing trading price in excess of thirty dollars ($30.00) per share for a period of twenty (20) consecutive trading days, provided that such earlier expiration date shall not be earlier than that date which is twenty (20) trading days following the delivery of such notification by PhotoMedex. Messrs. McGrath and Stewart will receive non-qualified stock options to purchase 60,700 shares of PhotoMedex common stock and 54,700 shares of PhotoMedex common stock, respectively, in connection with the merger. These options are being issued as part of the aggregate warrant grant, but are issued to Messrs. McGrath and Stewart in the form of options, unrelated to the amount of warrants they will be receiving separately in their capacity as shareholders of PhotoMedex. The option terms are substantially identical to the terms of the warrants, except that with respect to 95,200 shares subject to the options the per share exercise price is equal to the fair market value of the shares on the date of closing, and with respect to the other 20,200 shares the per share exercise price will be equal to the greater of (i) the fair market value of a share on the date of the closing and (ii) $20.00. The options will be registered pursuant to a registration statement on Form S-8, which PhotoMedex will file with the Securities and Exchange Commission (“SEC”) prior to the Closing (as defined in the merger agreement.)

Treatment of Stock Options

Pursuant to the merger agreement, all options to purchase Radiancy common stock that are outstanding immediately prior to the closing of the merger will be 100% accelerated and holders of such options may elect to exercise such options prior to the closing pursuant to a cashless exercise procedure. Each share of Radiancy common stock issued upon the exercise of an option will be converted into PhotoMedex common stock according to the same ratio and on the same terms as Radiancy’s other common stockholders. Any options to purchase Radiancy common stock that are not exercised prior to the closing of the merger shall automatically terminate. Options of PhotoMedex which are not exercised into shares of PhotoMedex common stock prior to the consummation of the merger will remain outstanding following the consummation of the merger.

Ownership of PhotoMedex Following the Merger

Following consummation of the merger, PhotoMedex stockholders are expected to hold 3,811,810 shares of PhotoMedex common stock, 1,067,072 warrants to purchase shares of PhotoMedex common stock, of which 1,026,267 will have been issued in connection with the consummation of the merger, and 183,269 options to purchase shares of PhotoMedex common stock, of which 115,400 options will have been issued pursuant to the employment agreements of Messrs. McGrath and Stewart following the consummation of the merger. Following the consummation of the merger, Radiancy stockholders are expected to hold 15,075,430 shares of PhotoMedex common stock. The ratio of 75/25 assumes that all options and warrants outstanding prior to the merger and having exercise prices of $25 or less will have been exercised; therefore the ratio of 75/25 assumes that all options and warrants issued in connection with or as a result of the consummation of the merger, which have exercise prices of $20 per share, will have been exercised. Excluded from the calculation are securities held by Perseus Partners VII, L.P., a Delaware limited partnership (“Perseus”), which will have been extinguished as a result of discharge of PhotoMedex’s indebtedness to this creditor. These exercise prices are higher than the closing price of PhotoMedex’s common stock as of November 14, 2011, which was $12.83 per share, and are also higher than the historical average of the closing price of PhotoMedex common stock over the last six months ended November 14, 2011, which was $12.36 per share. If all outstanding options and warrants of PhotoMedex were to be exercised regardless of exercise price, then PhotoMedex shareholders would be expected to hold 5,049,673 shares of PhotoMedex common stock and Radiancy stockholders would be expected to hold 15,075,430 shares of PhotoMedex common stock, also resulting in an equity split ratio of approximately 75/25. If no options and warrants of PhotoMedex would be exercised irrespective of exercise price, PhotoMedex shareholders would be expected to hold 3,811,810 shares of PhotoMedex common stock and Radiancy stockholders would be expected to hold 15,075,430 shares of PhotoMedex common stock, resulting in an equity split ratio of approximately 80/20. The foregoing ownership percentages and “as-converted” calculations are measured on an “as-converted” basis as of November 14, 2011 (as described under “The Merger—Ownership of Common Stock of the Combined Company After the Merger” beginning on page 91).

Directors Following the Merger

Following the merger, the PhotoMedex board of directors will consist of nine (9) directors (or eight (8), in the event that only eight (8) individuals are included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC). Three (3) of the director nominees will be identified by PhotoMedex and six (6) (or five (5), in the event that only five (5) individuals have been identified and included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) of the director nominees will be identified by Radiancy. PhotoMedex will also take all necessary action to ensure that Dr. Yoav Ben-Dror is included as a director nominee to serve as a director during the next two annual stockholder meetings.

The parties will work together in good faith to ensure that at least five (5) of the identified individuals will be independent under the applicable rules of the SEC and the applicable stock exchange.

Opinion of PhotoMedex’s Financial Advisor

PhotoMedex retained Fairmount Partners LP (“Fairmount”) on June 10, 2011 to act as its financial advisor in connection with the merger. On July 4, 2011, Fairmount rendered its opinion to PhotoMedex’s board of directors to the effect that, as of that date and based on and subject to the matters described in Fairmount’s opinion, the consideration to be issued by PhotoMedex in connection with the merger (in accordance with the terms of the Agreement and Plan of Merger, dated as of July 4, 2011, by and among PhotoMedex, Radiancy and PHMD Merger Sub, Inc. (the “Original Merger Agreement”)) was fair, from a financial point of view, to the stockholders of PhotoMedex. Fairmount expressed no opinion as to the effect that the amended and restated merger agreement had on the proposed merger, or whether the changes made to the proposed merger pursuant to the terms of the amended and restated merger agreement would affect the fairness of the amount of consideration to be paid by PhotoMedex in the merger. The full text of Fairmount’s written opinion, dated as of July 4, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, is attached as Annex B to this joint proxy statement/prospectus, and is incorporated by reference herein. The summary of the Fairmount opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. The holders of PhotoMedex stock are urged to read the Fairmount opinion carefully and in its entirety. Fairmount provided its opinion for the information and assistance of the PhotoMedex board of directors. Fairmount’s opinion is not intended to be, and does not constitute a recommendation as to how any such individual or entity should vote with respect to the merger agreement and the applicable merger and should not be relied upon as such.

For a more complete description of the opinion of Fairmount, see “The Merger—Opinion of PhotoMedex Inc.’s Financial Advisor—Fairmount Partners” beginning on page 71.

Interests of Radiancy Directors and Executive Officers in the Merger

In considering the recommendation of Radiancy’s board of directors with respect to the merger agreement, Radiancy stockholders should be aware that some of Radiancy’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Radiancy’s stockholders generally.

Radiancy’s named executive officers have been granted certain equity awards as set forth in the table below.

Name	Cash ($)	Equity ($)		Tax Reimbursement ($)		Other ($)	Total ($)
Dolev Rafaeli	—	$—	(1)	$—	(1)	—	$—	(1)
Avi Hanin	—	$953,946	(2)(5)	—		—	$953,946
Sharon Ravid	—	$953,946	(3)(5)	—		—	$953,946
Moran Tabak	—	$1,416,392	(4)(5)	—		—	$1,416,392

(1)	At a meeting of Radiancy’s board of directors on June 30, 2011, the board of directors of Radiancy authorized its Chairman of the Board of Directors, Dr. Yoav Ben-Dror, to award to Dolev Rafaeli (i) a stock award of 1,017,065 shares of Radiancy’s common stock valued at $13,862,593 and (ii) a “gross-up” payment of $12,364,305 for taxes resulting from the stock award. The stock award and “gross up” payment is neither contingent upon nor triggered by the merger.
(2)	Consists of the acceleration and vesting of 35,000 stock options in Radiancy exercisable at $0.01 per share, which is payable to the named executive officers of Radiancy upon a “single trigger”—the closing of the merger between PhotoMedex and Radiancy.
(3)	Consists of the acceleration and vesting of 35,000 stock options in Radiancy exercisable at $0.01 per share, which is payable to the named executive officers of Radiancy upon a “single trigger”—the closing of the merger between PhotoMedex and Radiancy.
(4)	Consists of the acceleration and vesting of 51,967 stock options in Radiancy exercisable at $0.01 per share, which is payable to the named executive officers of Radiancy upon a “single trigger”—the closing of the merger between PhotoMedex and Radiancy.
(5)	The dollar value in the table above is calculated based on the assumption that (1) each share of Radiancy common stock held or to be held by such person upon the exercise of a Radiancy stock option will be converted into approximately 2.01 shares of PhotoMedex common stock in connection with the consummation of the merger; this conversion ratio is based upon the same assumptions that were made in deriving the share ownership amounts set forth in the table of Beneficial Ownership, which begins on page 236 of this joint proxy statement/prospectus, and (2) the value of each share of PhotoMedex common stock is $13.57, which is the average closing market price of one share of PhotoMedex common stock over the first five business days following the first public announcement of the merger.

Further, following the completion of the transaction, Dr. Dolev Rafaeli, Radiancy’s chief executive officer, will serve as chief executive officer of PhotoMedex pursuant to the terms of an employment agreement entered into with PhotoMedex effective at closing whereby he will receive certain compensation and benefits for his service as chief executive officer. Dr. Rafaeli’s salary will be $450,000 per year. In addition, Dr. Rafaeli will be entitled to a bonus equal to 1% of PhotoMedex’s sales, on a post-merger basis (calculated as 1% of recognized

U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors), which bonus, when combined with his other annual remuneration from PhotoMedex does not exceed $1,000,000 annually. Subject to approval of Proposal No. 10 below, Dr. Rafaeli shall be entitled to an additional quarterly cash bonus equal to 1% of the sales of PhotoMedex (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors) in excess of such target threshold amount as the Compensation Committee shall determine. Following the end of each quarterly performance period, the Compensation Committee shall determine the additional bonus for that performance period by calculating 1% of PhotoMedex’s U.S. GAAP sales in excess of the threshold amount. Upon the termination of Dr. Rafaeli’s employment by PhotoMedex without cause or Dr. Rafaeli for good reason, he will be entitled to severance benefits as described in the section below entitled “Executive Compensation of Radiancy—Potential Payments on Termination of Employment or Change of Control” beginning on page 247.

As of the date of this joint proxy statement/prospectus, Dr. Dolev Rafaeli owns 1,017,065 shares of Radiancy common stock and has 260,472 Radiancy stock options and Avi Hanin, Sharon Ravid, and Moran Tobak, do not own any shares of Radiancy common stock, but have 35,000; 35,000; and 56,983 Radiancy stock options, respectively. The non-executive members on the board of directors of Radiancy, Dr. Yoav Ben-Dror, Lewis C. Pell and Yigal Erlich, own 62,189; 880,208 and 0, shares of Radiancy common stock, respectively and have 616,952; 0 and 126,667, Radiancy stock options, respectively. The Radiancy board of directors was aware of these interests and considered them, among other matters, in negotiating and approving the merger agreement and making its recommendation that the Radiancy stockholders approve and adopt the merger agreement.

For a more complete description of the interests of Radiancy directors and executive officers in the merger, see “The Merger—Interests of Radiancy Directors and Executive Officers in the Merger” beginning on pages 86.

Interests of PhotoMedex Directors and Executive Officers in the Merger

In considering the recommendation of PhotoMedex’s board of directors with respect to the merger agreement, PhotoMedex stockholders should be aware that some of PhotoMedex’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of PhotoMedex’s stockholders generally. As of the date of this preliminary joint proxy statement/prospectus, the executive officers of PhotoMedex, Dennis McGrath, Michael R. Stewart and Christina L. Allgeier own 3,711; 1,957; and 394 shares of PhotoMedex common stock, respectively; 112,977; 107,167 and 10,000 additional shares of PhotoMedex common stock, respectively, subject to restriction agreements with PhotoMedex; and vested options to purchase 3,500; 2,100 and 333 shares of PhotoMedex common stock, respectively. The non-executive members of the board of directors of PhotoMedex, Richard DePiano, James W. Sight, David Anderson, Stephen P. Connelly, Paul J. Denby, Leonard L Mazur and Alan R. Novak own 15,568; 190,583; 11,335; 11,189; 3,506; 7,935 and 12,003 shares of PhotoMedex common stock, respectively, and options to purchase up to 833; 625; 833; 833; 833; 1,458 and 833 shares of PhotoMedex common stock, respectively. In addition, Paul J. Denby is deemed to beneficially own 227,334 shares of PhotoMedex common stock. The PhotoMedex board of directors was aware of these interests and considered them, among other matters, in negotiating and approving the merger agreement and making its recommendation that the PhotoMedex stockholders approve and adopt the merger agreement. Below is a table reflecting the compensation of PhotoMedex’s named executive officers that is based on or otherwise relates to the merger. For further discussion of the implications of the merger on PhotoMedex’s compensation arrangements with its named executive officers, see “The Merger—Interests of PhotoMedex Directors and Executive Officers in the Merger” beginning on page 88 and “Compensation Discussion and Analysis of PhotoMedex” beginning on page 222.

Golden Parachute Compensation

Name	Cash ($) (a)	Equity ($) (b)	Total ($)
Dennis M. McGrath	0	1,491,556	1,491,556
Michael R. Stewart	0	1,450,324	1,450,324
Christina L. Allgeier	72,500	139,265	211,765

(a)	This amount would be payable only if a “double trigger” occurs—in other words, if the closing of the merger occurs and Ms. Allgeier’s employment is terminated either by PhotoMedex without cause or by Ms. Allgeier for good reason following the closing. In the event of such a termination, Ms. Allgeier is entitled to six months of salary continuation payments. Ms. Allgeier’s base salary as of the date hereof is $145,000.
(b)	Includes the following amounts payable in connection with the acceleration of vesting of options to purchase PhotoMedex common stock (“PhotoMedex Options”) and restricted PhotoMedex common stock (“PhotoMedex Restricted Stock”).

•

McGrath—Amount consists of (1) $38,483 representing the accelerated vesting of 100% of the PhotoMedex Options held by Mr. McGrath, (2) $1,356,000 representing the accelerated vesting of 100% of the time-based PhotoMedex Restricted Stock held by Mr. McGrath pursuant to the March 30, 2011 grant, and (3) $97,073 representing the value of unvested performance-based PhotoMedex restricted stock that will convert to time-based restricted stock upon the closing of the Merger (the “Converted PhotoMedex Restricted Stock”) held by Mr. McGrath.

•

Stewart—Amount consists of (1) $23,090 representing the accelerated vesting of 100% of the PhotoMedex Options held by Mr. Stewart, (2) $1,356,000 representing the accelerated vesting of 100% of the time-based PhotoMedex Restricted Stock held by Mr. Stewart pursuant to the March 30, 2011 grant, and (3) $71,234 representing the value of the Converted PhotoMedex Restricted Stock held by Mr. Stewart.

•

Allgeier—Amount consists of (1) $3,665 representing the accelerated vesting of 100% of the PhotoMedex Options held by Ms. Allgeier and (2) $135,600 representing the accelerated vesting of 100% of the PhotoMedex Restricted Stock held by Ms. Allgeier.

With respect to calculating the value of the accelerated vesting of PhotoMedex Options and time-based PhotoMedex Restricted Stock and the conversion of the Converted PhotoMedex Restricted Stock from a performance-based award to a time-based award, we have used a per share value of PhotoMedex common stock of $13.57, which is the average closing market price of one share of PhotoMedex common stock over the first five business days following the first public announcement of the merger. The accelerated vesting of the PhotoMedex Options and time-based PhotoMedex Restricted Stock, and the conversion of the Converted PhotoMedex Restricted Stock, as described above, is subject to a “single trigger”—in other words, such acceleration and conversion will occur upon the closing of the merger without regard to whether the executive’s employment terminates. The vesting of the Converted PhotoMedex Restricted Stock, which is to vest monthly over 36 months following the closing, will accelerate only in the event of a “double trigger.” With respect to the time-based PhotoMedex Restricted Stock held pursuant to grants on March 30, 2011, we have disclosed the value of the accelerated vesting assuming that 100% of the shares subject to such grants will vest as a result of the merger, notwithstanding that the number of shares that will in fact vest will be limited to the number that will not result in adverse tax consequences to the executives under Sections 4999 of the Code or to PhotoMedex under Section 162(m) of the Code. This table does not include Messrs. McGrath’s and Stewart’s awards of 200,000 shares and 180,000 shares of PhotoMedex Restricted Stock, respectively, which awards are contingent upon and will only be granted upon closing of the merger. These awards are bona fide compensation for post-transaction service, as they are entirely unvested at grant and instead generally vest on each of the first three anniversaries of the closing of the merger. However, if these awards were vested upon grant, the value of the awards based on a per share value of PhotoMedex common stock of $13.57 would be $2,714,000 and $2,442,600 for Messrs. McGrath and Stewart, respectively. Further, this table does not include the awards to Messrs. McGrath and Stewart of PhotoMedex Options to purchase 60,700 and 54,700 shares, respectively, which options are contingent upon and will only be granted upon the closing of the merger, as these options will have an exercise price no less than the fair market value on the grant date, nor does it include the warrants to purchase 29,643, 27,553 and 2,624 shares of PhotoMedex common stock to be issued to Messrs. McGrath and Stewart and Ms. Allgeier, respectively, in their capacity as shareholders of PhotoMedex, as the exercise price per share of such warrants exceeds $13.57. For further description of the key terms and conditions of these awards, see the section entitled “Compensation Discussion and Analysis of PhotoMedex—Amended Employment Agreements and 2011 Equity Awards” beginning on page 232.

Set forth below is a table summarizing the total dollar interest of each individual officer and director as of the date of this joint proxy statement/prospectus. Shares of restricted and unrestricted stock are valued at the closing price of PhotoMedex common stock on November 14, 2011, which was $12.83. Interests in options and warrants to purchase shares of PhotoMedex common stock are valued at their fair value under the Black Scholes approach on the respective dates of grant.

Name	Options Outstanding (#)	Fair Value of Options ($)	Shares of stock (#)	Fair Value of Stock ($)	Total Fair Value of Equity Holdings ($)	Salary and/ or Retainers ($)	Bonus ($)	Total ($)
Richard DePiano	833	$3,818	15,568	$199,737	$203,555	$20,000	$—	$223,555
James Sight	625	3,041	190,583	2,445,180	2,448,221	20,000	—	2,468,221
Stephen Connelly	833	3,818	11,189	143,555	147,373	20,000	—	167,373
Lenard Mazur	1,457	8,352	7,935	101,806	110,158	20,000	—	130,158
David Anderson	833	3,818	11,335	145,428	149,246	20,000	—	169,246
Paul Denby	625	3,041	230,840	2,961,677	2,964,718	20,000	—	2,984,718
Alan Novak	833	3,818	12,003	153,998	157,816	20,000	—	177,816
Dennis McGrath	8,750	45,045	116,688	1,497,107	1,542,152	325,000	—	1,867,152
Michael Stewart	5,250	27,027	109,124	1,400,061	1,427,088	300,000	—	1,727,088
Christina Allgeier	833	4,288	10,394	133,355	137,643	145,000	—	282,643

TOTAL	20,872	$106,066	715,659	$9,181,905	$9,287,971	$910,000	$—	$10,197,971

For a more complete description of the interests of PhotoMedex directors and executive officers in the merger, see “The Merger—Interests of PhotoMedex Directors and Executive Officers in the Merger” beginning on page 88.

Anticipated Accounting Treatment

The merger will be treated by PhotoMedex as a reverse merger under the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations”, under U.S. generally accepted accounting principles, which are referred to as GAAP. For accounting purposes, Radiancy is considered to be acquiring PhotoMedex in this transaction.

United States Federal Income Tax Consequences of the Merger

Counsel cannot opine that the merger is a tax-free reorganization for U.S. federal income tax purposes. Moreover, (i) there is no requirement that PhotoMedex and Radiancy take all actions to ensure that the merger so qualifies and (ii) there is no limit on the number of Radiancy shareholders that may dissent to the merger and, if more than a certain percentage dissent such that more than 20% of the Radiancy stockholders do not receive PhotoMedex stock in the merger (including as a result of the retention of Radiancy stock by Radiancy Ltd.), the merger will not so qualify. Accordingly, no assurance can be given that the merger will qualify as a tax-free reorganization or that the Internal Revenue Service or the courts will not assert that the merger fails to qualify as such. If the merger does not qualify as a tax-free reorganization, Radiancy U.S. stockholders will recognize gain or loss on the exchange equal to the difference between the fair market value of the PhotoMedex common stock received and the adjusted tax basis in the Radiancy stock surrendered. In the event a U.S. Radiancy stockholder is relying on the merger being treated as a tax-free reorganization for U.S. federal income tax purposes, or otherwise may not be able to bear the risk that the merger will not be treated as a tax-free reorganization for U.S. federal income tax purposes, such stockholder should consider voting against the proposal to approve and adopt the merger agreement and the transactions contemplated thereby. If the merger qualifies as a tax-free reorganization, no gain or loss should be recognized by Radiancy U.S. stockholders who receive solely shares of PhotoMedex common stock in exchange for their Radiancy stock. Non-U.S. stockholders of Radiancy stock should not be subject to U.S. federal income tax on the receipt of PhotoMedex stock in exchange for their Radiancy stock unless Radiancy is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger and such holder’s holding period for the Radiancy stock. We do not believe that Radiancy is or has been, during the past five years, a “United States real property holding corporation.”

For further information, please refer to “United States Federal Income Tax Consequences of the Merger” beginning on page 100.

The United States federal income tax consequences described above may not apply to all holders of Radiancy stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Israeli Income Tax Consequences of the Merger

The merger is considered a sale of shares and, therefore, a tax event for Israeli tax purposes. A shareholder of Radiancy who is an Israeli resident would generally be subject to capital gains tax at the rate of 20% or 25% (with higher rates applicable for the portion of the capital gain accrued, if any, before January 1, 2003) for individuals or corporate tax rate (24% for 2011) for corporations. With respect to shares that were issued as a result of an exercise of employee stock options (“Section 102 shares”), then the tax rate would generally be the ordinary income rates (a marginal rate of up to 45% for 2011) or a lower 25% tax rate (as in the case of Radiancy, which has selected the capital gains route under Section 102). With respect to said capital gains route, any Section 102 shares issued upon the exercise of options granted within 90 days before the date of the merger may be subject to higher rates as further explained below. Based on the tax pre-ruling which is required to be obtained from the Israeli Tax Authority (“ITA”) prior to the date of closing of the Merger (a pre-closing condition), shareholders of Radiancy who are not residents of Israel would not be subject to Israel capital gains tax in connection with the merger.

In addition, shareholders of Radiancy who are Israeli residents may be able to defer the date of the tax event under certain provisions of the Israeli Income Tax Ordinance, 1961 (“Ordinance”) as described more fully below. This deferral would be subject to certain terms and conditions specified in the Ordinance and in the tax pre-ruling described above. These conditions include, inter alia, limitations on the period of deferral and the requirement to deposit the shares with a trustee who has been approved by the ITA to ensure the proper withholding and payment of tax when due.

For further information, see section entitled “Israeli Tax Consequences to Israeli Holders of Radiancy Stock,” beginning on page 105.

For the avoidance of doubt, this discussion addresses only those holders of common stock and/or preferred stock that hold their shares of Radiancy as a capital asset within the meaning of Chapter E of the Israeli Income Tax Ordinance, 1961. Further, this discussion does not address all aspects of Israeli income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the Israeli income tax laws, including if you are: a financial institution; a tax-exempt organization; a partnership or other pass-through entity (or an investor in such an entity); an insurance company; a mutual fund; a dealer or broker in stocks and securities, or currencies; etc. This summary of certain general Israeli income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of Israeli income tax laws to your particular situation, or under the laws of any state, local, foreign or other taxing jurisdiction.

Regulatory Matters

The merger does not meet the thresholds for furnishing premerger notification and other information to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the parties are not aware of any other regulatory filings or approvals that are required in connection with the merger.

For a more complete discussion of regulatory matters relating to the merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 92.

Conditions to Completion of the Merger

Mutual Conditions: The obligations of PhotoMedex and Radiancy to consummate the merger and the other transactions described in the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	The waiting period under any antitrust law will have expired or have been terminated.

•

All authorizations, approvals and permits have been obtained, except for those that would not reasonably be expected to have a material adverse effect, and both stockholder approvals have been obtained.

•

The PhotoMedex common stock (including such common stock issuable upon exercise of the warrants) to be issued in connection with the merger have been authorized for listing with Nasdaq Global Market (“Nasdaq”).

•	The registration statement, of which this joint proxy statement/prospectus is a part, will have become effective under the Securities Act of 1933, as amended, or the Securities Act.

•

No governmental authority will have enacted any law or order which has the effect of making the transactions contemplated by the merger agreement illegal or otherwise prevents or prohibits such transactions.

Conditions to Obligations of Radiancy. The obligations of Radiancy to consummate the merger are also subject to the satisfaction or waiver by Radiancy of the following conditions:

•

Each of the representations and warranties of PhotoMedex and PHMD Merger Sub, Inc. set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “PhotoMedex material adverse effect”) shall be true and correct as of the effective time of the merger as though made as of the effective time of the merger (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a PhotoMedex material adverse effect.

•

Each of PhotoMedex and PHMD Merger Sub, Inc. have performed in all material respects all of their respective obligations and complied in all material respects with their respective agreements and covenants.

•	No PhotoMedex material adverse effect will have occurred.

•	PhotoMedex is in compliance in all material respects with the reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	PhotoMedex has filed the Amended and Restated Articles of Incorporation of PhotoMedex.

•	The repurchase transaction has been consummated with Perseus.

•

Radiancy shall have received favorable approvals from Israeli governmental authorities in respect of the tax treatment afforded in respect of the exchange of Radiancy common stock and preferred stock for PhotoMedex common stock in connection with the merger.

Conditions to Obligations of PhotoMedex. The obligations of PhotoMedex to consummate the merger are also subject to the satisfaction or waiver by PhotoMedex of the following conditions:

•

Each of the representations and warranties of Radiancy set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “Radiancy material adverse effect”) shall be true and correct as of the effective time of the merger as though made as of the effective time of the merger (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Radiancy material adverse effect.

•	Radiancy has performed in all material respects all of its respective obligations and complied in all material respects with its respective agreements and covenants.

•	No Radiancy material adverse effect has occurred.

•	The repurchase transaction has been consummated with Perseus. For a more complete description of this repurchase transaction, see “The Merger—Perseus Repurchase Transaction” beginning on page 98.

•	Radiancy shall have received certain third party consents and approvals.

For the definition of PhotoMedex material adverse effect and Radiancy material adverse effect, see “The Merger Agreement—Representations and Warranties” beginning on page 111.

For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 116.

Timing of the Merger

The merger is expected to be completed in the fourth calendar quarter in 2011, subject to the receipt of any necessary regulatory approvals and the satisfaction or waiver of other closing conditions, and in no event later than January 31, 2012.

For a more complete discussion of the timing of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 116.

Restrictions on Alternative Transactions

The merger agreement contains restrictions on the ability of PhotoMedex and Radiancy to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if either party receives an acquisition proposal from a third party that constitutes a superior proposal, as defined in the merger agreement, it may furnish nonpublic information to that third party and engage in negotiations to enter into a definitive agreement regarding the superior proposal with that third party. Prior to withdrawing its recommendation in favor of the applicable merger-related proposal in light of a superior proposal or entering into a definitive agreement regarding a superior proposal, PhotoMedex and Radiancy, as applicable, must, if requested by the other party, negotiate with the other party to amend the merger agreement so that the third party proposal is no longer a superior offer. See “The Merger Agreement—No Solicitation” on page 117.

The restrictions on PhotoMedex and Radiancy limiting their ability to engage in alternative transactions with a third party may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to PhotoMedex’s stockholders or Radiancy’s stockholders.

A superior proposal is defined in the merger agreement to mean any bona fide written acquisition proposal on terms which a party’s board of directors has determined in its good faith judgment is more favorable to the stockholders of PhotoMedex or Radiancy, as applicable, if consummated in accordance with its terms from a financial point of view than the transactions contemplated by the merger agreement, after consultation with their respective legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, conditions to consummation, timing and other aspects of such proposal and the merger agreement, and taking into account the identity of the person making such acquisition proposal and the likelihood of consummation of such acquisition proposal.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing date as follows:

•	by mutual written consent of both PhotoMedex and Radiancy;

•

by written notice by either PhotoMedex or Radiancy, if any governmental authority has enacted any order or law that is final and nonappealable and prevents the transactions contemplated by the merger agreement or if any governmental authority has refused to grant any of the requisite regulatory approvals;

•

by written notice by either PhotoMedex or Radiancy, if the other party has breached any of their respective representations, warranties, covenants or agreements which breach would result in a failure of a condition to the consummation of the merger, provided, however, that if such breach is curable prior to January 31, 2012, then it may not terminate for fourteen days after delivery of notice of such breach;

•

by written notice by either PhotoMedex or Radiancy, if the merger has not been consummated on or before January 31, 2012, provided, however, that this right to terminate is not available if the terminating party is in material breach of any representation, warranty, covenant or agreement which results in the failure of the merger to occur on or before January 31, 2012; or

•

by either PhotoMedex or Radiancy, if their respective board of directors has made a change of board recommendation in response to a superior proposal or if such board of directors has approved an acquisition proposal other than the merger and the terminating party has paid the termination fee and such party enters into a definitive agreement with respect to the superior proposal.

Upon termination of the merger agreement, all expenses paid in connection therewith will be paid by the party incurring such expense.

If either PhotoMedex or Radiancy terminates the merger agreement because of a change in board recommendation or if such party’s board of directors has approved an acquisition proposal or a superior proposal, then such terminating party is required to pay a termination fee of $3,000,000 to the other party.

In addition, subject to certain exceptions, if there is a termination of the merger agreement due to a failure to satisfy the conditions to closing of the merger, the party so failing to satisfy the respective condition to closing is required to pay a termination fee equal to $1,500,000 plus reimbursement of the other party’s expenses.

See “The Merger Agreement—Termination,” beginning on page 118, for a more complete discussion of the circumstances under which the parties may terminate and under which termination fees will be required to be paid.

Comparison of Rights of PhotoMedex Stockholders and Radiancy Stockholders

Radiancy is a Delaware corporation. PhotoMedex is a Nevada corporation. The shares of PhotoMedex common stock that Radiancy stockholders will receive in the merger will be shares of a Nevada corporation. Radiancy stockholder rights under Delaware law and PhotoMedex stockholder rights under Nevada law are different. In addition, the Articles of Incorporation of PhotoMedex, which we refer to in this joint proxy statement/prospectus as the “PhotoMedex Articles of Incorporation,” and the bylaws of PhotoMedex, as amended, which we refer to in this joint proxy statement/prospectus as the “PhotoMedex bylaws,” contain provisions that are different from the certificate of incorporation of Radiancy, which we refer to in this joint proxy statement/prospectus as the “Radiancy certificate of incorporation,” and the bylaws of Radiancy, which refer to in this joint proxy statement/prospectus as the “Radiancy bylaws.”

For a summary of certain differences among the rights of PhotoMedex stockholders and Radiancy stockholders, see “Comparison of Rights of PhotoMedex Stockholders and Radiancy Stockholders” beginning on page 297.

Listing of PhotoMedex Common Stock Issued in connection with the Merger and PhotoMedex Common Stock Issuable Upon Exercise of Warrants on Nasdaq

PhotoMedex common stock received by Radiancy stockholders in connection with the merger and the PhotoMedex common stock issuable upon exercise of the warrants will be listed on Nasdaq under the symbol “PHMD.” After completion of the merger, it is expected that PhotoMedex common stock will continue to be traded on Nasdaq.

Perseus Repurchase Transaction

On May 28, 2011, PhotoMedex entered into the Repurchase Right Agreement with Perseus, the holder of approximately 33.18% of the equity of PhotoMedex (calculated as of September 30, 2011 in accordance with the beneficial ownership rules of the SEC). Pursuant to the terms of the Repurchase Right Agreement, PhotoMedex has the right to repurchase securities held by Perseus and its former director appointees to the board of directors of PhotoMedex (the “Repurchase Securities”), for an amount equal to $19,500,000 (or approximately $11.71 per share), which amount increased by $250,000 to 19,750,000 (or approximately $11.86 per share) on October 16, 2011 and by $250,000 to $20,000,000 (or approximately $12.01 per share) on November 16, 2011, and which amount shall further increase by $250,000 on each of December 16, 2011, and January 16, 2012; i.e., on December 16, 2011, the repurchase price shall become $20,250,000 (or approximately $12.16 per share), and on January 16, 2012, the repurchase price shall become $20,500,000 (or approximately $12.31 per share).

PhotoMedex may exercise the right to repurchase these securities from Perseus only in connection with, and up to three (3) business days prior to or simultaneously with, the completion of a Repurchase Transaction. PhotoMedex’s right to exercise this right shall terminate on the earliest of: (i) except with respect to a Repurchase Transaction described in clause (y) of the definition thereof, (A) PhotoMedex entering into a definitive agreement providing for a change of control or (B) any offer or proposal by a third party to enter into or consummate a transaction which would result in a change of control; (ii) the completion of a Repurchase Transaction unless the repurchase right has previously been or is simultaneously exercised and completed; or (iii) January 31, 2012.

For a more complete discussion of the Repurchase Right Agreement, see “The Merger – Perseus Repurchase Transaction” beginning on page 98.

Selected Historical Consolidated Financial Data of PhotoMedex

You should read the following selected historical consolidated financial data in conjunction with the consolidated financial statements of PhotoMedex as of December 31, 2010 and 2009 and for each of the years in the two year period ended December 31, 2010 and the condensed consolidated financial statements of PhotoMedex as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010, which are furnished with this joint proxy statement/prospectus. See “Index to Financial Statements” beginning on page F-1. The selected historical consolidated statements of operations data for the five-year period ended December 31, 2010 and the selected historical consolidated balance sheet data as of December 31, 2006, 2007, 2008, 2009 and 2010 have been derived from the audited consolidated financial statements of PhotoMedex. The selected historical consolidated statement of operations data for the nine months ended September 30, 2011 and 2010 and the selected historical consolidated balance sheet data as of September 30, 2011 and 2010 have been derived from the unaudited condensed consolidated financial statements of PhotoMedex. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which PhotoMedex considers necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2011.

	(In thousands, except per-share data)
	Year Ended December 31,					Nine months ended September 30, (unaudited)
	2006	2007	2008	2009	2010	2011	2010
Statement of Operations Data:
Revenues	$26,246	$31,046	$34,770	$32,688	$34,802	$24,760	$24,283
Costs of revenues	12,768	13,486	16,995	17,426	18,720	12,746	13,310

Gross profit	13,478	17,560	17,775	15,262	16,082	12,014	10,973
Selling, general and administrative	19,722	22,375	26,797	23,083	19,995	16,858	14,458
Engineering and product development	1,007	799	1,073	1,138	1,344	1,310	891

Loss from continuing operations before refinancing charge and interest	(7,251)	(5,614)	(10,095)	(8,959)	(5,257)	(6,154)	(4,376)
Interest income	149	384	156	8	7	—	—
Interest expense	(671)	(913)	(1,189)	(2,379)	(3,276)	(2,739)	(2,402)
Change in the fair value of warrant liability	—	—	—	809	(197)	(1,442)	(133)
Refinancing charge	—	(442)	—	—	—	—	—

Loss from continuing operations	(7,773)	(6,585)	(11,128)	(10,521)	(8,723)	(10,335)	(6,911)
Discontinued operations:
Income from discontinued operations	281	231	286	—	—	—	—
Loss on sale of discontinued operations	—	—	(449)	—	—	—	—

Net loss	($7,492)	($6,354)	($11,291)	($10,521)	($8,723)	($10,335)	($6,911)

Basic and diluted net loss per share(1):
Continuing operations	($6.02)	($4.40)	($7.41)	($6.42)	($3.37)	($3.60)	($2.74)
Discontinued operations	0.22	0.15	(0.11)	(0.00)	(0.00)	0.00	(0.00)

Basic and diluted net loss per share	($5.80)	($4.25)	($7.52)	($6.42)	($3.37)	($3.60)	($2.74)

Shares used in computing basic and diluted net loss per share	1,290	1,496	1,501	1,640	2,590	2,869	2,524

	(In thousands, except per-share data)
	Year Ended December 31,					Nine months ended September 30, (unaudited)
	2006	2007	2008	2009	2010	2011	2010
Balance Sheet Data (At Period End):
Cash and cash equivalents	$12,886	$9,954	$3,737	$2,195	$3,524	$2,417	$2,671
Working capital	16,070	13,706	3,408	2,215	3,123	2,149	2,837
Total assets	57,482	56,687	46,714	53,168	49,496	47,029	50,994
Long-term debt (net of current portion)	3,727	5,709	3,985	807	44	357	57
Convertible debt		—	—	18,111	20,283	24,033	20,001
Stockholders’ equity	44,103	39,533	29,682	22,922	18,678	10,522	19,753

(1)	For all periods, all common stock equivalents and convertible issues are antidilutive and, therefore, are not included in the weighted shares outstanding during the years in which PhotoMedex incurred net losses. Share amounts and basic and diluted net loss per share amounts shown on the condensed statements of operations have been adjusted to reflect the 1-for-7 reverse stock split effective January 26, 2009 and the 1-for-6 reverse stock split effective February 3, 2010.

Selected Historical Consolidated Financial Data of Radiancy

The following selected historical financial data for each of the five years in the period ended December 31, 2010, have been derived from Radiancy’s audited consolidated financial statements. The financial data as of September 30, 2011 and 2010, and for each of the nine-month periods then ended, have been derived from Radiancy’s unaudited condensed consolidated financial statements that include, in management’s opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Radiancy for the periods and dates presented. We are providing the following Radiancy selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with Radiancy’s audited and unaudited consolidated financial statements and the related notes in Radiancy’s restated consolidated financial statements for the year ended December 31, 2010 and the condensed consolidated interim financial statements for the period ended September 30, 2011, both of which are contained in these reports and other information that Radiancy has furnished with this joint proxy statement/prospectus. See “Index to Financial Statements” beginning on page F-1.

	(In thousands, except per-share data)
	Year Ended December 31,					Nine months ended September 30, (unaudited)
	2006	2007	2008	2009	2010	2011	2010
				(restated)	(restated)
Statement of Operations Data:
Revenues	$22,781	$14,540	$21,537	$16,037	$70,071	$103,333	$47,182
Costs of revenues	10,135	6,040	8,231	6,181	16,465	20,054	12,986

Gross profit	12,646	8,500	13,306	9,856	53,606	83,279	34,196
Selling, general and administrative	9,766	10,703	8,801	7,568	34,596	81,784	19,057
Engineering and product development	1,332	1,356	1,289	711	839	700	569
Other	(234)	—	—	—	—	—	—

Income (loss) from operations before financing income (expense), net	1,782	(3,559)	3,216	1,577	18,171	795	14,570
Financing income (expenses), net	208	257	(526)	65	(283)	101	(292)

Income (loss) before taxes	1,990	(3,302)	2,690	1,642	17,888	896	14,278
Taxes on income	590	258	550	(3,643)	6,287	(1,393)	5,606

Net income	$1,400	($3,560)	$2,140	$5,285	$11,601	$2,289	$8,672

Balance Sheet Data (At Period End):
Cash, cash equivalents and short-term deposit	$5,948	$4,120	$9,443	$10,449	$22,081	$32,791	$24,630
Working capital	9,524	10,174	12,686	12,949	27,511	46,936	24,358
Total assets	20,098	16,255	20,227	24,833	46,387	67,910	45,430
Long-term liabilities	2,007	2,235	2,296	402	837	1,593	764
Stockholders’ equity	10,312	10,832	13,066	16,907	28,900	47,394	25,896

Market Price and Comparative Dividend Information

PhotoMedex’s common stock is listed on Nasdaq under the symbol “PHMD”. The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of PhotoMedex common stock, as adjusted for the reverse 1-for-7 stock split which was effective January 26, 2009 and the reverse 1-for-6 stock split which was effective February 3, 2010. No dividends were declared or paid by PhotoMedex with respect to its common stock for the calendar quarters indicated in the chart below.

	High	Low
2011:
Fourth Quarter (through November 15, 2011)	$14.15	$11.20
Third Quarter	14.10	11.38
Second Quarter	11.83	6.61
First Quarter	7.37	5.39
2010:
Fourth Quarter	$6.09	$5.06
Third Quarter	6.20	4.89
Second Quarter	10.28	5.21
First Quarter	12.90	6.00
2009:
Fourth Quarter	$5.70	$3.96
Third Quarter	6.06	4.14
Second Quarter	12.30	5.58
First Quarter	22.62	8.16

The information in the preceding table is historical only. The closing market price of PhotoMedex common stock on July 1, 2011, the trading day prior to the announcement of the merger agreement, was $12.00. The market price of PhotoMedex common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of PhotoMedex common stock before the completion of the merger or PhotoMedex common stock after the completion of the merger. The market value of the PhotoMedex common stock that Radiancy’s stockholders will receive in connection with the merger and the PhotoMedex common stock underlying the warrants that PhotoMedex’s stockholders will receive in connection with the merger may each vary significantly from the prices shown in the table above. PhotoMedex and Radiancy urge PhotoMedex stockholders and Radiancy stockholders to obtain current market quotations for shares of PhotoMedex common stock before making any decision regarding the approval and adoption of the merger agreement and the approval of the issuance of PhotoMedex common stock to the Radiancy stockholders and warrants to the PhotoMedex stockholders, or the approval and adoption of the merger agreement by Radiancy stockholders.

Radiancy’s common stock is not listed for trading on any securities exchange, and Radiancy has not previously filed reports with the SEC.

Dividends and Other Distributions

No dividends were declared or paid by PhotoMedex with respect to its common stock since inception and PhotoMedex does not anticipate paying any cash dividends on its capital stock in the foreseeable future.

No dividends were declared or paid by Radiancy with respect to its common stock since inception and Radiancy does not anticipate paying any cash dividends on its capital stock in the foreseeable future.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following unaudited pro forma condensed combined financial data give effect to the merger of Radiancy and PhotoMedex in a transaction to be accounted for as a reverse acquisition with Radiancy treated as the accounting acquirer. The table presents selected pro forma condensed consolidated financial data of PhotoMedex and Radiancy as of September 30, 2011 and for the year ended December 31, 2010 and for the nine months ended September 30, 2011, giving effect to the merger as if it had occurred on January 1, 2010, for the statement of operations data and as of September 30, 2011, for the balance sheet data.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes of PhotoMedex and Radiancy included with this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial data are presented for informational purposes only and are not necessary indicative of the results of operations that would have resulted had the acquisition described above been consummated at the dates indicated, nor are they necessarily indicative of the results of operations which may be realized in the future. In connection with the pro forma financial data, Radiancy allocated the acquisition price using its best estimates of fair value. These estimates are based on the most recently available information. Based on the timing of the closing of the transaction and other factors, Radiancy cannot assure you that the actual adjustments will not differ materially from the pro forma adjustments reflected in the pro forma financial statements. It is expected that, following the merger, the combined company will incur expenses associated with the merger and the integration of the operations of the two companies. These merger and integration costs are not reflected in these unaudited pro forma condensed combined financial statements.

	(In thousands, except share and per share data)
Condensed combined statement of operations data:	Year Ended December 31, 2010 (unaudited)	Nine Months Ended September 30, 2011 (unaudited)
Revenues	$104,872	$128,093
Costs and expenses	93,919	135,002

Income (loss) from operations	10,953	(6,909)
Interest expense, net	(909)	(754)
Financing income (expense), net	(283)	101
Income taxes	3,125	(5,644)

Net income (loss)	$6,636	$(1,918)

Net income (loss) per common share:
Basic	$0.37	$(0.11)
Diluted	$0.36	$(0.11)
Shares used in computing net income (loss) per common share:
Basic	17,899,599	17,944,049
Diluted	18,279,803	17,944,049

Balance sheet data:		September 30, 2011
Current assets		$61,446
Working capital		30,834
Total assets		130,516
Long-term debt (net of current portion)		357
Stockholders’ equity		97,954

Comparative Per Share Data

The following tables present:

•	the basic and diluted net income (loss) per common share and book value per share data for PhotoMedex on a historical basis; and

•	the historical basic and diluted net loss per common share and book value per share data for the consolidated company and on an equivalent pro forma consolidated basis.

The unaudited pro forma consolidated financial data is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods and should not be construed as representative of future operations. Neither PhotoMedex nor Radiancy declared any cash dividends for the periods presented below.

The historical book value per share has been calculated by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of the period.

The pro forma book value per share has been calculated by dividing pro forma stockholders’ equity by the pro forma number of shares of PhotoMedex common stock which would have been outstanding had the merger been consummated as of the balance sheet date. Pro forma consolidated net income, pro forma stockholders’ equity and the pro forma number of shares of PhotoMedex common stock outstanding have been derived from the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this joint proxy statement/prospectus.

This information is only a summary and should be read in conjunction with the selected historical financial data of PhotoMedex, the PhotoMedex and Radiancy unaudited pro forma condensed consolidated financial statements, and the separate historical financial statements of PhotoMedex and related notes are included with this joint proxy statement/prospectus beginning on page F-1.

	Historical PhotoMedex	Combined pro forma
Basic earnings (loss) per share
Nine months ended September 30, 2011	($3.60)	($0.11)
Year ended December 31, 2010	($3.37)	$0.48

Diluted earnings (loss) per share
Nine months ended September 30, 2011	($3.60)	($0.11)
Year ended December 31, 2010	($3.37)	$0.47

Book value per common share at September 30, 2011	$3.96	$5.21

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this joint proxy statement/prospectus and the annexes hereto, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this joint proxy statement/prospectus. The risks and uncertainties described below are not the only risks and uncertainties facing PhotoMedex or Radiancy in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect the business operations or the business operations or stock price of PhotoMedex following the transactions described in this joint proxy statement/prospectus. If any of the following risks or uncertainties occurs, the business, financial condition or operating results of PhotoMedex, Radiancy or the combined company could materially suffer. In that event, the trading price of your securities could decline.

Risk Factors Relating to PhotoMedex

PhotoMedex’s business is, and following the completion of the merger, PhotoMedex’s business will continue to be, subject to the risks described below. If any of the risks described below actually materializes, the business, financial results, financial condition, or stock price of PhotoMedex could be materially adversely affected.

Risks Related to PhotoMedex’s Business

PhotoMedex has a history of losses, entertains the possibility of future losses and cannot assure you that it will become or remain profitable.

Historically, PhotoMedex has incurred significant losses and has had negative cash flows from its dermatological operations. To date, PhotoMedex has dedicated most of its financial resources to selling, general and administrative expenses. As of December 31, 2010, and September 30, 2011, PhotoMedex’s accumulated deficit was approximately $124,564,000 and $134,900,000, respectively.

PhotoMedex’s future revenues and success depend significantly upon acceptance and adoption of its excimer laser systems for the treatment principally of psoriasis. PhotoMedex’s XTRAC system for the treatment of this condition generates revenues, but those revenues have been insufficient under PhotoMedex’s consignment model to generate consistent, positive cash flows from PhotoMedex’s operations in the domestic XTRAC business segment. PhotoMedex’s future revenues and success depend on revenue growth from its revamped sales strategies in its dermatological business. PhotoMedex’s ability to market its products and services successfully under its revamped strategies and the expected benefits to be obtained from its products may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, competitive factors or other events beyond PhotoMedex’s control.

There can be no assurance that PhotoMedex will be able to maintain adequate liquidity to allow it to continue to operate its business or prevent the possible impairment of its assets. PhotoMedex cannot assure you that it will market any products successfully, operate profitably in the future, or that it will not require significant additional financing in order to accomplish its business plan. Any failure to achieve and maintain profitability would continue to have an adverse effect on PhotoMedex’s stockholders’ equity and working capital and could result in a decline in PhotoMedex’s stock price or cause PhotoMedex to cease operations.

Recent adverse developments with respect to PhotoMedex’s industry and the global macro-economy generally have adversely affected PhotoMedex’s business and its liquidity, the effect of which has resulted in PhotoMedex’s need to obtain additional financing.

Beginning in 2008, the national and global economic downturn has resulted in a decline in overall consumer spending, a decline in access to credit and increased liquidity risks, all of which have impacted, and could continue to impact PhotoMedex’s business, financial condition and results of operations for the foreseeable future. Given PhotoMedex’s significant operating losses, negative cash flows and financial position at July 31, 2009, PhotoMedex required significant additional funds in order to continue to fund its operations.

In October 2009, PhotoMedex launched a private placement offering in which the proceeds amounted to approximately $2.85 million. On March 19, 2010, PhotoMedex entered into a Term Loan and Security Agreement (the “Clutterbuck Agreement”) and a related secured term note with Clutterbuck Funds LLC (“Clutterbuck Funds”). Clutterbuck Funds is a registered investment advisor based in Cleveland, Ohio. PhotoMedex received net proceeds of $2,373,000 in the transaction. The secured term note has a principal amount of $2.5 million (the “Term Note”), which accrues interest at a rate of 12% per annum. The Term Note requires PhotoMedex to make monthly payments of interest only. The principal matured in 18 months and may be prepaid without penalty at any time. The note is secured by XTRAC lasers that PhotoMedex has consigned to physician customers and that are not otherwise pledged to CIT Healthcare LLC (“CIT”) and Life Sciences Capital LLC (“Life Sciences Capital”), pursuant to PhotoMedex’s outstanding term notes with such lenders. In May 2010, PhotoMedex raised net proceeds of approximately $2.0 million through the issuance of 534,000 shares in an underwritten public offering headed by Ladenburg Thalmann Financial Services Inc. Finally, on March 28, 2011, Clutterbuck Funds agreed to extend the maturity date of its loan to PhotoMedex, of which the principal of $2.5 million was to be paid at maturity. Previously, the loan matured on September 19, 2011; it will now mature on December 1, 2012. Starting in August 2011, PhotoMedex has begun monthly installments of principal. These proceeds and cash flows from operations are expected to ensure PhotoMedex’s liquidity through the first quarter of 2012.

To maintain and expand its business, PhotoMedex may need additional financing and such financing may not be available on favorable terms, if at all.

PhotoMedex has historically financed its activities through working capital provided from operations, the private placement of equity and debt securities and from lines of credit. PhotoMedex believes that its cash balance and other existing financial resources, and revenues from sales, distribution, licensing and manufacturing relationships, should be sufficient to meet its operating and capital requirements through the first quarter of 2012.

However, PhotoMedex’s operating plan or debt repayment obligations may change and PhotoMedex may need additional funds sooner than anticipated to meet its operational needs and repayment obligations or to answer its capital requirements for expansion, including in the event that:

•

operating losses continue because anticipated demand for PhotoMedex’s skincare products, including its Photo Therapeutics, or PTL products, does not meet PhotoMedex’s expectations under PhotoMedex’s new sales strategies;

•	PhotoMedex fails to maintain existing, or develop new, customers or sales affiliates and alternate channels for the marketing and distribution of its skincare and PTL products;

•	PhotoMedex needs to maintain or accelerate favorable, but costlier, growth of its revenues;

•	changes in PhotoMedex’s research and development plans necessitate unexpected, large expenditures;

•	Perseus, the investor that holds the Convertible Notes, does not convert the notes, thereby obliging PhotoMedex to have funds to satisfy the notes upon maturity on February 27, 2014;

•	costs to defend existing and unknown future litigation exceed PhotoMedex’s current planned resources; or

•	debt financing for increased capital expenditures cannot be obtained.

If PhotoMedex needs funds and cannot raise them on acceptable terms, PhotoMedex may not be able to:

•	execute its growth plan for its XTRAC system, Neova skincare products and Omnilux and Lumiere PTL products;

•	expand its manufacturing facilities, if necessary, based on increased demand for the XTRAC system or new skincare or PTL products which may be introduced;

•	meet its debt obligations, including the obligation to repay all amounts outstanding under its Convertible Notes at maturity on February 27, 2014;

•	take advantage of future opportunities, including synergistic, accretive acquisitions;

•	respond to customers, competitors or violators of its proprietary and contractual rights; or

•	remain in operation.

PhotoMedex must secure the consent of Perseus to incur debt financing. Perseus is not obligated to give consent and could prohibit PhotoMedex from issuing debt to raise capital. To raise additional equity financing, PhotoMedex must first offer its terms to Perseus and, if Perseus declines, or fails to accept, such terms, then PhotoMedex has 30 days in which to pursue subscriptions and another 30 days in which to consummate the subscriptions. Such delay may inhibit PhotoMedex’s ability to raise additional equity financing in a timely matter or at all.

PhotoMedex’s laser treatments of psoriasis, vitiligo, atopic dermatitis and leukoderma, PhotoMedex’s skincare products and PhotoMedex’s PTL products and any of PhotoMedex’s future products or services may fail to gain market acceptance, which could adversely affect PhotoMedex’s competitive position.

No independent studies with regard to the feasibility of PhotoMedex’s proposed business plan, including integration of the PTL products into PhotoMedex’s corporate operations or the reorganization of PhotoMedex’s sales strategies and sales force, have been conducted by third parties with respect to PhotoMedex’s present and future business prospects and capital requirements. PhotoMedex has generated limited commercial distribution for PhotoMedex’s XTRAC system and other products. It is still not established that the PTL devices targeted for the consumer market will be widely accepted in that market. PhotoMedex may be unsuccessful in continuing its existing, or developing new, strategic selling affiliates and alternate channels in order to maintain or expand the markets for the existing or future products of the skincare and PTL businesses. In addition, PhotoMedex’s infrastructure to enable such expansion, though stronger than in the past, is still limited.

Even if adequate financing is available and PhotoMedex’s products are ready for market, PhotoMedex cannot assure you that its products and services will find sufficient acceptance in the marketplace under PhotoMedex’s sales strategies.

PhotoMedex also faces a risk that other companies in the market for dermatological products and services may be able to provide dermatologists a higher overall yield on investment and therefore compromise PhotoMedex’s ability to increase its base of users and ensure they engage in optimal usage of its products. If, for example, such other companies have products (such as Botox or topical creams for disease management) that require less time commitment from the dermatologist and yield an attractive return on a dermatologist’s time and investment, PhotoMedex may find that its efforts to increase its base of users are hindered.

While PhotoMedex has engaged in clinical studies for its psoriasis treatment and, based on these studies, PhotoMedex has gained U.S. Food and Drug Administration, or FDA, clearance, appropriate Current Procedural Terminology, or CPT, reimbursement codes for treatment and suitable reimbursement rates, for those codes, from the Centers for Medicare & Medicaid Services, or CMS, PhotoMedex may face other hurdles to market acceptance. For example, practitioners in significant numbers may wait to see longer-term studies; or it may become necessary to conduct studies corroborating the role of the XTRAC system as a first-line or second-line therapy for treating psoriasis; or patients simply may not elect to undergo psoriasis treatment using the XTRAC system.

Whether a treatment may be delegated and, if so, to whom and to what extent, are matters that may vary state by state, as these matters are within the province of the state medical boards. In states that may be more restrictive in such delegation, a physician may decline to adopt the XTRAC system into his or her practice, deeming it to be fraught with too many constraints and finding other outlets for the physician’s time and staff time to be more remunerative. There can be no assurance that PhotoMedex will be successful in persuading such medical boards that a liberal standard for delegation is appropriate for the XTRAC system, based on its design for ease and safety of use. If PhotoMedex is not successful, it may find that even if a geographic region has wide insurance reimbursement, the region’s physicians may decline to adopt the XTRAC system into their practices.

PhotoMedex therefore cannot assure you that the marketplace will be receptive to its excimer laser technology or skincare products over competing products, services and therapies or that a cure will not be found for the underlying diseases PhotoMedex is focused on treating. Failure of PhotoMedex’s products to achieve market acceptance could have a material adverse effect on PhotoMedex’s business, financial condition and results of operations.

The markets for PhotoMedex’s products are highly competitive and PhotoMedex may not be able to compete effectively against the larger, well-established companies that dominate this market or emerging, and small, innovative companies that may seek to obtain or increase their share of the market.

The markets for PhotoMedex’s products are intensely competitive and many of PhotoMedex’s competitors are much larger and have substantially more financial and human resources than PhotoMedex does. Many have long histories and strong reputations within the industry and a relatively small number of companies dominate these markets. PhotoMedex faces direct competition from large pharmaceutical companies, including for example Biogen, Inc., Centocor, Inc., and Abbott Laboratories, which are engaged in the research, development and commercialization of treatments for psoriasis, atopic dermatitis, vitiligo and leukoderma. In some cases, those companies have already received FDA approval or commenced clinical trials for such treatments. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, conducting pre-clinical studies and clinical trials, and marketing than PhotoMedex does.

Competition in the wound care, skin health and hair care markets is intense. PhotoMedex’s competitors include well-established pharmaceutical, cosmetic and healthcare companies such as Allergan, Inc., Obagi Medical Products, Inc., and Estee Lauder Inc. These competitors have substantially more financial and other resources, larger research and development staffs, and more experience and capabilities in researching, developing and testing products in clinical trials, in obtaining FDA and other regulatory approvals, and in manufacturing, supply chain control, marketing and distribution than PhotoMedex does.

These companies enjoy significant competitive advantages over PhotoMedex, including:

•	broad product offerings, which address the needs of physicians and hospitals in a wide range of procedures;

•	greater experience in, and resources for, launching, marketing, distributing and selling products, including strong sales forces and established distribution networks;

•	existing relationships with physicians and hospitals;

•	more extensive intellectual property portfolios and resources for patent protection;

•	greater financial and other resources for product research and development;

•	greater experience in obtaining and maintaining FDA and other regulatory clearances or approvals for products and product enhancements;

•	established manufacturing operations and contract manufacturing relationships;

•	significantly greater name recognition and more recognizable trademarks; and

•	established relationships with healthcare providers and payors.

Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. PhotoMedex’s commercial opportunity will be reduced or eliminated if PhotoMedex is unsuccessful in convincing physician and patient customers and consumers to use its products or if PhotoMedex’s competitors develop and commercialize products that are safer and more effective than any products that PhotoMedex may develop.

PhotoMedex’s success is dependent on intellectual property rights held by PhotoMedex and its business may be adversely affected by direct competition if PhotoMedex is unable to protect these rights both domestically and internationally.

PhotoMedex’s success will depend, in part, on its ability to maintain and defend its patents. However, PhotoMedex cannot guarantee that the patents covering certain of its technologies and processes will not be contested, found to be invalid or unenforceable or would not be circumventable. Moreover, as PhotoMedex’s patents expire, competitors may utilize the technology found in such patents to commercialize their own products. While PhotoMedex seeks to offset the losses relating to important expiring patents by securing additional patents on commercially desirable improvements, there can be no assurance that PhotoMedex will be successful in securing such additional patents, or that such additional patents will adequately offset the effect of the expiring patents. Further, pending patent applications are not enforceable.

PhotoMedex will rely on certain of its PTL patents to protect the home-use market for two of its PTL hand-held devices. If the patents prove unenforceable or circumventable, PhotoMedex may not attain growth and may lose market share from these PTL products.

Trade secrets and other proprietary information which are not protected by patents are also critical to PhotoMedex’s business. PhotoMedex attempts to protect its trade secrets by, among other steps, entering into confidentiality agreements with third parties, employees and consultants. However, such other steps may be ineffective and these agreements can be breached and, if they are and even if PhotoMedex is able to prove the breach or that its technology has been misappropriated under applicable state law, there may not be an adequate remedy available to PhotoMedex. In addition, costly and time-consuming litigation may be necessary to enforce and determine the scope of PhotoMedex’s proprietary rights; even should PhotoMedex prevail in such litigation, the party over which PhotoMedex prevails may have insufficient resources available to satisfy a judgment.

Furthermore, PhotoMedex’s skincare business seeks to establish customer loyalty, in part, by means of PhotoMedex’s use of trademarks. It can be difficult and costly to defend trademarks from encroachment, especially on the Internet, or misappropriation overseas. Third parties may also challenge the validity of PhotoMedex’s trademarks. In either eventuality, PhotoMedex’s customers may become confused and direct their purchases to competitors. Third parties may independently discover trade secrets and proprietary information that allow them to develop technologies and products that are substantially equivalent or superior to PhotoMedex’s own. Without the protection afforded by PhotoMedex’s patent, trade secret and proprietary information rights, PhotoMedex may face direct competition from others commercializing their products using PhotoMedex’s technology, which may have a material adverse effect on PhotoMedex’s business and its prospects.

From an international perspective, intellectual property law outside of the U.S. is uncertain to PhotoMedex. The laws of some countries may not protect PhotoMedex’s intellectual property rights to the same extent as laws in the U.S. The intellectual property rights PhotoMedex enjoys in one country or jurisdiction may be rejected in other countries or jurisdictions, or, if recognized there, the rights may be significantly diluted. It may be necessary or useful for PhotoMedex to participate in proceedings to determine the validity of its foreign intellectual property rights, or those of its competitors, which could result in substantial cost and divert its resources, efforts and attention from other aspects of its business.

In addition, PhotoMedex may be subject in the ordinary course of its business to legal proceedings and claims relating to the intellectual property or derivative rights of others. Defending against intellectual property infringement claims, both domestically and internationally, could be time-consuming and expensive and, if PhotoMedex is not successful, could cause substantial expenses and disrupt its business. If PhotoMedex is unable to defend its intellectual property rights internationally, PhotoMedex may face increased competition outside the U.S., which could materially and adversely affect its future business, prospects, operating results and financial results and financial condition.

PhotoMedex’s success depends on third-party reimbursement of patients’ costs for PhotoMedex’s XTRAC system, which could result in potentially reduced prices or reduced demand.

PhotoMedex’s ability to market the XTRAC system and other treatment products successfully will depend in large part on the extent to which various third parties are willing to reimburse patients or providers for the costs of medical procedures utilizing such products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Further, although third parties may approve reimbursement, such approvals may be under terms and conditions that discourage use of the XTRAC system. Accordingly, if less costly drugs or other treatments are available, third-party payors may not authorize or may limit reimbursement for the use of PhotoMedex’s products, even if PhotoMedex’s products are safer or more effective than the alternatives.

Although PhotoMedex has received reimbursement approvals from an increasing number of private healthcare plans, PhotoMedex cannot give assurance that private plans will continue to adopt or maintain favorable reimbursement policies or to accept the XTRAC system in its clinical role as a second-line therapy in the treatment of psoriasis. Additionally, third-party payors may require further clinical studies or changes to PhotoMedex’s pricing structure and revenue model before authorizing reimbursement.

As of September 30, 2011, PhotoMedex estimates, based on published coverage policies and on payment practices of private and Medicare insurance plans, that more than 90% of the insured population in the U.S. is covered by insurance coverage or payment policies that reimburse physicians for using the XTRAC system for treatment of psoriasis. Based on these reports and estimates, PhotoMedex is continuing the implementation of a roll-out strategy under revised user models for the XTRAC system in the U.S. in selected areas of the country where reimbursement is widely available. The success of the roll-out depends on increasing physician and patient awareness and demand for the treatment. PhotoMedex can give no assurance that health insurers will not adversely modify their reimbursement policies for the use of the XTRAC system in the future.

PhotoMedex intends to seek coverage and reimbursement for the use of the XTRAC system to treat other inflammatory skin disorders after additional clinical studies are initiated. There can be no assurances that PhotoMedex will be in a position to continue to expand coverage for vitiligo or to seek reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma, or, if PhotoMedex does, that any health insurers will agree to any reimbursement policies.

Any failure in PhotoMedex’s customer education efforts could significantly reduce product marketing.

It is important to the success of PhotoMedex’s marketing efforts to educate physicians and technicians how to properly use the XTRAC system. PhotoMedex relies on physicians to spend their time and money to attend its pre-sale educational sessions. If physicians and technicians use the XTRAC system improperly, they may have unsatisfactory patient outcomes or cause patient injury, which may give rise to negative publicity or lawsuits against PhotoMedex, any of which could have a material adverse effect on PhotoMedex’s reputation, revenues and profitability.

If revenue from a significant customer declines, PhotoMedex may have difficulty replacing the lost revenue, which would negatively affect its results and operations.

Excluding niche marketing efforts, the Skincare business segment targets its sales in the U.S. market to physicians, who then mark the products up for sale to their patients. No single physician practice in itself is generally responsible for a significant proportion of PhotoMedex’s sales. PhotoMedex finds as well that a few physicians re-sell PhotoMedex’s products not just to their own patients, but also at discounted prices on the internet. These practices undercut the sales of other physicians and violate PhotoMedex’s internet sales policy, but this policy can be difficult to enforce.

In PhotoMedex’s Physician International business segment (as well as in PhotoMedex’s Surgical Products business segment), PhotoMedex depends for a material portion of its sales in the international arena on several key sub-distributors, and especially on The Lotus Global Group, Inc., doing business as GlobalMed Technologies Co., or GlobalMed, which is PhotoMedex’s master distributor over most of the international arena for devices. If PhotoMedex loses GlobalMed or one of these sub-distributors, PhotoMedex’s sales of phototherapy and surgical lasers are likely to suffer in the short term, which could have a negative effect on PhotoMedex’s revenues and profitability.

PhotoMedex’s PTL hand-held products can be sold over the counter, to the consumer market through mass retailers Such retailers may not give PhotoMedex long-term purchase commitments. Loss of such a retailer could adversely impact revenues from the consumer market. Additionally, original equipment manufacturer (“OEM”) arrangements or license arrangements will carry reduced profits.

The international nature of PhotoMedex’s business exposes PhotoMedex to certain business risks that could limit the effectiveness of PhotoMedex’s growth strategy and cause PhotoMedex’s results of operations to suffer.

Continued expansion into international markets is an element of PhotoMedex’s growth strategy. Introducing and marketing PhotoMedex’s services internationally, developing direct and indirect international sales and support channels and managing foreign personnel and operations will require significant management attention and financial resources. PhotoMedex faces a number of risks associated with expanding PhotoMedex’s business internationally that could negatively impact PhotoMedex’s results of operations, including:

•	management, communication and integration problems resulting from cultural differences and geographic dispersion;

•	compliance with foreign laws, including laws regarding importation and registration of products;

•

compliance with foreign regulatory requirements and the ability of GlobalMed to establish additional regulatory clearances necessary to expand distribution of PhotoMedex’s products in countries outside of the United States;

•	competition from companies with international operations, including large international competitors and entrenched local companies;

•	difficulties in protecting intellectual property rights in international jurisdictions;

•	political and economic instability in some international markets;

•	sufficiency of qualified labor pools in various international markets;

•	currency fluctuations and exchange rates; and

•	potentially adverse tax consequences or an inability to realize tax benefits.

PhotoMedex may not succeed in its efforts to expand its international presence as a result of the factors described above or other factors that may have an adverse impact on PhotoMedex’s overall financial condition and results of operations. In addition, PhotoMedex has a relationship with GlobalMed, whereby it provides PhotoMedex with certain non-U.S. regulatory support. To the extent that PhotoMedex discontinues its relationship with GlobalMed, or if GlobalMed is otherwise unable to provide PhotoMedex with the resources and assistance that PhotoMedex needs, PhotoMedex may have a difficult time expanding into international markets in an effective manner.

If PhotoMedex fails to integrate, build and manage its sales and marketing force or to market and distribute its products effectively, PhotoMedex may experience diminished revenues and profits.

There are significant risks involved in integrating, building and managing PhotoMedex’s sales and marketing force and marketing its products, including PhotoMedex’s ability:

•

to hire, as needed, a sufficient number of qualified sales and marketing personnel with the aptitude, skills and understanding to market its XTRAC system, its skincare products, its Omnilux products and its surgical products effectively;

•	to adequately train its sales and marketing force in the use and benefits of all its products and services, thereby making them more effective promoters;

•	to manage its sales and marketing force and its ancillary channels (e.g., telesales) such that variable and semi-fixed expenses grow at a lesser rate than its revenues;

•

to set the prices and other terms and conditions for treatments using the XTRAC system in a complex legal environment so that they will be accepted as attractive skin health and appropriate alternatives to conventional modalities and treatments; and

•	to cope with employee turnover among the sales force in the skin health business, in which there is substantial competition for talented sales representatives.

To increase acceptance and utilization of its XTRAC system, PhotoMedex may have to expand its sales and marketing programs in the U.S. While PhotoMedex may be able to draw on currently available personnel within its organization to meet this need, PhotoMedex also expects that it will have to increase the number of representatives devoted to the sales and marketing programs and to broaden, through such representatives, the talents it has at its disposal. In some cases, PhotoMedex may look outside its organization for assistance in marketing its products.

In similar fashion, PhotoMedex cannot predict how successful it may be in marketing its skincare and Omnilux products in the U.S., nor can PhotoMedex predict the success of any new skincare or Omnilux products that it may introduce. Despite an increased focus on developing alternate channels for many of PhotoMedex’s skincare and Omnilux products, PhotoMedex may find that channels that are attractive to PhotoMedex are unavailable because they already carry competitive products. No assurance can be given that PhotoMedex will be successful in marketing and selling its skin health and hair care products or its Omnilux products.

PhotoMedex may be unsuccessful in accessing the home-use consumer market with its PTL products or with its skincare products. Distribution through the consumer market will be principally through mass-retail chains in the near term, but will also include e-commerce and electronic media. While PhotoMedex expects the volumes will be higher, the margins may be lower. It may also prove difficult to obtain long-term commitments from the retailers. The mass retailer PhotoMedex collaborated with for the New-U hand-held device proved not equal to the task, and PhotoMedex’s licensee for the Clear-U technology has opted to discontinue its development activity under the license. If PhotoMedex is unable to secure distribution partners or obtain favorable pricing or long-term commitments, PhotoMedex’s efforts in the home-use consumer market may be unsuccessful.

PhotoMedex may encounter difficulties manufacturing its products in commercial quantities, which could adversely impact the rate at which PhotoMedex grows.

PhotoMedex may encounter difficulties manufacturing its products because PhotoMedex has limited experience manufacturing its products in significant commercial quantities and because PhotoMedex will, in order to increase its manufacturing output significantly, have to attract and retain qualified employees for assembly and testing operations.

Some of the components necessary for the assembly of PhotoMedex’s products, including its PTL products, are currently provided to PhotoMedex by third-party suppliers. While alternative suppliers exist and could be identified, the disruption or termination of the supply of components could cause a significant increase in the costs of these components, which could affect PhotoMedex’s operating results. PhotoMedex’s dependence on a limited number of third-party suppliers and the challenges PhotoMedex may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality and delivery schedules. A disruption or termination in the supply of components could also result in PhotoMedex’s inability to meet demand for its products, which could harm its ability to generate revenues, lead to customer dissatisfaction and damage its reputation. Furthermore, if PhotoMedex is required to change the manufacturer of a key component of its products, PhotoMedex may be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could delay PhotoMedex’s ability to manufacture its products in a timely manner or within budget. PhotoMedex faces the risk that there will be supply chain problems if the volumes do not match to the margins, as PhotoMedex’s consumer market products are intended to be high-volume, lower-margined products.

Although PhotoMedex believes that its current manufacturing facilities are adequate to support its commercial manufacturing activities for the foreseeable future, PhotoMedex may be required to expand or restructure its manufacturing facilities to increase capacity substantially. If PhotoMedex is unable to provide customers with high-quality products in a timely manner, PhotoMedex may not be able to achieve market acceptance for its XTRAC system or achieve market acceptance and growth for its skincare products. PhotoMedex’s inability to manufacture or commercialize its devices successfully could have a material adverse effect on PhotoMedex’s revenue.

PhotoMedex may have difficulty managing its growth.

If private carriers continue to approve favorable reimbursement policies for psoriasis and PhotoMedex’s marketing programs are successful in increasing utilization of the XTRAC system, PhotoMedex expects to experience growth in the number of its employees and customers, and the scope of its operations. Such growth may place a strain on PhotoMedex’s management and operations. PhotoMedex’s ability to manage this growth will depend upon, among other factors, its ability to broaden its management team; its ability to attract, hire and retain skilled employees; and the ability of its officers and key employees to continue to implement and improve its operational, financial and other systems, to manage multiple, concurrent customer relationships and different products and to respond to increasing compliance requirements. PhotoMedex’s future success is heavily dependent upon achieving such growth and acceptance of its products. If PhotoMedex cannot manage this growth, it could have a material adverse effect on its business and PhotoMedex may not become profitable.

PhotoMedex is reliant on a limited number of suppliers for production of key products.

Production of PhotoMedex’s XTRAC system requires specific component parts obtained from PhotoMedex’s suppliers. Production of PhotoMedex’s surgical laser systems requires some component parts that may become harder to procure as the design of a system ages. Similarly, PhotoMedex’s skincare products may require compounds that can be efficiently produced only by a limited number of suppliers. PhotoMedex’s PTL business segment has one primary supplier of LEDs and relies on contract manufacturers. While PhotoMedex believes that it could find alternate suppliers, in the event that its suppliers fail to meet its needs, a change in suppliers or any significant delay in PhotoMedex’s ability to have access to such resources could have a material adverse effect on its delivery schedules, business, operating results and financial condition.

PhotoMedex’s failure to respond to rapid changes in technology and its applications in the medical devices industry or the development of a cure for skin conditions treated by its products could make its treatment system obsolete.

The medical device industry is subject to rapid and substantial technological development and product innovations. To be successful, PhotoMedex must respond to new developments in technology, new applications of existing technology and new treatment methods. PhotoMedex may also encounter greater pressure for innovation in order to satisfy a demand for novelty in the consumer market. PhotoMedex’s financial condition and operating results could be adversely affected if PhotoMedex fails to be responsive on a timely and effective basis to competitors’ new devices, applications, treatments or price strategies. For example, the development of a cure for psoriasis, vitiligo, atopic dermatitis or leukoderma would eliminate the need for PhotoMedex’s XTRAC system for these diseases and would require PhotoMedex to focus on other uses of its technology, which would have a material adverse effect on its business and prospects.

As PhotoMedex develops new products or improves its existing products, PhotoMedex may accelerate the economic obsolescence of the existing, unimproved products and their components. The obsolete products and related components may have little to no resale value, leading to an increase in the reserves PhotoMedex has against its inventory. Likewise, there is a risk that the new products or improved existing products may not achieve market acceptance and therefore may also lead to an increase in the reserves against PhotoMedex’s inventory.

PhotoMedex’s products may be found defective, its advertising attacked as false and misleading, or physicians and technicians may misuse PhotoMedex’s products and damages imposed on PhotoMedex may exceed PhotoMedex’s insurance coverage, or PhotoMedex may be subject to claims that are not covered by insurance.

Product returns and the potential need to remedy defects or provide replacement products or parts for items shipped in volume could result in substantial costs and have a material adverse effect on PhotoMedex’s business and results of operations. The clinical testing, manufacturing, marketing and use of PhotoMedex’s products and procedures may also expose PhotoMedex to product liability or other claims. Certain indications for use for PhotoMedex’s PTL light-based devices, though approved outside the U.S., are not approved in the U.S. If a physician elects to apply an off-label use and the use leads to injury, PhotoMedex may be involved in costly litigation. In addition, the fact that PhotoMedex trains technicians whom PhotoMedex does not supervise in the use of its XTRAC system during patient treatment may expose PhotoMedex to third-party claims if those doing the training are accused of providing inadequate training. PhotoMedex presently maintains liability insurance with coverage limits of at least $5,000,000 per occurrence. However, continuing insurance coverage may not be available at an acceptable cost, if at all. PhotoMedex thus may not be able to obtain insurance coverage that will be adequate to satisfy a liability that may arise. Regardless of merit or eventual outcome, product liability or false advertising claims may result in decreased demand for a product, injury to its reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether PhotoMedex is insured, a product liability claim or product recall may result in losses that could have a material adverse effect upon PhotoMedex’s business, financial condition and results of operations.

PhotoMedex depends on its executive officers and key personnel to implement its business strategy and could be harmed by the loss of their services.

PhotoMedex believes that its growth and future success will depend in large part upon the skills of its management and technical team. In particular, PhotoMedex’s success depends in part upon the continued service and performance of its named executive officers:

•	Dennis M. McGrath, President and Chief Executive Officer;

•	Michael R. Stewart, Executive Vice President and Chief Operating Officer; and

•	Christina L. Allgeier, Vice President and Chief Financial Officer.

PhotoMedex has fixed-term employment agreements with Mr. McGrath and Mr. Stewart and an at-will employment agreement with Ms. Allgeier; however, there are no assurances that the services of these individuals will be available to PhotoMedex for any specified period of time. The loss of the services of one or more of these officers could adversely affect PhotoMedex’s ability to develop and introduce its new products.

The competition for qualified personnel in the laser and skincare industries is intense, and PhotoMedex cannot assure you that it will be able to retain its existing key personnel or to attract additional qualified personnel. In addition, PhotoMedex does not have key-person life insurance on any of its employees. The loss of PhotoMedex’s key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect PhotoMedex’s business.

PhotoMedex’s indebtedness and debt service obligations may adversely affect its cash flows and operating flexibility.

If PhotoMedex is unable to generate sufficient cash to meet its interest and principal payment obligations under the Convertible Notes and its other debt obligations (including the Term Note), PhotoMedex may have to restructure or limit its operations. The Convertible Notes mature on February 27, 2014. Interest is payable on a bi-annual basis either in cash or in kind through the issuance of additional notes with the same terms. PhotoMedex has paid all interest in kind to date. PhotoMedex’s Convertible Notes and other indebtedness could have significant additional negative consequences, including, but not limited to:

•

requiring the dedication of a substantial portion of PhotoMedex’s expected cash flow from operations to service the indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures;

•	increasing PhotoMedex’s vulnerability to general adverse economic and industry conditions;

•	limiting PhotoMedex’s ability to obtain additional financing;

•	limiting PhotoMedex’s flexibility to plan for, or react to, changes in its business and the industry in which PhotoMedex competes; and

•	placing PhotoMedex at a possible competitive disadvantage to competitors with less debt obligations and competitors that have better access to capital resources.

PhotoMedex’s Convertible Notes provide that upon the occurrence of various events of default, one of PhotoMedex’s investors would be entitled to require PhotoMedex to prepay the Convertible Notes for cash, which could leave PhotoMedex with little or no working capital for operations or capital expenditures.

The terms of PhotoMedex’s Convertible Notes require PhotoMedex to prepay the Convertible Notes upon the occurrence of various events of default, such as the failure to pay any principal payments due and for the breach of any representations and warranties under the Convertible Notes, the Securities Purchase Agreement, or SPA, or the related transaction documents with Perseus. The Convertible Notes also contain a cross-acceleration provision, which means that an acceleration of payment under other instruments (including the Term Note) would give Perseus the right to accelerate repayment under the Convertible Notes. If PhotoMedex is unable to comply with the covenants under the Convertible Notes, Perseus may declare PhotoMedex in default and may declare all amounts due under the notes, including any accrued interest and penalties. As of September 30, 2011, PhotoMedex was in compliance with the covenants under the Convertible Notes and PhotoMedex’s other indebtedness. PhotoMedex expects to remain in compliance with the covenants of the Convertible Notes and PhotoMedex’s other indebtedness. PhotoMedex can make no assurances that it will remain in compliance with all of the covenants under the Convertible Notes and PhotoMedex’s other indebtedness.

As a result of the security interest and lien granted in connection with the Convertible Notes and the Term Note, if PhotoMedex fails to meet its payment or other obligations under the Convertible Notes, the Term Note or PhotoMedex’s other indebtedness, Perseus or Clutterbuck Funds, as the case may be, would be entitled to foreclose on the assets subject to those encumbrances. Under those circumstances, PhotoMedex may not have sufficient funds to service its day-to-day operational needs. Any foreclosure by a lender on the collateral pledged to it would have a material adverse effect on PhotoMedex’s financial condition.

In addition, if an event of default occurs, PhotoMedex may be unable to prepay the entire amount due under the Convertible Notes in cash as required by their terms. Even if PhotoMedex is able to prepay the entire amount in cash, any such prepayment could leave PhotoMedex with little or no working capital for its business. PhotoMedex has not established a sinking fund for payment of its obligations under the Convertible Notes, nor does PhotoMedex anticipate doing so.

The terms of the SPA and the Clutterbuck Agreement prohibit PhotoMedex from taking certain actions without their prior consent.

Pursuant to the terms of the SPA and the Clutterbuck Agreement, PhotoMedex is prohibited from taking certain corporate actions without the prior consent of the lenders thereunder.

The SPA provides that, until such time as no Convertible Notes are outstanding and Perseus no longer holds at least 66% of the aggregate number of shares of common stock issuable upon conversion of the Convertible Notes and the warrants, PhotoMedex may not take certain corporate actions without the prior consent of Perseus. These actions include, among others:

•	consummating any transaction that would result in a change of control of PhotoMedex unless such transaction is for consideration that meets certain thresholds specified in the SPA;

•	acquiring another business or corporation or a substantial portion of the assets of any such entity;

•	selling any of PhotoMedex’s assets that are material, individually or in the aggregate, to its business; and

•	paying dividends to PhotoMedex’s stockholders.

These restrictive covenants are in addition to Perseus’s right of first refusal and preemptive right with respect to future equity issuances and approval right with respect to future debt financings.

The Clutterbuck Agreement provides Clutterbuck Funds with some of the same approval rights that Perseus has under the SPA.

If PhotoMedex’s management and board of directors desire to take any of such actions, there can be no assurance that Perseus or Clutterbuck Funds will provide its consent as required, despite the fact that such actions may be in the best interests of PhotoMedex and PhotoMedex’s other stockholders. Any failure of Perseus or Clutterbuck Funds, as the case may be, to provide its consent could have a material adverse effect on PhotoMedex’s business, financial condition and results of operation.

PhotoMedex is affected by the market’s currency conditions.

Substantially all of PhotoMedex’s operations are conducted in U.S. dollars. PhotoMedex’s PTL business, however, is exposed on a minimal basis to currency fluctuations. The majority of sales invoicing for PhotoMedex’s PTL business is done in either Euros or U.S. dollars, while product costs and the overhead of the offices in the United Kingdom are denominated in Pounds Sterling. PhotoMedex’s U.S. operations, with U.S. dollar operating costs, serve to reduce the exposure to fluctuations in the value of the Pound Sterling or the Euro. To the extent that PhotoMedex adjusts its invoicing practices for its PTL business, or if the remainder of its business (or any portion thereof) ceases to be conducted primarily in U.S. dollars, PhotoMedex’s exposure to the market’s currency conditions could present a greater risk to it.

Risks Related to PhotoMedex’s Regulatory Matters

Healthcare policy changes, including pending proposals to reform the U.S. healthcare system, may have a material adverse effect on PhotoMedex.

Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices PhotoMedex will be able to charge for its products, or the amounts of reimbursement available for its products from governmental agencies or third-party payors. These limitations could have a material adverse effect on PhotoMedex’s financial position and results of operations.

Changes in the healthcare industry in the U.S. and elsewhere could adversely affect the demand for PhotoMedex’s products as well as the way in which PhotoMedex conducts its business. On March 23, 2010,

health reform legislation was approved by Congress and has been signed into law, but the legislation has been subject to judicial challenge and political opposition. The reform legislation provides that most individuals must have health insurance, will establish new regulations on health plans, and create insurance pooling mechanisms and other expanded public health care measures. PhotoMedex anticipates that out of the reform legislation will come a reduction in Medicare spending on services provided by hospitals and other providers and a form of sales or excise tax on the medical device manufacturing sector.

Various healthcare reform proposals have also emerged at the state level. PhotoMedex cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on PhotoMedex. However, an expansion in government’s role in the U.S. healthcare industry may lower reimbursements for PhotoMedex’s products, reduce medical procedure volumes and adversely affect PhotoMedex’s business, possibly materially. In addition, if the excise taxes contained in the House or Senate health reform bills are enacted into law, PhotoMedex’s operating expenses resulting from such an excise tax and results of operations would be materially and adversely affected.

If the effectiveness and safety of PhotoMedex’s products are not supported by long-term data, PhotoMedex’s revenues could decline.

PhotoMedex’s products may not be accepted in the market if PhotoMedex does not produce clinical data supported by the independent efforts of clinicians. PhotoMedex received clearance from the FDA for the use of the XTRAC system to treat psoriasis based upon PhotoMedex’s study of a limited number of patients. Safety and efficacy data presented to the FDA for the XTRAC system was based on studies on these patients. For the treatment of vitiligo, atopic dermatitis, and leukoderma, PhotoMedex has received clearance from the FDA for the use of the XTRAC system based primarily on a showing of substantial equivalence to other previously cleared predicate devices. However, PhotoMedex may discover that physicians will expect clinical data on such treatments with the XTRAC system. PhotoMedex also may find that data from longer-term psoriasis patient follow-up studies may be inconsistent with those indicated by PhotoMedex’s relatively short-term data. If longer-term patient studies or clinical experience indicate that treatment with the XTRAC system does not provide patients with sustained benefits or that treatment with PhotoMedex’s product is less effective or less safe than PhotoMedex’s current data suggests, PhotoMedex’s revenues could decline. PhotoMedex can give no assurance that its data will be substantiated in studies involving more patients. In such a case, PhotoMedex may never achieve significant revenues or profitability.

Certain indications for use for the PTL light-based products are permitted in Europe and elsewhere in the world, but are not approved or cleared for marketing in the U.S. Such approvals/clearances in the U.S. could be costly and take significant time to obtain. If PhotoMedex is ultimately not approved or cleared to market the devices for these additional indications for use in the U.S., it is uncertain whether the products will be successful in the U.S.

If PhotoMedex is found to be promoting the use of its products for unapproved or “off-label” uses or engaging in other noncompliant activities, PhotoMedex may be subject to recalls, fines, penalties, injunctions, prosecution, or other adverse actions, resulting in damage to its reputation and business.

PhotoMedex’s labeling, advertising, promotional materials, and user training materials must comply with the FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by the FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. If the FDA determines that PhotoMedex’s labeling, advertising, promotional materials, or user training materials include the promotion of an off-label use for the device, the agency could take the position that these materials have misbranded PhotoMedex’s devices and request that PhotoMedex modifies its labeling, advertising, or user training or promotional materials and/or subject PhotoMedex to regulatory or legal enforcement actions, including the issuance of an Untitled Letter or a Warning Letter, injunction, seizure, recall, civil penalties, criminal penalties, or other adverse actions. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider PhotoMedex’s labeling, advertising, promotional, or user training materials to constitute promotion of an unapproved use, which could result in significant fines, penalties, or other adverse actions under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, PhotoMedex’s reputation could be damaged and adoption of the products would be impaired. Although PhotoMedex intends to refrain from statements that could be considered off-label promotion of its products, the FDA or another regulatory agency could disagree and conclude that PhotoMedex has engaged in off-label promotion. In addition, the off-label use of PhotoMedex’s products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert PhotoMedex’s management’s attention and result in substantial damage awards against PhotoMedex.

PhotoMedex may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if PhotoMedex is unable to fully comply with such laws.

While PhotoMedex does not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, many healthcare laws and regulations apply to PhotoMedex’s business. For example, PhotoMedex could be subject to healthcare fraud and abuse and patient privacy regulation and enforcement by both the federal government and the states in which PhotoMedex conducts its business. The healthcare laws and regulations that may affect PhotoMedex’s ability to operate include:

•

the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or service for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services not provided as claimed and which may apply to entities like PhotoMedex to the extent that PhotoMedex’s interactions with customers may affect their billing or coding practices;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services, as well as leading to regulations imposing certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Recently, the medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If PhotoMedex’s operations or arrangements are found to be in violation of any of the laws described above or any other governmental regulations that apply to PhotoMedex, PhotoMedex may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of its operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of PhotoMedex’s operations could adversely affect its ability to operate its business and its financial results. The risk of PhotoMedex’s being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against PhotoMedex for violation of these laws, even if PhotoMedex successfully defends against it, could cause PhotoMedex to incur significant legal expenses and divert its management’s attention from the operation of its business. If the physicians or other providers or entities with whom PhotoMedex does business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on PhotoMedex’s business.

PhotoMedex’s failure to obtain or maintain necessary FDA clearances or approvals, or equivalents thereof in relevant foreign markets, could hurt its ability to distribute and market its products.

PhotoMedex’s laser products are considered medical devices and are subject to extensive regulation in the U.S. and in foreign countries where PhotoMedex intends to do business. In addition, certain of PhotoMedex’s skincare products and product candidates may fall under the regulatory purview of various centers at the FDA and in other countries by similar health and regulatory authorities. As PhotoMedex seeks to expand sales of its skincare products outside the U.S., PhotoMedex may encounter requirements that it did not anticipate or that it may not be able to satisfy.

Each medical device that PhotoMedex wishes to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA unless an exemption applies. Either process can be lengthy and expensive. The FDA’s 510(k) clearance process may take from three to twelve months, or longer, and may or may not require human clinical data. The premarket approval process is much more costly and lengthy. It may take from eleven months to three years, or even longer, and will likely require significant supporting human clinical data. Delays in obtaining regulatory clearance or approval could adversely affect PhotoMedex’s revenues and profitability. Although PhotoMedex has obtained 510(k) clearances for its XTRAC system for use in treating psoriasis, vitiligo, atopic dermatitis and leukoderma, and 510(k) clearances for its Omnilux devices as well as extensive 510(k) clearances for its surgical products, PhotoMedex’s clearances may be subject to revocation if post-marketing data demonstrates safety issues or lack of effectiveness. Similar clearance processes may apply in foreign countries. Further, more stringent regulatory requirements or safety and quality standards may be issued in the future with an adverse effect on PhotoMedex’s business.

Although cosmetic products are not subject to any FDA premarket approval or clearance process, they must, nonetheless, comply with the FDA’s formulation and labeling requirements or such products may be considered adulterated or misbranded by the agency which could subject PhotoMedex to potential regulatory enforcement actions. Similar, or more stringent, requirements may apply in foreign jurisdictions as well. PhotoMedex may also find that if its cosmetic products compete with a third-party’s drug product, competitive and regulatory pressure may be applied against the cosmetic products.

Certain indications for use for PhotoMedex’s PTL light-based products are permitted in Europe and elsewhere in the world, but are not cleared or approved for marketing in the U.S. Such clearances or approvals could be costly and take significant time to obtain. If PhotoMedex is not approved or cleared to market the indications for use in the U.S., it is uncertain whether the products will be successful in the U.S.

PhotoMedex’s market acceptance in international markets requires regulatory approvals from foreign governments and may depend on third party reimbursement of participants’ cost.

PhotoMedex has introduced its XTRAC system into markets in more than 30 countries in Europe, the Middle East, the Far East Asia, Southeast Asia, Australia, South Africa, and parts of Central and South America. PhotoMedex intends to expand the number of countries in these markets where PhotoMedex distributes its products through the network of distributors which PTL and GlobalMed have built. PhotoMedex cannot be certain that its distributors will be successful in marketing XTRAC systems in these or other countries or that its distributors will purchase XTRAC systems beyond their current contractual obligations or in accordance with PhotoMedex’s expectations.

PhotoMedex is regularly audited on the compliance of its quality systems with applicable requirements, which can be extensive and complex and subject to change due to evolving interpretations and changing requirements. Adverse audit findings could negatively affect PhotoMedex’s ability to market its products.

Even if PhotoMedex obtains and maintains the necessary foreign regulatory registrations or approvals, market acceptance of PhotoMedex’s products in international markets may be dependent, in part, upon the availability of reimbursement within applicable healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance. PhotoMedex may seek international reimbursement approvals for its products, but PhotoMedex cannot assure you that any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals in any given market could have a material adverse effect on the acceptance or growth of PhotoMedex’s products in that market or others.

If PhotoMedex or its third-party manufacturers or suppliers fail to comply with the FDA’s Quality System Regulation or any applicable state equivalent, PhotoMedex’s manufacturing operations could be interrupted and PhotoMedex’s potential product sales and operating results could suffer.

PhotoMedex and some of its third-party manufacturers and suppliers are required to comply with some or all of the FDA’s Quality System Regulation, or QSR, that delineates the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution, and installation requirements, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of PhotoMedex’s medical devices. PhotoMedex and its manufacturers and suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if PhotoMedex markets its products overseas. The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. PhotoMedex’s facilities have been inspected by the FDA and other regulatory authorities, and PhotoMedex anticipates that it and certain of its third-party manufacturers and suppliers will be subject to additional future inspections. If PhotoMedex’s facilities or those of its manufacturers or suppliers are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, FDA could take enforcement actions against PhotoMedex and/or its products, which could impair PhotoMedex’s ability to produce its products in a cost-effective and timely manner in order to meet its customers’ demands. PhotoMedex may also be required to bear other costs or take other actions that may have a negative impact on its future sales and its ability to generate profits.

Although PhotoMedex believes that it is in substantial compliance with all applicable FDA regulations, current regulations depend heavily on administrative interpretation. PhotoMedex is also subject to periodic inspections by the FDA, other governmental regulatory agencies, as well as certain third-party regulatory groups. Future interpretations made by the FDA or other regulatory bodies made during the course of these inspections may vary from current interpretations and may adversely affect PhotoMedex’s business and prospects. The FDA’s and foreign regulatory agencies’ statutes, regulations, or policies may change, and additional government regulation or statutes may be enacted, which could increase post-approval regulatory requirements, or delay, suspend, or prevent marketing of any cleared / approved products. PhotoMedex cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Risks Relating to an Investment in PhotoMedex’s Common Stock

Nevada law and PhotoMedex’s charter documents, as well as the SPA, contain provisions that could delay or prevent actual and potential changes in control, even if they would benefit stockholders.

As of December 30, 2010, PhotoMedex became a corporation chartered in the State of Nevada. PhotoMedex is subject to provisions of the Nevada corporate statutes which prohibit a business combination between a corporation and an interested stockholder, which is generally a stockholder holding 10% or more of a company’s stock. Pursuant to the SPA, Perseus must consent to any change of control transaction, subject to certain exceptions. These provisions could delay or prevent actual and potential changes in control, even if they would benefit PhotoMedex’s stockholders.

Potential fluctuations in PhotoMedex’s operating results could lead to fluctuations in the market price for PhotoMedex’s common stock.

PhotoMedex’s results of operations are expected to fluctuate significantly from quarter to quarter, depending upon numerous factors, including:

•	the present macro-economic downturn in the global economy and financial industry and governmental monetary and fiscal programs to stimulate better economic conditions;

•	healthcare reform and reimbursement policies;

•	demand for PhotoMedex’s products;

•	changes in PhotoMedex’s pricing policies or those of its competitors;

•	increases in PhotoMedex’s manufacturing costs;

•	the number, timing and significance of product enhancements and new product announcements by PhotoMedex and PhotoMedex’s competitors;

•	the termination or expiration of significant royalty-generating licensing contracts to which PhotoMedex is party;

•	the expiration of certain of PhotoMedex’s patents;

•

PhotoMedex’s ability to develop, introduce and market new and enhanced versions of its products on a timely basis considering, among other things, delays associated with the FDA and other regulatory approval processes and the timing and results of future clinical trials; and

•	product quality problems, personnel changes and changes in PhotoMedex’s business strategy.

Variations in the above operating factors could lead to significant fluctuations in the market price of PhotoMedex’s stock. PhotoMedex’s quarter-to-quarter operating results could also be affected by the timing and usage of individual laser units in the treatment of patients, since PhotoMedex’s revenue model for the XTRAC system is generally based on a payment-per-usage plan.

PhotoMedex’s stock price has been and continues to be volatile.

The market price for PhotoMedex’s common stock could fluctuate due to various factors. These factors include, among others:

•	conversion of the Convertible Notes or outstanding stock options or warrants;

•	announcements by PhotoMedex or PhotoMedex’s competitors of new contracts, products, or technological innovations;

•	changes in government regulations;

•	fluctuations in PhotoMedex’s quarterly and annual operating results; and

•	general market and economic conditions.

In the event the Convertible Notes were to be converted to common stock, such common stock would represent 1,363,039 shares, or 28.89%, of PhotoMedex’s outstanding common stock, as of November 14, 2011. Such conversion could impact the price of PhotoMedex’s common stock by virtue of the overall dilution to PhotoMedex’s stockholders. Currently, $3,226,382 of the principal amount of the Convertible Notes has a conversion price of $11.25850 per share of common stock and $19,293,587 of the principal amount of the Convertible Notes has a conversion price of $17.92306 per share of common stock. In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of PhotoMedex’s common stock.

Securities analysts may not initiate coverage for PhotoMedex’s common stock or may issue negative reports and this may have a negative impact on the market price of PhotoMedex’s common stock.

Securities analysts currently do not provide research coverage of PhotoMedex’s common stock. The lack of research coverage may adversely affect the market price of PhotoMedex’s common stock. The trading market for PhotoMedex’s common stock may be affected in part by the research and reports that industry or financial analysts publish about PhotoMedex or PhotoMedex’s business. It may be difficult for companies such as PhotoMedex, with smaller market capitalizations, to attract securities analysts that will cover PhotoMedex’s common stock. If one or more of the analysts who elect to cover PhotoMedex downgrades PhotoMedex’s stock, PhotoMedex’s stock price would likely decline rapidly. If one or more of these analysts ceases coverage of PhotoMedex, PhotoMedex could lose visibility in the market, which in turn could cause PhotoMedex’s stock price to decline. This could have a negative effect on the market price of PhotoMedex’s stock.

Shares eligible for future sale by PhotoMedex’s current or future stockholders may cause PhotoMedex’s stock price to decline.

If PhotoMedex’s stockholders or holders of PhotoMedex’s other securities sell substantial amounts of PhotoMedex’s common stock in the public market, including shares issued in completed acquisitions or upon the exercise of outstanding Convertible Notes, options and warrants, then the market price of PhotoMedex’s common stock could fall. As of November 14, 2011, Perseus had the right to convert the Convertible Notes into 1,363,039 shares of PhotoMedex’s common stock and holds a warrant to purchase 301,288 shares of PhotoMedex’s common stock.

Issuance of shares of PhotoMedex’s common stock upon conversion of PhotoMedex’s Convertible Notes and exercise of warrants, or payment of interest in kind, will dilute the ownership interest of PhotoMedex’s existing stockholders and could adversely affect the market price of PhotoMedex’s common stock.

As of November 14, 2011, PhotoMedex had outstanding stock options to purchase an aggregate of 67,869 shares of common stock, warrants to purchase an aggregate of 342,093 shares of common stock and Convertible Notes convertible into 1,363,039 shares of common stock. In addition, PhotoMedex also has 229,948 and 29,913 shares of common stock authorized for issuance and not subject to reserve under the 2005 Equity Plan and PhotoMedex’s 2000 Non-Employee Director Plan, respectively.

The exercise of the stock options, warrants and Convertible Notes and the sales of stock issuable pursuant to them would further reduce a stockholder’s percentage voting and ownership interest. Further, the stock options, warrants and Convertible Notes are likely to be exercised when PhotoMedex’s common stock is trading at a price that is higher than the exercise price of these options and warrants and PhotoMedex would be able to obtain a higher price for PhotoMedex’s common stock than PhotoMedex would receive under such options and warrants. The exercise, or potential exercise, of these options, warrants and Convertible Notes could adversely affect the market price of PhotoMedex’s common stock and the terms on which PhotoMedex could obtain additional financing.

In addition, PhotoMedex may issue additional convertible promissory notes as payment of interest in kind. Any of these issuances will further dilute the ownership interests of PhotoMedex’s existing stockholders. Any sales in the public market of this common stock could adversely affect prevailing market prices of PhotoMedex’s common stock. In addition, the existence of PhotoMedex’s note and its warrants may encourage short selling by market participants.

The terms of the Convertible Notes issued to one of PhotoMedex’s investors provides that, if on any date that is at least 31 trading days after the date of issuance, the market price for PhotoMedex’s common stock, as determined in accordance with the terms and conditions of the SPA, exceeds 300% of the then-effective conversion price of the Convertible Notes, then the entire principal amount and all accrued but unpaid interest under the Convertible Notes will automatically convert into shares of PhotoMedex’s common stock at the then-effective conversion price. Such a mandatory conversion of the Convertible Notes will dilute the ownership interests of PhotoMedex’s existing stockholders.

The ownership interests of PhotoMedex’s existing stockholders may be further diluted through adjustments to the Convertible Notes and certain outstanding warrants under the terms of their anti-dilution provision.

PhotoMedex has not paid dividends in the past and do not expect to pay dividends in the future.

PhotoMedex has never declared or paid cash dividends on its capital stock. PhotoMedex currently intends to retain all future earnings for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of PhotoMedex’s board of directors and will depend on PhotoMedex’s results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of PhotoMedex’s future debt agreements and other factors PhotoMedex’s board of directors may deem relevant. If PhotoMedex does not pay dividends, a return on your investment will only occur if PhotoMedex’s stock price appreciates.

PhotoMedex’s future capital needs could result in dilution of your investment.

PhotoMedex’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of PhotoMedex’s common stock or other securities. These issuances would likely dilute the ownership interests of PhotoMedex’s current investors and may dilute the net tangible book value per share of PhotoMedex’s common stock. Investors in subsequent offerings may also have rights, preferences and privileges senior to PhotoMedex’s current stockholders which may adversely impact PhotoMedex’s current stockholders.

Risk Factors Relating to Radiancy

Because a substantial portion of Radiancy’s revenue is generated from its consumer business, if Radiancy fails to accurately forecast consumer demand and trends in consumer preferences, or if there is a decline in discretionary consumer spending, then its revenues and profitability could decline.

Consumers in the aesthetic and skincare products industry have tastes, preferences and loyalties that are subject to change. If Radiancy does not keep up with consumer preferences and trends, or if Radiancy does not accurately forecast such preferences and trends, its sales revenues may decline or its reputation may suffer. The success of Radiancy’s business depends to a significant extent upon discretionary consumer spending, which is subject to a number of factors, including general economic conditions, consumer confidence, employment levels, business conditions, interest rates, availability of credit, inflation and taxation. Adverse trends in any of these economic indicators may cause consumer spending to decline further, which could hurt its sales and profitability.

Because a significant portion of Radiancy’s sales are made to or through retailers and distributors, none of which have any ongoing obligation to sell its products, the failure or inability of these parties to sell its products effectively could hurt Radiancy’s revenue and profitability.

Sales made through retailers and distributors constitute a significant part of Radiancy’s sales revenue. These retailers and distributors are not obligated to sell its products, and may choose to end their relationship with Radiancy. Even if Radiancy maintains a business relationship with such retailers and distributors, they may sell competing products or may not be able to sell its products. Maintaining business relationships with these retailers and distributors and their continued success is important to maintaining Radiancy’s revenues and profitability.

Radiancy’s products are sold in many international markets and sales in these international markets have and are expected to continue to be a significant part of its overall sales; adverse economic conditions in these countries might hurt its revenue and profitability.

Global economic conditions continue to be challenging. Although the economy appears to be recovering in some countries, it is not possible for Radiancy to predict the extent and timing of any improvement in global economic conditions. Even with continued growth in many of Radiancy’s markets during this period, the economic downturn could adversely impact its business in the future by causing a decline in demand for Radiancy’s products, particularly if the economic conditions are prolonged or worsen.

Product returns could exceed Radiancy’s estimates.

Radiancy offers consumers who purchase the no!no!® products directly from Radiancy an unconditional full 60 days money-back guarantee. Radiancy also permits its retailers and home shopping channels to return products, subject to limitations. Radiancy establishes revenue reserves for product returns based on historical experience, estimated channel inventory levels and other factors. If product returns exceed its reserve estimates, the excess would offset reported revenue, which could hurt its reported financial results.

Radiancy’s industry is intensely competitive and its competitors have greater resources and other competitive advantages over Radiancy.

The markets for Radiancy products are intensely competitive. Its results of operations may be harmed by market conditions and competition in the future. Many competitors have much greater name recognition and financial resources than Radiancy has, which may give them a competitive advantage. For example, Radiancy’s no!no!® hair removal products compete directly with branded, premium retail products and other light based products of public companies such as Syneron and Palomar. In addition, due to regulatory restrictions concerning claims about the efficacy of personal care products, Radiancy may have difficulty differentiating its products from other competitive products, and competing products entering the personal care could harm its revenue.

Also, Radiancy products are energy based. As such, energy-based aesthetic products may face competition from non energy-based medical products, such as Botox, an injectable compound used to reduce wrinkles, and collagen injections. Other alternatives to the use of Radiancy’s products include electrolysis, a procedure involving the application of electric current to eliminate hair follicles, and chemical peels. In addition Radiancy may also face competition from manufacturers of pharmaceutical and other products that have not yet been developed.

A major part of Radiancy’s business depends on its No! No!® brand, and if Radiancy is not able to maintain and enhance its brand, its business and operating results may be harmed.

Radiancy believes that market awareness of its no!no!® brand in the United States, Canada, Japan and the U.K. has contributed significantly to the success of its business. Radiancy also believes that maintaining and enhancing the no!no!® brand is critical to maintaining its competitive advantage. As Radiancy continues to grow in size, expand its products and extend its geographic reach, the control over the marketing messages and the premium presentation of its products might be affected, and thus its brand value might be damaged.

Radiancy’s marketing campaigns and advertising may be attacked as false and misleading, and its media spending might not result in increased net sales or generate the levels of product and brand name awareness Radiancy desires. Radiancy might not be able to increase its net sales at the same rate as Radiancy increases its advertising and marketing expenditures.

Radiancy’s future growth and profitability will depend in part on the effectiveness and efficiency of its marketing campaigns and media spending, including its ability to:

•	create greater awareness of its products and brand name;

•	determine the appropriate creative message and media mix for future expenditures; and

•	effectively manage advertising costs, including creative and media costs, to maintain acceptable costs in relation to sales levels and operating margins.

Radiancy infomercials and advertising may not result in increased sales or generate desired levels of product and brand name awareness, may be attacked as false and misleading, and Radiancy may not be able to increase its net sales at the same rate as Radiancy increases its advertising expenditures or may be required to defend against inaccurate claims of false advertising.

Radiancy periodically updates the content of its infomercials and revises its product offerings. If customers are not as receptive to new infomercial content or product offerings, its sales through its infomercial sales channel will decline. In addition, if there is a marked increase in the price Radiancy pays for its media time, the cost-effectiveness of its infomercials will decrease. If Radiancy infomercials are broadcast during times when viewership is low, this could also result in a decrease of the cost-effectiveness of such broadcasts, which could cause its results of operations to suffer. Also, to the extent Radiancy has committed in advance for broadcast time for its infomercials, Radiancy would have fewer resources available for potentially more effective distribution channels.

Radiancy depends on search engines and other online sources to attract visitors to its websites, and if Radiancy is unable to attract these visitors and convert them into customers in a cost-effective manner, its business and financial results may be harmed.

A major part of Radiancy’s direct response campaign success depends on its ability to attract online consumers to its websites and convert them into customers in a cost-effective manner. Radiancy depends, in part, on search engines and other online sources for its website traffic. Radiancy is included in search results as a result of both paid-search listings, where Radiancy purchases specific search terms that will result in the inclusion of its listing, and algorithmic searches that depend upon the searchable content on its sites. Search engines and other online sources revise their algorithms from time to time in an attempt to optimize their search results.

If one or more of the search engines or other online sources on which Radiancy relies for website traffic were to modify its general methodology for how it displays its websites, resulting in fewer consumers clicking through to its websites, its sales could suffer. If any free search engine on which Radiancy relies begins charging fees for listing or placement, or if one or more of the search engines or other online sources on which Radiancy relies for purchased listings, modifies or terminates its relationship with Radiancy, its expenses could rise, Radiancy could lose customers, and traffic to its websites could decrease.

Because Radiancy’s Japanese distributor accounts for a significant part of its business, adverse conditions or risks relating to Japan could harm its business.

Approximately 23% and 42% of Radiancy’s revenues for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, were generated by sales in Japan. Factors that could impact Radiancy’s results in the market include:

•	increased regulatory constraints with respect to the claims Radiancy can make regarding the efficacy of products and tools, which could limit its ability to effectively market them;

•	the Japanese economy may be adversely affected and consumer spending may be impaired as a result of the recent and potential future earthquakes, tsunami and other natural disasters in Japan;

•	significant weakening of the Japanese yen;

•	continued or increased levels of regulatory and media scrutiny and any regulatory actions taken by regulators, or any adoption of more restrictive regulations, in response to such scrutiny; and

•	increased competitive pressures from other home use aesthetic device companies who actively seek to solicit its distributors to join their businesses.

Regulatory matters governing Radiancy’s industry could decrease its net sales and increase it operating costs.

In both Radiancy’s United States and foreign markets, Radiancy is affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at analogous levels of government in foreign jurisdictions.

The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of Radiancy’s products are subject to extensive regulation by various federal agencies, including the FDA, the FTC, State Attorneys General in the United States, the Ministry of Health, Labor and Welfare in Japan, as well as by various other federal, state, local and international regulatory authorities in the countries in which its products are manufactured, distributed or sold. If Radiancy or its manufacturers fail to comply with those regulations, Radiancy could become subject to significant penalties or claims, which could harm its results of operations or its ability to conduct its business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may impair the marketing of its products, resulting in significant loss of net sales.

Radiancy’s failure to comply with federal or state regulations, or with regulations in foreign markets that cover its product claims and advertising, including direct claims and advertising by Radiancy, may result in enforcement actions and imposition of penalties or otherwise harm the distribution and sale of its products. Further, Radiancy’s business is subject to laws governing its accounting, tax, and import and export activities. Failure to comply with these requirements could result in legal and/or financial consequences that might adversely affect its sales and profitability. In addition, changes in the laws, regulations and policies that affect its business, or the interpretations thereof, and actions Radiancy may take in response to such changes, could have an adverse effect on its financial results.

If Radiancy fails to manage growth effectively, its business could be disrupted which could harm its operating results.

Radiancy has experienced and may in the future experience growth in its business, both organically and through the acquisition of businesses and products. Radiancy has made and expects to continue to make significant investments to enable its future growth through, among other things, new product innovation and clinical trials for new applications and products. Radiancy must also be prepared to expand its work force and to train, motivate and manage additional employees as the need for additional personnel arises. Radiancy’s personnel, systems, procedures and controls may not be adequate to support its future operations. Any failure to effectively manage future growth could have a material adverse effect on its business, results of operations and financial condition.

Radiancy’s possession and use of personal information presents risks and expenses that could harm its business. Unauthorized disclosure or manipulation of such data, whether through breach of its network security or otherwise, could expose Radiancy to costly litigation and damage its reputation.

Maintaining Radiancy’s network security is of critical importance because its online e-commerce systems store proprietary and confidential customer data such as names, addresses, other personal information and credit card numbers. Radiancy uses commercially available encryption technology to transmit personal information when taking orders. However, third parties may be able to circumvent these security and business measures by developing and deploying viruses, worms and other malicious software programs that are designed to attack or attempt to infiltrate its systems and networks. In addition, employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in a breach of customer or employee privacy. Radiancy employs contractors and temporary and part-time employees who may have access to the personal information of customers and employees. It is possible such individuals could circumvent its controls, which could result in a breach of customer privacy.

Possession and use of personal information in conducting its business subjects Radiancy to legislative and regulatory burdens that could require notification of data breach, restrict its use of personal information and hinder its ability to acquire new customers or market to existing customers. Radiancy has incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.

If third parties improperly obtain and use the personal information of Radiancy customers, it may be required to expend significant resources to resolve these problems. A major breach of its network security and systems could have serious negative consequences for its businesses, including possible fines, penalties and damages, reduced customer demand for its products and services, harm to its reputation and brand and loss of Radiancy’s ability to accept and process customer credit card orders.

Radiancy is exposed to risks associated with credit card and payment fraud and with credit card processing, which could cause Radiancy to lose revenue.

A significant part of its sales are processed by Radiancy through credit cards or automated payment systems to pay for its products and services. Radiancy has suffered losses, and may continue to suffer losses, as a result of orders placed with fraudulent credit cards or other fraudulent payment data. For example, under current credit card practices, Radiancy may be liable for fraudulent credit card transactions if Radiancy does not obtain a cardholder’s signature, a frequent practice in internet sales. Radiancy employs technology solutions to help Radiancy detect fraudulent transactions. However, the failure to detect or control payment fraud could cause Radiancy to lose sales and revenue.

Any significant interruptions in the operations of its third-party call centers could cause Radiancy to lose sales and disrupt its ability to process orders and deliver its solutions in a timely manner.

Radiancy relies on third-party call centers to sell its products, respond to customer service and technical support requests and process orders. Any significant interruption in the operation of these facilities, including an interruption caused by its failure to successfully expand or upgrade its systems or to manage these expansions or upgrades, could reduce its ability to receive and process orders and provide products and services, which could result in lost and cancelled sales and damage to Radiancy’s brand and reputation.

As Radiancy grows, Radiancy will need more capacity from those existing call centers, or Radiancy will need to identify and contract with new call centers. Radiancy may not be able to continue to locate and contract for call center capacity on favorable terms, or at all. Additionally, the rates those call centers charge Radiancy may increase, or those call centers may not continue to provide service at the current levels.

If Radiancy’s third-party call center operators do not convert inquiries into sales at expected rates, its ability to generate revenue could be impaired. Training and retaining qualified call center operators is challenging, and if Radiancy does not adequately train its third party call center operators, they will not convert inquiries into sales at an acceptable rate.

Many of Radiancy’s expenses are fixed and many are based, in significant part, on its expectations of its future revenue and are incurred prior to the sale of its products and services. Therefore, any significant decline in revenue for any period could have an immediate negative impact on its margins, net income and financial results for the period.

Radiancy’s expense levels are based, in significant part, on its estimates of future revenue and many of these expenses are fixed in the short term. As a result, Radiancy may be unable to adjust its spending in a timely manner if its revenue falls short of its expectations. Accordingly, any significant shortfall of revenue in relation to its estimates could have an immediate negative effect on its profitability. In addition, as its business grows, Radiancy anticipates increasing its operating expenses to expand its product development, technical support, sales and marketing and administrative organizations. Any such expansion could cause material losses to the extent Radiancy does not generate additional revenue sufficient to cover the additional expenses.

Radiancy may need to raise additional funds to pursue its growth strategy or continue its operations, and Radiancy may be unable to raise capital when needed.

From time to time, Radiancy may seek additional equity or debt financing to provide for the capital expenditures required to finance working capital requirements, continue its expansion, develop new products and services or make acquisitions or other investments. In addition, if its business plans change, general economic, financial or political conditions in its markets change, or other circumstances arise that have a material effect on its cash flow, the anticipated cash needs of its business as well as its conclusions as to the adequacy of its available sources of capital could change significantly. Any of these events or circumstances could result in significant additional funding needs, requiring Radiancy to raise additional capital. Radiancy cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, Radiancy may be unable to expand its business or to develop new business at the rate desired and its results of operations may suffer.

If Radiancy is unable to adequately protect or enforce its rights to intellectual property or secure patents right to technologies that Radiancy develops, Radiancy may, experience reduced market share, assuming any, or incur costly litigation to, enforce, maintain or protect such rights.

Radiancy’s success depends in part on its ability to maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that its pending patent applications will result in patents being issued, or that its competitors will not circumvent, or challenge the validity of, any patents issued to Radiancy. There can be no assurance that measures taken by Radiancy to protect its proprietary information will prevent the unauthorized disclosure or use of this information or that others will not be able to independently develop such information. In addition, in the event that another party infringes its patent rights or other proprietary rights, the enforcement of such rights can be a lengthy and costly process, with no guarantee of success. Moreover, there can be no assurance that claims alleging infringement by Radiancy of the proprietary rights of others will not be brought against Radiancy in the future or that any such claims will not be successful. If Radiancy is unable to maintain the proprietary nature of its technologies, its ability to market or be competitive with respect to some or all of its products may be affected, which could reduce its sales and affect its ability to become profitable.

There can be no assurance that Radiancy’s pending patent applications will result in patents being issued or that its competitors will not circumvent, or challenge the validity of, any patents issued to Radiancy. In addition, Radiancy may have to resort to costly and time consuming litigation to protect or enforce its rights under certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending its rights will be expensive, could cause significant diversion of Radiancy’s resources and may not prove successful. Any failure to enforce or protect its rights could cause Radiancy to lose the ability to exclude others from using its technologies to develop or sell competing products.

Radiancy’s trademarks are limited in scope and geographic coverage and may not significantly distinguish Radiancy from its competition.

Radiancy owns several federal and international trademark registrations and has federal trademark applications pending in the United States and abroad for additional trademarks. Even if federal registrations are granted to Radiancy, its trademark rights may be challenged. It is also possible that its competitors will adopt trademarks similar to Radiancy’s, thus impeding its ability to build brand identity and possibly leading to customer confusion. Third parties could register trademarks that are similar to Radiancy’s in the United States and overseas. Radiancy could incur substantial costs in prosecuting or defending trademark infringement suits. If Radiancy fails to effectively enforce its trademark rights, its competitive position and brand recognition may be diminished.

Radiancy must monitor and protect its internet domain names to preserve their value. Radiancy may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of its trademarks.

Third parties may acquire substantially similar domain names that decrease the value of Radiancy’s domain names and trademarks and other proprietary rights which may hurt its business. Moreover, the regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional “top-level” domains, which are the portion of the Web address that appears to the right of the “dot,” such as “com,” “gov” or “org.” As a result, Radiancy may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which Radiancy conducts business, which could harm its business or reputation.

Claims that Radiancy misuses the intellectual property of others could subject Radiancy to significant liability and disrupt its business.

Radiancy may become subject to material claims of infringement by competitors and other third parties with respect to current or future products, e-commerce and other web-related technologies, online business methods, trademarks or other proprietary rights. Its competitors, some of which may have substantially greater resources than Radiancy has and may have made significant investments in competing products and technologies, may have, or seek to apply for and obtain, patents, copyrights or trademarks that will prevent, limit or interfere with its ability to make, use and sell its current and future products and technologies. Radiancy may not be successful in defending allegations of infringement of these patents, copyrights or trademarks. Further, Radiancy may not be aware of all of the patents and other intellectual property rights owned by third parties that may be potentially adverse to its interests. Radiancy may need to resort to litigation to enforce its proprietary rights or to determine the scope and validity of a third party’s patents or other proprietary rights, including whether any of its products, technologies or processes infringe the patents or other proprietary rights of third parties. Radiancy may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. The outcome of any such proceedings is uncertain and, if unfavorable, could force Radiancy to discontinue sales of the affected products or impose significant penalties or restrictions on its business. Radiancy does not conduct comprehensive patent searches to determine whether the technologies used in its products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

Radiancy has modified some of its products and sold them under prior 510(k) clearances. The FDA could retroactively decide the modifications required new 510(k) clearances and require Radiancy to cease marketing and/or recall the modified products.

Any modification to one of Radiancy’s 510(k) cleared devices that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance. Radiancy may be required to submit pre-clinical and clinical data depending on the nature of the changes. Radiancy may not be able to obtain additional 510(k) clearances or pre-market approvals for modifications to, or additional indications for, its existing products in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect its ability to introduce new or enhanced products into the market in a timely manner, which in turn would harm its revenue and operating results. Radiancy has modified some of its marketed devices, but Radiancy believes that new 510(k) clearances are not required. Radiancy cannot be certain that the FDA would agree with any of its decisions not to seek new 510(k) clearances. If the FDA requires Radiancy to seek new 510(k) clearance for any modification, Radiancy also may be required to cease marketing and/or recall the modified device until Radiancy obtains such 510(k) clearance.

Radiancy’s failure to maintain its relationships with its key distributors on acceptable terms would have a material adverse effect on its results of operations and financial condition, or if Radiancy fails to effectively manage or, retain its distribution network or its sales force, its business, prospects and brand may be materially and adversely affected.

Radiancy relies on a key independent distributor for its sales in the Japanese market. Radiancy has no assurance that this distributor will continue to purchase its products at the same levels as in prior years, will purchase its new products or that such relationship will continue on favorable terms, if at all. The potential loss of this distributor may result in lower sales and profits. If Radiancy is unable to recoup these sales, it may have an adverse material negative effect on its future operating results.

Furthermore, Radiancy has a limited ability to manage the activities of its independent third-party distributors. Radiancy’s distributors could take one or more of the following actions, any of which could have a material adverse effect on its business, prospects and brand:

•	sell products that compete with its products in breach of their non-competition agreements with Radiancy;

•	violate laws or regulations;

•	fail to adequately promote its products; or

•	fail to provide proper service to its retailers or end-users.

Failure to adequately manage Radiancy’s distribution network, or the non-compliance of this network with its obligations under agreements with Radiancy could harm its corporate image among end users of its products and disrupt its sales, or result in fines or other legal action against Radiancy.

Radiancy’s costs could substantially increase if Radiancy experiences a significant number of warranty claims.

Radiancy provides 12-month product warranties against technical defects of its products. Its product warranty requires Radiancy to repair defective parts of its products, and if necessary, replace defective components. Historically, Radiancy has received a limited number of warranty claims for its products. The costs associated with Radiancy’s warranty claims have historically been relatively low. Thus, Radiancy generally does not accrue a significant liability contingency for potential warranty claims.

If Radiancy experiences an increase in warranty claims, or if its repair and replacement costs associated with warranty claims increase significantly, Radiancy will begin to incur liabilities for potential warranty claims after the sale of its products at levels that Radiancy has not previously incurred or anticipated. In addition, an increase in the frequency of warranty claims or amount of warranty costs may harm its reputation and could have a material adverse effect on its financial condition and results of operations.

If Radiancy does not continue to develop and commercialize new products and identify new markets for its products and technologies, Radiancy may not remain competitive, and its revenues and operating results could suffer.

Radiancy’s industry is subject to continuous technological development and product innovation. If Radiancy does not continue to innovate in developing new products and applications, its competitive position will likely deteriorate as other companies successfully design and commercialize new products and applications. Accordingly, its success depends in part on developing innovative applications of its technology and identifying new markets for, and applications of, existing products and technology. While Radiancy has reduced its research and development expenditures in an effort to focus its resources on selling and marketing its existing lines of products, if Radiancy is unable to develop and commercialize new products and identify new markets for its products and technology, its products and technology could become obsolete and Radiancy’s revenues and operating results could be adversely affected.

Product quality problems could lead to reduced revenue, gross margins and net income.

There can be no guarantee that Radiancy’s quality assurance testing programs will be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, or affect gross margins. In the future, Radiancy may need to replace certain components and provide remediation in response to the discovery of defects or bugs in products that Radiancy has shipped. There can be no assurance that such a remediation, depending on the product involved, would not have a material impact. An inability to cure a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to its reputation, inventory costs or product reengineering expenses, any of which could have a material impact on Radiancy’s revenue, margins, and net income.

Radiancy’s operating results could be negatively impacted by economic, political or other developments in countries in which Radiancy does business.

Radiancy transports some of its goods across international borders, primarily those of the U.S., Canada, Europe, Japan, and Israel. Since September 11, 2001, there has been more intense scrutiny of goods that are transported across international borders. As a result, Radiancy may face delays, and increase in costs due to such delays in delivering goods to its customers. Any events that interfere with, or increase the costs of the transfer of goods across international borders, could have a material adverse effect on its business.

Conditions in Israel affect Radiancy’s operations and may limit its ability to produce and sell its products.

Its operating subsidiary, Radiancy, Ltd. is organized under the laws of, and operates in, Israel. Political, economic and military conditions in Israel could adversely affect its operations. Although the current hostilities in Israel have had no immediate and direct impact on Radiancy, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel, may adversely affect the flow of vital components from its Israeli subcontractors to Radiancy. Radiancy cannot assure you that ongoing hostilities related to Israel will not have a material adverse effect on its business or on its share price.

In addition, because some of Radiancy’s manufacturing and research and development facilities are located in Israel, Radiancy could experience disruption of its manufacturing, and research and development activities due to terrorist attacks or other hostilities.

If Radiancy’s facilities were to experience catastrophic loss, its operations would be seriously harmed.

Radiancy’s facilities could be subject to catastrophic loss such as fire, flood, earthquake or terrorism. All of Radiancy’s research and development activities, manufacturing, and other critical business operations are located in Israel, a country that has experienced terrorist attacks. Any such loss at any of its facilities could disrupt its operations, delay production, shipments and revenue and result in significant expense to repair and replace its facilities.

Currency exchange rate fluctuations could adversely affect Radiancy’s operating results.

Most of Radiancy’s operating expenses are denominated in New Israeli Shekel (“NIS”). Any significant fluctuation in value of the NIS may materially and adversely affect its cash flows, earnings and financial position. For example, an appreciation of NIS against the U.S. dollar would make any new NIS denominated investments or expenditures more costly to Radiancy, to the extent that Radiancy needs to convert U.S. dollars into NIS for such purposes.

Furthermore, because some of Radiancy’s business includes international business transactions, costs and prices of its products or components in overseas countries are affected by foreign exchange rate changes. As a result, foreign exchange rate fluctuations may adversely affect its business, operating results and financial condition.

Radiancy is exposed to credit risk of some of its customers.

Most of Radiancy’s sales are on an open credit basis. Radiancy monitors individual customer payment capability in granting such open credit arrangements, seeks to limit such open credit to amounts Radiancy believes the customers can pay, and maintains reserves Radiancy believes are adequate to cover exposure for doubtful accounts. Beyond its open credit arrangements, Radiancy has also experienced demands for customer financing and facilitation of leasing arrangements, which Radiancy typically refers to leasing companies unrelated to Radiancy.

Radiancy’s exposure to the credit risks may increase due to the current economic slowdown. Although Radiancy has programs in place that are designed to monitor and mitigate the associated risk, there can be no assurance that such programs will be effective in reducing its credit risks. Future credit losses, if incurred, could harm its business and have a material adverse effect on its operating results and financial condition. Radiancy maintains estimated accruals and allowances for its business terms. However, distributors tend to have more limited financial resources than other resellers and end-user customers and therefore represent potential sources of increased credit risk because they may be more likely to lack the reserve resources to meet payment obligations.

Radiancy’s officers and directors have the ability to exercise significant control over Radiancy.

Radiancy’s officers and directors own an aggregate of approximately 32% of the outstanding common stock of Radiancy. As a result, Radiancy’s directors and officers exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Radiancy or forcing management to change its operating strategies, which may be to the benefit of management but not in the interest of the stockholders.

Radiancy depends upon key personnel who may terminate their employment with Radiancy at any time, and Radiancy may need to hire additional qualified personnel to continue its growth.

Radiancy’s ability to achieve its corporate objectives will depend to a significant degree upon the continued services of key management, technical and scientific personnel. Its management and other employees may voluntarily terminate their employment with Radiancy at any time. The loss of the services of these or other key personnel, or the inability to attract and retain additional qualified personnel, could result in delays to product development or approval, loss of sales and diversion of management resources. In addition, Radiancy depends on its ability to attract and retain other highly skilled personnel, including research scientists. Competition for qualified personnel is intense, and the process of hiring and integrating such qualified personnel is often lengthy. Radiancy may be unable to recruit such personnel on a timely basis, if at all, which would negatively impact its development and commercialization programs.

Additionally, Radiancy does not currently maintain “key person” life insurance on the lives of its executives or any of its employees. Its lack of insurance means that Radiancy may not have adequate compensation for the loss of the services of its key employees.

If product liability claims are successfully asserted against Radiancy, Radiancy may incur substantial liabilities that may adversely affect its business or results of operations.

Radiancy may be subject to product liability claims from time to time. Its products are highly complex and some are used to treat delicate skin conditions on and near a patient’s face. Radiancy believes it maintains adequate levels of product liability insurance but product liability insurance is expensive and Radiancy might not be able to obtain product liability insurance in the future on acceptable terms or in sufficient amounts to protect Radiancy, if at all. A successful claim brought against Radiancy in excess of its insurance coverage could have a material adverse effect on its business, results of operations and financial condition.

It may be difficult for Radiancy’s stockholders to effect service of process against Radiancy’s subsidiaries or Radiancy’s officers and directors.

Radiancy’s operating subsidiaries and substantially all of its assets are located outside of the United States. Radiancy’s stockholders may find it difficult to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against Radiancy in the courts of either the United States or Israel and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the Israeli courts. In addition, it is unclear if extradition treaties in effect between the United States and Israel would permit effective enforcement against Radiancy or those of Radiancy’s officers and directors that reside outside the United States of criminal penalties, under the United States Federal securities laws or otherwise.

Radiancy’s operations may be disrupted by the obligation of its personnel to perform military service.

Many of Radiancy’s employees in Israel are obligated to perform annual military reserve duty in the Israeli Defense Forces and may be called to active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Radiancy’s operations could be disrupted by the absence for a significant period of one or more of its executive officers or a significant number of its other employees due to reserve duty.

Risk Factors Relating to the Merger

Because the market price of PhotoMedex’s common stock may fluctuate, the value of PhotoMedex common stock to be issued in the merger will fluctuate.

Upon completion of the merger, the shares of Radiancy common stock and preferred stock will be converted into the right to receive shares of PhotoMedex common stock, as more particularly described in this joint proxy statement/prospectus. The merger consideration will not be adjusted due to any increase or decrease in the price of PhotoMedex common stock before completion of the merger. The market price of PhotoMedex common stock will likely be different, and may be lower, on the date Radiancy common stockholders and preferred stockholders receive shares of PhotoMedex common stock than it was on the date the merger agreement was signed, the date of this joint proxy statement/prospectus, or the date of the PhotoMedex annual meeting and Radiancy special meeting. Changes in the price of PhotoMedex common stock before completion of the merger will affect the value that Radiancy common stockholders and preferred stockholders will receive in the merger. These variations in the market price of PhotoMedex common stock may be caused by a variety of factors including changes in the business, operations, and prospects of PhotoMedex, market reactions to the proposed merger, regulatory considerations, general market and economic conditions, market assessment of the likelihood the merger will be completed, and other factors. Neither PhotoMedex nor Radiancy is permitted to terminate the merger agreement solely because of changes in the market price of PhotoMedex’s common stock.

If the merger is completed, PhotoMedex may not be able to successfully integrate the business of Radiancy and realize the anticipated benefits of the merger.

Realization of the anticipated benefits in the merger will depend on PhotoMedex’s ability to successfully integrate the businesses and operations of PhotoMedex and Radiancy. PhotoMedex will be required to devote significant management attention and resources to integrating its business practices, operations, and support functions. The challenges PhotoMedex may encounter include the following:

•	preserving customer, supplier, and other important relationships and resolving potential conflicts that may arise as a result of the merger;

•	consolidating and integrating duplicative facilities and operations, including back-office systems necessary for internal and disclosure controls and timely financial reporting;

•

addressing differences in business cultures, preserving employee morale, and retaining key employees while maintaining focus on providing consistent, high-quality customer service and meeting the operational and financial goals of PhotoMedex; and

•	adequately addressing business integration issues.

The process of integrating Radiancy’s operations could cause an interruption of, or loss of momentum in, PhotoMedex’s business and financial performance, and in Radiancy’s business and financial performance as well. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, financial results, financial condition, or stock price of PhotoMedex. The integration process may also result in additional and unforeseen expenses. There can be no assurance that the contemplated operating efficiencies, synergies in technology, and cross-benefits in sales and marketing activities anticipated from the merger will be realized.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of PhotoMedex and Radiancy.

Although a majority of Radiancy stockholders (approximately 53% of the outstanding voting power of Radiancy or 3,226,114 out of 5,267,888 shares of outstanding Radiancy common stock and 308,699 out of 869,569 shares of outstanding Radiancy preferred stock) and investors representing approximately 48% of the PhotoMedex common stock (which is also approximately 48% of the PhotoMedex common stock on a fully-diluted basis) have agreed to vote their shares in favor of the merger pursuant to voting agreements, there is no assurance that the proposals relating to the merger will be approved, and there is no assurance that PhotoMedex and Radiancy will receive any necessary regulatory approvals or satisfy the other conditions to the completion of the merger. If the merger is not completed for any reason, PhotoMedex and Radiancy will be subject to several risks, including the following:

•

possibly being required to pay the other company a termination fee of $3 million or $1.5 million, which each party may be required to do in certain circumstances relating to a termination of the merger agreement; see “The Merger Agreement—Termination,” beginning on page 118;

•

possibly being required to pay the other company costs and expenses relating to the merger, including legal, accounting, and financial advisor expenses; which each party may be required to do under certain circumstances relating to termination of the merger agreement; see “The Merger Agreement—Termination,” beginning on page 118;

•

under the merger agreement, each company is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to exercise certain of its business strategies; and

•

having had the focus of management of each of the companies directed toward the merger and integration planning and diverted from each company’s core business and other opportunities that could have been beneficial to the companies.

In addition, each company would not realize any of the expected benefits of having completed the merger and would continue to face risks that are currently faced as an independent company.

If the merger is not completed, the price of PhotoMedex common stock may decline to the extent that the current market price of that stock reflects a market assumption that the merger will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the merger was not consummated due to an adverse change in PhotoMedex’s or Radiancy’s business. In addition, PhotoMedex’s business and Radiancy’s business may be harmed, and the prices of PhotoMedex stock may decline as a result, to the extent that employees, customers, suppliers, and others believe that the companies cannot compete in the marketplace as effectively without the merger or otherwise remain uncertain about the companies’ future prospects in the absence of the merger.

In addition, if the merger is not completed and the PhotoMedex or Radiancy board of directors determines to seek another merger or business combination, there can be no assurance that a transaction creating PhotoMedex stockholder value or Radiancy stockholder value comparable to the value perceived to be created by the merger will be available to either PhotoMedex or Radiancy.

The merger agreement limits PhotoMedex’s and Radiancy’s ability to pursue an alternative acquisition proposal to the merger and requires PhotoMedex or Radiancy to pay a termination fee of $3 million if it does.

The merger agreement prohibits PhotoMedex and Radiancy from soliciting, initiating, encouraging, or facilitating certain acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—No Solicitation” beginning on page 117. The merger agreement also provides for the payment by PhotoMedex or Radiancy of a termination fee of $3 million if the other party terminates the merger agreement because of a change in board recommendation or if such party’s board of directors has approved an acquisition proposal or a superior proposal. See “The Merger Agreement—Termination,” beginning on page 118.

These provisions limit PhotoMedex’s and Radiancy’s ability to pursue offers from third parties that could result in greater value to PhotoMedex’s stockholders or Radiancy’s stockholders, as the case may be. The obligation to make the termination fee payment also may discourage a third party from pursuing an acquisition proposal.

Some of the directors and executive officers of Radiancy have interests in the merger that are different from Radiancy stockholders.

When considering the recommendation of the Radiancy board of directors with respect to the merger proposal, Radiancy stockholders should be aware that some directors and executive officers of Radiancy have financial interests in the merger that are different from, or are in addition to, the interests of the stockholders of Radiancy generally. These interests include the following:

•

The merger agreement provides that nine (9) individuals (or eight (8), in the event that only eight (8) individuals are included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) shall be nominated to serve as the directors of PhotoMedex following the closing of the merger, three (3) of whom shall be identified by PhotoMedex and six (6) (or five (5), in the event that only eight (8) individuals are included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) of whom shall be identified by Radiancy. Radiancy has identified five (5) such directors for nomination. The five Radiancy director nominees are Dr. Dolev Rafaeli, Dr. Yoav Ben-Dror, Lewis C. Pell, Katsumi Oneda and Nahum Melumad. At the next two (2) consecutive annual meetings of the PhotoMedex stockholders following the effective time of the merger, PhotoMedex shall take all necessary action to ensure that Dr. Yoav Ben-Dror, Chairman of the Board of Directors of Radiancy, is included as a nominee to serve as a member of the PhotoMedex board of directors.

•

Dr. Dolev Rafaeli, Radiancy’s chief executive officer, will serve as chief executive officer of PhotoMedex pursuant to the terms of an employment agreement entered into with PhotoMedex effective at closing whereby he will receive certain compensation and benefits for his service as chief executive officer.

•

Until the seventh anniversary of the effective time of the merger, PhotoMedex shall keep in full force and effect all existing provisions of any indemnification agreements and/or provisions in the Radiancy or its subsidiaries’ charter and other organizational documents with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger which are asserted after such time, including with respect to the merger agreement, the merger and the other transactions contemplated therein.

•

Prior to the effective time of the merger, Radiancy and/ or any Radiancy subsidiary may purchase tail insurance coverage for present and former directors and officers of Radiancy and/ or Radiancy subsidiary which shall provide such directors and officers with coverage for no more than seven years following the effective time of the merger and the full cost and all premiums associated with such coverage shall be paid in a lump sum by Radiancy and/ or any Radiancy subsidiary, as the case may be, prior to or at the Closing.

•

All Radiancy options that are issued and outstanding under any Radiancy option or incentive plan, including those held by Radiancy’s officers and directors, shall be accelerated and vested and become exercisable into shares of Radiancy common stock prior to the effective time of the merger.

•	Concurrent with its approval of the merger agreement, Radiancy’s board of directors authorized Yoav Ben-Dror, its Chairman of the Board of Directors, at his sole discretion, to award to Dolev Rafaeli,

Radiancy’s chief executive officer, (i) a stock award of up to 1,017,065 shares of Radiancy’s common stock to be made pursuant to the incentive plan without any restricted period and (ii) a cash bonus to compensate Mr. Rafaeli for certain tax obligations, withholdings and other tax-related liabilities in connection with the stock bonus and cash award. On June 30, 2011, the full 1,017,065 shares and the cash award as a “gross-ups” for reimbursement of tax payments were authorized by the Chairman of the Board. See “Executive Compensation of Radiancy—Summary Compensation Table.”

•

Those executive officers and directors who own securities of Radiancy and those who will receive compensatory benefits as a result of the merger have an interest in the consummation of the merger that may be influenced by the benefits that inure to themselves and not to the stockholders in general.

Stockholders should consider these interests in conjunction with the recommendation of the directors of Radiancy of approval of the Radiancy proposal regarding the merger.

Some of the directors and executive officers of PhotoMedex have interests in the merger that are different from PhotoMedex stockholders.

When considering the recommendation of the PhotoMedex board of directors with respect to the stockholder proposals outlined herein, PhotoMedex stockholders should be aware that some directors and executive officers of PhotoMedex have financial interests in the merger that are different from, or are in addition to, the interests of the stockholders of PhotoMedex generally. These interests include the following:

The merger agreement provides that nine (9) individuals (or eight (8), in the event that only eight (8) individuals are included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) shall be nominated to serve as the directors of PhotoMedex following the closing of the merger, three (3) of whom shall be identified by PhotoMedex and six (6) (or five (5), in the event that only eight (8) individuals have been identified and included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) of whom shall be identified by Radiancy.

•

The three PhotoMedex director nominees are Dennis McGrath, who is currently the President, Chief Executive Officer and a director of PhotoMedex, Stephen P. Connelly and James W. Sight, who are both currently directors of PhotoMedex.

•	Each of PhotoMedex’s directors and executive officers is also a stockholder of PhotoMedex.

•

Each director and executive officer will have a strong interest in remaining indemnified by PhotoMedex for acts undertaken, or not undertaken, on behalf of PhotoMedex, and in assuring PhotoMedex maintains sufficient tail insurance for securing PhotoMedex’s indemnification obligations. For those directors and executive officers who continue on with the combined company, there will be a similar interest in such indemnification and insurance going forward.

•

Mr. David W. Anderson, who is currently a director of PhotoMedex, is also on the board of directors of Vision-Sciences Inc.; Lewis C. Pell and Katsumi Oneda, who are both significant stockholders of Radiancy, are also both significant shareholders of Vision-Sciences Inc.

•

Those executive officers who will receive compensatory benefits as a result of the merger have an interest in the consummation of the merger that may be influenced by the benefits that inure to themselves and not to the stockholders in general.

•

Messrs. McGrath and Stewart will receive 200,000 restricted shares of PhotoMedex common stock and 180,000 restricted shares of PhotoMedex common stock, respectively, in connection with the merger. Messrs. McGrath and Stewart will also receive non-qualified stock options to purchase 60,700 shares of PhotoMedex common stock and 54,700 shares of PhotoMedex common stock, respectively, in connection with the merger. These options will be registered pursuant to a registration statement on Form S-8, which PhotoMedex will file with the SEC prior to the Closing. The executives will receive these restricted stock grants and options if and only if they will have been successful in bringing the merger to consummation. As to the 100,000 restricted shares that were awarded to Messrs. McGrath and Stewart in March 2011 and that have a 10-year vesting schedule, upon the merger, the vesting schedule will step down to a 3-year schedule, excluding a number of shares which may be vested as of the merger without causing imposition of excise taxes under Section 4999 of the Code or the loss in any material respect of a deduction under Section 162(m) of the Code. Ms. Allgeier, PhotoMedex’s Chief Financial Officer, was awarded 10,000 shares of restricted stock in March 2011; these shares will, upon the merger, cease to be restricted and will become fully vested. Other prior awards of restricted stock to Messrs. McGrath and Stewart will continue, or begin, to vest on a time-based schedule. Insofar as the merger will constitute a change of control, it will cause the acceleration of vesting of options held by Messrs. McGrath and Stewart and Ms. Allgeier.

The PhotoMedex board of directors was aware of these interests and considered them, among other matters, in negotiating and approving the merger agreement and making its recommendation that the PhotoMedex stockholders approve and adopt the merger agreement. The board of directors undertook such measures as, for example, reliance on third-party advisors, full mutual disclosure of the directors’ and officers’ interests and relationships to minimize or eliminate the risks inherent in such disparities in interest. Notwithstanding, it cannot be stated to a certainty that the PhotoMedex board of directors’ measures to assure that the potential influence from the foregoing disparities in interests of the directors and executive officers from the interests of the other stockholders of PhotoMedex have been entirely purged from the deliberations and decisions of the PhotoMedex board of directors.

The merger may not qualify as a tax-free reorganization for U.S. federal income tax purposes, resulting in Radiancy U.S. Holders recognition of taxable gain or loss in respect of their Radiancy stock.

Counsel cannot opine that the merger is a tax-free reorganization for U.S. federal income tax purposes. Moreover, (i) there is no requirement that PhotoMedex and Radiancy take all actions to ensure that the merger so qualifies and (ii) there is no limit on the number of Radiancy shareholders that may dissent to the merger and, if more than a certain percentage dissent such that more than 20% of the Radiancy stockholders do not receive PhotoMedex stock in the merger (including as a result of the retention of Radiancy stock by Radiancy Ltd.), the merger will not so qualify. Accordingly, no assurance can be given that the merger will qualify as a tax-free reorganization or that the Internal Revenue Service or the courts will not assert that the merger fails to qualify as such. If the merger does not qualify as a tax-free reorganization, then U.S. holders of Radiancy stock would be required to recognize gain or loss in the merger equal to the difference between the fair market value of the PhotoMedex common stock received and the adjusted tax basis in the Radiancy stock surrendered. See “United States Federal Income Tax Consequences of the Merger, U.S. Income Tax Consequences of the Merger to Radiancy U.S. Holders.”

PhotoMedex’s ability to use its net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of “ownership changes” of PhotoMedex caused by the merger. In addition, the amount of such NOL carryforwards could be subject to adjustment in the event of an IRS examination.

If a corporation undergoes an “ownership change” under Section 382 of the Code, the amount of its pre-change net operating losses, which we refer to in this joint proxy statement/prospectus as “NOLs”, that may be utilized to offset future taxable income is subject to an annual limitation. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the applicable testing period (generally three years). The annual limitation generally is determined by multiplying the value of the corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by recognized built-in gains or reduced by recognized built-in losses in the assets held by the corporation at the time of the ownership change. Similar rules and limitations may apply for state income tax purposes.

As of December 31, 2010, PhotoMedex had NOL carryforwards for federal income tax purposes, net of existing limitations under Section 382 of the Code, of $121 million. PhotoMedex did not recognize any portion of such NOLs as a deferred tax asset due to uncertainty that there would be future taxable income against which such NOLs could be realized. These NOLs, which for federal income tax purposes expire over the next 20 years, will be subject to an annual limitation under Section 382 of the Code as a result of the merger. Consequently, PhotoMedex’s ability to utilize its pre-change NOLs will be subject to an additional layer of limitations imposed by Section 382 of the Code. PhotoMedex’s use of NOLs arising after the date of the merger, if any, would not be limited unless the combined company experienced a subsequent ownership change after the merger. In addition, the amount of the NOL carryforwards is subject to review and audit by the Internal Revenue Service (the “IRS”). There can be no assurance that the benefit of such NOL carryforwards will be fully realized.

PhotoMedex is expected to incur substantial expenses related to the merger and the integration of Radiancy’s business.

PhotoMedex is expected to incur substantial expenses in connection with the merger and the integration of Radiancy’s business. There are a large number of processes, policies, procedures, operations, technologies, and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing, and benefits. While PhotoMedex has assumed that a certain level of expenses would be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that would be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that PhotoMedex expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings.

The need to integrate PhotoMedex’s and Radiancy’s respective workforces and other factors of production and distribution following the merger presents the potential for delay in achieving expected efficiencies, synergies and other cross-benefits that could adversely affect PhotoMedex’s operations.

The successful integration of Radiancy and achievement of the anticipated benefits of the merger depend in part on integrating Radiancy’s and PhotoMedex’s employees into a mutually tolerant, collaborative and cross-pollinating team. Failure to do so presents the potential for delays in achieving expected synergies and other benefits of integration that could adversely affect PhotoMedex’s operations.

The shares of PhotoMedex common stock to be received by Radiancy stockholders (other than Radiancy Ltd.) as a result of the merger will have different rights from shares of Radiancy common stock and preferred stock.

Following completion of the merger, Radiancy stockholders (other than Radiancy Ltd.) will no longer be stockholders of Radiancy, a Delaware corporation, but will instead be stockholders of PhotoMedex, a Nevada corporation. There will be important differences between your current rights as a Radiancy stockholder and the rights to which you will be entitled as a PhotoMedex stockholder. See “Comparison of Rights of PhotoMedex Stockholders and Radiancy Stockholders” beginning on page 297 for a discussion of the different rights associated with PhotoMedex common stock and Radiancy common stock.

Litigation against PhotoMedex, PHMD Merger Sub, Inc., Radiancy and the directors of PhotoMedex, PHMD Merger Sub, Inc. or Radiancy could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

One of the conditions to the closing of the merger is that no order issued by a governmental authority of competent jurisdiction or law or other legal restraint or prohibition making the merger illegal or permanently restraining, enjoining, or otherwise prohibiting or preventing the consummation of the merger or the other transactions contemplated by the merger agreement be in effect. Consequently, if any plaintiffs in a litigation against PhotoMedex, PHMD Merger Sub, Inc. or Radiancy, or any of their respective directors, secures injunctive or other relief prohibiting, delaying, or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all. If completion of the merger is prevented or delayed, it could result in substantial costs to PhotoMedex and Radiancy. For a more complete discussion of the possible adverse effects of not completing the merger, see the risk factor entitled “Risk Factors—Risk Factors Relating to the Merger—Failure to complete the merger could negatively impact the stock prices and the future business and financial results of PhotoMedex and Radiancy” beginning on page 54. In addition, PhotoMedex and Radiancy could incur significant costs in connection with the lawsuits, including costs associated with the indemnification of Radiancy’s directors and officers.

Following the merger, the combined company may be unable to retain key employees.

The success of PhotoMedex after the merger will depend in part upon its ability to retain key Radiancy and PhotoMedex employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with PhotoMedex or Radiancy following the merger. Accordingly, no assurance can be given that PhotoMedex and Radiancy will be able to retain key employees to the same extent as in the past.

Radiancy will incur increased costs as a result of being a majority-owned subsidiary of a public company.

Following the closing of the merger, Radiancy will become a majority-owned subsidiary of PhotoMedex. Radiancy Ltd., a wholly owned subsidiary of Radiancy, will continue to own 137,056 shares of Radiancy common stock, or approximately 1.8% of Radiancy, following the merger. As a subsidiary of a public company, Radiancy will incur significant legal, accounting and other expenses that it did not incur as a private company. The U.S. Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related rules of the SEC, regulate corporate governance practices of public companies. Radiancy expects that compliance with these public company requirements will increase its costs and make some activities more time-consuming. For example, Radiancy will adopt and be subject to PhotoMedex’s internal controls and disclosure controls and procedures. These requirements will require Radiancy to carry out activities it has not done previously. Furthermore, if Radiancy and/or PhotoMedex identify any issues in complying with Radiancy’s requirements (for example, if a material weakness or significant deficiency in Radiancy’ internal control over financial reporting is identified), PhotoMedex could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Radiancy and PhotoMedex’s reputation or investor perceptions of PhotoMedex.

The opinion obtained by PhotoMedex’s financial advisor will not be updated to reflect the current terms of the Merger.

PhotoMedex obtained a fairness opinion, dated as of July 4, 2011, and amended on October 28, 2011, from its financial advisor, Fairmount Partners, LP. PhotoMedex has not obtained nor will it obtain an updated fairness opinion to reflect the current terms of the Merger. Changes in the operations and prospects of PhotoMedex or Radiancy, respectively, general market and economic conditions and other factors that may be beyond the control of PhotoMedex and Radiancy, and on which the fairness opinion was based, may alter the value of PhotoMedex or the price of shares of PhotoMedex common stock by the time the Merger is completed. The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion does not address the fairness of the Merger consideration, from a financial point of view. Rather, the opinion only addresses the fairness of the consideration contemplated in the Agreement and Plan of Merger, dated July 4, 2011, as of the date of the opinion and not at any date after the date of such opinion, including at the time the Merger is completed. PhotoMedex considered whether to obtain an updated fairness opinion with respect to the revised transaction terms and determined that, inasmuch as the consideration to be received by the PhotoMedex stockholders remains substantially the same, an updated fairness opinion would not be sought. Consequently, the fairness opinion does not give effect to or consider the revisions in the terms of the transaction contemplated by the Agreement and Plan of Merger, dated July 4, 2011, in the Amended and Restated Agreement and Plan of Merger set forth in Annex A. For a description of the opinion that PhotoMedex received from Fairmount, see “The Merger—Opinion of PhotoMedex Inc.’s Financial Advisor—Fairmount Partners”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the risk that the merger will not be consummated, as the merger is subject to certain closing conditions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the expected timing of the completion of the merger; the ability to obtain approval for listing on the Nasdaq of the shares of common stock of PhotoMedex issuable in connection with the merger or issuable in connection with the exercise of any warrants; the ability to obtain approvals from the stockholders of PhotoMedex and Radiancy and to complete the merger considering the various closing conditions; any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, if and when the merger is consummated, there will be risks and uncertainties related to successfully integrating the products and employees of the PhotoMedex and Radiancy, as well as the ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of PhotoMedex and Radiancy described herein and in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to in the forward-looking statements. You are cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to PhotoMedex and Radiancy and are qualified in their entirety by this cautionary statement. PhotoMedex and Radiancy anticipate that subsequent events and developments will cause their views to change. The information contained in this joint proxy statement/prospectus speaks as of the date hereof and PhotoMedex and Radiancy have or undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between PhotoMedex and Radiancy. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are also urged to read the opinion of PhotoMedex’s financial advisor, which is attached as Annex B-1, and the amendment to the Opinion of PhotoMedex’s financial advisor, which is attached as Annex B-2, to this joint proxy statement/prospectus and is incorporated by reference herein.

Background of the Merger

The initial interaction between PhotoMedex and Radiancy where discussions regarding a potential business combination took place occurred in December 2006. PhotoMedex had recently completed a private offering of its shares and was considering possible candidate companies with which it might consider entering into an acquisition transaction. PhotoMedex had engaged Cowen and Company to aid in conducting a survey of potential candidate companies. Lewis C. Pell, a member of Radiancy’s board of directors, met with Messrs. Jeffrey F. O’Donnell and Dennis McGrath, the Chief Executive Officer and Chief Financial Officer of PhotoMedex, respectively, in December 2006 to discuss, on a preliminary basis, the possibility of the two companies entering into an acquisition transaction.

On February 14, 2007, PhotoMedex entered into a confidential letter agreement with Radiancy in furtherance of the discussions that took place in December 2006. Cowen and Company made a presentation to the PhotoMedex board of directors regarding the possibility of entering into a transaction with Radiancy. In March 2007, the PhotoMedex board of directors received a confidential descriptive memorandum relating to Radiancy from William Blair & Co. While discussions between PhotoMedex and Radiancy continued through July 2007, by October 2007, PhotoMedex had determined that, at the time, an acquisition of the subsidiaries of Photo Therapeutics Group Ltd would be a more suitable acquisition transaction. In August 2008, PhotoMedex entered into a definitive agreement for the acquisition of these subsidiaries and consummated the acquisition transaction in February 2009. Perseus enabled this acquisition transaction by providing $18 million of unsecured convertible debt financing to PhotoMedex.

Beginning on February 14, 2007, members of the board of directors of Radiancy were given regular updates by Mr. Yoav Ben-Dror and by Dolev Rafaeli, Radiancy’s Chairman and Chief Executive Officer, respectively, regarding discussions between the two companies. On September 3, 2007, the board of directors of Radiancy held a board meeting to further discuss and evaluate a potential merger transaction with PhotoMedex.

In July 2009, PhotoMedex named Dennis McGrath as its chief executive officer. One of his first actions as chief executive officer was to evaluate and consider those opportunities that were available to PhotoMedex for purposes of enhancing the liquidity of PhotoMedex. The alternatives that were considered were a possible business combination with another company or the raising of equity capital from the capital markets. One of the companies considered by PhotoMedex for purposes of entering into an acquisition transaction was Radiancy. Perseus encouraged PhotoMedex to revive discussions with Radiancy, as Radiancy was having success in marketing its dermatological products to the home-use market with over-the-counter clearances. During discussions between PhotoMedex and Radiancy, Radiancy advised PhotoMedex that as a condition to its entering into a business combination transaction with PhotoMedex, PhotoMedex would need to enter into an arrangement with Perseus pursuant to which Perseus’ convertible debt in PhotoMedex would be converted to common equity in PhotoMedex. In September 2009, Perseus informed PhotoMedex that it would not be willing to convert its debt to equity. As a result, discussions between PhotoMedex and Radiancy ceased.

In October 2009, PhotoMedex completed a private offering of its common stock. The underwriter for this offering had indicated that it was possible that a secondary public offering could be effectuated on or around February 2010, but it was determined that a secondary public offering could not be made at that time upon terms which would be acceptable to PhotoMedex. Later that year, in May 2010, PhotoMedex completed a secondary public offering using a new underwriter, Ladenburg Thalmann & Co. Inc.

In October 2010, PhotoMedex had resumed its evaluation of possible candidate companies with which to enter into a business combination. In that month, an exploratory meeting was arranged in New York City between Lewis C. Pell and Dolev Rafaeli for Radiancy, and Messrs. DePiano and Sight, members of the board of directors of PhotoMedex, and Neal I. Goldman, a significant PhotoMedex stockholder, for PhotoMedex. Radiancy proposed that a business combination would involve an equity split whereby 90% of the post-transaction equity would be held by Radiancy stockholders and 10% of the post-transaction equity would be held by PhotoMedex stockholders. PhotoMedex rejected this proposal. In March 2011, Perseus advised PhotoMedex that it would be interested in liquidating its convertible debt interest in PhotoMedex, and encouraged PhotoMedex to explore near-term opportunities that would allow PhotoMedex to effectuate such a liquidation. PhotoMedex examined three possible business combination candidates, which were Radiancy and two other potential strategic partners that were expected to be growth companies in the dermatological field. While PhotoMedex explored the possibility of entering into a possible acquisition transaction with each of these three potential strategic partners, the board of directors of PhotoMedex determined that Radiancy represented the best opportunity for PhotoMedex from a strategic perspective, based on its understanding of Radiancy’s capabilities and the opportunities that would be available to a combined company as a result of synergies between the two companies. In addition, the preliminary discussions that had taken place with Radiancy suggested that Radiancy’s valuation of PhotoMedex would be superior to that of the other two potential strategic partners. Based upon these considerations, the board of directors of PhotoMedex recommended that PhotoMedex’s management pursue more extensive negotiations with Radiancy, while continuing to explore the opportunities presented by the other two potential strategic partners.

On March 25, 2011, Dennis McGrath and Michael R. Stewart, the Chief Executive Officer and Chief Operating Officer respectively of PhotoMedex, and David W. Anderson, a member of the board of directors of PhotoMedex, met in New York City with Lewis C. Pell and Dolev Rafaeli. The parties agreed that a business combination involving Radiancy and PhotoMedex should be pursued. Radiancy invited the PhotoMedex representatives to come to Tel Aviv, Israel, where they would be afforded an opportunity to understand the operations and corporate culture of Radiancy, Ltd., Radiancy’s wholly-owned Israeli subsidiary, and where the representatives of PhotoMedex—James Sight, Dennis McGrath and Michael Stewart would meet representatives of Radiancy—Dr. Yoav Ben-Dror, Dr. Dolev Rafaeli, Sharon Ravid, Moran Tabak, Avi Hanin, Philip Solomon, Ravid Katchalski, Sharon Dovev and Roy Goren, to discuss terms for a possible business combination transaction. At the direction of the board of directors of PhotoMedex, Messrs. Sight, McGrath and Stewart served as the representatives of PhotoMedex that met with Radiancy’s representatives in Tel Aviv from April 3 to April 7, 2011. During these meetings, terms of a possible business combination transaction were discussed. Radiancy proposed that its stockholders should be the holders of approximately ninety percent (90%) of the outstanding common stock of the post-transaction combined entity while PhotoMedex proposed that Radiancy’s stockholders be the holders of approximately seventy-five percent (75%) of the outstanding common stock of the post-transaction combined entity. The parties agreed that Radiancy’s stockholders would be entitled to receive new PhotoMedex common stock equal to a number of shares that would be three (3) times the number of shares issued and outstanding immediately prior to the consummation of the merger (including any shares of common stock that are issuable on conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share), and that, in addition, Radiancy’s stockholders would also receive a class of preferred stock and PhotoMedex’s stockholders would receive warrants, which would be exercisable at a price of $20 per share of common stock. The number of shares of common stock underlying the warrants to be issued to the stockholders of PhotoMedex was to be equal to one-third of the number of shares of common stock that would be issuable to Radiancy’s stockholders upon conversion of all shares of preferred stock issued to them. On April 14, 2011, the board of directors of PhotoMedex was informed by management of the discussions that had taken place, and the board of directors advised management to continue its negotiations with Radiancy. At the same time, the board of directors of PhotoMedex also instructed management to engage a reputable financial advisor to provide an opinion which would confirm that entry into the contemplated business combination transaction with Radiancy would be fair from a financial point of view to the stockholders of PhotoMedex.

Following the meeting of the board of directors of PhotoMedex on April 14, 2011, Radiancy reported to PhotoMedex that its board of directors was also in favor of entering into a business combination transaction with PhotoMedex. Radiancy also advised PhotoMedex that more than a majority of its stockholders had expressed, under a confidentiality agreement, their approval of a transaction with PhotoMedex on the terms that had been discussed. Radiancy requested that PhotoMedex seek a similar indication of interest from some of its significant investors. Following this request, PhotoMedex requested that certain of its significant investors enter into confidentiality agreements and invited them to come to a meeting in New York City for purposes of providing certain information relating to the proposed transaction.

From April 19, 2011 to April 21, 2011, representatives and managers of Radiancy, namely, Dr. Dolev Rafaeli, Giora Fishman and Roy Goren visited the PhotoMedex facilities and met some of the management personnel of PhotoMedex. Other representatives and managers of Radiancy, namely Sharon Ravid, Moran Tabak and Ravid Katchalski also visited the PhotoMedex facilities on May 12, 2011.

In early May 2011, one of the potential strategic partners for which PhotoMedex was considering entering into an acquisition transaction determined that it was no longer interested in pursuing such a transaction with PhotoMedex and ceased negotiations with PhotoMedex. PhotoMedex believes that this was a result of the increase in its share price that occurred in early May 2011. Prior to ceasing negotiations, no deal terms had been discussed.

On May 2, 2011, Messrs. McGrath and Sight, as well as Paul J. Denby and Stephen P. Connelly, members of the board of directors of PhotoMedex, met with Dr. Yoav Ben-Dror and Dr. Dolev Rafaeli in New York City. During these meetings, the terms of the contemplated business combination transaction were discussed, and Radiancy had indicated that, as a condition to entering into a business combination, it would require that (i) the terms of the compensation arrangements of PhotoMedex with Messrs. Dennis McGrath and Michael Stewart should be amended to exclude certain payments of PhotoMedex that would be required to be made in the event of a change of control of PhotoMedex and (ii) an agreement be entered into with Perseus, pursuant to which Perseus’ interest in PhotoMedex would be repurchased by PhotoMedex, such agreement to be entered into with Perseus prior to the commencement of due diligence activities and the drafting of a definitive agreement in respect of the proposed transaction.

On May 3, 2011, PhotoMedex held a meeting of its board of directors in New York City. Dr. Dolev Rafaeli made a presentation to the board of directors of PhotoMedex which included information regarding the history of Radiancy, the current operations of Radiancy and its future plans. Following this presentation, Dr. Rafaeli left the meeting and members of PhotoMedex management provided the board of directors of PhotoMedex with an update regarding PhotoMedex’s operations, along with a description and evaluation of the proposed business combination transaction to be entered into with Radiancy. The directors expressed their support for the transaction, but advised management that in accordance with Radiancy’s request, an agreement with Perseus should first be negotiated and entered into, prior to the commencement of due diligence activities and the drafting of a definitive agreement. On this day, the PhotoMedex board also approved awards of 200,000 shares and 180,000 shares, respectively, of restricted stock to be issued to Messrs. McGrath and Stewart, respectively, in exchange for amendments to be made to their compensation arrangements and for their efforts which would be made in negotiating and consummating the contemplated business combination transaction with Radiancy. The terms of such awards were that they would be effectuated if and only if a business combination with Radiancy was effectuated. Those awards are in addition to the 100,000 shares of restricted stock awarded to each of Messrs. McGrath and Stewart on March 30, 2011 (which awards are not contingent upon the closing of the merger but the vesting terms of which have been amended contingent upon the closing) and the awards of options to purchase 60,700 shares and 54,700 shares, respectively (which awards are contingent upon the closing of the merger and will only be granted upon the closing). The employment agreements of each of Messrs. McGrath and Stewart have also been amended contingent upon the closing. For further discussion of the implications of the merger on PhotoMedex’s compensation arrangements with Messrs. McGrath and Stewart, see “The Merger—Interests of PhotoMedex Directors and Executive Officers in the Merger” beginning on page 88 and “Compensation Discussion and Analysis of PhotoMedex” beginning on page 222.

On May 4, 2011, PhotoMedex hosted a meeting of certain of its significant investors in New York City. Among the significant investors present at the meeting included certain of the individuals and entities that were parties to the Voting Support, Lock-Up and Confidentiality Agreement with Radiancy. Each investor had agreed to keep confidential the non-public information that was to be imparted and not to use such information in breach of securities laws. At the meeting, Mr. McGrath presented the investors with an introduction of Radiancy and a summary of the proposed business combination transaction. The investors indicated that they would be supportive of such a business combination. Following this meeting, PhotoMedex entered into discussions with Perseus regarding the terms of a definitive agreement pursuant to which PhotoMedex would be entitled to repurchase the securities of PhotoMedex that were held by Perseus. PhotoMedex and Perseus entered into a Repurchase Right Agreement on May 27, 2011 (the “Repurchase Right Agreement”). For further discussion of the terms of the Repurchase Right Agreement, see “The Merger—Perseus Repurchase Transaction” beginning on page 98.

In late May 2011, PhotoMedex learned that the second potential strategic partner for whom it was considering entering into an acquisition transaction was only interested in acquiring the skincare business of PhotoMededex. The board of directors of PhotoMedex determined that Radiancy, which was interested in all of the product offerings of PhotoMedex, was a better candidate and ceased negotiations with this potential strategic partner. Prior to ceasing negotiations, no deal terms had been discussed. On May 31, 2011, PhotoMedex entered into an engagement letter with Fairmount, pursuant to which Fairmount agreed to render a fairness opinion with respect to the contemplated transaction with Radiancy. The fairness opinion was to provide that the consummation of a business combination transaction with Radiancy would be fair, from a financial standpoint, to the stockholders of PhotoMedex.

Following discussions between Davis Woodward, Corporate Counsel of PhotoMedex, and Dr. Yoav Ben-Dror, and the parties’ respective tax counsel, on June 1, 2011 it was decided that the most suitable structure for a business combination transaction between PhotoMedex and Radiancy would be a tax-free reverse triangular merger, whereby Radiancy would merge with a newly formed subsidiary of PhotoMedex and Radiancy would be the surviving company. The merger agreement would provide that PhotoMedex would issue to the stockholders of Radiancy shares of its common stock and shares of a new class preferred stock, and that PhotoMedex would issue warrants to those PhotoMedex stockholders that would be entitled to vote at the meeting of stockholders which would be held to approve, among other things, the consummation of the merger transaction.

From June 1, 2011 through July 4, 2011, Radiancy, PhotoMedex and their respective counsels negotiated the terms of a definitive merger agreement and certain related documents, including employment agreements with key executives. Two of the conditions to Radiancy’s obligation to consummate the merger which were provided for in the draft merger agreement were: (a) that Radiancy secure a ruling from the Israeli Tax Authority that the preferred stock to be issued to its stockholders would be entitled to a deferral with respect to obligations of payment of Israeli income tax; and (b) that such preferred stock to be issued to Radiancy’s stockholders would be registered with the SEC and listed on the Nasdaq. During this time period, each of PhotoMedex and Radiancy also conducted legal, business, tax and accounting due diligence investigations.

At a June 6, 2011 meeting of the PhotoMedex board of directors, PhotoMedex management provided the board of directors with an update of the status of the ongoing discussions with respect of the proposed transaction. It was reported that Ellenoff Grossman & Schole LLP, Radiancy’s counsel, had distributed a first draft of a definitive agreement, which PhotoMedex and Kaye Scholer LLP, the firm representing PhotoMedex, began to review. The auditors, EisnerAmper LLP for PhotoMedex and Fahn Kanne & Co. for Radiancy, had exchanged access letters which allowed each to review the audit workpapers of the other.

On June 13, 2011, at a special meeting of PhotoMedex’s board of directors, PhotoMedex management and its counsel provided the board of directors with an update regarding the status of the contemplated transaction with Radiancy. PhotoMedex’s board of directors was advised that a list of legal issues was being compiled for Radiancy and PhotoMedex in respect of the merger agreement draft. In addition, the board of directors was informed that lock-up agreements to secure votes from supportive investors were being drafted, and that with respect to the agreements that would be entered into between PhotoMedex stockholders and Radiancy, it was decided that it would be prudent for the PhotoMedex stockholders to engage a third-party firm to represent their interests as stockholders of PhotoMedex. Ulmer & Berne, LLP, a firm that had previously represented the interests of a PhotoMedex investor, was later engaged by certain of PhotoMedex’s significant stockholders to represent the interests of the PhotoMedex stockholders. At the June 13, 2011 meeting, the board of directors of PhotoMedex also received a report on matters of interest that arose in review of the due diligence documents that Radiancy had provided to PhotoMedex and its counsel for review up to the date of the meeting. EisnerAmper LLP reported that it had set up a data room for its 2009 and 2010 audit workpapers, and Fahn Kanne & Co., Grant Thornton’s correspondent in Israel, had provided its 2010 audit workpapers. EisnerAmper LLP also advised the board of directors that it had conducted a due diligence review of the accounting procedures of Radiancy and proceeded to discuss its findings with the board of directors of PhotoMedex. Finally, principals from Fairmount reported that they had researched the proposed transaction and formulated a multi-faceted approach with which they would be able to render a fairness opinion, subject to ongoing factual development and analysis.

On June 20, 2011, at a special meeting of PhotoMedex’s board of directors, Fairmount provided a preliminary report on the status of the financial information that Fairmount had received from PhotoMedex and Radiancy, the methodologies that Fairmount was using to conduct its analysis, its understanding of the structure of the transaction as of that date, and the status of the progress of Fairmount’s analysis. Fairmount provided a draft version of the presentation of the fairness opinion, based on the facts known at that date, but did not provide a fairness opinion. This draft was made obsolete by certain changes to the structure of the transaction which occurred subsequent to the meeting. These changes, described below, involved changes to the structure of the proposed merger transaction whereby Radiancy would be issued additional shares of common stock instead of the shares of preferred stock which they were to receive pursuant to the terms of the merger that had been previously agreed upon by PhotoMedex and Radiancy. The draft presentation was amended to reflect this change in the structure of the transaction and subsequently, on July 4, 2011, Fairmount made a presentation to the board of directors of PhotoMedex and rendered its fairness opinion. At the June 20, 2011 special meeting, representatives of Kaye Scholer LLP presented the board of directors of PhotoMedex with an overview of their fiduciary duties as they related to the contemplated consummation of the business combination transaction with Radiancy, as well as an update regarding the terms of the then-current draft merger agreement and the status of their ongoing legal diligence investigation of Radiancy, and provided answers to questions which were made by members of the board of directors. Representatives of EisnerAmper LLP also provided an update on the status of their financial due diligence investigation of Radiancy.

On June 27, 2011, at a special meeting of PhotoMedex’s board of directors, PhotoMedex management and Kaye Scholer, LLP, its counsel, provided the board of directors with an update of the status of the ongoing discussions relating to the merger agreement and the results of ongoing due diligence activities. EisnerAmper LLP reported on Radiancy’s progress in finalizing its financial statements for 2010. Fairmount indicated that they expected to receive various factual updates which would allow them to incorporate such updates into a report regarding the fairness opinion which they would be delivering. In addition, the Compensation Committee of the board of directors of PhotoMedex had reviewed the details of the compensation arrangements with Messrs. Dennis McGrath and Michael Stewart and recommended that the arrangements be accepted by the board of directors.

From their investigations, the parties determined that there was substantial uncertainty regarding the ability of Radiancy to obtain a favorable tax ruling from the Israeli Tax Authority regarding the shares of preferred stock that were to be issued to its stockholders in connection with the consummation of the contemplated merger agreement. In addition, there was also substantial uncertainty regarding a listing of such shares of preferred stock on the Nasdaq. In order to resolve these issues relating to the preferred stock to be issued to the Radiancy stockholders, Messrs. McGrath, Stewart, Sight and Woodward, on the one hand, and Dr. Yoav Ben-Dror and Dr. Dolev Rafaeli, on the other, together with the parties’ respective counsel, engaged in discussions. It was determined that in lieu of an issuance of shares of preferred stock to Radiancy’s stockholders, PhotoMedex would instead issue shares of its common stock to Radiancy’s stockholders. The number of shares of common stock to be issued in lieu of shares of preferred stock was calculated based upon the number of shares of common stock which would have been issuable in connection with a conversion of the shares of preferred stock, plus some additional shares of common stock of PhotoMedex to compensate Radiancy’s stockholders for the five percent dividend which would have been payable to holders of preferred stock pursuant to the contemplated terms of the transaction.

On June 29, 2011, Dr. Yoav Ben-Dror and Dr. Dolev Rafaeli presented to the stockholders who would be party to the Voting Support, Lock-up and Confidentiality Agreement information on the planned merger between Radiancy and PhotoMedex. Accordingly, a Voting Support, Lock-Up and Confidentiality Agreement was sent to each such stockholder along with the draft of the Merger Agreement. On June 30, 2011, these stockholders, holding a majority of the outstanding shares of capital stock of Radiancy (approximately 53.6% of the outstanding voting power of Radiancy or 2,972,053 out of 5,246,995 shares of outstanding Radiancy common stock and 308,699 out of 869,569 shares of outstanding Radiancy preferred stock) signed the Voting Support, Lock-Up and Confidentiality Agreement with PhotoMedex.

On June 30, 2011, at a special meeting of PhotoMedex’s board of directors, PhotoMedex management provided the board of directors with an update regarding the new agreement regarding the issuance of common stock to Radiancy’s stockholders in lieu of issuing shares of preferred stock as was previously agreed upon. The PhotoMedex board of directors also received updates with respect to the status of the merger agreement, a final due diligence memorandum and employment documentation to be entered into between PhotoMedex and each of Dennis McGrath and Michael Stewart. After discussion, it was determined that the board of directors would meet again on July 4, 2011, at which time a vote would be taken with respect to approval of the definitive merger agreement and the employment agreements.

On June 30, 2011, at a special meeting of Radiancy’s board of directors, Radiancy’s counsel, Ellenoff Grossman & Schole LLP, and tax advisor, Grant Thornton LLP, made presentations to Radiancy’s board of directors to help Radiancy evaluate the proposed merger. The Radiancy board of directors received updates on the status of the merger agreement and due diligence reports from its counsel and tax advisor as well. After discussion, the proposed merger with PhotoMedex was unanimously approved by Radiancy’s board of directors. At the June 30, 2011 meeting, the board of directors also approved a stock award of up to 1,017,065 shares of Radiancy common stock (having a value of $13,862,593) and a “gross-up” tax reimbursement of $12,364,305 to Dolev Rafaeli. The stock award and gross-up was awarded to Dr. Rafaeli as a result of his outstanding performance as Chief Executive Officer of Radiancy, and leading Radiancy to record revenues and profits in 2010. There were no negotiations between PhotoMedex and Radiancy in connection with this award because the award was granted due to Dr. Rafaeli’s performance and was neither contingent upon nor triggered by the merger.

On July 4, 2011, investors holding approximately 48% of the outstanding PhotoMedex common stock agreed to vote their shares in favor of the merger agreement and signed the Voting Support, Lock-Up and Confidentiality Agreement with Radiancy.

On July 4, 2011, at a special meeting of PhotoMedex’s board of directors, Fairmount delivered its opinion that as of July 4, 2011, and based on the assumptions, qualifications and limitations set forth in their written fairness opinion, the merger consideration to be issued by PhotoMedex in connection with the merger was fair, from a financial point of view, to the stockholders of PhotoMedex. Representatives of Kaye Scholer LLP updated the board of directors of PhotoMedex with respect to the terms of the definitive merger agreement and provided a final update with regard to its legal due diligence investigation of Radiancy. Following the presentations, the PhotoMedex board of directors approved and adopted, by a unanimous vote, the merger agreement and the merger and declared the merger agreement and the merger to be advisable, fair to, and in the best interests of PhotoMedex and its stockholders and recommended that the PhotoMedex stockholders vote in favor of the merger agreement and the merger.

On the evening of July 4, 2011, Radiancy, PhotoMedex and PHMD Merger Sub, Inc. executed the merger agreement and subsequently announced the merger July 5, 2011. As of October 31, 2011, the merger agreement was amended and restated in its entirety and each of Radiancy, PhotoMedex and Merger Sub, Inc. executed the amended and restated merger agreement. The terms of the merger agreement (as amended and restated) are more fully described in the section entitled “The Merger Agreement.”

Events Following Execution of the Original Merger Agreement

Effective August 9, 2011, PhotoMedex approved certain changes to Dr. Rafaeli’s amended and restated employment agreement. The changes were technical in nature and involved coordinating certain of the terms of the agreement with Sec. 162(m) of the Code. The August 9, 2011 amendment amended that certain amended and restated employment agreement, dated July 4, 2011, by and between PhotoMedex and Dr. Rafaeli. In negotiating the July 4, 2011 employment agreement, the parties had agreed that Dr. Rafaeli would be given a three year employment agreement following consummation of the merger, such agreement having terms that were comparable to those economic terms contained in Dr. Rafaeli’s employment agreement with Radiancy. See, “Executive Compensation of Radiancy—Overview of Executive Employment Agreements—Amended and Restated Employment Agreement with Dolev Rafaeli” beginning on page 244. Effective August 11, 2011, PhotoMedex approved certain changes to the amended and restated restricted stock agreements of Messrs. McGrath and Stewart under which each executive was awarded 100,000 restricted shares of its common stock. The changes were technical in nature and provided that the number of shares that would vest as of the closing of the merger out of the 100,000 shares that were subject to each agreement would be limited not only by Sec. 280G of the Code, but also would be limited to avoid the loss in any material respect of a deduction under Sec. 162(m).

During September 2011 and October 2011, representatives of PhotoMedex—consisting of James Sight and Dennis McGrath, engaged in discussions with representatives of Radiancy—consisting of Dr. Yoav Ben-Dror and Dr. Dolev Rafaeli, regarding certain terms of the merger agreement, and an escrow agreement that was to be entered into in connection therewith. The Original Merger Agreement had included a provision for indemnification, with indemnification to claims to be satisfied from an escrow of 800,000 shares of common stock of PhotoMedex (the “Escrow Fund”). Under the terms of the Original Merger Agreement, claims for indemnification could be made by named representatives for each of PhotoMedex and Radiancy, as the case may be, in respect of breaches of representations, warranties or covenants under the Original Merger Agreement; in addition Radiancy’s representative was entitled to make claims for indemnification under specified circumstances in the event that and to the extent that the amount payable to Perseus in connection with the consummation of the Perseus Repurchase Transaction was an amount in excess of $19,500,000. The satisfaction of any such indemnification claims would be effectuated by a distribution from the Escrow Fund to the PhotoMedex stockholders or the Radiancy stockholders, as the case may be. During the discussions between the representatives of PhotoMedex and the representatives of Radiancy, it was determined as a business matter that the Escrow Fund, and the related provisions under the Original Merger Agreement relating to indemnification, be deleted. Instead it was decided that the shares of common stock of PhotoMedex that would have gone into the Escrow Fund under the terms of the Original Merger Agreement, would instead be issued to the PhotoMedex stockholders and the Radiancy stockholders at the time of the closing of the merger, with an additional 600,000 shares of common stock of PhotoMedex to be issued to the Radiancy stockholders and an additional 200,000 shares of common stock to underlie additional warrants to be issued to the PhotoMedex stockholders (such warrants having the same terms as the warrants being issued to the PhotoMedex stockholders in connection with the merger). This change was agreed upon by the respective representatives of PhotoMedex and Radiancy as a means of resolving issues relating to the terms of the escrow agreement that was to be entered into in accordance with the terms of the Original Merger Agreement; specifically, the parties were discussing how the shares underlying the Escrow Fund would be allocated for purposes of satisfying claims brought by the PhotoMedex representative, on the one hand, and the Radiancy representative, on the other. Under the amended and restated merger agreement, each of the parties acknowledged and agreed that, except in the case of fraud, no party would be entitled to make any claim, or otherwise institute any proceeding or action, for indemnification, payment of damages or any other remedy, against any other party in respect of any of the representations, warranties, pre-closing covenants or pre-closing obligations contained in the amended and restated merger agreement.

In addition, the representatives of PhotoMedex and Radiancy also discussed making changes to the Original Merger Agreement to permit Radiancy, Ltd. to retain its shares of Radiancy common stock following the consummation of the merger, This was done to avoid taxable gain being recognized by Radiancy, Ltd. as a result of an exchange of its shares of Radiancy common stock for shares of PhotoMedex common stock. Radiancy, Ltd. currently owns approximately 2.6% of Radiancy common stock and 1.8% of Radiancy equity on an as-converted and fully diluted basis. Upon consummation of the merger, Radiancy, Ltd. will continue to own approximately 1.8% of Radiancy and PhotoMedex will own approximately 98.2% of Radiancy equity, both on an as-converted and fully diluted basis, and Radiancy will become a majority-owned subsidiary of PhotoMedex, rather than a wholly-owned subsidiary. This change in structure would not otherwise alter the overall economic terms of the merger transaction.

Following these discussions between representatives of each of PhotoMedex and Radiancy, the parties negotiated the terms of the amended and restated merger agreement, which reflected changes that reflected the terms of the business arrangement. The amended and restated merger agreement was approved by the board of directors of PhotoMedex on October 31, 2011 and by the board of directors of Radiancy on October 31, 2011. In approving the amended and restated merger agreement, the board of directors of PhotoMedex considered the possibility of seeking an updated fairness opinion which would address the terms of the amended and restated merger agreement; following discussion of this matter, the board determined that the changes in the overall economic aspects of the transaction were minor in nature, and therefore concluded that it would not be necessary for PhotoMedex to obtain such an updated opinion. The amended and restated merger agreement was executed by each of Radiancy, PhotoMedex and Merger Sub as of October 31, 2011. As a result of the changes to the terms of the merger agreement, as of October 31, 2011, Radiancy and the stockholders of PhotoMedex that were parties to the Voting Support, Lock-Up and Confidentiality Agreement with Radiancy amended and restated that agreement, and as of October 31, 2011, PhotoMedex and the stockholders of Radiancy that were parties to the

Voting Support, Lock-Up and Confidentiality Agreement with PhotoMedex amended and restated that agreement. For a more complete discussion of the Voting Support, Lock-Up and Confidentiality Agreements, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

As of October 31, 2011, in connection with the increase in the number of warrants to be issued to PhotoMedex’s stockholders under the amended and restated merger agreement, PhotoMedex and each of Messrs. McGrath and Stewart amended their July 4, 2011 nonqualified stock option agreements to increase the number of shares subject to the options under such agreements from 50,100 and 45,100 shares, respectively, to 60,700 and 54,700 shares, respectively. All of these options are entirely contingent upon the closing of the merger and will be void if a closing of the merger does not occur. The awards of 200,000 and 180,000 shares of restricted stock granted to Messrs. McGrath and Stewart, respectively, on May 3, 2011 (and reduced to written agreement on July 4, 2011) are likewise contingent upon the closing of the merger and will be void if the closing of the merger does not occur. Similarly, the amended employment agreements entered into with Messrs. McGrath and Stewart on July 4, 2011 are contingent upon the closing of the merger; if the closing does not occur, their existing employment agreements will remain in effect. In addition, on March 30, 2011 Messrs. McGrath and Stewart were each granted 100,000 shares of restricted stock. These awards are not contingent upon the closing of the merger. The vesting terms of these March 30, 2011 awards have, however, been amended contingent upon the closing of the merger. The key terms (including vesting) of the equity awards described in this paragraph, the amended and existing employment agreements, and equity awards granted to Messrs. McGrath and Stewart prior to 2011 are described further in “The Merger—Interests of PhotoMedex Directors and Executive Officers in the Merger” beginning on page 88 and “Compensation Discussion and Analysis of PhotoMedex” beginning on page 222.

PhotoMedex Board of Directors’ Recommendation

The board of directors of PhotoMedex has unanimously determined that the merger and merger agreement with Radiancy are advisable, fair to, and in the best interests of the PhotoMedex stockholders. In approving and authorizing the merger and the merger agreement, the board of directors considered a number of factors, including, among others, the facts discussed in the following paragraphs. Although the foregoing discussion sets forth the material factors considered by the PhotoMedex board of directors in reaching its conclusion, it may not include all the factors considered by the PhotoMedex board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the PhotoMedex board of directors did not consider it practicable to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The PhotoMedex board of directors viewed its position and determinations as being based on all of the information available and the factors presented to it and considered by it. In addition, individual directors may have given different weight to different factors.

In reaching its decision, the PhotoMedex board of directors consulted with its senior management, financial advisor and outside legal counsel. These consultations included discussions regarding strategic and operational matters, the historical and future price for PhotoMedex common stock, past and current business operations and financial condition and performance.

The decision of the PhotoMedex board of directors to enter into the merger agreement was the result of careful consideration by the PhotoMedex board of directors of numerous factors, including the following positive factors that it believes will contribute to the success of the combined enterprise:

•

PhotoMedex and Radiancy will realize synergistic benefits upon the merger of the two companies. Radiancy desires PhotoMedex’s patent portfolio, which Radiancy believes is a valuable asset in continuing its growth, and Photomedex’s current products, (e.g. the Neova line of skincare products) which Radiancy believes it can incorporate into its business model in the home-use market to its advantage in a fashion more efficient and profitable than under PhotoMedex. PhotoMedex desires Radiancy’s sales network and distribution know-how, which would give PhotoMedex’s current products a bigger marketing platform, and Radiancy’s products (e.g. Radiancy’s line of professional products) that PhotoMedex believes it can incorporate into its business model in the professional-use market and realize upon them more efficiently and profitably than Radiancy. On this platform of reciprocity, the combined company has opportunities for revenue growth and profitability.

•

PhotoMedex would like to reduce its obligations under debt arrangements. Radiancy has sufficient capital to reduce the dependence of PhotoMedex under its debt obligations. By reducing its obligations under debt arrangements and the related interest expense, PhotoMedex will have a better chance of improving its financial position.

•

Opportunities for revenue growth from established as well as from new business models may be realized by the combined company. With a strong partner in Radiancy, PhotoMedex will improve its ability to invest in and realize such growth.

•

There is little overlap in the functions and operations of PhotoMedex and Radiancy. The primary objective of the merger is revenue growth structured and operated to be profitable. Cost savings from eliminating duplicative functions is not a principal objective.

•

Under the merger agreement, neither stockholder group is bought out. The merger is structured such that the PhotoMedex stockholders and the Radiancy stockholders will continue to be stockholders of the combined company following consummation of the merger. Each stockholder group can benefit from opportunities that may be available to the combined company following the consummation of the merger. In addition, the stockholders of PhotoMedex will receive warrants by which they can, at an exercise price of $20 per share, maintain, a twenty-five percent (25%) equity interest in the combined company.

•	The PhotoMedex board of director’s familiarity with the principals of Radiancy, and its familiarity with the business of Radiancy through its due diligence investigations.

The PhotoMedex board of directors also identified and considered negative factors, including the following:

•	It is possible that the closing conditions relating to the consummation of the merger will not be met.

•

If PhotoMedex fails to fulfill a condition assigned to it under the merger agreement, it could become obligated to pay a termination fee in an amount equal to $1,500,000 plus the costs and expenses of Radiancy.

•

The merger agreement may be terminated by either Radiancy or PhotoMedex in certain circumstances, and if it is terminated as a result of a board recommendation to pursue an alternative proposal, a termination fee of $3,000,000 may be payable by the terminating party.

•	The merger agreement substantially limits any outside opportunities PhotoMedex might otherwise have with other potential business combination opportunities.

It should be noted that this explanation of the reasoning of the board of directors of PhotoMedex and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

Radiancy Board of Directors’ Recommendation

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, Radiancy’s board of directors considered a number of factors in connection with its evaluation of the merger.

In considering the merger, Radiancy’s board of directors gave considerable weight to the following favorable factors:

•	PhotoMedex is a Nasdaq listed issuer. The merger should provide enhanced exposure to capital markets and greater stockholder liquidity.

•	Increased market capitalization and a broader stockholder base resulting from the merger should improve trading liquidity for Radiancy stockholders.

•	The combination of PhotoMedex’s and Radiancy’s management will add management team members with complementary skills.

•	The strategic fit and complementary nature of PhotoMedex’s and Radiancy’s respective assets and the related potential impact on the combined company’s earnings.

•

Radiancy desires certain resources and technologies that PhotoMedex possesses and Radiancy believes it can incorporate these resources and technologies into its business model in the home-use market to its advantage.

Radiancy’s board of directors believes the above factors strongly supported its determination and recommendation to approve the merger. Radiancy’s board of directors did, however, consider the following potentially negative factors, among others, including the risk factors set forth elsewhere in this proxy statement, in its deliberations concerning the merger:

•

Conditions to closing. The merger agreement is subject to several conditions and because there can be no certainty that these conditions may be satisfied or waived, the merger may not be successfully completed.

•

Termination rights. The merger agreement may be terminated by either Radiancy or PhotoMedex in certain circumstances and, if terminated as a result of a board recommendation to pursue an alternative proposal, a termination fee of $3 million may be payable by the terminating party.

•	Limitations on other opportunities. The merger agreement substantially limits any outside opportunities Radiancy might otherwise have with other potential combination parties.

This discussion of the information and factors considered by the board of directors of Radiancy includes the principal positive and negative factors considered, but is not intended to be exhaustive and may not include all of the factors considered. The board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and merger proposals are advisable and in the best interests of Radiancy’s stockholders. Rather, the board of directors viewed its position and recommendations as being based on the totality of the information presented to them and the factors they considered. It should be noted that this explanation of the reasoning of the board of directors of Radiancy and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

Opinion of PhotoMedex Inc.’s Financial Advisor—Fairmount Partners

Fairmount was asked to render an opinion to the PhotoMedex board of directors as to whether the merger consideration to be issued by PhotoMedex in connection with the merger is fair, from a financial point of view, to the stockholders of PhotoMedex. Fairmount’s ability to deliver such a fairness opinion was subject to the completion of various financial and market analyses in accordance with its internal written procedures for the issuance of fairness opinions, and the approval of the opinion’s issuance by Fairmount’s internal Fairness Opinion Committee.

On July 4, 2011, a meeting of PhotoMedex’s board of directors was held to evaluate the merger, at which Fairmount rendered to PhotoMedex’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 4, 2011, to the effect that, as of that date and based on and subject to the matters described in Fairmount’s opinion, the consideration to be issued by PhotoMedex in connection with the merger was fair, from a financial point of view, to the stockholders of PhotoMedex. Fairmount expressed no opinion as to the effect that the amended and restated merger agreement had on the proposed merger, or whether the changes made to the proposed merger pursuant to the terms of the amended and restated merger agreement would affect the fairness of the amount of consideration to be paid by PhotoMedex in the merger.

The full text of Fairmount’s written opinion and amendment to its written opinion, which describe the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, are attached to this joint proxy statement/prospectus as Annexes B-1 and B-2 to this joint proxy statement/prospectus and are incorporated by reference herein and should be read in their entirety.

Fairmount’s opinion was provided for the information and benefit of PhotoMedex’s board of directors in connection with its evaluation of the consideration to be issued in connection with the merger from a financial point of view and does not address any other aspect of the merger. Fairmount has not been asked to, and Fairmount does not, express any opinion with respect to any other matter. Fairmount does not express any view on any terms (other than the consideration to the extent expressly set forth in Fairmount’s opinion), aspects or implications of the merger, including the form or structure of the merger, or any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party, or any class of such persons, whether relative to the consideration or otherwise. The merger agreement, including the amount and form of the consideration payable in the merger, was determined through negotiations between PhotoMedex and Radiancy and was approved by the board of directors. Fairmount did not determine the amount or form of consideration payable in the merger.

Fairmount’s opinion does not address the relative merits of the merger as compared to other business or financial strategies or transactions that might be available to PhotoMedex or in which PhotoMedex might engage, nor does it address the underlying business decision of PhotoMedex to proceed with or effect the merger, nor the impact of the merger upon PhotoMedex or the future potential or viability of PhotoMedex following the merger. Fairmount is not expressing any opinion herein as to the price at which the common stock of PhotoMedex will trade. Fairmount did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of PhotoMedex.

Fairmount’s opinion does not constitute a recommendation to PhotoMedex’s board of directors or to any other persons with respect to the merger, including as to how any security holders of PhotoMedex should vote or act. Fairmount is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by PhotoMedex and its advisors with respect to legal, regulatory, accounting and tax matters. Fairmount has consented to the inclusion in this joint proxy statement/prospectus of its opinion and the description of its opinion appearing under this subheading “Opinion of PhotoMedex, Inc.’s Financial Advisor—Fairmount Partners.”

The summary of Fairmount’s opinion described below is qualified in its entirety by reference to the full text of its opinion. In connection with rendering its opinion, Fairmount, among other things, considered the items below:

•

Review of the operations, financial condition, capital and liquidity requirements, future prospects and projected operations and financial performance, without independent verification, of PhotoMedex with PhotoMedex’s management.

•

Review of the operations, financial condition, corporate history and business model, future prospects and projected operations and financial performance received before July 1, 2011, without independent verification, of Radiancy.

•

Review of PhotoMedex’s filings with the SEC, including PhotoMedex’s annual report and audited financial statements on Form 10-K for the fiscal year ended December 31, 2010, December 31, 2009 and December 31, 2008 as well as PhotoMedex’s interim financial statements on Form 10-Q for the quarterly periods ended March 31, 2011; September 30, 2010; June 30, 2010; March 31, 2010;

September 30, 2009; June 30, 2009; March 31, 2009; September 30, 2008; June 30, 2008; and March 31, 2008.

•

Review of certain internal financial statements and other financial and operating data received before July 1, 2011, without independent verification, which PhotoMedex prepared and provided and identified and represented as being the most current financial statements available.

•

Review of certain internal financial statements and other financial and operating data received before July 1, 2011, without independent verification, which Radiancy’s management prepared and provided to PhotoMedex and identified and represented to PhotoMedex as being the most current financial statements available.

•

Review of certain financial forecasts received before July 1, 2011 for FY 2011 through FY 2013 for PhotoMedex and Radiancy, each on standalone basis, as well as a merger model prepared and agreed upon by the management of each of PhotoMedex and Radiancy contemplating a combined entity of the two companies. See “The Merger—Opinion of PhotoMedex, Inc.’s Financial Advisor—Fairmount Partners—Certain Projected Financial Information” beginning on page 71.

•	Review of a draft of the merger agreement dated June 30, 2011.

•	Review of the form of warrant for common stock of PhotoMedex attached as an exhibit to the draft merger agreement.

•	Review of the executed Repurchase Right Agreement.

•	Review of the Form 8-K and Amendment No. 4 to Schedule 13D filings, dated May 28, 2011, relating to the publicly announcement of the Repurchase Right Agreement execution with Perseus.

•	Review of the historical trading price and volume of PhotoMedex common stock, and the publicly traded securities of other companies that Fairmount deemed relevant.

•	Comparison of PhotoMedex financial performance, in whole or in part, as deemed appropriate, with the financial performance of certain other publicly traded companies that Fairmount deemed relevant.

•	Preparation and calculation of PhotoMedex’s weighted average cost of capital (“WACC”) for the discounted cash flow analysis (“DCF”), on both a standalone and post-merger basis.

•	Comparison of certain financial terms of the proposed merger to financial terms, to the extent publicly available, of certain other merger and acquisition mergers that Fairmount deemed relevant.

For purposes of Fairmount’s analysis and opinion, Fairmount assumed and relied on, without undertaking any independent verification of the accuracy and completeness of all of the information publicly available and all of the non-public information prepared and / or supplied by senior management of both PhotoMedex or Radiancy or otherwise made available to, discussed with, or reviewed by Fairmount, and Fairmount assumed no liability therefor. With respect to any projected financial data relating to PhotoMedex, Radiancy or the combined company, Fairmount assumed that they were reasonably prepared on bases reflecting the best currently available information and good faith judgments of PhotoMedex and Radiancy’s senior management as to the future financial performance of PhotoMedex, Radiancy and the combined company. Fairmount expressed no view as to any projected financial data relating to PhotoMedex, Radiancy or the combined company or the assumptions on which they were based. The senior management of PhotoMedex has informed Fairmount that to the best of senior management’s knowledge no information provided to Fairmount contains an untrue statement of a material fact or omits to state a material fact necessary for Fairmount’s analysis and no information necessary for Fairmount’s analysis has been omitted or remains undisclosed to Fairmount, and that the information was accurate up to the time of the issuance of the fairness opinion.

For purposes of rendering Fairmount’s opinion, Fairmount assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that the merger would be consummated in accordance with the terms and conditions set forth in the draft merger agreement without material modification, waiver or delay. Senior management of PhotoMedex advised Fairmount, and Fairmount assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Fairmount. Fairmount also assumed that any modification to the structure of the merger would not vary in any respect material to Fairmount’s analysis or opinion. Fairmount further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on PhotoMedex or the consummation of the merger, or operations of the combined company.

Fairmount’s opinion was necessarily based upon information made available to Fairmount as of the date of its opinion or such earlier dates as noted in this section and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. It should be understood that developments subsequent to Fairmount’s opinion may affect its opinion. Fairmount expressed its opinion based on a draft of the merger agreement dated June 30, 2011 and expressed no opinion as to the effect the Amended and Restated Agreement and Plan of Merger had on the proposed merger, or whether the changes to the proposed merger made pursuant to the Amended and Restated Agreement and Plan of Merger would effect the fairness of the amount of consideration to be paid by PhotoMedex in the merger.

The following is a summary of the material financial analyses that Fairmount reviewed with PhotoMedex’s board of directors in connection with its opinion, dated July 4, 2011. The summary, however, does not purport to be a complete description of the analyses performed by Fairmount. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Fairmount.

Overview of Valuation and Other Relevant Analyses

The financial analyses summarized below include information presented in tabular format. In order to fully understand Fairmount’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Fairmount’s financial analyses. In connection with preparing its opinion regarding whether the merger consideration to be issued by PhotoMedex pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of PhotoMedex, Fairmount considered the following financial metrics, among others, as it deemed appropriate:

1.	Equity Value. Generally the value, as of a specified date, of the relevant company’s outstanding equity securities (taking into account its outstanding options and warrants and other convertible securities, using the treasury stock method of accounting).

2.	Enterprise Value. Generally the value, as of a specified date, of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities using the treasury stock method of accounting) plus the value of its minority interests, plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less its amount of cash).

3.	Revenue. Generally the amount of the relevant company’s income received from normal course business activities, from the sale of goods and services to customers.

4.	Gross Profit. Generally the revenue less the amount of the relevant company’s direct cost of sales.

5.	EBITDA. Generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization.

6.	EBIT. Generally the amount of the relevant company’s earnings before interest and taxes.

7.	Net Income. Generally the amount of the relevant company’s revenue minus all of its expenses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 30, 2011 (two trading days prior to the delivery of the opinion by Fairmount to PhotoMedex’s board of directors), and is not necessarily indicative of current market conditions.

Estimates of gross profit, EBITDA and EBIT, as well as other financial metrics for PhotoMedex, Radiancy and the combined company, as adjusted to exclude expenses associated with extraordinary and other non-recurring items, were provided by PhotoMedex and Radiancy’s management.

In general, revenue-based calculations were selected as meaningful in valuing PhotoMedex on a standalone basis, as PhotoMedex is currently unprofitable on an operating basis.

Fairmount’s valuation analyses included the following reviews and analyses of PhotoMedex on a standalone basis prior to entering into the merger agreement:

•	Public Comparables Analysis. A review and comparison of trading multiples for comparable publicly-traded companies.

•

Precedent Transaction Analysis. A valuation approach which derives an estimate of value from prices at which entire companies or controlling interests in companies have been sold. The primary criteria for the selection of comparable transactions include business characteristics of the target company, financial characteristics of the target company and the time period of the transaction.

•

Discounted Cash Flow (“DCF”) Analysis. An evaluation estimating the present value of estimated future cash flows of PhotoMedex. This analysis also takes into account the time value of money and includes sensitivity analyses, over a range of assumptions.

•	Historical Share Price and Trading Volume Review. A review of the historical trading performance of PhotoMedex’s common stock for various time periods.

Fairmount’s valuation analyses included the following analyses of the combined company following the merger:

•	Public Comparables Analysis. As described above.

•	Discounted Cash Flow Analysis. As described above.

•	Comparables Transaction Analysis. As described above.

Fairmount did not estimate value of Radiancy on a stand-alone basis. The basis of the analysis Fairmount prepared for PhotoMedex and its shareholders was to analyze the value of PhotoMedex on a standalone basis relative to the value of PhotoMedex as part of a new combined entity. As such, a valuation of Radiancy on a stand-alone basis was not relevant for purposes of Fairmount’s analysis.

Public Comparables Analysis – PhotoMedex Standalone Basis

Fairmount calculated implied revenue and EBITDA ranges for the valuation of PhotoMedex based on a selected set of seven comparable public companies.

• Cutera, Inc. • Cynosure, Inc. • IRIDEX Corp. • Obagi Medical Products, Inc.	• Palomar Medical Technologies Inc. • Solta Medical Inc. • Syneron Medical Ltd.

For comparison purposes, the selected public companies were chosen by Fairmount because they were deemed to be generally comparable to PhotoMedex in the aggregate, each having one or more aspects which included nature of business, revenue composition, size, diversification and/or financial performance, among others. No specific numeric or other similar criteria were used to select the companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Fairmount identified a sufficient number of companies deemed adequate for purposes of its analysis, but may not have included all companies that might be deemed comparable to PhotoMedex.

For the calculation of the implied equity value per share from the implied enterprise valuations for PhotoMedex on a stand-alone basis, Fairmount assumed that the implied enterprise values were reduced by PhotoMedex’s net debt of $21.2 million as of March 31, 2011, which includes promissory notes held by Perseus, accrued interest and warrants, to calculate the implied equity valuation. The implied equity valuations were then divided by the outstanding shares on a fully-diluted basis of 3.251 million, provided by PhotoMedex management. The select public comparable analysis indicated the following:

Valuation Methodology Employed	Valuation(1) Multiple	Financial Statistic	Implied Enterprise Valuation	Implied Equity Value Per Share
				Low	–	High
Range of Implied Mean Revenue
Low	0.9x	$36.3	$32.8	$3.58	–	$4.65
High	1.0x		$36.3

(1)	A discount of 15% was applied for size. Fairmount determined that it was appropriate to apply a discount in conducting this analysis of PhotoMedex. Generally, a discount is applied if a company being valued compares unfavorably to a comparable group, and a premium is applied if a company being valued compares favorably to such group. In assessment of these discounts or premiums, the target company’s key statistics, such as size measured by revenue levels, EBITDA levels and enterprise values and performance metrics measured by margins and growth rates, are compared against the comparable group and a discount or premium is applied accordingly. A 15% discount was applied to PhotoMedex on a stand-alone basis within the Precedent Transaction Analysis to account for the difference in the enterprise value of PhotoMedex’s publicly traded shares and PhotoMedex’s performance as measured by its gross margin and EBITDA margin as compared to the comparable transaction group.

For purposes of the financial analyses, Fairmount relied upon pro-forma PhotoMedex latest twelve months (“LTM”) financial performance for the period ended March 30, 2011 as provided by PhotoMedex’s public filings and PhotoMedex’s management. Based on these multiples, Fairmount’s public comparable analysis estimated an implied enterprise valuation range for PhotoMedex on LTM revenue as provided by PhotoMedex’s management, of $32.8 – $36.3 million. Based on these multiples, Fairmount’s public comparable analysis estimated an implied equity value per share range for PhotoMedex on LTM revenue, of $3.58 – $4.65. Based on these multiples and PhotoMedex’s LTM EBITDA, Fairmount’s public comparable analysis selected an implied equity value per share for PhotoMedex on LTM EBITDA as not meaningful. PhotoMedex notes that its LTM adjusted EBITDA was approximately $100,000. The LTM adjusted EBITDA was calculated by adjusting PhotoMedex’s LTM EBITDA, which amounted to an approximate $500,000 loss, upward by an amount equal to approximately $600,000 to account for stock based compensation during that period. Applying a multiple to an essentially breakeven EBITDA or adjusted EBITDA would not, in the opinion of Fairmount, reasonably reflect the market value of PhotoMedex, or provide a reasonable data point to measure and allow the board of directors of PhotoMedex to evaluate the PhotoMedex’s fair value. As such, it was determined that EBITDA was not a meaningful or appropriate metric to consider in the final analysis of PhotoMedex’s value on a stand-alone basis.

Precedent Transaction Analysis—PhotoMedex Standalone Basis

Fairmount performed a precedent merger and acquisition (“M&A”) transaction analysis to calculate implied Enterprise Values and Equity Value ranges for PhotoMedex. Using publicly available information, Fairmount analyzed multiples for the following nine (9) change of control or business combination transactions. The M&A transactions below were selected by reviewing activity completed since January 2006 of companies in the aesthetic medical laser, skin solutions, health equipment and other consumer health/beauty sectors deemed to have either financial, operational and/or industry characteristics comparable to PhotoMedex.

Target /Acquiror

1.      Q-Med AB / Galderma Pharma S.A

2.      Laboratoire de la Mer / Omega Pharma NV

3.      Mentor Corporation / Ethicon, Inc.

4.      Aesthera Corporation / Solta Medical, Inc.

5.      Candela Corporation / Syneron Medical Ltd.

Target /Acquiror

6.      Reliant Technologies, LLC / Solta Medical, Inc.

7.      WaveLight Aesthetic GmbH / Quantel Medical SA

8.      Laserscope, Aesthetics Business / IRIDEX Corp.

9.      Alma Lasers, Ltd. / TA Associates, Inc.

Using publicly available information, Fairmount reviewed for each of these transactions the ratio of Enterprise Value, defined as total consideration, including the assumption of liabilities and residual cash when available, to LTM revenue and EBITDA. Using these same multiples, Fairmount also estimated the implied equity valuation on a per share basis.

The precedent transaction analysis indicated the following:

Valuation Methodology Employed	Valuation(1) Multiple	Financial Statistic	Implied Enterprise Valuation	Implied Equity Value Per Share
				Low	–	High
Range of Implied Median Revenue
Low	1.7x	$36.3	$61.6	$12.42	–	$16.62
High	2.1x		$75.2

(1)	A discount of 15% was applied for size of PhotoMedex. Fairmount determined that it was appropriate to apply a discount in conducting this analysis of PhotoMedex. Generally, a discount is applied if a company being valued compares unfavorably to a comparable group, and a premium is applied if a company being valued compares favorably to such group. In assessment of these discounts or premiums, the target company’s key statistics, such as size measured by revenue levels, EBITDA levels and enterprise values and performance metrics measured by margins and growth rates, are compared against the comparable group and a discount or premium is applied accordingly.

Fairmount’s precedent transactions analysis selected as meaningful PhotoMedex’s LTM revenue. Fairmount’s precedent transaction analysis resulted in a calculated implied enterprise valuation range, utilizing LTM revenue, of $61.6 to $75.2 million.

Based on these multiples, Fairmount’s precedent transactions analysis estimated an implied equity value per share range for PhotoMedex on LTM revenue, of $12.42 – $16.62. Based on these multiples and PhotoMedex’s LTM EBITDA, Fairmount’s precedent transactions analysis selected an implied equity value per share for PhotoMedex on LTM EBITDA as not meaningful. (please refer to preceding section, Public Comparables Analysis—PhotoMedex Standalone Basis, for financial basis of the selection of LTM revenue rather than LTM EBITDA).

Discounted Cash Flow Analysis—PhotoMedex Standalone Basis

Fairmount performed a DCF analysis of PhotoMedex to calculate the risk-weighted estimated present value of the free cash flows that the business could generate. Financial data for PhotoMedex used by Fairmount were management’s projections for fiscal 2011 through fiscal 2013. The WACC used for the analysis was a range of 17.5%-21.5%, based on factors including the risk-free rate of return, a levered beta of the sector, the market-risk premium, the size risk premium, the estimated tax rate, and the estimated debt to equity ratio. Fairmount analyzed a sensitivity analysis with a range of WACC and terminal values applied.

The DCF analysis indicated the following:

Valuation Methodology Employed	Implied Enterprise Valuation	Implied Equity Value Per Share
		Low	–	High
DCF Approach
Low	$43.8	$6.95	–	$12.75
High	$62.6

Fairmount’s DCF analysis implied a current enterprise valuation range of $43.8 – $62.6 million. Fairmount’s DCF analysis implied a current equity valuation range per share of $6.95 – $12.75.

Historical Share Price and Trading Volume Review.

A historical share price and trading volume review examines the historical trading performance of a company’s common stock over various time periods. Fairmount reviewed PhotoMedex’s closing share prices and average closing share prices for various periods ending on June 30, 2011.

The range of low and high closing prices per share of PhotoMedex’s common stock in the following periods ending June 30, 2011 were as follows:

•	12-month period: $4.76 to $13.34;

•	3-month period: $5.72 to $13.34; and

•	1-month period: $9.37 to $12.00.

Fairmount also reviewed the average closing price per share of PhotoMedex’s common stock for the following periods ending June 30, 2011, which were as follows:

•	1-month period average: $9.89;

•	3-month period average: $8.91;

•	6-month period average: $7.72;

•	12-month period average: $6.48; and

•	18-month period average: $6.91.

Due to illiquidity and wide fluctuations in price and volume Fairmount also reviewed the Volume Weighted Average Stock Price (VWAP) during various periods. In the three months ending June 30, 2011, PhotoMedex’s average daily volume of shares traded was 8,020 with a share price ranging from $6.61 to $11.83. During the time period of March 29, 2011 through April 1, 2011, the average daily volume of shares traded was 37,922 with a share price ranging from $5.84 to $7.99 and with the high representing a 36.8% premium to the opening low on March 29, 2011. During the time period from May 3, 2011 to May 6, 2011, the average daily share volume was 19,309 with a share price ranging from $8.49 to $13.34 and with the high representing a 57.1% premium to the trading low on May 4, 2011.

Public Comparables Analysis—The Combined Company

Fairmount calculated implied revenue and EBITDA ranges for the valuation of the combined company based on the following selected set of seven comparable public companies:

• Cutera, Inc. • Cynosure, Inc. • IRIDEX Corp. • Obagi Medical Products, Inc.	• Palomar Medical Technologies Inc. • Solta Medical Inc. • Syneron Medical Ltd.

For comparison purposes, the selected public companies were chosen by Fairmount because they were deemed to be generally comparable to the combined company in the aggregate, each having one or more aspects which included nature of business, revenue composition, size, diversification and/or financial performance, among others. Fairmount focused on companies that had substantial revenue from selling aesthetic healthcare and skincare products, either to consumers or to healthcare and beauty professionals. No specific numeric or other similar criteria were used to select the companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Fairmount identified a sufficient number of companies deemed adequate for purposes of its analysis, but may not have included all companies that might be deemed comparable to the combined company.

For purposes of the financial analyses, Fairmount relied upon pro-forma LTM financial performance for the combinedcompany for the period ended March 30, 2011 as provided by PhotoMedex and Radiancy management.

For the calculation of the implied equity value per share from the implied enterprise valuations of the combined company, Fairmount applied the following assumptions:

•	The implied enterprise values were increased by PhotoMedex’s forecasted net cash of $7.0 million, which was provided by PhotoMedex management, to calculate the implied equity valuation.

•

The implied equity valuation was divided by the anticipated outstanding shares on a non-diluted and fully-diluted basis of 18.287 million and 19.229 million, respectively. The difference to the fully-diluted share count is PhotoMedex warrants exercising into 846,467 of common stock and PhotoMedex options exercising into 95,200 shares of common stock. For the analysis, Fairmount assumed that all 846,467 warrants of PhotoMedex and 95,200 options of PhotoMedex would be exercised and that the combined company would retain the $18,833,340 cash received in connection with the exercise of the warrants and options.

The select public comparables analysis indicated the following:

Valuation Methodology Employed	Valuation Multiple	Financial Statistic	Implied Enterprise Valuation	Implied Equity Value Per Share
				Low	–	High
Pre-Exercise of Warrants & Options
Range of Implied Mean Revenue
Low	1.1x	$132.0	$140.3	$8.06	–	$8.86
High	1.2x		$155.1

Range of Implied Mean EBITDA
Low	13.0x	$24.9	$323.6	$18.08	–	$19.94
High	14.4x		$357.7

Post-Exercise of Warrants & Options
Range of Implied Mean Revenue
Low	1.1x	$132.0	$140.3	$8.64	–	$9.41
High	1.2x		$155.1

Range of Implied Mean EBITDA
Low	13.0x	$24.9	$323.6	$18.17	–	$19.94
High	14.4x		$357.7

Based on these multiples, Fairmount’s public comparables analysis estimated an implied enterprise valuation range for the combined company on LTM revenue, of $140.3 – $155.1 million. Fairmount’s public comparables analysis estimated an implied enterprise valuation range for the combined company on LTM EBITDA, of $323.6 – $357.7 million.

Fairmount’s public comparables analysis estimated an implied equity value per share range for the combined company on LTM revenue, pre-exercise of warrants and options issued as part of the merger, of

$8.06 – $8.86. The same analysis using LTM EBITDA resulted in an implied equity value per share range for the combined company, pre-exercise of warrants and options issued as part of the merger, of $18.08 – 19.94.

Fairmount’s public comparables analysis estimated an implied equity value per share range for the combined company on LTM revenue, post-exercise of warrants and options issued as part of the merger, of $8.64 – $9.41. The same analysis using LTM EBITDA resulted in an implied equity value per share range for the combined company, post-exercise of warrants and options issues as part of the merger, of $18.17 – $19.94.

Precedent Transaction Analysis—The Combined Company

Fairmount performed a precedent transaction analysis to calculate implied Enterprise Values and Equity Value ranges for the combined company. Using publicly available information, Fairmount analyzed multiples for the following 12 change of control or business combination transactions. The following M&A transactions were selected by reviewing activity completed since January 2006 of companies in the aesthetic medical laser, skin solutions, health equipment and other consumer health/beauty sectors deemed to have either financial, operational and/or industry characteristics comparable to the combined company.

Target / Acquiror

1.      Paras Pharmaceuticals, Ltd / Reckitt Benckiser Group plc

2.      Q-Med AB / Galderma Pharma S.A

3.      Lookfantastic Group Ltd. / The Hut Group Ltd.

4.      Laboratoire de la Mer / Omega Pharma NV

5.      St. Tropex Ltd. / PZ Cussons plc

6.      Mentor Corporation / Ethicon, Inc.

Target / Acquiror

7.      Aesthera Corporation / Solta Medical, Inc.

8.      Candela Corporation / Syneron Medical Ltd.

9.      Reliant Technologies, LLC / Solta Medical, Inc.

10.    WaveLight Aesthetic GmbH / Quantel Medical SA

11.    Laserscope, Aesthetics Business / IRIDEX Corp.

12.    Alma Lasers, Ltd. / TA Associates, Inc.

Using publicly available information, Fairmount reviewed for each of these transactions the ratio of Enterprise Value, defined as total consideration, including the assumption of liabilities and residual cash when available, to LTM revenue and EBITDA. Using the same publicly available information, Fairmount also estimated the implied equity valuation on a per share basis.

The precedent merger analysis indicated the following:

Valuation Methodology Employed	Valuation Multiple	Financial Statistic	Implied Enterprise Valuation	Implied Equity Value Per Share
				Low	–	High
Pre-Exercise of Warrants & Options
Range of Implied Median Revenue
Low	1.8x	$132.0	$232.9	$13.12	–	$15.95
High	2.2x		$284.7

Range of Implied Median EBITDA
Low	12.7x	$24.9	$316.0	$17.66	–	$21.50
High	15.5x		$386.2

Post-Exercise of Warrants & Options
Range of Implied Median Revenue
Low	1.8x	$132.0	$232.9	$13.46	–	$16.15
High	2.2x		$284.7

Range of Implied Median EBITDA
Low	12.7x	$24.9	$316.0	$17.77	–	$21.43
High	15.5x		$386.2

Fairmount’s precedent transaction analysis resulted in a calculated implied enterprise valuation range, based on combined company LTM revenue as provided by PhotoMedex and Radiancy management, of $232.9 to $284.7 million. Fairmount’s M&A transaction analysis resulted in a calculated implied enterprise valuation range, based on combined company LTM EBITDA, as provided by PhotoMedex and Radiancy management, of $316.0 to $386.2 million.

Fairmount’s precedent transaction analysis resulted in a calculated implied equity per share valuation range, based on combined company LTM revenue as provided by PhotoMedex and Radiancy management, pre-exercise of warrants and options issued as part of the merger, of $13.12 to $15.95. The same analysis using LTM EBITDA resulted in an implied equity value per share range for the combined company, pre-exercise of warrants and options issued as part of the merger, of $17.66 to $21.50.

Fairmount’s precedent transaction analysis resulted in a calculated implied equity per share valuation range, based on combined company LTM revenue as provided by PhotoMedex and Radiancy management, post-exercise of warrants and options issued as part of the merger, of $13.46 to $16.15. The same analysis using LTM EBITDA resulted in an implied equity value per share range for the combined company, post-exercise of warrants and options issued as part of the merger, of $17.77 to $21.43.

Discounted Cash Flow Analysis—The Combined Company

Fairmount performed a DCF analysis of the combined company to calculate the risk-weighted estimated present value of the free cash flows that the business could generate. Financial data for the combined company were PhotoMedex management’s projections for fiscal 2011 through fiscal 2013. The WACC used for the analysis was a range of 12.3%-16.3% based on factors including the risk-free rate of return, size risk premium, tax rate, a levered beta for the sector, market-risk premium and an estimated debt to equity ratio. Fairmount analyzed a sensitivity analysis with a range of WACC and terminal values applied.

The DCF analysis of the combined company indicated the following:

Valuation Methodology Employed	Implied Enterprise Valuation	Implied Equity Value Per Share
		Low	–	High
Pre-Exercise of Warrants & Options
DCF Approach
Low	$451.8	$25.09	–	$35.57
High	643.6
Post-Exercise of Warrants & Options
DCF Approach
Low	$451.8	$24.84	–	$34.81
High	643.6

Fairmount’s DCF analysis of the combined company implied a current enterprise valuation range of $451.8 – $643.6 million. Fairmount’s DCF analysis implied a current equity valuation range per share, pre-exercise of warrants and options issued as part of the merger consideration, of $25.09 – $35.57. Fairmount’s DCF analysis implied a current equity valuation range per share, post-exercise of warrants and options issued as part of the merger, of $24.84 – $34.81.

Summary

The tables below compare actual equity and per share equity values of PhotoMedex to the implied enterprise values, equity values and per share equity values derived from the analyses described above on standalone and combined bases.

PhotoMedex Stock Review

	Equity Value ($MM)	Per Share Equity Value
Equity Value / Market Cap as of 6/27/2011	$38.20	$11.75
Equity Value / Market Cap Using 6 Month Average Stock Price	$25.08	$7.72

PhotoMedex: Standalone

	Implied Enterprise Value ($MM)		Implied Equity Value ($MM)		Implied Per Share Equity Value
	Low	High	Low	High	Low	High
Public Comparable Analysis - Revenue	32.8	36.3	11.6	15.1	3.06	3.96
Public Public Comparable Analysis - EBITDA	NM	NM	NM	NM	NM	NM
Precedent Transaction Analysis - Revenue	61.6	75.2	40.4	54.0	10.59	14.18
Precedent Transaction Analysis - EBITDA	NM	NM	NM	NM	NM	NM
Discounted Cashflow Analysis	43.8	62.6	22.6	41.4	5.93	10.87

Mean	$46.1	$58.1	$24.9	$36.9	$6.53	$9.67

The Combined Company

	Implied Enterprise Value ($MM)		Implied Equity Value ($MM)		Implied Per Share Equity Value		Implied Fully Diluted Per Share Equity Value(1)
	Low	High	Low	High	Low	High	Low	High
Public Comparable Analysis - Revenue	140.3	155.1	147.3	162.1	8.06	8.86	8.64	9.41
Public Comparable Analysis - EBITDA	323.6	357.7	330.6	364.6	18.08	19.94	18.17	19.94
Precedent Transaction Analysis - Revenue	232.9	284.7	239.9	291.7	13.12	15.95	13.46	16.15
Precedent Transaction Analysis - EBITDA	316.0	386.2	323.0	393.2	17.66	21.50	17.77	21.43
Discounted Cashflow Analysis	451.8	643.6	458.8	650.6	25.09	35.57	24.84	34.81

Mean	$292.9	$365.4	$299.9	$372.4	$16.40	$20.37	$16.58	$20.35

1	Difference to fully-diluted is (i) preferred shares converting to 2,825,000 of common, and (ii) warrants exercising to 941,667 of common. Assumes all 941,667 warrants of PhotoMedex are exercised and the combined company retains cash influx of $18,833,333 to maintain contemplated 75% / 25% ratio. Value of preferred goes to zero for purposes of calculating on a fully-diluted basis.

Based on the information, assumptions and qualifications set forth above, Fairmount’s reviews and analyses imply that the financial value of PhotoMedex equity as part of a combined company with Radiancy is equal to or exceeds the financial value of PhotoMedex equity on a standalone basis.

As such, based on the information and analyses set forth above, Fairmount delivered its written opinion to PhotoMedex’s board of directors, which stated that, as of July 4, 2011, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the merger consideration to be issued by PhotoMedex in connection with the merger (in accordance with the form of the Original Merger Agreement) is fair, from a financial point of view, to PhotoMedex.

Miscellaneous

The foregoing summary is not a complete description of Fairmount’s opinion or the financial analyses performed and factors considered by Fairmount in connection with its opinion. The preparation of a financial opinion is a complex and nuanced analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Fairmount arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis, or was restricted to a simple weighting of such factors, for purposes of its opinion. Rather, Fairmount made its determination as to fairness, from a financial point of view, of the merger consideration to be issued by PhotoMedex on the basis of its experience and professional judgment after considering the results of all such analyses. Accordingly, Fairmount believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Fairmount’s analyses and opinion.

In performing its analyses, Fairmount considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of PhotoMedex. No company, business or transaction used in the analyses is identical to PhotoMedex or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve numerous complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The assumptions and estimates contained in Fairmount’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. Accordingly, the assumptions and estimates used in, and the results derived from, Fairmount’s analyses are inherently subject to substantial uncertainty.

As part of its investment banking business, Fairmount regularly is engaged in the valuation of businesses and their securities in connection with mergers, divestitures, acquisitions, business recapitalizations, private placements and for other purposes. The board of directors of PhotoMedex determined to use the services of Fairmount because it is a recognized investment banking firm that has substantial experience in similar matters and in the industries and markets in which PhotoMedex operates and Fairmount is familiar with PhotoMedex. Pursuant to the merger, PhotoMedex is contracted to pay Fairmount an opinion fee of $200,000, $50,000 of which was paid upon execution of the engagement letter and $150,000 of which was paid at the time Fairmount delivered and rendered its fairness opinion to the board of directors of PhotoMedex in connection with the proposed merger. No portion of Fairmount’s opinion fee is contingent upon either the conclusion expressed in the opinion or whether the merger is successfully consummated.

Furthermore, Fairmount is entitled to be paid additional fees, as expressly indicated in Fairmount’s engagement agreement governing Fairmount’s opinion, at Fairmount’s standard daily rates for any time incurred in reviewing or assisting in the preparation of any joint proxy statement/prospectus materials or other SEC filings or documents associated with the merger or any other future activities related to Fairmount’s opinion. PhotoMedex has also agreed to reimburse Fairmount for its out-of-pocket expenses and reasonable fees and expenses of counsel, consultants and advisors retained by Fairmount up to a cap of $25,000, incurred in connection with the engagement, and to indemnify and hold harmless Fairmount and its affiliates and any other person, director, employee or agent of Fairmount or any of its affiliates, or any person controlling Fairmount or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Fairmount as financial advisor to PhotoMedex’s board of directors. The terms of the fee arrangement with Fairmount, which PhotoMedex and Fairmount believe are customary in transactions of this nature, were negotiated at arm’s length between PhotoMedex and Fairmount, and PhotoMedex’s board of directors is aware of these fee arrangements.

Fairmount is familiar with PhotoMedex and has provided investment banking services to PhotoMedex in the past, most recently in July 2008. At that time Fairmount acted as financial advisor to PhotoMedex relating to the divestiture of its Surgical Laser Services division to PRI Medical Technologies and received an investment banking success fee for its services. Three members of Fairmount are shareholders in PhotoMedex, Cornelius P. McCarthy, Charles M. Robins and Michael A. Martorelli. Fairmount representatives collectively own less than 0.1% of PhotoMedex outstanding stock as of June 10, 2011. These shareholders have not acquired or sold PhotoMedex stock in the last three years.

Although Fairmount has, in the present or the past, provided advisory services to PhotoMedex from time-to-time, the board of directors of PhotoMedex determined that these prior relationships with PhotoMedex would not affect Fairmount’s ability to fulfill its obligations of impartiality and objectivity in rendering its opinion.

Fairmount’s internal Fairness Opinion Committee, which reviewed and approved the issuance of an opinion in accordance with Fairmount’s internal policies, is comprised of individuals who have not been previously involved, in any capacity, with the prior financial advisory engagements and who have no interests in the securities of PhotoMedex.

Certain Projected Financial Information

PhotoMedex and Radiancy’s senior management prepared and provided to Fairmount the following projected financial results (assuming the merger occurred on January 1, 2011) for the combined company in connection with Fairmount’s preparation of its fairness opinion and related fairness analysis. These projections for the years ended December 31, 2011, 2012, and 2013 for the combined new company incorporate select synergies and integration benefits following the merger determined by PhotoMedex management.

	(in thousands, except share and per share data)
	2011	2012	2013
Revenues	$128,605	$171,625	$214,118
Cost of revenues	41,153	51,224	61,746

Gross profit	87,452	120,401	152,372
Operating expenses	81,184	99,849	119,534

Operating profit (“EBIT”)	6,268	20,552	32,838

Depreciation and amortization expense	19,214	18,909	18,682
Pro forma adjustments	171	350	300

Adjusted EBITDA	$25,653	$39,811	$51,820

Adjusted EBITDA per share	$1.40	$2.18	$2.83

Shares used in determining adjusted EBITDA per share	18,287,240	18,287,240	18,287,240

PhotoMedex’s senior management prepared and provided to Fairmount the following projected financial results for PhotoMedex on a stand-alone basis in connection with Fairmount’s preparation of its fairness opinion and related fairness analysis.

	(in thousands, except share and per share data)
	2011	2012	2013
Revenues	$38,605	$41,735	$45,178
Cost of revenues	18,307	19,685	21,231

Gross profit	20,298	22,050	23,947
Operating expenses	20,913	21,096	21,554

Operating profit (“EBIT”)	(616)	955	2,393
Depreciation and amortization expense	3,998	3,552	3,183
Pro forma adjustments	171	350	300

Adjusted EBITDA	$3,553	$4,857	$5,876

Radiancy’s senior management prepared and provided to PhotoMedex and Fairmount the following projected financial results for Radiancy on a stand-alone basis.

	(in thousands, except share and per share data)
	2011	2012	2013
Revenues	$90,000	$120,000	$150,000
Cost of revenues	22,846	30,461	38,076

Gross profit	67,154	89,539	111,923
Operating expenses	44,780	59,707	74,634

Operating profit (“EBIT”)	22,374	29,832	37,290
Depreciation and amortization expense	426	567	709
Pro forma adjustments	0	0	0

Adjusted EBITDA	$22,799	$30,399	$37,999

Neither PhotoMedex nor Radiancy as a matter of course make public forecasts or projections as to future performance, earnings or other financial metrics, and the information set forth above was not prepared with a view to public disclosure, nor to be in conformance with generally accepted accounting principles. The prospective financial information above is not included in this joint proxy statement/prospectus in order to influence any PhotoMedex stockholder or Radiancy stockholder to make any decision regarding the proposal relating to the approval of the merger agreement, including, with regard to Radiancy stockholders, whether or not such Radiancy stockholders should seek appraisal rights for Radiancy stock. Readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the prospective financial information included herein. PhotoMedex and Radiancy are including the prospective financial information discussed above only to provide their respective stockholders with access to certain prospective financial information that was made available to the PhotoMedex board of directors and Fairmount. PhotoMedex’s independent registered public accounting firm has not reviewed, examined, compiled or otherwise applied procedures to these internal forecasts and, accordingly, does not express an opinion or any other form of assurance with respect to these forecasts. The projections above reflect numerous assumptions made by the management of both PhotoMedex and Radiancy with respect to industry performance, general business, economic, market and financial conditions, tax rulings and other matters, all of which are subject to inherent uncertainties and are difficult to predict, many of which are beyond PhotoMedex’s and/or Radiancy’s control. The prospective financial information reflects the subjective judgment of the respective management teams of PhotoMedex and Radiancy in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward looking information and is subject to risks and uncertainties, including the risk factors described herein. Accordingly, there can be no assurance that the assumptions made in preparing these forecasts will prove accurate. It is expected that there may be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the prospective financial information should not be regarded as an admission, representation, or indication that the PhotoMedex board of directors, PhotoMedex management, Radiancy board of directors, or Radiancy management, or any other person then considered, or now considers, it a reliable prediction of future results, and this should information should not be relied upon as such. The prospective financial information does not take into account any conditions, circumstances or events occurring after the date it was prepared.

Neither PhotoMedex nor Radiancy undertakes any obligation to publicly update these or any other forward-looking statements, whether as a result of new information, past, current, or future events or circumstances or otherwise.

Interests of Radiancy Directors and Executive Officers in the Merger

When you consider the recommendation of Radiancy’s board of directors in favor of approval of the merger, you should keep in mind that Radiancy’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

The merger agreement provides that nine (9) individuals (or eight (8), in the event that only eight (8) individuals are included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) shall be nominated to serve as the directors of PhotoMedex following the closing of the merger, three (3) of whom shall be identified by PhotoMedex and six (6) (or five (5), in the event that only eight (8) individuals have been identified and included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) of whom shall be identified by Radiancy. PhotoMedex shall take all necessary action to ensure that such individuals are included as the nominees to serve as the members of the PhotoMedex board of directors following the Closing, and recommend that the PhotoMedex stockholders vote to elect such nominees to serve as the directors of PhotoMedex following the closing. At the next two (2) consecutive annual meetings of the PhotoMedex stockholders following the effective time of the merger, PhotoMedex shall take all necessary action to ensure that Dr. Yoav Ben-Dror, Chairman of the Board of Directors of Radiancy, is included as a nominee to serve as a member of the PhotoMedex board of directors. In addition to Dr. Ben-Dror, Dr. Dolev Rafaeli, Lewis C. Pell, Katsumi Oneda, and Nahum Melumad are director nominees. Each non-executive director nominee, namely, Dr. Yoav Ben-Dror, Lewis C. Pell, Katsumi Oenda and Nahum Melumad, if elected, will receive compensation for service on the board of directors of PhotoMedex.

Change of Control Payments—the Executive Officers of Radiancy

•	As set forth in the table below, upon consummation of the merger, certain outstanding options to purchase common stock of Radiancy held by Radiancy’s named executive officers will immediately vest.

The equity awards as set forth in the table are payable to the named executive officers of Radiancy upon a “single trigger” – the closing of the merger between PhotoMedex and Radiancy. The options will be exercised into shares of common stock of Radiancy immediately prior to the merger, and will be exchanged for shares of PhotoMedex common stock. The equity awards are payable in one lump payment and are not subject to any other condition or obligation.

Name	Cash ($)	Equity ($)		Tax Reimbursement ($)		Other ($)	Total ($)
Dolev Rafeli	—	$—	(1)	—	(1)	—	$—	(1)
Avi Hanin	—	$953,946	(2)(5)	—		—	$953,946
Sharon Ravid	—	$953,946	(3)(5)	—		—	$953,946
Moran Tabak	—	$1,416,392	(4)(5)	—		—	$1,416,392

(1)	At a meeting of Radiancy’s board of directors on June 30, 2011, the board of directors of Radiancy authorized its Chairman of the Board of Directors, Dr. Yoav Ben-Dror, to award to Dolev Rafaeli (i) a stock award of up to 1,017,065 shares of Radiancy’s common stock valued at $13,862,593 and (ii) a “gross-up” payment of $12,364,305 for taxes resulting from the stock award. The stock award and “gross up” payment is neither contingent upon nor triggered by the merger. See “Executive Compensation of Radiancy—Summary Compensation Table” for additional information.
(2)	Consists of the acceleration and vesting of 35,000 stock options in Radiancy exercisable at $0.01 per share, which is payable to the named executive officers of Radiancy upon a “single trigger”—the closing of the merger between PhotoMedex and Radiancy.
(3)	Consists of the acceleration and vesting of 35,000 stock options in Radiancy exercisable at $0.01 per share, which is payable to the named executive officers of Radiancy upon a “single trigger”—the closing of the merger between PhotoMedex and Radiancy.
(4)	Consists of the acceleration and vesting of 51,967 stock options in Radiancy exercisable at $0.01 per share, which is payable to the named executive officers of Radiancy upon a “single trigger”—the closing of the merger between PhotoMedex and Radiancy.

(5)	The dollar value in the table above is calculated based on the assumption that (1) each share of Radiancy common stock held or to be held by such person upon the exercise of a Radiancy stock option will be converted into approximately 2.01 shares of PhotoMedex common stock in connection with the consummation of the merger; this conversion ratio is based upon the same assumptions that were made in deriving the share ownership amounts set forth in the table of Beneficial Ownership, which begins on page 236 of this joint proxy statement/prospectus, and (2) the value of each share of PhotoMedex common stock is $13.57, which is the average closing market price of one share of PhotoMedex common stock over the first five business days following the first public announcement of the merger.

•

Following completion of the transaction, Dr. Dolev Rafaeli, Radiancy’s chief executive officer, will serve as chief executive officer of PhotoMedex pursuant to the terms of an employment agreement entered into with PhotoMedex effective at closing whereby he will receive certain compensation and benefits for his service as chief executive officer. Dr. Rafaeli’s salary will be $450,000 per year. In addition, Dr. Rafaeli will be entitled to a bonus equal to 1% of PhotoMedex’s sales, on a post-merger basis (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors), which bonus, when combined with his other annual remuneration from PhotoMedex does not exceed $1,000,000 annually. Subject to approval of Proposal No. 10 below, Dr. Rafaeli shall be entitled to an additional quarterly cash bonus equal to 1% of the sales of PhotoMedex (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors) in excess of such target threshold amount as the Compensation Committee shall determine. Following the end of each quarterly performance period, the Compensation Committee shall determine the additional bonus for that performance period by calculating 1% of PhotoMedex’s U.S. GAAP sales in excess of the threshold amount. Upon the termination of Dr. Rafaeli’s employment by PhotoMedex without cause or Dr. Rafaeli for good reason, he will be entitled to severance benefits as described in the section below entitled “Potential Payments on Termination of Employment or Change of Control”.

•

As of the date of this preliminary joint proxy statement/prospectus, Dr. Dolev Rafaeli owns 1,017,065 shares of Radiancy common stock and 260,472 Radiancy stock options and the other executive officers of Radiancy, Avi Hanin, Sharon Ravid, and Moran Tobak, do not own any shares of Radiancy common stock, but own 35,000; 35,000; and 56,983 Radiancy stock options, respectively. The non-executive members on the board of directors of Radiancy, Dr. Yoav Ben-Dror, Lewis C. Pell and Yigal Erlich, own 62,189; 880,208 and 0, shares of Radiancy common stock, respectively and 616,952; 0 and 126,667, Radiancy stock options, respectively.

•

Until the seventh anniversary of the effective time of the merger, PhotoMedex shall keep in full force and effect all existing provisions of any indemnification agreements and/or provisions in the Radiancy or its subsidiaries’ charter and other organizational documents with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger which are asserted after such time, including with respect to the merger agreement, the merger and the other transactions contemplated therein.

•

Prior to the effective time of the merger, Radiancy and/ or any Radiancy subsidiary may purchase tail insurance coverage for present and former directors and officers of Radiancy and/ or Radiancy subsidiary which shall provide such directors and officers with coverage for no more than seven years following the effective time of the merger and the full cost and all premiums associated with such coverage shall be paid in a lump sum by Radiancy and/ or any Radiancy subsidiary, as the case may be, prior to or at the closing.

•

All Radiancy options that are issued and outstanding under any Radiancy option or incentive plan, including an aggregate of 1,131,074 options that are held by Radiancy’s officers and directors, shall be accelerated and vested and become exercisable into shares of Radiancy common stock prior to the effective time of the merger.

•	Concurrent with its approval of the merger agreement, Radiancy’s board of directors authorized Yoav Ben-Dror, its Chairman of the Board of Directors, at his sole discretion, to award to Dolev Rafaeli,

Radiancy’s chief executive officer, (i) a stock award of up to 1,017,065 shares of Radiancy’s common stock to be made pursuant to the incentive plan without any restricted period and (ii) a cash bonus of $12.3 million to compensate Dr. Rafaeli for certain tax obligations, withholdings and other tax-related liabilities in connection with the stock bonus and cash award. On June 30, 2011, the full 1,017,065 shares and the cash award as a “gross-ups” for reimbursement of tax payments were authorized by the Chairman of the Board.

•

Following consummation of the merger, Radiancy stockholders are expected to hold 15,075,430 shares of PhotoMedex common stock and no warrants, options or other securities that are convertible for shares of PhotoMedex common stock.

Interests of PhotoMedex Directors and Executive Officers in the Merger

When you consider the recommendation of PhotoMedex’s board of directors in favor of approval of the merger, you should keep in mind that PhotoMedex’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

The merger agreement provides that nine (9) individuals (or eight (8), in the event that only eight (8) individuals are included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) shall be nominated to serve as the directors of PhotoMedex following the closing of the merger, three (3) of whom shall be identified by PhotoMedex and six (6) (or five (5), in the event that only five (5) individuals have been identified and included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) of whom shall be identified by Radiancy. The three PhotoMedex director nominees are Dennis McGrath, who is currently the President, Chief Executive Officer and a director of PhotoMedex, Stephen P. Connelly and James W. Sight, who are both currently directors of PhotoMedex.

•

Each of PhotoMedex’s directors and executive officers is also a stockholder in PhotoMedex. Each director and executive officer will have a strong interest in remaining indemnified by PhotoMedex for acts undertaken, or not undertaken, on behalf of PhotoMedex, and in assuring PhotoMedex maintains sufficient tail insurance for securing PhotoMedex’s indemnification obligations. For those directors and executive officers who continue on with the combined company, there will be a similar interest in such indemnification and insurance going forward. The current insurance policy for securing such indemnification obligations will cease to cover acts of PhotoMedex’s principals from the consummation of the merger and forward, inasmuch as the merger is a reverse acquisition.

•

Mr. David W. Anderson, who is currently a director of PhotoMedex, is also on the board of directors of Vision-Sciences, Inc.; Lewis C. Pell and Katsumi Oneda, who are both significant stockholders of Radiancy, are also both significant shareholders of Vision-Sciences, Inc.

•

Those executive officers who will receive compensatory benefits as a result of the merger have an interest in the consummation of the merger that may be influenced by the benefits that inure to themselves and not to the stockholders in general.

•

Messrs. McGrath and Stewart will receive 200,000 restricted shares of PhotoMedex common stock and 180,000 restricted shares of PhotoMedex common stock, respectively, in connection with the merger. Messrs. McGrath and Stewart will also receive nonqualified stock options to purchase 60,700 shares of PhotoMedex common stock and 54,700 shares of PhotoMedex common stock, respectively, in connection with the merger. The executives will receive these restricted stock grants and options if and only if they will have been successful in bringing the merger to consummation. As to the 100,000 restricted shares that were awarded to Messrs. McGrath and Stewart in March 2011 and that have a 10-year vesting schedule, upon the merger, the vesting schedule will step down to a 3-year schedule, excluding a number of shares which may be vested as of the merger without causing imposition of excise taxes under Section 4999 of the Code or the loss in any material respect of a deduction under Section 162(m) of the Code. Ms. Allgeier, PhotoMedex’s Chief Financial Officer, was awarded 10,000 shares of restricted stock in March 2011; these shares will, upon the merger, cease to be restricted and will become fully vested. Other prior awards of restricted stock to Messrs. McGrath and Stewart will continue, or begin, to vest on a time-based schedule. Insofar as the merger will constitute a change of control, it will cause the acceleration of vesting of options held by Messrs. McGrath and Stewart and Ms. Allgeier.

•

As of the date of this preliminary joint proxy statement/prospectus, the executive officers of PhotoMedex, Dennis McGrath, Michael R. Stewart and Christina L. Allgeier own 3,711; 1,957; and 394 unrestricted shares of PhotoMedex common stock, respectively; 112,977; 107,167 and 10,000 additional shares of PhotoMedex common stock, respectively, subject to restriction agreements with PhotoMedex; and vested options to purchase 3,500; 2,100 and 333 shares of PhotoMedex common stock, respectively. The non-executive members of the board of directors of PhotoMedex, Richard DePiano, James W. Sight, David Anderson, Stephen P. Connelly, Paul J. Denby, Leonard L Mazur and Alan R. Novak own 15,568; 190,583; 11,335; 11,189; 3,506; 7,935 and 12,003 shares of PhotoMedex common stock, respectively, and options to purchase up to 833; 625; 833; 833; 833, 1,458 and 833 shares of PhotoMedex common stock, respectively. In addition, Paul J. Denby is deemed to beneficially own 227,334 shares of PhotoMedex common stock.

•

Set forth below is a table summarizing the total dollar interest of each individual officer and director as of the date of this joint proxy statement/prospectus. Shares of restricted and unrestricted stock are valued at the closing price of PhotoMedex common stock on November 14, 2011, which was $12.83. Interests in options and warrants to purchase shares of PhotoMedex common stock are valued at their fair value under the Black Scholes approach on the respective dates of grant.

Name	Options Outstanding (#)	Fair Value of Options ($)	Shares of stock (#)	Fair Value of Stock ($)	Total Fair Value of Equity Holdings ($)	Salary and/or Retainers ($)	Bonus ($)	Total ($)
Richard DePiano	833	$3,818	15,568	$199,737	$203,555	$20,000	$—	$223,555
James Sight	625	3,041	190,583	2,445,180	2,448,221	20,000	—	2,468,221
Stephen Connelly	833	3,818	11,189	143,555	147,373	20,000	—	167,373
Lenard Mazur	1,457	8,352	7,935	101,806	110,158	20,000	—	130,158
David Anderson	833	3,818	11,335	145,428	149,246	20,000	—	169,246
Paul Denby	625	3,041	230,840	2,961,677	2,964,718	20,000	—	2,984,718
Alan Novak	833	3,818	12,003	153,998	157,816	20,000	—	177,816
Dennis McGrath	8,750	45,045	116,688	1,497,107	1,542,152	325,000	—	1,867,152
Michael Stewart	5,250	27,027	109,124	1,400,061	1,427,088	300,000	—	1,727,088
Christina Allgeier	833	4,288	10,394	133,355	137,643	145,000	—	282,643

TOTAL	20,872	$106,066	715,659	$9,181,905	$9,287,971	$910,000	$—	$10,197,971

Change of Control Payments—Executive Officers of PhotoMedex

The named executive officers of PhotoMedex will be entitled to certain compensation that is based on or otherwise relates to the merger in the event that a closing of the merger occurs.

Each of Messrs. McGrath and Stewart holds options to purchase PhotoMedex common stock (“PhotoMedex Options”) the vesting of which will be 100% accelerated upon the closing of the merger pursuant to the terms of the 2005 Equity Plan.

In addition, each of Messrs. McGrath and Stewart holds time-based restricted PhotoMedex common stock (“PhotoMedex Restricted Stock”) and performance-based PhotoMedex Restricted Stock. With respect to the time-based PhotoMedex Restricted Stock granted on March 30, 2011, PhotoMedex has entered into amended and restated restricted stock agreements with each of Messrs. McGrath and Stewart (the “Amended Restricted Stock Agreements”), amending the restricted stock agreements previously entered into with each of them, which amended agreements are subject to, and will become effective upon, the closing. The Amended Restricted Stock Agreements provide that upon the closing, a number of shares subject to the agreements may vest, with the value of such shares being no more than an amount that will not otherwise cause the executives to be subject to the excise tax provisions of Section 4999 of the Code or cause the loss in any material amount of a deduction to PhotoMedex under Section 162(m) of the Code for compensation paid to the executives. The remaining shares, if any, shall vest in substantially equal annual installments over a period of three years, on each anniversary of the closing, so long as the executive continues to be employed by PhotoMedex on each such date. If the executive’s employment is terminated by PhotoMedex without cause, due to his resignation for good reason, or as the result of his death or disability, the vesting of the remaining shares shall be accelerated.

With respect to the performance-based PhotoMedex Restricted Stock granted to the executives prior to January 1, 2011, such performance-based PhotoMedex Restricted Stock will, upon the closing of the merger and to the extent not already vested, be converted under the terms of the applicable agreements into time-based PhotoMedex Restricted Stock (the “Converted PhotoMedex Restricted Stock”) vesting in equal monthly installments over a period no greater than 36 months following the closing. If the employment of Messrs. McGrath or Stewart is terminated by PhotoMedex without cause or by either executive for good reason prior to the date on which the Converted PhotoMedex Restricted Stock has fully vested, the vesting of such Converted PhotoMedex Restricted Stock shall accelerate 100% upon such termination.

In addition, PhotoMedex has entered into amended and restated employment agreements (the “Amended Employment Agreements”) which amended agreements are subject to, and will become effective upon, the closing of the merger. Pursuant to the Amended Employment Agreements, Messrs. McGrath and Stewart are entitled to certain severance benefits in the event a termination of employment occurs. Messrs. McGrath and Stewart will also receive new awards of PhotoMedex Options and PhotoMedex Restricted Stock if and when the closing of the merger occurs. The Amended Employment Agreements and new equity awards are described beginning on page 232.

Upon the closing of the merger, the vesting of all PhotoMedex Options and PhotoMedex Restricted Stock held by Ms. Allgeier will be 100% accelerated pursuant to the terms of the 2005 Equity Plan. In addition, PhotoMedex has entered into an at-will employment agreement with Ms. Allgeier which would provide six months of salary continuation payments upon a termination of employment by PhotoMedex without cause or by Ms. Allgeier for good reason in connection with the closing of the merger.

Although the vesting of PhotoMedex’s named executive officers’ PhotoMedex Options and PhotoMedex Restricted Stock will accelerate upon the closing of the merger as described herein, such named executive officers will not receive any cash payments for the shares subject to the awards until they sell such shares.

Golden Parachute Compensation

Name	Cash ($) (a)	Equity ($) (b)	Total ($)
Dennis M. McGrath	0	1,491,556	1,491,556
Michael R. Stewart	0	1,450,324	1,450,324
Christina L. Allgeier	72,500	139,265	211,765

(a)	This amount would be payable only if a “double trigger” occurs—in other words, if the closing of the merger occurs and Ms. Allgeier’s employment is terminated either by PhotoMedex without cause or by Ms. Allgeier for good reason following the closing. In the event of such a termination, Ms. Allgeier is entitled to six months of salary continuation payments. Ms. Allgeier’s base salary as of the date hereof is $145,000.
(b)	Includes the following amounts payable in connection with the acceleration of vesting of PhotoMedex Options and PhotoMedex Restricted Stock:

•	McGrath—Amount consists of (1) $38,483 representing the accelerated vesting of 100% of the PhotoMedex Options held by Mr. McGrath, (2) $1,356,000 representing the accelerated vesting of

100% of the time-based PhotoMedex Restricted Stock held by Mr. McGrath pursuant to the March 30, 2011 grant, and (3) $97,073 representing the value of the Converted PhotoMedex Restricted Stock held by Mr. McGrath.

•

Stewart—Amount consists of (1) $23,090 representing the accelerated vesting of 100% of the PhotoMedex Options held by Mr. Stewart, (2) $1,356,000 representing the accelerated vesting of 100% of the time-based PhotoMedex Restricted Stock held by Mr. Stewart pursuant to the March 30, 2011 grant, and (3) $71,234 representing the value of the Converted PhotoMedex Restricted Stock held by Mr. Stewart.

•

Allgeier—Amount consists of (1) $3,665 representing the accelerated vesting of 100% of the PhotoMedex Options held by Ms. Allgeier and (2) $135,600 representing the accelerated vesting of 100% of the PhotoMedex Restricted Stock held by Ms. Allgeier.

With respect to calculating the value of the accelerated vesting of PhotoMedex Options and time-based PhotoMedex Restricted Stock and the conversion of the Converted PhotoMedex Restricted Stock from a performance-based award to a time-based award, we have used a per share value of PhotoMedex common stock of $13.57, which is the average closing market price of one share of PhotoMedex common stock over the first five business days following the first public announcement of the merger. The accelerated vesting of the PhotoMedex Options and time-based PhotoMedex Restricted Stock, and the conversion of the Converted PhotoMedex Restricted Stock, as described above, is subject to a “single trigger”—in other words, such acceleration and conversion will occur upon the closing of the merger without regard to whether the executive’s employment terminates. The vesting of the Converted PhotoMedex Restricted Stock, which is to vest monthly over 36 months following the closing, will accelerate only in the event of a “double trigger.” With respect to the time-based PhotoMedex Restricted Stock held pursuant to grants on March 30, 2011, we have disclosed the value of the accelerated vesting assuming that 100% of the shares subject to such grants will vest as a result of the merger, notwithstanding that the number of shares that will in fact vest will be limited to the number that will not result in adverse tax consequences to the executives under Sections 4999 of the Code or to PhotoMedex under Section 162(m) of the Code. This table does not include Messrs. McGrath’s and Stewart’s awards of 200,000 shares and 180,000 shares of PhotoMedex Restricted Stock, respectively, which awards are contingent upon and will only be granted upon closing of the merger. These awards are bona fide compensation for post-transaction services, as they are entirely unvested at grant and instead generally vest on each of the first three anniversaries of the closing of the merger. However, if these awards were vested upon grant, the value of the awards based on a per share value of PhotoMedex common stock of $13.57 would be $2,714,000 and $2,442,600 for Messrs. McGrath and Stewart, respectively. Further, this table does not include the awards to Messrs. McGrath and Stewart of PhotoMedex Options to purchase 60,700 and 54,700 shares, respectively, which options are contingent upon and will only be granted upon the closing of the merger, as these options will have an exercise price no less than the fair market value on the grant date, nor does it include the warrants to purchase 29,463, 27,553 and 2,624 shares of PhotoMedex common stock to be issued to Messrs. McGrath and Stewart and Ms. Allgerer, respectively, in their capacity as shareholders of PhotoMedex, as the exercise price per share of such warrants exceeds $13.57.

Ownership of Common Stock of the Combined Company After the Merger

PhotoMedex stockholders will own approximately 25% of the combined company and Radiancy stockholders (other than Radiancy, Ltd.) will own approximately 75% of the combined company, measured on an “as-converted” basis. As used in the calculation of PhotoMedex stockholder and Radiancy stockholder ownership, “as-converted” means the number of shares of common stock outstanding, plus the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding equity awards (including warrants and stock options), having exercise prices less than $25.00 per share; excluded from the calculation are securities held by Perseus, which will have been extinguished as of result of discharge of PhotoMedex’s indebtedness to this creditor. The foregoing ownership percentages and “as-converted” calculations are measured as of September 30, 2011.

Following consummation of the merger, PhotoMedex stockholders are expected to hold 3,735,613 shares of PhotoMedex common stock, 1,067,072 warrants to purchase shares of PhotoMedex common stock, of which 1,026,267 will have been issued in connection with the consummation of the merger, and 183,269 options to purchase shares of PhotoMedex common stock, of which 115,400 options will have been issued pursuant to the employment agreements of Messrs. McGrath and Stewart following the consummation of the merger. Following the consummation of the merger, Radiancy stockholders are expected to hold 15,075,430 shares of PhotoMedex common stock. The ratio of 75/25 assumes that all options and warrants outstanding prior to the merger and having exercise prices of $25 or less will have been exercised; therefore the ratio of 75/25 assumes that all options and warrants issued in connection with or as a result of the consummation of the merger, which have exercise prices of $20 per share, will have been exercised. Excluded from the calculation are securities held by Perseus, which will have been extinguished as a result of discharge of PhotoMedex’s indebtedness to this creditor. These exercise prices are higher than the closing price of PhotoMedex’s common stock as of November 14, 2011, which was $12.83 per share, and are also higher than the historical average of the closing price of PhotoMedex common stock over the last six months ended November 14, 2011, which was $12.36 per share. If all outstanding options and warrants of PhotoMedex were to be exercised regardless of exercise price, then PhotoMedex shareholders would be expected to hold 4,985,954 shares of PhotoMedex common stock and Radiancy stockholders would be expected to hold 15,075,430 shares of PhotoMedex common stock, also resulting in an equity split ratio of approximately 75/25. If no options and warrants of PhotoMedex would be exercised irrespective of exercise price, PhotoMedex shareholders would be expected to hold 3,735,613 shares of PhotoMedex common stock and Radiancy stockholders would be expected to hold 15,075,430 shares of PhotoMedex common stock, resulting in an equity split ratio of approximately 80/20.

Regulatory Approvals Required for the Merger

The merger does not meet the thresholds for furnishing premerger notification and other information to the Antitrust Division of the U.S. Department of Justice and the FTC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the parties are not aware of any other regulatory filings or approvals that are required in connection with the merger.

It is condition of the merger that Radiancy shall have secured a favorable tax ruling from the Israeli tax authority. Radiancy seeks a ruling that, inter alia, the shares issued in the merger to its stockholders who are subject to Israeli taxation will not attract immediate income tax, but that any such tax may be deferred over a period, which is expected to be no longer than four years, subject to such stockholders agreeing to customary requirements imposed by the Israeli tax authority.

Restrictions on Sales of Shares of PhotoMedex Securities Received in the Merger

Shares of PhotoMedex common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act except for shares of PhotoMedex common stock issued to any Radiancy stockholder who may be deemed to be an “affiliate” of PhotoMedex for purposes of Rule 145 under the Securities Act after the completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, PhotoMedex and may include the executive officers, directors and significant stockholders of PhotoMedex, such as those Radiancy designated directors who will join the PhotoMedex board of directors upon the completion of the merger. This joint proxy statement/prospectus does not cover resales of PhotoMedex common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

In addition, each director and executive officer of PhotoMedex following the consummation of the merger will be obligated to sign lock-up agreements, which will limit their ability to sell, transfer, or dispose of any PhotoMedex securities for a period of six months following the consummation of the merger.

Listing of PhotoMedex Common Stock Issued in the Merger

Before the completion of the merger, PhotoMedex has agreed to use its commercially reasonable efforts to cause the shares of PhotoMedex common stock to be issued in the merger and the shares of PhotoMedex common stock issuable upon exercise of the warrants to be authorized for listing on Nasdaq, subject to official notice of issuance.

Anticipated Accounting Treatment

The merger will be treated by PhotoMedex as a reverse merger under the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations,” for business combinations under GAAP. As the transaction is a reverse acquisition, Radiancy is deemed to have acquired PhotoMedex. The consideration transferred to PhotoMedex is determined based on the amount of equity that Radiancy would have had to issue to PhotoMedex shareholders in order to provide to them the same ratio of ownership in the combined company. The assets and liabilities and results of operations of PhotoMedex will be consolidated into the results of operations of Radiancy as of the completion of the merger. Financial statements of PhotoMedex issued after the merger will reflect only the operations of PhotoMedex’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of PhotoMedex. All unaudited pro forma combined financial information included in this joint proxy statement/prospectus have been prepared to give effect of the proposed merger as a reverse merger in accordance with GAAP. After the merger is completed, we shall determine the final valuation of the assets and liabilities of PhotoMedex’s business. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of PhotoMedex’s business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Compensation expense based on unvested grants of equity interests in PhotoMedex will continue to be amortized after the merger to the consolidated statement of operations.

Appraisal Rights

Under the merger agreement, holders of shares of Radiancy common stock or preferred stock may seek appraisal of their shares in accordance with Section 262 of the DGCL. Radiancy stockholders who seek appraisal and comply with the applicable requirements of the DGCL will receive, in lieu of the merger consideration, a cash payment for the fair value of their shares of Radiancy common stock as determined by the Delaware Court of Chancery, which we refer to as the “Court of Chancery” in this joint proxy statement/prospectus, following an appraisal proceeding. Such stockholders will not know the appraised fair value at the time they must elect whether to seek appraisal. The appraised value of the shares will not include any value arising from the merger.

The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached as Annex H to this joint proxy statement/prospectus and is incorporated into this summary by reference.

If a holder of shares of Radiancy common stock or preferred stock wishes to seek appraisal in connection with the merger, (1) the holder must not vote in favor of the approval and adoption of the merger agreement, (2) must be the record holder on the date the written demand for appraisal is made and must continually be the holder of record of such shares of Radiancy capital stock through the effective time of the merger and (3) must meet the conditions described below.

Under Section 262 of the DGCL, Radiancy is required to notify each of its stockholders entitled to appraisal rights that appraisal rights are available at least 20 days before the special meeting of stockholders. This joint proxy statement/prospectus constitutes Radiancy’s notice to holders of Radiancy common stock and preferred stock of their right to exercise appraisal rights. Failure to comply with the procedures set forth in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.

ALL REFERENCES IN THIS SUMMARY AND IN SECTION 262 OF THE DGCL TO A “STOCKHOLDER” ARE REFERENCES TO THE RECORD HOLDERS OF RADIANCY COMMON STOCK OR PREFERRED STOCK PRIOR TO THE EFFECTIVE DATE OF THE MERGER. A PERSON HAVING A BENEFICIAL INTEREST IN RADIANCY CAPITAL STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW IN A PROPER AND TIMELY MANNER TO PERFECT THE HOLDER’S APPRAISAL RIGHTS.

Because a duly executed proxy that does not contain voting instructions will, unless revoked, be voted for the approval and adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement. A vote against the approval and adoption of the merger agreement or an abstention will not constitute a demand for appraisal in and of itself. Radiancy stockholders wishing to exercise the right to dissent from the transaction and seek an appraisal of their shares must take the following actions:

•

either (i) refrain from executing and returning the enclosed proxy card by mail and from voting in person in favor of the proposal to adopt the merger agreement; or (ii) vote against or abstain from voting for the approval and adoption of the merger agreement;

•	file a written notice with Radiancy of their intention to exercise rights of appraisal of their shares before the vote on the merger agreement at the Radiancy special meeting;

•	follow the procedures set forth in Section 262 of the DGCL; and

•	not accept the general merger consideration.

Voting “for” the approval and adoption of the merger agreement will constitute a waiver of your appraisal rights. A RADIANCY STOCKHOLDER WHO ELECTS TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL MUST MAIL OR DELIVER, BEFORE THE MERGER AGREEMENT IS VOTED UPON AT THE RADIANCY SPECIAL MEETING, A WRITTEN DEMAND TO: RADIANCY, INC., ATTENTION: CORPORATE SECRETARY, RADIANCY, INC., 40 RAMLAND ROAD SOUTH, SUITE 200, ORANGEBURG, NEW YORK 10962.

A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform Radiancy of the identity of the stockholder of record. The demand must also state that the Radiancy stockholder intends to demand appraisal of the stockholder’s Radiancy capital stock in connection with the merger.

Only a stockholder of record of Radiancy capital stock is entitled to assert appraisal rights for such shares of Radiancy capital stock registered in that stockholder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the stockholder’s name appears on the stockholder register. If the shares of Radiancy capital stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners.

The shares of Radiancy capital stock with respect to which stockholders have perfected their appraisal rights in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement/prospectus as the “dissenting shares.”

Within ten days after the effective date of the merger, the surviving corporation must mail a notice to all former Radiancy stockholders who properly asserted appraisal rights under Section 262 of the DGCL and have not voted for adoption of the merger agreement.

Within 120 days after the date the merger becomes effective, but not thereafter, the surviving corporation or any Radiancy stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery with a copy served on the surviving corporation in the case of a petition filed by a former Radiancy stockholder, demanding a determination of the fair value of the Radiancy capital stock of all such Radiancy stockholders demanding a determination of the fair market value of the shares held by such stockholder. If no such petition is filed within such 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The surviving corporation will have no obligation to file a petition, and the surviving corporation has no present intention to cause such a petition to be filed. Accordingly, it is the obligation of Radiancy stockholders seeking appraisal rights to initiate all necessary action to perfect appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the merger becomes effective, any holder of shares of Radiancy capital stock who has complied with the requirements for exercise of appraisal rights under Section 262 of the DGCL will be entitled, upon written request, to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Radiancy capital stock not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the total number of holders of these shares of Radiancy capital stock. If a holder of shares of Radiancy capital stock. Such statement must be mailed within ten days after such stockholder’s written request therefor has been received by Radiancy or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is a beneficial owner of such stock held either in a voting trust or by nominee on behalf of such person may, in such person’s own name file an appraisal petition or request from Radiancy the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof is served upon Radiancy, Radiancy will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of that petition to the stockholders on the list. At such hearing, the Court of Chancery will conduct a hearing on such petition to determine those holders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the holders of shares of Radiancy capital stock who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any Radiancy stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the holders entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will appraise the “fair value” of the shares of Radiancy capital stock held by such stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest if any to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. Radiancy stockholders considering seeking appraisal should be aware that the fair value of shares of Radiancy capital stock, as determined in an appraisal proceeding under Section 262 of the DGCL, could be more than, the same as or less than the consideration they are entitled to under the merger agreement if they did not seek appraisal of their shares of Radiancy capital stock, and that investment banking opinion as to the fairness from a financial point of view of the consideration payable in a sale transaction is not necessarily an opinion as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (De. 1983), the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospect, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw light on future prospects of the merged corporation”. In Weinberger, the Delaware Supreme Court stated, among other things that “proof of value by any technique or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considerd in an appraisal proceeding. Additionally, Radiancy stockholders considering seeking appraisal should be aware there can be no certainty as to the time required for such proceedings.

The Court of Chancery will direct the payment of the fair value of the shares of Radiancy capital stock who have perfected appraisal rights, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Court of Chancery may determine the cost of the appraisal action and may allocate the costs among the parties as the court deems equitable. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any Radiancy stockholder who duly demands and perfects an appraisal in compliance with Section 262 of the DGCL will not, after the date the merger becomes effective, be entitled to vote his or her shares of Radiancy capital stock for any purpose or be entitled to the payment of dividends or other distributions on those shares other than dividends or other distributions payable to holders of record as of a record date prior to the effective date of the merger.

If any Radiancy stockholder who demands appraisal of shares of Radiancy capital stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, the shares of such stockholder will be converted into the right to receive the merger consideration under the merger agreement, without interest.

At any time within 60 days after the effective time of the merger, any Radiancy stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment for his, her or its shares pursuant to the merger agreement. After this period, a Radiancy stockholder may withdraw his, her or its demand for appraisal only with Radiancy’s written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

Furthermore, dissenting shares lose their status as dissenting shares if:

•	the transaction is abandoned; or

•	the holder of record of such shares fails to make a timely written demand for appraisal.

Failure to follow the procedures required by Section 262 of the DGCL for perfecting appraisal rights is likely to result in the loss of appraisal rights. If a holder of dissenting shares withdraws its demand for appraisal or has its appraisal rights terminated as described above, such holder will only be entitled to receive the merger consideration for those shares pursuant to the terms of the merger agreement.

If Radiancy stockholders desire to exercise their appraisal rights, they must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, Radiancy stockholders who may wish to dissent from the merger and pursue appraisal rights should contact their legal advisors.

PhotoMedex stockholders do not have appraisal or dissenters’ rights under the NRS or the merger agreement.

Voting Support, Lock-Up and Confidentiality Agreement

Stockholders representing a majority of the issued and outstanding shares of capital stock of Radiancy (approximately 53% of the outstanding voting power of Radiancy or 3,226,114 out of 5,267,888 shares of outstanding Radiancy common stock and 308,699 out of 869,569 shares of outstanding Radiancy preferred stock) have entered into a Voting Support, Lock-Up and Confidentiality Agreement with PhotoMedex, and investors representing approximately 48% of the issued and outstanding common stock of PhotoMedex (which is also approximately 48% of the PhotoMedex common stock on a fully diluted basis) have entered into a Voting Support, Lock-Up and Confidentiality Agreement with Radiancy (such agreements, as the same may be amended, modified on supplemented from time to time, the “Voting Support, Lock-Up and Confidentiality Agreements”).

Pursuant to the Voting Support, Lock-Up and Confidentiality Agreements, each of the stockholders party thereto has agreed to appear in person or by proxy at the applicable stockholders’ meeting called for purposes of adopting the merger agreement and approving the merger and the transactions contemplated thereby, and to vote: (i) in favor of the adoption of the merger agreement and the approval of the merger and the transactions contemplated thereby; (ii) against any proposal made in opposition to, or in competition with, adoption of the merger agreement and approval of the merger and the transactions contemplated thereby; and (iii) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the adoption of the merger agreement and approval of the merger and the transactions contemplated thereby; at any such meeting of stockholders or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the merger, the merger agreement or the transactions contemplated thereby is sought by PhotoMedex or Radiancy, as applicable.

Pursuant to the Voting Support, Lock-Up and Confidentiality Agreements, each of the stockholders party thereto has agreed, subject to certain exceptions, that he, she or it will not directly or indirectly, prior to the termination of such agreement: (i) transfer, assign, sell, gift-over, pledge, encumber, hypothecate, exchange or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution), or offer or solicit to do any of the foregoing, of any or all of the equity securities and/or any debt or similar securities that are convertible into equity securities of PhotoMedex or Radiancy, as applicable, held by him, her or it, including any additional equity securities and/or any debt or similar securities that are convertible into equity securities of PhotoMedex or Radiancy, as applicable, which such stockholder may subsequently acquire, including all additional equity securities which may be issued to such stockholder upon the exercise of any options, warrants or other securities convertible into or exchangeable for securities of PhotoMedex or Radiancy, as the case may be (all such securities of such stockholder, “Subject Securities”) or any right or interest therein, or consent to any of the foregoing (any such action, a “Transfer”), (ii) enter or offer to enter into any derivative arrangement with respect to, or create or suffer to exist any liens or encumbrances with respect to, any or all of the Subject Securities or any right or interest therein, in either case that would reasonably be expected to prevent or delay such stockholder’s compliance with his, her or its obligations under such agreement; (iii) enter or offer to enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iv) grant any proxy, power-of-attorney or other authorization or consent with respect to any Subject Securities with respect to any matter that is, or that could be exercised in a manner, inconsistent with the transactions contemplated by the merger agreement or the provisions thereof; (v) deposit any Subject Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any Subject Securities; or (vi) enter or offer to enter into any contract or agreement that would be breached by, or take any other action that would reasonably be expected to prevent or delay such stockholder’s compliance with its obligations under such agreement.

Pursuant to the Voting Support, Lock-Up and Confidentiality Agreements, except as otherwise required by applicable law, each stockholder party to either such agreement has agreed to treat and hold as confidential, the terms and conditions relating to the merger, including the existence of the merger agreement and the terms and provisions set forth therein, as well as any other confidential or proprietary information of PhotoMedex or Radiancy, as applicable, relating thereto, except for any such information which is generally known to the public or becomes generally known to the public, other than as a result of a disclosure by such stockholder and not due to the breach of such Agreement, and to refrain from disclosing any such information, except in accordance with the provisions of such agreement.

Perseus Repurchase Transaction

On May 28, 2011, PhotoMedex entered into the Repurchase Right Agreement with Perseus. Pursuant to the terms of the Repurchase Right Agreement, PhotoMedex has the right to repurchase securities held by Perseus and its former director appointees to the board of directors of PhotoMedex, for an amount equal to $19,500,000 (or approximately $11.71 per share), which amount increased by $250,000 to $19,750,000 (or approximately $11.86 per share) on October 16, 2011 and by $250,000 to $20,000,000 (or approximately $12.01 per share) on November 16, 2011 and which amount shall further increase by $250,000 on each of December 16, 2011, and January 16, 2012; i.e., on December 16, 2011, the repurchase price shall become $20,250,000 (or approximately $12.16 per share), and on January 16, 2012, the repurchase price shall become $20,500,000 (or approximately $12.31 per share) (the amount to be so paid, the “Repurchase Price”).

The Repurchase Securities include: (i) secured convertible promissory notes having an aggregate principal amount of $21,447,590 as of the date of the Repurchase Right Agreement, together with interest thereon payable as specified therein, which notes are convertible into shares of PhotoMedex common stock, par value $0.01 per share; (ii) a warrant to purchase 301,288 shares of PhotoMedex common stock; (iii) an option, held by a former director appointee of Perseus to the PhotoMedex board of directors, to purchase 625 shares of PhotoMedex common stock; and (iv) certain rights, held by former director appointees of Perseus to the PhotoMedex board of directors, to receive shares of PhotoMedex common stock in lieu of cash as consideration for service on the PhotoMedex board of directors. As of the date of this joint proxy statement/prospectus, PhotoMedex has settled the rights relating to item (iv) above. The aggregate principal amount increased on September 1, 2011, which was the next due date for semi-annual interest. PhotoMedex paid the interest by means of additional convertible promissory notes.

PhotoMedex may exercise the right to repurchase the Repurchase Securities only in connection with, and up to three (3) business days prior to or simultaneously with, the completion of a Repurchase Transaction. The Repurchase Right shall terminate on the earliest of: (i) except with respect to a Repurchase Transaction described in clause (y) of the definition thereof, (A) PhotoMedex entering into a definitive agreement providing for a change of control or (B) any offer or proposal by a third party to enter into or consummate a transaction which would result in a change of control, which proposal is publicly recommended by the PhotoMedex board of directors; (ii) the completion of a Repurchase Transaction unless the repurchase right has previously been or is simultaneously exercised and completed; or (iii) January 31, 2012.

For purposes of the Repurchase Right Agreement, a “Repurchase Transaction” means a transaction which occurs on, or follows by not more than three (3) business days, the date upon which the repurchase right is effectuated and (x) is a financing, refinancing or similar transaction entered into by PhotoMedex or an affiliate of PhotoMedex which results in neither (i) a change of control, nor (ii) any consideration being paid to the holders of PhotoMedex common stock in respect of their shares, or (y) results in a change of control in which PhotoMedex is the surviving entity and no consideration is paid to the holders of PhotoMedex common stock in respect of their shares, except that such holders may receive, in connection with any such Repurchase Transaction, cash consideration in lieu of fractional shares, or warrants or rights to acquire PhotoMedex common stock for a per share exercise price that is greater than the market price as of the date of the Repurchase Right Agreement.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to holders of PhotoMedex common stock and Radiancy common stock and preferred stock that exchange their shares of Radiancy common stock and preferred stock for shares of PhotoMedex common stock in the merger and is the opinion of Kaye Scholer LLP, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The form of opinion has been filed as an exhibit hereto. The opinion is dependent on the accuracy of the statements, representations and assumptions upon which the opinion is based and is subject to the limitations, qualifications and assumptions set forth below and in the opinion. Opinions of counsel are not binding upon the IRS or the courts, and there is no assurance that the IRS will not successfully assert a contrary position, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Except as explicitly discussed below, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S.federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those PhotoMedex common stockholders and Radiancy common stockholders and preferred stockholders that hold their shares of PhotoMedex common stock and Radiancy common and preferred stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are: a financial institution; a tax-exempt organization; an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity); an insurance company; a mutual fund; a dealer or broker in stocks and securities, or currencies; a trader in securities that elects mark-to-market treatment; a holder of PhotoMedex common stock or Radiancy common stock or preferred stock subject to the alternative minimum tax provisions of the Code; a holder of PhotoMedex common stock or Radiancy common stock or preferred stock that received PhotoMedex or Radiancy common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation; a person that has a functional currency other than the U.S. dollar; a holder of PhotoMedex common stock or Radiancy common stock or preferred stock that holds PhotoMedex common stock or Radiancy common stock or preferred stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or a United States expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Radiancy or PhotoMedex. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion in this joint proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A Non-U.S. Holder is a holder other than a U.S. Holder.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding stock should consult their own tax advisors

U.S. Income Tax Consequences of the Merger to Radiancy U.S. Holders

Counsel cannot opine that the merger is a tax-free reorganization for U.S. federal income tax purpose. Moreover, (i) there is no requirement that PhotoMedex and Radiancy take all actions to ensure that the merger so qualifies and (ii) there is no limit on the number of Radiancy shareholders that may dissent to the merger and, if more than a certain percentage dissent such that more than 20% of the Radiancy stockholders do not receive PhotoMedex stock in the merger (including as a result of the retention of Radiancy stock by Radiancy Ltd.), the merger will not so qualify. Accordingly, no assurance can be given that the merger will qualify as a tax-free reorganization or that the Internal Revenue Service or the courts will not assert that the merger fails to qualify as such.

In the event that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code:

•	No gain or loss will be recognized by Radiancy U.S. Holders who receive solely shares of PhotoMedex common stock in exchange for their Radiancy common stock or preferred stock;

•

U.S. Holders of Radiancy stock should not be subject to U.S. federal withholding tax on the receipt of PhotoMedex stock in exchange for their Radiancy common stock or preferred stock unless (a) Radiancy is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger and such holder’s holding period for the stock and (b) such U.S. Holder fails to deliver a certificate of non-foreign status, as provided in the applicable U.S. Treasury Regulations. U.S. Holders will get a credit for any amounts withheld and paid over by PhotoMedex to the IRS on their behalf;

•

The aggregate tax basis of the shares of PhotoMedex stock received in the merger will be equal to the aggregate tax basis of the shares of Radiancy common stock and preferred stock exchanged therefor; and

•	The holding period of the PhotoMedex stock received in the merger will include the holding period of the Radiancy common stock or preferred stock exchanged therefor.

In the event that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code (and, in any event, with respect to any Radiancy U.S. Holder who exercises appraisal rights and who receives solely cash in exchange for his or her Radiancy common stock and preferred stock):

•

Radiancy U.S. Holders would be required to recognize gain or loss with respect to each share of Radiancy common stock or preferred stock surrendered in the merger in an amount equal to the difference between (a) the fair market value of any PhotoMedex stock received in the merger and (b) the tax basis of the shares of Radiancy common stock or preferred stock surrendered in exchange therefor;

•

Except to the extent attributable to imputed interest on release of shares from escrow, such gain or loss will be long-term capital gain or loss if such stockholder held the Radiancy common stock or preferred stock for more than one year, and will be short-term capital gain or loss if such stockholder held the Radiancy common stock or preferred stock for one year or less at the time of the merger. There are limitations on the extent to which capital losses may be used to offset ordinary income. The amount and character of gain or loss will be computed separately for each block of Radiancy common stock or preferred stock that was purchased by the holder in a single transaction;

•

U.S. Holders of Radiancy stock should not be subject to U.S. federal withholding on the receipt of PhotoMedex stock in exchange for their Radiancy common stock or preferred stock unless such U.S. Holder fails to deliver a properly completed IRS Form W-9, as discussed below;

•	A Radiancy U.S. Holder’s aggregate tax basis in the PhotoMedex common stock received in the merger would in this case be equal to its fair market value at the time of the closing of the merger; and

•	The holding period for the PhotoMedex stock would begin the day after the closing of the merger.

Tax Return Reporting. Radiancy U.S. Holders who receive PhotoMedex stock in the merger may be required to retain records pertaining to the merger and may be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulation Section 1.368-3. Holders should consult their own tax advisors to determine if such reporting rules apply to them.

U.S. Income Tax Consequences of the Merger to Non-U.S. Holders of Radiancy Stock

In the event that the merger is treated as a tax-free reorganization, Non-U.S. Holders of Radiancy stock will not be subject to U.S. federal income tax on the receipt of PhotoMedex stock in exchange for their Radiancy common stock unless Radiancy is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger and such holder’s holding period for the stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We do not believe that Radiancy is, or has been, during the past five years, a “United States real property holding corporation.” In the event that the merger is not a tax-free reorganization, Non-U.S. Holders of Radiancy stock generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder; (ii) in the case of a Non-U.S. Holder who is an individual and holds the Radiancy stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or (iii) Radiancy is or has been a “United States real property holding corporation” for U.S. federal income tax purposes. We do not believe that Radiancy is, or has been during the past 5 years, a “United States real property holding corporation.”

U.S. Income Tax Consequences to PhotoMedex Stockholders

We believe that the receipt of PhotoMedex warrants will be treated as distributions of stock or securities to the PhotoMedex stockholders. We believe that such distributions should be tax free under section 305 of the Code. However, because of the lack of authority on point, and the potential for future distributions of cash or property or other events that could be said to affect the tax characterization of these distributions, there can be no assurance that the IRS will agree with PhotoMedex’s position. In the event that the IRS determines that such distributions are taxable, then we believe the PhotoMedex stockholders will be taxed on such distributions in the manner set forth below under “U.S. Income Tax Consequences of Holding PhotoMedex Stock Post-Closing—U.S. Holders—Distributions.”. PhotoMedex stockholders are urged to consult their own tax advisors regarding the proper treatment of any such payments.

U.S. Income Tax Consequences of Holding PhotoMedex Stock Post-Closing

U.S. Holders

Distributions. Distributions paid on the PhotoMedex stock will be taxable to U.S. Holders as dividend income to the extent of PhotoMedex’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent that the amount of distributions paid on the PhotoMedex stock exceeds PhotoMedex’s current and accumulated earnings and profits, the distributions will be treated as a return of capital, thus reducing the U.S. Holder’s adjusted tax basis in such stock and increasing the amount of gain (or reducing the amount of loss) which may be realized by such holder upon a sale or exchange of the stock. The amount of any distribution which exceeds a U.S. Holder’s adjusted basis in the PhotoMedex stock will be taxed as capital gain, and will be long-term capital gain if the holder’s holding period for such stock exceeds one year. For purposes of the remainder of this discussion, the term “dividend” refers to a distribution paid out of

PhotoMedex’s allocable earnings and profits, unless the context indicates otherwise. Dividends paid to a U.S. Holder that is a U.S. corporation generally will be eligible for the dividends-received deduction under section 243 of the Code, subject to various limitations.

Sale or Exchange of the PhotoMedex Stock. Unless a nonrecognition provision applies, the sale, exchange or other disposition of the PhotoMedex stock will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash plus the fair market value of any property received and the holder’s adjusted tax basis in the stock. This gain or loss would be long-term capital gain or loss if the U.S. Holder’s holding period for the shares disposed of exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Non-U.S. Holders

Distributions. Distributions that are treated as dividends (as described above under -U.S. Holders—Distributions”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, where a tax treaty applies, attributable to a U.S. permanent establishment of the Non-U.S. Holder), are not subject to the withholding tax. Instead, such effectively connected dividends are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional ‘branch profits tax’ at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of PhotoMedex stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends paid will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to treaty benefits. A Non-U.S. Holder can generally meet the certification requirement by completing an IRS Form W-8BEN (or other applicable form).

Sale, Exchange or other Disposition of Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of PhotoMedex stock unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder; (ii) in the case of a Non-U.S. Holder who is an individual and holds the PhotoMedex stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (iii) PhotoMedex is or has been a ‘United States real property holding corporation’ for U.S. federal income tax purposes. PhotoMedex believes that it is not, and does not anticipate becoming, a ‘United States real property holding corporation’ for U.S. federal income tax purposes.

Federal Estate Tax. PhotoMedex stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore may be subject to U.S. federal estate tax.

U.S. Income Tax Consequences of Holding Warrants

The recipients of PhotoMedex warrants initially will have no tax basis in the warrants. No income, gain or loss will be recognized for U.S federal income tax purposes by a holder of a warrant on the exercise of a warrant. The redemption of a warrant by PhotoMedex, or the sale of a warrant by a U.S. Holder, generally will be treated as a sale or exchange of a capital asset. Accordingly, such gain or loss will be long-term capital gain or loss provided the warrant has been held for more than one year. The gain or loss will be equal to the difference between the amount realized on such redemption or sale and the holder’s tax basis in such warrant. In certain circumstances, adjustments in the exercise price of a warrant could result in income to a warrant holder equal to the fair market value of the adjustment.

The basis of a holder’s PhotoMedex stock acquired upon exercise of a warrant will equal the amount of cash paid upon exercise of the warrant. The holding period for PhotoMedex stock acquired upon exercise of a warrant will begin on the date of exercise of the warrant. Thus, the sale of the PhotoMedex stock acquired upon exercise of a warrant will be short-term capital gain if such stock is sold within one year of the exercise date.

Recent Legislation Relating to Foreign Accounts

Legislation was recently enacted into law that will, when effective, materially change the requirements for obtaining an exemption from U.S. withholding tax and impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. In general, and depending on the specific facts and circumstances, the failure to comply with the additional certification, information reporting and other specified requirements will result in a 30 percent withholding tax being imposed on “withholdable payments,” including payments of dividends and proceeds from the sale of PhotoMedex common stock, to U.S. Holders who own PhotoMedex common stock through foreign accounts or foreign intermediaries and certain Non-U.S. Holders. These rules will generally apply to payments made after December 31, 2014 with respect to PhotoMedex common stock. Prospective investors should consult their tax advisers regarding this legislation and the potential implications of this legislation on their investment in PhotoMedex common stock.

Backup Withholding and Information Reporting

Payments of cash in the merger, if any, and dividends and the proceeds from a sale or other disposition of PhotoMedex stock may be subject to information reporting and backup withholding at a rate of 28% of the amount payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to PhotoMedex and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

U.S. Income Tax Consequences to PhotoMedex and Radiancy

No gain or loss will be recognized by PhotoMedex or Radiancy as a result of the merger.

This summary of the material United States federal income tax consequences is not tax advice and not intended to substitute for careful tax planning. The tax matters relating to the merger are complex and subject to varying interpretations. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

ISRAELI INCOME TAX CONSEQUENCES OF THE MERGER

This discussion below addresses the tax consequences of the merger only for those holders of common stock or preferred stock of Radiancy who hold their shares as a capital asset within the meaning of Chapter E of the Ordinance (generally, property held for investment). PhotoMedex has received an opinion of Meitar Liquornik Geva & Leshem Brandwein, insofar as it relates to matters of Israeli income tax law and legal conclusions with respect to those matters. The form of opinion has been filed as an exhibit hereto. The opinion is dependent on the accuracy of the statements, representations and assumptions upon which the opinion is based and is subject to the limitations, qualifications and assumptions set forth below and in the opinion. Opinions of counsel are not binding upon the Israeli Tax Authority or the courts, and there is no assurance that the Israeli Tax Authority will not successfully assert a contrary position, and no ruling from the Israeli Tax Authority has been or will be sought on the issues discussed herein except as otherwise set forth herein. Further, this discussion does not address all aspects of Israeli income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the Israeli income tax laws, including if you are: a financial institution; a tax-exempt organization; a partnership or other pass-through entity (or an investor in such an entity); an insurance company; a mutual fund; a dealer or broker in stocks and securities, or currencies; etc.

Israeli Tax Consequences to Israeli Holders of Radiancy Stock

Radiancy stockholders who are Israeli residents would, in general, be required to recognize gain or loss with respect to each share of Radiancy common stock or preferred stock surrendered or exchanged in the merger in an amount equal to the difference between (a) the fair market value of any PhotoMedex stock received by them in the merger and (b) the tax basis of the shares of the Radiancy common stock or preferred stock surrendered in exchange therefor. Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Amount” (the tax rate on the Inflationary Amount is zero-rated with respect to the relevant period of time, generally the period of January 1, 1994 and onwards). Generally, the Inflationary Amount is a portion of the total capital gain that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. The Real Capital Gain is the excess of the total capital gain over the Inflationary Amount. The tax rate on Real Capital Gains for the 2011 tax year is, generally, as follows:

(i)	for individuals—20% or 25% (the latter tax rate of 25% is applicable to a shareholder who claims a deduction for financing expenses in connection with the purchase and holding of such shares or for a shareholder who is considered a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or with another person, at least 10% of any type of means of control in the company) on the date of sale or on any date falling within the 12 month period preceding that date of sale) with respect to the portion of the capital gain accruing after January 1, 2003; the applicable tax rate with respect to the portion of the capital gain which accrued prior to January 1, 2003 is the marginal income tax rate applicable on the date of sale for ordinary income (up to 45% for the 2011 tax year). If an asset was purchased prior to January 1, 2003 and then sold after such date, the division (for the purposes of calculation of the tax liability) of the accrued capital gains for pre – 2003 and post – 2003 gain will be made by way of the linear method.

In addition, if the shares were issued as a result of an exercise of an employee stock option then the benefit is taxed as ordinary income (a marginal income tax rate of up to 45% for the 2011 tax year) in addition to social security payments unless a beneficial capital gains route was implemented by the employer (as in the Radiancy case and only with respect to options granted pursuant to Section 102(b)(2) of the Ordinance) for which a flat 25% tax rate is imposed (however, if the shares pertain to a company whose shares are listed for trade on a stock exchange on the date of grant or become listed for trade within 90 days of the date of grant, then a portion of the value of the benefit to the shareholder will be classified as ordinary income at the exercise date and taxed accordingly—such ordinary income classification may also apply to a portion of the value in a case where such shares are exchanged with shares that are listed for trade on a stock exchange within such 90 days) . If the shares were issued as a result of an exercise of a stock option by a person who is a service provider and who is not deemed to be an ‘Employee’ as defined under Section 102(a) of the Ordinance, then the benefit is usually taxed at the date of exercise of the option as ordinary income (a marginal income tax rate of up to 45% for 2011 tax year) in addition to social security payments, unless the Israeli Tax Authority rules otherwise.

(ii)	for corporations—corporate tax rate (24% for the 2011 tax year).

The Ordinance also includes provisions that provide, subject to certain conditions, certain tax relief for business re-organizations (for example, mergers or splits). In this context, Section 104H of the Ordinance allows a deferral of the tax event for a limited period (two-years with respect to half of the shareholding and four-years with respect to the remaining shareholding, unless the shares are actually sold earlier) in case of an exchange of shares as consideration for the allocation of shares of another company that are listed for trading on any stock exchange. The entitlement to the 104H benefit is subject to certain conditions as detailed in the Ordinance and the pre-ruling from the Israeli Tax Authority that usually requires certain conditions as part of such pre-ruling including, inter alia, the deposit of the relevant shares with a trustee (approved by the Israeli Tax Authority) who is responsible for ensuring the withholding and payment of Israeli tax when due. Under Section 104H, the gain will be calculated, generally, in an amount equal to the difference between (a) the total consideration paid for the shares (in case of actual sale) or the fair market value of the PhotoMedex stock received in the Merger at the date of the end of the tax deferral period (the average value of the share during the 30-day-period preceding the end of the deferral period) (including any additional consideration, i.e., cash amounts paid for the transferred shares in addition to PhotoMedex stock and dividends distributed during the period between the exchange date and the earlier of the date of sale or the end of the deferral period) and (b) the tax basis of the shares of Radiancy common stock or preferred stock surrendered in exchange therefor. In addition, with respect to shares that were obtained as a result of an exercise of an employee stock option and held by a trustee under the terms of Section 102 of the Ordinance – a deferral of the tax event in circumstances of a merger may be implemented under Section 102(h) of the Ordinance subject to obtaining a pre-ruling from the Israeli Tax Authority. The entitlement to said deferral is usually subject to certain conditions, including the deposit of the relevant shares with a Section 102 trustee who is responsible for the withholding and payment of the Israeli tax required at the date of actual sale of the shares by the trustee or the transfer of the shares from the trustee to the employee.

In accordance with proposals that were recently published (Trachtenberg Committee recommendations) and already adopted by the Israeli government (but are required to also be approved by the Israeli parliament soon before going into effect), various Israeli tax rates are expected to increase from 2012 on (instead of being decreased as was previously expected). Generally, a 5% increase is expected with respect to the taxation of capital gains and dividends (and some other types of passive income), a 1% increase is expected with respect to corporate tax, and increases are also expected with respect to income tax rates. Therefore, all Israeli-resident Radiancy shareholders should carefully consider all the tax rate implications, amongst all the other considerations, when choosing whether or not to opt for the tax postponement under the Israeli tax ruling and, also, when considering suitable timing for the actual sale of the exchanged share.

An application for a tax pre-ruling for the deferral of an Israeli tax event pursuant to Sections 104H and 102(h) of the Ordinance has been submitted to the Israeli Tax Authority.

Generally, Israeli tax law requires withholding of tax liabilities upon an exchange of shares pursuant to the merger. This withholding requirement does not apply if (i) an Israeli tax ruling is obtained (except to the extent specified in the ruling); or (ii) the shareholder has represented to the purchaser – in an Israeli tax declaration which will be attached to a letter of transmittal – that the shareholder is not a resident of the State of Israel and the shares being transferred by such shareholder were issued by a company which is neither a resident of the State of Israel nor most of the assets of which are located in the State of Israel; or (iii) the shareholder has delivered a valid specific exemption from withholding issued by the Israeli Tax Authority with respect to the merger.

With respect to dividends paid to Israeli resident individuals, the Israeli tax rate is generally 20% or 25% for the 2011 tax year (the latter tax rate of 25% is applicable to a Substantial Shareholder on the date of distribution or on any date falling within the 12 month period preceding that date of distribution). Israeli resident corporations are generally subject to Israeli corporate tax at the rate of 25% for payment of dividends sourced outside of Israel (the applicable tax rate may be lower in case that the shareholding percentage is more than 25% or subject to potential U.S. withholding tax and Israeli Encouragement for Capital Investments Law implications). In addition, with respect to a dividend that is distributed for shares held by a Section 102 trustee (i.e., shares that were issued as a result of an exercise of an employee stock option) it is not clear under the wording of the Israeli tax law whether the tax rate would be the regular aforementioned ones (i.e., 20% or 25%) or the Section 102 tax rates (i.e., 25% for capital gains course or ordinary income tax rates of up to 45% for 2011).

Israeli Tax Consequences to Non-Israeli Holders of Radiancy Stock

Non-Israeli Holders of Radiancy stock would not be subject to Israeli capital gains tax on the receipt of PhotoMedex stock in exchange for their Radiancy common stock based on the tax pre-ruling which is required to be obtained from the Israeli Tax Authority, under the merger agreement, as a closing condition of the Merger.

Israeli Tax Consequences to Holders of PhotoMedex Stock

Israeli Holders of PhotoMedex stock

Capital Gain

The tax rate applicable to Real Capital Gains derived from the sale of PhotoMedex stock is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with the purchase and holding of such shares, in which case the gain will generally be taxed at a rate of 25%. In addition, if such shareholder is considered a Substantial Shareholder at any time during the preceding 12-month period, such gain will be taxed at the rate of 25%. Individual shareholders who are dealers in securities in Israel are taxed at the tax rates applicable to ordinary income (up to 45% in the 2011 tax year). The tax rate applicable to Real Capital Gains derived by Israeli resident corporations is the general corporate tax rate (24% in 2011).

Dividend Income

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on PhotoMedex stock (other than bonus shares or share dividends) at the rate of 20%, or 25% if the recipient of such dividend is a Substantial Shareholder, at the time of distribution or at any time during the preceding 12-month period. However, Israeli resident corporations are generally subject to Israeli corporate tax at the rate of 25% for receipt of dividends sourced outside of Israel.

Non-Israeli Holders of PhotoMedex stock

Non-Israeli Holders of PhotoMedex stock are not subject to Israeli taxation upon the sale of PhotoMedex stock or receipt of dividend on such shares.

This summary of the material Israeli income tax consequences is not tax advice. You are urged to consult your tax advisor with respect to the application of Israeli income tax laws to your particular situation, or under the laws of any state, local, foreign or other taxing jurisdiction.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement, which we urge you to read carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

The merger agreement has been included to provide information regarding the terms of the merger. In your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the merger agreement may have the right to not close the merger if the representations and warranties of another party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties to the merger agreement, rather than establishing matters of fact.

The merger agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the merger agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty to the extent material to an investment decision have been included in this joint proxy statement/prospectus. The representations, warranties and covenants in the merger agreement are also modified in important part by the underlying disclosure letters which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing factual matters. PhotoMedex and Radiancy do not believe that these disclosure letters contain information that is material to an investment decision.

Any subsequent developments or new information material to an investment decision have been included in this joint proxy statement/prospectus. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and the annex. The representations, warranties, pre-closing covenants and pre-closing obligations contained in the merger agreement do not survive the effective time of the merger.

Form and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Radiancy will merge with PHMD Merger Sub, Inc., a wholly owned Delaware corporation and subsidiary of PhotoMedex. Radiancy will survive the merger as a majority-owned subsidiary of PhotoMedex. The shares of common stock of PHMD Merger Sub, Inc., which are held by PhotoMedex will be converted into a number of shares of common stock of the surviving entity that is equal to the sum of the total number of shares of common stock of Radiancy that are held by the Radiancy stockholders (other than shares of common stock of Radiancy that are held by Radiancy Ltd.) and the total number of shares of preferred stock of Radiancy that are held by the Radiancy stockholders, in each case immediately prior to the effective time of the merger, and the certificate of incorporation and bylaws of PHMD Merger Sub, Inc. will be the certificate of incorporation and bylaws of the surviving entity.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by PhotoMedex and Radiancy and as specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Consideration to be Received in the Merger

PhotoMedex will issue, as merger consideration to the Radiancy stockholders (other than Radiancy Ltd.):

•

new common stock of PhotoMedex equal to a number of shares that is three (3) times the number of shares issued and outstanding immediately prior to the merger (including any shares of common stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share); and

•	an additional three million, six hundred forty thousand (3,640,000) shares of common stock of PhotoMedex.

PhotoMedex will also cause to be paid or issued to the PhotoMedex stockholders warrants to purchase an aggregate of one million, one hundred forty one thousand, six hundred sixty seven (1,141,667) shares of common stock of PhotoMedex, of which 115,400 such shares will be granted as options to certain management employees of PhotoMedex, in lieu of warrants. These options will be issued to Messrs. Dennis McGrath and Michael Stewart, as part of their employment compensation package. Such options are being issued as part of the aggregate warrant grant, but are being issued to Messrs. McGrath and Stewart in the form of options, unrelated to the amount of warrants they will be receiving separately in their capacity as shareholders of PhotoMedex. The options terms are substantially identical to the terms of the warrants, except that with respect to 95,200 shares subject to the options the per share exercise price is equal to the fair market value of the shares on the date of closing, and with respect to the other 20,200 shares the per share exercise price will be equal to the greater of (i) the fair market value of a share on the date of the closing and (ii) $20,000. See “Compensation Discussion and Analysis of PhotoMedex—Overview of Executive Employment Agreements and Option Awards” beginning on page 226 for a more complete description of the employment agreements between PhotoMedex, on the one hand, and each of Messrs. McGrath and Stewart, on the other. The merger consideration will be adjusted for any stock split, reverse stock split, stock dividend, or other similar event which occurs after the signing of the merger agreement and prior to the closing.

Treatment of Options—Radiancy

Pursuant to the merger agreement, all options to purchase Radiancy common stock that are outstanding immediately prior to the closing of the merger will be 100% accelerated and holders of such options may elect to exercise the options prior to the closing. Each share of Radiancy common stock issued upon the exercise of an option will be converted into PhotoMedex common stock according to the same ratio and on the same terms as Radiancy’s other common stockholders. Any options to purchase Radiancy common stock that are not exercised prior to the closing of the merger shall automatically terminate.

Treatment of Options—PhotoMedex

All options to purchase PhotoMedex common stock that were awarded pursuant to the terms of the 2005 Equity Plan and are outstanding immediately prior to the closing of the merger will, pursuant to the terms of such plan, be 100% accelerated and become fully exercisable upon the closing. All options to purchase PhotoMedex common stock that are not exercised will continue in accordance with their terms.

Treatment of Restricted Stock—PhotoMedex

Each award of restricted PhotoMedex common stock that is outstanding immediately prior to the closing of the merger will remain outstanding and continue to be subject to the terms of the 2005 Equity Plan and the applicable award agreement.

Terms of Warrants

The warrants to be issued to the PhotoMedex stockholders in connection with the consummation of the merger have the following principal terms: (i) a warrant exercise price of twenty dollars ($20.00) per share of PhotoMedex common stock, (ii) an exercise period of three (3) years, and (iii) the right of PhotoMedex to notify the holders of warrants of an earlier expiration of the warrants, at any time following such time as the PhotoMedex common stock will have had a closing trading price in excess of thirty dollars ($30.00) per share for a period of twenty (20) consecutive trading days, provided that such earlier expiration date shall not be earlier than that date which is twenty (20) trading days following the delivery of such notification by PhotoMedex. Messrs. McGrath and Stewart will receive non-qualified stock options to purchase 60,700 shares of PhotoMedex common stock and 54,700 shares of PhotoMedex common stock, respectively, in connection with the merger. These options are being issued as part of the aggregate warrant grant, but are issued to Messrs. McGrath and Stewart in the form of options, unrelated to the amount of warrants they will be receiving separately in their capacity as shareholders of PhotoMedex. The option terms are substantially identical to the terms of the warrants, except that with respect to 95,200 shares subject to the options the per share exercise price is equal to the fair market value of the shares on the date of closing, and with respect to the other 20,200 shares the per share exercise price will be equal to the greater of (i) the fair market value of a share on the date of the closing and (ii) $20.00.

A copy of the form of warrant is attached as Annex C to this joint proxy statement/prospectus. Stockholders are encouraged to read the full text of the form of warrant for more detail regarding the specific terms of the warrants.

Please see the section entitled “Description of Capital Stock of PhotoMedex—Warrants” on page 294 for more information about the warrants.

Procedures for Exchange of Certificates

The conversion of each share of Radiancy common and preferred stock (other than shares of common stock held by Radiancy, Ltd.) into PhotoMedex common stock, as described above under “The Merger—Consideration to be Received in the Merger,” will occur automatically at the completion of the merger. Before completion of the merger, PhotoMedex will engage Broadridge Corporate Issuer Solutions, Inc. as exchange agent to handle the exchange of Radiancy stock certificates for PhotoMedex common stock certificates. As soon as practicable after the merger, the exchange agent will send a transmittal letter to each former holder of Radiancy capital stock (other than Radiancy, Ltd.).

The transmittal letter will contain instructions with respect to obtaining the merger consideration in exchange for shares of Radiancy stock (other than shares of common stock held by Radiancy, Ltd.). Radiancy stockholders should not send stock certificates with the enclosed proxy. Stock certificates should not be forwarded to the exchange agent unless and until Radiancy stockholders receive a transmittal letter following the completion of the merger.

Radiancy stockholders have the right to dissent from the merger and seek appraisal of their shares. In order to assert dissenters’ rights, Radiancy stockholders must comply with the requirements of Delaware law as described under “The Merger—Appraisal Rights” beginning on page 93.

After completion of the merger, each certificate that previously represented shares of Radiancy capital stock will represent only the right to receive the merger consideration as described above under “The Merger—Consideration to be Received in the Merger,” or the right to receive cash for the fair value of those shares for which appraisal rights have been perfected.

After the effective time of the merger (and prior to the surrender of certificates of Radiancy common stock and preferred stock to PhotoMedex), record holders of certificates that represented outstanding Radiancy common stock or preferred stock immediately prior to the effective time of the merger (other than shares of common stock held by Radiancy, Ltd.) other than dissenting shares will have no rights with respect to the certificates for Radiancy common stock other than the right to surrender the certificates and receive the merger consideration in exchange for the certificates.

In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by PhotoMedex on PhotoMedex common stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of Radiancy common stock immediately prior to the effective time of the merger until such holder surrenders such certificate as set forth above.

In addition, holders of certificates that represent outstanding Radiancy capital stock immediately prior to the effective time of the merger (other than shares of common stock held by Radiancy, Ltd.) will be entitled to vote after the effective time of the merger at any meeting of PhotoMedex stockholders the number of whole shares of Radiancy capital stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as described above.

PhotoMedex stockholders will not be required to exchange certificates representing their shares of PhotoMedex common stock or otherwise take any action after the merger is completed.

Resales of PhotoMedex Common Stock

The shares of PhotoMedex common stock to be issued to Radiancy’s stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of PhotoMedex or Radiancy as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Radiancy at the time the merger is submitted for a vote or consent of the stockholders of Radiancy will, under existing law, require either:

•	the registration under the Securities Act of the subsequent transfer of the shares of PhotoMedex common stock;

•	compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

•	the availability of another exemption from registration.

An “affiliate” of Radiancy, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Radiancy.

Representations and Warranties

The merger agreement contains customary representations and warranties made by PhotoMedex and Radiancy to each other. Many of the representations and warranties are qualified by material adverse effect or by a materiality standard. Several are qualified by knowledge standards. These representations and warranties relate to, among other things:

•	organization, existence and good standing;

•	title to securities, capitalization;

•	subsidiaries;

•	authorization, binding agreement;

•	governmental approvals;

•	no violations;

•	absence of certain changes;

•	financial statements;

•	absence of undisclosed liabilities;

•	compliance with applicable law;

•	regulatory agreements, permits;

•	litigation;

•	restrictions on business activities;

•	material contracts;

•	intellectual property matters;

•	employee benefit plans;

•	taxes and returns;

•	title to properties, assets;

•	employee matters;

•	environmental matters;

•	transactions with affiliates; and

•	Food and Drug Administration (FDA).

PhotoMedex is also making the additional representations and warranties relating to:

•	SEC filings; and

•	Listing under Nasdaq.

Radiancy is also making additional representations and warranties relating to Israeli tax matters.

None of the representations, warranties, pre-closing covenants or pre-closing obligations contained in the merger agreement or in any certificate or instrument delivered under the merger agreement will survive the effective time of the merger.

As defined in the merger agreement, the term “Radiancy material adverse effect” means any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Radiancy, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Radiancy material adverse effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Radiancy is affected in a disproportionate manner relative to other companies in the industries in which Radiancy conducts business), (ii) the effect of any change that generally affects any industry or market in which Radiancy operates to the extent that it does not disproportionately affect, individually or in aggregate, Radiancy taken as a whole, relative to other participants in the industries in which Radiancy operates; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Radiancy taken as a whole, relative to other participants in the industries in which Radiancy operates; (iv) the announcement of the execution of the merger agreement, the pendency of or the consummation of the merger or the other transactions expressly contemplated thereby, (v) any change in applicable law or GAAP or interpretation thereof, (vi) the execution by Radiancy and performance of or compliance by Radiancy with the merger agreement or the taking of any action expressly contemplated or permitted by the merger agreement, (vii) any stockholder litigation brought or threatened against Radiancy or any member of the Radiancy board of directors by stockholders owning less than 10% of a party’s common stock in respect of the merger agreement or the transactions contemplated thereby; (viii) any matter disclosed in the Radiancy disclosure letter; or (ix) any failure to meet any financial or other projections.

As defined in the merger agreement, the term “PhotoMedex material adverse effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of PhotoMedex, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a PhotoMedex material adverse effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that PhotoMedex is affected in a disproportionate manner relative to other companies in the industries in which PhotoMedex conducts business), (ii) the effect of any change that generally affects any industry or market in which PhotoMedex operates to the extent that it does not disproportionately affect PhotoMedex, relative to other participants in the industries in which PhotoMedex operates, (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect PhotoMedex relative to other participants in the industries in which PhotoMedex operates; (iv) the announcement of the execution of the merger agreement, the pendency of or the consummation of the merger or the other transactions expressly contemplated thereby, (v) any change in applicable law or GAAP or interpretation thereof, (vi) the execution by PhotoMedex and performance of or compliance by PhotoMedex with the merger agreement or the taking of any action expressly contemplated or permitted by the merger agreement, (vii) any shareholder litigation brought or threatened against PhotoMedex, PHMD Merger Sub, Inc. or any member of the respective boards of directors by shareholder(s) of PhotoMedex owning less than ten percent (10%) of the issued and outstanding PhotoMedex common stock in the aggregate in respect of the merger agreement or the transactions contemplated thereby; (viii) changes in the market price or trading volume of the PhotoMedex common stock (provided that the underlying causes of such changes shall not be excluded), (ix) any matter disclosed in the PhotoMedex disclosure letter or (x) any failure to meet any financial or other projections.

Conduct of Business Pending the Merger

Each of PhotoMedex and Radiancy have agreed in the merger agreement that, unless the other party consents in writing, from the date of the signing of the merger agreement until the closing of the merger or the earlier termination of the merger agreement pursuant to its terms (the “Executory Period”), the parties will use commercially reasonable efforts to conduct their business in all material respects in the ordinary course of business consistent with past practice and maintain and preserve substantially intact its respective business organization, assets and properties; keep available the services of its respective directors, officers and employees; and preserve substantially intact existing relationships with all persons with whom the parties do significant business.

Without limiting the generality of the foregoing, during the Executory Period, none of the parties will (except (i) in the ordinary course of business consistent with past practice, (ii) as required by law, (iii) as expressly contemplated or permitted by the terms of the merger agreement or (iv) as set forth in disclosure letters to the merger agreement), without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend, waive or otherwise change, in any respect, any of the parties’ organizational documents;

•

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its securities or equity interests;

•

split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities or equity interests;

•

incur, create, assume or otherwise become liable for any indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person

•

increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2011 or 2012, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any benefits plans;

•

make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures;

•

transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material intellectual property, or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

•	terminate or waive or assign any material right under any material contracts, or enter into any material contracts;

•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•	establish any subsidiary or enter into any new line of business;

•	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage;

•	revalue any of its material assets or make any change in accounting methods, principles or practices;

•	waive, release, assign, settle or compromise any claim, action or proceeding, other than those that involve only the payment of monetary damages not in excess of $100,000 in the aggregate;

•	close or materially reduce any activities, or effect any material layoff or other material personnel reduction or change, at any facility;

•

acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

•	make capital expenditures in excess of $100,000 in the aggregate;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate other than pursuant to the terms of an existing arrangement;

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of a material portion of its properties, assets or rights other than the sale of inventory in the ordinary course of business;

•

enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of the parties, other than the Voting Support, Lock-Up and Confidentiality Agreement;

•

take any action in violation of the merger agreement that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any governmental authority to be obtained in connection with this merger agreement; or

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any affiliate transactions.

Covenants of the Parties

The merger agreement contains, among other things, the following covenants and agreement of the parties:

Payment to Perseus: Radiancy is obligated to make a payment to Perseus in full satisfaction of PhotoMedex’s obligations under that certain Repurchase Agreement, dated as of May 27, 2011, by and between PhotoMedex and Perseus. For a more detailed discussion of the repurchase right agreement, see “The Merger—Perseus Repurchase Transaction” beginning on page 98.

Notification of Certain Matters: The parties have agreed to provide prompt notice to the other party if any of the following occurs:

•	there has been a material failure on the part of the party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the merger agreement;

•

receipt of any notice or other communication in writing from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by the merger agreement;

•	receipt of any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement;

•

the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the merger not being satisfied or the satisfaction of any of those conditions being materially delayed; or

•	the commencement or threat, in writing, of any action against any party or any of its affiliates, or any of their respective properties or assets with respect to the consummation of the merger.

Commercially Reasonable Efforts: The parties have agreed to use commercially reasonable efforts and cooperate fully with each other, to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement. The parties have also agreed to cooperate with one another in connection with seeking and obtaining any necessary governmental or regulatory approvals or authorizations.

Public Announcements: The parties have agreed that no public release or announcement concerning the merger will be issued by either party without the prior written consent of the other party (which consent will not be unreasonably withheld), except as required by applicable law. The parties have agreed to use commercially reasonable efforts to allow the other party to comment on any release or announcement prior to issuance.

Regulatory Matters. The parties will cooperate to promptly file with the SEC a Form S-4, in which Registration Statement a joint proxy statement will be included as a prospectus. PhotoMedex will use its commercially reasonable efforts to have the Registration Statement declared effective as promptly as practicable after such filing, and each of PhotoMedex and Radiancy shall thereafter mail or deliver the proxy statement to the PhotoMedex stockholders and the Radiancy stockholders, respectively. PhotoMedex will also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Radiancy will furnish all information concerning Radiancy and the holders of Radiancy common stock as may be reasonably requested in connection with the foregoing actions.

Stockholders’ Meetings: The parties have agreed to take all action necessary to hold a meeting of their respective stockholders to consider and vote on a proposal to approve the merger and the transactions contemplated by the merger agreement and each party has agreed to use commercially reasonable efforts to solicit from its stockholders proxies in favor of such transactions and take all other actions necessary or advisable to secure such approval.

Israeli Tax Ruling: Radiancy will have requested a tax ruling by the Israeli Tax Authority with respect to the merger under which it requests, inter alia, that:

(i)	Postponing the date of taxation of the expected consideration for Israeli residents holding stock in Radiancy U.S. (i.e. Radiancy, Inc.) under the terms of Section 104H of the Ordinance;

(ii)	Postponing the date of taxation of the expected consideration for Radiancy U.S. stockholders and optionholders for whom the shares are held by a trustee under Section 102 of the Ordinance; and

(iii)	Exemption from certain withholding tax liabilities.

Voting and Support Agreement: The parties have agreed to deliver the Voting Support, Lock-Up and Confidentiality Agreements, duly executed by certain of the stockholders of PhotoMedex in favor of Radiancy, and certain of the stockholders of Radiancy in favor of PhotoMedex. For a complete description of the Voting Support, Lock-Up and Confidentiality Agreements, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

Directors of PhotoMedex After Closing. Nine individuals (or eight, in the event that only eight individuals are included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) will be appointed to serve as directors of PhotoMedex following the merger. Three will be identified by PhotoMedex and six (or five, in the event that only eight individuals have been identified and included as director nominees in the joint proxy statement/prospectus that is declared effective by the SEC) will be identified by Radiancy. Of these individuals, at least five will be independent. At the next two consecutive annual meetings of the PhotoMedex stockholders following the consummation of the merger, PhotoMedex shall ensure that Dr. Yoav Ben-Dror is included as a nominee to serve as a member of the board of directors of PhotoMedex. Individuals appointed to serve as directors of the board of directors of PhotoMedex will each be obligated to sign an agreement pursuant to which they will not trade securities of PhotoMedex for a period of six (6) months following the closing of the merger transaction.

Disclosure Updates: The parties each have the right under the merger agreement to update their respective disclosure letters prior to the closing date, except for any updates that would reasonably be expected to result in a material adverse effect. No updates to the disclosure letters will be deemed to cure a breach of any representation or warranty made in the merger agreement; however, any updates that consist solely of a list of new securities outstanding, new approvals or consents required, new contracts entered into, new property leases, new intellectual property owned or licensed, or new insurance policies, will not be deemed a breach of any representation or warranty.

Conditions to Completion of the Merger

Mutual Conditions: The obligations of each party to consummate the merger and the other transactions described in the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	The waiting period under any antitrust law will have expired or have been terminated.

•

All authorizations, approvals and permits have been obtained, except for those that would not reasonably be expected to have a material adverse effect, and both stockholder approvals have been obtained.

•	The PhotoMedex common stock (including such common stock issuable upon exercise of the warrants) to be issued in connection with the merger have been authorized for listing with Nasdaq.

•	The Registration Statement will have become effective under the Securities Act.

•

No governmental authority will have enacted any law or order which has the effect of making the transactions contemplated by the merger agreement illegal or otherwise prevents or prohibits such transactions.

Conditions to Obligations of Radiancy. The obligations of Radiancy to consummate the merger are subject to the satisfaction or waiver by Radiancy of the following conditions:

•

Each of the representations and warranties of PhotoMedex and PHMD Merger Sub, Inc. set forth in the merger agreement(without giving effect to any limitation as to “materiality” or “PhotoMedex material adverse effect”) shall be true and correct as of the effective time of the merger as though made as of the effective time of the merger (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a PhotoMedex material adverse effect.

•

Each of PhotoMedex and PHMD Merger Sub, Inc. have performed in all material respects all of their respective obligations and complied in all material respects with their respective agreements and covenants.

•	No PhotoMedex material adverse effect will have occurred.

•	PhotoMedex is in compliance in all material respects with the reporting requirements under the Exchange Act.

•	PhotoMedex has filed the Amended and Restated Articles of Incorporation of PhotoMedex.

•	The repurchase transaction has been consummated with Perseus.

•

Radiancy shall have received favorable approvals from Israeli governmental authorities in respect of the tax treatment afforded in respect the exchange of Radiancy common stock for PhotoMedex common stock in connection with the merger.

Conditions to Obligations of PhotoMedex. The obligations of PhotoMedex to consummate the merger are subject to the satisfaction or waiver by PhotoMedex of the following conditions:

•

Each of the representations and warranties of Radiancy set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “Radiancy material adverse effect”) shall be true and correct as of the effective time of the merger as though made as of the effective time of the merger (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Radiancy material adverse effect.

•	Radiancy has performed in all material respects all of its respective obligations and complied in all material respects with its respective agreements and covenants.

•	No Radiancy material adverse effect has occurred.

•	The repurchase transaction has been consummated with Perseus.

•	Radiancy shall have received certain third party consents and approvals.

No Solicitation

From the date of the merger agreement until the closing date, none of the parties will solicit any acquisition proposals, furnish any non-public information regarding the parties to any person or group, engage or participate in any discussions or negotiations that could lead to an acquisition proposal, withdraw the approval of the merger agreement and the merger by the parties’ respective board of directors, approve any acquisition proposal, negotiate or enter into any letter of intent, acquisition agreement or similar agreement related to any acquisition proposal (the merger agreement provides for an exception in the event that entering into discussions or negotiations with a third party constitutes or could be reasonably result in a superior proposal (as defined below)).

If a party receives a bona fide acquisition proposal before such party’s board of directors approves the merger, and such board of directors concludes in good faith, after consultation with outside legal counsel and its financial advisors, that such proposal is a superior proposal, such board of directors may withdraw its approval or recommendation of the merger agreement and approve the superior proposal, provided that such party has provided at least five days’ notice to the other party of the superior proposal, has engaged in good faith discussions with the other party to amend the merger agreement in such a manner that the superior proposal is no longer superior to the merger agreement and the superior proposal has not been withdrawn during the notice period and still constitutes a superior proposal.

A superior proposal is defined in the merger agreement to mean any bona fide written acquisition proposal on terms which a party’s board of directors has determined in its good faith judgment is more favorable to the stockholders of PhotoMedex or Radiancy, as applicable, if consummated in accordance with its terms from a financial point of view than the transactions contemplated by the merger agreement, after consultation with their respective legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, conditions to consummation, timing and other aspects of such proposal and the merger agreement, and taking into account the identity of the person making such acquisition proposal and the likelihood of consummation of such acquisition proposal.

Termination

The merger agreement may be terminated prior to the closing date as follows:

•	by mutual written consent of both PhotoMedex and Radiancy;

•

by written notice by either party, if any governmental authority has enacted any order or law that is final and nonappealable and prevents the transactions contemplated by the merger agreement or if any governmental authority has refused to grant any of the requisite regulatory approvals;

•

by written notice by either party if the other party has breached any of their respective representations, warranties, covenants or agreements, provided, however, that if such breach is curable prior to January 31, 2012, then it may not terminate for fourteen days after delivery of notice of such breach;

•

by written notice by either party if the merger has not been consummated on or before January 31, 2012, provided, however, that this right to terminate is not available if the terminating party is in material breach of any representation, warranty, covenant or agreement which results in the failure of the merger to occur on or before January 31, 2012; or

•

by either party if their respective board of directors has made a change of board recommendation in response to a superior proposal or if such board of directors has approved an acquisition proposal other than the merger and the terminating party has paid the termination fee and such party enters into a definitive agreement with respect to the superior proposal.

Upon termination of the merger agreement, all expenses paid in connection therewith will be paid by the party incurring such expense.

If either party terminates the merger agreement because of a change in board recommendation or if such party’s board of directors has approved an acquisition proposal or a superior proposal, then such terminating party is required to pay a termination fee of $3,000,000 to the other party.

In addition, if there is a termination of the merger agreement due to a failure to satisfy the closing condition that the other party not be in breach of its representation, warranties, covenants or agreements (and such breach has not been cured), the party so failing to satisfy the respective condition to closing is required to pay a termination fee equal to $1,500,000 plus reimbursement of the other party’s expenses. This termination fee does not apply if (i) the breach relates to the repayment transaction with Perseus, (ii) PhotoMedex fails to file its Amended and Restated Articles of Incorporation or (iii) Radiancy fails to obtain the Israeli tax rulings described in the merger agreement or other authorizations from the Israeli government in connection with the merger.

Indemnification and Insurance

The merger agreement provides that PhotoMedex is obligated to honor indemnification agreements and indemnification provisions in organizational documents for directors and officers for a period of seven years for each of PhotoMedex, Radiancy and their respective subsidiaries, and honor all obligations of PhotoMedex, Radiancy and their respective subsidiaries to their present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger which are asserted after such time.

In addition, the merger agreement provides that Radiancy and its subsidiaries may acquire “tail” insurance policies for their officers and directors, and such policies will provide coverage for no more than seven years from the effective time of the merger. PhotoMedex and its subsidiaries are required to maintain similar “tail” insurance policies for their officers and directors for no more than seven years from the effective time of the merger.

Amendment; Extension and Waiver

The merger agreement may only be amended pursuant to a written agreement signed by each of the parties to the merger agreement.

Any party to the merger agreement may extend the time for the performance of any obligation or other act of any other party to the merger agreement, waive any inaccuracy in the representations and warranties by such other party contained therein or in any document delivered pursuant thereto, and waive compliance by such other party with any agreement or condition contained therein, so long as such extension or waiver is set forth in an instrument in writing signed by the party to be bound thereby.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

INFORMATION ABOUT THE COMPANIES

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

(215) 619-3600

Overview

PhotoMedex is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, and skincare products. PhotoMedex is involved in the development, manufacturing and global marketing of dermatology products and techniques focused on advancing cost-effective technologies that provide patients with better outcomes and a higher quality of life. The diseases and conditions PhotoMedex addresses include psoriasis, vitiligo, acne, actinic keratosis and sun damage. Medical devices include the XTRAC® Excimer Laser for the treatment of psoriasis and vitiligo and the Omnilux™ non-laser Light Emitting Diodes (LED) for the treatment of clinical and aesthetic dermatological conditions including acne, photodamage, skin rejuvenation and wound healing. PhotoMedex also develops and markets products based on its patented, clinically proven Neova™ Copper Peptide technology and DNA repair enzymes for skin health, hair care and wound care.

PhotoMedex’s History

PhotoMedex was organized in 1987 as a Delaware corporation and in 2010, was reincorporated in Nevada. From 1987 through 1999 PhotoMedex was principally a research and development company with insignificant end-user revenue. In January 2000, the FDA issued a 510(k) clearance for the XTRAC laser system, an important milestone in PhotoMedex’s history. The XTRAC was a breakthrough technology designed to treat psoriasis using targeted narrow band UVB light. Despite receiving FDA clearance, PhotoMedex’s ability to commercialize the XTRAC was limited due to the lack of insurance reimbursement available for the treatment, a key driver in the acceptance by dermatologists and their psoriasis patients. PhotoMedex undertook a prolonged effort to establish insurance reimbursement, an effort that would ultimately take until 2007 for the Blue Cross Blue Shield Association to include the XTRAC in its National Reference Policy and until 2008 for all of the Blue Cross and Blue Shield Plans and virtually all other major plans to issue policies covering the system.

From PhotoMedex’s organization through early 2009, it augmented its business through a series of acquisitions which expanded its product suite to include skincare and LED product lines. While these acquisitions, along with the development and growth of the XTRAC business, have significantly increased PhotoMedex’s revenues over this time, the limited integration of the sales and marketing teams which were previously product-focused, coupled with an emphasis on short-term goals over long-term strategy, has resulted in a history of losses.

PhotoMedex’s Key Strategies

PhotoMedex concentrates its strategic efforts primarily in the physician market both domestically and internationally. Supporting those efforts PhotoMedex has initiated a renewed commitment to innovation, whereby PhotoMedex looks to maximize the application of its technologies and utilize the significant scientific resources available to it in each of its product areas. And, finally PhotoMedex looks to leverage its experience and substantial product advancements in the physician market into non-physician based markets, or alternate channels, that may benefit from those technological advancements.

Establishment of a Leaner, Highly Trained Sales Force

In the U.S. PhotoMedex markets and sells its products through a direct sales organization capable of addressing each product area with specific expertise. PhotoMedex’s focus on enhanced training of its sales organization has increased its ability to drive sales and to support its customer base with a leaner and more cost-effective sales force since the strategy change in 2009.

PhotoMedex’s growing sales force consists of 32 direct sales representatives led by an experienced sales management team of eight professionals and supported by a marketing organization consisting of seven employees.

Expanded International Capabilities

In the third quarter of 2009, PhotoMedex realigned its international operations and selling approach, and the once limited capabilities of the international organization have been enhanced through two initiatives.

First, PhotoMedex has entered into an expanded management relationship with GlobalMed Technologies (“GlobalMed”) with respect to its laser and light-based devices. GlobalMed is an international distribution and management company focused on creating increased market opportunity through the engagement and management of local in-country distributors and providing assistance in expediting regulatory approvals. Historically, GlobalMed managed PhotoMedex’s distribution relationships in the Pacific Rim for the XTRAC and VTRAC product lines, which represented a majority of PhotoMedex’s total international device sales. As a result of its success in managing PhotoMedex’s Pacific Rim distribution relationships, PhotoMedex has now expanded GlobalMed’s responsibilities to include all of PhotoMedex’s laser- and light-based devices in substantially all markets outside of the U.S. GlobalMed’s efforts are supported by PhotoMedex’s internal organization and by GlobalMed’s employees in major regions of the world.

Second, PhotoMedex has undertaken significant efforts to expand the international reach of its skincare business in both the physician and consumer channels. PhotoMedex has reformulated its clinical skincare products by eliminating certain preservatives and other ingredients in order to comply with international regulations. PhotoMedex’s skincare product packaging has been redesigned to meet international regulations, and PhotoMedex has registered its products in certain foreign jurisdictions. PhotoMedex’s sales approach incorporates procedure-specific protocols for in-office treatments coupled with outpatient product kits designed for patients to continue to use the products at home. The protocols utilize PhotoMedex’s skincare products and Omnilux professional and hand-held LED light systems in a regimen designed to address skin rejuvenation, acne clearance, skin brightening, eye treatment and recovery and photoaging repair. In these unique protocols, PhotoMedex’s copper peptide complexes, DNA repair enzymes and LED technology provide patients with optimized treatment outcomes.

Development of Alternate Channels

Certain of PhotoMedex’s technologies have applications outside PhotoMedex’s historical physician based sales channel, and PhotoMedex looks to continue to expand its sales into these market opportunities.

PhotoMedex’s sales capabilities relating to non-physician channels are comprised of an internal sales organization of three professionals and an external organization of channel-specific partners who encompass the knowledge and expertise required of their unique markets. Through these sales capabilities PhotoMedex has the ability to address such alternate channels as the consumer skincare market through on-line, television and retail channels as well as the indoor tanning and spa markets through major distribution partners.

Renewed Commitment to Innovation

PhotoMedex believes that its innovative products have been crucial to its ability to succeed in the extremely competitive skin health market. Under the guidance of PhotoMedex’s Scientific Advisory Board, future indications for PhotoMedex’s products are being explored as well as potential combinations of PhotoMedex’s products with other dermatological treatments. PhotoMedex has recently launched, or are working on, innovative uses for its technologies that PhotoMedex believes will allow it to leverage the success of its current products in the marketplace.

XTRAC Velocity. Prior to June 2009, PhotoMedex offered the XTRAC Ultra as its only solution for the treatment of psoriasis. The XTRAC Ultra is most appropriate for use on patients with mild to moderate psoriasis. PhotoMedex did not have a practical solution which physicians could use to treat patients with severe psoriasis. According to the National Psoriasis Foundation (“NPF”) over $1 billion is spent annually in the U.S. on device and drug treatments intended for severe psoriasis, many of which have systemic side effects or FDA warning labels. To deliver a safe and more cost-effective treatment for severe psoriasis, PhotoMedex launched the XTRAC Velocity, an innovation of the XTRAC Ultra. The XTRAC Velocity is three times faster and more powerful than the XTRAC Ultra, making it ideal for practices having a greater mix of severe patients or having a significantly larger volume of psoriasis patients overall. With the innovation of the XTRAC Ultra into the XTRAC Velocity, PhotoMedex now has a psoriasis solution for physician practices of all sizes and patient demographics.

In addition, beginning in early 2010, Dr. John Y. M. Koo, the Director of the Psoriasis Treatment Center at the University of California San Francisco Medical Center, initiated a clinical study to demonstrate the effectiveness of the XTRAC Velocity in combination with the drug Clobex from Galderma for patients with severe psoriasis. Dr. Koo has published numerous articles and book chapters in the field of psoriasis. The goal of this study is to achieve better patient results in fewer treatments than either the drug or the XTRAC Velocity can achieve as a stand-alone treatment. If successful, the end result will be greater efficacy and convenience for the patient, which PhotoMedex believes will result in an increase in the use and applicability of the XTRAC Velocity in severe psoriasis.

New Skincare ingredients and combinations. In September 2010 PhotoMedex launched a new line of Neova skincare products that uniquely combine two key ingredient areas: DNA repair enzymes and copper peptides. These products are designed to activate self-healing, boost essential skin cell function and maximize results for sustained skin health.

DNA Repair. UV-induced stresses to the skin can cause damage to skin cells and their DNA. The first natural line of defense against the damaging effects of the sun is melanin, which reflects or absorbs UV light and prevents damaging UV rays from striking the DNA in the cell nucleus. When UV light does strike DNA, the interaction produces a chemical in the DNA bases, which alters the genetic code. Such alterations can interrupt or destroy the cellular repair process. The consequences of unrepaired DNA damage for skin cells can be severe and include discolorations, wrinkles and other signs of photodamage.

PhotoMedex’s DNA Repair topical products, which include DNA Nourishing Lotion and DNA Total Repair, use innovative technology to address DNA damage by activating the skin’s natural recovery process after damage has occurred but before the secondary result, such as erythema or skin cancer, appears. Modern sunscreen products frequently combine UV filters with one or more antioxidants, which provide a degree of secondary photoprotection against oxygen radicals. PhotoMedex’s DNA Repair products activate the DNA repair process using a liposome system specifically engineered for the transference of DNA repair enzymes into epidermal cells and to enhance DNA repair of UV-irradiated skin.

PhotoMedex’s DNA Repair products help skin continuously repair its appearance in three advanced ways. First, the products heighten the skin’s natural repair process, which, over time, results in a reduction in the visible signs of aging, including fine lines, wrinkles and discolorations. Second, the products help skin continuously repair the appearance of past damage caused by UV exposure before it becomes permanent. Finally, the products, which contain a blend of an anti-inflammatory and a powerful antioxidant, block the activation of the two enzymes, elastase and matrix metalloproteinase, which degrade collagen and elastin and destroy the skin’s supporting structure, leading to wrinkle formation.

Omnilux Home Use Devices. Consumers have long sought products that would help them look their best conveniently and affordably. Since the prices of professional procedures performed in a salon, spa or medical office can be high, and traveling to these establishments for treatment typically entails an additional commitment of time for the consumer, products developed for home-use often best meet these needs. The Omnilux New-U for treating peri-orbital wrinkles was cleared by the FDA for over-the-counter sale directly to the consumer on March 3, 2008. The Omnilux Clear-U for treating acne was cleared by the FDA for over-the-counter sale directly to the consumer on January 16, 2009. PhotoMedex is continuing to advance the technology by reducing the size of the products even further and thereby reducing their manufacturing costs. Such advancements should provide greater access to the technology to the consumer.

PhotoMedex’s Products

PhotoMedex’s products have applications in two general areas: management of skin diseases and conditions, and skincare. Some of PhotoMedex’s products, which are described in more detail below, address both the management of skin diseases and conditions and skincare areas.

PhotoMedex’s Ability to Treat Skin Diseases and Conditions

PhotoMedex’s XTRAC System

In January 2000, PhotoMedex obtained FDA 510(k) clearance to market its XTRAC excimer laser system for the treatment of psoriasis, a chronic, autoimmune disease that appears on the skin. Indications for the XTRAC were later expanded to include the treatment of vitiligo, a medical condition that causes the skin to lose color; atopic dermatitis (eczema), an inflammation of the skin; and leukoderma, an acquired condition with localized loss of pigmentation of the skin that may occur after any number of inflammatory skin conditions, including burns and scars.

According to the NPF, psoriasis afflicts as many as 7.5 million Americans and 125 million people worldwide. While the exact cause of psoriasis is unknown, the immune system and genetics play major roles in the development of this disease. Most researchers agree that the immune system is mistakenly triggered, which causes the acceleration of skin cell growth. Normal skin cells mature and fall off the body in 28 to 30 days. In a patient with psoriasis, skin cells take only three to four days to mature and instead of falling off, build up on the surface of the skin, forming psoriatic lesions.

PhotoMedex’s XTRAC system applies a concentrated dose of UVB radiation directly to the diseased skin at a high intensity, which temporarily stops this excess cell buildup and allows the diseased skin to return to a more normal state during a term of remission. Remission length varies from several months to in excess of one year. PhotoMedex’s XTRAC system utilizes a 308-nm light wavelength, which studies have shown to be an optimal wavelength to treat psoriasis effectively.

According to NPF, more than one-quarter of people with psoriasis have cases that are considered moderate to severe. PhotoMedex offers two versions of its XTRAC system: the XTRAC Ultra, which has been established as one of the most clinically effective therapies for treating patients with mild to moderate psoriasis, (according to “Efficacy of the 308-nm excimer laser for treatment of psoriasis: Results of a multicenter study,” Volume 46, Number 6 of the Journal of the American Academy of Dermatology (June 2002, pp 900-6)), and the XTRAC Velocity, launched in June 2009, which is three times faster than the XTRAC Ultra and enables physicians to safely treat severe psoriasis patients conveniently and effectively without the significant side effects of other more expensive modalities.

According to the Vitiligo Foundation Inc., Vitiligo, which affects up to 2% of the world population, develops when cells called melanocytes die or are destroyed by the body’s immune system. As the cells die, an area of skin or hair turns white because the cells no longer make pigment. The XTRAC treatment of vitiligo, delivered in much the same way as when treating psoriasis but requiring more treatments, re-ignites the melanocytes causing pigment to return to the skin. PhotoMedex does not yet know how long the positive effects of its treatment for vitiligo will last on an individual, but based on anecdotal data PhotoMedex believes the re-pigmentation may last for several years. Vitiligo is genetically inherited and is thought to be triggered by certain unknown environmental factors. There is presently no known cure for vitiligo.

PhotoMedex’s VTRAC System

PhotoMedex’sVTRAC system is a lamp-based product line that is sold principally outside of the U.S. and is used to treat the same diseases and conditions as the XTRAC laser. This product offering provides an effective, non-laser option to compete against lower-priced UVB lamp-based international competitors.

PhotoMedex’s Omnilux Products

PhotoMedex markets a family of products under the brand name Omnilux that produce certain therapeutic wavelengths of light through LEDs. PhotoMedex’s Omnilux technology is based on narrowband LEDs and the range of products include the Omnilux Blue (blue light), Omnilux Revive (red light), Omnilux Plus (infrared light) and Omnilux PDT (red light-marketed only outside the U.S.). The professional products consist of a base unit upon which an interchangeable LED head is attached. Each detachable treatment head delivers pure, optimized, narrowband light via a matrix of LEDs carefully positioned to deliver a measured dosage of light to the treatment area. In addition, PhotoMedex has developed two hand-held home-use devices, the Omnilux New-U for the treatment of peri-orbital wrinkles (skin rejuvenation) and the Omnilux Clear-U for the treatment of acne.

PhotoMedex’s Omnilux products provide treatments for acne and actinic keratosis and also offer skin health solutions addressing skin rejuvenation, anti-aging, post-procedure care and wound healing. The Omnilux therapy stimulates the body’s own cellular mechanisms through a process known as photobiomodulation. The therapy produces nearly no heat, is non-invasive and non-ablative and causes no damage to sub-dermal tissue. PhotoMedex may promote the Omnilux for treatment of acne in markets outside the U.S.

According to the American Academy of Dermatology, acne is the most common skin disorder in the U.S., affecting as many as 50 million Americans. The bacteria within acne produce chemicals, that when stimulated by the blue light of the Omnilux blue, neutralize the bacteria. With the bacteria eliminated, the inflammation of acne subsides. Red light is also used in the treatment of acne due to its anti-inflammatory properties. The handheld Omnilux Clear-U device allows the user to switch between red light and blue light in the same device.

Actinic keratosis is considered the earliest stage in the development of certain skin cancers. According to an article entitled “Actinic Keratosis, Basal Cell Carcinoma, and Squamous Cell Carcinoma” published in the second edition of Dermatology, (2008, pp. 1645-6), the treatment for actinic keratosis lesions ranks as one of the most frequent reasons that people consult a dermatologist. Owing to more stringent regulatory requirements in the U.S., the Omnilux is used more prevalently abroad for the treatment of actinic keratosis.

PhotoMedex’s Skin Health Solutions—Neova Therapy and Omnilux Products

Skin Rejuvenation and Anti-Aging

The highly competitive clinical skincare market has been dominated by anti-aging products. According to Global Industry Analyst, Inc. a research company, anti-aging products continue to lead the skincare market with over $30 billion in estimated global sales. PhotoMedex believes that the skincare market, over the last seven years, the skincare market has witnessed an increasing convergence of the personal care and pharmaceutical industries, which has led to the emergence of new hybrid markets where actives and ingredients have been leveraged from pharmaceuticals into science-based aesthetic products. PhotoMedex’s Neova Therapy product line consists of anti-aging and skin rejuvenation products that PhotoMedex specifically developed in response to the demand from physician customers for a comprehensive approach to medically directed skincare. The Neova Therapy line of copper peptide complex products includes moisturizers and serums that are complemented by cleansers, toners and masks for an integrated approach to skincare. PhotoMedex also markets a line of facial peel products. PhotoMedex has added products containing DNA repair enzymes to its line of Neova products. DNA repair enzymes are designed to help cellular components of skin recover from past damage. They may also help restore thymine dimers, which are pieces of DNA that have been broken by UV exposure. PhotoMedex has recently added products which combine the strengths of DNA repair enzymes with copper peptides. PhotoMedex’s Omnilux Revive and Omnilux Plus products deliver wavelengths of light in the red and infrared spectrums which have been proven to stimulate cellular mechanisms responsible for tissue repair and regeneration. The Omnilux products are used both as stand-alone treatment as well as in conjunction with PhotoMedex’s Neova line of products.

Post-Procedure Care and Wound Healing

According to BCC Research, a market forecast company, the global market size for advanced/active wound care products is estimated to be $4.9 billion and growing at a 10% annual rate. Within PhotoMedex’s Neova line, its Complex Cu3 topical products provide a comprehensive approach to post-procedure care and allow PhotoMedex to differentiate its line of skincare products on the basis of its proprietary copper and manganese peptide technologies. According to an article entitled “Molecular mechanisms of enhanced wound healing by copper oxide-impregnated dressings” published in Volume 18, Issue 2 of the Wound Repair and Regeneration The International Journal of Tissue Repair and Regeneration (March/April 2010, pp. 259-69), studies have indicated that the skin heals more rapidly with the use of copper peptide compounds than with a placebo treatment. PhotoMedex’s Complex Cu3 Post Laser Lotion, Intensive Repair Crème, Cleanser and Hydrating Gel products containing copper peptide compounds are used to treat patients following chemical peels, microdermabrasion and laser treatments. PhotoMedex’s Omnilux professional and handheld units also provide wound healing results. According to an article entitled “A study to determine the efficacy of a novel handheld light-emitting diode device in the treatment of photoaged skin” published in Volume 7, Issue 4 of the Journel of Cosmetic Dermatolgy (December 2008, pp. 263-267), trials have clearly displayed that 633 nm light not only enhances DNA synthesis, but also augments cellular tissue regeneration pathways, including collagen deposition. Light at 830nm is known to stimulate tissue, remodel cell lines and influence remodeling and restructuring of collagen. According to an article entitled “Hydrolysis of arbutin to hydroquinone by human skin bacteria and its effect on antioxidant activity” published in Volume 7, Issue 3 of the Journel of Cosmetic Dermatolgy on November 6, 2008 (September 2008, pp. 189-194) study groups have shown that near-infrared light (830nm, Omnilux plus) combined with red light (633nm, Omnilux revive) accelerates the wound healing response and therefore offers an effective treatment for the healing of compromised tissue. The Omnilux handheld New-U combines both wavelengths in a single device.

Sun Protection

Ti-Silc and Z-Silc are PhotoMedex’s line of advanced sun protection products, which are recommended by dermatologists and plastic surgeons to assist in the prevention of sun exposure that can lead to a number of problems including age spots, hyperpigmentation, premature aging and melanoma.

PhotoMedex’s Surgical Products

PhotoMedex engages in the development, manufacture and sale of surgical products, including proprietary free-beam and Contact Laser™ Systems for surgery. PhotoMedex introduced Contact Laser surgery by combining proprietary Contact Laser Delivery Systems with an Nd:YAG laser unit to create a multi-specialty surgical instrument that can cut, coagulate or vaporize tissue. PhotoMedex’s Contact Laser Delivery Systems can be used effectively with any wavelength of laser between 532nm and 1064nm, including the KTP laser (532nm), diode laser (various wavelengths) and Nd:YAG laser (1064nm). PhotoMedex is currently marketing such products under the trade name PhotoMedex Surgical Products.

PhotoMedex’s proprietary Contact Laser probe and scalpel surface treatments provide the ability to alter selectively the temperature profile of tissue, replicating the clinical effect of many different types of lasers. Through PhotoMedex’s Contact Laser Delivery Systems, PhotoMedex is able to produce a wide range of temperature gradients, which address a broad range of surgical procedures within multiple specialties. PhotoMedex’s multiple-specialty capability reduces a hospital’s need to purchase several lasers to meet its specialists’ varied requirements.

PhotoMedex’s LaserPro® Diode laser system has replaced the Nd:YAG laser as the preferred host laser for PhotoMedex’s Contact Laser Delivery Systems. PhotoMedex’s Contact Laser Delivery Systems consist of proprietary fiberoptic delivery systems which deliver the laser beam from PhotoMedex’s Diode (or Nd:YAG) laser unit via an optical fiber to the tissue, either directly or through a proprietary Laser Probe or Laser Scalpel. These delivery systems can also be used with the laser systems of certain other manufacturers.

Competition

The market in which PhotoMedex’s XTRAC system competes is highly competitive. PhotoMedex competes with other products and methodologies used to treat psoriasis, vitiligo, atopic dermatitis and leukoderma, including topical treatments, systemic medications and other phototherapies. PhotoMedex believes that its XTRAC system favorably compete with alternative treatments in the treatment of psoriasis and vitiligo primarily on the basis of its recognized clinical effectiveness, as well as on the basis of its cost-effectiveness and reimbursability. PhotoMedex has concentrated its marketing and efforts on psoriasis and vitiligo. General market acceptance of PhotoMedex’s XTRAC system treatment for atopic dermatitis and leukoderma will be dependent on PhotoMedex’s ability to establish, with the medical and patient communities, the efficacy of its XTRAC system as a preferred treatment modality that is likewise cost-effective and reimbursable.

PhotoMedex also faces direct competition from other companies, including large pharmaceutical companies and small laser companies, engaged in the research, development and commercialization of treatments for psoriasis, atopic dermatitis, vitiligo and leukoderma. In some cases, those companies have already received FDA approval or commenced clinical trials for such treatments. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, conducting pre-clinical studies and clinical trials and marketing than PhotoMedex does.

Various other companies are now marketing light-based phototherapy treatment products. Other devices include pulse-dye lasers, lamp-based systems, intense pulsed systems and standard UVB systems using fiber-optic delivery systems. PhotoMedex expects that other devices may enter the market in the future. All of these technologies will continue to evolve with time and PhotoMedex cannot say how much these technologies will impact it. Non-laser systems are typically reimbursed at substantially lower rates.

Competition in the wound care, skin health and hair care markets is intense. PhotoMedex’s competitors include well-established pharmaceutical, cosmetic and healthcare companies such as Obagi, La Roche Posay, Pavonia, Decleor, Murad and Allergan. These competitors have substantially more financial and other resources, larger research and development staffs and more experience and capabilities in researching, developing and testing products in clinical trials, in obtaining FDA and other regulatory approvals and in manufacturing, supply chain control, marketing and distribution than PhotoMedex does. A number of smaller companies are also developing or marketing competitive products. PhotoMedex’s competitors may succeed in developing and commercializing products or obtaining patent protection or other regulatory approvals for products more rapidly than PhotoMedex can. In addition, competitive products may be manufactured and marketed more successfully than PhotoMedex’s potential products. Such developments could render PhotoMedex’s existing or potential products less competitive or obsolete and could have a material adverse effect on PhotoMedex’s business, financial condition and results of operations.

With regard to surgical lasers, PhotoMedex faces substantial competition from other manufacturers of surgical laser systems, whose identity varies depending on the medical application for which the surgical system is being used and from traditional surgical methods. Other companies are developing competitive surgical systems and related technologies. Many of these companies are substantially larger and have substantially greater resources than PhotoMedex has.

PhotoMedex’s LED products also face substantial competition. PhotoMedex competes based on quality of design, manufacturing and clinical research. In addition, PhotoMedex has a broad intellectual property position which may deter reputable companies with LED products from entering the market.

Manufacturing

PhotoMedex manufactures its excimer laser products at PhotoMedex’s 8,000 sq. ft. facility in Carlsbad, California; PhotoMedex has also leased another facility of approximately 6,000 sq. ft. that is nearby. PhotoMedex manufactures its excimer lamp product and its surgical products at PhotoMedex’s 42,000 sq. ft. facility in Montgomeryville, Pennsylvania. PhotoMedex’s California and Pennsylvania facilities are ISO 13485 certified. PhotoMedex believes that its present manufacturing capacity at these facilities is sufficient to meet foreseeable demand for its products. PhotoMedex substantially outsources the manufacturing of its Skincare products to OEM contract manufacturers.

PhotoMedex manufactures most of its own components and utilize certain suppliers for the manufacture of selected standard components and subassemblies, which are manufactured to PhotoMedex’s specifications. Most major components and raw materials, including optics and electro-optic devices, are available from a variety of sources. PhotoMedex conducts all final testing and inspection of its products. PhotoMedex has established a quality control program, including a set of standard manufacturing and documentation procedures intended to ensure that, where required, its instruments are manufactured in accordance with FDA Quality System Requirements and the comparable requirements of the European Community and other countries, including for example Japan and Canada.

PhotoMedex currently out-sources the manufacturing of its LED products. The professional product offerings are currently manufactured by an OEM manufacturer in the U.K. with tooling provided and owned by PhotoMedex. PhotoMedex believes that the manufacturing capacity of this supplier is more than adequate for anticipated demand. Quality control is performed at the OEM manufacturer and at PhotoMedex’s facilities in the U.S. The hand-held devices and the consumable products are manufactured by an OEM manufacturer in Carlsbad, CA. PhotoMedex is currently reliant on a single supplier for LEDs. PhotoMedex has not had any difficulties in product supply to date, but is actively seeking an alternate supplier.

Research and Development

As of September 30, 2011, PhotoMedex’s research and development team, including engineers, included 13 employees. PhotoMedex’s conducts research and development activities at three of its facilities. PhotoMedex’s research and development expenditures were approximately $1.3 million in 2010, $1.1 million in 2009 and $1.1 million in 2008.

PhotoMedex’s research and development activities are focused on:

•	the application of PhotoMedex’s XTRAC system to the treatment of inflammatory skin disorders;

•	the development of complementary devices to further improve the phototherapy treatments performed with PhotoMedex’s XTRAC and other light-based systems;

•	the development of new skin health and hair care products; and

•

the development of additional products and applications, whether in phototherapy or surgery, by working closely with PhotoMedex’s scientific advisory board, medical centers, universities and other companies worldwide.

Patents and Proprietary Technologies

PhotoMedex intends to protect its proprietary rights from unauthorized use by third parties to the extent that PhotoMedex’s proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

PhotoMedex’s policy is to file patent applications and to protect certain technology, inventions and improvements that are commercially important to the development of PhotoMedex’s business. As patents expire and expose PhotoMedex’s inventions to public use, PhotoMedex seeks to mitigate the impact of such expirations by seeking protection of improvements. The patents in PhotoMedex’s Skincare business segment relate to use of PhotoMedex’s copper and manganese peptide-based technology for a variety of healthcare applications and to the composition of certain biologically active, synthesized compounds. PhotoMedex’s strategy has been to apply for and maintain patent protection for certain compounds and their discovered uses that are believed to have potential commercial value in countries that offer significant market potential. As of December 31, 2010, PhotoMedex had 42 domestic and foreign issued patents, which serve to help protect the technology of its businesses in phototherapy, skin health and hair care and surgical products and services. As of December 31, 2010, PhotoMedex had 29 patent applications pending in the U.S. and abroad. PhotoMedex has let patents and patent applications for markets not offering significant market potential lapse.

PhotoMedex has licensed certain of its proprietary technology to third parties. PhotoMedex seeks licenses from third parties for technology that can broaden its product and service offerings. For example, PhotoMedex secured a license from the Mount Sinai School of Medicine, New York, New York, which granted PhotoMedex exclusive rights to a patent directed to the use of excimer lasers in the treatment of vitiligo.

PhotoMedex also relies on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technology.

Many of PhotoMedex’s products and services are offered under trademarks and service marks, both registered and unregistered. PhotoMedex believes its trademarks encourage customer loyalty and aid in the differentiation of its products from competitors’ products, especially with respect to PhotoMedex’s skincare products. Accordingly, PhotoMedex had federally registered 35 of its trademarks in the U.S. as of December 31, 2010. In addition, as of December 31, 2010, PhotoMedex had 121 trademark registrations for its products in foreign jurisdictions. Trademarks for products that are not commercially important may be allowed to lapse.

Government Regulation

Regulations Relating to Products and Manufacturing

PhotoMedex’s products and research and development activities are regulated by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Any medical device PhotoMedex manufactures and/or distributes will be subject to pervasive and continuing regulation by the FDA. The U.S. Food, Drug and Cosmetics Act, or FDA Act, and other federal and state laws and regulations govern the pre-clinical and clinical testing, design, manufacture, use, labeling and promotion of medical devices, including PhotoMedex’s XTRAC system, surgical lasers and other products currently under development by PhotoMedex. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

In the U.S., medical devices are classified into three different classes, Class I, II, and III, on the basis of controls deemed necessary to provide a reasonable assurance of the safety and effectiveness of the device. Class I devices are subject to general controls, such as facility registration, medical device listing, labeling requirements, premarket notification (510(k)) (unless the medical device has been specifically exempted from this requirement), adherence to the FDA’s Quality System Regulation, and requirements concerning the submission of device-related adverse event reports to the FDA. Class II devices are subject to general and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Some Class III devices are 510(k)-exempt. Generally, Class III devices are those that must receive premarket approval by the FDA to provide a reasonable assurance of their safety and effectiveness, such as life-sustaining, life-supporting and implantable devices, or new devices that have been found not to be substantially equivalent to existing legally marketed devices.

With limited exceptions, before a new medical device can be distributed in the U.S., marketing authorization typically must be obtained from the FDA through a premarket notification under Section 510(k) of the FDA Act, or through a premarket approval application under Section 515 of the FDA Act. The FDA will typically grant a 510(k) clearance if it can be established that the device is substantially equivalent to a predicate device that is a legally marketed Class I or II device (or to pre-amendments Class III devices for which the FDA has yet to call for premarket approvals). PhotoMedex has received FDA 510(k) clearance to market its XTRAC system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma and to market its LED products for a variety of indications for use. Additionally, the FDA has issued clearances to commercially market PhotoMedex’s Contact Laser System (which includes the system’s laser unit, laser probes, laser scalpels and fiberoptic delivery systems) in a variety of surgical specialties and procedures in gynecology, gastroenterology, urology, pulmonology, general and plastic surgery, cardiothoracic surgery, ENT surgery, ophthalmology, neurosurgery and head and neck surgery. The FDA granted these clearances under Section 510(k) on the basis of substantial equivalence to other laser or electrosurgical cutting devices that had received prior clearances.

For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device, or that constitute a major change in the intended use of the device, will require a new 510(k) submission. In August 2003, the FDA granted 510(k) clearance for a significantly modified version of PhotoMedex’s XTRAC laser, which PhotoMedex has marketed as the XTRAC XL Plus Excimer Laser System. In October 2004, the FDA granted clearance for the XTRAC Ultra (AL 8000) Excimer Laser System and, in March 2008, PhotoMedex received 510(k) clearance for the XTRAC Velocity (AL 10000) Excimer Laser System.

To date, PhotoMedex has not been required to secure premarket approval for its devices. A premarket approval application may be required for a Class II device if it is not substantially equivalent to an existing legally marketed Class I or II device (or a preamendments Class III device for which the FDA has yet to call for premarket approval) or if the device is a Class III premarket approval device by regulation. A premarket approval application must be supported by valid scientific evidence to demonstrate a reasonable assurance of safety and effectiveness of the device, typically including the results of clinical trials, bench tests and possibly animal studies. In addition, the submission must include, among other things, the proposed labeling. The premarket approval process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

PhotoMedex is subject to routine inspection by the FDA and, as noted above, must comply with a number of regulatory requirements applicable to firms that manufacture medical devices and other FDA-regulated products for distribution within the U.S., including requirements related to device labeling (including prohibitions against promoting products for unapproved or off-label uses), facility registration, medical device listing, labeling requirements, adherence to the FDA’s Quality System Regulation, good manufacturing processes and requirements for the submission of reports regarding certain device-related adverse events to the FDA.

PhotoMedex is also subject to the radiological health provisions of the FDA Act and the general and laser-specific radiation safety regulations administered by the Center for Devices and Radiological Health, or CDRH, of the FDA. These regulations require laser manufacturers to file initial, new product, supplemental and annual reports, to maintain quality control, product testing and sales records, to incorporate certain design and operating features (depending on the class of product) in lasers sold to end users pursuant to a performance standard and to certify and appropriately label each laser sold as belonging to one of four classes, based on the level of radiation from the laser that is accessible to users. Moreover, PhotoMedex is obligated to repair, replace, or refund the cost of certain electronic products that are found to fail to comply with applicable federal standards or otherwise are found to be defective. The CDRH is empowered to seek fines and other remedies for violations of the regulatory requirements. To date, PhotoMedex has filed the documentation with the CDRH for its laser products requiring such filing and have not experienced any difficulties or incurred significant costs in complying with such regulations.

PhotoMedex has received ISO 13485/EN46001 certification for its XTRAC laser system, VTRAC lamp system, Omnilux LED system and its diode laser system. This certification authorizes PhotoMedex to affix a CE mark to these products as evidence that they meet all European Community, or EC, quality assurance standards and compliance with applicable European medical device directives for the production of medical devices. This will enable PhotoMedex to market its approved products in all of the member countries that accept the CE mark. PhotoMedex also will be required to comply with additional individual national requirements that are in addition to those required by these nations. PhotoMedex’s products have also met the requirements for marketing in various other countries.

Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by the U.S and foreign governments to permit product sales and criminal prosecution.

As to PhotoMedex’s cosmetic products, the FDA Act and the regulations promulgated there under and other federal and state statutes govern the testing, manufacture, safety, labeling, storage, record-keeping, advertising and promotion of cosmetic products. PhotoMedex’s cosmetic products and product candidates may be regulated by any of the various FDA Centers. Routinely, however, cosmetics are regulated by the FDA’s Center for Food Safety and Applied Nutrition. In other countries, cosmetic products may also be regulated by similar health and regulatory authorities. The skincare business also has three devices (e.g. wound care dressings) subject to 510(k) clearance, seven products (e.g. sunscreen products) that contain drugs approved for use in over-the-counter products, and one prescription drug. The process of obtaining and maintaining regulatory approvals in the U.S. and abroad for the manufacturing or marketing of PhotoMedex’s existing and potential skincare products is potentially costly and time-consuming and is subject to unanticipated delays. Regulatory requirements ultimately imposed could also adversely affect PhotoMedex’s ability to clinically test, manufacture or market products.

Failure to obtain regulatory approvals where appropriate for PhotoMedex’s cosmetic, device or drug product candidates or to attain or maintain compliance with quality system regulations or other manufacturing requirements could have a material adverse effect on PhotoMedex’s business, financial condition and results of operations.

PhotoMedex is or may become subject to various other federal, state, local and foreign laws, regulations and policies relating to, among other things, safe working conditions, good laboratory practices and the use and disposal of hazardous or potentially hazardous substances used in connection with research and development.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. PhotoMedex’s business is subject to compliance with these laws.

Anti-Kickback Laws

In the U.S., there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. The U.S. federal healthcare programs’ Anti-Kickback Statute makes it unlawful for individuals or entities knowingly and willfully to solicit, offer, receive or pay any kickback, bribe or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease or order, or arranging for or recommending purchasing, leasing, or ordering, any good, facility, service, or item for which payment may be made in whole or in part under a federal healthcare program such as Medicare or Medicaid. The Anti-Kickback Statute covers “any remuneration,” which has been broadly interpreted to include anything of value, including for example gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the arrangement can be found to violate the statute. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, several courts have permitted kickback cases brought under the Federal False Claims Act to proceed, as discussed in more detail below.

Because the Anti-Kickback Statute is broadly written and encompasses many harmless or efficient arrangements, Congress authorized the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” For example, there are regulatory safe harbors for payments to bona fide employees, properly reported discounts, and rebates, and for certain investment interests. Although an arrangement that fits into one or more of these exceptions or safe harbors is immune from prosecution, arrangements that do not fit squarely within an exception or safe harbor do not necessarily violate the statute. The failure of a transaction or arrangement to fit precisely within one or more of the exceptions or safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that arguably implicate the Anti-Kickback Statute but do not fully satisfy all the elements of an exception or safe harbor may be subject to increased scrutiny by government enforcement authorities such as the OIG.

Many states have laws that implicate anti-kickback restrictions similar to the Anti-Kickback Statute. Some of these state prohibitions apply, regardless of whether federal health care program business is involved, to arrangements such as for self-pay or private-pay patients.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Federal Civil False Claims Act and State False Claims Laws

The federal civil False Claims Act imposes liability on any person or entity who, among other things, knowingly and willfully presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program, including Medicare and Medicaid. The “qui tam,” or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. Medical device companies, like PhotoMedex, can be held liable under false claims laws, even if they do not submit claims to the government where they are deemed to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims.

The False Claims Act also has been used to assert liability on the basis of misrepresentations with respect to the services rendered and in connection with alleged off-label promotion of products. PhotoMedex’s future activities relating to the manner in which PhotoMedex sells its products and document its prices such as the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of its products, and the sale and marketing of its products, may be subject to scrutiny under these laws.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. A number of states have enacted false claim laws analogous to the federal civil False Claims Act and many of these state laws apply where a claim is submitted to any state or private third-party payor. In this environment, PhotoMedex’s engagement of physician consultants in product development and product training and education could subject PhotoMedex to similar scrutiny. PhotoMedex is unable to predict whether it would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect PhotoMedex’s financial performance.

HIPAA Fraud and Other Regulations

HIPAA created a class of federal crimes known as the “federal health care offenses,” including healthcare fraud and false statements relating to healthcare matters. The HIPAA health care fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program, or to obtain by means of false of fraudulent pretenses, any money under the control of any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Entities that are found to have aided or abetted in a violation of the HIPAA federal health care offenses are deemed by statute to have committed the offense and are punishable as a principal.

PhotoMedex is also subject to the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws applicable in non-U.S. jurisdictions that generally prohibit companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of PhotoMedex’s customer relationships outside of the U.S. will be with governmental entities and therefore subject to such anti-bribery laws.

HIPAA and Other Privacy Regulations

The regulations that implement HIPAA also establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses, which are referred to as “covered entities.” Several regulations have been promulgated under HIPAA’s regulations including: the Standards for Privacy of Individually Identifiable Health Information, or the Privacy Rule, which restricts the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, or the Transactions Rule, which establishes standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures, and the Security Standards for the Protection of Electronic Protected Health Information, or the Security Rule, which requires covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although PhotoMedex does not believe that it is a covered entity and therefore is not currently directly subject to these standards, PhotoMedex expects that its customers generally will be covered entities and may ask PhotoMedex to contractually comply with certain aspects of these standards by entering into requisite business associate agreements. While the government intended this legislation to reduce administrative expenses and burdens for the healthcare industry, PhotoMedex’s compliance with certain provisions of these standards entails significant costs for PhotoMedex.

The Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, which was enacted in February 2009, strengthens and expands the HIPAA Privacy and Security Rules and the restrictions on use and disclosure of patient identifiable health information. HITECH also fundamentally changed a business associate’s obligations by imposing a number of Privacy Rule requirements and a majority of Security Rule provisions directly on business associates that were previously only directly applicable to covered entities. HITECH includes, but is not limited to, prohibitions on exchanging patient identifiable health information for remuneration, restrictions on marketing to individuals and obligations to agree to provide individuals an accounting of virtually all disclosures of their health information. Moreover, HITECH requires covered entities to report any unauthorized use or disclosure of patient identifiable health information, known as a breach, to the affected individuals, the United States Department of Health and Human Services, or HHS, and depending on the size of any such breach, the media for the affected market. Business associates are similarly required to notify covered entities of a breach. Most of the HITECH provisions became effective in February 2010. HHS has already issued regulations governing breach notification which were effective in September 2009.

HITECH has increased civil penalty amounts for violations of HIPAA by either covered entities or business associates up to an annual maximum of $1.5 million for uncorrected violations based on willful neglect. Imposition of these penalties is more likely now because HITECH significantly strengthens enforcement. It requires HHS to conduct periodic audits to confirm compliance beginning in February 2010 and to investigate any violation that involves willful neglect which carries mandatory penalties beginning in February 2011. Additionally, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations of HIPAA Privacy and Security Rules that threaten the privacy of state residents.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify PhotoMedex’s planned operations and procedures to comply with the more stringent state laws. If PhotoMedex fails to comply with applicable state laws and regulations, PhotoMedex could be subject to additional sanctions.

Federal and state consumer protection laws are being applied increasingly by the FTC and state attorneys general to regulate the collection, use, storage and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Numerous other countries have or are developing laws governing the collection, use, disclosure and transmission of personal or patient information.

HIPAA as well as other federal and state laws apply to PhotoMedex’s receipt of patient identifiable health information in connection with research and clinical trials. PhotoMedex collaborates with other individuals and entities in conducting research and all involved parties must comply with applicable laws. Therefore, the compliance of the physicians, hospitals or other providers or entities with whom PhotoMedex collaborates also impacts PhotoMedex’s business.

Third-Party Reimbursement

PhotoMedex’s ability to market its phototherapy products successfully depends in large part on the extent to which various third parties are willing to reimburse patients or providers for the cost of medical procedures utilizing PhotoMedex’s treatment products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Accordingly, if less costly drugs or other treatments are available, third-party payors may not authorize or may limit reimbursement for the use of PhotoMedex’s products, even if PhotoMedex’s products are safer or more effective than the alternatives. Additionally, they may require changes to PhotoMedex’s pricing structure and revenue model before authorizing reimbursement.

Reimbursement systems in international markets vary significantly by country and by region within some countries and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets, there are private insurance systems, as well as government-managed systems. PhotoMedex’s XTRAC products remain substantially without approval for reimbursement in many international markets under either government or private reimbursement systems. Since PhotoMedex’s skincare products are primarily for cosmetic applications, reimbursement is not a critical factor in growing revenues for this product segment.

Many private plans key their reimbursement rates to rates set by the Centers for Medicare and Medicaid Services under three distinct CPT codes based on the total skin surface area being treated.

As of December 31, 2010, the national rates were as follows:

•	96920—designated for: the total area less than 250 square centimeters. CMS assigned a 2010 national payment of approximately $176.80 per treatment;

•	96921—designated for: the total area 250 to 500 square centimeters. CMS assigned a 2010 national payment of approximately $177.49 per treatment; and

•	96922—designated for: the total area over 500 square centimeters. CMS assigned a 2010 national payment of approximately $254.36 per treatment.

The national rates are adjusted by overhead factors applicable to each state.

In addition to Medicare and Medicaid, consistent domestic private healthcare reimbursement is critical for significant growth in XTRAC system procedures. There were more than 151,000 procedures in 2010, 152,000 XTRAC procedures in 2009, 140,000 XTRAC procedures in 2008, 113,000 XTRAC procedures in 2007, 89,000 XTRAC procedures in 2006, 60,000 XTRAC procedures in 2005 and more than 50,000 XTRAC procedures in 2004 with the majority being covered by third-party reimbursement. There is presently substantial coverage for mild to moderate psoriatic lesions that cover to less than 5% of the body surface area. PhotoMedex is now focused on securing coverage for severe psoriatic lesions. In fact, Independence Blue Cross and Blue Shield have already approved the XTRAC for treatment up to 20% body surface area.

Recently, PhotoMedex has witnessed an increase in the payment of claims by insurers for the treatment of vitiligo. Among the 25 carriers PhotoMedex knows to be reimbursing for excimer treatment of vitiligo are Aetna, United Healthcare, Blue Cross Blue Shield of California and of Texas. PhotoMedex is currently attempting to gather information necessary to determine the percentage of payors who have a favorable coverage policy for vitiligo.

Environment

PhotoMedex seeks to comply with all applicable statutory and administrative requirements concerning environmental quality. Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on PhotoMedex’s capital expenditures, results of operations or competitive position.

Employees

As of November 14, 2011, PhotoMedex had 141 full-time employees, which consisted of three executive officers, 11 senior managers, 58 sales and marketing staff, 34 people engaged in manufacturing of lasers, 10 customer-field service personnel, eight engaged in research and development, including seven engineers, and 17 finance and administration staff. PhotoMedex intends to hire additional sales personnel as the development of its business makes such action appropriate. The loss of the services of key employees could have a material adverse effect on PhotoMedex’s business. Since there is intense competition for qualified personnel knowledgeable in PhotoMedex’s industry, no assurances can be given that PhotoMedex will be successful in retaining and recruiting needed personnel.

PhotoMedex’s employees are not represented by a labor union nor covered by a collective bargaining agreement. PhotoMedex believes that it has good relations with its employees.

Facilities

PhotoMedex leases a 42,000 sq. ft. facility in Montgomeryville, Pennsylvania that houses its executive offices, warehousing operations for its skincare and its domestic PTL segments and surgical laser manufacturing operations. The term of the lease runs until July 2011. The base rent is $20,475 per month. PhotoMedex anticipates renewing this lease.

PhotoMedex leases an 8,000 sq. ft. facility consisting of office, manufacturing and warehousing space in Carlsbad, California. The lease expires on June 15, 2012. PhotoMedex has a right to cancellation after 5 years, provided that PhotoMedex pays off any remaining obligation for tenant improvements. The outstanding obligation for the tenant improvements was $77,239 as of December 31, 2010. The base rent is $7,256 per month. PhotoMedex’s Carlsbad facility houses the manufacturing and development operations for its excimer laser business. PhotoMedex also leases a 6,643 sq. ft satellite facility consisting of office and warehousing space in Carlsbad, California. The lease expires on June 14, 2012. The base rent is $6,577 per month.

Additionally, PTL had leased one facility in the United Kingdom. The lease was a 2,389 sq. ft. facility consisting of office space in Tamworth, U.K. The lease expired on April 1, 2011, and PhotoMedex did not renew the lease term. The base rent was $3,896 per month. Previously PTL leased a second facility in the United Kingdom: a 1,500 sq. ft. facility consisting of office space in Altrincham, U.K. That lease expired on March 7, 2011. The base rent was $2,856 per month. PhotoMedex is transferring to its Montgomeryville facility the functions which were performed at Tamworth and Altrincham.

Litigation

PhotoMedex is involved in certain legal actions and claims arising in the ordinary course of business. PhotoMedex believes, based on discussions with legal counsel, that these other litigations and claims will likely be resolved without a material effect on PhotoMedex’s consolidated financial position, results of operations or liquidity.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On August 16, 2010, the Audit Committee of PhotoMedex’s board of directors has engaged EisnerAmper LLP to serve as the PhotoMedex’s independent registered public accounting firm, after it was notified on August 16, 2010 that Amper, Politziner & Mattia, LLP (“Amper”), an independent registered public accounting firm, would not be able to stand for re-appointment because it combined its practice on that date with that of Eisner LLP (“Eisner”) to form EisnerAmper LLP, an independent registered public accounting firm. PhotoMedex previously filed Form 8-K on August 26, 2010, acknowledging this change.

During PhotoMedex’s fiscal years ended December 31, 2009 and 2008 and through the date PhotoMedex engaged EisnerAmper LLP, PhotoMedex did not consult with Eisner regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The audit report of Amper on the consolidated financial statements of PhotoMedex as of and for the year ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of PhotoMedex’s consolidated financial statements for the fiscal year ended December 31, 2009 and 2008 and through August 16, 2010, there were (i) no disagreements between PhotoMedex and Amper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Amper, would have caused Amper to make reference to the subject matter of the disagreement in their report on PhotoMedex’s financial statements for such year or for any reporting period since PhotoMedex’s last fiscal year end and (ii) no reportable events within the meaning set forth in item 304(a)(1)(v) of Regulation S-K.

PHMD Merger Sub, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

(215) 619-3600

PHMD Merger Sub, Inc. is a Delaware corporation incorporated in 2011 and a direct wholly owned subsidiary of PhotoMedex which was formed by PhotoMedex for the purpose of acquiring a majority-interest in Radiancy. PHMD Merger Sub, Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, NY 10962

(845) 398-1647

Radiancy is a developer and manufacturer of home-use and professional aesthetic and dermatological devices. Radiancy, sells a range of home-use devices under its proprietary brand, no!no!®, for various indications including hair removal, acne treatment, skin rejuvenation and facial muscle toning. Radiancy also offers a professional product line under its proprietary brand LHE® which addresses hair removal, acne treatment, skin tightening and psoriasis care sold to physician clinics and spas. Radiancy operates parts of its sales, marketing, operations and R&D through its wholly owned subsidiary, Radiancy (Israel), Ltd.

Overview

Incorporated in Delaware in October 1998, Radiancy designs, develops and sells a range of proprietary, non-invasive devices and consumable components for the consumer and for professional aesthetic markets.

Radiancy’s business involves taking professional technologies geared towards physicians and med-spas to the home use market utilizing a variety of channels including infomercials, retail outlets, home shopping networks and distributors. Radiancy believes it was among the first to penetrate the consumer markets with aesthetic professional technologies.

Radiancy’s products are based on its proprietary light and heat energy (LHE® Brand technology) and Thermicon® Brand devices. Its products are designed to be used in a variety of non-invasive aesthetic procedures, including hair removal, acne treatment, rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions, facial muscle toning and psoriasis care. Most of Radiancy’s products contain consumable components, which allow Radiancy to generate recurring revenues from the sales of such consumables to existing customers.

Radiancy launched its no!no!® hair removal device in South-America in 2004 and in the U.S. home use market in 2007. Radiancy has used its no!no!® brand name for its new product lines targeting acne removal (no!no! Skin™) and facial muscle toning (no!no! Face Trainer™) as well as after-treatment topicals (no!no! Smooth™ skincare line). no!no!® products have been featured in television talk shows, magazines, newspapers and other periodicals, as well as online.

On the professional aesthetic market, Radiancy has a significant installed base of devices, which enable practitioners to perform different aesthetic procedures using a single base unit. Most of Radiancy’s systems for the professional market consist of a base unit, one or two hand pieces and a consumable light unit assembly component, or LUA, that is specific to each application.

The Aesthetic Market

Radiancy operates its business through two principal business segments: the consumer and the professional aesthetic market segments. Radiancy believes the world-wide market for aesthetic treatments has grown significantly over the last few years and that this growth is attributable to a combination of factors, including:

•	an increased desire of many individuals to improve their appearance coupled with an increase in disposable income being spent on aesthetic treatments;

•	an aging population in the industrialized world, including the U.S. baby boomer population;

•	younger population looking for preventive solutions for aging;

•	new advances in technologies which have addressed perceived safety issues and which allow products to be made available to the consumer market;

•	the growing number of conditions, including acne, that can be treated non-invasively; and

•	the reduction in cost per procedure, which has made aesthetic treatments more affordable and therefore accessible to a broader base of consumers.

Medical Insight, Inc., an independent aesthetic market research firm estimates that retail sales of consumer home-use devices are expected to rise year over year, from an estimated $561.8 million in 2010 to $900 million in 2015. Medical Insight, Inc. also estimated that the number of aesthetic treatment procedures worldwide that use energy-based technologies will reach over 170 million in 2011 representing over $1.8 billion in sales of devices.

Radiancy’s Products and Technology

Thermicon® Brand Hair Removal Systems

Radiancy has developed its proprietary heat-based Thermicon® Brand devices technology to address consumer concerns over perceived limitations of existing hair removal products, including safety and pain, and to overcome inherent limitations of light-based hair removal solutions. Unlike other products that emanate from the principle of selective thermolysis, the Thermicon® Brand devices are based on heat only and are therefore applicable for all hair colors and skin types. Thermicon® Brand devices utilize a high-temperature thermodynamic wire filament that is activated when the devices are moved in contact with and across the treatment area. Radiancy believes its no!no!® Brand hair removal products have several advantages over existing products for both the consumer and professional hair removal market, including:

•

Broad Applicability. Where laser-based and intense pulsed light-based products are only effective at treating certain hair colors and skin types, products employing the Thermicon® Brand devices technology, which do not rely upon light, are equally effective across all hair colors and all skin types. Therefore, Radiancy believes that unlike light based devices, Thermicon® Brand devices effectively remove hair on people with light hair or dark skin.

•

Compact Size. Since the Thermicon® Brand devices do not require large energy sources or cooling systems, Radiancy is able to produce compact, hand-held, portable, recharble wireless products uniquely suitable for the consumer market, without sacrificing safety or efficacy.

•

Pain-Free. Many traditional hair-removal procedures, such as waxing or shaving, can cause nicks, cuts and significant pain. Radiancy believes that users of products employing the Thermicon® Brand devices experience only a mild tingling sensation.

Light and Heat Energy (LHE® Brand technology and devices)

LHE® Brand technology is Radiancy’s proprietary technology that it developed to address various disadvantages of lasers, IPL, and non-light-based solutions. Like lasers, the basis of the LHE® Brand technology emanates from the principle of selective photothermolysis and is based on the use of a combination of light and heat. LHE® Brand-based products apply a combination of light of various wavelengths and heat to the treatment area to achieve the desired effect. Radiancy believes LHE® Brand technology has several beneficial characteristics including:

•

Low Operation Costs. LHE® Brand technology, which employs a combination of direct heat and low fluence light, requires less light energy than lasers and IPL. Therefore, devices using the LHE® Brand technology do not require large power supplies and cooling systems, enabling Radiancy to make them significantly smaller and less expensive to manufacture, acquire and operate.

•	Performance. Radiancy believes the LHE® Brand technology is effective for its intended uses and its efficacy has been established through clinical trials of its products.

•

Excellent Safety Profile. Because LHE® Brand devices use lower fluence light, Radiancy believes they are generally simpler to use than other laser or IPL devices and have very low incidence of unwanted side effects. In addition, Radiancy has designed its products to include safety mechanisms in order to prevent unwanted user error.

•

Ease of Operation. Radiancy’s product designs require the operator to adjust only one variable per treatment. Because of this, Radiancy’s professional customers are able to use the products in their practice with as little as four hours of training.

•

Versatility. LHE® Brand devices can employ a single base unit for multiple applications. By attaching the appropriate LUA or hand piece that forms part of the system, a user of Radiancy’s devices, such as the Mistral™ Brand device, can treat a wide variety of conditions, including acne, unwanted hair and pigmented and vascular lesions. This versatility allows Radiancy’s professional customers to derive additional revenue sources from a single unit. Radiancy’s low cost and smaller-sized base unit is designed to make it accessible to professionals with small practices.

•

Cost Flexibility. Radiancy believes that using LHE® Brand technology enables it to provide low cost technology as an alternative compared to other high voltage flash lamps used in standard IPL systems. This allows flexibility in transferring professional technologies geared towards physicians and med-spas to the consumer home use market.

Acne Treatment

According to the American Academy of Dermatology, acne is the most common skin disorder in the United States and affects approximately 17 million Americans. It is estimated that nearly 80% of people aged 11–30 have some form of acne. Furthermore, according to a study by Health Advances, LLC, a healthcare consulting firm, approximately 10 million U.S. adults have acne scars, while only one million, on average, seek treatment annually as physicians and patients are not satisfied with current drug therapies. Treatments for acne have historically been in the form of over-the-counter and prescription treatments including pills and topical ointments. Acne has proven to be a difficult condition to treat with traditional therapies, and thus far there have been limited options with a variety of side effects.

GlobalData’s research suggests that the global acne therapeutics market was worth $2.9 billion in 2009 and is expected to reach $3.1 billion in 2017. Although still in an early stage of adoption, home use acne reduction devices have continued to expand through 2011 as acne sufferers increasingly seek safe, non-pharmaceutical remedies.

Skin Rejuvenation

With skin rejuvenation treatments, patients generally hope to improve overall skin tone and texture, reduce pore size and remove other signs of aging, including mottled pigmentation, diffused redness and wrinkles. Non-light-based skin rejuvenation treatments include a broad range of alternatives, such as injections of Botox and dermal fillers, chemical peels and microdermabrasion. According to Medical Insight, Inc., total procedure fees will rise from $3.5 billion in 2010, to more than $8.0 billion in 2015.

Non-ablative (non-tissue removing) skin rejuvenation offers many benefits over traditional laser skin resurfacing, including no re-epithelialization time, or patient down time, and a low risk of complications. Skin rejuvenation, unlike laser skin resurfacing, requires little healing or downtime and can be performed on a person’s lunch break. Radiancy believes skin rejuvenation procedures appeal to younger people who may not yet have significant damage to their skin from aging or the sun, providing a new and growing customer base of people in their 20s and 30s.

Psoriasis Treatment

Psoriasis is a chronic skin disease characterized by a red, scaly rash that covers different areas of the body to varying degrees. According to the National Institute of Arthritis and Musculoskeletal and Skin Diseases, approximately 2% to 2.6% of the American population, or between 5.8 and 7.5 million Americans, suffer from psoriasis. The National Psoriasis Foundation estimates that psoriasis affects approximately 1% to 3% of the world’s population, or between 64 and 190 million people. GlobalData has estimated the global psoriasis therapeutics market to be valued at $2.7 billion in 2009. It is expected to grow with a Compound Annual Growth Rate (CAGR) of approximately 4.73% from $2.7 billion in 2009 to $3.9 billion by 2017. Various alternatives are available for controlling the disease, including topical treatments (such as moisturizers, steroidal ointments or vitamin A or D derivatives), ultra-violet lamps and systemic therapies (such as antibiotics).

Radiancy’s Products and Their Applications

Products for the Consumer Products Segment

Radiancy currently sells six consumer products and a skincare line and has further consumer products under development. All of its current and anticipated consumer products are based on either the Thermicon® Brand or LHE® Brand technologies. The Thermicon® Brand devices consist of handheld units and a consumable head. Each LHE® Brand device system consists of a handheld unit.

no!no! Hair Removal Classic™ Brand device. Launched in 2004, no!no! Hair Removal Classic™ employs the Thermicon® Brand technology which uses the principle of heat transference, conducting a pulse of heat to the hair shaft, separating the shaft and removing the hair so the signal continues down into the follicle to disrupt hair growth. Revenues from the sales of the no!no! Hair Removal Classic™ is responsible for 23%, 52% and 70% of Radiancy’s total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

no!no! Hair Removal 8800™ Brand device. Launched in 2009, no!no! Hair Removal 8800™ is the latest version of Radiancy’s hair removal products. The 8800 is designed to remove hair, slow down hair regrowth and reduce density. The product allows the user to select from three treatment levels, and compared to the Classic, is a rechargeable portable product. The 8800 includes a narrow tip for face and bikini area and is rechargeable. Radiancy also introduced no!no! Hair™ for men, a hair removal product with adjusted functionality for grooming requirements of men based on the 8800 model. Revenues from the sales of the no!no! Hair Removal 8800™ is responsible for 59% and 12% of Radiancy’s total revenues for the years ended December 31, 2010 and 2009, respectively.

no!no! Plus™ Brand device. Launched in 2011, the no!no! Plus™ Brand device utilizes the three treatment levels of the no!no! Hair Removal 8800™ at a price lower than that of the 8800, and Randiancy believes, it provides an improved user interface as compared to the no!no! Hair Removal Classic™.

no!no! Skin™ Brand device. Launched in 2008, the no!no! Skin™ Brand devices employs LHE® Brand has received FDA clearance to treat mild to moderate acne vulgaris. The device emits a gentle pulse of light and heat directly to the pimple to heat it and reduce inflammation. The no!no! Skin™ Brand device has received FDA 510(k) clearance and is CE 0344 certified. In 2010, the no!no! Skin™ Brand device has received additional FDA 510(k) clearance to be used at-home “for dermatological purposes”.

no!no! Smooth™ Skincare line. Launched in 2008, the no!no! Smooth™ Skincare line is a line of topical creams, comprised of a cleanser, a moisturizer, and a serum and body-cream that are designed to help slow and reduce hair regrowth. No!no! Smooth™ creams are enriched with Capislow®, an active ingredient which has been shown in studies to reduce hair re-growth and hair density and enhance the Thermicon® Brand devices’ effect.

no!no! Face Trainer™ Brand device. Launched in 2009, the no!no! Face Trainer™ is designed to work all 44 bilaterally symmetrical face and neck muscles, which improves muscle tone, smoothes away wrinkles and gives a lift to sagging skin.

Products for the Professional Products Segment

Radiancy sells a range of professional systems, all based on the proprietary LHE® Brand technology, for hair removal, acne treatment and rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions and psoriasis care. These systems are sold in over 50 countries, primarily to medical practitioners and to aestheticians. Each of Radiancy’s professional products features a different mix of applications and has different average selling prices, allowing its professional customers to choose which system to purchase based on their modality preferences and practice economics. Each system consists of a base unit, one or two hand pieces or a consumable LUA. These systems are designed to enable practitioners to perform different aesthetic procedures using a single base unit. As these professional products require multiple treatments to cause the desired effect, professionals using these products in their practice typically offer their patients treatment packages in order to optimize treatment regimens and achieve targeted efficacy.

Mistral™ Brand device. The Mistral™ Brand device, launched in 2007, is a multi-application platform FDA cleared for hair removal, acne treatment and rejuvenation of the skin’s appearance through the treatment of superficially benign vascular and pigmented lesions and psoriasis care. Outside the United States, it is also Medical CE 0344 certified for acne treatments, psoriasis care, skin rejuvenation, skin tightening and hair removal. With a Windows CE platform, on-board patient database and intuitive computer interface, management believes its Mistral™ Brand device creates a safe and efficient working environment, streamlining the process, and delivering convenient and comfortable treatment sessions for both the practitioner and patients. Each application utilizes a completely different hand piece.

Kona™ Brand devices. Launched in 2009, Kona™ Brand device is an aesthetic multi-application platform for hair removal and rejuvenation of the skin’s appearance through the treatment of benign, superficial vascular and pigmented lesions, and is based on Radiancy’s Mistral™ Brand device medical platform. In the United States, it is FDA cleared for hair removal and rejuvenation of the skin’s appearance through the treatment of benign, superficial vascular and pigmented lesions. It is also CE certified.

SpaTouch® Elite Brand device. The SpaTouch® Elite Brand device introduced in December 2010, is a lightweight tabletop unit targeted at long-term hair removal. It is based on the legacy SpaTouch® Brand device. The SpaTouch® Brand device is FDA cleared for hair removal. In the European Union, SpaTouch® Brand device is CE certified. The device includes a computer based system with intuitive user interface, simple one-touch adjustments and unsurpassed control and safety. The SpaTouch® Elite Brand device is designed to enable the practitioner to provide faster treatments ensuring maximum efficiency and a wider range of clients with skin types I-VI.

Facial Skin-treatment device. Facial Skin treatment device (“FSD”), also known as the Facial Toning Device (“FTD”) outside of the United States, was launched in August 2004. In the United States, the FSD is intended to treat benign pigmented lesions, including, but not limited to solar lentigines, ephilides (freckles), and mottled pigmentation in patients with certain skin types. In the European Union, the FSD is intended also for skin tonification and homogenization treatments.

How Radiancy’s Products Work

LHE® Brand device and Hair Removal. The energy level of an LHE® Brand device is adjusted prior to the treatment based on the skin type and hair color of the patient to ensure greater efficacy with minimal damage of the epidermis. Flashes of broad spectrum light and heat from the accessory light unit assembly, or LUA, are applied to the treatment area. The light selectively targets the melanin in the hair, elevating the temperature of the hair follicle. Heat energy from the light source is conducted down the hair shaft to provide the additional heat needed to coagulate the hair bulge and hair bulb. The combined energy of heat and light results in the subsequent destruction of the hair follicle.

LHE® Brand device and Acne Treatment. The combination of dead skin cells and increased sebum production due to hormonal changes often results in a blocked pore. The blocked pore creates an environment for the P. Acnes bacterium, which thrive when there is a lack of oxygen, to reproduce colonies and release porphyrin. The optimal light wavelength, typically green and/or red, penetrates the lesion and causes the porphyrin molecules to release oxygen radicals. Oxygen radicals then attack the acne bacteria and destroy them. The red light produces anti-inflammatory results and the heat opens the pores and speeds up the chemical reaction. Direct heat delivered to the skin accelerates the photothermal reaction and bacterial destruction.

LHE® Brand device and Treatment of Vascular and Pigmented Lesions. As the skin ages, various factors lead to its degeneration and imperfections such as age spots, vascular lesions, pigmented lesions and fine lines. In treating vascular and pigmented lesions, Radiancy believes the light directly targets oxy-hemoglobin and melanin in the affected area, heating the treated area until the required coagulation temperature is reached, following which, the coagulated cells are eliminated by a natural process and replaced by new cells. The body’s natural healing process then works to remove the lesion, which then simply scabs and drops off or is absorbed in the skin.

LHE® Brand device and Psoriasis Treatment. In normal skin, cells grow, move to the surface and are shed at a steady unnoticeable rate. This cycle takes about one month. In psoriasis, the immune system sends faulty signals that speed up this cycle to only three to four days. The skin thickens with extra cells and blood vessels grow larger in an attempt to feed those extra cells. Skin cells pile up on the surface with dead cells creating a white, flaky layer over the patch of inflamed skin. Radiancy believes that LHE® Brand device targets only affected areas using specialized flashes of green and yellow light to shrink and eliminate the blood vessels that feed the abnormal growth of psoriatic skin cells. Radiancy believes that the heat reduces swelling and inflammation and stops the constant itching associated with psoriasis. Several of the LHE® Brand devices have received regulatory clearance for psoriasis treatment in the United States for all skin types.

Thermicon® Brand devices and Hair Removal. Thermicon® Brand devices utilize a high-temperature thermodynamic wire filament that is activated when the product is moved in contact with and across the skin. The filament applies heat to the treatment area, which is conducted to the hair shaft. Even though the filament reaches very high temperatures, it does not burn the skin due to the various safety features Radiancy has built into each product unit. The hair shaft is then destroyed by thermolysis, resulting in removal of the hair.

Radiancy’s Strategy

Radiancy believes that the growing aesthetic professional and home use device market offers potential growth opportunities. Radiancy’s goal is to enhance its world-wide leader position in providing non-invasive treatments to the professional and consumer aesthetic markets. Radiancy believes that everyone is entitled to quality skincare and it is constantly aiming to redefine expectations in order to deliver smart skin solutions to the wide range of consumers and professionals. Radiancy’s strategy to capitalize on these opportunities includes:

Further Penetration of the Home Use Market. Since launching the no!no!® Brand hair removal devices in South America in December 2004, Radiancy has sold over 2,000,000 units of different models of the no!no!® Brand hair removal devices in more than 50 countries. Radiancy believes the consumer market for aesthetic treatments represents a potential growth opportunity. Radiancy plans to continue and leverage the strengths and advantages of its core technologies from products it sells in the professional market to expand further into the consumer market.

Introduction of New Products and Applications. Radiancy intends to apply its LHE® Brand technology and Thermicon® Brand technology platforms to continue to develop new products and applications. Radiancy believes that its LHE® Brand and Thermicon® Brand technologies may be applicable to other conditions beyond those currently addressed by its products, and it is developing several additional aesthetic applications for the consumer market.

Further Penetration of Existing Markets and Entry Into New Geographic Markets. Radiancy intends to expand its market share by entering new geographic markets and improving its marketing efforts in its existing markets by expanding to more retail stores and optimizing the direct to consumer campaigns. As part of these efforts, Radiancy constantly aims to expand its sales and marketing activities either directly or by seeking distributors in markets that are distant. Radiancy’s marketing campaigns are customized to the different geographical market while ensuring unity of the brands and trademarks worldwide with an aim to establish and grow the brand awareness.

Expansion of Direct Sales and Marketing Efforts. Radiancy plans on utilizing many of the same direct-to-consumer and channel strategies that it developed in the domestic market into certain other key territories with the objective of increasing revenue and profitability per unit sold. In addition, Radiancy is in the process of utilizing marketing tools from the direct to consumer field into the professional market with its Micro-Professional products such as the FSD.

Consumable Based Revenue Model. Radiancy generates revenues from sales of consumable components associated with its entire line of consumer and professional products. The consumer market provides an opportunity to generate recurring revenues through sales of consumable components and continuity items. Radiancy’s installed base of professional units presents a potential opportunity to generate recurring revenues through sales of its consumable LUA components, hand pieces and other products and applications.

Marketing and Distribution Channels

Radiancy’s multi-channel marketing and distribution model consists of television, online, print and radio direct-response advertising, as well as prestige retailers. Radiancy believes that this marketing and distribution model, through which each channel complements and supports the others, provides:

•	greater brand awareness across channels;

•	cost-effective consumer acquisition and education;

•	premium brand building; and

•	improved convenience for consumers.

Consumer Products Segment

North America. Radiancy’s consumer distribution segment in North America had sales of approximately $33.8 million and $70.06 million for fiscal year 2010 and nine months ended September 30, 2011, respectively. Radiancy uses a mix of direct-to-consumer advertising that includes infomercials, commercials, catalog and internet-based marketing campaigns, coupled with select retail resellers, such as Neiman Marcus, Henri Bendel, Planet Beauty and others; home shopping channels such as HSN; and online retailers such as Amazon, Dermadoctor.com and Drugstore.com. Radiancy believes these channels complement each other, as consumers that have seen its direct-to-consumer advertising may purchase at Radiancy’s retailers, and those who have seen Radiancy’s solutions demonstrated at its retailers may purchase solutions through its websites or call centers.

Direct to Consumer. Radiancy’s direct-to-consumer channel is defined as sales generated through infomercials, websites and call centers. Radiancy utilizes several forms of advertising to drive its direct-to-consumer sales and brand awareness, including print, online, television and radio.

Retailers and Home Shopping Channels. Radiancy’s retailers and home shopping channels enable it to provide additional points of contact to educate consumers about its solutions, expand its presence beyond its direct to consumer activity, and further strengthen and enhance its brand image.

International. In the international consumer segment, sales to customers outside of North America were approximately $32.8 million and $29.7 million for fiscal year 2010 and nine months ended September 30, 2011, respectively. Radiancy utilizes many of the same direct-to-consumer, Retailers and Home Shopping Channels strategies that it developed in North America in international markets such as in United Kingdom, France, Argentina, Spain, Portugal, and Israel.

Distributors. In a few territories, Radiancy operates through exclusive distribution agreements with leading distribution companies that are dominant in their respective market and have the ability to promote Radiancy’s products through their existing retail and home shopping networks. These countries include: Japan, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries and the Middle East.

While Radiancy’s distribution has become geographically diverse over the past years, its Japanese distributor, Ya-Man, Ltd., accounted for approximately 42% of its 2010 total revenue, or $29.5 million. For the nine months ended September 30, 2011, sales to Ya-Man, Ltd. accounted for 23% of Radiancy’s total sales. At the present time, Radiancy’s international activity is primarily focused on successfully growing its business in the United Kingdom, France, Argentina, Spain, Portugal, and Israel – directly to consumers; and Japan, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries and the Middle East via distributors.

For further analysis of Radiancy’s consumer products segment, please see the section entitled “Radiancy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 191.

Professional Products Segment

Radiancy markets and sells its professional devices to physicians, spas and beauty salons in the United States, Europe, Asia, South America and other major territories which comprise more than 50 countries. The sales split between physicians and beauty salons varies between territories largely according to the different regulatory environments. In the professional products segment, Radiancy employs a combination of direct and indirect sales channels using its sales force in the Unites States through its New York offices and distributors in other territories.

Radiancy provides its distributors with sales and marketing tools and with technical and clinical training. Radiancy’s distributors commit to certain minimum sale amounts in order to retain exclusivity. They are required to attend industry exhibitions and invest in service equipment.

For further analysis of Radiancy’s professional products segment, please see the section entitled “Radiancy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page  191.

Customer Service and Support

Radiancy’s customer service strategy utilizes call centers and websites which intend to address customer needs in the simplest and most accessible way. Radiancy believes that by servicing and educating its consumers, it may increase customer satisfaction. Radiancy’s customer services also include the usage of technicians to resolve any technical issues that may arise.

Competition

In the consumer market, Radiancy is exposed to competition from privately held small specialized home use aesthetic device companies such as Home Skinovation, Tria Beauty and Tyrell. Several publicly traded companies (such as Syneron, Palomar and Solta) have also attempted to reach the consumer market. Additionally, Radiancy competes on brand awareness and sales in the category with mass marketers of traditional treatments such as shaving, tweezing, waxing and creams. These companies include traditional retail companies such as Panasonic, Philips, Procter and Gamble’s Gillette and Braun, Schick, Veet, GlaxoSmithKline, direct-response companies such as Guthy Renker, and several other privately held companies.

Radiancy believes that the principal competitive factors in its industry include:

•	product differentiation,

•	application,

•	effectiveness,

•	accessibility and availability,

•	convenience,

•	brand recognition and reputation,

•	price, and

•	effective advertising.

The professional market is subject to intense competition. Radiancy’s products for hair removal compete against both non-light-based treatments and light-based systems. Non-light-based competition includes, for hair removal, electrolysis, waxing, depilatories and epilators; for skin rejuvenation, Botox and collagen injections, chemical peels and microdermabrasion; for acne treatment, prescription and OTC drugs; and, for psoriasis care, whole body or localized ultra violet and drugs. Radiancy competes against several public and private companies within the professional aesthetic medical device market. Radiancy competes against products offered by public companies, including Syneron, Cutera, Inc., Cynosure, Inc., Solta Medical, Inc., Lumenis Ltd., Palomar Medical Technologies, Inc. and UltraShape Ltd., as well as products offered by private companies such as Alma Lasers Ltd., and several other smaller specialized companies. Some of Radiancy’s competitors have greater financial, marketing, and technical resources than Radiancy. Moreover, some of its competitors have developed, and others may attempt to develop, products with applications similar to those of Radiancy. Radiancy competes primarily on the basis of technology, product performance, price and affordability, quality, reliability and ease of use.

Research and Development

Radiancy’s research and development team is based in Hod-Hasharon, Israel. It focuses on, among other things, the development of new products to address aesthetic needs. The primary focus of its research and development department is to utilitze its existing technologies to develop additional consumer and professional applications and products. Radiancy is currently developing several home use devices as well as additional applications for its existing professional devices. Its gross research and development expenditures were $1,289,000 in 2008, $711,000 in 2009 and $839,000 in 2010. Radiancy estimates that its gross research and development expenditures for 2011 will be approximately $943,000.

Intellectual Property

Radiancy relies on a combination of patent, trademark and other intellectual property laws to establish and protect its proprietary rights. In addition, Radiancy seeks to protect its proprietary rights by using confidentiality and assignment of invention agreements with its employees, consultants, advisers and others. Radiancy owns over 50 issued and pending patents around the world covering its LHE® Brand and Thermicon® Brand devices. Radiancy’s first patent does not expire until 2016.

Radiancy intends to protect its proprietary rights from unauthorized use by third parties to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Radiancy’s policy is to file patent applications and to protect certain technology, inventions and improvements that are commercially important to the development of Radiancy’s business. Radiancy’s strategy has been to apply for and maintain patent protection for inventions and their applications which it believes has potential commercial value in countries that offer significant market potential. As of September 30, 2011, Radiancy had over 50 domestic and foreign issued and pending patents, which help to protect the technology of its businesses in phototherapy, skin health, and hair care.

Radiancy also relies on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technology.

Many of Radiancy’s products are offered under trademarks, both registered and unregistered. Radiancy owns over 40 registered and pending trademarks around the world for its products. Trademarks for products that are not commercially important may be allowed to lapse.

Sourcing and Fulfillment

Radiancy uses outsourced manufacturing to produce its products while maintaining control over the production process. Radiancy believes that outsourcing allows it to carry low inventory levels and maintain fixed unit costs with minimal infrastructure and without incurring significant capital expenditures. Radiancy uses third-party contract manufacturers and suppliers to obtain substantially all its product and packaging components and to manufacture finished products. Radiancy believes that it has good relationships with its manufacturers and suppliers and that there are alternative sources in the event that one or more of these manufacturers or suppliers is not available or ceases the conduct of its business. Radiancy continually reviews its manufacturing and supply needs against the capacity of its contract manufacturers and suppliers with the objective of ensuring that it is able to meet its production goals, reduce costs and operate more efficiently.

Radiancy contracts with third-party fulfillment vendors to package and distribute its products primarily from its fulfillment facilities in the United States, the United Kingdom and Israel.

Government Regulation

Radiancy’s products other than the no!no!® hair removal product, the no!no! Smooth™ skincare line and the no!no! FaceTrainer™ Brand device are medical devices subject to extensive and rigorous regulation by the FDA, as well as other domestic and international regulatory bodies. FDA regulations govern the following activities that Radiancy performs and will continue to perform to help ensure that medical products distributed world-wide are safe and effective for their intended uses:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product safety;

•	product labeling;

•	product storage;

•	recordkeeping;

•	premarket clearance or approval;

•	advertising and promotion; and

•	product sales and distribution.

FDA’s Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device Radiancy wishes to distribute commercially in the United States will require either prior 510(k) clearance or premarket approval from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission to distribute the device commercially. This process is generally known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring premarket approval.

510(k) Clearance Pathway

When a 510(k) clearance is required, Radiancy must submit a premarket notification demonstrating that its proposed device is substantially equivalent either to a previously cleared 510(k) device or to a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications. By regulation, the FDA is required to respond within 90 days of submission of a 510(k) application. As a practical matter, clearance often takes significantly longer as the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

Premarket Approval Pathway

A premarket approval application, or PMA, must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device.

No device that Radiancy has developed has required premarket approval, nor does Radiancy currently expect that any future device or indication will require premarket approval.

Product Modifications

Radiancy has modified aspects of products since receiving regulatory clearance, but it believes that new 510(k) clearances are not required for these modifications. All these modifications to Radiancy’s cleared devices were performed and analyzed in accordance with 21 C.F.R. § 807.81 and FDA’s guidance document “Deciding When to Submit a 510(k) for a Change to an Existing Device” Jan 10, 1997 (the “Device Modification Guidance”).

The FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with Radiancy’s determination not to seek a new 510(k) clearance or PMA, the FDA may retroactively require us to seek 510(k) clearance or premarket approval. The FDA could also require Radiancy to cease marketing and distribution and/or recall the modified device until 510(k) clearance or premarket approval is obtained. Also, in these circumstances, Radiancy may be subject to significant regulatory fines or penalties.

Reimbursement

The price, profitability and demand for Radiancy’s products and services are not dependent on the reimbursement policies of public or private third-party payers, such as Medicare or insurance companies. Radiancy’s products and services generally are not subject to reimbursement by third-party payers and, therefore, it faces limited risk from changes in governmental and third-party payer methodologies and reimbursement rates. Radiancy may seek to qualify for reimbursement for future psoriasis treatment products for the consumer market, which may make such products more attractive at higher price points to potential customers.

Employees

As of September 30, 2011, Radiancy had 50 employees, with 17 employees in sales and marketing, 18 in operations, 10 in general and administrative and 5 in research and development. None of Radiancy’s employees are represented by a labor union and Radiancy believes its employee relations are good.

Facilities

Radiancy’s headquarters in Orangeburg, New York are leased through September 30, 2014 and occupy approximately 4,640 square feet. Radiancys’ offices in Hod-Hasharon, Israel, is leased through January 19, 2014 and consists of a 16,145 square foot building that is used for marketing, operations and research and development. Radiancy has an option to extend the lease for its offices in Hod-Hasharon for a period of 12 months commencing January 20th, 2014, and Radiancy may exercise this option up to five times.

Litigation

On November 5, 2010, TRIA Beauty, Inc. (“TRIA”) filed a complaint against Radiancy in the United States District Court for the Northern District of California. An amended complaint was filed on July 22, 2011. In the amended complaint, TRIA alleges that Radiancy is liable for false advertising and trademark infringement under the Lanham Act and related California state law causes of action with respect to certain of Radiancy’s advertising claims for its at-home hair removal and acne treatment products and its alleged use of TRIA’s registered trademarks in paid internet searches. TRIA’s complaint seeks damages in an unspecified amount, costs, attorney’s fees, corrective advertising, as well as preliminary and permanent injunctive relief. On December 15, 2010, Radiancy answered TRIA’s complaints, and filed counterclaims based on TRIA’s false and misleading advertising for its TRIA Hair and TRIA Acne products.

On January 6, 2011 Radiancy filed a complaint against TRIA in the Supreme Court of the State of New York for unfair competition; tortious interference with contractual relations; misappropriation and exploitation of Radiancy’s confidential and proprietary information.

On November 16, 2011, Radiancy received a demand letter from Milstein Adelman LLP. (the “Milstein Letter”). The Milstein Letter alleges that Radiancy has violated and continues to violate provisions of the California Consumer Legal Remedies Act, California Civil Code section 1750 with respect to its marketing and advertising of the no!no! Hair Removal System. The Milstein Letter further alleges that Radiancy’s conduct violates California’s Unfair Competition Law, False Advertising Law and Health and Safety Code and requests restitution for a purported Class of consumers. As of the date of this joint proxy statement/prospectus, no formal legal proceedings or complaint has been filed against Radiancy in connection with the Milstein Letter. While it is not feasible to predict the timing of any formal legal proceedings or the outcome thereof, which outcome may not be able to be determined for a prolonged period of time, Radiancy intends to vigorously defend any and all threatened or actual legal, regulatory and other actions and claims that may be filed, including with respect to the Milstein Letter.

From time to time Radiancy may become involved in other legal proceedings and claims, or be threatened with other legal actions and claims, arising in the ordinary course of business relating to its intellectual property, product liability, regulatory compliance and/or marketing and advertising of its products.

Price Range of Common Stock

Historical market price information regarding Radiancy’s common stock is not provided because there is no public market for Radiancy’s common stock.

As of November 17, 2011 there were 64 shareholders of Radiancy’s common stock.

Dividends

Radiancy did not declare any cash dividends on its common stock or preferred stock within the past two fiscal years or for the nine months ended September 30, 2011. Prior to declaring and paying a dividend or any other kind of distribution, Radiancy must first pay a dividend of $5.00 per share to each holder of outstanding shares of its preferred stock.

Equity Compensation Plan Information

The following table provides information with respect to Radiancy’s equity compensation plan.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	15,229	$0.05	—
Equity compensation plans not approved by security holders	1,367,488	$0.28	—
Total	1,382,717	$0.27	—

The Radiancy Inc. Amended and Restated 1999 Stock Incentive Plan (the “1999 Plan”) is intended to enhance Radiancy’s ability to attract and retain highly qualified officers, employees, directors, consultants and other service providers to advance the interests of Radiancy and its affiliates. The 1999 Plan provides for the grant of non-qualifed stock options, incentive stock options, stock appreciation rights, restricted stock, unrestricted stock and restricted stock units. The number of the Radiancy’s shares available for issuance under the 1999 Plan is 3,767,488. Stock options granted under the 1999 Plan generally vest ratably over a three-year period and expire 10 years from the date of grant. With respect to Israeli resident optionees, the 1999 Plan is qualified under the section 102 capital gains tax course which generally entitle optionees to a beneficial tax rate.

Certain Relationships and Related Party Transactions

See the sections titled “Compensation Discussion And Analysis of Radiancy—Overview of Executive Employment Agreements” and PhotoMedex “Proposal No. 10—Approval of the Quarterly Bonus Program for Dolev Rafaeli Under His Amended and Restated Employment Agreement With PhotoMedex” for discussion of the employment agreement between PhotoMedex and Dolev Rafaeli, the chief executive officer and president of Radiancy.

See the section titled “The Merger—Indemnification and Insurance” for a description of the obligations of PhotoMedex regarding indemnification of the Radiancy officers and directors.

For a complete description of the Voting Support, Lock-Up and Confidentiality Agreements, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements.”

Radiancy intends that any transactions with officers, directors and 5% or greater stockholders will be on terms no less favorable to it than could be obtained from independent third parties and will be approved by a majority of its disinterested directors.

PHOTOMEDEX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Introduction, Outlook and Overview of Business Operations

PhotoMedex’s current strategic focus is built upon four key components – leveraging its sales force through training focused on superior skin health expertise and incremental product offerings, expanded international capabilities, the development of alternate channels for its varied product lines and a renewed commitment to innovation of its technologies.

PhotoMedex concentrates its strategic efforts primarily in the physician market both domestically and internationally. Supporting those efforts Management has initiated a renewed commitment to innovation, whereby PhotoMedex looks to maximize the application of its technologies and utilize the significant scientific resources available to it in each of its product areas. In the U.S. PhotoMedex markets and sells its products through a direct sales organization capable of addressing each product area with specific expertise. PhotoMedex’s focus on enhanced training of the sales organization has created the ability to drive sales and to support its customer base with a leaner and more cost-effective sales force since the strategy change in 2009. And, finally PhotoMedex looks to leverage its experience and substantial product advancements in the physician market into non-physician based markets, or alternate channels, that may benefit from those technological advancements.

On January 1, 2010, PhotoMedex reorganized its business into four operating units which resulted in a change in reportable segments. For financial reporting purposes PhotoMedex views its current business as comprised of the following four business segments:

•	Physician Domestic;

•	Physician International;

•	Other Channels; and

•	Surgical Products.

Physician Domestic

In early 2010, PhotoMedex modified its discrete product sales approach for each of its segments and implemented a strategy to develop a skin health solutions-based sales force. PhotoMedex believes this solutions-based sales force is cost-efficient, more productive and scalable and can better increase sales and financial leverage while providing solutions across its product suite to its customers.

PhotoMedex’s XTRAC treatment services are a U.S.-based business with revenues generally derived from procedures performed by dermatologists. PhotoMedex is engaged in the development, manufacturing and marketing of its proprietary XTRAC excimer laser and delivery systems and techniques used in the treatment of inflammatory skin disorders, including psoriasis, vitiligo, atopic dermatitis and leukoderma.

As part of PhotoMedex’s commercialization strategy in the United States, PhotoMedex generally offers the XTRAC laser system to targeted dermatologists at no initial capital cost to those dermatologists. Under this contractual arrangement, PhotoMedex maintains ownership of the laser and generally earns revenue each time a physician treats a patient with the equipment. PhotoMedex believes this arrangement will increase market penetration. PhotoMedex also may sell the laser directly to the customer for certain reasons, including the costs of logistical support and customer preference and as a means of addressing under-performing accounts while still preserving a vendor-customer relationship. PhotoMedex believes that PhotoMedex is thus able to reach, at reasonable margins, a sector of the laser market that is better suited to a sale model than a per-procedure model. PhotoMedex has also initiated marketing campaigns and channels directed to people suffering from psoriasis to make them aware of the relief from the condition that is available from treatment by the XTRAC laser system. Among those channels are one through Facebook and another through Twitter.

For the last several years PhotoMedex has sought to obtain health insurance coverage for XTRAC laser therapy to treat inflammatory skin disease, particularly psoriasis. PhotoMedex now benefits from the fact that, by PhotoMedex’s estimates, more than 90% of the insured United States population is covered by policies that provide nearly full reimbursement for the treatment of psoriasis by means of an excimer laser.

PhotoMedex’s skincare products are aimed at the growing demand for skin health and hair care products, including products to enhance appearance and address the effects of aging on skin and hair. PhotoMedex’s skincare products are formulated and branded for and targeted at specific markets. PhotoMedex’s initial products addressed the dermatology and plastic and cosmetic surgery markets for use after various procedures. PhotoMedex added anti-aging skincare products to offer a comprehensive approach for a patient’s skincare regimen. In addition to its copper peptide based skincare products, in 2009, PhotoMedex introduced DNA topical products, which include DNA Nourishing Lotion and DNA Total Repair which use innovative technology to address the effects of photo-damage. In September 2010, PhotoMedex launched combination therapy products by uniquely combining Copper Peptide Complex and DNA repair technologies. These products are designed to activate self-healing, boost essential skin cell function and maximize results for sustained skin health. The products include Refining Eye Lift, Eye Therapy, Day Therapy SPF 30, Night Therapy, Crème De La Copper and Maximum Body Repair.

PhotoMedex’s PTL products are non-laser light aesthetic devices for the treatment of a range of clinical and non-clinical dermatological conditions. PhotoMedex has incorporated its PTL technology offering into professional products comprising the Omnilux™ systems for the medical market. PhotoMedex’s PTL business has a portfolio of independent, experimental research that supports the efficacy and safety of its Omnilux technology system. Based on a patented technology platform comprised of a unique light-emitting diode (“LED”) array, PhotoMedex’s Omnilux technology delivers narrow-band, spectrally pure light of specific intensity, wavelength and dose to achieve clinically proven results via a process called photo bio-modulation. Since this technology generates nearly no heat, a patient feels no pain or discomfort, resulting in improved regime compliance and a higher likelihood of repeat procedures; this is in direct contrast to the current laser light-based technologies serving the aesthetics market today. PhotoMedex’s PTL LED products compete in the professional aesthetics device market for LED aesthetic medical procedures, as well as other non-medical markets around the world.

Physician International

PhotoMedex’s international operations and selling approach have been realigned. Management believes PhotoMedex’s international organization has been dramatically enhanced through two initiatives. First, PhotoMedex has entered into an expanded management relationship with The Lotus Global Group, Inc., doing business as GlobalMed Technologies Co., or GlobalMed, with respect to PhotoMedex’s laser and light-based devices. GlobalMed is an international distribution and management company focused on creating increased market opportunity through the engagement and management of local in-country distributors and providing assistance in expediting regulatory approvals. Historically, GlobalMed managed PhotoMedex’s distribution relationships in the Pacific Rim for the XTRAC and VTRAC product lines, which represented a majority of PhotoMedex’s total international device sales. As a result of its success in managing PhotoMedex’s Pacific Rim distribution relationships, PhotoMedex has now expanded GlobalMed’s responsibilities to include all of

PhotoMedex’s laser and light-based devices in substantially all markets outside of the U.S. Second, PhotoMedex has begun to undertake significant efforts to expand the international reach of its skincare business in both the physician and consumer channels by reformulating its current products to meet local standards and registering these products in major international markets. Third, PhotoMedex has made the XTRAC easier to maintain at the distributor locations, employing a modular approach to replacement of chambers. These are the first steps in the implementation of PhotoMedex’s international skincare expansion strategy.

In the international market, PhotoMedex derives revenues by selling its dermatology laser and lamp systems and replacement parts to distributors and directly to physicians. In this market, PhotoMedex has benefited from both its clinical studies and from the improved reliability and functionality of the XTRAC laser system. Compared to the domestic segment, the sales of laser and lamp systems in the international segment are influenced to a greater degree by competition from similar laser technologies as well as non-laser lamp alternatives. Over time, this competition has reduced the prices PhotoMedex is able to charge to international distributors for its XTRAC products. To compete with other non-laser UVB products, PhotoMedex offers a lower-priced, lamp-based system called the VTRAC. PhotoMedex has expanded the international marketing of the VTRAC since its introduction in 2006. The VTRAC is used to treat psoriasis and vitiligo.

In addition, PhotoMedex also derives revenues by selling its skincare and PTL products to distributors in international markets.

Other Channels

In the Other Channels segment, PhotoMedex derives revenues by selling its skincare and haircare products through non-physician channels. In addition, through PhotoMedex’s PTL products, PhotoMedex has derived revenues from the sale of the Lumiere® systems in the non-medical professional market and its hand-held consumer devices in various on-line and television retail channels.

PhotoMedex is focused on expanding its sales to non-physician related channels, including the indoor tanning and spa markets and in-store, on-line and television retail channels. PhotoMedex accesses the indoor tanning and spa markets either through direct relationships with multiple-location market participants or indirectly through industry-leading distributors.

Surgical Products

PhotoMedex’s Surgical Products segment generates revenues by selling laser products and disposables to hospitals and surgery centers both within and outside of the United States. PhotoMedex’s sales outside the United States are primarily through distributors. Also included in this segment are various non-laser surgical products (e.g. the ClearEss® II suction-irrigation system). PhotoMedex believes that sales of surgical laser systems and the related disposable base will tend to erode as hospitals continue to seek outsourcing solutions instead of purchasing lasers and related disposables for their operating rooms. PhotoMedex is working to offset such erosion by increasing sales of the Diode surgical laser, including OEM arrangements.

Sales and Marketing

As of December 31, 2010, PhotoMedex’s sales and marketing personnel consisted of 65 full time position directed to sales as follows: 59 in Physician Domestic, three in Physician International and three in Other Channels. As of September 30, 2011, PhotoMedex’s sales and marketing personnel consisted of 64 full-time positions directed to sales as follows: 60 in Physician Domestic, one in Physician International and three in Other Channels.

Sale of Surgical Services Business

PhotoMedex’s Surgical Services segment was a fee-based procedures business using mobile surgical laser equipment operated by PhotoMedex’s technicians at hospitals and surgery centers in the United States. PhotoMedex decided to sell this division primarily because the growth rates and operating margins of the division had decreased as the business changed to rely more heavily upon procedures performed using equipment from third-party suppliers, thereby limiting the profit potential of these services. On August 8, 2008, PhotoMedex sold certain assets of the business, including accounts receivable, inventory and equipment, for $3,149,737.

Reverse Stock Split

On February 3, 2010, PhotoMedex completed a reverse split of its issued and outstanding shares of common stock at a ratio of 1-for-6, whereby, once effective, every six shares of PhotoMedex’s common stock was exchanged for one share of PhotoMedex’s common stock. PhotoMedex’s common stock began trading on Nasdaq on a reverse stock split-adjusted basis at the market opening on February 4, 2010. As of December 31, 2010 PhotoMedex had 2,843,749 shares of common stock outstanding on a post-split basis, taking into account the rounding up of fractional shares.

Critical Accounting Policies and Estimates

The discussion and analysis of PhotoMedex’s financial condition and results of operations in this joint proxy statement/prospectus are based upon PhotoMedex’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, PhotoMedex evaluates its estimates, including, but not limited to, those related to revenue recognition, accounts receivable, inventories, impairment of property and equipment and of intangibles, and accruals for warranty claims. PhotoMedex uses authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect PhotoMedex’s more significant judgments and estimates in the preparation of PhotoMedex’s Consolidated Financial Statements. These critical accounting policies and the significant estimates made in accordance with these policies have been discussed with PhotoMedex’s Audit Committee.

Revenue Recognition.

XTRAC-Related Operations

PhotoMedex has two distribution channels for its phototherapy treatment equipment. PhotoMedex either (x) sells the laser through a distributor or directly to a physician or (y) places the laser in a physician’s offices (at no charge to the physician) and generally charges the physician a fee for an agreed-upon number of treatments. In some cases, PhotoMedex and the customer stipulate to a quarterly or other periodic target of procedures to be performed, and accordingly revenue is recognized ratably over the period. When PhotoMedex sells an XTRAC laser to a distributor or directly to a foreign or domestic physician, revenue is recognized when the following four criteria have been met: (i) the product has been shipped and PhotoMedex has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is probable. The criteria described in the clauses (i) through (iv) are collectively referred to as the Criteria. At times, units are shipped, but revenue is not recognized until all of the Criteria have been met, and until that time, the unit is carried on PhotoMedex’s books as inventory.

PhotoMedex ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. Among the factors PhotoMedex takes into account in determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criteria are recognized when invoiced amounts are fully paid or assured.

Under the terms of PhotoMedex’s distributor agreements, distributors do not have a unilateral right to return any unit that they have purchased. However, PhotoMedex allows products to be returned, under warranty, by its distributors for product defects or other claims.

When PhotoMedex places a laser in a physician’s office, PhotoMedex generally recognizes service revenue based on the number of patient treatments performed, or purchased under a periodic commitment, by the physician. Treatments to be performed through random laser-access codes that are sold to physicians free of a periodic commitment, but not yet used, are deferred and recognized as a liability until the physician performs the treatment. Unused treatments remain an obligation of PhotoMedex’s because the treatments can only be performed on PhotoMedex’s equipment. Once the treatments are delivered to a patient, this obligation has been satisfied.

PhotoMedex defers substantially all sales of treatment codes ordered by and delivered to its customers within the last two weeks of the period in determining the amount of procedures performed by its physician-customers. PhotoMedex’s management believes this approach closely approximates the actual number of unused treatments that existed at the end of a period. For the years ended December 31, 2010 and 2009, PhotoMedex deferred $229,099 and $303,868, respectively, under this approach.

Skincare Operations

PhotoMedex generates revenues from its Skincare business primarily through product sales for skin health, hair care and wound care. PhotoMedex recognizes revenues on the products and copper peptide compound when they are shipped, net of returns and allowances. PhotoMedex ships the products FOB shipping point.

Photo Therapeutics Operations

PhotoMedex has generated revenues from its Photo Therapeutics business primarily from two channels. The first is through product sales of LEDs and skincare products. The second has been through milestone payments and potential royalty payments from a licensing agreement. PhotoMedex has recognized revenues from the product sales, including sales to distributors and other customers, when the Criteria have been met. PhotoMedex recognizes the milestone payments when the milestones have been achieved and potential royalty revenues as they are earned from the licensee. The licensee has opted not to continue its development activities under the license, and therefore PhotoMedex anticipates no further milestone payments unless and until PhotoMedex secures a replacement distribution partner.

Surgical Products and Service Operations

PhotoMedex generates revenues from its surgical products business primarily from product sales of laser systems, related maintenance service agreements, recurring laser delivery systems and laser accessories. Domestic sales generally are direct to the end-user, though PhotoMedex has some sales to or through a small number of domestic distributors; foreign sales are to distributors. PhotoMedex recognizes revenues from surgical laser and other product sales, including sales to distributors and other customers, when the Criteria have been met.

Revenue from maintenance service agreements is deferred and recognized on a straight-line basis over the term of the agreements. Revenue from billable services, including repair activity, is recognized when the service is provided.

Inventory. PhotoMedex accounts for inventory at the lower of cost (first-in, first-out) or market. Cost is determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. Throughout the laser manufacturing process, the related production costs are recorded within inventory. Work-in-process is immaterial, given the typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials. PhotoMedex performs full physical inventory counts for XTRAC and cycle counts on the other inventory to maintain controls and obtain accurate data.

PhotoMedex’s XTRAC laser is either (i) sold to distributors or physicians directly or (ii) placed in a physician’s office and remains PhotoMedex’s property. The cost to build a laser, whether for sale or for placement, is accumulated in inventory. When a laser is placed in a physician’s office, the cost is transferred from inventory to “lasers in service” within property and equipment. At times, units are shipped to distributors, but revenue is not recognized until all of the Criteria have been met, and until that time, the unit is carried on PhotoMedex’s books as inventory. Revenue is not recognized from these distributors until payment is either assured or paid in full.

Reserves for slow-moving and obsolete inventories are provided based on historical experience and product demand. Management evaluates the adequacy of these reserves periodically based on forecasted sales and market trends.

Allowance for Doubtful Accounts. Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The majority of receivables related to phototherapy sales are due from various distributors located outside of the United States and from physicians located inside the United States. The majority of receivables related to skincare products and surgical products are due from various customers and distributors located inside the United States. From time to time, PhotoMedex’s customers dispute the amounts due to PhotoMedex, and, in other cases, PhotoMedex’s customers experience financial difficulties and cannot pay on a timely basis. In certain instances, these factors ultimately result in uncollectible accounts. The determination of the appropriate reserve needed for uncollectible accounts involves significant judgment. Such factors include changes in the financial condition of PhotoMedex’s customers as a result of industry, economic or customer-specific factors. A change in the factors used to evaluate collectability could result in a significant change in the reserve needed.

Property and Equipment. As of December 31, 2010 and 2009, PhotoMedex had net property and equipment of $6,918,944 and $9,293,482, respectively. The most significant component of these amounts relates to the XTRAC lasers placed by PhotoMedex in physicians’ offices. PhotoMedex owns the equipment and charges the physician on a per-treatment basis for use of the equipment. The recoverability of the net carrying value of the lasers is predicated on continuing revenues from the physicians’ use of the lasers. If the physician does not generate sufficient treatments, then PhotoMedex may remove the laser from the physician’s office and redeploy elsewhere. XTRAC lasers placed in service are depreciated on a straight-line basis over the estimated useful life of five-years. For other property and equipment, including property and equipment acquired from ProCyte, depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, automobiles, and machinery and equipment. Leasehold improvements are amortized over the lesser of the useful lives or lease terms. Useful lives are determined based upon an estimate of either physical or economic obsolescence, or both.

Goodwill and Intangibles Assets. PhotoMedex’s balance sheet includes goodwill and other intangible assets which affect the amount of future period amortization expense and possible impairment expense that PhotoMedex will incur. Management’s judgments regarding the existence of impairment indicators are based on various factors, including market conditions and operational performance of its business. As of December 31, 2010 and 2009, PhotoMedex had $28,071,080 and $29,244,974, respectively, of goodwill and other intangibles, accounting for 57% and 55% of its total assets at the respective dates. The goodwill is not amortizable; the other intangibles are. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect PhotoMedex’s consolidated financial statements. PhotoMedex tests its goodwill for impairment, at least annually. This test is usually conducted in December of each year in connection with the annual budgeting and forecast process. Also, on a quarterly basis, PhotoMedex evaluates whether events have occurred that would negatively impact the realizable value of its intangibles or goodwill.

PhotoMedex reorganized its business into four operating units which resulted in a change in reporting segments effective January 1, 2010. For the purposes of goodwill impairment testing, PhotoMedex’s reporting units are defined as Physicians Domestic, Physicians International and Other Channels. The balance of PhotoMedex’s goodwill for each of its segments as of December 31, 2010 is as follows: Physician Domestic $12,793,455, Physician International $4,037,934 and Other Channels $2,737,811. PhotoMedex completed its annual goodwill impairment analysis as of December 31, 2010. PhotoMedex’s assessment concluded that there was not any impairment of goodwill. PhotoMedex’s analysis employed the use of both a market and income approach, with each method given equal weighting. Significant assumptions used in the income approach include growth and discount rates, margins and PhotoMedex’s weighted average cost of capital. PhotoMedex used historical performance and management estimates of future performance to determine margins and growth rates. Discount rates selected for each reporting unit varied. PhotoMedex’s weighted average cost of capital included a review and assessment of market and capital structure assumptions. Of the three reporting units with goodwill, Physicians Domestic has a fair value that is in excess of its carrying value by approximately 28%, while Physicians International has a fair value that is approximately 25% in excess of its carrying value. The third reporting unit, Other Channels has a fair value that is approximately 14% in excess of its carrying value. Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows. Changes in PhotoMedex’s actual results and/or estimates or any of PhotoMedex’s other assumptions used in PhotoMedex’s analysis could result in a different conclusion.

In connection with the acquisition of Photo Therapeutics on February 27, 2009, PhotoMedex acquired certain intangibles recorded at fair value as of the date of acquisition and allocated them fully to the Photo Therapeutics segment.

The balances of these acquired intangibles, net of amortization, were:

December 31, 2010
PTL Customer Relationships	$408,333
PTL Tradename	816,667
PTL Patented Technologies	6,043,333
Goodwill	2,651,392

Total	$9,919,725

Derivative Financial Instruments. PhotoMedex recognizes all derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges. As a result, certain warrants are now accounted for as derivatives. As of December 31, 2010 and 2009, PhotoMedex had $938,623 and $741,525, respectively, in derivative financial instruments.

Fair Value Measurements. PhotoMedex measures fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value. PhotoMedex’s derivative financial instruments are considered to be significant unobservable inputs (level 3).

Deferred Income Taxes. PhotoMedex has a deferred tax asset that is fully reserved by a valuation allowance. PhotoMedex has not recognized the deferred tax asset, given its historical losses and the lack of certainty of future taxable income. However, if and when PhotoMedex becomes profitable and can reasonably foresee continuing profitability, then under FASB ASC 740, Income Taxes (“ASC Topic 740”) PhotoMedex may recognize some of the deferred tax asset. The recognized portion may variously reduce acquired goodwill, increase stockholders’ equity directly and/or benefit the statement of operations.

Warranty Accruals. PhotoMedex establishes a liability for warranty repairs based on estimated future claims for XTRAC systems and based on historical analysis of the cost of the repairs for surgical laser systems. However, future returns of defective laser systems and related warranty liability could differ significantly from estimates, and historical patterns, which would adversely affect PhotoMedex’s operating results.

There have been no changes to PhotoMedex’s critical accounting policies and estimates in the three and nine months ended September 30, 2011.

Results of Operations for the Years ended December 31, 2010, December 2009 and 2008

Revenues

The following table illustrates revenues from PhotoMedex’s four business segments for the periods listed below:

	For the Year Ended December 31,
	2010	2009	2008
Physician Domestic	$20,196,688	$18,844,995	$21,058,919
Physician International	8,381,136	6,665,199	6,005,170
Other Channels	2,551,429	3,555,310	1,968,155
Total Dermatology Revenues	31,129,253	29,065,504	29,032,244
Surgical Products	3,672,282	3,622,580	5,738,048

Total Revenues	$34,801,535	$32,688,084	$34,770,292

Revenues from PhotoMedex’s Surgical Services segment, in the amount of $4,398,047 through August 4, 2008, the date of sale, have been accounted for in 2008 as a discontinued operation.

Physician Domestic Segment

The following table illustrates the key changes in the revenues of the Physician Domestic segment for the periods reflected below:

	For the Year Ended December 31,
	2010	2009	2008
XTRAC treatments	$9,492,465	$9,736,800	$8,500,452
XTRAC laser sales	4,227,061	3,054,148	3,919,520
Skincare products	5,136,617	4,982,763	8,638,947
PTL products	1,051,854	1,071,284	—
Metvixia	288,691	—	—

Total Physician Domestic Revenues	$20,196,688	$18,844,995	$21,058,919

XTRAC Treatments

Recognized treatment revenue for the years ended December 31, 2010, 2009, and 2008 was $9,492,465, $9,736,800 and $8,500,452, respectively, reflecting billed procedures of 145,083, 145,521 and 133,594,

respectively. In addition, 6,163, 6,567 and 6,899 procedures were performed for the years ended December 31, 2010, 2009 and 2008, respectively, without billing from PhotoMedex, in connection with clinical research and customer evaluations of the XTRAC laser. Increases in procedures are dependent upon building market acceptance through marketing programs with PhotoMedex’s physician partners and their patients that the XTRAC procedures will be of clinical benefit and be generally reimbursed.

PhotoMedex has a program to support certain physicians who may be denied reimbursement by private insurance carriers for XTRAC treatments. PhotoMedex recognizes service revenue during this program from the sale of XTRAC procedures or equivalent treatments to physicians participating in this program only to the extent the physician has been reimbursed for the treatments. In addition, PhotoMedex defers substantially all sales of treatment codes ordered by and delivered to the customer within the last two weeks of the period in determining the amount of procedures performed by its physician-customers. Management believes this approach closely approximates the actual amount of unused treatments that existed at the end of a period. For the year ended December 31, 2010, PhotoMedex recognized net revenues of $38,704 (594 procedures) and for the year ended December 31, 2009, PhotoMedex recognized net revenues of $278,343 (4,282 procedures), respectively, under this approach. For the year ended December 31, 2008, PhotoMedex deferred net revenues of $216,987 (3,325 procedures) under this approach.

The following table illustrates the above analysis for the Domestic XTRAC segment for the periods reflected below:

	For the Year Ended December 31,
	2010	2009	2008
Recognized treatment revenue	$9,492,465	$9,736,800	$8,500,452
Change in deferred treatment revenue	(38,704)	(278,343)	216,987

Net billed revenue	$9,453,761	$9,458,457	$8,717,439

Procedure volume total	151,246	152,088	140,493
Less: Non-billed procedures	(6,163)	(6,567)	(6,899)
Net billed procedures	145,083	145,521	133,594

Avg. price of treatments billed	$65.15	$65.00	$65.25
Change in procedures with deferred treatment revenue, net	(594)	(4,282)	3,325

The average price for an XTRAC treatment may be reduced in some instances based on the volume of treatments performed. The average price for a treatment also varies based upon the mix of mild and moderate psoriasis patients treated by PhotoMedex’s physician partners. PhotoMedex charges a higher price per treatment for moderate psoriasis patients due to the increased body surface area required to be treated, although there are fewer patients with moderate psoriasis than there are with mild psoriasis.

XTRAC laser sales

For the years ended December 31, 2010 and 2009, domestic XTRAC laser sales were $4,227,061 and $3,054,148, respectively. There were 99 and 84 lasers sold, respectively. There were 78 XTRAC lasers sold for the year ended December 31, 2008 for a total of $3,919,520. Included in the year ended December 31, 2008 laser sales was a sale of one Omnilux product from PTL for which PhotoMedex had been acting as a distributor in the United States. PhotoMedex sells the laser directly to the customer for certain reasons, including the costs of logistical support and customer preference as well as a means of addressing under-performing accounts while preserving the vendor-customer relationship. PhotoMedex believes that it is able to reach, at reasonable margins, a sector of the laser market that is better suited to a sale model than a per-procedure, or consignment, model.

Skincare products

For the year ended December 31, 2010 revenues were $5,136,617 compared to $4,982,763 and $8,638,947 in the years ended December 31, 2009 and 2008, respectively. These revenues are generated from the sale of various skin, hair care and wound products to physicians in the domestic market. PhotoMedex believes its skincare products are more susceptible to the macro-economic conditions than its other products because cosmetic products are more likely to be discretionary and not medically necessary.

PTL products

For the year ended December 31, 2010, PTL product revenues were $1,051,854. These revenues are generated from the sale of LED devices. There were 93 LED units sold during the year ended December 31, 2010. From the date of acquisition of Photo Therapeutics on February 27, 2009 through December 31, 2009, revenues from the PTL products were $1,071,284 representing 39 LED units. There were no corresponding revenues for the year ended December 31, 2008.

Metvixia

For the year ended December 31, 2010, Metvixia revenues were $288,691. There were no corresponding revenues for the years ended December 31, 2009 and 2008 as the co-promotion agreement with Galderma began in January 2010 and concluded in December 2010.

Physician International Segment

The following table illustrates the key changes in the revenues of the Physician International segment for the periods reflected below:

	For the Year Ended December 31,
	2010	2009	2008
International dermatology equipment	$6,110,610	$3,996,067	$3,782,456
Skincare products	1,341,121	1,057,397	2,222,714
PTL products	929,405	1,611,735	—
Total Physician International Revenues	$8,381,136	$6,665,199	$6,005,170

International dermatology equipment

International sales of PhotoMedex’s XTRAC and VTRAC systems and related parts were $6,110,610 for the year ended December 31, 2010 compared to $3,996,067 and $3,782,456 for the years ended December 31, 2009 and 2008, respectively. PhotoMedex sold 161 systems in the year ended December 31, 2010 which compared to 94 and 86 systems in the years ended December 31, 2009 and 2008, respectively. The average price of dermatology equipment sold internationally varies due to the quantities of VTRAC systems and refurbished domestic XTRAC systems sold. Both of these products have lower average selling prices than new XTRAC laser systems. However, by adding these to PhotoMedex’s product offerings along with expanding into new geographic territories where the products are sold, PhotoMedex has been able to increase overall international dermatology equipment revenues.

•

PhotoMedex sold 75 lasers to Amico Group, its distributor in the Middle East, as part of the multi-million dollar purchase order received in July 2010. PhotoMedex sold 10 and 11 lasers to Amico Group in the comparable years of 2009 and 2008, respectively; and

•

PhotoMedex also sells refurbished domestic XTRAC laser systems into the international market. The selling price for used equipment is substantially less than new equipment, some of which may be substantially depreciated in connection with its use in the domestic market. PhotoMedex sold 16 of these used lasers in the year ended December 31, 2010 at an average price of $21,900. PhotoMedex sold 25 and 11 of these used lasers, at an average price of $23,500 and $33,000 for the years ended December 31, 2009 and 2008, respectively; and

•

In addition to the XTRAC laser system (both new and used), PhotoMedex sells the VTRAC, a lamp-based alternative UVB light source that has a wholesale sales price that is below its competitors’ international dermatology equipment and below its XTRAC laser. PhotoMedex sold 58 of these lasers in the year ended December 31, 2010 at an average price of $24,800. PhotoMedex sold 35 and 34 of these lasers, at an average price of $25,000 and $25,800 for the years ended December 31, 2009 and 2008, respectively.

The following table illustrates the key changes in the International dermatology equipment for the periods reflected below:

	For the Year Ended December 31,
	2009	2009	2008
Revenues	$6,110,610	$3,996,067	$3,782,456
Less: part sales	(1,039,360)	(852,767)	(664,456)

Laser/lamp revenues	5,071,250	3,143,300	3,118,000
Laser/lamp systems sold	161	94	86

Average revenue per laser/lamp	$31,498	$33,439	$36,256

International Skincare products

For the year ended December 31, 2010 revenues were $1,341,121 compared to $1,057,397 and $2,222,714 in the years ended December 31, 2009 and 2008, respectively. These revenues are generated from the sale of various skin, hair care and wound products to distributors in international markets. PhotoMedex believes its skincare products are more susceptible to the macro-economic conditions than its other products because cosmetic products are more likely to be discretionary and not medically necessary.

International PTL products

These revenues are generated from the sale of LED devices. For the year ended December 31, 2010, PTL product revenues were $929,405, representing 109 LED units. From the date of acquisition of Photo Therapeutics on February 27, 2009 through December 31, 2009, revenues from the PTL products were $1,611,735 representing 69 LED units. There were no corresponding revenues for the year ended December 2008. The decline in PTL product revenues in the 2010 period described above was due to a large decrease in handheld unit sales as compared to the prior year periods. In addition, the decrease in the year also resulted from the renegotiation of international distribution relationships and associated contracts, due to the transition of distributor management responsibilities to GlobalMed Technologies, PhotoMedex’s master distributor.

Other Channels Segment

The following table illustrates the key changes in the revenues of the Other Channels segment for the periods reflected below:

	For the Year Ended December 31,
	2010	2009	2008
Skincare products	$1,327,036	$1,855,314	$1,968,155
PTL products	1,224,393	1,699,996	—
Total Other Channels revenues	$2,551,429	$3,555,310	$1,968,155

Skincare products

For the year ended December 31, 2010 revenues from PhotoMedex’s skincare products were $1,327,036 compared to $1,855,314 and $1,968,155 for the years ended December 31, 2009 and 2008, respectively. These revenues are generated from the sale of various skin, hair care and wound and from the sale of copper peptide compound in non-physician related channels. Included in the skincare product revenues for the years ended December 31, 2009 and 2008 were $239,760 and $256,000 from bulk compound sales, respectively. There were no such sales in the year ended December 31, 2010.

PTL products

For the year ended December 31, 2010 PTL product revenues were $1,221,393. From the date of acquisition of Photo Therapeutics on February 27, 2009 through December 31, 2009, revenues from the PTL products were $1,855,314. PTL revenues are generated from the sale of LED devices in the spa and indoor tanning markets and milestone payments on a licensing agreement targeting the mass consumer acne market. There were no corresponding revenues for the year ended December 2008. Included in the year ended December 31, 2009, there were milestone payments of $407,971; inasmuch as the licensee terminated the license in the quarter ended September 30, 2010, PhotoMedex does not anticipate further milestone payments. There was no such milestone payments in the year ended December 31, 2010.

PhotoMedex is actively seeking distribution channels to reach the home-use consumer market with its Clear-U™ and New-U™ hand-held LED devices.

Surgical Products Segment

The following table illustrates the key changes in PhotoMedex’s Surgical Products segment for the periods reflected below:

	For the Year Ended December 31,
	2010	2009	2008
Revenues	$3,672,282	$3,622,580	$5,738,048
Percent increase/(decrease)	1.4%	(36.9%)
Laser systems sold	35	30	145

Laser system revenues	$943,480	$600,841	$2,236,000

Average revenue per laser	$26,957	$20,028	$15,422

Surgical Products segment revenues include revenues derived from the sales of surgical laser systems together with sales of related laser fibers and laser disposables. Laser fibers and laser disposables are more profitable than laser systems, but the sales of laser systems generate subsequent recurring sales of fibers and disposables.

For the year ended December 31, 2010, surgical products revenues were $3,672,282 compared to $3,622,580 in the year ended December 31, 2009. The increase in the year was mainly due to the increase in laser sales. Offsetting the increase was a decrease in fiber and other disposables sales by 10% with the comparable year ended December 31, 2009. PhotoMedex expects that its disposables base will continue to erode over time as hospitals continue to seek outsourcing solutions instead of purchasing lasers and related disposables for their operating rooms. For the year ended December 31, 2008, surgical products revenues were $5,738,048. The decrease was mainly related to the termination of an OEM contract in 2008 with AngioDynamics. Sales to AngioDynamics were $1.4 million for the year ended December 31, 2008.

The change in average price per laser between the periods, as set forth in the table below, was largely due to the mix of lasers sold and partly due to the trade level at which the lasers were sold (i.e. wholesale versus retail). PhotoMedex’s diode laser has replaced its Nd:YAG laser, which had a substantially higher sales price. Included in laser sales during the years ended December 31, 2010, 2009 and 2008 were sales of 28, 26 and 141 diode lasers, respectively. The diode lasers have lower sales prices than PhotoMedex’s other types of lasers. During the year ended December 31, 2010, PhotoMedex sold its last six holmium laser systems, which completed the phase out of these laser systems.

Cost of Revenues: all segments

PhotoMedex’s costs of revenues are comprised of product cost of revenues and service cost of revenues. Within product cost of revenues are the costs of products sold in PhotoMedex’s Physicians Domestic segment (with XTRAC treatments included in the services side of the segment), Physician International segment, Other Channels (with royalties and licensing fees included in the services side of the segment), and PhotoMedex’s Surgical Products segment (with laser maintenance fees included in the services side of this segment). Within services cost of revenues are the costs associated with PhotoMedex’s XTRAC treatment revenues, as well as costs associated with royalties and licensing fees and maintenance revenue.

Product cost of revenues during the year ended December 31, 2010 were $13,024,156, compared to $11,675,233 for the year ended December 31, 2009. The $1,348,923 increase is due to the increases in laser sales for XTRAC lasers in the international segment of $2,080,000. This increases in costs was offset in part by the relocation PhotoMedex’s skincare and PTL facilities into PhotoMedex’s Pennsylvania facility, during 2009, which allowed PhotoMedex to reduce some of the fixed costs.

Product cost of revenues during the year ended December 31, 2009 were $11,675,233, compared to $11,968,222 for the year ended December 31, 2008. The $292,989 decrease is due to decreases in product cost of sales for surgical products of $1,216,902 related to the decrease in laser sales, a decrease in skincare products of $1,792,332 resulting from the switch to PhotoMedex’s internally produced Neova product and a decrease in domestic XTRAC laser sales of $338,810. These decreases were partly offset, by an increase in international dermatology equipment sales in the amount of $716,725. In addition, there was an increase due to the inclusion of $2,338,330 in product costs for PhotoMedex’s PTL business.

Services cost of revenues was $5,695,746 in the year ended December 31, 2010 compared to $5,750,733 in the year ended December 31, 2009, representing a decrease of $54,986. The decrease is directly related to the decrease in Physician Domestic segment costs of $54,013 related to PhotoMedex’s XTRAC treatments.

Services cost of revenues was $5,750,733 in the year ended December 31, 2009 compared to $5,027,095 in the year ended December 31, 2008, representing an increase of $723,638. The increase is directly related to the increase in PhotoMedex’s Domestic XTRAC segment costs of $706,393.

Certain allocable XTRAC manufacturing overhead costs are charged against the XTRAC service revenues. PhotoMedex’s manufacturing facility in Carlsbad, California is used exclusively for the production of the XTRAC lasers. The unabsorbed costs are allocated to the Physician Domestic and the Physician International segments based on actual production of lasers for each segment. Included in these allocated manufacturing costs are unabsorbed labor and direct plant costs.

The following table illustrates the key changes in cost of revenues for the periods reflected below:

	For the Year Ended December 31,
	2010	2009	2008
Product:
Physician Domestic	$3,895,225	$3,659,679	$4,746,097
Physician International	6,110,186	3,966,749	2,657,928
Other Channels	1,467,293	1,397,902	696,388
Surgical Products	1,551,452	2,650,903	3,867,809

Total Product costs	$13,024,156	$11,675,233	$11,968,222

Services:
Physician Domestic	$5,569,766	$5,623,780	$4,917,389
Surgical Products	125,980	126,953	109,706

Total Services costs	$5,695,746	$5,750,733	$5,027,095

Total Costs of Revenues	$18,719,902	$17,425,966	$16,995,317

Gross Profit Analysis

Gross profit increased to $16,081,633 during the year ended December 31, 2010 from $15,262,118 during the same period in 2009. As a percentage of revenues, the gross margin decreased to 46.2% for the year ended December 31, 2010 from 46.7% for the same period in 2009.

Gross profit decreased to $15,262,118 during the year ended December 31, 2009 from $17,774,975 during the same period in 2008. As a percentage of revenues, the gross margin decreased to 46.7% for the year ended December 31, 2009 from 51.1% for the same period in 2008.

The following table analyzes changes in PhotoMedex’s gross margin for the periods presented below:

PhotoMedex Profit Analysis	For the Year Ended December 31,
	2010	2009	2008
Revenues	$34,801,535	$32,688,084	$34,770,292
Percent increase/(decrease)	6.5%	(6.0%)
Cost of revenues	18,719,902	17,425,966	16,995,317
Percent increase	7.4%	2.5%

Gross profit	$16,081,633	$15,262,118	$17,774,975
Gross margin percentage	46.2%	46.7%	51.1%

The primary reasons for the changes in gross profit and the gross margin percentage for the year ended December 31, 2010, compared to the same period in 2009 were as follows:

•

In the Physicians International segment, PhotoMedex sold 103 XTRAC laser systems and 58 VTRAC lamp-based excimer systems during the year ended December 31, 2010 and 55 XTRAC laser systems and 39 VTRAC systems in the comparable period in 2009. Included in the 103 XTRAC lasers systems sold were 75 laser systems to Amico Group, PhotoMedex’s distributor in the Middle East and 16 used laser systems, both of which have a lower average selling price and gross margin percentage, compared to 25 used laser systems sold in the year ended December 31, 2009. Consequently, gross profit in the Physicians International segment decreased as a result of the mix of units sold. The gross margin percentage for the VTRAC is higher than for the XTRAC.

•	Revenues for the year ended December 31, 2009 included milestone payments to PhotoMedex from a licensee of $407,971 under a certain licensing arrangement for the Clear U™ hand-held device.

•	There was additional excess and obsolete expense of $93,000 for the Skincare products due to discontinuation and/or reformulation of some of the products during the year ended December 31, 2010.

•

Offsetting the above items that had a negative impact on gross profit, PhotoMedex sold approximately $1,173,000 more in domestic XTRAC lasers in the year ended December 31, 2010 in addition, the cost of sales associated with these sales decreased $60,000 between the comparable periods. The margin on these capital equipment sales was 67% in the year ended December 31, 2010 compared to 52% in the comparable period in 2009. Certain of these lasers were being depreciated until the time of sale, since they were previously utilized as field placements.

•	The revenues for Metvixia products of $288,691 for the year ended December 31, 2010 have no associated cost of sales. There were no such revenues for the year ended December 31, 2009.

The primary reasons for changes in gross profit and the gross margin percentage for the year ended December 31, 2009 compared to the same period in 2008 were as follows:

•

PhotoMedex’s skincare products are more susceptible to the macro economic conditions than its other products because cosmetic products are more likely to be discretionary and not medically necessary. Product sales for the year ended December 31, 2009 were approximately $7.7 million down from approximately $12.6 million for the year ended December 31, 2008. PhotoMedex’s skincare products’ margins are substantially higher than the other products and consequently substantive swings in the revenues attributed to Skincare’s sales will have a significant impact on PhotoMedex’s overall margins.

•

In PhotoMedex’s Surgical Products segment there were 115 fewer laser systems sold in the year ended December 31, 2009 than in the comparable period of 2008. This included 100 sales due to PhotoMedex’s OEM arrangement, but in the second half of 2008, AngioDynamics elected out of the OEM contract. Since that time, PhotoMedex’s sales to AngioDynamics have been $0. Additionally, the higher manufacturing levels in 2008 caused better absorption of fixed overheads which lowered average unit costs and resulted in a higher gross margin in 2008 compared to 2009.

•

PhotoMedex sold approximately $865,000 less in domestic XTRAC lasers in the year ended December 31, 2009 than in the comparable period of 2008. In addition, the current year sales were at lower margins compared to the same period in 2008. Certain of these lasers were previously being depreciated, since they were previously placements. The margin on these capital equipment sales was 52% in the year ended December 31, 2009 compared to 59% in the year ended December 31, 2008.

•	PhotoMedex recorded severance and lease liability of approximately $226,000 related to the integration of the PTL acquisition and the relocation of PhotoMedex’s Skincare facility.

•

Additional gross profit was realized from PhotoMedex’s PTL products. PhotoMedex acquired PTL on February 27, 2009; therefore only the activity after that date is recorded in PhotoMedex’s financial statements. There was no activity recorded in PhotoMedex’s financial statements in 2008.

•

PhotoMedex decreased the number of laser systems placed with its customers but sold a greater number of XTRAC treatment procedures in the year ended December 31, 2009 than in the year ended December 31, 2008. Procedure volume increased 8.9% from 133,594 to 145,521 billed procedures in the year ended December 31, 2009 compared to the same period in 2008. Increased usage at existing sites carries negligible variable cost thereby enhancing profit margins. PhotoMedex’s ability to increase the number of procedures sold is a direct result of improved insurance reimbursement and increased marketing efforts.

The following table analyzes the gross profit for PhotoMedex’s Physician Domestic segment for the periods presented below:

Physician Domestic Segment	For the Year Ended December 31,
	2010	2009	2008
Revenues	$20,196,688	$18,844,995	$21,058,919
Percent increase/(decrease)	7.2%	(10.5%)
Cost of revenues	9,464,991	9,283,459	9,663,486
Percent increase/(decrease)	5.5%	(3.9%)

Gross profit	$10,731,697	$9,561,536	$11,395,433
Gross margin percentage	53.1%	50.7%	54.1%

Gross profit increased for this segment for the year ended December 31, 2010 from the comparable period in 2009 by $1,170,161. The key factors for the increase were as follows:

•

PhotoMedex sold approximately $1,173,000 more in domestic XTRAC lasers in the year ended December 31, 2010, although the cost of sales associated with these sales decreased $60,000 between the comparable periods. The margin on these capital equipment sales was 67% in the year ended December 31, 2010 compared to 52% in the comparable period in 2009. Certain of these lasers were being depreciated until the time of sale, since they were previously utilized as field placements.

•

There was a decrease in certain allocable XTRAC manufacturing overhead costs due to better absorption of the overhead costs of approximately $156,000. This decrease was due to greater production during the year ended December 31, 2010.

•	The revenues for Metvixia products of $288,691 for the year ended December 31, 2010 have no associated cost of sales. There were no such revenues for the year ended December 31, 2009.

•

Offsetting the above items that had a positive impact on gross profit and gross margin, there was additional excess and obsolete expense for the Skincare products due to discontinuation and/or reformulation of some of the products during the year ended December 31, 2010. The portion allocated to the physician domestic segment was approximately $62,000.

•

For the year ended December 31, 2010, PTL product revenues decreased $19,000 over the prior year period, while the cost of sales for these products increased $270,000 for the same comparable periods. Due to the acquisition, an additional amortization of $740,000 is allocated to the segments based on each segment’s revenues for PTL products. In addition, the average selling price of the units decreased due to competitive pricing.

Gross profit decreased for this segment for the year ended December 31, 2009 from the comparable period in 2008 by $1,833,897. The key factors for this decrease were as follows:

•

PhotoMedex sold approximately $865,000 less domestic XTRAC lasers in the year ended December 31, 2009, although the cost of sales associated with these sales only decreased $339,000 between the comparable periods. The margin on these capital equipment sales was 52% in the year ended December 31, 2009 compared to 59% in the comparable period in 2008. Certain of these lasers were being depreciated until the time of sale, since they were previously utilized as field placements.

•

There was an increase in certain allocable XTRAC manufacturing overhead costs due to an under absorption of the overhead costs of approximately $390,000. This increase was due to less production during the year ended December 31, 2009.

•

Skincare product sales for the year ended December 31, 2009 were approximately $5.0 million down from approximately $8.6 million for the year ended December 31, 2008. These revenues are generated from the sale of various skin, hair care and wound products to physicians in the domestic market. PhotoMedex believes its skincare products are more susceptible to the macro-economic conditions than its other products because cosmetic products are more likely to be discretionary and not medically necessary. PhotoMedex’s Skincare margins are substantially higher than the other business segments and consequently substantive swings in the revenues attributed to Skincare’s sales will have a significant impact on PhotoMedex’s overall margins.

•

PhotoMedex recorded severance and lease liability related to the integration of the PTL acquisition and the relocation of its Skincare facility of which approximately $142,000 was allocated to the Physician Domestic segment.

•

Offsetting the above items that had a negative impact on gross profit, PhotoMedex decreased the number of laser systems placed with its customers but sold a greater number of XTRAC treatment procedures in the year ended December 31, 2009 than in the year ended December 31, 2008. Procedure volume increased 8.9% from 133,594 to 145,521 billed procedures in the year ended December 31, 2009 compared to the same period in 2008. Increased usage at existing sites carries negligible variable cost thereby enhancing profit margins. PhotoMedex’s ability to increase the number of procedures sold is a direct result of improved insurance reimbursement and increased marketing efforts.

•

Additional gross profit was realized from PhotoMedex’s PTL segment of $495,000. PhotoMedex acquired PTL on February 27, 2009; therefore only the activity after that date is recorded in PhotoMedex’s financial statements. There was no activity recorded in PhotoMedex’s financial statements in 2008.

The following table analyzes the gross profit for PhotoMedex’s Physician International segment for the periods presented below:

Physician International Segment	For the Year Ended December 31,
	2010	2009	2008
Revenues	$8,381,136	$6,665,199	$6,005,170
Percent increase	25.7%	11.0%
Cost of revenues	6,110,186	3,966,749	2,657,928
Percent increase	54.0%	49.2%

Gross profit	$2,270,950	$2,698,450	$3,347,242
Gross margin percentage	27.1%	40.5%	55.7%

Gross profit for the year ended December 31, 2010 decreased by $427,500 from the comparable period in 2009. The key factors for the decrease were as follows:

•

PhotoMedex sold 103 XTRAC laser systems and 58 VTRAC lamp-based excimer systems during the year ended December 31, 2010 and 55 XTRAC laser systems and 39 VTRAC systems in the comparable period in 2009. Included in the 103 XTRAC lasers systems sold were 75 laser systems to Amico Group, PhotoMedex’s distributor in the Middle East and 16 used laser systems, both of which have a lower average selling price and gross margin percentage, compared to 25 used laser systems sold in the year ended December 31, 2009. Consequently, gross profit decreased as a result of the mix of units sold. The gross margin percentage for the VTRAC is higher than for the XTRAC.

•

Gross profit for the year ended December 31, 2010 was negatively impacted by increases in certain allocable XTRAC manufacturing overhead costs that are charged against international dermatology equipment. These increased costs, which approximated $69,000, related to an overall increase in international production.

•

For the year ended December 31, 2010, skincare product revenues increased $284,000 over the prior year period, while the cost of sales for these products increased $162,000 for the same comparable periods, including additional excess and obsolete expense of approximately $16,000.

•	For the year ended December 31, 2010, PTL product revenues decreased $682,000 over the prior year period, while the cost of sales for these products decreased $298,000 for the same comparable periods.

This cost of sales was due to the acquisition of Photo Therapeutics which occurred on February 27, 2009, so there was only ten months’ activity in the comparable prior year period. Due to the acquisition there is additional amortization of $740,000 that is allocated to the segments based on each segment’s revenues for PTL products.

•

Offsetting the above items that had a negative impact on gross profit, international XTRAC part sales, which have a higher margin percentage than system sales, increased 22% or $186,600 for the year ended December 31, 2010 as compared to the same period in 2009.

Gross profit for the year ended December 31, 2009 decreased by $648,792 from the comparable prior year period. The key factors for the decrease were as follows:

•

PhotoMedex sold 59 XTRAC laser systems and 35 VTRAC lamp-based excimer systems during the year ended December 31, 2009 and 52 XTRAC laser systems and 34 VTRAC systems in the comparable period in 2008. Included in the 59 XTRAC lasers systems sold were 25 used laser systems, which have a lower average selling price and gross margin percentage, compared to 11 used laser systems sold in the year ended December 31, 2008. Consequently, gross profit decreased as a result of the mix of units sold. The gross margin percentage for the VTRAC is higher than for the XTRAC.

•

Gross profit for the year ended December 31, 2009 was negatively impacted by increases in certain allocable XTRAC manufacturing overhead costs that are charged against international dermatology equipment. These increased costs, which approximated $375,000, related to an under-absorption of manufacturing costs.

•

For the year ended December 31, 2009, skincare product revenues decreased $1,165,000 over the prior year period. These revenues are generated from the sale of various skin, hair care and wound products to physicians in the domestic market. PhotoMedex believes its skincare products are more susceptible to the macro-economic conditions than its other products because cosmetic products are more likely to be discretionary and not medically necessary. PhotoMedex’s Skincare margins are substantially higher than the other business segments and consequently substantive swings in the revenues attributed to Skincare’s sales will have a significant impact on PhotoMedex’s overall margins.

•

Offsetting the above items that had a negative impact on gross profit, international XTRAC part sales, which have a higher margin percentage than system sales, increased 28% or $188,300 for the year ended December 31, 2009 as compared to the same period in 2008.

•

Additional gross profit was realized from PhotoMedex’s PTL products of $565,000. PhotoMedex acquired PTL on February 27, 2009; therefore, only the activity after that date is recorded in PhotoMedex’s financial statements. There was no activity recorded in PhotoMedex’s financial statements in 2008.

The following table analyzes the gross profit for PhotoMedex’s Other Channels segment for the periods presented below:

Other Channels Segment	For the Year Ended December 31,
	2010	2009	2008
Revenues	$2,551,429	$3,555,310	$1,968,155
Percent (decrease)/increase	(28.2%)	80.6%
Cost of revenues	1,467,293	1,397,902	696,388
Percent increase	5.0%	100.7%

Gross profit	$1,084,136	$2,157,408	$1,271,767
Gross margin percentage	42.5%	60.7%	64.6%

Gross profit decreased for the year ended December 31, 2010 by $1,073,272 from the comparable period in 2009. The key factors for the changes in this business segment were as follows:

•

Revenues for the year ended December 31, 2009 included milestone payments of $407,000 under a certain licensing arrangement for the Clear U™ hand-held device. There are no costs associated with this revenue stream.

•

The cost of sales for the PTL business increased mainly due to the fact that it was acquired on February 27, 2009, and consequently the comparable prior year period reflects only ten months of activity. In addition, due to the acquisition there is additional amortization of $740,000 that is allocated to the segments based on each segment’s revenues for PTL products.

Gross profit increased for the year ended December 31, 2009 by $885,641 from the comparable period in 2008. The key factors for the changes in this business segment were as follows:

•

Additional gross profit was realized from PhotoMedex’s PTL products of $985,000, including milestone payments of $213,000 under a certain licensing arrangement for the Clear U™ hand-held device. There are no costs associated with this revenue stream. PhotoMedex acquired PTL on February 27, 2009; therefore only the activity after that date is recorded in PhotoMedex’s financial statements. There was no activity recorded in PhotoMedex’s financial statements in 2008.

•

For the year ended December 31, 2009, skincare product revenues decreased $113,000 over the prior year period, while the cost of sales for these products decreased $14,000 for the same comparable periods. Included in the year ended December 31, 2009 was $239,760 in bulk compound revenues compared to $256,000 in the year ended December 31, 2008.

The following table analyzes gross profit for PhotoMedex’s Surgical Products segment for the periods presented below:

Surgical Products Segment	For the Year Ended December 31,
	2010	2009	2008
Revenues	$3,672,282	$3,622,580	$5,738,048
Percent increase/(decrease)	1.4%	(36.9%)
Cost of revenues	1,677,432	2,777,856	3,977,515
Percent decrease	(39.6%)	(30.2%)

Gross profit	$1,994,850	$844,724	$1,760,533
Gross margin percentage	54.3%	23.3%	30.1%

Gross profit for PhotoMedex’s Surgical Products segment in the year ended December 31, 2010 increased by $1,150,126 from the comparable period in 2009. The key factors impacting gross profit were as follows:

•

This segment includes product sales of surgical laser systems and laser disposables. Disposables are more profitable than laser systems, but the sale of laser systems generates the subsequent recurring sale of laser disposables.

•

Revenues for the year ended December 31, 2010 increased by $50,000 from the year ended December 31, 2009. There were 5 additional laser systems sold in the year ended December 31, 2010 than in the comparable period of 2009. Additionally, the lasers sold in the 2010 period were sold at higher prices than those sold in the comparable period in 2009. The increase in average price per laser was largely due to the mix of lasers sold and volume discounts. Included in the laser sales for the year ended December 31, 2010 and 2009 were sales of diode lasers of $676,000, representing 28 systems, and $435,000, representing 26 systems respectively, which have substantially lower list sales prices than PhotoMedex’s other types of surgical lasers.

•

Beginning in 2010, the various allocable manufacturing costs of the Pennsylvania facility are allocated to surgical products, skincare and PTL products. In prior years, these costs were allocated to surgical products only. During 2009 PhotoMedex relocated its skincare and PTL facilities into its Pennsylvania facility and is now able to spread these fixed costs over many product lines.

•

Offsetting the above items that had a positive impact on gross profit, there was a decrease in sales of disposables between the periods, which have a higher gross margin as a percent of revenues than lasers. Fiber and other disposables sales decreased 10% between the comparable periods ended December 31, 2010 and 2009.

Gross profit for the year ended December 31, 2009 decreased by $915,809 from the comparable period in 2008. The key factors impacting gross profit were as follows:

•

This segment includes product sales of surgical laser systems and laser disposables. Disposables are more profitable than laser systems, but the sale of laser systems generates the subsequent recurring sale of laser disposables.

•

Revenues for the year ended December 31, 2009 decreased by $2,115,468 from the year ended December 31, 2008 while cost of revenues decreased by $1,199,657 between the same periods. There were 115 fewer laser systems sold in the year ended December 31, 2009 than in the comparable period of 2008.

•

The sales of diode systems, in the year ended December 31, 2008, included 100 sales due to PhotoMedex’s OEM arrangement, but in the second half of 2008 AngioDynamics elected not to continue the contract. Since that time, PhotoMedex’s sales to AngioDynamics have been $0. Additionally, the higher manufacturing levels in 2008 caused better absorption of fixed overhead costs, which lowered average unit costs resulting in a higher gross margin in 2008 compared to 2009.

•

Additionally, there was a decrease in sales of disposables between the periods, which have a higher gross margin as a percent of revenues than lasers. Fiber and other disposables sales decreased 14% between the comparable period in 2008.

Selling, General and Administrative Expenses

For the year ended December 31, 2010, selling, general and administrative expenses decreased to $19,995,463 from $23,083,278 for the year ended December 31, 2009 for the following reasons:

•	There was a decrease related to a $816,000 decrease in salaries, benefits and travel expenses associated with a decrease in the sales and marketing force.

•

In the year ended December 31, 2009, PhotoMedex expensed $432,000 of legal and transaction costs under ASC Topic 718 incurred in connection with the acquisition of Photo Therapeutics. There was no such corresponding expense in the year ended December 31, 2010.

•

PhotoMedex expensed approximately $987,000 during the year ended December 31, 2009 related to severance and accelerated vesting of restricted stock and options in connection with the termination of its former chief executive officer. In addition there was a decrease in general and administrative salary and benefit expenses of approximately $214,000.

•	There was a decrease of approximately $401,000 in legal costs in the current year period.

•	There was also a decrease in marketing expense of $143,000 which resulted from improved control over marketing efforts.

•	Additionally, there was a decrease in amortization expense of $243,000 related to intangibles that are fully amortized.

For the year ended December 31, 2009, selling, general and administrative expenses decreased to $23,083,278 from $26,797,107 for the year ended December 31, 2008 for the following reasons:

•

The majority of the decrease related to a $1,505,000 in salaries, benefits and travel expenses associated with a decrease in the sales force and decreased revenues which generated lower commission expenses, particularly in PhotoMedex’s Skincare segment.

•	There was a decrease in marketing expense of $411,000 which resulted from improved control over marketing efforts.

•	There was a decrease of bonus expense of $853,000 due to the fact that no bonus accrual was recorded in the current year.

•	There was a decrease in amortization expense of $480,000 related to the impairment of certain intangibles as of the year end December 31, 2008.

•	There was a decrease in stock compensation expense of $722,000, mainly due to the reduction in the sales force as well as the termination of an executive officer.

•

PhotoMedex expensed $432,000 of legal and transaction costs under ASC Topic 718 incurred in connection with the acquisition of Photo Therapeutics compared to $1,533,000 in the year ended December 31, 2008.

•

Additionally in 2008, PhotoMedex wrote off $353,000 for the investment in AzurTec and the related intangibles, net, due to the dissolution of AzurTec and the impairment of the assets and PhotoMedex wrote down the Neutrogena Agreement intangible due to impairment by $582,000 to its fair value.

•

Offsetting the above decreases was an increase in the selling, general and administrative expenses related to PhotoMedex’s PTL segment of $2,072,091. Additionally, PhotoMedex expensed approximately $987,000 related to severance and accelerated vesting of restricted stock and options in connection with the termination of its former chief executive officer.

Engineering and Product Development

Engineering and product development expenses for the year ended December 31, 2010 increased to $1,343,356 from $1,137,725 for the year ended December 31, 2009. The increase is directly related to engineering and product development expenses related to the PTL products. PTL was acquired on February 27, 2009, and therefore only ten months of expense was included in the year ended December 31, 2009 compared to a full year in 2010. In addition, PhotoMedex recorded $188,089 in severance and related closing costs due to the closing of the offices in the U.K.

Engineering and product development expenses for the year ended December 31, 2009 increased to $1,137,725 from $1,073,215 for the year ended December 31, 2008. The increase for the year ended December 31, 2009 was due to the engineering and product development expenses of PhotoMedex’s PTL segment of $286,806 for the year ended December 31, 2009. Offsetting this increase was meeting PhotoMedex’s financial sponsorship obligations of $189,000 in March 2008 for the severe psoriasis study by John Koo, MD, of the University of California San Francisco Medical Center.

Interest Expense, Net

Net interest expense for the year ended December 31, 2010 increased to $3,268,905, as compared to $2,370,676 for the year ended December 31, 2009. The change in net interest expense was the result of the interest expense on the convertible debt which was issued on February 27, 2009. The following table illustrates the change in net interest expense:

	December 31, 2010	December 31, 2009	Change
Interest expense	$3,275,720	$2,378,863	$896,857
Interest income	(6,815)	(8,187)	1,372

Net interest expense	$3,268,905	$2,370,676	$898,229

Net interest expense for the year ended December 31, 2009 increased to $2,370,676, as compared to $1,032,597 for the year ended December 31, 2008. The change in net interest expense was the result of the interest expense on the convertible debt which was issued on February 27, 2009. The following table illustrates the change in net interest expense:

	December 31, 2009	December 31, 2008	Change
Interest expense	$2,378,863	$1,188,783	$1,190,080
Interest income	(8,187)	(156,186)	147,999

Net interest expense	$2,370,676	$1,032,597	$1,338,079

Change in Fair Value of Warrants

In accordance with FASB ASC 470, “Debt—Debt with Conversion and Other Options” (“ASC Topic 470”) warrants issued in connection with the financing to acquire PTL were recorded at fair value and recognized as liabilities. In accordance with the provisions of FASB ASC 820, Fair Value Measurements and Disclosures (“ASC Topic 820”), PhotoMedex measured the fair value of these warrants as of December 31, 2010, and recorded $197,098 for the year ended December 31, 2010, in other expense in recording the liabilities associated with these warrants at their fair value as of December 31, 2010. PhotoMedex measured the fair value of these warrants as of December 31, 2009, and recognized $808,786 for the year ended December 31, 2009, in other income in recording the liabilities associated with these warrants at their fair value as of December 31, 2009.

Net Loss

The factors discussed above resulted in a net loss of $8,723,189 during the year ended December 31, 2010, as compared to a net loss of $10,520,775 during the year ended December 31, 2009, a decrease of 17.1%.

Management utilizes certain non-GAAP financial measures to monitor PhotoMedex’s performance. While PhotoMedex believes the presentation of non-GAAP financial measures provides additional insight into its operating performance, readers of this joint proxy statement/prospectus are urged to review the GAAP results as presented in the Financial Statements annexed hereto.

PhotoMedex presents a computation of non-GAAP adjusted net loss and non-GAAP adjusted loss per share. PhotoMedex defines non-GAAP adjusted net loss as net loss before depreciation and amortization, stock based compensation expense, severance costs, interest expense—net, change in fair value of warrants, inventory valuation expense, bad debt expense, impairment on intangibles and other long lived assets and loss on sale of discontinued operations. PhotoMedex believes that non-GAAP adjusted net loss is a meaningful measure which may be used when making period-to-period comparisons. Non-GAAP adjusted net loss is considered to be a non-GAAP financial measure and should be viewed in conjunction with net loss on the Consolidated Statement of Operations.

PhotoMedex also presents non-GAAP adjusted income (loss) per share which is derived by dividing non-GAAP adjusted income (loss) by the shares used in computing basic and diluted net loss per share. Non-GAAP adjusted income (loss) per share is considered to be a non-GAAP financial measure and should be viewed in conjunction with basic and diluted net loss per share on the Consolidated Statement of Operations.

The following table illustrates the impact of major expenses, in particular depreciation, amortization and stock option expense, between the periods:

	For the Year ended December 31,
	2010	2009	Change
Net loss	$(8,723,189)	$(10,520,775)	$1,797,586
Components included in net loss:
Depreciation and amortization	$4,369,841	$4,610,265	$(240,424)
Stock-based compensation expense	973,143	1,262,027	(288,884)
Inventory valuation, severance and bad debt expenses	723,961	301,931	422,030
Interest expense, net	3,268,905	2,370,676	898,229
Change in fair value of warrants	197,098	(808,786)	1,005,884

Non-GAAP adjusted income (loss)	$809,759	$(2,784,662)	$3,594,421

Shares used in computing basic and diluted net loss per share	2,589,519	1,640,006
Non-GAAP adjusted income (loss) per share	$0.31	$(1.70)	$2.01

The factors discussed above resulted in a net loss of $10,520,775 during the year ended December 31, 2009, as compared to a net loss of $11,290,907 during the year ended December 31, 2008, a decrease of 6.8%. The year ended December 31, 2008 included a loss on sale of discontinued operations of $448,675.

The following table illustrates the impact of major expenses, namely depreciation, amortization, interest and stock option expense between the periods:

	For the Year ended December 31,
	2009	2008	Change
Net loss	$(10,520,775)	$(11,290,907)	$770,132
Components included in net loss:
Depreciation and amortization	4,610,265	4,542,038	68,227
Stock-based compensation expense	1,262,027	1,395,538	(133,511)
Interest expense, net	2,370,676	1,032,597	1,338,079
Change in fair value of warrants	(808,786)	—	(808,786)
Inventory valuation, severance and bad debt expenses	301,931	374,060	(72,129)
Impairment on intangibles and other long-lived asset	—	934,612	(934,612)
Loss on sale of discontinued operations	—	448,675	(448,675)

Non-GAAP adjusted income (loss)	$(2,784,662)	$(2,563,387)	$(221,275)

Shares used in computing basic and diluted net loss per share	1,640,006	1,500,767
Non-GAAP adjusted income (loss) per share	$(1.70)	$(1.71)	$0.01

Income taxes were immaterial, given PhotoMedex’s current period losses and operating loss carryforwards.

Results of Operations for the Three and Nine Months Period ending September 30, 2011 and 2010

Revenues

The following table presents revenues from PhotoMedex’s four business segments for the periods indicated below:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Physician Domestic Revenues	$5,354,292	$5,171,196	$15,642,260	$14,415,407
Physician International Revenues	1,482,133	2,715,582	5,030,490	5,142,357
Other Channels Revenues	634,905	524,830	1,900,628	1,943,717

Total Dermatology Revenues	7,471,330	8,411,608	22,573,378	21,501,481
Surgical Products	660,112	1,173,440	2,186,342	2,781,532

Total Revenues	$8,131,442	$9,585,048	$24,759,720	$24,283,013

Physician Domestic Segment

The following table illustrates the key changes in the revenues of the Physician Domestic segment for the periods reflected below:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
XTRAC treatments	$1,905,131	$2,355,078	$5,668,847	$7,109,932
XTRAC laser sales	1,779,701	1,354,665	4,683,466	2,625,371
Skincare products	1,424,447	1,148,818	4,433,378	3,704,715
PTL products	245,013	236,325	856,569	802,603
Other	—	76,310	—	172,786

Total Physician Domestic Revenues	$5,354,292	$5,171,196	$15,642,260	$14,415,407

XTRAC Treatments

Recognized treatment revenue for the three months ended September 30, 2011 and 2010 for domestic XTRAC procedures was $1,905,131 and $2,355,078, respectively, reflecting billed procedures of 27,971 and 34,826, respectively. In addition, 1,811 and 1,441 procedures were performed in the three months ended September 30, 2011 and 2010, respectively, without billing from PhotoMedex, in connection with clinical research and customer evaluations of the XTRAC laser. Recognized treatment revenue for the nine months ended September 30, 2011 and 2010 for domestic XTRAC procedures was $5,668,847 and $7,109,932, respectively, reflecting billed procedures of 88,605 and 110,941, respectively. In addition, 4,472 and 4,232 procedures were performed in the nine months ended September 30, 2011 and 2010, respectively, without billing from PhotoMedex, in connection with clinical research and customer evaluations of the XTRAC laser. There was a decrease in treatment revenues due to a decrease in the installed base of 26% compared to the same nine month period for the prior year. This decrease directly relates to an increase in domestic laser sales over the same period. The additional lasers sold are reflective of an increase in customer demand to own the XTRAC laser.

PhotoMedex has a program to support certain physicians who may be denied reimbursement by private insurance carriers for XTRAC treatments. PhotoMedex recognizes service revenue during this program from the sale of XTRAC procedures or equivalent treatments to physicians participating in this program only to the extent the physicians have been reimbursed for the treatments. In addition, PhotoMedex defers substantially all sales of treatment codes ordered by and delivered to the customer within the last two weeks of the period in determining the amount of procedures performed by PhotoMedex’s physician-customers. Management believes this approach closely approximates the actual amount of unused treatments that existed at the end of a period. For the three months ended September 30, 2011 and 2010, PhotoMedex recognized net revenues of $33,589 (502 procedures) and $22,926 (342 procedures), respectively. For the nine months ended September 30, 2011 and 2010, PhotoMedex deferred net revenues of $173,383 (2,630 procedures) and $107,454 (1,652 procedures), respectively.

The following table sets forth the above analysis for PhotoMedex’s XTRAC treatments for the periods reflected below:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Recognized treatment revenue	$1,905,131	$2,355,078	$5,668,847	$7,109,932
Change in deferred treatment revenue	(33,589)	(22,926)	173,383	107,454

Net billed revenue	$1,871,542	$2,332,152	$5,842,230	$7,217,386

Procedure volume total	29,782	36,267	93,077	115,173
Less: Non-billed procedures	(1,811)	(1,441)	(4,472)	(4,232)

Net billed procedures	27,971	34,826	88,605	110,941

Avg. price of treatments billed	$66.91	$66.97	$65.94	$65.06
Change in procedures with deferred treatment revenue, net	(502)	(342)	2,630	1,652

The average price for an XTRAC treatment may be reduced in some instances based on the volume of treatments performed. The average price for a treatment also varies based upon the mix of mild and moderate psoriasis patients treated by PhotoMedex’s physician partners. PhotoMedex charges a higher price per treatment for moderate psoriasis patients due to the increased body surface area required to be treated, although there are fewer patients with moderate psoriasis than there are with mild psoriasis.

XTRAC laser sales

For the three months ended September 30, 2011 and 2010, domestic XTRAC laser sales were $1,779,701 and $1,354,665, respectively. There were 40 and 33 lasers sold during these periods, respectively. For the nine months ended September 30, 2011 and 2010, domestic XTRAC laser sales were $4,683,466 and $2,623,204, respectively. There were 98 and 62 lasers sold during these periods, respectively. PhotoMedex sells the laser directly to the customer for certain reasons, including the costs of logistical support and customer preference as well as a means of addressing under-performing accounts while preserving the vendor-customer relationship. PhotoMedex believes that PhotoMedex is thus able to reach, at reasonable margins, a sector of the laser market that is better suited to a sale model than a per-procedure, or consignment, model.

Skincare products

For the three months ended September 30, 2011, revenues were $1,424,447 compared to $1,148,818 in the three months ended September 30, 2010. For the nine months ended September 30, 2011 revenues were $4,433,378 compared to $3,704,715 in the nine months ended September 30, 2010. These revenues are generated from the sale of various skin, hair care and wound products to physicians in the domestic market. PhotoMedex believes that its skincare products are more susceptible to the macro-economic conditions than PhotoMedex’s other products because cosmetic products are more likely to be discretionary and not medically necessary.

PTL products

For the three months ended September 30, 2011, PTL product revenues were $245,013 compared to $236,325 for the three months ended September 30, 2010. These revenues are generated from the sale of LED devices. There were 24 and 16 LED units sold during the three months ended September 30, 2011 and 2010, respectively. For the nine months ended September 30, 2010, PTL product revenues were $856,569 compared to $802,603 for the nine months ended September 30, 2010. There were 73 and 72 LED units sold during the nine months ended September 30, 2011 and 2010, respectively.

Other

For the three and nine months ended September 30, 2010, PhotoMedex had miscellaneous revenues under a now-concluded agreement for the co-promotion of a drug and related device. There were no such revenues in 2011.

Physician International Segment

The following table illustrates the key changes in the revenues of the Physician International segment for the periods reflected below:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
International dermatology equipment	$977,091	$2,150,175	$3,166,123	$3,449,437
Skincare products	273,058	323,750	879,144	1,011,730
PTL products	231,984	241,657	985,223	681,190

Total Physician International Revenues	$1,482,133	$2,715,582	$5,030,490	$5,142,357

International dermatology equipment

International sales of PhotoMedex’s XTRAC and VTRAC laser systems and related parts were $977,091 for the three months ended September 30, 2011 compared to $2,150,175 for the three months ended September 30, 2010. PhotoMedex sold 25 and 62 systems in the three-month periods ended September 30, 2011 and 2010, respectively. International sales of PhotoMedex’s XTRAC and VTRAC laser systems and related parts were $3,166,123 for the nine months ended September 30, 2011 compared to $3,449,437 for the nine months ended September 30, 2010. PhotoMedex sold 70 and 92 systems in the nine-month periods ended September 30, 2011 and 2010, respectively. The average price of dermatology equipment sold internationally varies due to the quantities of refurbished domestic XTRAC systems and VTRAC systems sold. Both of these products have lower average selling prices than new XTRAC laser systems. However, by adding these to PhotoMedex’s product offerings along with expanding into new geographic territories where the products are sold, PhotoMedex has been able to increase overall international dermatology equipment revenues.

•

During the three and nine months ended September 30, 2010, PhotoMedex sold 40 lasers to Amico Group, PhotoMedex’s distributor in the Middle East, as part of the multi-million dollar purchase order received in July 2010. There were no comparable sales to Amico Group in the comparable three and nine month period ended September 30, 2011; and

•

PhotoMedex also sells refurbished domestic XTRAC laser systems into the international market. The selling price for used equipment is substantially less than new equipment, some of which may be substantially depreciated in connection with its use in the domestic market. PhotoMedex sold seven and 14 such lasers in the three and nine months ended September 30, 2011, respectively, at an average price of $23,000. PhotoMedex sold two lasers at an average price of $24,000 in the three months ended September 30, 2010, and 12 such lasers at an average price of $21,500 in the nine months ended September 30, 2010; and

•

In addition to the XTRAC laser system (both new and used), PhotoMedex sells the VTRAC, a lamp-based, alternative UVB light source that has a wholesale sales price that is below PhotoMedex’s competitors’ international dermatology equipment and below PhotoMedex’s XTRAC laser. In the three and nine months ended September 30, 2011, PhotoMedex sold 15 and 37 VTRAC systems, at an average price of $25,000 and $24,900, respectively. In the three and nine months ended September 30, 2010, PhotoMedex sold 21 and 33 VTRAC systems, at an average price of $24,400 and $24,600, respectively.

The following table illustrates the key changes in PhotoMedex’s international sales of dermatology equipment for the periods reflected below:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Revenues	$977,091	$2,150,175	$3,166,123	$3,449,437
Less: part sales	(300,091)	(175,425)	(1,030,123)	(560,687)

Laser/lamp revenues	677,000	1,974,750	2,136,000	2,888,750
Laser/lamp systems sold	25	62	70	93

Average revenue per laser/lamp	$27,080	$31,851	$30,514	$31,062

Skincare products

For the three months ended September 30, 2011 revenues were $273,058 compared to $323,750 in the three months ended September 30, 2010. For the nine months ended September 30, 2011 revenues were $879,144 compared to $1,011,730 in the nine months ended September 30, 2010. These revenues are generated from the sale of various skin, hair care and wound products to distributors in international markets.

PTL products

For the three months ended September 30, 2011, PTL product revenues were $231,984 compared to $241,657 in the three months ended September 30, 2010. These revenues are generated from the sale of LED devices. There were 31 and 33 LED units sold during the three months ended September 30, 2011 and 2010, respectively. For the nine months ended September 30, 2011, PTL product revenues were $985,223 compared to $681,190 in the nine months ended September 30, 2010. There were 119 and 76 LED units sold during the nine months ended September 30, 2011 and 2010, respectively.

Other Channels Segment

The following table illustrates the key changes in the revenues of the Other Channels segment for the periods reflected below:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Skincare products	$342,088	$255,976	$951,548	$1,035,672
PTL products	292,817	268,854	949,080	908,045

Total Other Channels revenues	$634,905	$524,830	$1,900,628	$1,973,717

Skincare products

For the three months ended September 30, 2011 revenues from PhotoMedex’s skincare products were $342,088 compared to $255,976 in the three months ended September 30, 2010. For the nine months ended September 30, 2011 revenues from PhotoMedex’s skincare products were $951,548 compared to $1,035,672 in the nine months ended September 30, 2010. These revenues are generated from the sale of various skin, hair care and wound products and from the sale of copper peptide compound in non-physician related channels.

PTL products

For the three months ended September 30, 2011 and 2010, PTL product revenues were $292,817 and $268,854, respectively. For the nine months ended September 30, 2011 and 2010, PTL product revenues were $949,080 and $908,045, respectively. PTL revenues are generated from the sale of LED devices in the spa and indoor tanning markets.

PhotoMedex is actively seeking distribution channels to reach the home-use consumer market with PhotoMedex’s Clear-U™ and New-U™ hand-held LED devices.

Surgical Products Segment

Surgical Products segment revenues include revenues derived from the sale of surgical laser systems together with sales of related laser fibers and laser disposables. Laser fibers and laser disposables are more profitable than laser systems, but the sales of laser systems generate subsequent recurring sales of fibers and disposables.

For the three months ended September 30, 2011, surgical products revenues were $660,112 (including international revenues of $131,634) compared to $1,173,440 (including international revenues of $345,777) in the three months ended September 30, 2010. For the nine months ended September 30, 2011, surgical products revenues were $2,186,342 (including international revenues of $571,271) compared to $2,781,532 (including international revenues of $896,362) in the nine months ended September 30, 2010. The decrease in the periods was mainly due to less laser sales between the comparable three and nine-month periods ended September 30, 2011 and 2010.

The change in average price per laser between the periods, as set forth in the table below, was largely due to the mix of lasers sold and partly due to the trade level at which the lasers were sold (i.e. wholesale, which is mostly international, versus retail). Included in laser sales during the three months ended September 30, 2011 and 2010 were sales of 4 and 10 diode lasers, respectively. Included in laser sales during the nine months ended September 30, 2011 and 2010 were sales of 10 and 23 diode lasers, respectively. The diode lasers have lower sales prices than PhotoMedex’s other types of lasers.

The following table illustrates the key changes in the revenues of the Surgical Products segment for the periods reflected below, showing gross revenues from laser systems, fibers and other disposables, and revenues specific to laser systems:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Revenues	$660,112	$1,173,440	$2,186,342	$2,781,532
Laser systems sold	4	16	11	30

Laser system revenues	$76,200	$444,295	$208,792	$792,485

Average revenue per laser	$19,050	$27,768	$18,981	$26,416

Cost of Revenues: all segments

PhotoMedex’s costs of revenues are comprised of product cost of revenues and service cost of revenues. Within product cost of revenues are the costs of products sold in PhotoMedex’s Physician Domestic segment (with XTRAC treatments included in the services side of the segment), Physician International segment, Other Channels (with royalties and licensing fees included in the services side of the segment), and PhotoMedex’s Surgical Products segment (with laser maintenance fees included in the services side of this segment). Within services cost of revenues are the costs associated with PhotoMedex’s XTRAC treatment revenues, as well as costs associated with royalties and licensing fees and maintenance revenue.

Product cost of revenues for the three months ended September 30, 2011 was $2,743,243, compared to $4,207,639 in the comparable period in 2010. The $1,464,396 decrease is due to the decreases in laser sales for the Physician International and Surgical Products segments.

Product cost of revenues for the nine months ended September 30, 2011 was $8,842,103, compared to $9,034,874 in the comparable period in 2010. The $192,771 decrease is due to the decreases in laser sales for the Physician International and Surgical Products segments, offset in part by the increase in laser sales in the Physician Domestic segment.

Service cost of revenues was $1,308,178 in the three months ended September 30, 2011 compared to $1,422,766 in the comparable period in 2010, representing a decrease of $114,588. The decrease is directly related to the decrease in Physician Domestic segment costs of $99,172 related to PhotoMedex’s XTRAC treatments.

Service cost of revenues was $3,904,025 in the nine months ended September 30, 2011 compared to $4,275,137 in the comparable period in 2010, representing a decrease of $371,112. The decrease is directly related to the decrease in Physician Domestic segment costs of $324,008 related to PhotoMedex’s XTRAC treatments.

Certain allocable XTRAC manufacturing overhead costs are charged against the XTRAC service revenues. PhotoMedex’s manufacturing facility in Carlsbad, California is used exclusively for the production of the XTRAC lasers. The unabsorbed costs are allocated to the Physician Domestic and the Physician International segments based on actual production of lasers for each segment. Included in these allocated manufacturing costs are plant inefficiencies for unabsorbed labor and direct plant costs.

The following table illustrates the key changes in cost of revenues for the periods reflected below:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Product:
Physician Domestic	$1,179,181	$1,186,844	$3,528,478	$2,901,595
Physician International	886,085	2,118,701	3,091,002	3,626,337
Other Channels	355,391	315,237	1,022,040	1,108,468
Surgical Products	322,586	586,857	1,200,586	1,398,474

Total Product costs	$2,743,243	$4,207,639	$8,842,103	$9,034,874
Services:
Physician Domestic	$1,291,667	$1,390,839	$3,854,920	$4,178,928
Surgical Products	16,511	31,927	49,105	96,209

Total Services costs	$1,308,178	$1,422,766	$3,904,025	$4,275,137

Total Costs of Revenues	$4,051,421	$5,630,405	$12,746,128	$13,310,011

Gross Profit Analysis

Gross profit increased to $4,080,021 during the three months ended September 30, 2011 from $3,954,643 during the same period in 2010. As a percent of revenues, gross margin increased to 50.2% for the three months ended September 30, 2011 from 41.3% for the same period in 2010. Gross profit increased to $12,013,592 during the nine months ended September 30, 2011 from $10,973,002 during the same period in 2010. As a percentage of revenues, gross margin increased to 48.5% for the nine months ended September 30, 2010 from 45.2% for the same period in 2010.

The following table analyzes changes in PhotoMedex’s overall gross profit for the periods reflected below:

PhotoMedex Profit Analysis	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Revenues	$8,131,442	$9,585,048	$24,759,720	$24,283,013
Percent (decrease) increase	(15.2%)		2.0%
Cost of revenues	4,051,421	5,630,405	12,746,128	13,310,011
Percent decrease	(28.0%)		(4.2%)

Gross profit	$4,080,021	$3,954,643	$12,013,592	$10,973,002
Gross margin percentage	50.2%	41.3%	48.5%	45.2%

The primary reasons for the changes in gross profit and the gross margin percentage for the three months ended September 30, 2011, compared to the same period in 2010 were as follows:

•

PhotoMedex sold approximately $425,000 more in domestic XTRAC lasers in the three months ended September 30, 2011 than in the comparable prior year period. The margin on these capital equipment sales was 73% in the three months ended September 30, 2011 compared to 61% in the comparable period in 2010. Certain of these lasers were being depreciated until the time of sale, since they were previously utilized as field placements.

•

Through PhotoMedex’s international dermatology equipment channel, PhotoMedex sold 10 XTRAC laser systems and 15 VTRAC lamp-based excimer systems during the three months ended September 30, 2011 and 41 XTRAC laser systems and 21 VTRAC systems in the comparable period in 2010. Included in the 10 XTRAC lasers systems sold were 7 used laser systems, which have a lower average selling price than new laser systems. Although more laser systems were sold in the three months ended September 30, 2010, those laser systems were sold at much lower margins than the laser systems sold in the three months ended September 30, 2011. Included in the 41 XTRAC lasers systems sold in the three months ended September 30, 2010 were 40 laser systems to Amico Group, PhotoMedex’s distributor in the Middle East, which had a lower average selling price and gross margin percentage. There were no such laser systems sold into this market in the three months ended September 30, 2011. Consequently, gross margin percentage increased as a result of the mix of units sold.

•

There was additional excess and obsolete expense of $123,000 for the Skincare products due to discontinuation and/or reformulation of some of the products during the three months ended September 30, 2010. There was no comparable expense for the three months ended September 30, 2011.

•

Offsetting the above items that had a positive impact on gross profit, gross profit decreased as a result of the XTRAC treatment revenues decreased by $450,000 in the three months ended September 30, 2011 than in the comparable prior year period. The decrease in treatment revenues is due to a decrease in the installed base of 26% compared to the same three month period for the prior year. This decrease directly relates to an increase in domestic laser sales over the same period. Due to the decrease in the installed base of lasers, the corresponding depreciation expense on those lasers decreased approximately $194,000 over the comparable prior year period.

The primary reasons for the changes in gross profit and the gross margin percentage for the nine months ended September 30, 2011, compared to the same period in 2010 were as follows:

•

Through PhotoMedex’s international dermatology equipment channel, PhotoMedex sold 33 XTRAC laser systems and 37 VTRAC lamp-based excimer systems during the nine months ended September 30, 2011 and 59 XTRAC laser systems and 33 VTRAC systems in the comparable period in 2010. Although more laser systems were sold in the nine months ended September 30, 2010, those laser systems were sold at much lower margins than the laser systems sold in the nine months ended

September 30, 2011. Included in the 37 XTRAC lasers systems sold were 14 used laser systems, which have a lower average selling price than new laser systems. Included in the 60 XTRAC lasers systems sold were 40 laser systems to Amico Group, PhotoMedex’s distributor in the Middle East and 12 used laser systems, both of which have a lower average selling price and gross margin percentage. Consequently, gross margin increased as a result of the mix of units sold.

•

PhotoMedex sold approximately $2,060,000 more in domestic XTRAC lasers in the nine months ended September 30, 2011 than in the comparable prior year period. The margin on these capital equipment sales was 70% in the nine months ended September 30, 2011 compared to 65% in the comparable period in 2010. Certain of these lasers were being depreciated until the time of sale, since they were previously utilized as field placements.

•

There was additional excess and obsolete expense of $123,000 for the Skincare products due to discontinuation and/or reformulation of some of the products during the nine months ended September 30, 2010. There was no comparable expense for the three months ended September 30, 2011.

•

Offsetting the above items that had a positive impact on gross profit, gross profit decreased as a result of the XTRAC treatment revenues decreased by $1,443,000 in the nine months ended September 30, 2011 from revenues in the comparable prior year period. The decrease in treatment revenues is due to a decrease in the installed base of 26% compared to the prior year period. This decrease directly relates to an increase in domestic laser sales over the same period. Due to the decrease in the installed base of lasers, the corresponding depreciation expense on those lasers decreased approximately $425,000 over the comparable prior year period.

The following table analyzes the gross profit for PhotoMedex’s Physician Domestic segment for the periods presented below:

Physician Domestic Segment	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Revenues	$5,354,292	$5,171,196	$15,642,260	$14,415,407
Percent increase	3.5%		8.5%
Cost of revenues	2,470,848	2,577,683	7,383,398	7,080,523
Percent (decrease) increase	(4.1%)		4.3%

Gross profit	$2,883,444	$2,593,513	$8,258,862	$7,334,884
Gross margin percentage	53.9%	50.1%	52.8%	50.9%

Gross profit increased for this segment for the three months ended September 30, 2011 from the comparable period in 2010 by $289,931. The key factors contributing to the increase were as follows:

•

PhotoMedex sold approximately $425,000 more in domestic XTRAC lasers in the three months ended September 30, 2011 than in the comparable prior year period. The margin on these capital equipment sales was 73% in the three months ended September 30, 2011 compared to 61% in the comparable period in 2010. Certain of these lasers were being depreciated until the time of sale, since they were previously utilized as field placements.

•

For the three months ended September 30, 2011, the skincare product revenues increased $276,000 over the prior year period, while the cost of sales for these products increased $24,000 for the same comparable period.

•

For the three months ended September 30, 2011, PTL product revenues were consistent with the prior year period, while the cost of sales for these products increased $13,000 for the same comparable period.

•	The XTRAC treatment revenues decreased by $450,000 in the three months ended September 30, 2011 than in the comparable prior year period. The decrease in treatment revenues is due to a decrease in the installed base of 26% compared to the same three month period for the prior year. This decrease directly relates to an increase in domestic laser sales over the same period. Due to the decrease in the installed base of lasers, the corresponding depreciation expense on those lasers decreased approximately $194,000 over the comparable prior year period.

Gross profit increased for this segment for the nine months ended September 30, 2011 from the comparable period in 2010 by $923,978. The key factors contributing to the increase were as follows:

•

PhotoMedex sold approximately $2,060,000 more in domestic XTRAC lasers in the nine months ended September 30, 2011 than in the comparable prior year period. The margin on these capital equipment sales was 70% in the nine months ended September 30, 2011 compared to 65% in the comparable period in 2010. Certain of these lasers were being depreciated until the time of sale, since they were previously utilized as field placements.

•

For the nine months ended September 30, 2011, the skincare product revenues increased $729,000 over the prior year period, while the cost of sales for these products increased $226,000 for the same comparable period.

•

For the nine months ended September 30, 2011, PTL product revenues increased $54,000 over the prior year period, while the cost of sales for these products decreased $43,000 for the same comparable period.

•

During the nine months ended September 30, 2010, there was an increase in certain allocable XTRAC manufacturing overhead costs due to an under-absorption of the overhead costs of approximately $248,000. This increase was due to delays in production during the first half of 2010.

•

Offsetting the above items which had a positive impact on gross profit, the XTRAC treatment revenues decreased by $1,443,000 in the nine months ended September 30, 2011 from revenues in the comparable prior year period. The decrease in treatment revenues is due to a decrease in the installed base of 26% compared to the prior year period. This decrease directly relates to an increase in domestic laser sales over the same period. Due to the decrease in the installed base of lasers, the corresponding depreciation expense on those lasers decreased approximately $425,000 over the comparable prior year period.

The following table analyzes the gross profit for PhotoMedex’s Physician International segment for the periods presented below:

Physician International Segment	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Revenues	$1,482,133	$2,715,582	$5,303,490	$5,142,357
Percent (decrease) increase	(45.4%)		3.0%
Cost of revenues	886,085	2,118,701	3,091,002	3,626,337
Percent decrease	(58.2%)		(14.8%)

Gross profit	$596,048	$596,881	$2,212,488	$1,516,020
Gross margin percentage	40.2%	22.0%	41.7%	29.5%

Gross profit for the three months ended September 30, 2011 was flat to the comparable period in 2010. The key factors involved were as follows:

•

PhotoMedex sold 10 XTRAC laser systems and 15 VTRAC lamp-based excimer systems during the three months ended September 30, 2011 and 41 XTRAC laser systems and 21 VTRAC systems in the comparable period in 2010. Although more laser systems were sold in the three months ended September 30, 2010, those laser systems were sold at much lower margins than the laser systems sold in the three months ended September 30, 2011. Included in the 10 XTRAC lasers systems sold were 7 used laser systems, which have a lower average selling price than new laser systems. Included in the 41 XTRAC lasers systems sold in the three months ended September 30, 2010 were 40 laser systems to Amico Group, PhotoMedex’s distributor in the Middle East, which had a lower average selling price and gross margin percentage. There were no such laser systems sold into this market in the three months ended September 30, 2011. Consequently, gross margin percentage increased as a result of the mix of units sold.

•

XTRAC part sales increased 71% or $125,000 for the three months ended September 30, 2011 as compared to the same period in 2010. There has been a change in the types of parts sold over the comparable periods which has resulted in a 10% decrease in gross margin percentage on the laser parts.

•

For the three months ended September 30, 2011, skincare product revenues decreased $51,000 over the prior year period, while the cost of sales for these products decreased $40,000 for the same comparable period.

Gross profit for the nine months ended September 30, 2011 increased by $696,468 from the comparable period in 2010. The key factors contributing to the increase were as follows:

•

For the nine months ended September 30, 2011, PTL product revenues increased $304,000 over the prior year period, while the cost of sales for these products increased $147,000 for the same comparable period.

•

PhotoMedex sold 33 XTRAC laser systems and 37 VTRAC lamp-based excimer systems during the nine months ended September 30, 2011 and 59 XTRAC laser systems and 33 VTRAC systems in the comparable period in 2010. Although more laser systems were sold in the nine months ended September 30, 2010, those laser systems were sold at much lower margins than the laser systems sold in the nine months ended September 30, 2011. Included in the 37 XTRAC lasers systems sold were 14 used laser systems, which have a lower average selling price than new laser systems. Included in the 60 XTRAC lasers systems sold were 40 laser systems to Amico Group, PhotoMedex’s distributor in the Middle East and 12 used laser systems, both of which have a lower average selling price and gross margin percentage. Consequently, gross margin increased as a result of the mix of units sold.

•

XTRAC part sales increased 84% or $469,000 for the nine months ended September 30, 2011 as compared to the same period in 2010. There has been a change in the types of parts sold over the comparable periods which has resulted in a 10% decrease in gross margin percentage on the laser parts.

•

For the nine months ended September 30, 2011, skincare product revenues decreased $133,000 over the prior year period, while the cost of sales for these products decreased $59,000 for the same comparable period.

•

Gross profit for the nine months ended September 30, 2010 was negatively impacted by increases in certain allocable XTRAC manufacturing overhead costs that are charged against international dermatology equipment. These increased costs, which approximate $135,000, related to an under-absorption of manufacturing costs due to delays in production.

The following table analyzes the gross profit for PhotoMedex’s Other Channels segment for the periods presented below:

Other Channels Segment	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Revenues	$634,905	$524,830	$1,900,628	$1,943,717
Percent increase (decrease)	21.0%		(2.2%)
Cost of revenues	355,391	315,237	1,022,040	1,108,468
Percent increase (decrease)	12.7%		(7.8%)

Gross profit	$279,514	$209,593	$878,588	$835,249
Gross margin percentage	44.0%	39.9%	46.2%	43.0%

Gross profit increased for the three months ended September 30, 2011 by $69,921 from the comparable period in 2010. The key factors contributing to the changes in this business segment were as follows:

•

For the three months ended September 30, 2011, PTL product revenues increased $24,000 over the prior year period, while the cost of sales for these products increased $26,000 mainly due to the reallocation of duties previously performed in the UK to within PhotoMedex’s current US operations.

•

For the three months ended September 30, 2011, skincare product revenues increased $86,000 over the prior year period, while the cost of sales for these products increased $14,000 for the same comparable period.

Gross profit increased for the nine months ended September 30, 2011 by $43,339 from the comparable period in 2010. The key factors contributing to the changes in this business segment were as follows:

•

For the nine months ended September 30, 2011, skincare product revenues decreased $84,000 over the prior year period, while the cost of sales for these products decreased $32,000 for the same comparable period.

•

For the nine months ended September 30, 2011, PTL product revenues increased $41,000 over the prior year period, while the cost of sales for these products decreased $53,000 mainly due to the reallocation of duties previously performed in the UK to within PhotoMedex’s current US operations.

The following table analyzes the gross profit for PhotoMedex’s Surgical Products segment for the periods presented below:

Surgical Products Segment	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Revenues	$660,112	$1,173,440	$2,186,342	$2,781,532
Percent decrease	(43.7%)		(21.4%)
Cost of revenues	339,097	592,570	1,249,688	1,494,683
Percent decrease	(42.8%)		(16.4%)

Gross profit	$321,015	$580,870	$936,654	$1,286,849
Gross margin percentage	48.6%	49.5%	42.8%	46.3%

Gross profit for PhotoMedex’s Surgical Products segment in the three months ended September 30, 2011 decreased by $259,855 from the comparable period in 2010. The key factors impacting gross profit were as follows:

•

This segment includes product sales of surgical laser systems and laser disposables. Disposables are more profitable than laser systems, but the sale of laser systems generates the subsequent recurring sale of laser disposables.

•

Revenues for the three months ended September 30, 2011 decreased by $513,300 from the three months ended September 30, 2010. There were 4 laser systems sold in the three months ended September 30, 2011 as compared to 16 laser systems sold in the comparable period of 2010.

•

Gross profit was impacted by a decrease in sales of disposables between the periods, which have a higher gross margin as a percentage of revenues than lasers. Fiber and other disposables sales decreased 20% between the comparable three-month periods ended September 30, 2011 and 2010.

Gross profit for PhotoMedex’s Surgical Products segment in the nine months ended September 30, 2011 decreased by $350,195 from the comparable period in 2010. The key factors impacting gross profit were as follows:

•

This segment includes product sales of surgical laser systems and laser disposables. Disposables are more profitable than laser systems, but the sale of laser systems generates the subsequent recurring sale of laser disposables.

•

Revenues for the nine months ended September 30, 2011 decreased by $595,000 from the nine months ended September 30, 2010. There were 11 laser systems sold in the nine months ended September 30, 2011 as compared to 30 laser systems sold in the comparable period of 2010. Additionally, the lasers sold in the 2011 period were sold at lower average prices than those sold in the comparable period in 2010. The decrease in average price per laser was largely due to the mix of lasers sold and volume discounts.

•

Sales of disposables have a higher gross margin as a percentage of revenues than lasers. Fiber and other disposables sales remained flat between the comparable nine-month periods ended September 30, 2011 and 2010.

Selling, General and Administrative Expenses

For the three months ended September 30, 2011, selling, general and administrative expenses increased to $5,858,309 from $4,619,178 for the three months ended September 30, 2010 primarily for the following reasons:

•	PhotoMedex expensed approximately $1,137,000 of costs related to a pending merger transaction.

•	There was a $167,000 increase in salaries, benefits and travel expenses associated with an increase in the sales and marketing force.

•	There was an increase in public relations expenses of approximately $73,000 due to PhotoMedex’s increased marketing efforts.

•	There was also an increase in bad debt expense of $37,000 in the current year period.

•	Partially offsetting the above increases, PhotoMedex had a reduction of costs in PhotoMedex’s UK offices of approximately $69,000 due to the closing of the two office locations.

•	There was a decrease of approximately $63,000 in stock compensation expense in the current year period. This was due to the completion of the option exchange program in 2010.

For the nine months ended September 30, 2011, selling, general and administrative expenses increased to $16,857,939 from $14,457,863 for the nine months ended September 30, 2010 primarily for the following reasons:

•	PhotoMedex expensed approximately $2,199,000 of costs related to a pending merger transaction.

•	There was a $551,000 increase in salaries, benefits and travel expenses associated with an increase in the sales and marketing force.

•	There was an increase in public relations expenses of approximately $335,000 due to PhotoMedex’s increased marketing efforts.

•	Partially offsetting the above increases, PhotoMedex had a reduction of costs in PhotoMedex’s UK offices of approximately $319,000 due to the closing of the two office locations.

•	There was a decrease of approximately $254,000 in stock compensation expense in the current year period. This was due to the completion of the option exchange program in 2010.

•	There was also a decrease in bad debt expense of $195,000 in the current year period.

•	Additionally, there was a decrease in amortization expense of $72,000 related to intangibles that are fully amortized.

Engineering and Product Development

Engineering and product development expenses for the three months ended September 30, 2011 increased to $410,676 from $272,013 for the three months ended September 30, 2010. Engineering and product development expenses for the nine months ended September 30, 2011 increased to $1,310,329 from $891,102 for the nine months ended September 30, 2010. The increase is directly related to engineering and product development expenses related to the XTRAC products. These personnel were previously devoted to manufacturing and thus included in cost of sales for the comparable prior year period.

Interest Expense, Net

Net interest expense for the three months ended September 30, 2011 increased to $960,960 from $863,713 for the three months ended September 30, 2010. The change in net interest expense was the result of the interest expense on the convertible debt which was issued on February 27, 2009. The following table illustrates the change in interest expense, net:

	Three Months Ended September 30, (unaudited)
	2011	2010	Change
Interest expense	$960,979	$870,088	$90,891
Interest income	(19)	(6,375)	(6,356)

Net interest expense	$960,960	$863,713	$97,247

Net interest expense for the nine months ended September 30, 2011 increased to $2,739,116 from $2,402,557 for the nine months ended September 30, 2010. The change in net interest expense was the result of the interest expense on the convertible debt which was issued on February 27, 2009. The following table illustrates the change in interest expense, net:

	Nine Months Ended September 30, (unaudited)
	2011	2010	Change
Interest expense	$2,739,199	$2,409,301	$329,898
Interest income	(83)	(6,744)	(6,661)

Net interest expense	$2,739,116	$2,402,557	$336,559

Change in Fair Value of Warrants

In accordance with FASB ASC 470, “Debt—Debt with Conversion and Other Options” (“ASC Topic 470”) warrants issued in connection with the financing to acquire PTL were recorded at fair value and recognized as liabilities. In accordance with the provisions of FASB ASC 820, Fair Value Measurements and Disclosures (“ASC Topic 820”), PhotoMedex measured the fair value of these warrants as of September 30, 2011, and recorded $131,262 and $1,441,672 for the three and nine months ended September 30, 2011 in other expense, in recording the liabilities associated with these warrants at their fair value as of September 30, 2011. PhotoMedex measured the fair value of these warrants as of September 30, 2010, and recorded $34,839 and $132,795 for the three and nine months ended September 30, 2010 in other expense, in recording the liabilities associated with these warrants at their fair value as of September 30, 2010.

Net Loss

The factors described above resulted in a net loss of $3,281,186 during the three months ended September 30, 2011, as compared to a net loss of $1,835,100 during the three months ended September 30, 2010, an increase of 79%. The factors described above resulted in a net loss of $10,335,464 during the nine months ended September 30, 2011, as compared to a net loss of $6,911,315 during the nine months ended September 30, 2010, an increase of 50%.

Management utilizes certain non-GAAP financial measures to monitor PhotoMedex’s performance.

PhotoMedex presents a computation of non-GAAP adjusted net loss and non-GAAP adjusted loss per share. PhotoMedex defines non-GAAP adjusted net loss as net loss before depreciation and amortization, stock-based compensation expense, severance costs, interest expense—net, change in fair value of warrants, inventory valuation expense, bad debt expense and other transactional related expense. PhotoMedex believes that non-GAAP adjusted net loss is a meaningful measure which may be used when making period-to-period comparisons. Non-GAAP adjusted net loss is considered to be a non-GAAP financial measure and should be viewed in conjunction with net loss on the Consolidated Statement of Operations.

PhotoMedex also presents non-GAAP adjusted net income (loss) per share which is derived by dividing non-GAAP adjusted net income (loss) by the shares used in computing basic and diluted net loss per share. Non-GAAP adjusted net income (loss) per share is considered to be a non-GAAP financial measure and should be viewed in conjunction with basic and diluted net loss per share on the Condensed Consolidated Statement of Operations.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. PhotoMedex’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of PhotoMedex’s current financial performance and to provide further information for comparative purposes.

Specifically, management believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of PhotoMedex’s core operating results and business outlook. In addition, PhotoMedex believes non-GAAP measures that exclude stock-based compensation expense and other non-cash or non-recurring expenses enhance the comparability of results against prior periods.

The following table illustrates the impact of major expenses, in particular depreciation, amortization and stock option expense, between the periods:

	For the Three Months ended September 30,
	2011	2010	Change
Net loss	$(3,281,186)	$(1,835,100)	$(1,446,086)
Components included in net loss:
Depreciation and amortization	882,282	1,084,055	(201,773)
Stock-based compensation expense	92,311	154,945	(62,634)
Inventory valuation, severance and bad debt expenses	9,819	122,961	(113,142)
Expenses related to pending merger	1,137,389	—	1,137,389
Interest expense, net	960,960	863,713	97,247
Change in fair value of warrants	131,262	34,839	96,423

Non-GAAP adjusted net (loss) income	$(67,163)	$425,413	$(492,576)

Shares used in computing basic net loss per share	3,015,248	2,772,637
Non-GAAP adjusted net (loss) income per share	$(0.02)	$0.15

The following table illustrates the impact of major expenses, in particular depreciation, amortization and stock option expense, between the periods:

	For the Nine Months ended September 30,
	2011	2010	Change
Net loss	$(10,335,464)	$(6,911,315)	$(3,424,149)
Components included in net loss:
Depreciation and amortization	2,790,934	3,342,548	(551,614)
Stock-based compensation expense	277,873	531,461	(253,588)
Inventory valuation, severance and bad debt expenses	9,819	176,166	(166,347)
Expenses related to pending merger	2,199,068	—	2,199,068
Interest expense, net	2,739,116	2,402,557	336,559
Change in fair value of warrants	1,441,672	132,795	1,308,877

Non-GAAP adjusted net loss	$(876,982)	$(325,788)	$(551,194)

Shares used in computing basic net loss per share	2,868,619	2,523,838
Non-GAAP adjusted net loss per share	$(0.31)	$(0.13)

Liquidity and Capital Resources

PhotoMedex has historically financed its operations with cash provided by equity financing and from lines of credit.

At December 31, 2010, PhotoMedex’s current ratio was 1.30 compared to 1.20 at December 31, 2009. As of December 31, 2009 PhotoMedex had $3,122,545 of working capital compared to $2,214,505 as of December 31, 2009. Cash and cash equivalents were $3,523,948 as of December 31, 2010, as compared to $2,194,788 as of December 31, 2009. PhotoMedex had $0 and $78,000 of cash that was classified as restricted as of December 31, 2010 and 2009, respectively.

At September 30, 2011, PhotoMedex’s current ratio was 1.18 compared to 1.30 at December 31, 2010. As of September 30, 2011 PhotoMedex had $2,148,517 of working capital compared to $3,122,546 as of December 31, 2010. Cash and cash equivalents were $2,417,349 as of September 30, 2011, as compared to $3,523,948 as of December 31, 2010.

Based on PhotoMedex’s resources available at September 30, 2011, PhotoMedex believes that PhotoMedex can fund its operations through and beyond the fourth quarter of 2012. However, given the uncertainty in the general economic conditions and its impact on PhotoMedex’s business and industry, and in light of PhotoMedex’s historical operating losses and negative cash flows, there is no assurance that PhotoMedex will not require additional funds in order to continue as a going concern through and beyond the fourth quarter of 2012.

PhotoMedex has restructured its operations and redirected its efforts in a manner that management believes will continue to improve its results of operations. As part of such redirected efforts, management continues comprehensive efforts to minimize PhotoMedex’s operational costs and capital expenditures and continues the implementation of strategies that were developed to increase ongoing revenue streams.

On October 22, 2009, PhotoMedex closed a private placement of its common shares with several accredited investors, which yielded gross proceeds of approximately $2.7 million and which improved PhotoMedex’s available cash. On November 10, 2009, PhotoMedex issued to an affiliate of one of the accredited investors participating in the October 22, 2009 private placement an additional 230,000 shares, which yielded additional gross proceeds of $149,500. Although this financing, together with PhotoMedex’s other resources and arrangements with creditors, satisfied PhotoMedex’s immediate liquidity constraints at such time, PhotoMedex continues to explore additional opportunities to secure capital which might be used to continue to develop new business opportunities or, if necessary, to fund operations.

On March 19, 2010, PhotoMedex entered into the Clutterbuck Agreement and a Term Note with Clutterbuck Funds. PhotoMedex received net proceeds of $2,373,000 in the transaction. The Term Note has a principal amount of $2.5 million, which accrues interest at a rate of 12% per annum. The Term Note requires PhotoMedex to make monthly payments of interest only. The principal matures in 18 months and may be prepaid without penalty at any time. The Term Note is secured by XTRAC lasers that PhotoMedex has consigned to physician customers and that are not otherwise pledged to CIT and Life Sciences Capital pursuant to PhotoMedex’s outstanding term notes with such lenders. In connection with the issuance of the Term Note to Clutterbuck Funds, PhotoMedex issued Clutterbuck Funds a warrant to purchase 102,180 shares of PhotoMedex’s common stock for an initial exercise price of $7.34. The warrant is exercisable at any time on or prior to the fifth anniversary of its issue date. Pursuant to the terms of the warrant, the exercise price is subject to a one-time downward adjustment if PhotoMedex make certain issuances of PhotoMedex’s equity securities at a price per share less than $7.34 during the 36-month period following the issuance of the warrant.

In order to consummate the bridge financing, it was necessary to secure the consent of Perseus. As of March 19, 2010, the outstanding principal and accrued interest under the convertible notes was $19,546,676. In order to obtain Perseus’ consent, PhotoMedex agreed to the following modifications to the convertible notes:

•

PhotoMedex combined the aggregate outstanding obligations under the convertible notes into two convertible notes. Each note matures on February 27, 2014 and is identical to the original form of convertible note except as noted below;

•

The larger note has a principal amount of $16,746,270. The note remains subject to the same down-round anti-provision adjustment to the conversion price which was in the unmodified notes. The interest rate of this note was increased from 8% to 10%. The incremental 2% increase in the interest rate may be paid in cash, and may not be paid in convertible PIK notes unless and until PhotoMedex’s stockholders vote to approve payment in the form of a convertible PIK note, which the stockholders have done on October 28, 2010;

•

The smaller note has a principal amount of $2,800,406. The conversion price of this note was reduced to $11.25850 and the down-round anti-dilution adjustment to the conversion price was removed. The interest rate of this note was increased from 8% to 10%. The full amount of the accrued interest remains payable in cash or convertible PIK notes;

•

The collateral securing the convertible note was expanded by adding a first-priority lien against all of PhotoMedex’s assets other than the assets pledged with first-priority liens to CIT and to Clutterbuck Funds. When assets are released from the lien of CIT, such assets will become subject to the first-priority lien of Clutterbuck Funds and a second-priority lien of Perseus. Finally, when assets are released from the lien of Clutterbuck Funds, such assets will become subject to the first-priority lien of Perseus; and

•	Three of PhotoMedex’s subsidiaries (ProCyte Corporation, Photo Therapeutics, Inc. and SLT Technology, Inc.) have guaranteed PhotoMedex’s obligations under the modified convertible notes.

In conjunction with this, the conversion price of the larger convertible note and the exercise price of the warrants were adjusted by contract using a weighted-average formula specified in the convertible note to have a conversion price and exercise price of $21.47 per share for 780,025 and 251,528, respectively.

In conjunction with the May 7, 2010 public offering of PhotoMedex’s common stock, the larger convertible note and the warrant were adjusted by contract using a weighted-average formula as specified in the convertible note to have conversion prices and exercise price of $18.39 per share for 910,533 and 293,611 shares, respectively. No change was made to the smaller note, as it has no down-round provision.

Interest at 10% was paid on September 1, 2010 in the form of additional convertible notes of $126,018 and $753,582 for the Series B-1 Convertible Note and Series B-2 Convertible Note, respectively.

Interest at 10% was paid on March 1, 2011 in the form of additional convertible notes of $146,321 and $874,993 for the Series B-1 Convertible Note and Series B-2 Convertible Note, and the related additional convertible notes, respectively.

On May 7, 2010, PhotoMedex closed on a public offering of its common shares. PhotoMedex sold 534,000 shares of its common stock at an offering price of $6.00 per share. The sale resulted in net proceeds to PhotoMedex of approximately $2.0 million. The net proceeds will be used for general working capital purposes and potentially for pay-down of outstanding debt. The underwriters are also entitled to warrants to purchase, in aggregate, 25,000 shares of PhotoMedex common stock at $7.50 per share.

On March 28, 2011, Clutterbuck Funds agreed to extend the maturity date of its loan with PhotoMedex, of which the principal of $2.5 million was to be paid at maturity. Previously, the loan matured on September 19,

2011; it will now mature on December 1, 2012. Starting in August 2011, PhotoMedex will begin monthly installments of principal such that the final payment at maturity will be $75,000. To induce the modifications to the terms of its loan, PhotoMedex has issued to Clutterbuck Funds a second warrant on terms similar to the first warrant that was issued on March 19, 2010, except that it is for the purchase of 109,650 shares of PhotoMedex’s common stock at an exercise price of $5.70 per share. The collateral securing the first-position security interest of Clutterbuck Funds and the second-position security interest of Perseus will remain in place.

On May 28, 2011, PhotoMedex entered into the Repurchase Right Agreement with Perseus. Pursuant to the terms of the Repurchase Right Agreement, PhotoMedex has the right to repurchase securities held by Perseus and its former director appointee to the board of directors of PhotoMedex, on the terms and conditions set forth in the Repurchase Right Agreement. Pursuant to the terms of the Repurchase Right Agreement, PhotoMedex has the right to repurchase all (but not less than all) of the Repurchase Securities, in connection with the completion of a Repurchase Transaction for the Repurchase Price. See “The Merger—Perseus Repurchase Transaction” beginning on page 98.

On August 12, 2011, PhotoMedex received $1,375,005 in gross proceeds due to Clutterbuck Funds exercising its 234,650 warrants.

Interest at 10% was paid on September 1, 2011 in the form of additional convertible notes amounting to $1,072,380 ($153,637 for the Series B-1 and $918,742 for the Series B-2).

As of October 31, 2011, PhotoMedex entered into the merger agreement pursuant to which and subject to customary closing conditions, Merger Sub will merge with and into Radiancy, and Radiancy will become a majority-owned subsidiary of PhotoMedex. Pursuant to the terms of the merger agreement, Radiancy will contribute cash, which will be used in part to fully exercise PhotoMedex’ option to repurchase all warrants and secured convertible promissory notes which are held by Perseus and which have an aggregate principal and accrued interest amount at September 30, 2011 of $22.7 million, but depending on the time of payment, may be repurchased at a discount to the aggregate amount of principal and accrued interest. The merger agreement is subject to approval by PhotoMedex’s shareholders.

Net cash and cash equivalents provided by operating activities—continuing operations was $106,210 for the year ended December 31, 2010 compared to cash used of $2,254,247 for the year ended December 31, 2009. The decrease was mostly due to the overall decrease in net loss.

Net cash and cash equivalents used in operating activities—continuing operations was $2,254,247 for the year ended December 31, 2009 compared to cash used of $1,294,070 for the year ended December 31, 2008. The change in cash used between the years was mostly due to the decreases in accounts receivable and inventories.

Net cash and cash equivalents used in operating activities was $1,504,672 for the nine months ended September 30, 2011 compared to $816,822 for the nine months ended September 30, 2010. The increase was primarily due to the increases in inventories, which was partly offset by an increase in accounts payable.

Net cash and cash equivalents used in investing activities—continuing operations was $631,328 for the year ended December 31, 2010 compared to $14,656,266 for the year ended December 31, 2009. This was primarily due to acquisition costs, net of cash received, of $12,578,022 in connection with the Photo Therapeutics acquisition for the year ended December 31, 2009. The balance of the increase was mainly for the placement of lasers into service.

Net cash and cash equivalents used in investing activities—continuing operations was $14,656,266 for the year ended December 31, 2009 compared to $2,766,153 for the year ended December 31, 2008. This was primarily due to acquisition costs, net of cash received, of $12,578,022 in connection with the Photo Therapeutics acquisition. The balance of the increase was mainly for the placement of lasers into service.

Net cash and cash equivalents provided by investing activities was $148,524 for the nine months ended September 30, 2011 compared to cash used of $814,729 for the nine months ended September 30, 2010. This was primarily due to a decrease in the placement of lasers into service.

When PhotoMedex retires a laser from service that is no longer usable, PhotoMedex writes off the net book value of the laser, which is typically negligible. Over the last few years such retirements of lasers from service have been immaterial.

Net cash and cash equivalents provided by financing activities was $1,904,500 for the year ended December 31, 2010 compared to cash provided by financing activities of $15,263,633 for the year ended December 31, 2009. In the year ended December 31, 2010, PhotoMedex received $3,773,000 in proceeds from the issuance of common stock and $2,500,000 in proceeds from debt financing, which were partially offset by repayment of $3,198,954 on the line of credit, $493,627 for certain notes payable and $754,153 in registration costs.

Net cash and cash equivalents used in financing activities was $15,263,633 for the year ended December 31, 2009 compared to cash provided by financing activities of $2,634,849 for the year ended December 31, 2008. In the year ended December 31, 2009, PhotoMedex received $18 million in proceeds in the convertible debt financing and $2,857,250 from private placement equity financing, both of which were partially offset by repayment of $4,717,381 on the line of credit, $415,905 for certain notes payable and registration costs of $460,614.

Net cash and cash equivalents provided by financing activities was $242,455 for the nine months ended September 30, 2011 compared to $2,052,112 for the nine months ended September 30, 2010. In the nine months ended September 30, 2011, PhotoMedex had repayments of $979,343 on the line of credit and $242,792 for certain notes payable. PhotoMedex received $1,375,006 from the exercise of warrants by Clutterbuck Funds. In the nine months ended September 30, 2010 PhotoMedex received $2.5 million in proceeds in the term debt financing and $3.2 million in proceeds from the issuance of common stock, which were partially offset by repayment of $2,486,738 on the line of credit, $346,756 for certain notes payable and $743,166 in registration costs.

Commitments and Contingencies

Except for the break-up and termination fees associated with the merger, during the three and nine months ended September 30, 2011, there were no other items that significantly impacted PhotoMedex’s commitments and contingencies as discussed in the notes to PhotoMedex’s 2010 annual financial statements included herein. See “Index to Financial Statements” beginning on page F-1.

Recent Issuances of Unregistered Securities

On October 22, 2009, PhotoMedex closed a private placement of 4,165,765 common shares of its common stock at a price of $0.65 per share. Gross proceeds from the private placement were approximately $2.7 million. The purchasers were accredited investors some of which were institutions. On November 10, 2009, PhotoMedex issued to an affiliate of one of the accredited investors participating in the October 22, 2009 closing an additional 230,000 shares at a price of $0.65 per share, which yielded additional gross proceeds of $149,500 in the placement. No finders’ fees or warrants were involved in the placement. Photomedex intends to use the proceeds from the private placement for general working capital purposes.

In connection with the issuance of the Term Note to Clutterbuck Funds, on March 19, 2010 PhotoMedex issued to Clutterbuck Funds a warrant to purchase 102,180 shares of PhotoMedex common stock for an initial exercise price of $7.34. The warrant is exercisable at any time on or prior to the fifth anniversary of its issue date. Pursuant to the terms of the warrant, the exercise price is subject to a one-time downward adjustment if PhotoMedex makes certain issuances of PhotoMedex equity securities at a price per share less than $7.34 during the 36-month period following the issuance of the warrant.

In connection with the amendment of the Term Note to Clutterbuck Funds, PhotoMedex issued to it on March 28, 2011 a warrant to purchase 109,650 shares of its common stock for an initial exercise price of $5.70. The warrant is exercisable at any time on or prior to the fifth anniversary of its issue date. Pursuant to the terms of the warrant, the exercise price is subject to a one-time downward adjustment if PhotoMedex makes certain issuances of PhotoMedex equity securities at a price per share less than $5.70 during the 36-month period following the issuance of the warrant.

Off-Balance Sheet Arrangements

At December 31, 2010 and as of September 30, 2011, PhotoMedex has no off-balance sheet arrangements that have or are reasonable likely to have a current or future effect on PhotoMedex’s financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to PhotoMedex.

Impact of Inflation

PhotoMedex has not operated in a highly inflationary period, and does not believe that inflation has had a material effect on sales or expenses.

RADIANCY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the restated Consolidated Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Introduction, Outlook and Overview of Business Operations

Radiancy believes that the growing aesthetic professional and home use device market offers potential growth opportunities. Radiancy’s goal is to enhance its market position in providing non-invasive treatments to the professional and consumer aesthetic markets. Radiancy believes that everyone is entitled to quality skincare and it is constantly aiming to redefine expectations in order to deliver smart skin solutions to the wide range of consumers and professionals. Radiancy’s strategies to capitalize on these opportunities include:

•	Further penetrate the home use market by continuing to leverage the strength and advantages of its core technologies in its professional systems;

•

Introduce new products and applications based on its LHE® and ThermiconTM technologies; Further penetrate existing markets and enter new geographic markets by improving its marketing in existing markets, optimizing direct to consumer campaigns, seeking distributors in distant markets and customization of campaigns to geographical markets;

•	Expand direct sales and marketing efforts by targeting key territories and expanding its use of successful direct to consumer marketing tools in the professional segment; and

•	Capitalize on the consumable based revenue model by generating revenues from consumable components in the entire line of consumer and professional products.

For financial reporting purposes, Radiancy views its current business as comprised of two business segments: professional products and consumer products.

Consumer Products

The activities of this segment are focused on the design, development, manufacture and sale of home use products using a variety of non-invasive aesthetic procedures, including hair removal, acne treatment, rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions, facial muscle toning and psoriasis care.

Radiancy currently sells five consumer products and a skincare line of topical creams and has other consumer products under development. All of its current and anticipated consumer products are based on either the Thermicon™ or LHE® technologies. Each Thermicon™-based system consists of a handheld unit and a consumable head. Each LHE®-based system consists of a handheld unit.

In addition to the no!no! hair removal products (no!no! Hair Removal Classic™ ; no!no! Hair Removal 8800™ and no!no! Plus™.), Radiancy has leveraged the strength of the no!no!® brand for its new products lines targeting acne removal (no!no! Skin™), facial muscle toning (no!no! Face Trainer™) as well as after treatment topicals (no!no! Smooth™ skincare line). No!no! products have been featured in television talk shows, magazines, newspapers and other periodicals as well as online.

Sales Channels

Radiancy’s multi-channel marketing and distribution model consists of television, online, print and radio direct-response advertising, as well as high-end retailers. Radiancy believes that this marketing and distribution model, through which each channel complements and supports the others, provides:

•	greater brand awareness across channels;

•	cost-effective consumer acquisition and education;

•	premium brand building; and

•	improved convenience for consumers.

Direct to Consumer. Radiancy’s direct-to-consumer channel consists of sales generated through infomercials, websites and call centers. Radiancy utilize several forms of advertising to drive Radiancy’s direct-to-consumer sales and brand awareness, including print, online, television and radio.

Retailers and Home Shopping Channels. Radiancy’s retailers and home shopping channels enable it to provide additional points of contact to educate consumers about its solutions, expand its presence beyond its direct to consumer activity, and further strengthen and enhance its brand image.

Distributors. In some territories, Radiancy operates through exclusive distribution agreements with leading distribution companies that are dominant in their respective market and have the ability to promote Radiancy’s products through their existing retail and home shopping networks.

Markets

North America. Radiancy’s consumer distribution segment in North America had sales of approximately $33.8 million for the fiscal year ended December 31, 2010, and $71.8 million for the nine months ended September 30, 2011. Radiancy uses a mix of direct-to-consumer advertising that includes infomercials, commercials, catalog and internet-based marketing campaigns, coupled with select retail resellers, such as Neiman Marcus, Henri Bendel, Planet Beauty and others; home shopping channels such as HSN; and online retailers such as Amazon, Dermadoctor.com and Drugstore.com. Radiancy believes these channels complement each other, as consumers that have seen its direct-to-consumer advertising may purchase at Radiancy’s retailers, and those who have seen Radiancy’s solutions demonstrated at its retailers may purchase solutions through its websites or call centers.

International (excluding North America). In the international consumer segment, sales were approximately $32.8 million for the fiscal year ended December 31, 2010, and $31.5 million for the nine months ended September 30, 2011. Radiancy utilizes various sales and marketing methods including sales by direct-to-consumer, sales to retailers and home shopping channels. Radiancy’s main international markets are Japan, United Kingdom, Germany, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries, the Middle East, Holland, Spain, Portugal, and Israel. While Radiancy’s distribution has become geographically diverse over the past years, its Japanese distributor, Ya-Man, Ltd., accounted for approximately 43% of its 2010 total revenue. At the present time, Radiancy’s international activity is primarily focused on successfully growing its business in the United Kingdom, France, Argentina, Spain, Portugal, and Israel directly to consumers; and Japan, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries and the Middle East via distributors. As a result of a significant revenues increase in all of Radiancy’s sales channels, including sales to Ya-Man, Ltd. in absolute dollars, the proportionate sales to Ya-Man, Ltd decreased and accounted for 23% of Radiancy’s total sales for the nine months ended September 30, 2011.

Professional Products

The activities of this segment are focused on design, development, manufacturing and selling of medical and aesthetic light and heat based products for skin care that are used by physicians, spas and beauty salons.

Radiancy sells a range of professional systems, all based on the proprietary LHE® technology, for hair removal (Mistral™, Kona™ and SpaTouch® Elite), acne treatment ( Mistral™), rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions and psoriasis care (Mistral™ and FSD). Each of Radiancy’s professional products features a different mix of applications and has different average selling prices, allowing its professional customers to choose which system to purchase based on their modality preferences and practice economics. Each system consists of a base unit, one or two hand pieces or a consumable LUA. These systems enable practitioners to perform different aesthetic procedures using a single base unit. As these professional products require multiple treatments to cause the desired effect, professionals using these products in their practice typically offer their patients treatment packages in order to optimize treatment regimens and achieve targeted efficacy.

Radiancy markets and sells its professional devices to physicians, spas and beauty salons in the United States, Europe, Asia, South America and other major territories which comprise more than 50 countries. The sales split between physicians and beauty salons varies between territories largely due to the different regulatory environments. In the professional market segment, Radiancy employs a combination of direct and indirect sales channels using its sales force in the Unites States through its New York offices and distributors in other territories.

Radiancy provides its distributors with sales and marketing tools and with technical and clinical training. Radiancy’s distributors commit to certain minimum sale amounts in order to retain exclusivity. They are required to attend industry exhibitions and invest in service equipment.

As of September 30, 2011, our sales and marketing personnel consisted of 18 full-time positions directed to sales as follows: 7 in professional products and 11 in consumer products.

Critical Accounting Policies

The discussion and analysis of Radiancy’s financial condition and results of operations in this joint proxy statement/prospectus are based upon Radiancy’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, Radiancy evaluates its estimates, including, but not limited to, those related to revenue recognition, accounts receivable, inventories, impairment of property and equipment and of intangibles, and accruals for warranty claims. Radiancy uses authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect Radiancy’s more significant judgments and estimates in the preparation of Radiancy’s Consolidated Financial Statements. These critical accounting policies and the significant estimates made in accordance with these policies have been discussed with Radiancy’s Board of Directors.

Revenue Recognition. Revenues from sales of products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, title has passed to the customer, the price to the customer is fixed or determinable and collectability is reasonably assured. Revenues from product sales are recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts.

For sales arrangements with multiple deliverables within a single contractually binding arrangement (usually sales of products sold with separately priced extended warranty), each element of the contract is accounted for as a separate unit when it provides the customer value on a stand-alone basis and there is objective evidence of the fair value of the related unit.

With respect to sales arrangements under which the buyer has a right to return the related product, revenue is recognized only if all the following are met: the price is fixed or determinable at the date of sale; the buyer has paid, or is obligated to pay and the obligation is not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer has economic substance; Radiancy does not have significant obligations for future performance to directly bring about resale of the product by the buyer and the amount of future returns can be reasonably estimated.

Deferred revenue includes amounts received with respect to extended warranty and amounts received from customers but not yet recognized as revenues. Revenues with respect to extended warranty are recognized over the duration of warranty period.

Radiancy provides a provision for product returns based on the experience with historical sales returns, in accordance with ASC Topic 605-15 with respect to sales of product when right of return exists (formerly FAS 48). Such allowance for sales returns is presented within the caption, “Accrued and other current liabilities”.

Allowance for Doubtful Accounts. The allowance for doubtful accounts is determined with respect to amounts Radiancy has determined to be doubtful of collection. In determining the allowance for doubtful accounts, Radiancy considers, among other things, its past experience with such customers, factors involving the credit risk of the customers and other available information.

Income taxes. As part of the process of preparing Radiancy’s consolidated financial statements Radiancy is required to estimate its income taxes in each of the jurisdictions in which it operates. This process requires Radiancy to estimate its actual current tax exposure and make an assessment of temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within its consolidated balance sheet. Radiancy must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent Radiancy believes that recovery is not likely, Radiancy establishes a valuation allowance. To the extent Radiancy establishes a valuation allowance or increases this allowance in a period, Radiancy must include an expense within the tax provision in the consolidated statement of income. Significant management judgment is required in determining Radiancy’s deferred tax assets and liabilities and any valuation allowance recorded against Radiancy’s net deferred tax assets. In the event that Radiancy generates taxable income in the jurisdictions in which it operates and in which it has net operating loss carry-forwards, Radiancy may be required to adjust our valuation allowance.

Radiancy follows the provisions of ASC Topic 740-10, “Income Taxes” which clarify the accounting for uncertainty in tax positions. ASC Topic 740-10 requires that Radiancy recognizes in its financial statements the impact of a tax position, if that position will more likely than not be sustained upon examination, based on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

Stock-based compensation. Radinacy accounts for stock based compensation to employees in accordance with “Share-Based Payment” accounting standard. The standard requires estimating the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in Radiancy’s consolidated income statement.

The fair value of employee stock options is estimated using a Black-Scholes valuation model. Compensation costs are recorded using the graded vesting attribution method over the vesting period, net of estimated forfeitures.

Fair value of financial instruments. The financial instruments of Radiancy consist of mainly non-derivative current assets and liabilities. In view of their nature, the fair value of financial instruments included in the working capital is usually identical or close to their carrying value. The fair value of the amounts funded in insurance policies in respect of employee severance pay is usually identical or close to their carrying value. The fair value of loans received from shareholders and loans granted to related parties is not necessarily identical or close to the carrying amount presented in Radiancy’s balances .

Results of Operations for the Years Ending December 31, 2010, 2009 and 2008

The consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended have been restated for the correction of certain errors. See Note 12 to the consolidated financial statements.

Revenues

The following table illustrates revenues from Radiancy’s two business segments for the periods listed below:

	For the Year Ended December 31, (in thousands of dollars)
	2010 (restated)	2009	2008
Consumer products	$66,655	$11,979	$15,897
Professional products	3,416	4,058	5,640

Total Revenues	$70,071	$16,037	$21,537

Consumer Products Segment

The following table illustrates the key changes in the components of the consumer products segment revenue per sales channel:

Consumer Products Segment by Sales Channel	For the Year Ended December 31, (in thousands of dollars)
	2010 (restated)	2009	2008
Direct to consumer	$29,865	$500	$—
Distributors	31,087	7,134	1,631
Retailers and home shopping channels	5,703	4,345	14,266

Total Consumer Products Revenues	$66,655	$11,979	$15,897

For the year ended December 31, 2010, consumer products revenues were $66.7 million compared to $12.0 million in the year ended December 31, 2009. The increase of 456.4% in the year was mainly due to the following reasons:

•

Direct to Consumer—revenues during the year ended December 31, 2010 were $29.9 million compared to $0.5 million for the year ended December 31, 2009. The increase of 5,873% is due to the successful launch in February 2010 of no!no! 8800 Direct Response activities in North America via infomercial and online campaigns.

•

Distributors—revenues during the year ended December 31, 2010 were $31.0 million compared to $7.1 million for the year ended December 31, 2009. The increase of 335% is mainly due to the increases in sales volumes in Japan.

•

Retailers and Home Shopping Channels—revenues during the year ended December 31, 2010 were $5.7 million compared to $4.3 million for the year ended December 31, 2009. The increase of 31% is mainly due to the increases in sales volumes in the U.S. and the U.K.

For the year ended December 31, 2009, consumer products revenues were $12.0 million compared to $15.9 million in the year ended December 31, 2008. The decrease of 24.6% was mainly due to the economic downturn that has resulted in a decline in overall consumer spending. The results for the various sales channels were as follows:

•

Direct to Consumer—revenues during the year ended December 31, 2009 were $0.5 million compared to nil for the year ended December 31, 2008. The increase is due to the launch of no!no! Classic direct to consumer activities in North America via infomercial and online campaigns.

•

Distributors—revenues during the year ended December 31, 2009 were $7.1 million compared to $1.6 million for the year ended December 31, 2008, an increase of 337%, and was mainly due to significant growth in sales volume of Radiancy’s Japanese distributor.

•

Retailers and Home Shopping Channels—revenues during the year ended December 31, 2009 were $4.3 million compared to $14.3 million for the year ended December 31, 2008. The decrease of 70% was mainly due to the economic downturn that has resulted in a decline in overall consumer spending.

The following table illustrates the key changes mentioned above regarding sales in North America versus International markets:

	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010 (restated)	2009	2008
Revenues—North America	$33,823	$2,885	$12,111
Percent increase/(decrease)	1,072.3%	(76.2%)
Revenues— International	32,833	9,094	3,786
Percent increase	261.1%	140.2%

Total Consumer Products Revenues	$66,656	$11,979	$15,897

Professional Products Segment

Professional products segment revenues include revenues derived from the sales of mainly Mistral™, Kona™, FTD™, SpaTouch Elite™ and accessories. All professional devices are sold to physicians, spas and beauty salons.

For the year ended December 31, 2010, professional products revenues were $3.4 million compared to $4.1 million in the year ended December 31, 2009. The decrease of 15.8% in the year was primarily due to a decline in number of units sold due to lack of access by customers to credit and financing plans.

For the year ended December 31, 2009, professional products revenues were $4.1 million compared to $5.6 million in the year ended December 31, 2008. The decrease of 28% in the year was mainly due to a decline in the number of units sold due to lack of access by customers to credit and financing plans.

The following table illustrates the key changes in revenues from North America and International sales:

	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010	2009	2008
Revenues—North America	$1,149	$959	$1,103
Percent increase/(decrease)	19.8%	(13.1%)
Revenues—International	$2,267	$3,099	$4,537
Percent (decrease)	(26.8%)	(31.7%)

Total Professional Products Revenues	$3,416	$4,058	$5,640

Cost of Revenues

The following table illustrates cost of revenues from Radiancy’s two business segments for the periods listed below:

	For the Year Ended December 31, (in thousands of dollars)
	2010 (restated)	2009	2008
Consumer products	$15,089	$4,379	$5,390
Professional products	1,426	1,802	2,841

Total Cost of Revenues	$16,465	$6,181	$8,231

Consumer product cost of revenues for the year ended December 31, 2010 were $15.0 million, compared to $4.4 million for the year ended December 31, 2009. The $10.6 million increase, or approximately 243.4%, was mainly due to the increase in sales volumes in the direct to consumer sales channel. The direct to consumer sales channel has a lower cost of revenues compared to the other sales channels. Refer to the consumer products segment revenue per sales channel analysis above together with the gross margin percentage analysis per sales channel below. In addition, due to a significant increase in total sales volumes during the year ended December 31, 2010, the total overhead production cost per unit decreased as compared to the prior year period.

Consumer product cost of revenues for the year ended December 31, 2009 were $4.4 million, compared to $5.4 million for the year ended December 31, 2008. The $1.0 million decrease, or approximately 18.8%, was due to management’s efforts to significantly cut operating expenses based on the declining revenues over the prior year. This effort was partially offset by a change in the mix of revenues through the various channels. During the year ended December 31, 2009, there was an increase in revenues through distributors and a decrease in revenues through retailers compared to the year ended December 31, 2008. Refer to consumer products segment revenue per sales channel analysis above together with the gross margin percentage analysis per sales channel below.

Professional product cost of revenues during the year ended December 31, 2010 were $1.4 million, compared to $1.8 million for the year ended December 31, 2009. The $0.4 million decrease, or 20.9%, is mainly due to the decreases in sales volumes. The cost of revenues decreased at a similar rate of the decrease in revenues due to similar gross margin in both years.

Professional product cost of revenues during the year ended December 31, 2009 were $1.8 million, compared to $2.8 million for the year ended December 31, 2008. The $1.0 million decrease, or 36.6%, is mainly due to the decreases in sales volumes. Due to the declining sales volumes, management made efforts to cut operating costs during the year ended December 31, 2009 compared to the prior year. In addition, there was an increase in the direct sales to beauticians and physicians in North America from 16% of total professional revenues for the year ended December 31, 2008 to 20% of total professional revenues for the year ended December 31, 2009. Direct sales to beauticians and physicians in the U.S. have a higher gross margin than sales through distributors.

Gross Profit Analysis

Approximately 95% of Radiancy’s gross margin is derived from its consumer product segment. The following table analyzes changes in Radiancy’s gross margin for the periods presented below:

Company Profit Analysis	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010 (restated)	2009	2008
Revenues	$70,071	$16,037	$21,537
Percent increase/(decrease)	336.9%	(25.5%)
Cost of revenues	16,465	6,181	8,231
Percent increase/(decrease)	166.4%	(24.9%)

Gross profit	$53,606	$9,856	$13,306
Gross margin percentage	76.5%	61.4%	61.8%

The primary reason for the changes in gross profit and the gross margin percentage for the year ended December 31, 2010, compared to the same period in 2009 was due to a change in the sales mix resulting from the increase in consumer products segment revenues, which have higher gross margins percentage than the professional products segment. Consumer product segment revenues were 95.1% of total revenues for the year ended December 31, 2010 compared to 74.7% of total revenues in the prior year. For 2010, the consumer products segment average gross margin percentage ranged from approximately 61% to 76% as compared to the professional products segment which have average gross margin percentage ranged from approximately 55% to 56%.

The primary reason for decrease in gross profit for the year ended December 31, 2009, compared to the same period in 2008 was due to a decrease in revenues. The gross margin percentage for the year ended December 31, 2009 compared to the same period in 2008 remained fairly constant were at 74.7% and 73.8% of total revenues for the years ended December 31, 2009 and 2008, respectively, due to similarity of the consumer segment revenues. The reasons for the increase in gross profit are discussed separately below in the discussions for the consumer product segment and professional product segment.

The following table analyzes the gross profit for Radiancy’s consumer products segment for the periods presented below:

Consumer Products Segment	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010 (restated)	2009	2008
Revenues	$66,655	$11,979	$15,897
Percent increase/(decrease)	456.4%	(24.6%)
Cost of revenues	15,039	4,379	5,390
Percent increase/(decrease)	243.4%	(18.8%)

Gross profit	$51,616	$7,600	$10,507
Gross margin percentage	77.4%	63.4%	66.1%

The following table analyzes the gross margin percentage by sales channel for Radiancy’s consumer products segment for the periods presented below:

Consumer Products Segment by Sales Channel	For the Year Ended December 31,
	2010 (restated)	2009	2008
Direct to Consumer	87%	86%	N/A
Distributors	65%	58%	44%
Retailers	79%	69%	69%

Gross profit for the year ended December 31, 2010 increased by $44.0 million from the comparable period in 2009. The key factor for this increase was the successful launch in February 2010 of no!no! 8800 direct to consumer in North America via infomercial and online campaigns. The gross margin percentage on this revenue was approximately 87%.

Total gross margin percentage for the year ended December 31, 2010 was 77.4%, compared to 63.4% for the year ended December 31, 2009. The improvement in gross margin was due to changes in sales channel mix, mainly the increase of direct to consumer revenues in the year ended December 31, 2010 compared to the year ended December 31, 2009. Refer to consumer products segment revenue per sales channel analysis above. Due to a significant increase in total sales volumes, the overhead production cost per unit decreased for the year ended December 31, 2010 compared to the prior year. In addition, for both distributors and retailers channels, gross margin in the year ended December 31, 2010 was higher compared to the year ended December 31, 2009 due to a higher selling price of the no!no! 8800 compared to the no!no! Classic.

Gross profit for the year ended December 31, 2009 decreased by $2.9 million from the comparable period in 2008. The key factor for the decrease in gross profit was an overall decrease in sales volume. The decrease in gross margin was due to a decrease in sales volumes, which caused an increase to the overhead per unit

Gross margin percentage for the year ended December 31, 2009 was 63.4%, compared to 66.1% for the year ended December 31, 2008. The decrease of 2.7% in the gross margin was due to changes in the sales channel mix, mainly the increase in revenues through distributors and the decrease in the revenues through retailers in the year ended December 31, 2009 compared to the prior year. Refer to consumer products segment revenue per sales channel analysis above. In addition, the gross margin percentage on distributors revenues in the year ended December 31, 2009 increased compared to the prior year due to the fact that in the year ended December 31, 2008, 80% of distributors channel revenues were based on selling price marked in Australian dollars. The weakness of the Australian dollar resulted in lower gross margins for the year ended December 31, 2008 compared to the year ended December 31, 2009.

The following table analyzes the gross profit for Radiancy’s professional products segment for the periods presented below:

Professional Products Segment	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010	2009	2008
Revenues	$3,416	$4,058	$5,640
Percent decrease	(15.8%)	(28.0%)
Cost of revenues	1,426	1,802	2,841
Percent decrease	(20.9%)	(36.6%)

Gross profit	$1,990	$2,256	$2,799
Gross margin percentage	58.3%	55.6%	49.6%

Gross profit decreased for this segment for the year ended December 31, 2010 from the comparable period in 2009 by $0.4 million. The key factor for the decrease was a decline in overall professional product revenues.

For the year ended December 31, 2010, the gross margin percentage was 58.3% compared to 55.6% for the year ended December 31, 2009. The key factor for the increase was a significant increase of revenues in the consumer segment which caused an overall reduction in overhead costs across all segments, including the professional segment.

Gross profit decreased for this segment for the year ended December 31, 2009 over the comparable period in 2008 by $0.5 million. The key factor for the decrease was a decline in overall professional product revenues.

For the year ended December 31, 2009, the gross margin percentage was 55.6% compared to 49.6% for the year ended December 31, 2008. The key factor for the increase was an effort by management to cut operating expenses during the year ended December 31, 2009 compared to the year ended December 31, 2008. In addition, there was an increase in the direct sales to beauticians and physicians in the U.S. from 16% of total professional revenues in the year ended December 31, 2008 to 20% of total professional revenues in the year ended December 31, 2009. Direct sales to beauticians and physicians in the U.S. have a higher gross margin than sales through distributors.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2010 increased to $0.8 million from $0.7 million for the year ended December 31, 2009. The increase of 18% is directly related to additional expenses in R&D related to the development of additional products.

Research and development expenses for the year ended December 31, 2009 decreased to $0.7 million from $1.3 million for the year ended December 31, 2008. The decrease of 45% for the year ended December 31, 2009 was due to a strategic plan to cut expenses due to the decline in revenues.

Selling and Marketing Expenses

For the year ended December 31, 2010, selling and marketing expenses increased by $24.5 million, or approximately 503%, to $29.0 million from $4.5 million for the year ended December 31, 2009, for the following reasons:

•	The increase in absolute dollars is mainly due to a positive correlation between the total revenues and the selling and marketing expenses.

•

The successful launch in February 2010 of no!no! 8800 direct to consumer activities in North America via infomercial and online campaigns, which resulted in an increase in advertising, media buying, production of commercials and other related marketing expenses.

The increase in the percentage of selling and marketing expenses out of the total revenues is mainly due to increase of the direct to consumer advertising and selling activities (media buying, advertisement, public relations, production of commercials and relevant marketing materials). Media buying and advertising expenses in the year ended December 31, 2009 were 2.5% of total revenues compared to 18.1% of total revenues in the year ended December 31, 2010.

For the year ended December 31, 2009, selling and marketing expenses decreased by $1.9 million, or approximately 29%, to $4.5 million from $6.4 million for the year ended December 31, 2008, due to a strategic plan to cut expenses in response to a the decline in revenues.

General and Administrative Expenses

For the year ended December 31, 2010, general and administrative expenses increased to $5.6 million from $3.1 million primarily for the following reasons:

•	An increase in salaries and related costs of $1.2 million over the comparable prior year period due to increase in headcount and compensation.

•	An increase in bad and doubtful expenses of $1.3 million over the comparable prior year period due to the large increase in consumer product segment revenues, which have a higher rate of bad debt.

For the year ended December 31, 2009, general and administrative expenses increased to $3.1 million from $2.4 million for the year ended December 31, 2008, primarily for the following reasons:

•	An increase in salaries and related costs of $0.2 million over the comparable prior year period.

•	An increase in bad and doubtful expenses of $0.3 million over the comparable prior year period.

Financing Expense, Net

Net financing expense for the year ended December 31, 2010 increased to $283,000, as compared to net financing income of $65,000 for the year ended December 31, 2009. The increase of $348,000 in financing expenses is mainly due to an increase in exchange rate gains (losses), from net gains of $212,000 in the year ended December 31, 2009 to net loss of $192,000 in the year ended December 31, 2010. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli Shekels, the Euro, the GBP and the Australian Dollars. The functional currency of both Radiancy Inc and Radiancy, Ltd. is the U.S. Dollar.

Net financing income for the year ended December 31, 2009 increased to $65,000, as compared to net financing expense of $526,000 for the year ended December 31, 2008. The decrease of $591,000 in financing expenses was mainly due to an increase in exchange rate gains (losses), from net losses of $525,000 in the year ended December 31, 2008 to net gains of $212,000 in the year ended December 31, 2009. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli shekels, Euro, GBP and Australian Dollars. The functional currency of both Radiancy Inc. and Radiancy, Ltd. is the U.S. Dollar.

Taxes on Income, Net

For the year ended December 31, 2010, net expenses from taxes on income increased to $6.3 million for the year ended December 31, 2009 from net income from taxes on income of $3.6 million for the year ended December 31, 2009 due to the fact that during 2009 Radiancy recognized deferred tax assets with respect to net operating losses which were utilized and recognized as expenses for the year ended December 31, 2010.

For the year ended December 31, 2009, a net income tax benefit of $3.6 million was recorded due to the fact that Radiancy recognized net operating losses in its deferred tax asset compared to $0.6 million net income tax expense which was recorded for the year ended December 31, 2008 and due to $0.5 million income tax expense resulting from prior years (tax assessment for Radiancy Ltd for the years 2003-2006).

Net Income

The factors discussed above resulted in a net income of $11.6 million for the year ended December 31, 2010 compared to $5.3 million for 2009. This represents an increase of 119%.

The factors discussed above resulted in a net income of $5.3 million for the year ended December  31, 2009 compared to $2.1 million for 2008. This represents a decrease of 147%.

Results of Operations for the Three and Nine Months Periods Ending September 30, 2011 and 2010

Revenues

The following table illustrates revenues from Radiancy’s two business segments for the periods listed below:

	For the Three Months Ended September 30, (in thousands of dollars) (unaudited)		Nine Months Ended September 30, (in thousands of dollars) (unaudited)
	2011	2010	2011	2010
Consumer products	$33,632	$27,330	$99,718	$45,031
Professional products	1,113	531	3,615	2,151

Total Revenues	$34,745	$27,861	$103,333	$47,182

Consumer Products Segment by Sales Channel

The following table illustrates the key changes in the components of the consumer products segment for the periods reflected per sales channel below:

	For the Three Months Ended September 30, (in thousands of dollars) (unaudited)		Nine Months Ended September 30, (in thousands of dollars) (unaudited)
	2011	2010	2011	2010
Direct to consumer	$18,615	$9,726	$57,945	$15,254
Distributors	8,492	16,141	26,033	25,374
Retailers and home shopping channels	6,525	1,463	15,740	4,403

Total Consumer Products Revenues	$33,632	$27,330	$99,718	$45,031

For the three months ended September 30, 2011, consumer products revenues were $33.6 million compared to $27.3 million in the three months ended September 30, 2010. This increase of 23.1% was mainly due to the following reasons:

•

Direct to Consumer - revenues for the three months ended September 30, 2011 were $18.6 million compared to $9.7 million for the three months ended September 30, 2010. The increase of 91.8% was mainly due to the successful launch in February 2010 of no!no! 8800 directly to consumers. Following this launch, the sales volume increased gradually during year 2010 and therefore revenues for the three months ended September 30, 2011 were higher than revenues for the three months ended September 30, 2010. In May 2011, Radiancy - launched the no!no! 8800 directly to consumers in the U.K. resulting in $1.4 million of additional revenues for three months ended September 30, 2011.

•

Distributors - revenues for the three months ended September 30, 2011 were $8.5 million compared to $16.1 million for the three months ended September 30, 2010. The decrease of 47.4% was mainly due to the increase in sales volumes to Radiancy’s Japanese distributor.

•

Retailers and Home Shopping Channels - revenues for the three months ended September 30, 2011 were $6.5 million compared to $1.5 million for the three months ended September 30, 2010. The increase of 346.0% was mainly due to the increases in sales volumes to Radiancy’s U.S. home shopping channel customers.

For the nine months ended September 30, 2011, consumer products revenues were $99.7 million compared to $45.0 million in the nine months ended September 30, 2010. This increase of 121.4% was mainly due to the following reasons:

•

Direct to Consumer - revenues for the nine months ended September 30, 2011 were $57.9 million compared to $15.2 million for the nine months ended September 30, 2010. The increase of 279.9% was mainly due to the successful launch in February 2010 of no!no! 8800 directly to consumers. Following this launch, the sales volumes increased gradually during year 2010 and therefore revenues for the nine months ended September 30, 2011 were higher than revenues for the nine months ended September 30, 2010. In May 2011, Radiancy launched the no!no! 8800 directly to consumers in the U.K. resulting in $2.1 million of additional revenues for nine months ended September 30, 2011.

•

Distributors—revenues for the nine months ended September 30, 2011 were $26.0 million compared to $25.4 million for the nine months ended September 30, 2010. The increase of 2.6%, was mainly due to the increase in sales volumes to Radiancy’s Australian distributor.

•

Retailers and Home Shopping Channels—revenues for the nine months ended September 30, 2011 were $15.7 million compared to $4.4 million for the nine months ended September 30, 2010. The increase of 257.5%, was mainly due to the increases in sales volumes to Radiancy’s U.S home shopping channel customers.

The following table illustrates the key changes mentioned above regarding sales in North America versus International markets:

	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues North America	$23,305	$11,163	$70,056	$18,382
Percent increase	108.77%		281.11%
Revenues International	10,327	16,160	29,662	26,642
Percent increase	(36.10%)		11.34%

Total Consumer Products Revenues	$33,632	$27,323	$99,718	$45,024

Professional Products Segment

Professional products segment revenues include revenues derived from the sales of mainly Mistral, Kona, FSD, SpaTouch Elite and accessories. All the professional devices are sold to physicians, spas and beauty salons.

For the three months ended September 30, 2011, professional products revenues were $1.1 million compared to $0.5 million for the three months ended September 30, 2010, an increase of 109.6%. For the nine months ended September 30, 2011, professional products revenues were $3.6 million compared to $2.1 million for the nine months ended September 30, 2010, an increase of 68.1%. Both increases above were primarily due to an increase in sales volumes (mainly in North America) due to the improvement of access by customers to credit and financing plans.

The following table illustrates the key changes in revenues from North American versus International sales:

	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues North America	$655	$290	$1,752	$800
Percent increase	125.86%		119.00%
Revenues International	$458	$241	1,863	1,351
Percent increase	90.04%		37.90%

Total Professional Products Revenues	$1,113	$531	$3,615	$2,151

Cost of Revenues

The following table illustrates cost of revenues from Radiancy’s two business segments for the periods listed below:

	For the Three Months Ended September 30, (in thousands of dollars) (unaudited)		Nine Months Ended September 30, (in thousands of dollars) (unaudited)
	2011	2010	2011	2010
Consumer products	$7,719	$6,414	$18,721	$11,998
Professional products	423	314	1,333	988

Total cost of revenues	$8,142	$6,728	$20,054	$12,986

Consumer product cost of revenues for the three months ended September 30, 2011 were $7.7 million, compared to $6.4 million for the three months ended September 30, 2010, a $1.3 million increase, or 20.3%, Consumer product cost of revenues for the nine months ended September 30, 2011, were $18.7 million, compared to $12.0 million for the nine months ended September 30, 2010, a $6.7 million increase, or 56.0%. These increases were mainly due to an increase in sales volumes in the direct to consumer sales channel for the three and nine months ended September 30, 2011, compared to the prior year periods. The direct to consumer sales channel has a lower cost of revenues compared to the other sales channels. Refer to consumer products segment revenue per sales channel analysis above together with the gross margin percentage analysis per sales channel below. In addition, due to significant increase in total sales volumes, the overhead production cost per unit decreased in the three and nine months ended September 30, 2011.

Professional product cost of revenues for the three months ended September 30, 2011 were $0.4 million, compared to $0.3 million for the three months ended September 30, 2010. The increase was mainly due to an increase in sales volumes for the respective periods. Professional product cost of revenues for the nine months ended September 30, 2011, were $1.2 million, compared to $1.0 million for the nine months ended September 30, 2010. The increase of absolute dollar amount was mainly due to an increase in sales volumes for the respective periods. The increases in cost of revenues were lower than the increase in revenues due to the fact that the total revenues increased significantly which caused an overall reduction in the overhead production costs per unit.

Gross Profit Analysis

The following table analyzes changes in Radiancy’s gross margin for the periods presented below:

	Three Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues	$34,745	$27,861	$103,333	$47,182
Percent increase	24.71%		119.01%
Cost of revenues	8,142	6,728	20,054	12,986
Percent increase	21.02%		54.43%

Gross profit	$26,603	$21,133	$83,279	$34,196
Gross margin percentage	76.57%	75.85%	80.59%	72.48%

For the three and nine months ended September 30, 2011 approximately 97% of Radiancy’s gross margin was derived from its consumer product segment.

The following table analyzes the gross profit for Radiancy’s consumer products segment for the periods presented below:

Consumer products Segment	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues	$33,632	$27,330	$99,718	$45,031
Percent increase	23.06%		121.44%
Cost of revenues	7,719	6,414	18,721	11,998
Percent increase	20.35%		56.03%

Gross profit	$25,913	$20,916	$80,997	$33,033
Gross margin percentage	77.05%	76.53%	81.23%	73.36%

The following table analyzes the gross margin percentage by sales channels for Radiancy’s consumer products segment for the periods presented below:

Consumer Products Segment by Sales Channel	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Direct to consumer	86%	87%	87%	87%
Distributors	60%	62%	63%	61%
Retailers and home shopping channels	79%	80%	81%	80%

Gross profit for the three and nine months ended September 30, 2011 increased by $5.0 million and $48.0 million, respectively, from the comparable periods in 2010 respectively, due to an increase in sales volumes mainly in the direct to consumer channel in North America via infomercial and online campaigns.

Total gross margin percentage during the three and nine months ended September 30, 2011 were 77.0% and 81.1%, respectively, compared to 76.7% and 73.4%, respectively, for the comparable periods in 2010. The improvement in gross margin percentage was due to:

•

Changes in the sales channel mix. There was a significant increase of revenues derived from the direct to consumer channel within the total consumer products segment. For the three months ended September 30, 2011 compared to the same period in 2010, the revenue from the direct to consumer channel increased from 34.9% to 53.6% of total revenues. For the nine months ended September 30, 2011 compared to the same period in 2010, the revenue from the direct to consumer channel increased from 32.3% to 56.1% of total revenues.

•

The gross margin percentage on direct to consumer channel is the highest among Radiancy’s sales channels and amounted to approximately 86% and 87% for the three and nine months ended September 30, 2011, respectively.

•

On June 30, 2011, the Board of Directors of the Company approved a grant to certain executives and employees options that cause an expense of $210,000 for both the three and nine months ended September 30, 2011 (in addition please refer to Note 3 of the September 30, 2011 Financial Statements attached).

The following table analyzes the gross profit for Radiancy’s professional products segment for the periods presented below:

Professional Products Segment	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues	$1,113	$531	$3,615	$2,151
Percent increase	109.60%		68.06%
Cost of revenues	423	314	1,333	988
Percent increase	34.71%		34.92%

Gross profit	$690	$217	$2,282	$1,163
Gross margin percentage	61.99%	40.87%	63.13%	54.07%

Gross profit increased for this segment for the three and nine months ended September 30, 2011 from the comparable period in 2010 by $0.6 million and $1.2 million, respectively. The key factor for the increase was an increase in sales volumes.

For the three months ended September 30, 2011, the gross margin percentage was 61.99% compared to 40.87% for the three months ended March 31, 2010. For the nine months ended September 30, 2011, the gross margin percentage was 63.13% compared to 54.07% for the nine months ended September 30, 2010. The key factor for the increase in gross margin percentage for the three and nine-month periods were due to the fact that the total revenues increased significantly which caused an overall reduction in the overhead production costs per unit.

Research and Product Development

Research and product development expenses for the three months ended September 30, 2011 increased to $281,000 from $236,000 for the three months ended September 30, 2010, an increase of 19.0%. Research and product development expenses for the nine months ended September 30, 2011, an increase to $700,000 from $569,000 for the nine months ended September 30, 2010 increase of 23.0%. These increases were directly related to additional expenses in R&D related to the development of additional products.

Selling and Marketing Expenses

For the three months ended September 30, 2011, selling and marketing expenses increased to $15.5 million from $9.8 million for the three months ended September 30, 2010, an increase of $5.7 million or 58.2%. For the three months ended September 30, 2011, the percentage of selling and marketing expenses to the total revenues increased to 44.5% from 35.1% for the three months ended June 30, 2010, an increase of 9.4%.

For the nine months ended September 30, 2011, selling and marketing expenses increased to $45.5 million from $15.9 million for the nine months ended September 30, 2010, an increase of $29.6 million or 187.0%. For the nine months ended September 30, 2011, the percentage of selling and marketing expenses to the total revenues increased to 44.0% from 33.6% for the three months ended September 30, 2010, an increase of 10.4%.

These increases were due to the following reasons:

•	The increase in absolute dollars was mainly due to a positive correlation between the total revenues and the selling and marketing expenses.

•

The successful no!no! 8800 direct to consumer activities in North America via infomercial and online campaigns, which resulted in an increase in advertising, media buying, production of commercials and other related marketing expenses.

General and Administrative Expenses

For the three months ended September 30, 2011, general and administrative expenses increased to $4.5 million from $1.7 million for the three months ended September 30, 2010 an increase of $2.8 million. For the nine months ended September 30, 2011, general and administrative expenses increased to $36.3 million from $3.2 million for the nine months ended September 30, 2010, an increase of $33.1 million. These increases were mainly due to:

1. Stock based compensation expense of $1 million for the three months ended September 30, 2011 and $28.1 million for the nine months ended September 30 including the cash bonus of $12.3 million as described below (in addition please refer to Note 3 of the September 30, 2011 Financial Statements attached):

On June 30, 2011, the Radiancy board of directors authorized its Chairman to award its Chief Executive Officer (i) a stock award of up to 1,017,065 shares of Radiancy’s common stock and (ii) a $12.3 million cash bonus as a “gross-up” for reimbursement of tax payments (tax obligations, withholdings and other tax-related liabilities in connection with the stock bonus and cash award). On June 30, 2011, the full 1,017,065 shares and the cash bonus as a “gross-up” for reimbursement of tax payments were awarded by the Chairman.

In addition, on June 30, 2011, the Radiancy board of directors approved a grant of 732,292 stock options at an exercise price of $ 0.01 to certain directors, executives and employees of Radiancy, to purchase shares of Radiancy’s common stock (each option is exercisable for one share of common stock). The contractual term of each option is 10 years from the date of grant.

The remaining grants to directors and executives in an aggregate total amount of $4.7 million will be recorded in general and administrative expense as stock based compensation expense over future periods.

2. An expense of $1 million for the three months and the nine months ended September 30, 2011 was recorded following the merger agreement with PhotoMedex, Inc. According to a settlement agreement between

Radiancy and Mr. Shalev and Dr. Azar (“former employees”) from August 7, 2006, the former employees are entitled to a conditional one time payment of $1 million to be paid by Radiancy, in an Exit event. An Exit event means any event and/or series of events within the scope of which a majority of the Controlling Stockholders sells most of its shares in Radiancy to another for money or negotiable money’s worth. For example, sale of shares on a merger in consideration for shares in the merged Company will not constitute Exit as long as the shares received in the merged Company are nonnegotiable. Furthermore, Exit also means any event in which Radiancy or the Subsidiary sells its main activity or assets or its rights in intellectual property (including patents, designs, trademarks or any other intellectual property right, either registered or unregistered).

Financing Income (Expenses), Net

Net financing expenses for the three months ended September 30, 2011 increased to $91,000, as compared to net financing expense of $25,000 for the three months ended September 30, 2010. The increase of $66,000 in net financing expenses was mainly due to changes in the exchange rate gains/losses, from gains of $72,000 in the three months ended September 30, 2010 to losses of $52,000 in the three months ended September 30, 2011. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli Shekels, the Euro, the GBP and the Australian Dollar. The functional currency of both Radiancy and Radiancy Ltd is the U.S. Dollar.

Net financing income for the nine months ended September 30, 2011 amounted to $101,000, as compared to net financing expense of $292,000 for the nine months ended September 30, 2010. The increase of $393,000 in net financing income was mainly due to changes in the exchange rate gains/losses, from losses of $172,000 in the nine months ended September 30, 2010 to gains of $119,000 in the nine months ended September 30, 2011. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli Shekel, the Euro, the GBP and the Australian Dollar. The functional currency of both Radiancy and Radiancy Ltd is the U.S. Dollar.

Taxes on Income, Net

For the three months ended September 30, 2011, net income from taxes on income decreased to $2.0 million as compared to net income from taxes on income of $3.5 million for the three months ended September 30, 2010. This decrease was mainly due the fact that for the three months ended September 30, 2011 Radiancy recorded an income before tax of $6.2 million as compared to income before tax of $9.4 million for the period and for the three months ended September 30.

For the nine months ended September 30, 2011, net income from taxes on income amounted to $1.4 million as compared to net expenses from taxes on income of $5.6 million for the three months ended September 30, 2010. This change was mainly due the fact that for the nine months ended September 30, 2011 Radiancy recorded an income before tax of $0.9 million as compared to income before tax of $14.3 million for the period and for the nine months ended September 30.

Net Income (Loss)

The factors discussed above resulted in a net income of $4.2 million during the three months ended September 30, 2011, as compared to a net income of $5.8 million during the three months ended September 30, 2010.

The factors discussed above resulted in a net income of $2.3 million during the nine months ended September 30, 2011, as compared to a net income of $8.7 million during the nine months ended September  30, 2010.

Liquidity and Capital Resources

At September 30, 2011, Radiancy’s current ratio was 3.51 compared to 2.65 at December 31, 2010. As of September 30, 2011 Radiancy had $47.7 million of working capital compared to $27.5 million as of December 31, 2010. Cash and cash equivalents were $32.8 million as of September 30, 2011, as compared to $7.6 million as of December 31, 2010. Additionally as of September 30, 2011, Radiancy had $0 million of short-term deposits compared to $14.5 million as of December 31, 2010.

Net cash and cash equivalents provided by operating activities was $11.0 million for the nine months ended September 30, 2011 compared to $14.4 million for the nine months ended September 30, 2010. The decrease was mainly due to decrease in net income for the period, decrease in deferred income taxes and decrease in other current liabilities, but was partially offset due to the increase in stock based compensation and increase in allowance for doubtful debts.

Net cash and cash equivalents provided by investing activities was $14.2 million for the nine months ended September 30, 2011 compared to net cash and cash equivalents used of $0.2 million for the nine months ended September 30, 2010. This was mainly due to decrease in short term deposit.

Net cash and cash equivalents provided by financing activities was $0 for the nine months ended September 30, 2011 and 2010.

Radiancy believes its existing balances of cash and cash equivalents and short-term deposits will be sufficient to satisfy its working capital needs, capital asset purchases, outstanding commitments and other liquidity requirements associated with its existing operations over the next 12 months.

Following the grant of 1,017,065 shares to Radiancy’s Chief Executive Officer on June 30, 2011, the $12.3 million cash bonus as a “gross-up” for reimbursement of tax payments (tax obligations, withholdings and other tax-related liabilities in connection with the stock bonus and cash award) was paid during July by Radiancy from its cash and cash equivalents. Pursuant to the terms of the merger agreement dated as of October 31, 2011 by and among Radiancy, PhotoMedex, and PHMD Merger Sub, Inc., Radiancy is obligated to pay PhotoMedex $20.00 million upon the closing of the merger if the closing occurs on or before December 15, 2011. In the event the closing of the merger occurs following such date, the amount of Radiancy’s payment obligations increases by $250,000 for each one month period until January 16, 2012. Radiancy intends to fund such payment from its cash and cash equivalents and its short term deposits.

Contractual Obligations

Set forth below is a summary of Radiancy’s current obligations as of December 31, 2010 to make future payments due by the period indicated below, excluding payables and accruals. Radiancy expects to be able to meet its obligations in the ordinary course.

	Payments due by period (in thousands of dollars)
Contractual Obligations	Total	Less than 1 year	1–3 years	4–5 years
Purchase commitments (1)	$8,667	$8,667	$—	$—
Rental obligations	447	381	66	—
Other long-term liabilities	443	443	—	—

Total	$9,557	$9,491	$66	$—

(1)	Purchase commitments are purchase orders made in the normal course of business from vendors regarding purchase of inventory to be provided after December 31, 2010.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements and Radiancy does not participate in transactions that generate relationships with entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Impact of Inflation

Radiancy has not operated in a highly inflationary period, and it does not believe that inflation has had a material effect on our sales or expenses.

THE PHOTOMEDEX ANNUAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by PhotoMedex’s board of directors of proxies to be voted at the PhotoMedex annual meeting, which is to be held on December 12, 2011, beginning at  9:30 a.m., Eastern time, at the offices of Kaye Scholer LLP, located at 425 Park Avenue, New York NY 10022.

Purpose of the PhotoMedex Annual Meeting

At the PhotoMedex annual meeting, PhotoMedex stockholders will be asked to consider and vote on proposals to:

•	approve and adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby;

•	approve the issuance of shares of PhotoMedex common stock to Radiancy stockholders pursuant to the merger agreement;

•	approve the issuance of warrants to purchase PhotoMedex common stock, the form of which is attached as Annex C to this joint proxy statement/prospectus;

•

elect to the PhotoMedex board of directors eight (8) director nominees, to serve until PhotoMedex’s next annual meeting of stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal;

•	approve the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement with PhotoMedex;

•	amend the PhotoMedex Articles of Incorporation to increase the number of authorized shares of PhotoMedex common stock (the “Common Stock Amendment”);

•	amend the PhotoMedex Articles of Incorporation to authorize five million shares of blank check preferred stock (the “Preferred Stock Amendment”);

•	amend the PhotoMedex Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers (the “Indemnification Amendment”);

•	amend the provision of the PhotoMedex Articles of Incorporation that addresses transactions with interested directors or officers (the “Interested Persons Amendment”);

•	amend the PhotoMedex Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793 (the “NRS Amendment”);

•	approve the amendment to the PhotoMedex 2005 Equity Compensation Plan, a copy of which is attached as Annex F to this joint proxy statement/prospectus;

•	approve the amendment to the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan, a copy of which is attached as Annex G to this joint proxy statement/prospectus;

•	approve a resolution expressing advisory approval of the compensation of the named executive officers of PhotoMedex that is based on or otherwise relates to the merger; and

•

approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described above.

In this joint proxy statement/prospectus, we will refer to the Common Stock Amendment, Preferred Stock Amendment, Indemnification Amendment, Interested Persons Amendment and NRS Amendment as the “Proposed Charter Amendments.” These Proposed Charter Amendments are collectively contained in the draft Amended and Restated Articles of Incorporation, a copy of which is attached as Annex E to this joint proxy statement/prospectus.

Proposal No. 1—Approval of the Merger Agreement

The PhotoMedex board of directors has determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of PhotoMedex and its stockholders and has approved the merger agreement. PhotoMedex stockholders are encouraged to read this joint proxy statement/prospectus for more detailed information concerning the merger agreement and the merger. In particular, the PhotoMedex stockholders are directed to Annex A to this joint proxy statement/prospectus for the full text of the merger agreement.

Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger pursuant to voting agreements. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval and adoption of the merger agreement requires the affirmative vote of a majority of the PhotoMedex shares present in person or represented by proxy at a duly called meeting.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby.

For a more complete description of PhotoMedex’s reasons for the merger and the recommendation of the PhotoMedex board of directors, see “The Merger—PhotoMedex Board of Directors’ Recommendation” beginning on page 69.

Proposal No. 2—Approval of the Issuance of Common Stock

The PhotoMedex board of directors has determined that the issuance of PhotoMedex common stock to holders of Radiancy common stock and preferred stock (other than Radiancy, Ltd.) pursuant to the merger agreement is advisable and in the best interests of PhotoMedex and its stockholders and has approved the issuance of PhotoMedex common stock to holders of Radiancy common stock and preferred stock pursuant to the merger agreement.

Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger pursuant to voting agreements. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

If a quorum is present, the approval of the issuance of shares of PhotoMedex common stock pursuant to the merger agreement requires the affirmative vote of a majority of the PhotoMedex shares present in person or represented by proxy at a duly called meeting.

In favoring the merger, the PhotoMedex board of directors is recommending that its stockholders authorize the issuance of shares of common stock to the stockholders of Radiancy (other than Radiancy, Ltd.). The issuance of these shares of PhotoMedex common stock and the issuance of warrants to purchase PhotoMedex common stock will reflect the split of ownership in the combined company that the board of directors believes is in the best interests of, and is fair from a financial point of view to, the stockholders of PhotoMedex.

Relationship to the Merger Agreement

Approval of this proposed amendment is one of the conditions to the consummation of the merger. If this Proposal No. 2 is not approved by the PhotoMedex stockholders, and the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of the issuance of the common stock requires the affirmative vote of a majority of the PhotoMedex shares present in person or represented by proxy at a duly called meeting.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to approve the issuance of PhotoMedex common stock pursuant to the merger agreement.

For a more complete description of PhotoMedex’s reasons for the merger and the recommendation of the PhotoMedex board of directors, see “The Merger—PhotoMedex Board of Directors’ Recommendation” beginning on page 69.

Proposal No. 3—Approval of the Issuance of Warrants

The PhotoMedex board of directors has determined that the issuance of warrants to purchase PhotoMedex common stock pursuant to the merger agreement is advisable and in the best interests of PhotoMedex and its stockholders and has approved the issuance of warrants to purchase PhotoMedex common stock pursuant to the merger agreement. The form of warrant is attached as Annex C to this joint proxy statement/prospectus.

The warrants to be issued to the PhotoMedex stockholders in connection with the consummation of the merger have the following principal terms: (i) a warrant exercise price of twenty dollars ($20.00) per share of PhotoMedex common stock, (ii) an exercise period of three (3) years, and (iii) the right of PhotoMedex to notify the holders of warrants of an earlier expiration of the warrants, at any time following such time as the PhotoMedex common stock will have had a closing trading price in excess of thirty dollars ($30.00) per share for a period of twenty (20) consecutive trading days, provided that such earlier expiration date shall not be earlier than that date which is twenty (20) trading days following the delivery of such notification by PhotoMedex.

The terms of these warrants are further summarized in “Description of Capital Stock of PhotoMedex—Warrants” beginning on page 294.

Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger pursuant to voting agreements. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

Relationship to the Merger Agreement

Approval of this proposed amendment is one of the conditions to the consummation of the merger. If this Proposal No. 3 is not approved by the PhotoMedex stockholders, and the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of the issuance of warrants to purchase PhotoMedex common stock requires the affirmative vote of a majority of the PhotoMedex shares present in person or represented by proxy at a duly called meeting

In favoring the merger, the PhotoMedex board of directors is recommending that its stockholders authorize the issuance warrants to purchase PhotoMedex common stock to the stockholders of PhotoMedex. The issuance of the shares of PhotoMedex common stock and the issuance of these warrants to purchase PhotoMedex common stock will reflect the split of ownership in the combined company that the board of directors believes is in the best interests of, and is fair from a financial point of view to, the stockholders of PhotoMedex.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to approve the issuance of warrants to purchase PhotoMedex common stock pursuant to the merger agreement.

Proposal No. 4—Election of Directors

For this proposal, PhotoMedex is also referred to as “we,” “us,” or “our.”

These eight (8) director nominees, if elected at the annual meeting, will hold office until the next annual meeting or until their successors are qualified, subject to their prior death, resignation or removal. There are no family relationships among any of our directors and executive officers. In the absence of instructions to the contrary, shares of common stock represented by properly executed proxies will be voted for the eight (8) nominees listed herein below, all of whom are recommended by our board of directors and who have consented to be named and to serve if elected.

In the event that any nominee recommended by the Nominations and Corporate Governance Committee (the “N&G Committee”) is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger pursuant to voting agreements. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

The election of new directors is subject to the approval of merger by the stockholders of PhotoMedex and Radiancy and the completion of the merger. If the merger is not approved by the stockholders of PhotoMedex and Radiancy or the merger is not consummated, PhotoMedex’s current directors will continue in office and PhotoMedex will hold another stockholder meeting to elect directors.

Our board of directors knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the record date, and is based in part on information furnished by the nominees and in part from our records.

The affirmative vote of a plurality of votes of the shares of our common stock present in person or represented by proxy at the Meeting and entitled to vote is required to elect the directors nominated above. That means the eight (8) nominees will be elected if they receive more affirmative votes than any other nominees.

The slate of nominees to the PhotoMedex board of directors is favored by PhotoMedex’s board of directors. The present board believes that the slate reflects a fair commingling of the talents of each of PhotoMedex and Radiancy. It will allow the board of directors also to have a broad range of experience with respect to each of PhotoMedex and Radiancy. Finally, the present board believes that the slate of directors is individuals who will be able to assist in the assimilation of the cultures of the two companies.

Relationship to the Merger Agreement

Approval of this proposal is one of the conditions to the consummation of the merger. If this Proposal No. 4 is not approved by the PhotoMedex stockholders, and the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

The PhotoMedex board of directors unanimously recommends a vote FOR each director nominee listed below:

Dennis M. McGrath

Stephen P. Connelly

James W. Sight

Dr. Dolev Rafaeli

Dr. Yoav Ben-Dror

Lewis C. Pell

Katsumi Oneda

Nahum Melumad

Assuming the election of the individuals set forth above and the closing of the merger, the board of directors and management positions of PhotoMedex will be as follows:

Name	Position	Age
Lewis C. Pell	Chairman of the Board of Directors	68
Dr. Dolev Rafaeli	CEO and Director	47
Dennis M. McGrath	President, CFO and Director	54
Dr. Yoav Ben-Dror	Vice Chairman of the Board of Directors	58
Katsumi Oneda	Director	73
Nahum Melumad	Director	56
Stephen P. Connelly	Director	59
James W. Sight	Director	55

Information about the Nominees

Dr. Dolev Rafaeli. President & CEO, joined Radiancy in February 2006 as President and CEO. He has over 22 years experience managing international operations. Prior to joining Radiancy, Dr. Rafaeli served from 2004 to 2006 as President and CEO of the USR Group, a consumer electronics products manufacturer, managing operations in Israel, China, Hong Kong and the U.S. Between 2000 and 2004, Dr. Rafaeli founded and served as general manager of Orbotech Ltd., an automated optical inspection capital equipment manufacturer for the electronics industry (Nasdaq:ORBK) in China and Hong-Kong building these operations into a $100M a year business. Between 1997 and 2000 Dr. Rafaeli served as CEO of USR Ltd, a global electronics contract manufacturing company, providing design, supply chain and manufacturing services to dozens of clients in the communications, consumer and medical device fields, employing 1,000 employees. Previously Dr. Rafaeli served as the director of operations and the manager of the Arad manufacturing facility for Motorola in its Land Mobile Product Solutions division, manufacturing and distributing communications, consumer and other infrastructure electronics products in excess of $400M annually (Nasdaq:MOT). Dr. Rafaeli graduated with B.Sc in Industrial Engineering and Management cum laude from the Technion, Israel, an M.Sc. in Operations Management from the Technion, Israel, and holds a Ph.D. in Business Management from Century University. Dr. Rafaeli’s leadership and business experience in guiding Radiancy’s recent achievements make him a qualified nominee for our board of directors.

Dr. Yoav Ben-Dror. Dr. Yoav Ben-Dror, Chairman of the Board of Directors, joined Radiancy’s board of directors in 2005 and was elected Chairman of the Board of Directors in 2006. Dr. Ben-Dror is an experienced entrepreneur with more than 30 years of experience in technology, medical devices, and financial innovations. He currently serves on the board of directors of Dagon Batey-Mamguroth Le-Israel Ltd (silo houses), Final Inc. (high-frequency financial algorithm technology), Fitango Inc.(social network), Neurotech Solutions Ltd. (human cognition and behavior, with a particular emphasis on Attention Deficit/Hyperactivity Disorder (ADHD)., and Impact First Investments Ltd.(investment management firm that specializes in social investing). He is a director at Keren Shemesh Foundation for the Encouragement of Young Entrepreneurs (in association with YBI—Youth Business International) (foundation assisting young entrepreneurs transform an idea into a successful sustainable small business), a director at Hatnuah Hezrachit Hachadasha LTD. (HLZ) (social activity), a member of the Board of Trustees of H.I.T—Holon Institute of Technology (academic institution) and a trustee at the Hecht-Zilzer Trust (charity). Dr. Ben-Dror previously served on the board of directors of Cellcom Israel Ltd. (the leading Israeli cellular provider—now traded NYSE: CEL), Dubek Ltd. (tobacco), Magic Box Ltd. (financial algorithm technology) and was a member of the board of directors of H.I.T—Holon Institute of Technology (academic institution). He was also involved with InStent Inc. (medical devices—cardiology), Influence Medical Technologies Ltd. (medical devices—urology), and with Disc-O-Tech Medical Technologies Ltd. (medical devices—spin). Dr. Ben-Dror is a member of the Israel Bar and holds a Doctor of the Science of Jurisprudence (J.S.D.) from the School of Law (Boalt Hall) University of California, Berkeley. Dr. Ben-Dror’s leadership and business experience in guiding Radiancy’s recent achievements make him a qualified nominee for our board of directors.

Lewis C. Pell. Board Member joined Radiancy’s board of directors in 1998. Mr. Pell has founded over a dozen successful medical technology companies during the past three decades. In 1979, Mr. Pell founded Pentax Precision Instruments, which was sold to Asahi Optical in 1990. In 1983, he founded American Endoscopy Inc., which was sold to CR Bard in 1986. In 1984 he founded Versaflex Inc., which was sold to Medtronic Inc. in 1988. In 1989, he founded Heart Technology Corp., which went public in the U.S. in 1992 and eventually was sold to Boston Scientific in 1995. In 1991, he founded InStent Inc., which became a public company in 1995 and was sold to Medtronic in 1996. In 1994, he founded Influence Inc., which was sold to American Medical Systems Inc. in 1999. Working with Dr. Shlomo Ben-Haim, Mr. Pell founded Biosense Inc. in 1994, which was sold to Johnson & Johnson in 1997. Mr. Pell is currently Chairman and investor in a number of private medical device companies. In 1992, Mr. Pell founded and remains the Chairman of Vision-Sciences, Inc., which is currently a publicly traded company on Nasdaq. Mr. Pell has a B.S. in Political Science from Brooklyn College. Mr. Pell has over twenty years of experience in the medical technology industry that would make him a valuable addition to our board of directors.

Katsumi Oneda. Mr. Oneda co-founded Vision-Sciences Inc., a medical device manufacturer specializing in efficiency and infection control solutions for flexible endoscopy and served as its President and Chief Executive Officer from October 1993 to February 1, 2003 and as the Chairman from October 1993 to October 2005. He served as the Vice-Chairman of the Board of Directors of that company from May 1992 to October 1993, as Honorary Chairman of the Board of Directors from October 1991 to October 1993 and as the Chairman of the Board of Directors from September 1990 to October 1991. He has been a on the board of directors of Vision-Sciences Inc. since 1987. Mr. Oneda graduated from Sangyo Noritsu College in 1964. Mr. Oneda brings over twenty years of experience in the medical technology industry that would make him a valuable addition to our board of directors.

Nahum Melumad. Mr. Melumad is the James Dohr Professor of Accounting and Business Law at the Columbia Business School (CBS). He has been a member of the CBS faculty since 1993. Between 2000 and 2006, he served as the chairman of the accounting division at the CBS. Professor Melumad is the recipient of the 2005 Annual CBS Dean’s Award for Excellence in MBA/EMBA teaching. Between 2003 and 2008, he co-directed the Columbia Business School/New York Stock Exchange Program for directors of public companies titled Integrity in Financial Disclosure. Prior to joining CBS he was a member of the faculty at the Stanford Business School. Professor Melumad has served as a consultant and advisor to many organizations, including Bristol-Myers Squibb, General Electric, the New York Stock Exchange, and Morgan Stanley. Professor Melumad is a CPA and holds M.B.A. and Ph.D. degrees from the University of California at Berkeley. Mr. Melumad would bring to our board of directors valuable accounting expertise.

Dennis M. McGrath. Mr. McGrath was appointed as President, Chief Executive Officer and a director of PhotoMedex in July 2009. Mr. McGrath also served as its Chief Financial Officer and Vice President—Finance and Administration from January 2000 through November 2009. Mr. McGrath has held several senior level positions including, from February 1999 to January 2000, serving as the Chief Operating Officer of Internet Practice, the largest division for AnswerThink Consulting Group, Inc., a public company specializing in business consulting and technology integration. Concurrently, from August 1999 until January 2000, Mr. McGrath served as Chief Financial Officer of Think New Ideas, Inc., a public company specializing in interactive marketing services and business solutions. In addition to the financial reporting responsibilities, Mr. McGrath was responsible for the merger integration of Think New Ideas, Inc. and AnswerThink Consulting Group, Inc. From September 1996 to February 1999, Mr. McGrath was the Chief Financial Officer and Executive Vice-President–Operations of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink Consulting Group, Inc. in 1999. Mr. McGrath is currently a director of RICOMM Systems, Inc. and Noninvasive Medical Technologies, Inc. Mr. McGrath graduated with a B.S. in accounting from LaSalle University in 1979. Mr. McGrath’s extensive experience in management and finance and his service as Chief Executive Officer make him a valuable member of our board of directors.

Stephen P. Connelly. Mr. Connelly was appointed to the board of directors of PhotoMedex on May 3, 2007. From 2001 to 2004, Mr. Connelly worked at Viasys Healthcare, Inc., serving as President and Chief Operating

Officer. Viasys Healthcare, Inc., is a medical technology and device company. Mr. Connelly’s last place of business employment was Viasys Healthcare. Since that time, from 2004 to 2009, Mr. Connelly taught Global Strategy in the MBA program in the Haub School of Business at Saint Josephs University and, since 2009, served as a director of Corpak MedSystems, a medical device company owned by a private equity company. Prior to his time at Viasys Healthcase, Inc., Mr. Connelly was Senior Vice President and General Manager of the Americas as well as a member of the Executive Committee of Rhone Poulenc Rorer. His tenure at Rhone Poulenc Rorer was from 1990 to 1998. Mr. Connelly’s broad background includes over twenty-five years of experience in the planning, development and management of rapid-growth marketing-driven businesses in the medical device and pharmaceutical fields. In addition, Mr. Connelly has a diverse and comprehensive business background, with expertise in such areas as strategic and tactical business development, joint ventures, mergers, acquisitions and corporate partnering, structuring and finance. Mr. Connelly is well-versed in every aspect of marketing, sales, general management, research and development of high-technology products and processes. Mr. Connelly possesses extensive international experience, having lived in Asia and having had operational P&L responsibility in many developed countries. Mr. Connelly has executive experience in seasoned healthcare companies, with particular expertise in international dealings, making him well-qualified to serve on our board of directors.

James W. Sight. Mr. Sight was appointed to the board of directors of PhotoMedex on May 26, 2010. He currently serves as Vice Chairman. Mr. Sight, an investor serving on the board of directors of various other public companies, has over 20 years of experience in corporate restructurings and financings. Within his experience Mr. Sight has, since November 2007, been a significant shareholder of Feldman Mall Properties, Inc., a real estate investment trust formerly listed on the New York Stock Exchange under the symbol FLMP, and served in the office of the REIT’s President and as a director of the Company; acted since 1998 to the present as a consultant to LSB Industries (NYSE: LXU); and from 1995 to 2006, was a large shareholder in Westmoreland Coal (AMEX: WLB), active on its board of directors in directing the reorganization of the company and its emergence from Chapter 11. From 2001 to 2005, Mr. Sight was a director of Programmer’s Paradise (NASD: PROG). Mr. Sight currently serves on the board of directors of Feldman Mall Properties, Inc. Mr. Sight’s experience in corporate restructurings and financings makes him a valuable member of our board of directors.

With respect to the director nominees to the PhotoMedex board of directors, none of the nominees has, in the past 10 years, been subject to a federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to any legal proceedings, which include judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity or based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement to such actions, and any disciplinary sanction or order imposed by a stock, commodities or derivatives exchange other self-regulatory organization.

Committee Appointments.

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the N&G Committee. It is expected that the following appointments will be made:

Audit Committee: Dr. Melumad (chair), Mr. Connelly and Mr. Pell.

Compensation Committee: Dr. Ben-Dror (chair), Mr. Pell and Mr. Connelly.

N&G Committee: Mr. Sight (chair) and Mr. Oneda.

Except for Dr. Rafaeli and Mr. McGrath, the nominees are “independent” under the revised listing standards of Nasdaq. Dr. Melumad is also a “financial expert” under the listing requirements of Nasdaq.

The PhotoMedex board of directors determined in 2010 that each member of the Audit Committee in 2010 satisfied the independence and other composition requirements of the SEC and Nasdaq. Our board of directors also determined that each member of the Audit Committee qualified in 2010 as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K and has the requisite accounting or related financial expertise required by applicable Nasdaq rules.

Management of PhotoMedex, Inc.

The current directors have terms which will end at the 2011 annual meeting of the stockholders, unless such directors are re-elected to serve on the board of directors at such annual meeting. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers. Members of our board of directors are encouraged to attend meetings of the board of directors and the Annual Meeting of Stockholders. The PhotoMedex board of directors held 13 meetings and executed eight unanimous written consents in lieu of a meeting in 2010.

The following sets forth certain biographical information concerning our current directors and our executive officers.

Name	Position	Age
Richard J. DePiano	Non-Executive Chairman of the Board of Directors	70
James W. Sight	Non-Executive Vice Chairman of the Board of Director (since May 26, 2010)	56
Dennis M. McGrath	President, Chief Executive Officer and Director	54
Christina L. Allgeier	Vice President and Chief Financial Officer	39
Michael R. Stewart	Executive Vice President and Chief Operating Officer	54
David W. Anderson	Director	59
Stephen P. Connelly	Director	60
Leonard L. Mazur	Director	66
Alan R. Novak	Director	77
Paul J. Denby	Director (since May 26, 2010)	56

Directors and Executive Officers

Richard J. DePiano was appointed to our board of directors in May 2000 and was unanimously elected to serve as Non-Executive Chairman of the board of directors on January 31, 2003. Since February, 1996 Mr. DePiano has been a director of Escalon Medical Corp., a publicly traded healthcare business specializing in the development and marketing of ophthalmic devices and pharmaceutical and vascular access products, and has served as its Chairman and Chief Executive Officer since March 1997. Mr. DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P. and Managing Director of the Sandhurst Venture Fund since 1986. Mr. DePiano was also the Chairman of the Board of Directors of Surgical Laser Technologies, Inc. (“SLT”) prior to our acquisition of SLT. Mr. DePiano serves on the Board of Trustees for Drexel University and Salus University. Mr. DePiano brings professional experience and executive management experience with a health-care company to our board of directors.

James W. Sight, See Information about the nominees above.

Dennis M. McGrath, See Information about the nominees above

Christina L. Allgeier was appointed as our Vice President and Chief Financial Officer in October 2009. Prior to this time, Ms. Allgeier served as our corporate controller since December 2002. Ms. Allgeier graduated with a B.S. in accounting from Penn State University. Ms. Allgeier holds a license from the Commonwealth of Pennsylvania as a certified public accountant.

Michael R. Stewart was appointed as our Executive Vice President of Corporate Operations on December 27, 2002, immediately following the acquisition of SLT and, on July 19, 2005, he was appointed our

Chief Operating Officer. From July 1999 to the acquisition of SLT, Mr. Stewart was the President and Chief Executive Officer of SLT and, from October 1990 to July 1999 he served as SLT’s Vice President Finance and Chief Financial Officer. Mr. Stewart graduated from LaSalle University with a B.S. in accounting and received an M.B.A. from LaSalle University in 1986. Mr. Stewart passed the CPA examination in New York in 1986.

David W. Anderson was appointed to our board of directors on September 28, 2004. Mr. Anderson has been the President and Chief Executive Officer of Gentis, Inc. since November 2004. He has over twenty years of entrepreneurial management experience in the medical device, orthopedics and pharmaceutical field. He has served as President and CEO of Sterilox Technologies, Inc., the world’s leader in the development and marketing of non-toxic biocides; Bionx Implants, Inc., a publicly traded orthopedic sports medicine and trauma company, and Kensey Nash Corporation, a publicly traded cardiology and biomaterials company. In addition, Mr. Anderson was previously Vice President of LFC Financial Corp., a venture capital and leasing company, where he was responsible for LFC’s entry into the healthcare market; and was a founder and Executive Vice President of Osteotech, Inc., a high-technology orthopedic start-up. Mr. Anderson is also on the board of directors of Vision-Sciences, Inc. (Nasdaq: VSCI). Mr. Anderson has executive experience in a variety of health-care companies, which makes him a valuable member of our board of directors.

Stephen P. Connelly, See Information about the nominees above.

Leonard L. Mazur was appointed to our board of directors on May 13, 2009. Mr. Mazur is the co-founder of Triax Pharmaceuticals, LLC, or Triax, where he has served as Chief Operating Officer since January 2005. Prior to joining Triax, he was the founder and, from 1995 to 2005, Chief Executive Officer of Genesis Pharmaceutical, Inc., a skincare company that dispenses products through dermatologists’ offices. In addition, Mr. Mazur has extensive sales, marketing and business development experience from his tenures at Medicis Pharmaceutical Corporation, ICN Pharmaceuticals, Inc., Knoll Pharma (a division of BASF), and Cooper Laboratories, Inc. Mr. Mazur is a member of the Board of Trustees of Manor College in Jenkintown, PA. Mr. Mazur has entrepreneurial experience in the healthcare industry, and his experiences in marketing and with dermatological products make him a valuable member of our board of directors.

Alan R. Novak was appointed to our board of directors in October 1997. Mr. Novak is a managing member of City Interests, LLC, a fully integrated real estate investment and development company. Mr. Novak’s and CityInterests’ projects include the Mandarin Oriental Hotel in Washington, DC; Harbourside & the Swedish Embassy, a mixed-use office and residential project on the Georgetown waterfront in Washington, DC; and Parkside, a mixed-use development on the Metro in Washington DC. Mr. Novak is a graduate of Yale University, Yale Law School and Oxford University as a Marshall Scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes three years as an officer in the U.S. Marine Corps, a U.S. Supreme Court clerkship with Justice Potter Stewart, and service as Senior Counsel to Senator Edward M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow and the Executive Director of President Johnson’s Telecommunications Task Force. Mr. Novak was appointed by President Carter and served for five years as Federal Fine Arts Commissioner. Mr. Novak brings professional experience to our board of directors and business experience from the vantage point of a non-healthcare company, allowing him to provide our board of directors with a valuable outside perspective.

Paul J. Denby was appointed to our board of directors on May 26, 2010. Mr. Denby has over 30 years of experience, through Denby Enterprises, Inc., in the professional hair care industry. He has represented over 100 companies covering a gamut of professional appliances, cosmetics, and skincare products. Mr. Denby has served some of the largest beauty companies in the industry, in such capacities as sales manager and direct agent in marketing, merchandising, positioning and promoting their products. Mr. Denby has extensive experience in sales and marketing of dermatological products, allowing him to provide valuable advice as a member of our board of directors.

With respect to the incumbent members of the board of directors, none of the members has, in the past 10 years, been subject to a federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to any legal proceedings, which include judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity or based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement to such actions, and any disciplinary sanction or order imposed by a stock, commodities or derivatives exchange other self-regulatory organization.

Board Leadership Structure

In accordance with the provisions of our bylaws and the SPA with Perseus, the total number of directors who serve on our board of directors is currently set at eight. In order to increase the number of directors serving on the board of directors from seven to eight, it was necessary to secure the consent of Perseus. Perseus consented to an eight-member board of directors until such time as the Investor acts on its continuing right under the Securities Purchase Agreement to designate a member for election or appointment to the board of directors of PhotoMedex. Following the consummation of the transactions contemplated by the Repurchase Right Agreement with Perseus, Perseus will no longer have this designation right.

PhotoMedex’s board of directors chooses to separate the position of our Chief Executive Officer from that of our Chairman of the Board of Directors. The PhotoMedex board of directors has made this decision based on their belief that an independent Chairman of the board of directors can act as a balance to the Chief Executive Officer, who also serves as a non-independent director. The PhotoMedex board of directors also has provided for the post of Vice Chairman, who will fulfill the duties of the Chairman when circumstances preclude the Chairman from fulfilling the duties of the chairmanship.

Our board of directors administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. While management is responsible for identifying risks, our board of directors has charged the Audit Committee of the board of directors with evaluating financial and accounting risk, the Compensation Committee of the board of directors with evaluating risks associated with employees and compensation. Investor-related risks are usually addressed by the board of directors as a whole. We believe an independent Chairman of the Board adds an additional layer of insight to our board of directors’ risk oversight process.

Compensation, Nominations and Corporate Governance and Audit Committees

General. Our board of directors maintains charters for select committees. In addition, our board of directors has adopted a written set of corporate governance guidelines and a code of business conduct and ethics and a code of conduct for our chief executive and senior financial officers that generally formalize practices that we already had in place. We have adopted a Code of Ethics on Interactions with Health Care Professionals and an Anti-Fraud Program. To view the charters of our Audit, Compensation and N&G Committees, Code of Ethics, corporate governance guidelines, codes of conduct and whistle blower policy, please visit our website at www.photomedex.com, under the Corporate Governance section of the Investor Relations page (this website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part of this joint proxy statement/prospectus). In compliance with Nasdaq rules, the majority of our board of directors is comprised of independent directors. The PhotoMedex board of directors determined in 2010 that, except for Mr. McGrath, who is our Chief Executive Officer, all current members of the board of directors are independent under the revised listing standards of Nasdaq. The board of directors has determined that each of the following nominees is independent under the listing standards of Nasdaq: Messrs. Pell, Ben-Dror, Oneda, Melumad, Connelly and Sight. Additionally, our board of directors believes that it is desirable to have at least one financial expert serving on the Audit Committee.

Compensation Committee. Our Compensation Committee discharges the board of directors, responsibilities relating to compensation of our Chief Executive Officer and other executive officers, produces an annual report on executive compensation for inclusion in our annual proxy statement that is included in this joint proxy statement/prospectus and provides general oversight of compensation structure. Other specific duties and responsibilities of the Compensation Committee include:

•	reviewing and approving objectives relevant to executive officer compensation;

•

evaluating performance and recommending to the board of directors the compensation, including any incentive compensation, of our Chief Executive Officer and other executive officers in accordance with those objectives;

•	reviewing employment agreements for executive officers;

•	recommending to the board of directors the compensation for our directors;

•	administering our equity compensation plans (except the Non-Employee Director Plan) and other employee benefit plans;

•	evaluating human resources and compensation strategies, as needed; and

•	evaluating periodically the Compensation Committee charter.

Our board of directors has adopted a written charter for the Compensation Committee. The Compensation Committee is currently composed of Messrs. Novak, Connelly and Mazur. Mr. Connelly serves as the Chairman of the Compensation Committee. Our board of directors determined that each member of the Compensation Committee in 2010 satisfies the independence requirements of the SEC and Nasdaq. The Compensation Committee held two formal meeting during 2010.

The Compensation Committee reviews executive compensation from time to time and reports to the board of directors, which makes all final decisions with respect to executive compensation. The Compensation Committee adheres to several guidelines in carrying out its responsibilities, including performance by the employees, our performance, enhancement of stockholder value, growth of new businesses and new markets and competitive levels of fixed and variable compensation. The report of the Compensation Committee for 2010 is presented below.

Nominations and Corporate Governance Committee. Our board of directors has established a N&G Committee for the purpose of reviewing all board of director-recommended and stockholder-recommended nominees, determining each nominee’s qualifications and making a recommendation to the full board of directors as to which persons should be our board of directors’ nominees. Our board of directors has adopted a written charter for the N&G Committee. The N&G Committee is composed of Messrs. DePiano, Anderson, Denby and Connelly. Mr. Anderson serves as the Chairman of the N&G Committee. Our board of directors determined in 2010 that each member of the N&G Governance Committee satisfies the independence requirements of the SEC and Nasdaq. The N&G Committee held one formal meeting during 2010 in conjunction with a meeting of the full board of directors.

The duties and responsibilities of the N&G Committee include:

•	identifying and recommending to our board of directors individuals qualified to become members of our board of directors and to fill vacant positions on our board of directors;

•	recommending to our board of directors the director nominees for the next annual meeting of stockholders;

•	recommending to our board of directors director committee assignments;

•	reviewing and evaluating succession planning for our Chief Executive Officer and other executive officers;

•	monitoring the independence of our board members;

•	developing and overseeing the corporate governance principles applicable to members of our board of directors, officers and employees;

•	reviewing and approving director compensation and administering the Non-Employee Director Plan;

•	monitoring the continuing education for our directors; and

•	evaluating annually the N&G Committee charter.

The N&G Committee considers these requirements when recommending nominees to our board of directors. Our N&G Committee utilizes a variety of methods for identifying and evaluating nominees for our directors. Our N&G Committee will regularly assess the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or other circumstances. When considering potential director nominees, the N&G Committee also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy and experience in the context of the needs of PhotoMedex and of our existing directors. The N&G Committee also seeks director nominees who are from diverse backgrounds and who possess a range of experiences as well as a reputation for integrity. The N&G Committee considers all of these factors to ensure that our board of directors as a whole possesses a broad range of skills, knowledge and experience useful to the effective oversight and leadership of PhotoMedex.

Audit Committee. Our board of directors has established an Audit Committee to assist it in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors and an internal audit function and risk assessment and risk management. The duties of our Audit Committee include:

•	appointing, evaluating and determining the compensation of our independent auditors;

•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;

•	reviewing disclosure controls and procedures, internal control over financial reporting, any internal audit function and corporate policies with respect to financial information;

•	reviewing other risks that may have a significant impact on our financial statements;

•	preparing the Audit Committee report for inclusion in the annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;

•	approving all related party transactions, as defined by applicable Nasdaq Rules, to which the PhotoMedex is a party; and

•	evaluating annually the Audit Committee charter.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

Our board of directors has adopted a written charter for the Audit Committee, which charter meets the applicable standards of the Commission and Nasdaq. The members of the Audit Committee are Messrs. DePiano, Anderson and Connelly. Mr. DePiano serves as Chairman of the Audit Committee. The Audit Committee meets regularly and held seven meetings during 2010.

The board of directors determined in 2010 that each member of the Audit Committee satisfies the independence and other composition requirements of the SEC and Nasdaq. Our board of directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K and has the requisite accounting or related financial expertise required by applicable Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

Stockholder Communications with the Board of Directors

Our board of directors has established a process for stockholders to communicate with the board of directors or with individual directors. Stockholders who wish to communicate with our board of directors or with individual directors should direct written correspondence to Davis Woodward, Corporate Counsel at dwoodward@photomedex.com or to the following address (our principal executive offices): Board of Directors, c/o Corporate Secretary, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Any such communication must contain:

•	A representation that the stockholder is a holder of record of our capital stock;

•	the name and address, as they appear on our books, of the stockholder sending such communication; and

•	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

Mr. Woodward will forward such communications to our Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case Mr. Woodward has the authority to discard the communication or to take appropriate legal action regarding such communication.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. As of March 30, 2011, we believe, based solely on a review of the copies of such reports furnished to us and representations of these persons that no other reports were filed and that all reports needed to be filed have been filed for the year ended December 31, 2010.

COMPENSATION DISCUSSION AND ANALYSIS OF PHOTOMEDEX

Introduction

The Compensation Committee of our board of directors is responsible for reviewing and approving the annual compensation of our executive officers. The N&G Committee of our Board of Directors is responsible for reviewing and approving the compensation of our non-employee directors.

The Compensation Committee is composed solely of directors who are not our current or former employees, and each is independent under the revised listing standards of Nasdaq. Our Board of Directors has delegated to the Compensation Committee the responsibility to review and approve our compensation and benefits plans, programs and policies, including the compensation of our President and Chief Executive Officer and our other executive officers as well as middle-level management and other key employees. The Compensation Committee administers all of our executive compensation programs, incentive compensation plans and equity-based plans and provides oversight for all of our other compensation and benefit programs.

The key components of the compensation program for executive officers are base salary and bonus, and long-term incentives in the form of stock options and restricted stock under our 2005 Equity Plan. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn superior rewards when merited by individual and corporate performance.

Objectives of Compensation Program

The Compensation Committee intends to govern and administer compensation plans to support the achievement of our long-term strategic objectives, to enhance stockholder value, to attract, motivate and retain highly qualified employees by paying them competitively and rewarding them for their own and our success. Included in this evaluation is an analysis whether PhotoMedex’s incentive compensation arrangements, including short-term (annual cash incentive) and long-term (equity awards) components, encourage unnecessary or excessive risks by any of the executives. Although incentive compensation is discretionary, the Compensation Committee typically considers overall performance of PhotoMedex when granting cash incentive awards and considers each executive’s contributions to the growth of PhotoMedex for the benefit of the stockholders when granting incentive equity awards. We have no retirement plans or deferred compensation programs in effect for our non-employee directors and our executive officers, except for our 401(k) plan in which our executive officers are eligible to participate. Compensation is generally paid as earned. We do not have a specific formula for allocating between cash and non-cash compensation, which has been in the form of stock options and awards of restricted stock.

In order to assess whether the compensation program we had been providing to our executive officers was competitive and effective, the Compensation Committee relied on its own comparative review of peer companies. Such peer companies have included, among others, Barrier Therapeutics, Inc., Candela Corp., Cardiac Science Corp., Collagenex Pharmaceuticals, Inc., Cutera Inc., Cynosure,Inc. Derma Sciences, Inc., Diomed Holdings Inc., Dusa Pharmaceuticals Inc., Endologix Inc., Escalon Medical Corp., Kensey Nash Corp., Obagi Medical Products Inc., Palomar Medical Technologies Inc., and Spectranetics Corp. As an ongoing matter, the Compensation Committee does not regularly engage third-party consultants to advise on our compensation policies. Furthermore, our Compensation Committee does not delegate its responsibilities for reviewing and approving executive compensation.

To the extent consistent with the foregoing objectives, the Compensation Committee also intends to maximize the deductibility of compensation for tax purposes. The Compensation Committee may, however, decide to exceed the tax deductible limits established under Section 162(m) of the Code, when such a decision appears to be warranted based upon competitive and other factors.

What Our Compensation Program is Designed to Reward

The key components of the compensation program for our executive officers are base salary, bonus and long-term incentives under the 2005 Equity Plan. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn superior rewards when merited by individual and corporate performance.

Stock price performance has not been a factor in determining annual compensation insofar as the price of our common stock is subject to a number of factors outside of our control. We have endeavored through grants of stock options to our executive officers to incentivize individual and team performance by providing a meaningful stake in us that links their compensation to our overall success. Through awards of restricted stock, we have attempted to forge a closer link by tying the vesting of certain grants of restricted stock to certain milestone prices of our common stock.

Elements of PhotoMedex’s Compensation Plan and How Each Element Relates to Objectives

There are three primary elements in the compensation package of our executive officers: base salary, bonus and long-term incentives. Compensation payable in the event of the termination of an executive’s employment with PhotoMedex is a secondary but material element in the package.

Base Salaries. Base salaries for our executive officers are designed to provide a base pay opportunity that is appropriately competitive within the marketplace. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent on our financial performance and stock price appreciation rather than base salary. Adjustments to each individual’s base salary are made in connection with annual performance reviews and an assessment of market competitiveness.

Bonus. Generally, at the outset of a fiscal year, the Compensation Committee establishes a bonus program for executive officers and other managers and key employees eligible to participate in the program. The program is based on a financial plan for the fiscal year and other business factors. The amount of bonus, if any, hinges on corporate performance and financial condition and on the performance of the participant in the program. A program will typically allow some partial or discretionary awards based on an evaluation of the relevant factors. Provision for bonus expense is typically made over the course of a fiscal year. The provision becomes fixed, based on the final review of the Compensation Committee, which is usually made after the financial results of the fiscal year have been reviewed by our independent accountants.

For 2010, Messrs. McGrath and Stewart were eligible to earn a bonus of 60% of base salary. The bonus opportunity was pre-set against a sliding scale based on adjusted earnings before interest, taxes, depreciation and amortization in the second half of 2010. Ms. Allgeier was eligible for a bonus of $25,000, which she earned in 2010.

Long-Term Incentives. Grants of stock options under our stock option plans are designed to provide our executive officers and other managers and key employees with an opportunity to share, along with stockholders, in our long-term performance. Stock option grants are generally made annually to all executive officers, with additional grants being made following a significant change in job responsibility, scope or title or a significant achievement. The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options and shares of restricted stock held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

Prior to 2006, stock options granted under the various stock option plans generally had a four-year vesting schedule depending upon the size of the grant, and generally were set to expire five years from the date of grant. In 2006, the Compensation Committee determined that such grants would typically be for 10 years and vest over five years. The exercise price of options granted under the stock option plans is at no less than 100% of the fair market value of the underlying stock on the date of grant. The number of stock options granted to each executive officer is determined by the Compensation Committee based upon several factors, including the executive officer’s salary grade, performance and the estimated value of the stock at the time of grant, but the Compensation Committee has the flexibility to make adjustments to those factors at its discretion. The options granted to executives as a rule have provisions by which vesting and exercisability are accelerated in the event of a change of control, which is in accordance with the provisions of the 2005 Equity Plan, or in the event of a termination of employment initiated by us other than for cause.

Similar criteria are applied in making awards of restricted shares of our common stock under the 2005 Equity Plan, but in the case of restricted stock, we have based, in certain cases, the vesting schedule of the restricted stock on the price performance of our common stock and other performance measures.

The vast majority of the stock options outstanding under our equity plans had exercise prices which were well above the current market price of our common stock. The decline in our stock price over recent years made our goal of attracting, retaining and motivating employees more challenging. Accordingly, our board of directors approved an exchange of certain underwater options held by our named executive officers, other current employees, members of our Scientific Advisory Board and other active consultants and nonemployee members of our board of directors. The program concluded on December 30, 2010: participants surrendered options to purchase 68,653 shares of common stock and received in exchange 22,063 registered, unrestricted shares of common stock from the 2005 Equity Plan. Messrs. McGrath and Stewart and Ms. Allgeier exchanged options to purchase 10,006, 5,491 and 1,190 shares of common stock, respectively, in exchange for 3,449, 1,922 and 394 unrestricted shares of common stock under the program, respectively. The shares of stock were delivered in January 2011, in which year the executives have recognized income from the exchange of $20,142, $11,224 and $6,950, respectively.

Compensation on Termination of Employment or Change of Control. We have employment agreements with Messrs. McGrath and Stewart. Each of these agreements provides for severance upon termination of employment, whether in the context of a change of control or not. We have an at-will employment agreement with Ms. Allgeier, which provides for severance upon termination of employment after a change in control without cause or for good reason. The compensation payable upon termination of employment or a change of control for each of Messrs. McGrath and Stewart and Ms. Allgeier is described in detail in the section below entitled “Potential Payments on Termination of Employment or Change of Control.”

How Amounts Were Selected for Each Element of an Executive’s Compensation

Each executive’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee reviews from time to time the compensation practices of other companies, particularly our peer companies. To some extent, our compensation plan is based on the market and the companies we compete against for executives. Base salary and the long-term incentives are not set with reference to a formula.

An executive’s target bonus amount is set by an executive’s employment agreement, which was negotiated at arm’s length. A target bonus, or a portion thereof, is earned, based on fulfillment of conditions, which are set by the Compensation Committee at the outset of a fiscal year.

As a general rule, options and restricted stock awards are made in the first or second fiscal quarter of a year and after the financial results for the prior year have been audited and reported to our board of directors. Grants and awards are valued, and exercise prices are set, as of the date the grant or award is made. Exceptions to the general rule may arise for grants made to recognize a promotion or to address the effect of expiring options or in other extraordinary circumstances. The Compensation Committee may elect to defer a grant until after PhotoMedex has made public disclosure of its financial results, typically in a conference call on earnings. In such a case, the exercise price is set at the higher of the closing price on the approval date or the fixed grant date. In these deliberations, the Compensation Committee does not delegate any related function, unless to the board of directors as a whole, and the grants or awards made to executives are valued under the same measurement standards as grants made to other grantees.

Accounting and Tax Considerations

We follow FASB ASC Topic 718 under which we are required to value stock options granted, and restricted stock awarded, in 2006 and beyond under the fair value method and expense those amounts in our income statement over the vesting period of the stock option or restricted stock. We were also required to value unvested stock options granted prior to our adoption of FASB ASC Topic 718 under the fair value method and amortize such expense in our income statement over the stock option’s remaining vesting period. A material portion of such amortizing expense relates to stock option grants made to our executive officers and future option grants and stock awards made in 2006 and beyond to our executive officers will also have a material impact on such expense.

Our compensation program has been structured to comply with Sections 409A and 162(m) of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive service-provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Under Section 162(m) of the Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Compensation Committee has been advised that based upon prior stockholder approval on January 26, 2009 of the material terms of our 2005 Equity Plan, compensation under our 2005 Equity Plan is excluded from this limitation, provided that the other requirements of Section 162(m) are met. However, when warranted based upon competitive and other factors, the Compensation Committee may decide to exceed the tax deductible limits established under Section 162(m). The compensation provided to each of our executives in 2009 and 2010 did not exceed the limits under Section  162(m) for tax deductibility. None of our executives exercised any options in 2009 or 2010.

Overview of Executive Employment Agreements and Equity Awards

In connection with the transactions contemplated by the merger agreement, PhotoMedex has entered into the Amended Employment Agreements with Dennis McGrath, PhotoMedex’s President and Chief Executive Officer, and Michael Stewart, PhotoMedex’s Executive Vice President and Chief Operating Officer. As the Amended Employment Agreements were not in effect as of December 31, 2010 and will not become effective unless and until the closing of the merger occurs, the information contained herein is based on each executive’s existing employment agreement (as opposed to the Amended Employment Agreements). For a description of the Amended Employment Agreements and equity awards granted to Messrs. McGrath and Stewart in 2011, see the section below entitled “Amended Employment Agreements and 2011 Equity Awards.”

Existing Employment Agreement with Dennis M. McGrath. In November 1999, we entered into an employment agreement with Dennis M. McGrath to serve as our Chief Financial Officer and Vice President-Finance and Administration. We amended and restated that agreement in August 2002, and as of September 2007. On July 2, 2009, Mr. McGrath became our President and Chief Executive Officer. Mr. McGrath’s employment agreement has been renewed in accordance with its terms through December 31, 2011. Mr. McGrath’s annual base salary was approximately $300,000 in 2008 and 2009. Mr. McGrath’s 2010 annual base salary was $325,000. For 2011, Mr. McGrath’s base salary remains $325,000. The severance arrangements contained in Mr. McGrath’s employment agreement are summarized in the section below entitled “Potential Payments upon Termination of Employment or Change in Control.”

On June 15, 2009, Mr. McGrath was awarded under the 2005 Equity Plan 2,917 restricted shares of common stock at a purchase price of $0.06 per share. We had the right to repurchase the shares at $0.06 per share if we did not achieve the performance target, which was to have positive adjusted net income in the year 2010. “Adjusted net income” is defined as “net income after income taxes, excluding expense from options and warrants.” We did not achieve the performance target, but in recognition of the circumstances of PhotoMedex in the second half of 2010, we waived PhotoMedex’s right of repurchase. Mr. McGrath was also granted options to purchase 8,750 shares of our common stock at an exercise price of $6.24 per share. The options vest over five years (except that such options will vest entirely upon the merger) and will expire on June 15, 2019.

The stockholders approved on October 28, 2010 the request of the PhotoMedex board of directors to increase the shares authorized under the 2005 Equity Plan so that the board of directors could provide long-term incentive compensation to Messrs. McGrath and Stewart. On March 30, 2011, the board of directors awarded Mr. McGrath 100,000 restricted shares of common stock. The shares vest 10% a year for the first ten years after the award and may be accelerated in the event of a change in control. The executive will be grossed up for taxes imposed on the vesting of shares within the first year of the award provided conditions of cash availability are met. Subject to the closing of the merger, the terms of this award have been amended, as discussed in the section below entitled “Amended Employment Agreements and 2011 Equity Awards.”

Existing Employment Agreement with Michael R. Stewart. Effective August 1, 2002, Michael R. Stewart became our Executive Vice President of Corporate Operations, pursuant to an employment agreement. The employment agreement was amended and restated as of September 2007. Mr. Stewart became our Chief Operating Officer on July 19, 2005, at which time he was granted 5,000 options. Mr. Stewart’s annual base salary was $262,500 in 2008 and 2009. Mr. Stewart’s 2010 annual base salary was $300,000. For 2011, Mr. Stewart’s base salary remains $300,000. Mr. Stewart’s employment agreement has been renewed in accordance with its terms through December 31, 2011. The severance arrangements contained in Mr. Stewart’s employment agreement are summarized in the section below entitled “Potential Payments upon Termination of Employment or Change in Control.”

On June 15, 2009, Mr. Stewart was awarded 1,750 restricted shares of common stock under the 2005 Equity Plan at a purchase price of $0.06 per share. We have the right to repurchase the shares at $0.06 per share if we do not have positive adjusted net income in the year 2010. Mr. Stewart was also granted options to purchase 5,250 shares of our common stock at an exercise price of $6.24 per share. The options vest over five years (except that such options will vest entirely upon the merger) and will expire on June 15, 2019.

On March 30, 2011, the board of directors awarded Mr. Stewart 100,000 restricted shares of common stock. The shares vest 10% a year for the first ten years after the award and may be accelerated in the event of a change in control. The executive will be grossed up for taxes imposed on the vesting of shares within the first year of the award provided conditions of cash availability are met. Subject to the closing of the merger, the terms of this award have been amended, as discussed in the section below entitled “Amended Employment Agreements and 2011 Equity Awards.”

Employment Agreement with Christina L. Allgeier. We have an at-will employment agreement with Ms. Allgeier, which provides for severance upon termination of employment after a change in control without cause or for good reason. If, following a change in control of PhotoMedex, Ms. Allgeier’s employment is terminated (a) by PhotoMedex without cause or (b) by Ms. Allgeier for good reason, she will be entitled to six months’ salary continuation. On March 29, 2011, Ms. Allgeier was awarded under the 2005 Equity Plan 10,000 restricted shares of common stock. The shares vest 20% a year for the first five years after the award and will vest entirely upon the merger. Ms. Allgeier was also granted 834 options to purchase shares of our common stock at an exercise price of $6.24 per share. The options vest over five years (except that such options will vest entirely upon the merger) and will expire on June 15, 2019.

SUMMARY COMPENSATION TABLE

The following table includes information for the years ended December 31, 2010 and 2009 concerning compensation for our named executive officers. Ms. Allgeier was appointed to serve as our Chief Financial Officer on November 4, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis M. McGrath,	2010	324,010	161,379	0	274	21,195	506,858
President and Chief Executive Officer	2009	300,000	0	18,025	45,045	20,156	383,226

Michael R. Stewart,	2010	298,558	148,965	0	153	19,368	467,044
Chief Operating Officer and Executive Vice President	2009	262,500	0	10,815	27,027	19,097	319,439

Christina L. Allgeier,	2010	130,385	25,000	0	29	13,004	168,418
Chief Financial Officer & Vice President	2009	101,521	0	0	4,290	2,766	108,577

(1)	“Bonus” in the foregoing table is the bonus earned in 2010 and 2009, even though such bonus will have been paid in a subsequent period. No bonus was accrued for 2009 as the condition for accrual was not met.
(2)	The amounts shown for option and restricted stock awards relate to shares granted under our 2005 Equity Plan. For 2009, these amounts are equal to the aggregate grant-date fair value with respect to the awards made in 2009, computed in accordance with FASB ASC Topic 718 (formerly SFAS 123R), before amortization and without giving effect to estimated forfeitures. For information regarding the number of shares subject to 2009 awards, other features of those awards, and the grant-date fair value of the awards, see the Outstanding Equity Awards At Fiscal Year-End Table below. The amounts shown for option awards in 2010 reflect the incremental fair value of unrestricted shares of our common stock issued, pursuant to a tender offer made on Schedule TO, out of the 2005 Equity Plan in exchange for options issued in prior years with exercise prices greater than $10 per share. The unrestricted shares were valued at $5.84 per share, the closing price on the date the shares were delivered to the directors. See Note 14 to our consolidated financial statements for fiscal year ended December 31, 2010 for discussion regarding the assumptions used to calculate fair value.
(3)	“All Other Compensation” includes a car allowance ($1,000 per month), premiums for supplementary life and/or disability insurance and matching 401(k) plan contributions for Messrs. McGrath and Stewart and Ms. Allgeier. Ms. Allgeier’s Other Compensation in 2009 reflects a car allowance for November and December, after she became the Chief Financial Officer.

Non-Equity Incentive Plan; Non-Qualified Deferred Compensation

We do not have a non-equity incentive plan, nor do we have a plan or program of non-qualified deferred compensation.

Potential Payments on Termination of Employment or Change of Control

Potential payments to our named executive officers on termination of employment or upon a change of control of PhotoMedex are governed by their respective employment agreements and by the terms of their option agreements and restricted stock agreements. This discussion is based on agreements and equity awards as in effect as of December 31, 2010. For a discussion of agreements entered into and awards granted since December 31, 2010, see the section below entitled “Amended Employment Agreements and 2011 Equity Awards.”

Pursuant to the terms of their existing employment agreements, should (1) PhotoMedex terminate Mr. McGrath’s or Mr. Stewart’s employment without cause, (2) Mr. McGrath or Mr. Stewart resign for good reason or (3) PhotoMedex fail to renew the applicable employment agreement, then the affected individual will become entitled to the following benefits upon his delivery of an effective release to PhotoMedex:

(i)	a cash payment equal to his annual base salary in effect at the time of such termination, payable in installments in accordance with PhotoMedex’s payroll practices based on the terms of the agreement;

(ii)	a pro-rated bonus for the year in which such termination occurs;

(iii)	continued medical and dental coverage for himself and his eligible dependents for the 12-month period following such termination;

(iv)	continued coverage under PhotoMedex’s long-term and short-term disability plans for the 12-month period following such termination;

(v)	a monthly cash payment for a period of 12 months equal to the premium cost to maintain the individual’s life insurance coverage at the level of coverage in effect at the time of such termination;

(vi)	a tax gross-up to the extent to which the amounts in subparagraphs (iv) or (v) above are taxable to the individual; and

(vii)	full acceleration of all outstanding equity awards held by the individual at the time of such termination. Each outstanding option will remain exercisable until the earlier of the 12-month anniversary of his termination date and the option’s expiration date.

If, during the one-year period immediately following a change in control of PhotoMedex, Mr. McGrath’s or Mr. Stewart’s employment is terminated (1) by PhotoMedex without cause, (2) by the individual for good reason or (3) due to PhotoMedex’s non-renewal of the applicable employment agreement, and the individual delivers an effective release to PhotoMedex, the affected individual will become entitled to receive the following benefits:

(i)	a cash payment equal to two times his annual base salary in effect at the time of such termination, payable in installments in accordance with PhotoMedex’s payroll practices based on the terms of the agreement;

(ii)	a pro-rated bonus for the year in which such termination occurs;

(iii)	continued medical and dental coverage for himself and his eligible dependents for the 24-month period following such termination;

(iv)	continued coverage under PhotoMedex’s long-term and short-term disability plans for the 24-month period following such termination;

(v)	a monthly cash payment for a period of 24 months equal to the premium cost to maintain the individual’s life insurance coverage at the level of coverage in effect at the time of such termination;

(vi)	a full tax gross-up to the extent to which the amounts in subparagraphs (iv) or (v) above are taxable to the individual;

(vii)	full acceleration of all outstanding equity awards held by the individual at the time of such termination, and each outstanding option will remain exercisable until the earlier of the 12-month anniversary of his termination date and the option’s expiration date; and

(viii)	full tax gross-up with respect to any excise tax imposed under Section 4999 of the Code on any payments or benefits received in connection with such change in control (including any accelerated vesting of his equity awards) that are deemed to constitute parachute payments under Section 280G of the Code.

All options held by Messrs. McGrath and Stewart vest upon a change of control, without regard to whether the executive’s employment terminates, pursuant to the 2005 Equity Plan. Under the performance-based awards of restricted stock, an award would vest over the first five anniversaries of the award if our common stock should attain progressively higher average trading prices, called “milestones.” In the event that some or all of the milestones are not attained, leaving certain shares unvested, then the unvested shares would vest ratably on or about the fifth, sixth and seventh anniversaries of the award. If, however, PhotoMedex should undergo a change of control, such shares as had not vested because they had not met, or been deemed to have met, their applicable milestones, then all such unvested shares would vest upon the change of control, with one notable exception. If the acquirer should opt to retain the services of the executive, then the unvested shares would vest monthly over a period scaled to the period of employment with the acquirer, but not to exceed 36 months. The milestone prices were increased by a factor of 42, reflecting the 1-for-7 reverse split effected in January 2009, and for the 1-for-6 reverse split effected in February 2010. The milestones became effectively unattainable, and in fact none of the milestones were met, or were deemed to have been met. The merger with Radiancy will not automatically accelerate the vesting of the shares to the date of merger; rather the change of control will take such shares as are unvested as of the merger date and recast them to vest monthly over a period of time, not to exceed 36 months.

If, following a change in control of PhotoMedex, Ms. Allgeier’s employment is terminated (a) by PhotoMedex without cause or (b) by Ms. Allgeier for good reason, she shall be entitled to six months’ salary continuation. All of the options and restricted stock held by Ms. Allgeier vest upon a change of control, without regard to whether her employment terminates, pursuant to the 2005 Equity Plan.

If any of the events set forth in the table below had occurred by December 31, 2010, then we estimate the value of the benefits that would have been triggered and thus accrued to Messrs. McGrath and Stewart and Ms. Allgeier had the triggering event occurred on December 31, 2010, would be as set forth below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination	Death(1)	Disability(1)	Change in Control(5)
Dennis McGrath	Salary & bonus(1)(2)	$325,000	$650,000	0	0	0	N/A
	Health continuation	8,199	16,398	0	0	0	N/A
	AD&D insurance	1,046	2,092	0	0	0	N/A
	Executive life ins.	5,852	11,705	0	0	0	N/A
	Accelerated vesting(3)	69,580	69,580	0	0	0	$69,580
	Tax gross-up(4)	2,578	5,156	0	0	0	N/A
	TOTAL	$412,255	$754,931	0	0	0	N/A

Michael Stewart	Salary & bonus(1)(2)	$300,000	$600,000	0	0	0	N/A
	Health continuation	8,199	16,398	0	0	0	N/A
	AD&D insurance	1,046	2,092	0	0	0	N/A
	Executive life ins.	5,076	10,152	0	0	0	N/A
	Accelerated vesting(3)	38,486	38,486	0	0	0	$38,486
	Tax gross-up(4)	2,236	4,472	0	0	0	N/A
	TOTAL	$355,043	$671,600	0	0	0	N/A

Christina L. Allgeier	Salary & bonus(1)(2)	N/A	$72,500	0	0	0	N/A
	Health continuation	N/A	N/A	0	0	0	N/A
	AD&D insurance	N/A	N/A	0	0	0	N/A
	Executive life ins.	N/A	N/A	0	0	0	N/A
	Accelerated vesting	N/A	N/A	0	0	0	N/A
	Tax gross-up	N/A	N/A	0	0	0	N/A
	TOTAL	N/A	$72,500	0	0	0	N/A

(1)	An executive’s salary and benefits are paid through the end of the month of termination due to death or disability, except that we will pay the disability premiums during the period of disability.

(2)	Severance based on 2010 salary levels.

(3)	If upon a change of control, the acquirer does not desire the services of the executive or the executive resigns for good reason, then any unvested restricted stock will vest. The closing price of our stock on December 31, 2010 was $5.94 per share. All shares were unvested at that date. For stock awarded prior to January 26, 2009, the date of our 1-for-7 reverse stock split, such shares were purchased for $0.42 (par value of $0.01 per share adjusted for the 1-for-7 reverse stock split and the assumed 1-for-6 reverse stock split). For stock awarded after January 26, 2009, such shares were purchased for $0.06 (par value of $0.01 per share adjusted for the 1-for-6 reverse stock split).

The gain associated with the acceleration of a share of restricted stock upon a change of control is calculated as the difference between the closing price of our common stock on December 31, 2010 and the purchase price of such share of restricted stock.

All unvested options generally become exercisable by reason of a change of control. However, none of the executives’ unvested options were in the money as of December 31, 2010, and therefore there would have been no benefit as of December 31, 2010. Similarly, in the event of an involuntary termination without cause or a termination by the executive for good reason, the executive optionee becomes vested in all options that were otherwise unvested at the date of termination. As in the hypothetical change of control, there would have been no benefit to the optionee inasmuch as no option was in the money at December 31, 2010.

(4)	Tax gross-ups are with respect to supplementary executive life and/or disability insurance benefits. Although each of Messrs. McGrath and Stewart is, pursuant to their existing employment agreements, also entitled to a tax gross-up with respect to any excise tax imposed under Section 4999 of the Code, as of December 31, 2010 no payments that would have been received in connection with a change of control would have been subject to the excise tax, such that no gross-up payment would have been required.
(5)	See footnote 3 to this table for an explanation of the value of acceleration of options and restricted stock upon a change of control as of December 31, 2010.

EQUITY AWARDS

Our 2005 Equity Plan is the vehicle by which restricted stock awards and option grants are made to the executives and other service-providers. At the 2010 annual meeting of stockholders, the number of shares reserved for issuance under the 2005 Equity Plan was increased to 650,000 shares of our common stock and to 60,000 shares of our common stock for our 2000 Outside Director Plan. We are seeking a further increase in the number of shares under such plans to 3,000,000 shares and 120,000 shares, respectively.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above at the fiscal year end, December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE, AS ADJUSTED TO REFLECT THE 1-FOR-6 REVERSE STOCK SPLIT EFFECTIVE FEBRUARY 3, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Dennis McGrath	0	N/A	0	N/A	N/A	0	0	7,977	47,383
	0	N/A	0	N/A	N/A	0	0	2,084	12,379
	1,750	7,000	0	6.24	6/15/19	0	0	2,917	17,327

Michael Stewart	0	N/A	0	N/A	N/A	0	0	1,667	9,902
	0	N/A	0	N/A	N/A	0	0	3,750	22,275
	1,050	4,200	0	6.24	6/15/19	0	0	1,750	10,395

Christina Allgeier	167	667	0	6.24	6/15/19	0	0	N/A	N/A

(1)	Options reflected in the table vest ratably on each of the five anniversary dates from the June 15, 2009 grant date.

(2)	The awards of 2,917 and 1,750 shares of restricted stock to Messrs. McGrath and Stewart, respectively, were subject to a right of repurchase if PhotoMedex did not achieve the performance target, which was to have positive adjusted net income in the year 2010. We did not achieve the performance target, but in recognition of the circumstances of PhotoMedex in the second half of 2010, we waived the right of repurchase. Thus, these shares have vested.

The other awards of restricted stock reflected in the table are subject to 5-year performance vesting criteria. If the performance criteria are not met, one-third of the shares subject to each award vest on the fifth anniversary of the award and on each of the next two anniversaries of such date. The grant dates for Mr. McGrath’s awards of 7,977 and 2,084 restricted shares were January 15, 2006 and May 1, 2007, respectively. The grant dates of Mr. Stewart’s awards of 1,667 and 3,750 restricted shares were May 1, 2007 and August 13, 2007, respectively. As of December 31, 2010, none of the performance criteria had been met and none of the shares had vested. The performance criteria for these awards are discussed in the section above entitled “Potential Payments on Termination of Employment or Change of Control.”

(3)	The market value of unvested shares of restricted stock is based on $5.94 per share, which was the closing price of our stock on December 31, 2010.

Option Exercises and Stock Vested Table

None.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included herein. Based on the review and discussion referred to above, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis referred to above be included herein.

Amended Employment Agreements and 2011 Equity Awards

PhotoMedex has entered into Amended Employment Agreements with each of Messrs. McGrath and Stewart, which amended agreements are subject to, and will become effective upon, the closing of the merger. The Amended Employment Agreements have an initial term of three years from the closing of the transactions contemplated by the merger agreement and thereafter automatically renew for one year periods, unless either party provides notice of nonrenewal at least 60 days prior to the end of the applicable term. Under the Amended Employment Agreements, Messrs. McGrath and Stewart will receive base salaries of $325,000 and $300,000 per annum respectively, and will each be eligible for an annual bonus of up to 60% of base salary upon the attainment of certain individual and corporate performance targets. If the employment of either Mr. McGrath or

Mr. Stewart is terminated by PhotoMedex without cause or by either executive for good reason, the executive shall be entitled to the continuation of his base salary for the remainder of the term then in effect and a pro-rata bonus for the year in which his termination occurs. In addition, the executive shall be entitled to continued medical coverage for the remainder of the term (or, if less, for 18 months) as well as continued disability and life insurance coverage (or a monthly payment equal to the premium cost PhotoMedex would have incurred to maintain such coverage had the executive continued to be employed, less any employee paid portion of such coverage). In addition, upon such a termination or upon an election by PhotoMedex not to renew the Amended Employment Agreement, each of Mr. McGrath and Mr. Stewart shall be fully vested in any outstanding equity awards. The Amended Employment Agreements eliminate the gross-up that would have been provided to the executives for taxes imposed by Section 4999 of the Code as a result of payments made in connection with a change of control. The executives are also bound by a nonsolicitation and noncompetition agreement for any period they are receiving severance benefits and for one year thereafter, or, in the circumstance of a termination for cause or their resignation without good reason, for two years following termination.

On March 30, 2011, the board of directors awarded each of Messrs. McGrath and Stewart 100,000 restricted shares of common stock. PhotoMedex has entered into amended and restated restricted stock agreements with each of Messrs. McGrath and Stewart (the “Amended Restricted Stock Agreements”), amending the restricted stock agreements previously entered into with each of them relating to the March 30, 2011 grants, which amended agreements are subject to, and will become effective upon, the closing. The Amended Restricted Stock Agreements provide that upon the closing, a number of shares subject to the agreements shall vest, with the amount of such shares being equal to an amount that will not otherwise cause the executives to be subject to the excise tax provisions of Section 4999 of the Code or to materially exceed the limits for deductability under Section 162(m) of the Code. The remaining shares shall vest in substantially equal annual installments over a period of 3 years, on each anniversary of the closing, so long as the executive continues to be employed by PhotoMedex on each such date. If the executive’s employment is terminated by PhotoMedex without cause, due to his resignation for good reason, or as the result of his death or disability, the vesting of the shares shall be accelerated.

On May 3, 2011, PhotoMedex approved awards to Messrs. McGrath and Stewart of 200,000 and 180,000 shares of restricted, performance-based stock, respectively. The awards were approved in consideration of certain contractual compromises agreed to by Messrs. McGrath and Stewart and to enlist their assiduous efforts to bring the merger to completion. The award would be effected if and only if the merger should be timely consummated. On July 4, 2011, the detailed terms of the contractual amendments and the award were reduced to a written agreement. If awarded upon the merger, the shares shall vest in three substantially equal annual installments beginning on the first anniversary of the closing, and on each of the next two anniversaries thereafter, so long as the executive continues to be employed by PhotoMedex on each such date. The vesting of the shares shall be accelerated upon a termination of employment on the same terms as described above with respect to the Amended Restricted Stock Agreements. The vesting of the restricted shares may be further adjusted if necessary to avoid subjecting the executive to an excise tax under Section 4999 of the Code.

Each of Messrs. McGrath and Stewart will also receive a nonqualified stock option to purchase 50,100 and 45,100 shares respectively, such grants to become effective subject to the closing. The options shall be fully vested on the date of grant and shall have a term of 10 years; provided, however, that the vesting schedule may be adjusted as necessary to avoid the imposition of an excise tax upon the executive under Section 4999 of the Code. The number of shares subject to these options was originally 50,100 and 45,100 shares, respectively, but the number of shares was increased to 60,700 and 54,700 shares, respectively, as of October 31, 2011 following the increase in the number of warrants to be issued PhotoMedex’s stockholders pursuant to the amended and restated merger agreement. With respect to the original 50,100 and 45,100 shares subject to the options, respectively, the per share exercise price will be the fair market value of a share on the date of the closing. With respect to the additional 10,600 and 9,600 shares, respectively, the per share exercise price will be the greater of (1) the fair market value of a share on the date of the closing and (2) $20.00.

Compensation Committee

Stephen P. Connelly	Alan R. Novak	Leonard L. Mazur

Director Compensation

Directors who are also our employees receive no separate compensation for serving as directors or as members of committees of our board of directors. Directors who are not our employees receive certain equity compensation under the Non-Employee Director Plan. Each such director received in 2010 non-qualified options to purchase up to 834 shares of our common stock on an annual basis, but starting in 2011, each such director has received instead 1,000 shares of our common stock. The shares, like the options before them, vest quarterly in the year of grant, so long as the director serves at least one day in each such quarter. Each outside director receives an annual cash retainer of $20,000, payable quarterly; other fees, such as those based on a director’s chairmanship or the length or manner of a meeting, will no longer be earned or paid. The board of directors will have the discretion to pay the quarterly portion of the retainer in cash or in shares of our common stock. If the board of directors determines to pay the quarterly portion of the retainer fees in shares of our common stock under our 2005 Equity Plan, the number of shares issued to each director will be calculated by dividing the dollar amount owed by the closing price of our common stock as of the sooner to occur of the close of the quarter, or the resignation date of a director.

If the Non-Employee Director Plan is amended as proposed and the closing of the merger occurs , then there will be no annual grant of 1,000 shares or options going forward. Each director elected on or in connection with the merger will receive a one-time grant of 5,000 unrestricted shares of common stock from the Non-Employee Director Plan, and the annual retainer, not including stipends for Committee chairs, will be $40,000. The board of directors will continue to have the same discretion as set forth above to pay the quarterly portion of the retainer in cash or in shares of our common stock under our 2005 Equity Plan.

In December 2010, the directors also received unrestricted shares of PhotoMedex stock in settlement of $274,833 of accrued but unpaid fees of which $125,333 of such fees were earned in 2010. Such shares were issued out of the 2005 Equity Plan. Also in December 2010, we offered to exchange shares of unrestricted common stock from our 2005 Equity Plan for options issued from the Non-Employee Director Plan that had exercise prices greater than $10 per share. All directors who had such options agreed, as of December 31, 2010, to exchange them and on January 4, 2011 received common stock with a value as reflected in the Director Compensation table below in exchange for the options.

The table below sets forth our non-employee directors’ compensation for the year ended December 31, 2010.

DIRECTOR COMPENSATION TABLE

Name	2010 Fees Earned ($)(1)	2010 Option Awards ($) (2)(3)	Total ($)
Richard J. DePiano	31,917	3,975	35,892

James W. Sight(5)	12,000	3,041	15,041

Alan R. Novak	23,500	3,975	27,475

David W. Anderson	28,458	3,953	32,411

Stephen P. Connelly	28,958	3,911	32,869

Leonard L. Mazur	23,500	3,818	27,318

Paul J. Denby(5)	12,000	3,041	15,041

(1)	The fees earned in the first three quarters of 2010 were paid, and settled, in unrestricted shares of our common stock with a closing price of $5.75 per share on the date the shares were delivered to the directors. The fees earned in the fourth quarter of 2010 were paid in cash.
(2)	The amounts shown for option awards relate to options granted under our Non-Employee Director Plan for service in 2010 and, as discussed below, to options exchanged for unrestricted common stock pursuant to a tender offer made on Schedule TO. The amounts relating to options granted in 2010 are equal to the aggregate grant-date fair value with respect to the option awards for financial statement purposes, computed in accordance with FASB ASC Topic 718, but without giving effect to estimated forfeitures. The grant date fair value computed in accordance with ASC Topic 718 was $5.70 per share on January 1, 2010 and $4.87 per share on May 26, 2010. The amounts relating to options exchanged for unrestricted common stock reflect the incremental fair value of such common stock in exchange for options issued in prior years with exercise prices greater than $10 per share. The unrestricted shares were valued at $5.84 per share, the closing price on the date the shares were delivered to the directors. The incremental fair value for each director who exchanged options for common stock is as follows: Mr. DePiano ($157), Mr. Novak ($157), Mr. Anderson ($135), and Mr. Connelly ($93). See Note 14 to our consolidated financial statements for fiscal year ended December 31, 2010 for discussion regarding the assumptions used to calculate fair value.
(3)	Our directors held options to purchase the following number of shares as of December 31, 2010: Mr. DePiano (833), Mr. Sight (625), Mr. Novak (833), Mr. Anderson (833), Mr. Connelly (833), Mr. Mazur (1,457), and Mr. Denby (625). All such options outstanding were issued in 2010 with the single exception of 624 options granted to Mr. Mazur in 2009.

(4)	Mr. Sight and Mr. Denby joined our board of directors effective May 26, 2010.

Limitation on Directors’ Liabilities; Indemnification of Officers and Directors

Our articles of incorporation and bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our articles of incorporation and bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law. Pursuant to our Articles of Incorporation and under Nevada law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for breaches which involve intentional misconduct, fraud or a knowing violation of law.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which expires on June 15, 2012. We are required under our indemnification agreements to maintain such insurance for us and members of our board of directors.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information set forth under the heading “Overview of Equity Compensation Plans” is hereby incorporated by reference.

The following table reflects, the beneficial common stock ownership of: (a) each of our directors and director nominees, (b) each executive officer, (c) each person known by us to be a beneficial holder of five percent (5%) or more of our common stock, and (d) all of our executive officers and directors as a group before the merger and immediately after giving effect to the merger. Unless otherwise provided in the accompanying footnotes, the information used in the table below was obtained from the referenced beneficial owner.

The percentage of beneficial ownership set forth below pre-merger is based upon 3,355,613 shares of our common stock issued and outstanding as of the close of business on November 14, 2011. The percentage of beneficial ownership set forth below post-merger gives effect to the 15,075,430 shares of our common stock that we will issue to the Radiancy stockholders pursuant to the terms of the merger agreement, 380,000 shares of restricted stock be awarded to Messrs. McGrath and Stewart pursuant to the terms of their respective employment agreements and the shares of common stock issurable upon exercise of the warrants which will be issued to the stockholders of PhotoMedex pursuant to the terms of the merger agreement.

Name and Address Of Beneficial Owner(1)	Pre-merger Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned(1)	Post-merger Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned(1)
Richard J. DePiano	16,401	(2)	*	20,332	(19)	*
James W. Sight	191,208	(3)	5.70	239,329	(20)	1.31
Dennis M. McGrath	120,188	(4)	*	415,601	(21)	2.21
Michael R. Stewart	111,224	(5)	*	376,627	(22)	2.01
Christina L. Allgeier	10,727	(6)	*	13,851	(23)	*
Alan R. Novak	12,836	(7)	*	15,867	(24)	*
David W. Anderson	12,168	(8)	*	15,030	(25)	*
Stephen P. Connelly	12,022	(9)	*	14,847	(26)	*
Leonard L. Mazur	9,393	(10)	*	11,396	(27)	*
Paul J. Denby	231,465	(11)	6.90	289,751	(28)	1.54
Dolev Rafaeli	0		*	2,568,169	(29)	13.65
Yoav Ben-Dror	0		*	1,365,243	(30)	7.26
Katsumi Oneda	0		*	1,519,407	(31)	8.08
Lewis C. Pell	0		*	1,769,438	(32)	9.41
Nahum Melumad	0		*	0	(33)	*
Shlomo Ben-Haim	0		*	1,805,365	(34)	9.60
Perseus Partners VII, LP	1,664,952	(12)	33.18	0	(35)	*
Goldman Capital Management, Inc.	172,500	(13)	5.15	206,055	(36)	1.15
Corsair Capital Management, L.L.C.	256,412	(14)	9.20	321,155	(37)	1.76
Leap Tide Capital Management, Inc.	210,063	(15)	6.74	263,103	(38)	1.44
Charles L. Frischer	155,479	(16)	4.99	194,737	(39)	1.07
Clutterbuck Funds LLC	237,949	(17)	7.10	298,030	(40)	1.63
All directors and executive officers as a group (ten persons)	727,632	(18)	21.63	8,244,610	(41)	43.32

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to delivery, or subject to options or warrants currently exercisable or exercisable, within 60 days of November 14, 2011, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the listed officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 3,355,613 shares of common stock outstanding as of November 14, 2011.
(2)	Includes 15,568 shares of common stock and options to purchase up to 833 shares of common stock. Mr. DePiano’s address is 147 Keystone Drive, Montgomeryville, PA 18936.
(3)	Includes 190,583 shares of common stock and options to purchase up to 625 shares of common stock. Mr. Sight’s address is 147 Keystone Drive, Montgomeryville, PA 18936.
(4)	Includes 3,711 shares of common stock, 112,977 additional shares of common stock subject to restriction agreements with us and vested options to purchase 3,500 shares of common stock. Does not include options to purchase up to 5,250 shares of common stock, which may vest more than 60 days after November 14, 2011.

(5)	Includes 1,957 shares of common stock, 107,167 additional shares of common stock subject to restriction agreements with us and vested options to purchase 2,100 shares of common stock. Does not include options to purchase up to 3,150 shares of common stock, which may vest more than 60 days after November 14, 2011.
(6)	Includes 394 shares of common stock, 10,000 additional shares of common stock subject to a restriction agreement with us and options to purchase up to 333 shares of common stock. Does not include options to purchase up to 500 shares of common stock, which may vest more than 60 days after November 14, 2011.
(7)	Includes 12,003 shares of common stock and options to purchase up to 833 shares of common stock. Mr. Novak’s address is 147 Keystone Drive, Montgomeryville, PA 18936.
(8)	Includes 11,335 shares of common stock and options to purchase up to 833 shares of common stock. Mr. Anderson’s address is 147 Keystone Drive, Montgomeryville, PA 18936.
(9)	Includes 11,189 shares of common stock and options to purchase up to 833 shares of common stock. Mr. Connelly’s address is 147 Keystone Drive, Montgomeryville, PA 18936.
(10)	Includes 7,935 shares of common stock and options to purchase up to 1,458 shares of common stock. Mr. Mazur’s address is 147 Keystone Drive, Montgomeryville, PA 18936.
(11)	Includes 3,506 shares of common stock and options to purchase up to 625 shares of common stock. In addition, Paul J. Denby is deemed to own 227,334 shares of common stock. The Paul J. Denby Revocable Trust, which he controls, holds 112,000 shares of common stock and various custodians of Mr. Denby’s self-directed IRA, under which Mr. Denby directs the investments of funds, hold 115,334 shares of common stock. Mr. Denby’s address is 147 Keystone Drive, Montgomeryville, PA 18936.
(12)	Perseus is the beneficial owner of 1,664,952 shares of PhotoMedex common stock, which may also be deemed to be beneficially owned by Frank H. Pearl and each has shared voting and dispositive power as to the 1,664,952 shares. This number represents the sum of the maximum number of shares of common stock of PhotoMedex, Inc. that could be issued to Perseus in connection with (i) the conversion of secured convertible promissory notes having an aggregate principal amount of $3,226,382 (the “B-1 Notes”) into 286,573 shares, (ii) the conversion of secured convertible promissory notes having an aggregate principal amount of $19,293,587 (the “B-2 Notes”) into 1,076,466 shares, and (iii) the exercise of a warrant to acquire shares of Common Stock (the “Perseus Warrant”). For purposes of calculating beneficial ownership, Perseus assumed that the B-1 Notes and the B-2 Notes will be fully converted and that the Perseus Warrant will be fully exercised. The B-1 Notes have a current conversion price of $11.25850 per share, may be converted at any time, and mature on February 27, 2014. The B-2 Notes have a current conversion price of $17.92306 per share, may be converted at any time, and mature on February 27, 2014. The Perseus Warrant is currently exercisable for up to 301,288 shares of PhotoMedex common stock at an exercise price of $17.92306 per share, may be exercised at any time, and expires on February 27, 2017. In addition, Mr. Pearl is the beneficial owner of 625 shares of PhotoMedex common stock. Such shares represent the total number of shares of PhotoMedex common stock issuable upon the exercise of options that were granted to Mr. John M. Glazer, a Managing Director of Perseus, L.L.C., in connection with his former service on the PhotoMedex board of directors and held by him as a nominee of Perseus, L.L.C. Mr. Pearl exercises indirect control over Perseus and Perseus, L.L.C. According to the Perseus 13D/A, Mr. Pearl has shares voting and dispositive power over the 625 shares of PhotoMedex common stock. The address of Perseus and Mr. Pearl. is c/o Perseus, L.L.C., 2099 Pennsylvania Avenue, NW, Ninth Floor, Washington, D.C. 20006.
(13)	Goldman Capital Management Inc. is, or may be deemed to be, the beneficial owner of 172,500 shares of PhotoMedex common stock, and such shares may also be deemed to be beneficially owned by Neal Goldman. Of the 172,500 shares, 116,667 shares of common stock are owned by Goldman Capital Management Money Purchase Plan dated 12/23/87; 50,000 shares of common stock are owned by Goldman Partners L.P., of which Mr. Goldman is the general partner; 5,833 shares of PhotoMedex common stock are held in various personal accounts of Mr. Goldman. Mr. Goldman has sole voting and dispositive power as to the 172,500 shares. The address of Goldman Capital Management is 767 Third Avenue, 25th Floor, New York, New York 10017. The foregoing information has been provided to PhotoMedex by Mr. Goldman on October 27, 2011.
(14)

Based on a Schedule 13G/A, filed with the SEC on February 14, 2011, Corsair Capital Management, L.L.C. (“Corsair Management”) is the beneficial owner of 256,412 shares of PhotoMedex common stock, which may also be deemed owned by Jay R. Petschek and Steven Major. In addition, Corsair Capital Partners, L.P. (“Corsair Capital”) individually owns 211,539 shares of PhotoMedex common stock; Corsair Capital Partners 100, L.P. (“Corsair 100”) individually owns 18,206 shares of PhotoMedex common stock; and Corsair Capital Investors, Ltd. (“Corsair Investors”) individually owns 26,667 shares of PhotoMedex common stock. Corsair Management is the investment manager of Corsair Capital, Corsair 100 and Corsair Investors. Messrs. Petschek and Major are the controlling persons of Corsair Management. Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of the 211,539 shares of PhotoMedex common stock owned by Corsair Capital. Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 18,206 shares of PhotoMedex common stock owned by Corsair 100. Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of the 26,667 shares of PhotoMedex common stock owned by Corsair Investors. The address for each of Corsair Capital, Corsair 100, Corsair Management, Mr. Petschek and Mr. Major is 350 Madison Avenue, 9th Floor, New York, New York 10017. The address of Corsair Investors is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.
(15)	Based solely on a Schedule 13G, filed with the SEC on February 17, 2010, Leap Tide Capital Management, Inc. (“Leap Tide”) and Jan Loeb, as the President and a member of the Board of Directors of Leap Tide, are the beneficial owners of 210,063 shares of PhotoMedex common stock, of which each has sole voting and dispositive power. The address Leap Tide and Jan Loeb is c/o Leap Tide Capital Management, Inc., 10451 Mill Run Circle, Suite 400, Owings Mills, MD 21117.
(16)	Based solely on a Schedule 13D, filed with the SEC on May 17, 2010, Charles L. Frischer is the beneficial owner of 155,479 shares of common stock, of which he holds 151,851 directly and 3,628 through Libby Frischer Family Partnership (the “Family Partnership”). Abigail Francis, who is Mr. Frischer’s spouse, owns 5,000 shares directly. Each spouse disclaims ownership in the other spouse’s direct holdings, and Mrs. Francis disclaims beneficial ownership in the 3,628 shares owned by the Family Partnership. Mr. Frischer does not disclaim beneficial ownership in the 3,628 shares owned by the Family Partnership. Mr. Frischer has sole voting power and sole investment power with respect to 155,479 shares of PhotoMedex common stock. Ms. Francis has sole voting power and sole investment power with respect to 5,000 shares of PhotoMedex common stock. According to the Schedule 13D, the partnership has sole voting power and sole investment power with respect to 3,628 shares of PhotoMedex common stock. The address of Mr. Frischer, Mrs. Frischer and the Family LP is 803 Prospect Street, Seattle, WA 98012.
(17)	Based solely on the Schedule 13G, filed with the SEC on April 8, 2011, Clutterbuck Funds is the beneficial owner of 234,650 shares of PhotoMedex common stock, which may also be deemed to be beneficially owned by CF Special Situation Fund I LP (“CF I”), CF Special Situation Fund II LP (“CF II”), Clutterbuck Capital Management LLC (“Clutterbuck Capital”) and Robert T. Clutterbuck (together with Clutterbuck LLC, CF I and CF II, the “Clutterbuck Owners”), and each has shared voting and dispositive power as to the 234, 650 shares. In addition, Mr. Clutterbuck is the beneficial owner of 3,299 shares of PhotoMedex common stock and has sole voting and dispositive power as to the 3,299 shares. The address of Clutterbuck Owners is 200 Public Square, Suite 2910, Cleveland, OH 44114.
(18)	Includes 485,515 unrestricted shares of common stock and 230,144 restricted shares of common stock and vested options to purchase 11,972 shares of common stock. Does not include options to purchase up to 8,900 shares of common stock, which may vest more than 60 days after November 14, 2011.
(19)	In addition to the items listed above in (2), it is estimated that Mr. DePiano will receive warrants to purchase up to 3,931 shares of common stock pursuant to the merger agreement.
(20)	In addition to the items listed above in (3), it is estimated that Mr. Sight will receive warrants to purchase up to 48,121 shares of common stock pursuant to the merger agreement.
(21)	In addition to the items listed above in (4), Mr. McGrath will receive 200,000 shares of common stock subject to restriction, warrants to purchase up to 29,463 shares of common stock, options to purchase up to 60,700 shares of common stock, which we assume he will elect to vest entirely on receipt, and the remaining unvested options described in (4) above, of 5,250 will become vested.

(22)	In addition to the items listed above in (5), Mr. Stewart will receive 180,000 shares of common stock subject to restriction, warrants to purchase up to 27,553 shares of common stock, options to purchase up to 54,700 shares of common stock, which we assume he will elect to vest entirely on receipt, and the remaining unvested options described in (5) above of 3,150 will become vested.
(23)	In addition to the items listed above in (6), it is estimated that Ms. Allgeier will receive warrants to purchase up to 2,624 shares of common stock pursuant to the merger agreement and the remaining unvested options of 500 will become vested.
(24)	In addition to the items listed above in (7), it is estimated that Mr. Novak will receive warrants to purchase up to 3,031 shares of common stock pursuant to the merger agreement.
(25)	In addition to the items listed above in (8), it is estimated that Mr. Anderson will receive warrants to purchase up to 2,862 shares of common stock pursuant to the merger agreement.
(26)	In addition to the items listed above in (9), it is estimated that Mr. Connelly will receive warrants to purchase up to 2,825 shares of common stock pursuant to the merger agreement.
(27)	In addition to the items listed above in (10), it is estimated that Mr. Mazur will receive warrants to purchase up to 2,004 shares of common stock pursuant to the merger agreement.
(28)	In addition to the items listed above in (11), it is estimated that Mr. Denby will receive warrants to purchase up to 58,286 shares of common stock pursuant to the merger agreement.
(29)	Includes 2,568,169 shares of common stock that is estimated to be allocated to Dr. Rafaeli pursuant to the merger agreement, assuming all of Radiancy’s options are exercised prior to the merger. Dr. Rafaeli’s address is 40 Ramland Road South, Suite 200, Orangeburg, New York, 10962.
(30)	Includes 1,365,243 shares of common stock that is estimated to be allocated to Dr. Ben-Dror pursuant to the merger agreement, assuming all of Radiancy’s options are exercised prior to the merger. Dr. Ben-Dror’s address is 40 Ramland Road South, Suite 200, Orangeburg, New York, 10962.
(31)	Includes 1,519,407 shares of common stock that is estimated to be allocated to Mr. Oneda pursuant to the merger agreement, assuming all of Radiancy’s options are exercised prior to the merger. Mr. Oneda’s address is 40 Ramland Road South, Suite 200, Orangeburg, New York, 10962.
(32)	Includes 1,769,438 shares of common stock that is estimated to be allocated to Mr. Pell pursuant to the merger agreement, assuming all of Radiancy’s options are exercised prior to the merger. Mr. Pell’s address is 40 Ramland Road South, Suite 200, Orangeburg, New York, 10962.
(33)	Mr. Melumad’s address is 40 Ramland Road South, Suite 200, Orangeburg, New York, 10962.
(34)	Shlomo Ben-Haim is, or may be deemed to be, the beneficial owner of 1,805,365 shares of common stock that is estimated to be allocated pursuant to the merger agreement, assuming all of Radiancy’s options are exercised prior to the merger. Of the 1,805,365 shares, 1,153,284 shares are owned by Eastnet Investment Limited and 402,050 shares are owned by Antinori, Ltd. Mr. Ben-Haim has voting and/or dispositive power over shares held by Eastnet Investment Limited and Antinori, Ltd. Mr. Ben-Haim’s address is 8 Kensington Palace Gardens, London W84QP, United Kingdom. Eastnet Investment Limited’s address is Nerine Chambers, PO Box 905, Road Town, Tortola, British Virgin Islands. Antinori Ltd.’s address is Alon Tavor 15, Industrial Zone, Caesarea, Israel.
(35)	Per the repurchase agreement, Perseus’ convertible notes will be repurchased on or before the time of the merger. There will be no convertible debt remaining post-merger.
(36)	In addition to the items listed above in (13), it is estimated that Goldman Capital Management, Inc. will receive warrants to purchase up to 43,980 shares of common stock pursuant to the merger agreement.
(37)	In addition to the items listed above in (14), it is estimated that Corsair Capital will receive warrants to purchase up to 64,743 shares of common stock pursuant to the merger agreement.
(38)	In addition to the items listed above in (15), it is estimated that Leap Tide will receive warrants to purchase up to 53,040 shares of common stock pursuant to the merger agreement.
(39)	In addition to the items listed above in (16), it is estimated that Charles Frischer will receive warrants to purchase up to 39,258 shares of common stock pursuant to the merger agreement.
(40)	In addition to the items listed above in (17), it is estimated that Clutterbuck Funds will receive warrants to purchase up to 60,081 shares of common stock pursuant to the merger agreement.
(41)	Includes 7,705,421 unrestricted shares of common stock and 312,977 restricted shares of common stock, warrants to purchase 150,523 shares of common stock and vested options to purchase 75,689 shares of common stock.

Overview of Equity Compensation Plans

The following is a summary of all of our equity compensation plans, including plans that were assumed through acquisitions and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2010.

	EQUITY COMPENSATION PLAN INFORMATION
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	70,517	$28.70	535,957
Equity compensation plans not approved by security holders	144	$77.70	—

Total	70,661	$28.70	535,957

Since January 1, 2006, no options have been granted to employees or consultants out of any of our equity compensation plans except the 2005 Equity Plan. Options and restricted stock grants to our outside directors are made from our 2000 Non-Employee Director Stock Option Plan. Most warrants issued by us have been to investors or placement agents, and no warrants have been issued pursuant to equity compensation plans. Additionally, all outstanding options were granted as compensation for benefits inuring to us other than for benefits from capital-raising activities. With limited exceptions under Nasdaq membership requirements, we intend in the future to issue options pursuant to equity compensation plans which have already been approved by our stockholders without necessity of further approval by our stockholders.

Certain Relationships and Related Transactions, Director Independence

As of November 14, 2011, Messrs. Michael R. Matthias and Jeffrey P. Berg, shareholders in Baker & Hostetler LLP, outside counsel to us in certain litigation, held in the aggregate 1,034 shares of our common stock. Messrs. Matthias and Berg acquired such shares through the exercise of stock options that they accepted from us in exchange for legal services performed from July 1998 to May 2000.

On February 27, 2009, we issued one of the Convertible Notes in an aggregate principal amount of $18.0 million to one of our investors. This Convertible Note was initially convertible into 581,225 shares of our common stock at a conversion price of $30.96912 per share. In connection with the issuance of this Convertible Note, we also issued to this investor a warrant to purchase 174,368 shares of our common stock at price per share of $30.96912. On September 1, 2009, as payment of interest in kind, we issued a second Convertible Note in an aggregate principal amount of $720,000 to this same investor, which Convertible Note was initially convertible into 23,249 shares of our common stock at a conversion price of $30.96912 per share. On March 1, 2010, as payment of interest in kind, we issued two additional Convertible Notes in an aggregate principal amount of $748,800. These Convertible Notes were initially convertible into an aggregate of 33,869 shares of our common stock at a conversion price of $22.10844 per share. Following the amendments to the Convertible Notes described herein and the issuance as of September 1, 2010, March 1, 2011 and as of September 1, 2011 of Additional Convertible Notes in payment of accrued interest, the Convertible Notes are convertible into 1,363,039 shares and the warrant and the option are exercisable into 301,288 and 625 shares of our common stock, which in aggregate would represent 33% of our outstanding common stock if converted and exercised.

Perseus, L.L.C. is the manager of Perseus that beneficially owns approximately 33% of our voting securities. In addition, such investment fund has the right to appoint a director to our board of directors and has certain approval and negative control rights.

We also have entered into an indemnification agreement with each of our directors pursuant to which we have agreed to indemnify each director against claims brought against them in their capacities as our directors. These indemnification agreements also require us to maintain directors’ and officers’ liability insurance for our directors.

We believe that all transactions with our affiliates have been entered into on terms no less favorable to us than could have been obtained from independent third parties. We intend that any transactions with officers, directors and 5% or greater stockholders will be on terms no less favorable to us than could be obtained from independent third parties and will be approved by a majority of our independent, disinterested directors and will comply with the Sarbanes-Oxley Act of 2002, as amended, and other securities laws and regulations.

New Chief Executive Officer Employment Agreement

On August 9, 2011, PhotoMedex, entered into an amended and restated employment agreement with Dolev Rafaeli, the Chief Executive Officer and President of Radiancy, pursuant to which he will serve as the CEO of PhotoMedex and the CEO and President of Radiancy, conditioned upon and subject to the closing of the merger.

For further information regarding this agreement, see “Executive Compensation of Radiancy—Overview of Executive Employment Agreements” beginning on page 244.

EXECUTIVE COMPENSATION OF RADIANCY

Radiancy is currently not subject to the reporting requirements of the Exchange Act and is voluntarily disclosing compensation of its executive officers or employees with similar responsibilities. The four officers identified below would be Radiancy’s named executive officers if Radiancy was subject to the reporting requirements of the Exchange Act.

Radiancy’s executive compensation decisions for its named executive officers reflects its status as a privately-held company, and accordingly, Radiancy has not had formal policies or procedures regarding the compensation of its named executive officers. Such compensation is guided by the three principles described below and determined by Radiancy’s board of directors, with a strong emphasis on input from the Chairman of the Board of Directors. Overall, Radiancy believes that the decisions disclosed below regarding the compensation provided for its named executive officers were appropriate based upon Radiancy’s financial performance, general economic conditions, and its assessments of individual and corporate performance.

Compensation plays an important role in achieving short and long-term business objectives that ultimately drive business success. Radiancy’s compensation philosophy is to foster entrepreneurship at all levels of the organization through, among other things, the granting of stock options.

Radiancy’s compensation philosophy is based on the following fundamental principles:

1. Compensation programs align with stockholder interests—Radiancy seeks to aligns the goals of executives with maximizing long term stockholder value;

2. Performance sensitive compensation—Compensation for executive officers should be linked to the each executive officer’s performance and the financial results of Radiancy and fluctuate with such performance and results; and

3. Offer competitive compensation to attract and retain talent—The compensation program should provide market competitive pay in terms of value and structure in order to retain existing employees who are performing according to their objectives and to attract new individuals of the highest caliber.

The objectives of the compensation program in compensating each of Radiancy’s named executive officers were developed based on the above-mentioned compensation philosophy and are as follows:

•	to attract and retain highly qualified executive officers;

•	to align the interests of executive officers with stockholders’ interests and with the execution of Radiancy’s business strategy;

•	to evaluate executive performance on the basis operating results and business plan implementation that correlate to long-term stockholder value; and

Elements of Executive Compensation

The material components of compensation for the named executive officers for 2010, as well as the specific principles and purpose of each component, are set forth below. Radiancy believed that these components of compensation were necessary and appropriate in order to attract and retain qualified executives. See “Overview of Executive Employment Agreements” for amounts and further detail. The compensation of the named executive officers consisted primarily of the following major components:

1.	Base salary;

2.	Cash bonus;

3.	Perquisites, severance payments and other personal benefits; and

4.	Equity Awards.

Base Salary. In general, Radiancy provides base salary as fixed compensation for services rendered in the position that the individual serves. With this in mind, Radiancy provided base salaries after considering a variety of factors including each person’s qualifications and experience, prior employment, industry knowledge, scope of responsibilities, and individual performance. Specific weightings are not applied to these factors. Base salaries are generally set when a person begins employment and are adjusted annually, if necessary and are intended to provide competitive and fair compensation for basic job performance.

Cash Bonus. Annual bonuses have been determined by the Radiancy board of directors in its sole discretion. Performance-sensitive compensation was awarded by providing a discretionary annual bonus. Each of the named executive officers were awarded discretionary annual bonuses in 2010 based on individual performance as assessed by the board of directors, which included evaluation of each person’s contribution to Radiancy’s performance for the year, technical expertise, leadership and management skills over the performance period and a fixed percent of sales or actual collection from customers paid on a quarterly basis for sales roles. Elements of Radiancy’s performance that are considered in determining bonus awards are: operating results compared to prior periods, Radiancy’s overall financial condition and market share.

Perquisites, Severance Payments and Other Personal Benefits. With respect to Radiancy’s named executive officers employed by its Israeli subsidiary, pursuant to Section 14 of the Severance Pay Law of 1963 of Israel, Radiancy is required to provide a percentage of base salary for Manager’s Insurance for funds available upon retirement beginning at age 67 in the event of disability or in the event of death. In addition, Radiancy deposits a percentage of base salary (partially matched by the employee) to an Advance Study Fund accessible by the employee beginning 6 years after opening the fund. In addition, with respect to its U.S. employees, Radiancy contributes to a 401k plan on behalf of the employee.

Equity Awards. From time to time, Radiancy’s board of directors grants equity awards to its executive officers. Radiancy’s board of directors believes that equity awards can be an effective form of executive compensation that motivates executive officers and helps align their interests with those of Radiancy’s shareholders. In 2010, no equity awards were granted to the named executive officers. In 2011, certain stock and options were granted to the named executive officers as set forth in the section below entitled “Grant of Plan-Based Awards”.

Radiancy’s board of directors considers each element of compensation individually and in the aggregate in order to provide fair and competitive compensation and award achievement. Compensation of executives and managers who are responsible for sales are influenced mostly by sales or actual collection, other executives and managers are influenced by the overall personal performance and the performance of Radiancy.

Overview of Executive Employment Agreements

Amended and Restated Employment Agreement with Dolev Rafaeli. On August 9, 2011, PhotoMedex entered into an amended and restated employment agreement with Dolev Rafaeli, the Chief Executive Officer and President of Radiancy, pursuant to which he will serve as the CEO of PhotoMedex and the CEO and President of Radiancy, conditioned upon and subject to the closing of the merger. The employment agreement with Dr. Rafaeli is an amendment and restatement of an employment agreement previously entered into between Dr. Rafaeli and Radiancy, dated June 1, 2009 and as subsequently amended and restated July 4, 2011. The employment agreement has an initial term of three years from the closing of the contemplated merger and thereafter automatically renews for one-year periods, unless either party provides notice of nonrenewal at least 60 days prior to the end of the then-applicable term. Under the amended and restated employment agreement, Dr. Rafaeli’s salary will be $450,000 per annum. In addition, Dr. Rafaeli will be entitled to a bonus equal to 1% of PhotoMedex’s sales, on a post-merger basis (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors), which bonus, when combined with his other annual remuneration from PhotoMedex does not exceed $1,000,000 annually. Such bonus will be paid quarterly. Subject to approval of Proposal No. 10 below, Dr. Rafaeli shall be entitled to an additional quarterly cash bonus equal to 1% of the sales of PhotoMedex (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the

PhotoMedex board of directors) in excess of such target threshold amount as the Compensation Committee shall determine (the “Second-Tier Bonus”). Following the end of each quarterly performance period, the Compensation Committee shall determine the Second-Tier Bonus for that quarter by calculating 1% of PhotoMedex’s U.S. GAAP sales in excess of the threshold amount. Upon the termination of Dr. Rafaeli’s employment by PhotoMedex without cause or Dr. Rafaeli for good reason, he will be entitled to severance benefits as described in the section below entitled “Potential Payments on Termination of Employment or Change of Control”.

For further information on the Second Tier Bonus, please see Proposal No. 10 to approve the Quarterly Bonus Program beginning on page 257.

Employment Agreement with Avi Hanin. Mr. Hanin is the Financial Manger of Radiancy pursuant to an employment agreement dated July 29, 2007, which continues until terminated. The employment agreement may be terminated at any time by Radiancy with 30 days prior written notice. For 2011, Mr. Hanin is entitled to an annual base salary of $90,000 and in prior years, received compensation and perquisites as set forth in the summary compensation table below including Manager’s Insurance (severance payment fund under section 14 of the Severance Pay Law of 1963 of Israel), Advance Study Fund and a car allowance. For Managers Insurance, Radiancy pays, on a monthly basis, 8.33% of the base salary towards severance pay, 5% of the base salary towards compensatory payments and up to 2.5% of the base salary towards disability insurance to provide disability allowance of 75% of the base salary. The employee also deposits 5% of the base salary towards compensatory payments. Allocations paid into Manager’s Insurance assure employees funds that are accessible upon retirement (currently for men age 67), in the event of disability, or in the event of death (payable to the employee’s heirs). The Advance Study Fund is a tax benefit program for Israeli residents, and Radiancy pays on a monthly basis 7.5% of the base salary into this fund and the employee deposits 2.5% of his base salary. The employee cannot use the tax free Advance Study Funds for 6 years from the date of opening the fund.

Employment Agreement with Sharon Ravid. Ms. Ravid is the General Manager of Radiancy (Israel) Ltd pursuant to an employment agreement dated December 4, 2007, which continues until terminated. The employment agreement may be terminated at any time by Radiancy with 120 days prior written notice. For 2011, Ms. Ravid is entitled to an annual base salary of $120,000 and in prior years, received compensation and perquisites as set forth in the summary compensation table below including Manager’s Insurance (severance payment fund under section 14 of the Severance Pay Law of 1963 of Israel), Advance Study Fund and a car allowance. For Managers Insurance Radiancy pays, on a monthly basis, 8.33% of the base salary towards severance pay, 5% of the base salary towards compensatory payments and up to 2.5% of the base salary towards disability insurance to provide disability allowance of 75% of the base salary. The employee also deposits 5% of the base salary towards compensatory payments. Allocations paid into Manager’s Insurance assure employees funds that are accessible upon retirement (currently for women age 64), in the event of disability, or in the event of death (payable to the employee’s heirs). The Advance Study Fund is a tax benefit program for Israeli residents, and Radiancy pays on a monthly basis 7.5% of the base salary into this fund and the employee deposits 2.5% of his base salary.

Employment Agreement with Moran Tabak. Mr. Tabak is the VP of Consumer Sales and Legal Counsel of Radiancy (Israel) Ltd pursuant to an employment agreement dated March 11, 2005, which continues until terminated. The employment agreement may be terminated at any time by Radiancy with 90 days prior written notice. For 2011, Mr. Tabak is entitled to annual base salary of $103,000 and in prior years, received compensation and perquisites as set forth in the summary compensation table below including Manager’s Insurance (severance payment fund under section 14 of the Severance Pay Law of 1963 of Israel), Advance Study Fund and car allowance. For Managers Insurance Radiancy pays, on a monthly basis, 8.33% of the base salary towards severance pay, 5% of the base salary towards compensatory payments and up to 2.5% of the base salary towards disability insurance to provide disability allowance of 75% of the base salary. The employee also deposits 5% of the base salary towards compensatory payments. Allocations paid into Manager’s Insurance assure employees funds that are accessible upon retirement (currently for men age 67), in the event of disability, or in the event of death (payable to the employee’s heirs). The Advance Study Fund is a tax benefit program for Israeli residents, and Radiancy pays on a monthly basis 7.5% of the base salary into this fund and the employee deposits 2.5% of his base salary.

SUMMARY COMPENSATION TABLE

The following table includes information for the years ended December 31, 2010, 2009 and 2008 regarding the compensation of our principal executive officer, principal financial officer and each of the most highly compensated executive officers, collectively, Radiancy’s named executive officers, who earned more than $100,000 in total compensation during the fiscal year ended December 31, 2010.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards $(2)	Option Awards ($)(3)	All Other Compen- sation ($)(4)		Total ($)
Dolev Rafaeli	2010	450,000	688,880	(1)	$13,862,593	—	12,384,077	(5)	27,385,550
CEO and President	2009	309,867	160,370			—	38,910		509,147
	2008	254,715	215,370			80,348	54,815		605,248

Avi Hanin Financial Manager(8)	2010	77,882	28,177			—	37,861	(6)	143,920
	2009	67,342	13,245			—	32,372		112,960
	2008	70,167	9,206			—	30,058		109,431

Sharon Ravid General Manager—Radiancy (Israel) Ltd.(8)	2010	108,101	80,324			—	51,028	(7)	239,453
	2009	91,830	38,580			—	44,304		174,714
	2008	92,533	33,697			—	42,142		168,372

Moran Tabak VP Consumer Sales and Legal Counsel(8)	2010	96,522	337,310			—	54,467	(8)	488,298
	2009	91,830	94,549			—	35,593		221,971
	2008	84,326	50,000			—	39,317		173,643

(1)	Mr. Rafaeli received quarterly bonuses for 2010 based on 1% of Radiancy’s quarterly revenues, following the approval of the quarterly financial statements, and such quarterly bonuses totaled $688,880.
(2)	On June 30, 2011, the Radiancy Chairman of the Board granted a stock award of 1,017,065 shares of Radiancy common stock (having a value of $13,862,593) and a “gross-up” tax reimbursement of $12,364,305 to Dolev Rafaeli as authorized by the Radiancy board of directors on that date. See Note 3 to Radiancy’s financial statements for the quarter ended September 30, 2011. The stock award and gross-up were awarded to Dr. Rafaeli as a result of his outstanding performance as Chief Executive Officer of Radiancy, and leading Radiancy to record revenues and profits in 2010.
(3)	See Note 10 to Radiancy’s consolidated financial statements for fiscal year ended December 31, 2010 for discussion regarding the assumptions used to calculate fair value.
(4)	“All Other Compensation” for Dr. Rafaeli includes 401(k) plan contributions and health insurance premiums. For Messrs. Hanin and Tabak and Ms. Ravid, “All Other Compensation” includes Manager’s Insurance (severance payment fund under section 14 of the Severance Pay Law of 1963 of Israel), Advance Study Fund and a car allowance. For Managers Insurance, Radiancy pays, on a monthly basis, 8.33% of the base salary towards severance pay, 5% of the base salary towards compensatory payments and up to 2.5% of the base salary towards disability insurance to provide disability allowance of 75% of the base salary. The employee also deposits 5% of the base salary towards compensatory payments. The Advance Study Fund is a tax benefit program for Israeli residents, and Radiancy pays on a monthly basis 7.5% of the base salary into this fund and the employee deposits 2.5% of his base salary.
(5)	For 2010, each of the following components comprising “other compensation” is greater than $10,000: includes $12,364,305 for the “gross-up” payment for taxes resulting from the stock award on June 30, 2011. See note 2 to this Summary Compensation Table. Employer contribution for employee’s 401K was $16,500. No other item was more than the greater of $25,000 or 10% of “other compensation” for the year.
(6)	For 2010, each of the following components comprising “other compensation” was greater than $10,000: Payments for Managers Insurance $11,070 (as described in footnote 2 above) and car allowance $16,849.
(7)	For 2010, each of the following components comprising “other compensation” was greater than $10,000: Payments for Managers Insurance $15,307 (as described in footnote 1 above) and car allowance $18,043.

(8)	For 2010, each of the following components comprising “other compensation” was greater than $10,000: Payments for Managers Insurance $13,706 (as described in footnote 1 above) and car allowance $23,125.
(9)	All compensation paid to these Named Executive Officers’ was paid in New Israeli Shekels. These payments were converted from New Israeli Shekels into USD based on the exchange rate at the end of each month in which the payments were made.

Grants of Plan-Based Awards

There were no grants of equity or non-equity awards under incentive plans during the fiscal year ended December 31, 2010. At a meeting of Radiancy’s board of directors on June 30, 2011, the board of directors of Radiancy authorized its Chairman of the Board of Directors, Dr. Yoav Ben-Dror, to award to Dolev Rafaeli (i) a stock award of up to 1,017,065 shares of Radiancy’s common stock and (ii) a cash bonus as a “gross-up” for taxes resulting from the stock award and cash bonus. In Radiancy’s financial statements for the second quarter of 2011, Radiancy recorded a stock based compensation expense of $26.2 million (including the cash bonus liability of $12.3 million for the tax gross-up which was paid in July 2011). On June 30, 2011, the full 1,017,065 shares and the tax gross-up were authorized by Dr. Yoav Ben-Dror. Also on June 30, 2011, Radiancy’s board of directors granted options to purchase 35,000 shares to each of Avi Hanin, Sharon Ravid and Moran Tabak. The options granted on June 30, 2011 will vest as follows: 11,667 shares subject to each award will vest on June 30, 2012 and the remaining 23,333 shares will vest on a quarterly basis, with 2,917 shares vesting per quarter commencing June 30, 2012. Notwithstanding the vesting schedule, all options will vest upon the approval of the merger. For further information on the grant of these options, please see Footnote 3 to Radiancy’s Condensed Consolidated Financial Statements as of September 30, 2011.

Potential Payments on Termination of Employment or Change of Control

Potential payments to Dolev Rafaeli, who will be the CEO of PhotoMedex following the merger, if consummated, on termination of employment or upon a change of control of PhotoMedex are governed by his employment agreement. This discussion is based on the amended and restated employment agreement entered into by PhotoMedex and Dr. Rafaeli on August 9, 2011. Pursuant to such agreement, should PhotoMedex terminate Dr. Rafaeli’s employment without cause or Dr. Rafaeli resign for good reason (in each instance, whether in the context of a change in control or otherwise) then Dr. Rafaeli will become entitled to the following benefits upon his delivery of an effective release to PhotoMedex:

(i)	a cash payment equal to the annual base salary for the remainder of the initial term or any renewal term, payable in installments in accordance with PhotoMedex’s payroll practices;

(ii)	a bonus equal to 1% of PhotoMedex’s sales, on a post-merger basis (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors), which bonus, when combined with his other annual remuneration from PhotoMedex does not exceed $1,000,000 annually and shall be paid quarterly, for the remainder of the initial term or any renewal term;

(iii)	subject to approval of Proposal No. 10 below, an additional quarterly cash bonus equal to 1% of the sales of PhotoMedex (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors) in excess of such target threshold amount as the Compensation Committee shall determine, for the remainder of the initial term or any renewal term;

(iv)	continued medical and dental coverage for himself and his eligible dependents for the remainder of the initial term or any renewal term (or, if less, 18 months);

(v)	continued coverage under PhotoMedex’s long-term and short-term disability plans for the remainder of the initial term or any renewal term;

(vi)	a monthly cash payment equal to the premium cost to maintain Dr. Rafaeli’s life insurance coverage at the level of coverage in effect at the time of such termination for the remainder of the initial term or any renewal term;

(vii)	a tax gross-up to the extent the amounts in subparagraphs (v) or (vi) above are taxable to Dr. Rafaeli; and

(viii)	full acceleration of all outstanding equity awards held by Dr. Rafaeli at the time of such termination, and each outstanding option will remain exercisable until the earlier of the 60-month anniversary of his termination date and the option’s expiration date.

In addition, upon termination of the amended and restated employment agreement for any reason, Dr. Rafaeli is entitled to payment and/or reimbursement for his reasonable relocation expenses and economy class airfare for his family from the U.S. to Israel.

Messrs. Hanin and Tabak and Ms. Ravid are entitled to 30, 90 and 120-day notice periods, respectively, prior to the termination of their employment by Radiancy (Israel) Ltd without cause. Other than the notice period and the payments provided by Managers Insurance, none of these named executive officers is entitled to any severance benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to outstanding options held by Radiancy’s named executive officers as of December 31, 2010. None of Radiancy’s named executive officers held any unvested stock awards as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Grant Date	Option Expiration Date
Dolev Rafaeli(1)	240,435	—	0.50		February 22, 2006	February 21, 2016

Dolev Rafaeli(2)	20,037	—	0.01		December 30, 2008	December 29, 2018

Avi Hanin(3)	—	—	—		—	—

Sharon Ravid(4)	—	—	—		—	—

Moran Tabak(5)	21,983	—	10.52	(3)	December 26, 2006	December 25, 2016

(1)	The shares subject to the option vested as follows: 68,691 shares vested on February 21, 2007 and the remaining 171,711 shares vested on a quarterly basis, over eight quarters, commencing on February 21, 2007. Not included in this table is a stock award of 1,017,065 shares of Radiancy’s common stock granted to Dolev Rafaeli on June 30, 2011. Please see the subsection above entitled “Grants of Plan-Based Awards” and Footnote 3 to Radiancy’s Condensed Consolidated Financial Statements as of June 30, 2011.
(2)	All of the shares subject to the option vest on March 29, 2009.
(3)	Not included in this table were 35,000 options granted on June 30, 2011, which vest as follows: 11,667 shares vest on June 30, 2012 and the remaining 23,333 shares vest on a quarterly basis, with 2,917 shares vesting per quarter commencing June 30, 2012. For further information on the grant of these 35,000 options, please see Footnote 3 of Radiancy’s Condensed Consolidated Financial Statements as of June 30, 2011.
(4)	Not included in this table were 35,000 options granted on June 30, 2011, which vested as follows: 11,667 shares vested on June 30, 2012 and the remaining 23,333 shares vested on a quarterly basis, with 2,917 shares vesting per quarter commencing June 30, 2012. For further information on the grant of these 35,000 options, please see Footnote 3 of Radiancy’s Condensed Consolidated Financial Statements as of June 30, 2011.
(5)

The shares subject to the option vested as follows: 7,475 shares vest on December 25, 2007; 7,254 shares vest on December 25, 2008 and 7,254 shares vest on December 25, 2009. On June 30, 2011, the options were converted into 5,016 fully vested options which are exercisable cashlessly and into 16,967 options to be vested on June 30, 2012 at an exercise price of $0.01. Not included in this table were 35,000 options granted on June 30, 2011, which vested as follows: 11,667 shares vested on June 30, 2012 and the remaining 23,333 shares vested on a quarterly basis, with 2,917 shares vesting per quarter commencing June 30, 2012. For further information on the grant of these 35,000 options, please see Footnote 3 of Radiancy’s Condensed Consolidated Financial Statements as of June 30, 2011.

Non-Equity Incentive Plan; Non-Qualified Deferred Compensation

Radiancy does not have a non-equity incentive plan, nor does it have a plan or program of non-qualified deferred compensation.

Pension Benefits

None of Radiancy’s employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by Radiancy.

Director Compensation

Directors who are also Radiancy’s employees receive no separate compensation for serving as directors. Directors who are not Radiancy’s employees are compensated in either cash or stock, and Radiancy does not have any policies or guidelines in place regarding the compensation of non-employee directors. Decisions regarding the compensation of non-employees directors are made by Radiancy’s board of directors on an ad-hoc basis.

The following table includes information for the year ended December 31, 2010, concerning compensation for Radiancy’s non-employee directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Total ($)
Yoav Ben Dror—Chairman(1)	556,480	556,480
Yigal Erlich(2)	20,000	20,000
Lewis C. Pell	—	—

(1)	The aggregate number of option awards outstanding at fiscal year end was 265,435.
(2)	The aggregate number of option awards outstanding at fiscal year end was 60,000.

Furthermore, at Radiancy’s board of directors meeting on June 30, 2011, Radiancy’s board of directors unanimously resolved to pay director compensation to each of Yoav Ben-Dror, Yigal Erlich and Lewis C. Pell as follows: Dr. Ben-Dror was awarded (i) a stock option grant of 351,517 options, at a price of $0.01 per share and (ii) cash compensation of $30,000 per month retroactive from January 1, 2011, to the closing of the merger. Mr. Erlich was awarded a stock option grant of 66,667 options, at a price of $0.01 per share. Mr. Pell was awarded cash compensation of $20,000 per month, retroactively beginning on January 1, 2011 to the closing of the merger.

Proposal No. 5—Approval to Amend the Articles of Incorporation to Increase the Number of Authorized Shares of PhotoMedex Common Stock

The PhotoMedex board of directors has determined that the approval of an amendment to the Articles of Incorporation to increase the number of authorized shares of PhotoMedex common stock to fifty million (50,000,000) is advisable and in the best interests of PhotoMedex and its stockholders and has approved the Amended and Restated Articles of Incorporation, the form of which is attached as Annex E hereto, which contains this amended provision in Article 4 thereof. The present board believes that with 50,000,000 shares of authorized PhotoMedex common stock, the combined company will have sufficient capital to access the public capital markets and to undertake accretive acquisitions on terms that are tax-efficient to the targets of the acquisitions and that are cash-efficient for the combined company.

Relationship to the other Proposed Charter Amendments and the Merger Agreement

Approval of this proposed amendment, and the other Proposed Charter Amendments, are one of the conditions to the consummation of the merger. If this Proposal No. 5 and the other Proposed Charter Amendment Proposals are not approved by the PhotoMedex stockholders, (i) the board of directors of PhotoMedex will abandon the Charter Amendment Proposals and (ii) if the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

This proposed amendment will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The Amended and Restated Articles of Incorporation includes this proposed amendment, as well as the other Proposed Charter Amendments. The board of directors of PhotoMedex will abandon the proposed amendment if the other Proposed Charter Amendments are not approved by the PhotoMedex stockholders. The board of directors of PhotoMedex will also abandon the proposed amendment if the merger is not consummated. PhotoMedex expects to file the Amended and Restated Articles of Incorporation immediately prior to the consummation of the proposed merger.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power. Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger and the transactions contemplated thereby pursuant to voting agreements. Since this proposal is a closing condition to the merger agreement, these investors have agreed to vote their shares in favor of this proposal. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to amend the Articles of Incorporation to increase the number of authorized shares of PhotoMedex common stock.

Proposal No. 6—Approval to Amend the Articles of Incorporation to Authorize Five Million Shares of Blank Check Preferred Stock

The PhotoMedex board of directors has determined that the approval of an amendment to the Articles of Incorporation to authorize five million (5,000,000) shares of preferred stock, par value $0.01 per share, which shall be designated as blank check preferred is advisable and in the best interests of PhotoMedex and its stockholders and has approved the Amended and Restated Articles of Incorporation, the form of which is attached as Annex E hereto, which contains this amended provision in Articles 4 and 5 thereof. The amendment provides that the board of directors will have the authority to authorize the issuance from time to time of one or more classes of preferred stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the board of directors providing for the issuance of such preferred shares. The present board of directors believes that a reserve of 5,000,000 shares of preferred stock is prudent so that the combined company will be able to respond promptly to needs for capital to access the public capital markets and to undertake accretive acquisitions on terms that are tax-efficient to the targets of the acquisitions and that are cash-efficient for the combined company.

Relationship to the other Proposed Charter Amendments and the Merger Agreement

Approval of this proposed amendment, and the other Proposed Charter Amendments, are one of the conditions to the consummation of the merger. If this Proposal No. 6 and the other Proposed Charter Amendment Proposals are not approved by the PhotoMedex stockholders, (i) the board of directors of PhotoMedex will abandon the Charter Amendment Proposals and (ii) if the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

This proposed amendment will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The Amended and Restated Articles of Incorporation includes this proposed amendment, as well as the other Proposed Charter Amendments. The board of directors of PhotoMedex will abandon the proposed amendment if the other Proposed Charter Amendments are not approved by the PhotoMedex stockholders. The board of directors of PhotoMedex will also abandon the proposed amendment if the merger is not consummated. PhotoMedex expects to file the Amended and Restated Articles of Incorporation immediately prior to the consummation of the proposed merger.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power. Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger and the transactions contemplated thereby pursuant to voting agreements. Since this proposal is a closing condition to the merger agreement, these investors have agreed to vote their shares in favor of this proposal. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to amend the Articles of Incorporation to authorize five million shares of blank check preferred stock

Proposal No. 7—Approval to Amend the Articles of Incorporation to Expand the Indemnification Obligations of PhotoMedex to its Directors and Officers

The PhotoMedex board of directors has determined that the approval of an amendment to the Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers is advisable and in the best interests of PhotoMedex and its stockholders and has approved the Amended and Restated Articles of Incorporation, the form of which is attached as Annex E hereto, which contains this amended provision in Article 12 thereof. The Articles of Incorporation of PhotoMedex currently contains a provision authorizing indemnification of its officers and directors. This amendment will revise this provision to expand the indemnification obligations of PhotoMedex to “the fullest extent permitted by Nevada law.” The amendment also:

•	adds language specifying that the right of indemnification shall be a contract right and will not be exclusive of any other right which such directors, officers or representatives may have or acquire;

•

specifies that PhotoMedex’s indemnification obligations will continue to persons who have ceased to be a director, officer, employee or agent, with such benefit inuring to the benefit of the heirs, executors, and administrators of such person; and

•	clarifes that PhotoMedex will not indemnify officers and directors for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

The full text of the indemnification provision can be found in Article 12 of the Amended and Restated Articles of Incorporation, the form of which is attached as Annex E hereto.

Highly competent persons are becoming more reluctant to serve publicly held corporations as directors or as executive officers unless they are provided with adequate protection through adequate indemnification against inordinate risks of claims and actions against them arising out of their service to the corporation. The PhotoMedex board of directors is of the opinion that PhotoMedex should obligate itself to indemnify such persons to the fullest extent permitted by applicable law, and act to assure such persons that there will be increased certainty of such protection. The PhotoMedex board of directors believes that this proposed amendment is in the best interest of PhotoMedex and that it will aid the company in securing and retaining competent directors, management personnel and other key employees.

Relationship to the other Proposed Charter Amendments and the Merger Agreement

Approval of this proposed amendment, and the other Proposed Charter Amendments, are one of the conditions to the consummation of the merger. If this Proposal No. 7 and the other Proposed Charter Amendment Proposals are not approved by the PhotoMedex stockholders, (i) the board of directors of PhotoMedex will abandon the Charter Amendment Proposals and (ii) if the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

This proposed amendment will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The Amended and Restated Articles of Incorporation includes this proposed amendment, as well as the other Proposed Charter Amendments. The board of directors of PhotoMedex will abandon the proposed amendment if the other Proposed Charter Amendments are not approved by the PhotoMedex stockholders. The board of directors of PhotoMedex will also abandon the proposed amendment if the merger is not consummated. PhotoMedex expects to file the Amended and Restated Articles of Incorporation immediately prior to the consummation of the proposed merger.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power. Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger and the transactions contemplated thereby pursuant to voting agreements. Since this proposal is a closing condition to the merger agreement, these investors have agreed to vote their shares in favor of this proposal. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to amend the Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers

Proposal No. 8—Approval to Amend the Provision of Photomedex’s Articles of Incorporation that Addresses Transactions with Interested Directors or Officers

The PhotoMedex board of directors has determined that the approval of an amendment to the provision of the PhotoMedex Articles of Incorporation that addresses transactions with interested directors or officers is advisable and in the best interests of PhotoMedex and its stockholders and has approved the Amended and Restated Articles of Incorporation, the form of which is attached as Annex E hereto, which contains this amended provision in Article 13 thereof.

Article Twelve of the PhotoMedex Articles of Incorporation provides that no transaction of PhotoMedex with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation; or (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the board of directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or transaction has been approved or ratified by vote or written consent of the stockholders entitled to vote, to whom such fact of relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the Corporation.

The amendment will amend this article to add that no transaction of PhotoMedex with any other person, firm or corporation, or in which the corporation is interested, will be affected or invalidated by the fact that the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action, so long as the transaction is approved in accordance with Article Twelve of PhotoMedex’s Articles of Incorporation, as described above.

The PhotoMedex board of directors believes that it is in the best interests of PhotoMedex and its stockholders for potential transactions to be presented to PhotoMedex for consideration, regardless of whether a director or officer is interested in the transaction. Therefore, the PhotoMedex board of directors has decided to propose to expand this provision to include transactions where a director or officer does not know of his or her interest in the transaction.

Relationship to the other Proposed Charter Amendments and the Merger Agreement

Approval of this proposed amendment, and the other Proposed Charter Amendments, are one of the conditions to the consummation of the merger. If this Proposal No. 8 and the other Proposed Charter Amendment Proposals are not approved by the PhotoMedex stockholders, (i) the board of directors of PhotoMedex will abandon the Charter Amendment Proposals and (ii) if the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

This proposed amendment will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The Amended and Restated Articles of Incorporation includes this proposed amendment, as well as the other Proposed Charter Amendments. The board of directors of PhotoMedex will abandon the proposed amendment if the other Proposed Charter Amendments are not approved by the PhotoMedex stockholders. The board of directors of PhotoMedex will also abandon the proposed amendment if the merger is not consummated. PhotoMedex expects to file the Amended and Restated Articles of Incorporation immediately prior to the consummation of the proposed merger.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power. Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger and the transactions contemplated thereby pursuant to voting agreements. Since this proposal is a closing condition to the merger agreement, these investors have agreed to vote their shares in favor of this proposal. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to amend the Articles of Incorporation’s transactions with interested directors or officers provision

Proposal No. 9—Approval to Amend the Articles of Incorporation to provide that PhotoMedex is Not Opting Out of the Provisions of NRS 78.378 to NRS 78.3793

The PhotoMedex board of directors has determined that the approval of an amendment to the Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793 is advisable and in the best interests of PhotoMedex and its stockholders and has approved the Amended and Restated Articles of Incorporation, the form of which is attached as Annex E hereto. This amendment will delete the following provision from PhotoMedex’s Articles of Incorporation: “THIRTEENTH: The Corporation elects that the provisions of NRS 78.378 to NRS 78.3793, Acquisition of Controlling Interest, shall not apply to the Corporation.”

These NRS statutory provisions provide that persons who acquire a “controlling interest” in a company may only be given full voting rights in their shares if such rights are conferred by the disinterested stockholders of the company at an annual or special meeting. However, any disinterested stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares, if the acquiring person has acquired at least a majority of all of the voting power of the company. As such, persons acquiring a controlling interest may not be able to vote their shares. This statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada.

Relationship to the other Proposed Charter Amendments and the Merger Agreement

Approval of this proposed amendment, and the other Proposed Charter Amendments, are one of the conditions to the consummation of the merger. If this Proposal No. 9 and the other Proposed Charter Amendment Proposals are not approved by the PhotoMedex stockholders, (i) the board of directors of PhotoMedex will abandon the Charter Amendment Proposals and (ii) if the closing condition to the merger agreement is not waived, PhotoMedex will be unable to complete the merger.

This proposed amendment will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The Amended and Restated Articles of Incorporation includes this proposed amendment, as well as the other Proposed Charter Amendments. The board of directors of PhotoMedex will abandon the proposed amendment if the other Proposed Charter Amendments are not approved by the PhotoMedex stockholders. The board of directors of PhotoMedex will also abandon the proposed amendment if the merger is not consummated. PhotoMedex expects to file the Amended and Restated Articles of Incorporation immediately prior to the consummation of the proposed merger.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power. Investors representing approximately 48% of the PhotoMedex common stock have agreed to vote their shares in favor of the merger and the transactions contemplated thereby pursuant to voting agreements. Since this proposal is a closing condition to the merger agreement, these investors have agreed to vote their shares in favor of this proposal. For a more complete description of the voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to amend the Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793.

Proposal No. 10—Approval of the Quarterly Bonus Program for Dolev Rafaeli Under His Amended and Restated Employment Agreement With PhotoMedex

Upon the recommendation of the compensation committee of the PhotoMedex board of directors, the PhotoMedex board of directors has approved the Amended and Restated Employment Agreement by and between PhotoMedex and Dolev Rafaeli dated August 9, 2011 (the “Rafaeli Agreement”). The Rafaeli Agreement is an amendment and restatement of the employment agreement that the parties entered into on July 4, 2011. The agreement entered into on July 4, 2011 was amended and restated on August 9, 2011 to provide for the bonus terms described herein. Pursuant to the Rafaeli Agreement, Dr. Rafaeli will, upon the closing of the merger, serve as the Chief Executive Officer of PhotoMedex and the President and Chief Executive Officer of Radiancy.

In addition to other remuneration, the Rafaeli Agreement requires us to pay to Dr. Rafaeli a quarterly bonus equal to 1% of PhotoMedex’s sales, on a post-merger basis (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors), which bonus, when combined with his other remuneration from PhotoMedex, does not exceed $1,000,000 annually (the “First-Tier Bonus”). The Rafaeli Agreement also requires us, subject to stockholder approval of this proposal, to pay to Dr. Rafaeli an additional quarterly performance-based bonus in an amount equal to 1% of the sales of PhotoMedex (calculated as 1% of recognized U.S. GAAP sales reported in PhotoMedex’s consolidated quarterly financial reports presented to the PhotoMedex board of directors) in excess of a target threshold amount as the compensation committee of the PhotoMedex board of directors shall determine prior to the beginning of the applicable quarter (the “Second-Tier Bonus”). Following the end of each quarter, the compensation committee of the PhotoMedex board of directors shall determine the Second-Tier Bonus, if any, for that quarter based on the extent to which sales exceed the threshold amount.

The Second-Tier Bonus program for Mr. Rafaeli is being submitted to stockholders for approval at the 2011 Annual Meeting so that each Second-Tier Bonus will qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Compensation that qualifies as performance-based for purposes of Section 162(m) of the Code is not subject to the annual limit on the deductibility of compensation in excess of $1 million with respect to PhotoMedex’s Chief Executive Officer and certain other officers, and will thus be fully tax-deductible by PhotoMedex. The First-Tier Bonus program is not being submitted as part of this proposal because the program is structured such that stockholder approval is not necessary for purposes of Section 162(m) of the Code. The First-Tier Bonus program is described in this proposal only to provide context for understanding the structure of the Second-Tier Bonus program.

If stockholders approve this proposal, the Second-Tier Bonuses, to the extent earned, will be paid to Dr. Rafaeli and will be intended to be fully tax-deductible by PhotoMedex. If stockholders do not approve this proposal, no Second-Tier Bonuses will be paid to Dr. Rafaeli, regardless of whether they would otherwise be earned. The First-Tier Bonuses, to the extent earned, will be paid to Dr. Rafaeli regardless of whether stockholders approve this proposal.

A copy of the Rafaeli Agreement is attached as Annex D to this joint proxy statement/prospectus. The description of the performance goal that follows is qualified in its entirety by reference to the full text of the Rafaeli Agreement set forth in Annex D to this joint proxy statement/prospectus.

It is the express intent of PhotoMedex that the Second-Tier Bonuses shall constitute “other performance-based compensation” within the meaning of Code section 162(m)(4)(C).

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of a majority of the PhotoMedex shares present in person or represented by proxy at a duly called meeting.

In favoring the merger, the PhotoMedex board of directors is recommending that its stockholders approve the Second-Tier Bonus program for Dr. Rafaeli under the Rafaeli Agreement

The PhotoMedex board of directors recommends a vote “FOR” the proposal to approve the Second-Tier Bonus program for Dr. Rafaeli under the Amended and Restated Employment Agreement, dated August 4, 2011, by and between Dr. Rafaeli and PhotoMedex.

Proposal No. 11—Approval to Amend the PhotoMedex 2005 Equity Compensation Plan

For this proposal, PhotoMedex is also referred to as“we,” “us,” or “our.”

Our board of directors previously adopted the 2005 Equity Plan, as amended and restated effective August 3, 2010, to provide for the grant of options, stock appreciation rights, stock purchase rights, stock awards and unrestricted shares to employees and certain consultants and advisors. Our board of directors has approved, subject to stockholder approval, an amendment to the 2005 Equity Plan, which increases the number of shares of common stock reserved for issuance under the 2005 Equity Plan from 650,000 shares to 3,000,000 shares; increases the number of shares for which any one participant may receive awards in any one calendar year to 400,000 shares; permits PhotoMedex to provide in an individual award agreement for other than full vesting upon a change in control with respect to certain awards of time-based restricted stock granted under the 2005 Equity Plan; provides that awards granted following the effective date of the amendment generally will not automatically vest upon a change in control unless the Plan Committee (as defined in the 2005 Equity Plan) has determined otherwise; and adds certain provisions which are intended to comply with Israeli tax laws applicable to participants in the 2005 Equity Plan who are residents of the State of Israel. The amendment to the 2005 Equity Plan is effective August 4, 2011, provided that the amendment is subject to approval by our stockholders and to the consummation of the merger.

The 2005 Equity Plan was originally adopted by our board of directors on November 9, 2005 and approved by our stockholders on December 28, 2005. At our 2009 annual meeting of stockholders, our stockholders approved an increase of the number of shares reserved for issuance from the 2005 Equity Plan to 194,285 shares. At our 2010 annual meeting of stockholders, our stockholders approved an additional increase of the number of shares reserved for issuance to 650,000 shares. In connection with and subject to the merger, our board of directors voted to increase the shares authorized under the 2005 Equity Plan to 3,000,000. Under the 2005 Equity Plan as of September 30, 2011 the following awards remain outstanding: options to purchase 43,583 shares of our common stock, and other stock-based awards covering 227,484 shares. There remain 233,156 shares that are available for grant under the 2005 Equity Plan.

In connection with the merger, the Plan Committee has approved, subject to the completion of the merger and the approval of this proposal to amend the 2005 Equity Plan being approved by our stockholders, the award of 200,000 and 180,000 shares of restricted stock to Mr. McGrath and Mr. Stewart, respectively, and the grant of nonqualified stock options to purchase 60,700 shares and 54,700 shares to Mr. McGrath and Mr. Stewart, respectively. The restricted stock grants will vest in three substantially equal installments on each of the first three anniversaries of the merger, subject to the executives’ continued employment on each such date. The foregoing notwithstanding, if either executives’ employment is terminated by PhotoMedex without cause, due to his resignation for good reason, or as the result of his death or disability, the restricted shares shall become fully vested. The vesting of the restricted shares may be further adjusted, if necessary, to avoid subjecting the executive to an excise tax under the Code. The options shall be fully vested upon the date of grant; provided, however, that the vesting of the options may be further adjusted if necessary to avoid subjecting the executive to an excise tax under Section 4999 of the Code. With respect to the original 50,100 and 45,100 shares subject to the options, respectively, the per share exercise price will be the fair market value of a share as of the date of grant (i.e., the date the merger is consummated). With respect to the remaining 10,600 and 9,600 shares subject to the options, respectively, the per share exercise price will be the greater of (1) the fair market value of a share as of the date of grant (i.e., the date the merger is consummated) and (2) $20.00. The options shall have a term of ten (10) years.

Our board of directors believes these grants are necessary to retain and motivate each of the executives following the merger. Our board of directors also believes that the number of shares currently available for issuance under the 2005 Equity Plan is not sufficient for these and other grants in view of our compensation structure and strategy. This will be important to our growth strategy to have sufficient shares available for issuance in connection with internal growth as well as through external growth through acquisitions. Our board of directors has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation in lieu of cash compensation.

Furthermore, our board of directors believes that the current limitation on the number of shares for which any participant may receive awards under the 2005 Equity Plan is not sufficient in view of our compensation structure and strategy and has approved an increase in the annual limit to 400,000 shares. Attracting and retaining the highest quality management is vital to our success and would be furthered by the ability to grant substantial equity awards as the need arises.

Also, in connection with the merger, our board of directors believes it is in the best interests of PhotoMedex to amend the 2005 Equity Plan to permit PhotoMedex to provide for other than full vesting of certain existing time-based restricted stock in the context of a change in control. Our board of directors believes it is also in the best of interests of PhotoMedex to amend the 2005 Equity Plan to provide that awards granted on a going-forward basis will not automatically vest in the context of a change in control unless the Plan Committee determines otherwise in an individual agreement or in connection with the change in control. Our board of directors also desires to amend the 2005 Equity Plan in order to ensure that awards granted to residents of the State of Israel comply with certain Israeli tax rules.

The material terms of the 2005 Equity Plan are summarized below. A copy of the amendment to the 2005 Equity Plan, effective August 4, 2011, is attached as Annex F to this joint proxy statement/prospectus. This summary of the 2005 Equity Plan is not intended to be a complete description of the 2005 Equity Plan and is qualified in its entirety by the actual text of the 2005 Equity Plan, as amended.

Following is a brief description of the 2005 Equity Plan:

General Purpose. The general purpose of the 2005 Equity Plan is to establish incentives designed to attract, recognize, reward and retain competent executives and key employees, as well as independent consultants and directors, whose performance, contribution and skills are critical to us, and to promote the increased ownership of common stock among our executives and key employees in order to increase their proprietary interest in our business.

Shares. We have reserved for issuance up to 3,000,000 shares of PhotoMedex common stock under the 2005 Equity Plan. If shares of PhotoMedex common stock are forfeited for any reason, prior to the lapsing of the applicable restrictions, the forfeited shares will become available for new awards in accordance with the terms of the 2005 Equity Plan. If any award granted under the 2005 Equity Plan for any reason expires or otherwise terminates without having vested in full, the PhotoMedex common stock not vested under such award will again become available for new awards under the 2005 Equity Plan.

No participant in the 2005 Equity Plan may be granted awards for more than 400,000 shares of PhotoMedex common stock per calendar year. This share limitation will assure that any deductions to which we would otherwise become entitled upon the exercise of stock options or stock appreciation rights granted under the 2005 Equity Plan with an exercise price per share of the common stock on the grant date or the vesting of certain other stock-based awards under the 2005 Equity Plan will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Code.

Administration. The 2005 Equity Plan is administered by the Plan Committee established by our board of directors. The Plan Committee will consist of at least three members, each of whom will be a non-employee director, as such term is defined under Rule 16b-3 of the Exchange Act, will qualify as an outside director, for purposes of Section 162(m) of the Code and will comply with the listing standards of the primary trading market or securities exchange on which the common stock then trades. Notwithstanding the foregoing, any discretionary awards to non-employee members of our board of directors will be approved by a disinterested majority of our entire board of directors.

The terms and conditions of each award will be determined by the Plan Committee, in its sole and absolute discretion, and may change from time to time. Subject to the terms and conditions of the 2005 Equity Plan, the Plan Committee will have the sole authority to: (a) interpret conclusively the provisions of the 2005 Equity Plan and decide all questions of fact arising in its application; (b) adopt, amend and rescind rules and regulations relating to the 2005 Equity Plan; (c) determine the executives and other key employees, as well as independent consultants, to whom awards may be made and the timing, method and amount of each such award; and (d) make any other determinations, exercise such powers and perform such acts as the Plan Committee deems necessary or advisable.

Eligibility. All employees, including officers, employee directors, non-employee directors and consultants are eligible to receive awards under the 2005 Equity Plan. However, the Plan Committee will have sole and absolute discretion to determine the persons to whom awards will be made.

Stock Options. The Plan Committee may grant incentive stock options (“ISOs”) under Section 422 of the Code or non-qualified stock options (“NSO”). Except for ISOs granted to stockholders possessing more than ten percent (10%) of the total combined voting power of all classes of the securities of PhotoMedex or its subsidiaries to whom such ownership is attributed on the date of grant (“Ten Percent Stockholders”), the exercise price of each ISO and NSO cannot be less than 100% of the fair market value of our common stock on the date the option is granted. ISOs granted to Ten Percent Stockholders must be at an exercise price of not less than 110% of the fair market value. ISOs and NSOs will vest in accordance with a schedule set by the Plan Committee. If the Plan Committee does not set a schedule, ISOs and NSOs will vest annually over a five-year period. The term of an option cannot exceed ten years from the date of grant, except if an ISO is granted to a Ten Percent Stockholder, the term cannot exceed five years from the date of grant.

The exercise price for any option is generally payable (a) in cash or check, (b) in shares of PhotoMedex common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price, (c) by other consideration received through a cashless exercise program permitted by the Plan Committee, (d) by a reduction of PhotoMedex’s liabilities to the participant in any PhotoMedex-sponsored deferred compensation program, or (e) in any combination of the above methods. The 2005 Equity Plan also includes an optional net exercise provision as a form of consideration so that a participant is not required to make a cash payment for the exercise but is instead able to receive a net number of shares.

Stock Appreciation Rights. The Plan Committee may grant stock appreciation rights (“SARs”) to anyone eligible to participate under the 2005 Equity Plan. Each SAR granted under the 2005 Equity Plan will entitle the holder upon the exercise of the SAR to receive from PhotoMedex an amount equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the base amount set forth on the date of grant. Such payment to the participant will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Plan Committee. The Plan Committee will determine the period when each SAR vests and becomes exercisable, the base amount for each SAR, and whether the SAR will be granted in connection with, or independent of, options. A SAR granted in connection with an option (tandem SAR) will have a base amount equal to the related option. If a SAR is not granted in connection with an option, the base amount will be equal to or greater than the fair market value of our common stock on the date the SAR is granted.

Stock Purchase Rights and Unrestricted Stock. The Plan Committee may award to a participant the right to purchase shares of our common stock. The Plan Committee will determine the terms, conditions and restrictions of the stock purchase, including the number of shares and price for such shares. Unless the Plan Committee determines otherwise, we will retain the right to repurchase the shares at the same price paid by the recipient after termination of employment. Our retained repurchase right may lapse annually over a five-year period unless otherwise determined by the Plan Committee. The Plan Committee may also award to a participant shares of our common stock with no restrictions.

Stock Awards. The Plan Committee may grant stock awards to a participant under the 2005 Equity Plan. A stock award is an award of our common stock that may be subject to such restrictions as our Plan Committee determines. Unless the Plan Committee determines otherwise, the restrictions, if any, will lapse one-third over a three (3) year period starting on the five (5) year anniversary of the date of grant. Stock awards may also have restrictions based on such performance criteria or objectives as our Plan Committee determines. Except to the extent restricted under the grant instrument relating to the stock award, a participant will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the Plan Committee determines otherwise.

Qualified Performance-Based Compensation. The 2005 Equity Plan, as amended, enables the Plan Committee to structure a variety of stock awards as qualified performance-based compensation, thereby preserving the deductibility of the compensation expense relating to these awards under Section 162(m) of the Code.

The 2005 Equity Plan, as amended, provides that when the Plan Committee grants stock awards that are intended to constitute “qualified performance-based compensation,” the Plan Committee will establish (a) the objective performance goals that must be met, (b) the period during which performance will be measured, (c) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (d) any other conditions that the Plan Committee deems appropriate and consistent with the 2005 Equity Plan and Section 162(m) of the Code. The Plan Committee may establish the performance goals in writing either before the beginning of the performance period or soon after the beginning of such period. The performance goals established by the Plan Committee under Section 162(m) of the Code for this purpose will be intended to satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Plan Committee does not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Plan Committee is not prohibited by the provisions of Section 162(m) of the Code from reducing the amount of compensation that is payable upon achievement of the designated performance goals. After the announcement of our financial results for the performance period, the Plan Committee will certify and announce the results for the performance period. If and to the extent that the Plan Committee does not certify that the performance goals have been met, the grants of stock awards for the performance period will be forfeited or will not be made, as applicable.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following objective measures: the price of our common stock, the market capitalization of our common stock (i.e. the price of our common stock multiplied by the number of our shares outstanding), earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level in, or increase in all or a portion of, our assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals and cost targets or goals relating to acquisitions or divestitures. The business criteria may relate to the employee’s business unit or our performance as a whole, or any combination of the foregoing, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Plan Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Plan Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in our public filings, (v) restructuring activities reported in our public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period.

Adjustments. In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the Plan Committee will make adjustments as it deems appropriate in the maximum number of shares of our common stock reserved for issuance as grants, the maximum number of shares of our common stock that any individual participating in the 2005 Equity Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the 2005 Equity Plan, and the price per share or market value of any outstanding grants.

Termination and Amendment. Our board of directors may terminate or amend the 2005 Equity Plan at any time, except that awards then outstanding will not be adversely affected thereby without the written consent of the respective participants holding such awards.

Change in Control and Other Events. In the event of a transaction involving our dissolution or liquidation, recipients of options, SARs or stock purchase rights may exercise their rights until 10 days before the transaction. The Plan Committee in its discretion may provide that any restrictions on shares acquired from such exercise will lapse and accelerate. Any rights not exercised by the transaction will terminate immediately before the transaction.

With respect to awards granted prior to the effective date of the amendment, in the event of a change in control all outstanding awards shall become fully exercisable and immediately vested, except as may otherwise be provided in an award agreement with respect to time-based restricted stock awards and except in the case of a stock award that is subject to a performance restriction based on the price (the “Milestone Price”) of our common stock. In the absence of other specific provisions attached to an award, our repurchase rights, if any, that are applicable to such performance stock awards shall lapse with respect to a change in control event only if the price per share to be paid in connection with such change in control event is equal to or greater than the Milestone Price. The unvested balance of such shares shall vest ratably and monthly over the period of time (but not greater than 36 months) that the acquirer in the change in control event contracts for the services of the person who was awarded the stock award. If the acquirer opts not to contract for such services, then the unvested balance of shares shall vest as of the change in control event.

With respect to awards granted following the effective date of the amendment, awards do not become automatically exercisable or vested in the event of a change in control unless the successor entity declines to assume awards or substitute awards with equivalent rights. However, the Plan Committee may provide in an individual award, employment or consulting agreement that an award shall become fully exercisable and immediately vested in the event of a change in control. The Plan Committee also has discretion to provide that awards shall become fully exercisable and immediately vested in the event of a change in control even if the applicable individual agreement does not include such a provision.

In general terms, a change of control under the 2005 Equity Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•

if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent; or

•	if we sell or dispose of all or substantially all of our assets.

In the event of a change in control, awards made under the 2005 Equity Plan are to be assumed, or substituted with equivalent rights, by the successor entity. If the successor entity declines to do so, then each holder of an award shall have not less than 20 days before the consummation of the change in control to exercise his or her rights, and all such rights shall become fully exercisable during such 20-day period.

Performance Measures. Our board of directors or the Plan Committee will have the power to condition the grant or vesting of awards under the 2005 Equity Plan upon the attainment of performance goals, determined by the board of directors or the Plan Committee in their respective sole discretion.

Restrictions on Transfer. In addition to the restrictions set forth under applicable law, the shares of common stock awarded pursuant to the 2005 Equity Plan are subject to the following additional restrictions: (i) stock certificates evidencing such shares will be issued in the sole name of the recipient (but shall be held by us, subject to the terms and conditions of the award) and may bear any legend which the Plan Committee deems appropriate to reflect any rights of repurchase or forfeiture or other restrictions on transfer hereunder or under the award agreement, or as the Plan Committee may otherwise deem appropriate; and (ii) no awards granted under the 2005 Equity Plan may be assignable by any recipient under the 2005 Equity Plan, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or where such assignment is expressly authorized by the terms of the applicable agreement embodying the terms and conditions of the award. Participants are also obliged to comply with our Securities Trading Policy and rules of the SEC.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards are to be granted as qualified performance-based compensation under Section 162(m) of the Code, the amendments to the 2005 Equity Plan must be approved by our stockholders and thus our board of directors sought such approval in 2010 and is seeking it again with respect to the proposed share increases for 2011.

Federal Income Tax Consequences. The federal income tax consequences of grants under the 2005 Equity Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to certain grants under the 2005 Equity Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to participants in the 2005 Equity Plan, as the consequences may vary with the types of grants made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2005 Equity Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the recipient holds the shares. We, as a general rule (and subject to the requirements of Section 162(m) of the Code), will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the recipient.

Exceptions to these general rules arise under the following circumstances:

•

If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the recipient makes a special election to accelerate taxation under Section 83(b) of the Code.

•

If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•

A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1,000,000 in any year. Qualified performance-based compensation is excluded from the $1,000,000 deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2005 Equity Plan will be qualified performance-based compensation. In addition, stock awards granted under the 2005 Equity Plan may be designated as qualified performance-based compensation if the Plan Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

We have the right to require that the recipient pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a recipient an amount necessary to satisfy these obligations.

Accounting Treatment

Pursuant to the FASB Accounting Standards Code Topic 718 (formerly Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”)), we will be required to expense all share-based payments, including grants of stock options, stock appreciation rights, stock awards and awards of unrestricted shares under the 2005 Equity Plan. Accordingly, stock options and stock appreciation rights which are granted to our employees and non-employee members of our board of directors and payable in shares of our common stock will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of stock awards granted under the 2005 Equity Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair value of the underlying shares on the date of the award. If the shares subject to any other awards made under the 2005 Equity Plan are unvested at the time the award is made, then the fair value of those shares at that time will be charged to our reported earnings ratably over the vesting period.

New Plan Benefits

The following table shows, as to certain of the Named Executive Officers and the various other indicated individuals and groups, the dollar value of the benefits awarded and the corresponding number of shares of common stock, subject to stockholder approval of this proposal. Messrs. McGrath and Stewart will receive 200,000 and 180,000 shares, of our common stock, respectively, and nonqualified options to purchase 60,700 and 54,700 shares each of our common stock, respectively, subject to stockholder approval of the amendment described in this proposal, and subject to the consummation of the merger. The dollar value of the stock awards to the executives is based on the closing price of our common stock on November 14, 2011. That closing price was $12.83. However, for tax purposes, the dollar value with respect to stock awards will be based on the closing price of our common stock on the date that the stock becomes transferable and free of a substantial risk of forfeiture (unless the executive makes an election to recognize income currently under Section 83(b) of the Code).

NAME AND POSITION	Dollar Value ($) of Restricted Shares	Number of Shares of Common Stock Underlying Restricted Shares	Number of Shares of Common Stock Underlying Stock Options
Dennis McGrath, current CEO, former CFO	$2,566,000	200,000	60,700
Michael R. Stewart, COO	$2,309,400	180,000	54,700
Christina L. Allgeier, CFO	0	0	0
All current executive officers as a group (3 persons)	$4,875,400	380,000	115,400
All directors (other than executive officers) as a group (7 persons)	0	0	0
All current employees, excluding consultants but including current officers who are not executive officers, as a group (66 persons)	0	0	0

The table below shows, as to each of the Named Executive Officers and the various other indicated individuals and groups, the aggregate number of shares of common stock subject to option grants granted under the 2005 Equity Plan since its inception. The grants have been adjusted to reflect the reverse splits in January 2009 and February 2010.

NAME AND POSITION	Number of Option Shares
Dennis McGrath, current CEO, former CFO	18,589
Michael R. Stewart, COO	10,741
Christina L. Allgeier, CFO	2,023
All current executive officers as a group (3 persons)	31,353
All directors (other than executive officers) as a group (7 persons eligible in this period)	0
All current employees, excluding consultants but including officers who are not executive officers, as a group (66 persons)	36,143

Grants Under the 2005 Equity Plan. As of November 14, 2011, there were 43,583 shares of our common stock that were subject to outstanding options under the 2005 Equity Plan and 227,484 shares of our common stock were subject to other stock-based awards. Except for the foregoing outstanding grants and the grants described above to be made to Mr. McGrath and Mr. Stewart in connection with the merger, it is not possible at present to predict the number and type of grants that will be made or who will receive any other grants under the 2005 Equity Plan after the merger. The last reported sale price of a share of our common stock on November 14, 2011, was $12.83 per share. As of such date, the market value of the additional shares proposed to be made available under the 2005 Equity Plan was $30,150,500.

Vote Required; Recommendation of the Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of a majority of the PhotoMedex shares present in person or represented by proxy at a duly called meeting.

The PhotoMedex board of directors unanimously recommends a vote “FOR” approval of the amendment to the 2005 Equity Plan.

Proposal No. 12—Approval to Amend to the Amended and Restated

2000 Non-Employee Director Stock Option Plan

For this proposal, PhotoMedex is also referred to as“we,” “us,” or “our.”

PhotoMedex stockholders are being asked to approve amendments to the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”) to: (i) increase the number of shares of our common stock reserved for issuance under the Non-Employee Director Plan from 60,000 to 120,000 shares; (ii) provide for a one-time award of 5,000 shares of our common stock to directors who are elected to the PhotoMedex Board on or in connection with the merger; and (iii) eliminate the automatic annual grant to each director of 1,000 shares of our common stock. The Non-Employee Director Plan is also being amended to comply with certain provisions under Israeli tax laws.

The PhotoMedex board of directors adopted resolutions on August 4, 2011 approving the amendment, subject to stockholder approval. The PhotoMedex board of directors believes that the proposed amendment is necessary to continue to enable the Non-Employee Director Plan to achieve the purposes for which it was intended – attracting, retaining and motivating directors and creating a long-term mutuality of interest between the directors and stockholders of PhotoMedex.

The PhotoMedex board of directors has determined that the number of shares currently available for issuance under the Non-Employee Director Plan is not sufficient if the stockholders approve the special one-time grant described in this Proposal No. 8. Having sufficient shares available is critical to our ability to compensate our directors for their valuable services to us.

The board of directors has approved a special one-time stock award of 5,000 shares of our common stock to directors who are elected to our Board on or in connection with the merger. The shares subject to this one-time award will be fully vested on the date of grant. The Board believes the one-time awards will enable it to recruit and motivate highly qualified new directors on or in connection with the merger.

The Board believes that the automatic annual grant of 1,000 shares of our common stock provides insufficient flexibility over the form of directors’ compensation, as certain directors may prefer cash grants over stock awards. In lieu of providing such an annual grant under the Non-Employee Director Plan, the board of directors intends to provide cash compensation or equity or equity-based awards under the 2005 Equity Plan. If our stockholders do not approve this proposed amendment to the Non-Employee Director Plan, the Non-Employee Director Plan will not be amended.

Following is a brief description of the Non-Employee Director Plan. A copy of the Non-Employee Director Plan, as amended and restated, is attached to this joint proxy statement/prospectus as Annex G. This summary of the Non-Employee Director Plan is not intended to be a complete description of the Non-Employee Director Plan and is qualified in its entirety by the actual text of the Non-Employee Director Plan.

General

The Non-Employee Director Plan was originally adopted by the PhotoMedex board of directors on May 15, 2000, to be effective as of June 1, 2000, and was approved by our stockholders on July 18, 2000 and was subsequently amended and restated on August 3, 2010. The Non-Employee Director Plan continues as an active plan.

A description of the Non-Employee Director Plan is set forth below. The description is intended to be a summary of the material provisions of the Non-Employee Director Plan and does not purport to be complete. It reflects the amendments made by the board of directors on August 4, 2011, subject to approval by the stockholders.

Purpose of the Plan

The purposes of the Non-Employee Director Plan are to enable PhotoMedex to attract, retain, and motivate our non-employee directors and to create a long-term mutuality of interest between the non-employee directors and our stockholders by granting options to purchase or awards of common stock.

Administration

The Non-Employee Director Plan is administered by a committee of the PhotoMedex board of directors, appointed from time to time by the PhotoMedex board of directors. The Nominations and Corporate Governance Committee has been charged with this task. The Committee has full authority to interpret the Non-Employee Director Plan, decide any questions under the Non-Employee Director Plan and to make such rules and regulations and establish such processes for administration of the Non-Employee Director Plan as it deems appropriate subject to the provisions of the Non-Employee Director Plan.

Available Shares

The Non-Employee Director Plan authorizes the issuance of up to 120,000 shares of common stock upon the exercise of non-qualified stock options or grant of stock awards to PhotoMedex’s non-employee directors. In general, if options or stock awards are for any reason canceled, or expire or terminate unexercised, the shares covered by such options or stock awards will again be available for the grant of options or stock awards.

The Non-Employee Director Plan provides that appropriate adjustments will be made in the number and kind of securities receivable upon the exercise of options or pursuant to a stock award in the event of a stock split, stock dividend, merger, consolidation or reorganization.

Eligibility

All of PhotoMedex’s non-employee directors are eligible to be granted awards under the Non-Employee Director Plan. A non-employee director is a director serving on the PhotoMedex board of directors who is not then one of the PhotoMedex current employees.

Grant of Options or Shares

As of January 1, 2011, each non-employee director was granted 1,000 shares under the Non Employee Director Plan. Directors who joined the board of directors in the course of the year were granted shares equal to the product of: (i) 25% of 1,000 shares and (ii) the number of quarters remaining in the year. In addition, each non-employee director who is elected on or in connection with the merger shall receive a one-time award of 5,000 shares. Effective August 4, 2011, the Non-Employee Director Plan was amended to eliminate the automatic annual grants of 1,000 shares.

With respect to options granted under the Non-Employee Director plan, the purchase price per share deliverable upon the exercise of an option will be 100% of the fair market value of such shares as follows:

(i) For grants of options issued as of January 1 of any fiscal year, the fair market value will be measured by the closing sales price of the common stock as of the last trading date of the immediately preceding year; and

(ii) For options issued on a day other than January 1, the fair market value will be measured by the closing sales price of the common stock as of the date of grant.

Directors who are elected to the board of directors in connection with the merger will receive a special one-time award of 5,000 shares of our common stock.

Vesting of Awards

Shares awarded on January 1 under the Non-Employee Director Plan vest and become exercisable to the extent of 25% of 1,000 shares for each calendar quarter in which such director shall have served at least one day as our director, and with respect to awards made during the year, at the rate of 250 shares for each quarter in which such individual serves at least one day as a director. The special one-time award for 5,000 shares will be fully vested on the date of grant.

Termination

Options granted under the Non Employee Director Plan generally have a term of 10 years. Unvested options and unvested stock awards are forfeited upon the date of a non-employee director’s termination of directorship. Unless otherwise provided in an individual option agreement, upon a non-employee director’s termination of directorship for any reason excluding termination for cause, death or disability, vested options will be exercisable for a period of 90 days following such termination or, if shorter, for the then remaining term of the option. Upon a non-employee director’s termination of directorship due to death or disability, vested options may be exercised by the optionee (or his estate) for twelve (12) months following such termination, or, if shorter, for the then remaining term of the option. Upon a non-employee director’s removal from the board of directors for cause or failure to be re-nominated for cause, or if PhotoMedex obtains or discovers information after termination of the directorship that such non-employee director had engaged in conduct during such directorship that would have justified a removal for cause during such directorship, all outstanding options and stock awards of such non-employee director will immediately terminate and will be null and void. The Non-Employee Director Plan also provides that all outstanding options will terminate effective upon the consummation of a merger, liquidation or dissolution, or consolidation in which we are not the surviving entity, subject to the right of a non-employee director to exercise all outstanding options prior to the effective date of the merger, liquidation, dissolution or consolidation.

Amendments

The Non-Employee Director Plan provides that it may be amended by the Committee or the board of directors at any time, and from time to time to effect (i) amendments necessary or desirable in order that the Non-Employee Director Plan and the options granted thereunder conform to all applicable laws, and (ii) any other amendments deemed appropriate. Notwithstanding the foregoing, to the extent required by law, no amendment may be made that would require the approval of our stockholders under applicable law or under any regulation of a principal national securities exchange or automated quotation system sponsored by the National Association of Securities Dealers unless such approval is obtained. The Non-Employee Director Plan may be amended or terminated at any time by PhotoMedex’s stockholders.

Miscellaneous

Non-employee directors may be limited under Section 16(b) of the Exchange Act to certain specific exercise, election or holding periods with respect to the awards granted to them under the Non-Employee Director Plan. Options granted under the Non-Employee Director Plan are subject to restrictions on transfer and exercise. No option granted under the Non-Employee Director Plan may be exercised prior to the time period for exercisability. Although options and unvested stock awards will generally be nontransferable (except by will or the laws of descent and distribution), the N&G Committee may determine at the time of grant or thereafter that an option or unvested stock award that is otherwise nontransferable is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the N&G Committee.

New Plan Benefits

All awards to participants under the Non-Employee Director Plan are made automatically in accordance with the terms of such plan. If the stockholders approve this proposal, each director elected on or in connection with the merger will receive a special one-time award of 5,000 shares.

The table below shows, as to each of the Named Executive Officers and the various other indicated individuals and groups, the number of shares of common stock subject to awards that will be granted under the Non-Employee Director Plan on the merger. The dollar value of the shares is based on the closing price of our common stock on November 14, 2011. That closing price was $12.83.

NAME AND POSITION	DOLLAR VALUE ($) OF SHARES	NUMBER OF SHARES
Dennis McGrath, President and Chief Executive Officer	0	0
Michael R. Stewart, Executive Vice President and Chief Operating Officer	0	0
Christina L. Allgeier, Vice President and Chief Financial Officer	0	0
All current executive officers as a group (3 persons)	0	0
All directors (other than executive officers) as a group (7 persons)	449,050	35,000
All current employees, including current officers who are not executive officers, as a group (0 persons)	0	0

Grants Under the Non-Employee Director Plan.

As of November 14, 2011, 21,778 shares of PhotoMedex’s common stock were subject to outstanding options under the Non-Employee Director Plan and 1,750 Shares of PhotoMedex’s common stock were subject to unvested restricted stock awards. 31,222 shares remain available for future issuance under the Non-Employee Director Plan. Except for the foregoing outstanding grants, it is not possible at present to predict the number and type of grants that will be made or who will receive any other grants under the Non-Employee Director Plan after the Annual Meeting. PhotoMedex may anticipate, however, that for 7 non-employee directors, there must be 35,000 shares available upon the consummation of the merger. The last reported sale price of a share of our common stock on November 14, 2011, was $12.83 per share. As of such date, the market value of the 60,000 additional shares proposed to be made available for issuance under the Non-Employee Director Plan was $769,800.

Federal Income Tax Consequences

No Federal income tax is recognized by a non-employee director upon the grant of a non-statutory option. The individual will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair value of the purchased shares on the exercise date over the exercise price paid for the shares. PhotoMedex will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the non-employee director with respect to the exercised non-statutory option.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock under the Non-Employee Director Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the recipient holds the shares. PhotoMedex, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and PhotoMedex will not be entitled to any tax deduction with respect to capital gain income recognized by the recipient.

If shares of PhotoMedex’s common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any service or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the recipient makes a special election to accelerate taxation under Section 83(b) of the Code.

Accounting Treatment

Pursuant to the ASC Topic 718, the codified successor to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (otherwise known as “SFAS 123R”), PhotoMedex will be required to expense all share-based payments, including grants of stock options and awards of shares of our common stock under the Non-Employee Director Plan. Accordingly, shares of PhotoMedex’s common stock which are awarded to the non-employee members of the PhotoMedex board of directors will have to be valued at fair value as of the grant date, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Such shares vest ratably over the calendar quarters in the year of the award, with the exception of the one-time award, which is fully vested when granted.

Vote Required; Recommendation of our Board of Directors

If a quorum is present, the approval of this proposal requires the affirmative vote of a majority of the PhotoMedex shares present in person or represented by proxy at a duly called meeting.

The PhotoMedex board of directors unanimously recommends a vote “FOR” the approval of the amendment to the Non-Employee Director Plan to increase the number of shares of our common stock reserved for issuance hereunder from 60,000 shares to 120,000 shares, to approve the one-time award of 5,000 shares on or in connection with the merger, and to eliminate the automatic annual grant of 1,000 shares.

Proposal No. 13—Advisory Vote on Golden Parachute Compensation

For this proposal, PhotoMedex is also referred to as “we,” “us,” or “our.”

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Exchange Act. Pursuant to Section 14A of the Exchange Act, we are seeking non-binding, advisory stockholder approval of the compensation of our named executive officers that is based on or otherwise relates to the merger as disclosed in this joint proxy statement/prospectus (the “Merger-Related Compensation”). The proposal, commonly known as a “say on parachute” proposal, gives our stockholders the opportunity to express their views on the Merger-Related Compensation of our named executive officers. The terms of the Merger-Related compensation are described in this Proxy Statement under “The Merger—Interests of PhotoMedex Directors and Executive Officers in the Merger—Change of Control Payments.”

Our executive compensation programs encourage our executives to explore transactions that maximize value for our stockholders. The PhotoMedex board of directors believes that these programs have led to substantial value creation with respect to the merger by encouraging our named executive officers to use their best efforts in support of our review of strategic alternatives.

The vote on this proposal is a vote separate and apart from the vote for the adoption of the merger proposal. Accordingly, our stockholders may vote to approve this proposal on Merger-Related Compensation and vote not to approve the merger proposal, or vice versa. Because the vote is advisory in nature only, it will not be binding on PhotoMedex regardless of whether the merger proposal is approved. The Merger-Related Compensation is contractual between PhotoMedex and each of our named executive officers. Thus, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers that is based on or otherwise relates to the merger, as disclosed in the Golden Parachute Compensation table and narrative discussion as set forth in the Proxy Statement under ‘The Merger—Interests of PhotoMedex Directors and Executive Officers in the Merger—Change of Control Payments’.”

This proposal is provided as required pursuant to Rule 14a-21(c) of the Exchange Act.

The vote on the Merger-Related Compensation is only advisory, and is not binding on PhotoMedex, the Compensation Committee or the board of directors.

Recommendation of the Board of Directors

The PhotoMedex board of directors recommends a vote “FOR” the proposal to approve the resolution expressing advisory approval of the compensation of our named executive officers that is based on or otherwise relates to the merger.

Proposal No. 14—Approval to Adjourn the Annual Meeting

For this proposal, PhotoMedex is also referred to as“we,” “us,” or “our.”

The PhotoMedex board of directors has determined that the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described herein, is advisable and in the best interests of PhotoMedex and its stockholders and has approved the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described herein.

Vote Required; Recommendation of the Board of Directors

The annual meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

The PhotoMedex board of directors recommends a vote “FOR” the proposal to approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposals.

PhotoMedex Record Date; Stock Entitled to Vote

Only stockholders of record of PhotoMedex common stock as of the close of business on November 7, 2011, the record date, are entitled to receive notice of the annual meeting and to vote at the PhotoMedex annual meeting or any adjournments or postponements thereof. As of the record date there were 3,355,663 shares of PhotoMedex common stock outstanding. Each share of PhotoMedex common stock is entitled to one vote on each matter properly brought before the annual meeting.

The list of all stockholders of record on the record date will be available at the annual meeting and at PhotoMedex’s executive offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600, for the ten (10) days preceding the annual meeting.

Quorum

In order to carry on the business of the annual meeting, PhotoMedex must have a quorum. A quorum for action on any subject matter exists under the Nevada Revised Statutes, which we refer in this joint proxy statement/prospectus as the “NRS”, when a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on the matter at issue or all matters to be voted on at such annual meeting, is present.

Votes Required for Approval

Proposal to Approve and Adopt the Merger Agreement: If a quorum is present, the approval and adoption of the merger agreement require the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Issue Shares of PhotoMedex Common Stock Pursuant to the Merger Agreement: If a quorum is present, the approval of the issuance of shares of PhotoMedex common stock pursuant to the merger agreement requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Issue Warrants: If a quorum is present, the approval of the issuance of warrants to purchase PhotoMedex common stock requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Elect Directors: If a quorum is present, the election of directors requires the affirmative vote of a plurality of votes of the shares cast at the election.

Proposal to Authorize the Proposed Charter Amendments: If a quorum is present, the approval of each Proposed Charter Amendment requires the affirmative vote of the stockholders holding shares in PhotoMedex entitling them to exercise at least a majority of the voting power of all outstanding shares.

Proposal to Approve the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement with PhotoMedex: If a quorum is present, the approval of the proposal to approve the Quarterly Bonus Program for Dolev Rafaeli under his Amended and Restated Employment Agreement with PhotoMedex requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Amend the PhotoMedex 2005 Equity Compensation Plan: If a quorum is present, the approval of the proposal to amend the 2005 Equity Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to amend the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan: If a quorum is present, the approval of the proposal to amend the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Proposal to Adjourn the PhotoMedex Annual Meeting: The annual meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Voting by PhotoMedex Directors and Executive Officers

On the PhotoMedex record date, directors and executive officers of PhotoMedex and their affiliates owned and were entitled to vote 715,659 shares of PhotoMedex common stock, or approximately 21.33% of the total voting power of the shares of PhotoMedex common stock outstanding on that date. PhotoMedex currently expects that its directors and executive officers will vote “FOR” the proposal to approve and adopt the merger agreement, vote “FOR” the proposal to approve the issuance of PhotoMedex common stock pursuant to the merger agreement, vote “FOR” the proposal to approve the issuance of warrants to purchase PhotoMedex common stock, vote “FOR” the proposal to amend the PhotoMedex Articles of Incorporation to increase the number of authorized shares of PhotoMedex common stock, vote “FOR” the proposal to amend the PhotoMedex Articles of Incorporation to authorize five million shares of blank check preferred stock, vote “FOR” the proposal to amend the PhotoMedex Articles of Incorporation to expand the indemnification obligations of PhotoMedex to its directors and officers, vote “FOR” the proposal to amend the provision of the PhotoMedex Articles of Incorporation that addresses transactions with interested directors or officers, vote “FOR” the proposal to amend the PhotoMedex Articles of Incorporation to provide that PhotoMedex is not opting out of the provisions of NRS 78.378 to NRS 78.3793, vote “FOR” the election of the eight (8) director nominees, vote “FOR” the proposal to approve the Amended and Restated Employment Agreement by and between PhotoMedex and Dolev Rafaeli, vote “FOR” the proposal to amend the 2005 Equity Plan, vote “FOR” the proposal to authorize the amendment to the PhotoMedex Amended and Restated 2000 Non-Employee Director Stock Option Plan, and vote “FOR” the proposal to approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposals mentioned above.

Voting by Holders of Record

If you own shares of PhotoMedex common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of PhotoMedex common stock. If you fail to vote, the proxies cannot vote your shares of PhotoMedex common stock at the PhotoMedex annual meeting. If you are an owner of record then you have four voting options:

•

Internet. You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•

Telephone. If you hold shares directly in your own name and are the holder record, you can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If, however, you hold the shares through a broker (“street name”) and not in your own name, then follow the specific instructions included in your proxy materials, including the specific phone number to use to vote your shares by phone.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•	In Person. You may come to the PhotoMedex annual meeting and cast your vote there. The PhotoMedex board of directors recommends that you vote by proxy even if you plan to attend the

PhotoMedex annual meeting. If your shares of PhotoMedex common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the PhotoMedex annual meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the PhotoMedex annual meeting.

PhotoMedex requests that PhotoMedex stockholders complete and sign the accompanying proxy and return it to PhotoMedex as soon as possible in the enclosed postage–paid envelope. When the accompanying proxy is returned properly executed, the shares of PhotoMedex stock represented by it will be voted at the PhotoMedex annual meeting in accordance with the instructions contained on the proxy card.

If you are a PhotoMedex stockholder, your broker or other nominee does not have authority to vote on the proposal to issue PhotoMedex common stock pursuant to the merger agreement. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

The Internet and telephone proxy procedures are designed to authenticate stockholders identities, to allow stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by         p.m., Eastern time, on                     , 2011.

Your vote is very important. Whether or not you plan to attend the annual meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

Effects of Abstentions and Failures to Vote

If you are a PhotoMedex stockholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the approval of the Amended and Restated Articles of Incorporation, this will be a “non-vote” and it will have the same effect as a vote against the approval of the Amended and Restated Articles of Incorporation. If you are a PhotoMedex stockholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on any of the PhotoMedex stockholder proposals (e.g. the merger proposal) other than approval of the Proposed Charter Amendments, it will have no effect on such proposals. It will be treated as not counting toward a quorum, for it is a “non-vote.”

Voting of Shares Held in Street Name

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, broker non-votes are counted for the purpose of determining the presence or absence of a quorum for purposes of the NRS, but will not be taken into account for purposes of satisfying the Nasdaq requirement that the total number of votes cast at the annual meeting represents a majority of the outstanding shares of PhotoMedex common stock entitled to vote. With respect to the proposal to issue shares of PhotoMedex common stock pursuant to the merger agreement, a broker non-vote will have no effect on such proposal. With respect to the proposal to adjourn the annual meeting for any purpose, including to solicit additional proxies, a broker non-vote will have no effect on such proposal. If you hold shares through a broker or other nominee and wish to vote your shares in person at the annual meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the annual meeting.

Revocability of Proxies and Changes to a PhotoMedex Stockholder’s Vote

You may change your vote at any time before your proxy is voted at the PhotoMedex annual meeting of stockholders. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received prior to the annual meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the annual meeting;

•

by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the annual meeting of stockholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking PhotoMedex proxies should be addressed to:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the PhotoMedex annual meeting, a PhotoMedex stockholder will not be able to revoke its proxy or change its vote as to that matter.

All shares represented by valid proxies that PhotoMedex receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a PhotoMedex stockholder makes no specifications on its proxy card as to how it should want its shares voted before signing and returning it, such proxy will be voted “FOR” the proposal to approve the issuance of PhotoMedex common stock pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies.

Solicitation of Proxies

PhotoMedex will bear the entire cost of soliciting proxies from its stockholders, except that PhotoMedex and Radiancy have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with the transaction. In addition to the solicitation of proxies by mail, PhotoMedex will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of PhotoMedex common stock and secure their voting instructions, if necessary. PhotoMedex will reimburse the record holders for their reasonable expenses in taking those actions.

PhotoMedex has also made arrangements with Broadridge Corporate Issuer Solutions, Inc. to assist in soliciting proxies and in communicating with stockholders and has agreed to pay them a fee of approximately $5,100 plus reasonable expenses for these services. If necessary, PhotoMedex may also use several of its regular employees, who will not be specially compensated, to solicit proxies from PhotoMedex stockholders, either personally or by telephone, the Internet, facsimile or letter.

Stockholders Sharing an Address

PhotoMedex may send a single set of stockholder documents to any household at which two or more stockholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call PhotoMedex’s Investor Relations department at the following address or phone number: 147 Keystone Drive, Montgomeryville, PA 18936, (215) 619-3287.

Other Matters to Come Before the Meeting

The PhotoMedex board of directors is not aware of any other business to be acted upon at the annual meeting. Pursuant to the NRS and the PhotoMedex bylaws, only the business described in the notice of the annual meeting of the stockholders will be conducted at such meeting.

THE RADIANCY SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by Radiancy’s board of directors of proxies to be voted at the Radiancy special meeting, which is to be held on December 12, 2011, beginning at 10:00 a.m., Eastern time, at the offices of Ellenoff Grossman & Schole LLP located at 150 East 42nd Street, New York, NY, 10017.

Purpose of the Radiancy Special Meeting

At the Radiancy special meeting, Radiancy stockholders will be asked consider and vote on proposals to:

•	approve and adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby; and

•

approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve and adopt the merger agreement described above.

Proposal No. 1—Approval of the Merger Agreement

The Radiancy board of directors has determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Radiancy and its stockholders and has approved the merger agreement. Radiancy stockholders are encouraged to read this joint proxy statement/prospectus for more detailed information concerning the merger agreement and the merger. In particular, the Radiancy stockholders are directed to Annex A to this joint proxy statement/prospectus for the full text of the merger agreement.

Vote Required; Recommendation of the Board of Directors

The approval and adoption of the merger agreement requires the affirmative vote of a majority of the shares issued and outstanding as of the record date voted at the special meeting. Holders of a majority of the outstanding shares of capital stock of Radiancy (approximately 53% of the outstanding voting power of Radiancy or 3,226,114 out of 5,267,888 shares of outstanding Radiancy common stock and 308,699 out of 869,569 shares of outstanding Radiancy preferred stock) and investors holding approximately 48% of the common stock of the PhotoMedex have entered into agreements pursuant to which they have agreed to vote their shares (including voting shares which may be obtained through the exercise of convertible securities) in favor of the merger.

The Radiancy board of directors recommends a vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

However, there is no certainty as to whether or not the merger will be treated as a tax-free reorganization for U.S. federal income taxes. In the event a U.S. Radiancy stockholder is relying on the merger being treated as a tax-free reorganization for federal income taxes, or otherwise may not be able to bear the risk that the merger will not be treated as a tax-free reorganization for federal income taxes, such stockholder should consider voting against the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

For a more complete description of Radiancy’s reasons for the merger and the recommendation of the Radiancy board of directors, see “The Merger—Radiancy Board of Directors’ Recommendation” beginning on page 70.

Proposal No. 2—Approval to Adjourn the Special Meeting

The Radiancy board of directors has determined that the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement described herein, is advisable and in the best interests of Radiancy and its stockholders and has approved the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals described herein.

Vote Required; Recommendation of the Board of Directors

The special meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

The Radiancy board of directors recommends a vote “FOR” the proposal to approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposal to approve and adopt the merger agreement.

Radiancy Record Date; Stock Entitled to Vote

Only holders of record of Radiancy common stock and Series A convertible preferred stock (on an as converted basis) as of the close of business on November 7, 2011, the record date, are entitled to receive notice of the special meeting and to vote at the Radiancy special meeting or any adjournments or postponements thereof. As of the record date there were 5,267,888 shares of Radiancy common stock and 869,569 shares of Series A convertible preferred stock outstanding. Each share of Radiancy common stock and Series A convertible preferred stock (on an as converted basis) is entitled to one vote on each matter properly brought before the special meeting.

The list of all stockholders of record on the record date will be available at the special meeting and at Radiancy’s executive offices at 40 Ramland Road South, Suite 200, Orangeburg, New York, 10962, (845) 398-1647 for the ten (10) days preceding the special meeting.

Quorum

In order to carry on the business of the special meeting, Radiancy must have a quorum. A quorum for action on any subject matter exists under the DGCL when the holders of shares entitled to vote a majority of the votes entitled to be cast on the matter are represented in person or by proxy at such special meeting.

Votes Required for Approval

Proposal to Approve and Adopt the Merger Agreement: If a quorum is present, the approval and adoption of the merger agreement require the affirmative vote of a majority of the shares issued and outstanding as of the record date voted at the special meeting.

Proposal to Adjourn the Radiancy Special Meeting: The special meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting.

Voting by Radiancy Directors and Executive Officers

On the Radiancy record date, directors and executive officers of Radiancy and their affiliates owned and were entitled to vote 1,959,462 shares of Radiancy common stock and shares of Series A convertible preferred stock (on an as converted basis), or approximately 32% of the total voting power of the voting securities of Radiancy on that date. Radiancy currently expects that its directors and executive officers will vote “FOR” the proposal to approve and adopt the merger agreement, and vote “FOR” the proposal to approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposals mentioned above.

Stockholders representing approximately a majority of Radiancy’s voting securities have agreed to vote their shares in favor of the merger pursuant to voting agreements. For a more complete description of these voting agreement, see “The Merger—Voting Support, Lock-Up and Confidentiality Agreements” beginning on page 97.

Voting by Holders of Record

If you own shares of Radiancy common stock and Series A convertible preferred stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of Radiancy common stock and/or Series A convertible preferred stock. If you fail to vote, the proxies cannot vote your shares of Radiancy common stock and/or Series A convertible preferred stock at the Radiancy special meeting. If you are an owner of record then you have two voting options:

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Radiancy special meeting and cast your vote there. The Radiancy board of directors recommends that you vote by proxy even if you plan to attend the Radiancy special meeting. If your shares of Radiancy common stock and/or Series A convertible preferred stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the Radiancy special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Radiancy special meeting.

Radiancy requests that Radiancy stockholders complete and sign the accompanying proxy and return it to Radiancy as soon as possible in the enclosed postage–paid envelope. When the accompanying proxy is returned properly executed, the shares of Radiancy stock represented by it will be voted at the Radiancy special meeting in accordance with the instructions contained on the proxy card.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

Effects of Abstentions and Failures to Vote

If you fail to respond with a vote on the merger proposal, it will have the same effect as a vote against the merger. If you respond and abstain from voting on the merger proposal, your proxy will have the same effect as a vote against the merger proposal. If you respond but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the merger proposal.

If you fail to respond with a vote on the adjournment, it will have no effect on such proposal. If you respond and abstain from voting, your proxy will have the same effect as a vote against such proposal. If you respond but do not indicate how you want to vote on such proposals your proxy will be counted as a vote in favor of such proposal.

Revocability of Proxies and Changes to a Radiancy Stockholder’s Vote

You may change your vote at any time before your proxy is voted at the Radiancy special meeting of stockholders. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received prior to the special meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting; or

•	by attending the special meeting of stockholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking Radiancy proxies should be addressed to:

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, New York 10962

Attention: Corporate Secretary

Once voting on a particular matter is completed at the Radiancy special meeting, a Radiancy stockholder will not be able to revoke its proxy or change its vote as to that matter.

All shares represented by valid proxies that Radiancy receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a Radiancy stockholder makes no specifications on its proxy card as to how it wants its shares voted before signing and returning it, such proxy will be voted “FOR” the merger proposal and “FOR” the proposal to approve the adjournment of the special meeting for any purpose, including to solicit additional proxies.

Solicitation of Proxies

Radiancy will bear the entire cost of soliciting proxies from its stockholders, except that PhotoMedex and Radiancy have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with the transaction.

If necessary, Radiancy may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Radiancy stockholders, either personally or by telephone, the Internet, facsimile or letter.

Stockholders Sharing an Address

Radiancy may send a single set of stockholder documents to any household at which two or more stockholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call the following address or phone number: Radiancy, Inc., 40 Ramland Road South, Suite 200, Orangeburg, New York 10962, (845) 398-1647

Other Matters to Come Before the Meeting

The Radiancy board of directors is not aware of any other business to be acted upon at the special meeting. Pursuant to the DGCL and the Radiancy bylaws, only the business described in the notice of the special meeting of the stockholders will be conducted at such meeting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the merger of Radiancy and PhotoMedex in a transaction to be accounted for as a reverse acquisition with Radiancy treated as the accounting acquirer. Radiancy is considered the accounting acquirer even though PhotoMedex will be the issuer of common stock in the transaction based in part on the fact that upon completion of the merger, PhotoMedex stockholders (other than Radiancy, Ltd.) will own approximately 25% of the combined company and Radiancy stockholders will own approximately 75% of the combined company, measured on an “as-converted” basis. As used in the calculation of PhotoMedex stockholder and Radiancy stockholder ownership, “as-converted” means the number of shares of common stock outstanding, plus the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding equity awards (including warrants and stock options), having exercise prices less than $25.00 per share; excluded from the calculation are securities held by Perseus, which will have been extinguished as of result of discharge of PhotoMedex’s indebtedness to this creditor. The foregoing ownership percentages and “as-converted” calculations are measured as of November 14, 2011.

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 reflect the reverse acquisition of Radiancy as if the event had occurred as of January 1, 2010. The unaudited pro forma condensed balance sheet as of September 30, 2011 reflects the reverse acquisition as if it had occurred on September 30, 2011.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of PhotoMedex, which are included in this joint proxy statement/prospectus. The unaudited pro forma condensed consolidated financial information for Radiancy should be read in conjunction with the historical consolidated financial statements and accompanying notes which are included herein.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessary indicative of the results of operations that would have resulted had the acquisition described above been consummated at the dates indicated, nor are they necessarily indicative of the results of operations which may be realized in the future. In connection with the pro forma financial data, Radiancy allocated the acquisition price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to PhotoMedex’s business, the assumptions and estimates herein could change significantly. The allocation is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the transaction, final valuations will be performed. There can be no assurances that these final valuations will not result in material changes to the estimated acquisition price and its estimated allocation. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial data does not reflect these potential expenses and efficiencies. Furthermore, the pro forma condensed statement of operations does not include two material nonrecurring charges and the related tax effects which result directly from the transaction and which will be included in the income of the company within the 12 months succeeding the transaction. The first nonrecurring charge is for the restricted stock compensation expense related to the issuance of restricted stock in connection with the merger, which is estimated to be approximately $5 million, as well as the acceleration of the vesting period of restricted stock previously issued. The second nonrecurring charge is the contingent liability of $1 million for two former Radiancy employees who are entitled to such payment upon an Exit event which the company will become liable for upon the merger consummation. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes of PhotoMedex and Radiancy, included with this joint proxy statement/prospectus.

PhotoMedex, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2011

(In thousands)

	PhotoMedex Historical	Radiancy Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,417	$32,791	$(20,000)	(1)	$15,208
Short-term deposit	—	—	—		—
Accounts receivable, net	3,262	11,382	—		14,644
Inventories, net	7,578	12,395	—		19,973
Deferred tax asset	—	7,119	1,561	(1)	8,680
Prepaid expenses and other	1,009	1,932	—		2,941

Total current assets	14,266	65,619	(18,439)		61,446

Property and equipment, net	4,868	791	—		5,659
Deferred tax asset, long-term	—	—	20,803	(1)	20,803
Intangible assets, net	7,615	1,010	17,985	(1)	26,610
Goodwill	19,569	—	(4,104)	(1)	15,465
Other assets	711	490	(668)	(1)	533

Total assets	$47,029	$67,910	$15,577		$130,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of notes payable and long-term debt	$1,807	$—	$—		$1,807
Other current liabilities	10,310	18,683	(188)	(2)	28,805

Total current liabilities	12,117	18,683	(188)		30,612
Long-term liabilities:
Notes payable and long-term debt	357	—	—		357
Other liabilities	—	1,593	—		1,593
Convertible debt and related warrants	24,033	—	(24,033)	(2)	—

Total liabilities	36,507	20,276	(24,221)		32,562

Stockholders’ equity	10,522	47,634	39,798	(2)	97,954

Total liabilities and stockholders’ equity	$47,029	$67,910	$15,577		$130,516

PhotoMedex, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2011

(In thousands, except share and per share information)

	PhotoMedex Historical	Radiancy Historical	Pro Forma Adjustments		Pro Forma
Total revenues	$24,760	$103,333	$—		$128,093
Cost of revenues	12,746	20,054	878	(3)	33,678

Gross Profit	12,014	83,279	(878)		94,415

Operating expenses:
Selling, general and administrative	16,858	81,784	676	(3)	99,318
Engineering and product development	1,310	700	(4)	(3)	2,006

	18,168	82,484	672		101,324
Income (loss) from operations	(6,154)	795	(1,550)		(6,909)

Other income (loss):
Interest expense, net	(2,739)	—	1,985	(3)	(754)
Financing income (expense), net	—	101	—		101
Change in fair value of warrants	(1,442)	—	1,442	(3)	—

Income (loss) before income taxes	(10,335)	896	1,877		(7,562)
Income taxes	—	(1,393)	(4,251)	(3)	(5,644)

Net income (loss)	$(10,335)	$2,289	$6,128		$(1,918)

Net income (loss) per common share:
Basic	$(3.60)				$(0.11)
Diluted	$(3.60)				$(0.11)

Shares used in computing net income (loss) per common share:
Basic	2,868,619		15,075,430	(4)	17,944,049
Diluted	2,868,619				17,944,049

PhotoMedex, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

(In thousands, except share and per share information)

	PhotoMedex Historical	Radiancy Historical	Pro Forma Adjustments		Pro Forma
		(restated)*
Total revenues	$34,801	$70,071	$—		$104,872
Cost of revenues	18,720	16,465	1,157	(3)	36,342

Gross Profit	16,081	53,606	(1,157)		68,530

Operating expenses:
Selling, general and administrative	19,996	34,596	810	(3)	55,402
Engineering and product development	1,343	839	(7)	(3)	2,175

	21,339	35,435	803		57,577
Income (loss) from operations	(5,258)	18,171	(1,960)		10,953

Other income (loss):
Interest expense, net	(3,269)	—	2,360	(3)	(909)
Financing income (expense), net	—	(283)	—		(283)
Change in fair value of warrants	(197)	—	197	(3)	—

Income (loss) before income taxes	(8,724)	17,888	597		9,761
Income taxes	—	6,287	(3,162)	(3)	3,125

Net income (loss)	$(8,724)	$11,601	$3,759		$6,636

Net income (loss) per common share:
Basic	$(3.37)				$0.37
Diluted	$(3.37)				$0.36

Shares used in computing net income (loss) per common share:
Basic	2,589,519		15,310,080	(4)	17,899,599
Diluted	2,589,519				18,279,803

*	See Radiancy financial statements, Note 12—Restatements, on pages F-105 to F-107 for further explanation of the restatement.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

As of October 31, 2011, PhotoMedex entered into a merger agreement with Radiancy pursuant to which Radiancy will merge with a wholly-owned subsidiary of PhotoMedex. Radiancy will be the acquirer for accounting purposes and as such the merger will be accounted for as a reverse acquisition.

The consideration transferred to PhotoMedex is determined based on the amount of shares that Radiancy would have had to issue to PhotoMedex shareholders in order to provide the same ownership ratios as previously disclosed. The fair value of the consideration effectively transferred by Radiancy should be based on the most reliable measure. In this case, the market price of PhotoMedex shares provides a more reliable basis for measuring the consideration effectively transferred than the estimated fair value of the shares in Radiancy. The fair value of PhotoMedex common stock is based on the closing stock price on November 14, 2011 of $12.83, which was a date close to the amendment filing date of this joint proxy statement/prospectus. This estimated purchase price will be updated to the closing stock price on the day of merger. The company expects that the allocation will be finalized within twelve months after the merger.

The estimate of the purchase price is as follows (in thousands):

Fair value of common stock of PhotoMedex shareholders(A)	$47,928
Deferred compensation on unvested restricted stock(B)	(6,272)
Fair value of warrants to be assumed(C)	253
Fair value of options to be assumed(D)	578
Repurchase of Perseus securities(E)	20,000
Warrants to be issued to PhotoMedex shareholders(F)	6,676
Options to be issued to PhotoMedex shareholders(G)	1,157

$70,320

A.	Based on 3,355,613 outstanding or deemed outstanding shares of PhotoMedex common stock at November 14, 2011 and 380,000 of additional restricted shares to be issued to two executives at close at the stock price of $12.83.
B.	Includes deferred compensation of $4,875 on the unvested restricted stock relates to the 380,000 of restricted shares issued at close, vesting over three years and deferred compensation of $1,397 on 200,000 unvested restricted stock that will continue to vest for three years after close, issued on March 30, 2011 with a closing stock price of $7.35. These unvested restricted shares are presented as a reduction as they are included in the outstanding shares above in A.
C.	The estimated fair value using the Black-Scholes pricing model for the 40,805 warrants to acquire PhotoMedex common stock at exercise prices ranging from $7.50 to $47.04 per share to be assumed in the merger and using a risk-free interest rate ranging from .10% to .39%, expected dividend yield of zero, expected volatility ranging from 53.38% to 99.57% is $253.
D.	The estimated fair value using the Black-Scholes pricing model for the 67,869 options to acquire PhotoMedex common stock at exercise prices ranging from $5.70 to $102.90 per share to be assumed in the merger and using a risk-free interest rate ranging from .01% to 1.5%, expected dividend yield of zero, expected volatility ranging from 53.66% to 100.73% is $578.
E.	The cash provided by Radiancy in order to exercise the PhotoMedex repurchase right agreement with Perseus for $20,000.
F.	The estimated fair value using the Black-Scholes pricing model for the 1,026,267 warrants of PhotoMedex common stock to be issued at close to PhotoMedex shareholders at an exercise price of $20.00 per share and using a risk-free interest rate of .39%, expected dividend yield of zero, expected volatility of 96.49% and a three year term is $6,676.

G.	The estimated fair value using the Black-Scholes pricing model for the 115,400 options of PhotoMedex common stock to be issued at close to two PhotoMedex executives at an exercise price of $20.00 per share and using a risk-free interest rate of 2.10%, expected dividend yield of zero, expected volatility of 81.96% and a ten year term is $1,157.

Balance Sheet

The purchase price of PhotoMedex will be approximately $70,320 in aggregate consideration. The purchase price will be allocated to tangible and intangible assets and liabilities based on an estimate of the fair value of the assets acquired and the liabilities assumed. The significant intangible assets likely to be recognized in the valuation are core technologies, product technologies, customer relationships and tradenames. The estimated useful lives that these assets will be amortized, utilizing the straight line method, are ten years for the core technologies, customer relationships and tradenames and five years for product technologies. The following allocation (in thousands) of the aggregate fair value is preliminary and subject to adjustment based on the final determination of the total purchase price and the fair value of the assets acquired and the liabilities assumed.

Current assets	$15,827
Property plant and equipment	4,868
Deferred tax asset, long term	20,803
Identifiable intangible assets	25,600
Goodwill	15,465
Other assets	43
Current liabilities	(11,929)
Long-term debt	(357)

Total purchase price	$70,320

1.	Pro forma adjustments to assets consists of the following (in thousands):

	Cash and cash equivalents	Deferred tax asset, current	Deferred tax asset, long term	Intangible assets, net	Goodwill	Other assets
Repurchase of securities from Perseus	$(20,000)	$—	$—	$—	$—	$(668)
Eliminate historical intangibles, net and goodwill	—	—	—	(7,615)	(19,569)	—
Estimated fair value of deferred tax asset	—	1,561	20,803	—	—	—
Estimated fair value of intangibles acquired	—	—	—	25,600	—	—
Estimated fair value of goodwill	—	—	—	—	(15,465)	—

	$(20,000)	$1,561	$20,803	$17,985	$(4,104)	$(668)

2.	Pro forma adjustments to liabilities and equity consist of the following (in thousands):

	Other current liabilities	Convertible debt and related warrants	Stockholders Equity
Payoff of Perseus convertible notes	$(188)	$(24,033)	$3,553
Eliminate PhotoMedex’s equity(a)	—	—	(34,075)
Fair value of shares and other consideration assumed	—	—	70,320

	$(188)	$(24,033)	$39,798

(a)	Included in the elimination is:

PhotoMedex stockholders’ equity as of September 30, 2011	$10,522
Investment of funds for the payoff Perseus convertible notes	20,000
Changes due to the payoff of Perseus convertible notes	3,553

Total	$34,075

3.	Pro forma statements of operations of PhotoMedex have been prepared as if the acquisition had occurred as of January 1, 2010 and consist of the following adjustments (in thousands):

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
Increase intangible amortization expense in cost of revenues	$878	$1,157
Increase intangible amortization expense in selling, general and administrative	676	810
Decrease intangible amortization expense in engineering and product development	(4)	(7)
Eliminate interest expense on the Perseus convertible notes	(1,985)	(2,360)
Eliminate income (expense) for the change in warrant liability related to convertible notes	(1,442)	(197)
Adjustments to income tax expense	(4,251)	(3,162)

	(6,128)	$(3,759)

4.	Reflects the issuance of 15,075,430 shares of common stock in connection with the acquisition. The issuance of 15,075,430 shares was determined by starting with the number of PhotoMedex common stock that are issued and outstanding immediately prior to the consummation of the Merger (including, for these purposes, any shares of PhotoMedex common stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share), which was estimated to be 3,811,810 multiplied by three as dictated in the merger agreement. That total, 11,435,430, is then increased by 3,640,000, as dictated by the merger agreement.

5.	The deferred tax asset arose based on the expected future profit of the combined company. The deferred tax asset includes:

The pro-forma tax adjustment for each period is broken down as follows:

	Year ended December 31, 2010	Nine months ended September 30, 2011
Decrease to Current Tax Expense	$(3,032)	$—
Incremental Deferred Tax Benefit	(130)	(4,251)

Adjustment	$(3,162)	$(4,251)

The decrease to the current tax expense for the year ended December 31, 2010 is the result of the current period PhotoMedex loss offsetting Radiancy income from U.S. operations. There was no similar decrease in the nine-month period ended September 30, 2011, as Radiancy had a loss in that period from U.S. operations and therefore derived no benefit from the loss incurred by PhotoMedex in the same period or from PhotoMedex’ net operating loss carryforwards. The incremental deferred tax benefit in each period is related to additional deferred tax assets that have been created in the post-acquisition period.

The pro-forma components of ending deferred tax assets and liabilities on a combined basis are summarized as follows:

Pro Forma Components from PhotoMedex	September 30, 2011
Current:
Accrued expenses and other	$1,561

Total current deferred tax assets	1,561
Non-Current
Net operating loss and credit carryforwards	25,260
Capitalized R&D	2,778
Intangibles	(7,923)
Property and equipment	4,186
Other non-current deferred assets	988

Total non-current deferred tax asset/(liability)	25,289
Less: valuation allowance	(4,486)

Non-current deferred tax asset, net of allowance	20,803

Net deferred tax asset Components from PhotoMedex	22,364
Component from Radiancy, current	7,119

Net deferred tax asset	$29,483

Prior to the acquisition, a full valuation allowance offset the net deferred tax assets of PhotoMedex. Given the future projected income of Radiancy, it was deemed appropriate that this valuation allowance be removed, except for a valuation allowance for operating loss carryforwards in the U.K. Due to the fact that the elimination of the valuation allowance was a direct result of the business combination, the impact of this was recorded as an adjustment to goodwill. Section 382 of the Internal Revenue Code was taken into account when determining the value of the deferred tax asset related to PhotoMedex’ U.S. net operating loss carryforwards at the time of the acquisition. No tax asset has been recognized with respect to net operating loss carryforwards that are deemed to be permanently limited under Section 382.

DESCRIPTION OF CAPITAL STOCK OF PHOTOMEDEX

We have summarized below the material terms of PhotoMedex’s common stock and warrants to be issued upon consummation of the merger. This summary is qualified in its entirety by reference to Nevada law, the PhotoMedex articles of incorporation and the PhotoMedex bylaws, which we encourage you to read. For greater detail on the provisions that may be important to you, please read the PhotoMedex articles of incorporation and the PhotoMedex bylaws, filed as Exhibit 3.8 and 3.9 respectively, to PhotoMedex’s Form 10-K filed with the SEC on March 31, 2011.

Authorized Capital Stock

The PhotoMedex articles of incorporation provide that the total number of shares of capital stock which may be issued by PhotoMedex is 35,000,000, and the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

Designation	Class	No. of Shares	Par Value
Common Stock	N/A	35,000,000	$0.01

If the Charter Amendment Proposals are approved at the annual meeting, the total number of shares of common stock which may be issued by PhotoMedex will be 50,000,000 and the total number of shares of preferred stock which may be issued by PhotoMedex will be 5,000,000, and the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

Designation	Class	No. of Shares	Par Value
Common Stock	N/A	50,000,000	$0.01
Preferred Stock	N/A	5,000,000	$0.01

Description of PhotoMedex Securities

Voting Powers

General

The outstanding shares of PhotoMedex common stock are fully paid and nonassessable. The number of shares outstanding of the PhotoMedex common stock as of November 14, 2011 is 3,315,613 shares. Except as otherwise provided by law, as set forth in the PhotoMedex articles of incorporation, the holders of common stock will have general voting power on all matters as a single voting group.

Votes Per Share

Holders of PhotoMedex common stock are entitled to one vote, in person or by proxy, for each share held of record on all matters submitted to a vote of the stockholders.

Cumulative Voting

Holders of PhotoMedex common stock are not entitled to cumulative voting of their shares in elections of directors.

Dividends

Subject to the provisions of applicable law, including the NRS, the holders of shares of PhotoMedex common stock are entitled to receive, when and as declared by the board of directors, dividends or other distributions (whether payable in cash, property, or securities of PhotoMedex) out of the assets of PhotoMedex legally available for such dividends or other distributions. However, pursuant to Section 5.19(h) of the SPA with Perseus, PhotoMedex may not declare or pay dividends to its stockholders without Perseus’ written consent.

Preemptive Rights

No holder of shares of any capital stock of PhotoMedex has any preemptive right under the articles of incorporation to subscribe for, purchase, or otherwise acquire shares of any class or series of capital stock of PhotoMedex.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Broadridge Corporate Issuer Solutions, Inc., 44 W. Lancaster Ave, Ardmore, PA 19003, and may be reached at (800) 733-1121.

Anti-takeover Provisions

If the Charter Amendment Proposals approved by the requisite vote of the stockholders at the annual meeting, then the provisions of NRS 78.378 to NRS 78.3793 will apply to PhotoMedex. These NRS statutory provisions provide that persons who acquire a “controlling interest” in a company may only be given full voting rights in their shares if such rights are conferred by the disinterested stockholders of the company at an annual or special meeting. However, any disinterested stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares, if the acquiring person has acquired at least a majority of all of the voting power of the company. As such, persons acquiring a controlling interest may not be able to vote their shares. This statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada.

Warrants

In connection with the consummation of the merger, PhotoMedex will cause to be issued to the PhotoMedex stockholders warrants to purchase an aggregate of one million, twenty six thousand, two hundred sixty seven (1,026,267) shares of common stock of PhotoMedex. There is no public trading market for these warrants.

The warrants to be issued to the PhotoMedex stockholders in connection with the consummation of the merger will each have a term that commences on the date of their issuance in accordance with the merger agreement, and expires at 6:00 p.m., Eastern Time, on the earlier of: (i) the date that is three years after the date of issuance, or (ii) the Expiration Date (as defined below). Each holder of a warrant may exercise such warrant, in whole or in part, at any time during the term of the warrant, by paying to PhotoMedex the exercise price relating to the shares of common stock of PhotoMedex for which such warrant is being exercised; provided, that any partial exercise of a warrant shall be an exercise for a number of shares of common stock of PhotoMedex that is not less than the lesser of (i) one hundred 100 shares of common stock or (ii) the total number of shares of common stock underlying the warrant. No holder of warrants is entitled to exercise warrants on a cashless basis.

No fractional shares of common stock of PhotoMedex will be issued in connection with any exercise of warrants, but in lieu of such fractional shares, PhotoMedex will round the number of shares of common stock of PhotoMedex to be issued upon exercise up to the nearest whole number of shares, except if a holder is entitled to receive an amount of shares that is less than one (1), in which case PhotoMedex shall have the option of purchasing the warrant from the holder for the pro rata exercise price for such fractional share.

If at any time after the date of issuance of a warrant the “Market Price” (as defined below) for the common stock of PhotoMedex exceeds $30.00 per share (subject to adjustment for reverse and forward stock splits, stock combinations and other similar transactions that occur after the date of issuance of the warrants) over the course of any twenty (20) consecutive trading days (the occurrence of such event, a “Threshold Event”), then PhotoMedex may, at any time following the occurrence of such Threshold Event, provide notice to the holders of warrants (an “Expiration Notice”), indicating that the warrants shall expire on the expiration date set forth in the

Expiration Notice (the “Expiration Date”), which date shall not be earlier than twenty (20) trading days following the date upon which PhotoMedex delivers such Expiration Notice to the holders of warrants, after which, all rights of the holders under the warrants shall terminate. The term “Market Price” on any date shall be deemed to be, for such date, the price determined by the first of the following clauses that applies: (a) if the common stock of PhotoMedex is listed or quoted on an Eligible Market (other than the OTC Bulletin Board or Pink Sheets), the closing trading price of the common stock of PhotoMedex for such date (or the nearest preceding date) on the Eligible Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the common stock of PhotoMedex is then listed or quoted on the OTC Bulletin Board, the closing trading price of the common stock of PhotoMedex for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the common stock of PhotoMedex is not then listed or quoted on an Eligible Market and if prices for the common stock of PhotoMedex are then reported in the Pink Sheets published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock of PhotoMedex so reported; or (d) if the common stock of PhotoMedex is not then listed or quoted on an Eligible Market, the OTC Bulletin Board or in the Pink Sheets, the price determined by an appraiser selected by the holders of a majority in interest of the warrants and reasonably acceptable to PhotoMedex. In addition, under each warrant, the term “Eligible Market” means, The New York Stock Exchange, Inc., the NASDAQ Global Select Market, The NASDAQ Global Market, the NASDAQ Capital Market or the NYSE Amex Equities.”

The warrants may not be transferred or assigned, either in whole or in part, except for transfers to an affiliate if the holder of the warrant is an entity, or if the holder of the warrant is an individual, to such holder’s spouse, children (whether natural, step or by adoption), grandchildren (whether natural, step or by adoption) or parents (collectively, “Permitted Transferees”) or to a trust, partnership or limited liability company solely for the benefit of one or more of such holder or any of its Permitted Transferees. Any such transferee or assignee must agree to be bound by the terms of the warrant in order for such transfer or assignment to be effective.

In the event PhotoMedex, at any time while the warrants are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its common stock or any other equity or equity-equivalent securities payable in shares of common stock, (ii) subdivides outstanding shares of common stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (iv) issues by reclassification of shares of the common stock any shares of capital stock of PhotoMedex, then in each case the exercise price for each share of common stock of PhotoMedex underlying the warrants shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock of PhotoMedex outstanding immediately before such event and of which the denominator shall be the number of shares of common stock of PhotoMedex outstanding immediately after such event, and the number of shares of common stock of PhotoMedex issuable upon exercise of warrants shall be proportionately adjusted. All calculations made in respect of any such adjustments shall be made to the nearest cent or the nearest 1/100th of a share of common stock of PhotoMedex, as the case may be.

In the event that at any time while the warrants are outstanding: (i) PhotoMedex makes any distributions to the holders of its common stock; (ii) PhotoMedex authorizes the granting to all holders of its common stock of rights to subscribe for or purchase any shares of capital stock of any class or other rights of PhotoMedex; (iii) there is any reclassification of the capital stock of PhotoMedex; (iv) there is any capital reorganization by PhotoMedex; (v) there is any (x) consolidation or merger involving PhotoMedex or (y) sale, transfer or other disposition of all or substantially all of PhotoMedex’s property, assets or business (except for a merger or other reorganization in which PhotoMedex shall be the surviving corporation and its shares of capital stock shall continue to be outstanding and unchanged and except for a consolidation, merger, sale, transfer or other disposition involving a wholly-owned subsidiary of PhotoMedex); or (vi) there is a voluntary or involuntary dissolution, liquidation or winding-up of PhotoMedex or any partial liquidation of PhotoMedex or distribution to holders of common stock; then, in each such case, PhotoMedex is obligated under the terms of the warrants to give written notice to each holder of warrants that does not already receive notice in such holder’s capacity as a stockholder of PhotoMedex of the date on which (i) the books of PhotoMedex shall close or a record will be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, will take place. Such notice is also required to specify the date as of which the holders of common stock of record of PhotoMedex will participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be.

Under the terms of the warrants, any term, covenant, agreement or condition contained in the warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by each of PhotoMedex and the holder of the applicable warrant; provided, however, that no such amendment or waiver shall reduce the number of shares of common stock of PhotoMedex underlying any warrant, increase the exercise price under any warrant, or shorten the term of any warrant without the consent of the holder of the applicable warrant.

A copy of the form of warrant is attached as Annex C to this joint proxy statement/prospectus. Stockholders are encouraged to read the full text of the form of warrant for more detail regarding the specific terms of the warrants.

COMPARISON OF RIGHTS OF PHOTOMEDEX STOCKHOLDERS AND RADIANCY STOCKHOLDERS

Radiancy is a Delaware corporation and is governed by the DGCL. PhotoMedex is a Nevada corporation and is governed by the NRS. PhotoMedex will continue to be a Nevada corporation, governed by the NRS, following the merger.

Upon completion of the merger, Radiancy’s stockholders (other than Radiancy, Ltd. and other than those who properly exercise and perfect, and do not withdraw or lose, dissenters’ rights under the applicable provisions of the DGCL) will become PhotoMedex stockholders. The rights of the former Radiancy stockholders and the PhotoMedex stockholders will therefore be governed by the NRS, the PhotoMedex articles of incorporation and the PhotoMedex bylaws, each as amended to date.

The following description summarizes the material differences between the rights of the stockholders of PhotoMedex and Radiancy, respectively, but the following description is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. In addition, the identification of some of the differences in the rights of these holders as material is not intended to indicate that other differences that are equally important do not exist. This summary is qualified in its entirety by reference to Delaware law, Nevada law, and Radiancy and PhotoMedex’s constituent documents, which Radiancy stockholders should read. Copies of PhotoMedex’s constituent documents have been filed with the SEC, except that the PhotoMedex Articles of Incorporation may be amended and restated if the Charter Amendment Proposals approved at the annual meeting, as described in this joint proxy statement/prospectus. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 305.

	PhotoMedex	Radiancy
Capital Stock:	The PhotoMedex articles of incorporation authorize the issuance of up to 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. PhotoMedex has not issued preferred stock and, accordingly, has not fixed the rights of shares of preferred stock that are currently authorized. Nevertheless, the board of directors has the authority, subject to certain limitations set forth in the PhotoMedex articles of incorporation, to designate the preferences, special rights, limitations and restrictions of the shares of preferred stock without further stockholder approval.	The Radiancy certificate of incorporation authorizes the issuance of up to 7,500,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Radiancy has issued series A preferred stock to certain stockholders. The terms of these Series A preferred shares include: (i) the right to be paid before a declaration and payment of any dividend on Radiancy’s common stock, (ii) the right at the stockholder’s option to convert the preferred shares to fully paid and nonassessable shares of Radiancy common stock, (iii) automatic conversion of the preferred stock to fully paid up nonassessable shares of Radiancy’s common stock upon the consummation of a Qualified Public Offering (as defined in the Radiancy certificate of incorporation).

Dividends:	The NRS provides that no distribution (including dividends on, or redemption or repurchase of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would	Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends out of surplus, or if no surplus exists, out of net profits for the

	PhotoMedex	Radiancy
not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.

fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

The terms of the Series A preferred shares include the right to be paid before a declaration and payment of any dividend on Radiancy’s common stock.

Voting Rights:

According to the PhotoMedex bylaws, each outstanding share, regardless of class or series, shall be entitled to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Under the NRS, a proxy is effective only for a period of six months but it cannot be effective longer than seven (7) years from the date of its creation. Nevada law also provides for irrevocable proxies but only so long as the irrevocable proxy is coupled with an interest.

Radiancy’s bylaws provide that each share that has voting power shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years, unless the proxy provides for a longer period.

Number of Directors and Size of Board:

According to the PhotoMedex articles of incorporation, the number of directors of the Corporation shall be determined from time to time by the bylaws, provided that the number of directors shall not be reduced to less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders.

Pursuant to the bylaws, the number of directors shall be fixed from time to time by resolution of the directors, but at no time shall the number be less than three (3) or more than eight (8).

Pursuant to Radiancy’s bylaws the number of directors shall be determined by resolution of the board of directors but the total number of directors shall not be fewer than two (2) nor more than five (5).

	PhotoMedex	Radiancy
Removal of Directors:	An director may be removed by the vote of sixty six and two thirds percent (66 2/3%) of the stockholders entitled to vote upon at an election of directors, or as otherwise provided from time to time by the NRS.	Under the DGCL, directors of a corporation without a classified board may be removed with or without cause by the holders of a majority of shares then entitled to vote in an election of directors.

Vacancies on the Board of Directors:	The PhotoMedex bylaws provide that vacancies will be filled by the affirmative vote of the majority of the remaining directors on the board, even if a quorum is not present.	Radiancy’s bylaws provide that vacancies will be filled by the affirmative vote of the majority of the remaining directors on the board, even if a quorum is not present, or by a sole remaining director.

Board Quorum and Vote Requirement:	The PhotoMedex bylaws provide that a majority of the fixed number of directors shall constitute a quorum, except if the board of directors consists of one (1) director, in which case the one (1) director shall constitute a quorum. The vote of a majority of directors present at a meeting at which a quorum is present shall be sufficient to pass any measure.	Radiancy’s bylaws provide that a quorum of the board of directors shall be the majority of the number of directors duly elected. The vote of the majority of directors present at a meeting which there is a quorum is sufficient to pass any measure.

Annual Stockholders Meeting:	Under the NRS, stockholders having not less than 15% of the voting interest may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within eighteen (18) months after the last meeting at which directors were elected.	Radiancy’s bylaws provide that the corporation shall hold an annual meeting. The DGCL provides that a director or a stockholder of a corporation may apply to the Court of Chancery of the State of Delaware if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors instead of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if there is no date designated, within 13 months after the last annual meeting.

Special Stockholders Meetings:	Special meetings of the stockholders can be called by the entire board of directors, any two directors or the President.

Special meetings of the stockholders of Radiancy may be called by the board of directors, the Chairperson or the President.

The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting.

Quorum for Stockholders Meetings Under Applicable Law:	Pursuant to the PhotoMedex bylaws and the NRS, the presence, in person or by proxy, of the majority of the shares issued and outstanding and entitled to vote at the meeting shall constitute a quorum.	Radiancy’s bylaws provide that a quorum is constituted where at least a majority of the stockholders of issued and outstanding stocks entitled to be voted at the meeting are present in person or by proxy.

	PhotoMedex	Radiancy
Advance Notice Provisions:	Pursuant to the PhotoMedex bylaws, stockholders are to be given not less than ten (10) and no more than sixty (60) days notice of meetings.	Pursuant to Radiancy’s bylaws, stockholders are to be given not less than ten (10) nor more than sixty (60) days notice of meetings.

Stockholder Action by Written Consent:	Unless the articles of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power.	Pursuant to Radiancy’s bylaws, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote consent to the action in writing.

Amendment of Articles of Incorporation /Certificate of Incorporation:	The PhotoMedex articles of incorporation may be amended by the affirmative vote of the stockholders holding shares in PhotoMedex entitling them to exercise at least a majority of the voting power.	Radiancy’s certificate of incorporation may be amended, altered or repealed by an affirmative vote of stockholders of the majority of the outstanding shares.

Amendment of Bylaws:	The PhotoMedex bylaws may be amended, altered, repealed or new bylaws may be adopted by the board of directors, subject to repeal or action by the stockholders.	The bylaws of Radiancy may be adopted, amended or repealed by the board of directors or by the stockholders under the DGCL.

Exculpation of Directors:

The PhotoMedex articles of incorporation state that, to the fullest extent permitted by law, directors and officers shall not be personally liable to PhotoMedex or its stockholders for monetary damages for any action or failure to act as a director or officer, save and except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

The NRS expressly permits a corporation to limit the liability not only of directors, but also of officers, and permits limitation of liability arising from a breach of the duty of loyalty and from obligations to the corporation’s creditors.

Radiancy’s certificate of incorporation states that no director shall be liable to Radiancy or Radiancy’s stockholders for monetary damages for breach of fiduciary duty as a director save and except (i) for breach of the director’s duty of loyalty to Radiancy or Radiancy’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under §174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers:	Pursuant to the PhotoMedex articles of incorporation, PhotoMedex, to the fullest extent permitted by Nevada law, as amended from time to time, shall indemnify any director or officer of PhotoMedex and may, in the discretion of the board of directors, indemnify any other person or persons whom it may indemnify pursuant thereto, who was or is	Radiancy’s bylaws provide that Radiancy shall indemnify to the fullest extent authorized by the DGCL each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of

	PhotoMedex	Radiancy
	a party, or isthreatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of PhotoMedex, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such expenses incurred in defending such action, suit or proceeding shall be paid by the corporation in advance of the final disposition, upon receipt of an undertaking on behalf of the person to repay such amounts if it is determined that he or she is not entitled to be indemnified by the corporation as authorized hereby, provided that the board of directors shall not have determined that such person acted in bad faith and in a manner that such person did not believe to be in, or not opposed to, the best interest of the Corporation, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful.	whom he or she is the legal representative is or was a director or officer of Radiancy or is or was serving at Radiancy’s request as a director, officer, employee, partner or agent of another corporation against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Radiancy shall also indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Radiancy board of directors. The board of directors of Radiancy may also authorize at any time the indemnification of persons who are not directors or officers and who are not so serving at the request of the corporation. The indemnification includes the right to be paid by Radiancy and its successor the expenses including attorneys’ fees incurred in the defense of or other involvement in any such proceeding in advance of its final disposition provided however, that if the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Radiancy of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such directors or officer is not entitled to be indemnified and provided further that such expenses incurred by other employees and agents may be paid in advance upon such terms and conditions, if any as Radiancy’s board of directors deems appropriate.

Anti-Takeover Provisions:	The NRS defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Combinations with an interested stockholder are prohibited for three years after the person first became an interested stockholder unless the combination or	Under the DGCL, a corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders, is not permitted to engage in a business combination with any interested stockholder for a three-year period following the time the stockholder became an interested stockholder, unless: (i) the transaction

	PhotoMedex	Radiancy
	the transaction by which the interested stockholder became one is approved by the board of directors before the person became an interested stockholder. For a combination with an interested stockholder which takes place after 3 years after the person first became an interested stockholder, the corporation cannot engage in the combination unless one of the following occurs: (i) the combination was approved by the board of directors before the interested stockholder became one; (ii) the transaction by which the interested stockholder became one was pre-approved by the board of directors; or (iii) the combination is approved by a majority of the noninterested stockholders no earlier than 3 years after the interested stockholder became one; or (iv) the proposed combination satisfies certain fair value requirements set out in the statute.	resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least two-thirds of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Delaware law defines “interested stockholder” generally as a person who owns 15% or more of the outstanding shares of a corporation’s voting stock.

Preemptive Rights:	PhotoMedex stockholders do not have any preemptive rights under the articles of incorporation.	The holders of Series A preferred stock have pre-emptive rights.

Appraisal Rights:	Nevada stockholders do not have any appraisal or dissenters’ rights.	Radiancy stockholders who object to the merger have appraisal rights under the DGCL.

LEGAL MATTERS

The validity of the shares of PhotoMedex common stock to be issued pursuant to the merger will be passed upon for PhotoMedex by Woodburn and Wedge.

EXPERTS

The consolidated financial statements of PhotoMedex. as of December 31, 2010 and for the year then ended December 31, 2010, which are included with this joint proxy statement/prospectus has been audited by EisnerAmper LLP, independent registered public accounting firm, as set forth in their report thereon, including therein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On August 16, 2010, PhotoMedex was notified that Amper, Politziner & Mattia, LLP had combined its practice with that of Eisner LLP and the name of the combined practice operates under the name EisnerAmper LLP.

The consolidated financial statements of PhotoMedex. as of December 31, 2009 and for each of the two years in the period ended December 31, 2009 included in PhotoMedex’s Annual Report on Form 10-K for the year ended December 31, 2010, which are included with this joint proxy statement/prospectus have been audited by Amper, Politziner & Mattia, LLP, independent registered public accounting firm, as set forth in their report herein, including therein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of Radiancy Inc. included in this joint proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Fahn Kanne & Co., independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

FUTURE PHOTOMEDEX STOCKHOLDER AND

RADIANCY STOCKHOLDER PROPOSALS

Proposals of our stockholders that are intended to be presented by such stockholders at our next annual meeting of stockholders must be received by us no later than 120 days before September 30, 2012 in order to be considered for inclusion in the joint proxy statement/prospectus relating to that meeting. In the event, however, that we change the meeting date for the 2011 annual stockholders meeting by more than 30 days from September 30, 2012 we will notify stockholders and allow a reasonable time for stockholder proposals to be included in the notice of annual meeting. A stockholder proposal will need to comply with the SEC’s regulations under Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our board of directors will consider stockholder proposals, we reserve the right to omit from our joint proxy statement/prospectus, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals of our stockholders submitted outside the processes of Rule 14a-8 must be received by us no later than October 8, 2012 (45 calendar days prior to the anniversary of the mailing date of this joint proxy statement/prospectus). If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2012 annual meeting.

You may write to Davis Woodward, Corporate Counsel, at our principal executive office, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, to deliver the materials and notices discussed above regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

PhotoMedex files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including PhotoMedex, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus. You can also inspect reports, proxy statements and other information about PhotoMedex at the offices of NASDAQ, One Liberty Plaza 165 Broadway, New York, NY 10006.

This joint proxy statement/prospectus will be mailed to stockholders of PhotoMedex and Radiancy as of record dates to be established for voting on the merger. PhotoMedex and Radiancy stockholders will also be able to obtain a copy of the joint proxy statement/prospectus, without charge, at www.photomedex.com or by contacting PhotoMedex at: 215-619-3600 or 147 Keystone Drive, Montgomeryville, PA 18936. The preliminary joint proxy statement/prospectus and definitive joint proxy statement/prospectus, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s website at http://www.sec.gov.

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Broadridge Corporate Issuer Solutions, Inc., PhotoMedex’s proxy solicitor, at the following address and telephone number:

Broadridge Corporate Issuer Solutions, Inc.

44 W. Lancaster Ave

Ardmore, PA 19003

Phone: 1-800-733-1121

If you would like to request a copy of this joint proxy statement/prospectus, please do so by                     , 2011 in order to receive them before the annual and special meetings. If you request a copy of this joint proxy statement/prospectus from PhotoMedex or Radiancy, PhotoMedex or Radiancy will mail it to you by first class mail, or another equally prompt means, within one business day after PhotoMedex or Radiancy, as the case may be, receives your request.

This document is a prospectus of PhotoMedex and is a joint proxy statement of PhotoMedex and Radiancy for the PhotoMedex annual meeting and the Radiancy special meeting. Neither PhotoMedex nor Radiancy has authorized anyone to give any information or make any representation about the merger or PhotoMedex or Radiancy that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Radiancy, Inc. Condensed Consolidated Interim Financial Statements

Radiancy, Inc. Consolidated Financial Statements

The accompanying Notes are an integral part of the financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,417,349	$3,523,948
Accounts receivable, net of allowance for doubtful accounts of $133,000 and $265,000, respectively	3,262,350	3,277,095
Inventories, net	7,577,793	6,141,179
Prepaid expenses and other current assets	1,007,985	671,192

Total current assets	14,265,477	13,613,414
Property and equipment, net	4,867,998	6,918,944
Patents and licensed technologies, net	6,121,301	6,813,528
Goodwill	19,569,200	19,569,200
Other intangible assets, net	1,493,349	1,688,352
Other assets	711,179	892,280

Total assets	$47,028,504	$49,495,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable	$273,370	$77,796
Current portion of long-term debt	1,533,723	2,867,720
Accounts payable	5,485,006	2,801,568
Accrued compensation and related expenses	1,480,496	1,782,793
Accrued interest payable	260,291	699,025
Other accrued liabilities	2,311,187	1,765,523
Deferred revenues	772,887	496,443

Total current liabilities	12,116,960	10,490,868
Long-term liabilities:
Notes payable, net of current portion	—	13,817
Long-term debt, net of current portion	356,550	29,933
Convertible debt	21,653,149	19,344,136
Warrants related to convertible debt	2,380,295	938,623

Total liabilities	36,506,954	30,817,377

Stockholders’ equity:
Common stock, $.01 par value, 35,000,000 shares authorized; 3,352,405 and 2,843,749 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	33,524	28,437
Additional paid-in capital	145,277,601	143,106,355
Accumulated deficit	(134,899,584)	(124,564,120)
Accumulated other comprehensive income	110,009	107,669

Total stockholders’ equity	10,521,550	18,678,341

Total liabilities and stockholders’ equity	$47,028,504	$49,495,718

The accompanying notes are an integral part of these condensed consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,
	2011	2010
Revenues:
Product sales	$6,187,368	$7,197,163
Services	1,944,074	2,387,885

	8,131,442	9,585,048
Cost of revenues:
Product cost of revenues	2,743,243	4,207,639
Services cost of revenues	1,308,178	1,422,766

	4,051,421	5,630,405

Gross profit	4,080,021	3,954,643

Operating expenses:
Selling and marketing	2,944,342	2,981,405
General and administrative	2,913,967	1,637,773
Engineering and product development	410,676	272,013

	6,268,985	4,891,191

Loss from operations	(2,188,964)	(936,548)

Other income (expense):
Interest expense, net	(960,960)	(863,713)
Change in fair value of warrants	(131,262)	(34,839)

Net loss	$(3,281,186)	$(1,835,100)

Basic and diluted net loss per share	$(1.09)	$(0.66)

Shares used in computing basic and diluted net loss per share	3,015,248	2,772,637

The accompanying notes are an integral part of these condensed consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended September 30,
	2011	2010
Revenues:
Product sales	$18,949,833	$17,116,750
Services	5,809,887	7,166,263

	24,759,720	24,283,013
Cost of revenues:
Product cost of revenues	8,842,103	9,034,874
Services cost of revenues	3,904,025	4,275,137

	12,746,128	13,310,011

Gross profit	12,013,592	10,973,002

Operating expenses:
Selling and marketing	9,410,819	9,001,702
General and administrative	7,447,120	5,456,161
Engineering and product development	1,310,329	891,102

	18,168,268	15,348,965

Loss from operations	(6,154,676)	(4,375,963)

Other income (expense):
Interest expense, net	(2,739,116)	(2,402,557)
Change in fair value of warrants	(1,441,672)	(132,795)

Net loss	$(10,335,464)	$(6,911,315)

Basic and diluted net loss per share	$(3.60)	$(2.74)

Shares used in computing basic and diluted net loss per share	2,868,619	2,523,838

The accompanying notes are an integral part of these condensed consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount
BALANCE, JANUARY 1, 2011	2,843,749	$28,437	$143,106,355	$(124,564,120)	$107,669	$18,678,341
Issuance of warrants related to debt financing	—	—	433,870	—	—	433,870
Stock issued to consultants for services	8,000	80	45,920	—	—	46,000
Share-based compensation related to restricted stock	210,000	2,100	135,177	—	—	137,277
Change in cumulative translation adjustments	—	—	—	—	2,340	2,340
Share-based compensation related to employee stock and options	47,000	470	94,127	—	—	94,597
Liabilities settled with common stock	8,840	88	88,460	—	—	88,548
Options exercised	166	2	1,034	—	—	1,036
Warrants exercised	234,650	2,347	1,372,658	—	—	1,375,005
Net loss for the nine months ended September 30, 2011	—	—	—	(10,335,464)	—	(10,335,464)

BALANCE, SEPTEMBER 30, 2011	3,352,405	$33,524	$145,277,601	$(134,899,584)	$110,009	$10,521,550

The accompanying notes are an integral part of these condensed consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2011	2010
Cash Flows From Operating Activities :
Net loss	$(10,335,464)	$(6,911,315)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,790,934	3,342,548
Stock and stock options issued to consultants for services	46,000	92,908
Stock-based compensation expense related to employee options and restricted stock	231,874	438,553
Provision for bad debts	9,819	53,205
Loss on disposal of assets	938	2,306
Change in estimated fair value of warrant liability	1,441,672	132,795
Changes in operating assets and liabilities:
Accounts receivable	4,929	(291,335)
Inventories	(1,415,714)	607,423
Prepaid expenses and other assets	890,462	662,147
Accounts payable	2,666,566	(549,253)
Accrued compensation and related expenses	(311,597)	(269,221)
Other accrued liabilities	543,505	212,852
Interest accrued on convertible debt	1,654,960	1,399,771
Customer deposit	—	255,444
Deferred revenues	276,444	4,350

Net cash used in operating activities	(1,504,672)	(816,822)

Cash Flows From Investing Activities:
Purchases of property and equipment	(72,612)	(85,213)
Lasers placed into service	201,378	(1,137,166)
Lasers removed from service	422,514	504,164
Acquisition costs, net of cash received	—	(96,514)

Net cash provided by (used in) investing activities	148,524	(814,729)

Cash Flows From Financing Activities:
Registration costs	—	(743,166)
Payments on notes payable	(242,792)	(346,756)
Proceeds from issuance of common stock, net	88,548	3,204,000
Proceeds from term debt	—	2,500,000
Repayments on line of credit	(979,342)	(2,486,738)
Proceeds from option exercise	1,036	—
Proceeds from warrant exercises	1,375,005	—
Cash released from restriction	—	(75,228)

Net cash provided by financing activities	242,455	2,052,112

Effect of exchange rate changes on cash	7,094	(19,713)

Net (decrease) increase in cash and cash equivalents	(1,106,599)	400,848
Cash and cash equivalents, beginning of period	3,523,948	2,116,788

Cash and cash equivalents, end of period	$2,417,349	2,517,636

The accompanying notes are an integral part of these condensed consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1

Basis of Presentation:

The Company:

Background

PhotoMedex, Inc. (and its subsidiaries) (the “Company”) is a Global Skin Health Solutions™ company that provides disease management and aesthetic solutions through innovative laser systems, light-based devices and science-based skincare products. Through its relationships with dermatologists and plastic surgeons, the Company’s products address multiple skin diseases and skin conditions including psoriasis, vitiligo, acne and sun damage. The Company’s experience in addressing these diseases and conditions in the physician market has allowed it to expand its products and services to provide skin health solutions to certain non-physician markets.

The Company’s strategic focus is built upon four key components—leveraging its sales force through training focused on superior skin health expertise and incremental product offerings, expanded international capabilities, the development of alternate channels for its varied product lines and a continued commitment to innovation of its technologies.

The Company concentrates its strategic efforts primarily in the physician market, both domestically and internationally. Supporting those efforts, management is committed to innovation, whereby the Company looks to maximize the application of its technologies and utilize the scientific resources available to it in each of its product areas. In the U.S., the Company markets and sells its products through a direct sales organization capable of addressing each product area with specific expertise. The Company’s focus on enhanced training of the sales organization has fostered an ability to drive sales and to support its customer base with a more cost-effective sales force. In addition, the Company looks to leverage its experience and substantial product advancements in the physician market into non-physician based markets, or alternate channels, that may benefit from those technological advancements.

The Company operates in four distinct business units or segments (as described in Note 14, Business Segments and Geographic Data): three in Dermatology—Physician Domestic, Physician International, and Other Channels; and one in Surgical—Surgical Products. The segments are distinguished by the Company’s management structure and the markets or customers served.

The Physician Domestic segment generates revenues by selling XTRAC treatments and lasers, skincare and LED products. The Physician International segment generates revenues by selling dermatology equipment and skincare and LED products to international physicians through distributors. The Other Channels segment generates revenues by selling skincare and LED products to indoor tanning and spa markets and to on-line and television retail consumer markets for home use. The Surgical Products segment generates revenues by selling laser and non-laser products including disposables to hospitals and surgery centers both domestically and internationally.

Liquidity

As of September 30, 2011, the Company had an accumulated deficit of $134,899,584 and has incurred losses since inception. To date, the Company has dedicated most of its financial resources to research and development, sales and marketing, and general and administrative expenses.

Cash and cash equivalents as of September 30, 2011 were $2,417,349. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities and borrowings under lines of credit. Based on its resources available at September 30, 2011, the Company believes that it can fund operations through and beyond the fourth quarter of 2012. However, given the uncertainty in the general economic conditions and its impact on the Company’s industry, and in light of the Company’s historical operating losses and negative cash flows, there is no assurance that the Company will not require additional funds in order to continue as a going concern beyond the fourth quarter of 2012.

The Company paid interest due on March 1, 2011 with additional convertible notes amounting to $1,021,314 ($146,321 for the Series B-1 interest at 10% and $874,993 for the Series B-2 interest at 10%). The Company paid interest due on September 1, 2011 with additional convertible notes amounting to $1,072,380 ($153,637 for the Series B-1 interest at 10% and $918,742 for the Series B-2 interest at 10%). As of September 30, 2011, the Convertible Debt was $21,653,149. See Note 11, Convertible Debt, and Note 12, Warrants, for more information.

On March 28, 2011, Clutterbuck Funds LLC (“Clutterbuck Funds”) agreed to extend the maturity date of its loan with the Company, of which the principal of $2.5 million was to be paid at maturity. Previously, the loan matured on September 19, 2011; it will now mature on December 1, 2012. Starting in August 2011, the Company began monthly installments of principal such that the final payment at maturity will be $75,000. To induce the modifications to the terms of its loan, the Company has issued to Clutterbuck Funds a second warrant on terms similar to the first warrant that was issued on March 19, 2010, except that it is for the purchase of 109,650 shares of the Company’s common stock at an exercise price of $5.70 per share. The collateral securing the first-position security interest of Clutterbuck Funds and the second-position security interest of the holder of the Company’s convertible notes will remain in place. See Note 10, Long-Term Debt, for additional discussion. On August 12, 2011, Clutterbuck Funds exercised both warrants, totaling 234,650 shares of the Company’s common stock, at a total exercise price of $1,375,005.

On May 28, 2011, the Company entered into a Repurchase Right Agreement (the “Repurchase Agreement”), dated as of May 27, 2011, with Perseus Partners VII, L.P., a Delaware limited partnership (the “Investor”). Pursuant to the terms of the Repurchase Agreement, the Company has the right (the “Repurchase Right”) to repurchase securities held by the Investor and its former director appointee to the board of directors of the Company, on the terms and conditions set forth in the Repurchase Agreement. Pursuant to the terms of the Repurchase Agreement, the Company has the right to repurchase all (but not less than all) of the Repurchase Securities (as defined in Note 11, Convertible Debt), in connection with the completion of a “Repurchase Transaction” (as defined in Note 11, Convertible Debt), for an amount initially equal to $19,500,000, and which amount increased by $250,000 to $19,750,000 on October 16, 2011, and which amount shall further increase by $250,000 on each of November 16, 2011, December 16, 2011, and January 16, 2012; i.e., on November 16, 2011, the repurchase price becomes $20,000,000, on December 16, 2011, the repurchase price becomes $20,250,000, and on January 16, 2012, the repurchase price shall become $20,500,000.

On July 4, 2011, the Company entered into an Agreement and Plan of Merger with Radiancy, Inc., a privately held Delaware corporation (“Radiancy”) and PHMD Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and majority-owned subsidiary of PhotoMedex, which was amended on October 31, 2011 as the Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”) Pursuant to the Amended and Restated Merger Agreement and subject to customary closing conditions, Merger Sub will merge with and into Radiancy, and Radiancy will become a majority-owned subsidiary of PhotoMedex. Under the terms of the Amended and Restated Merger Agreement, the Company will issue approximately 15.1 million shares of common stock to Radiancy shareholders (other than Radiancy Ltd. which owns 137,056 shares in Radiancy, Inc.). Upon consummation of the merger transactions contemplated by the Amended and Restated Merger Agreement, Radiancy, Ltd. will continue to own 137,056 shares of Radiancy Inc. common stock (approximately 2% of Radiancy equity on an as-converted and fully diluted basis), the Company will own approximately 98% of Radiancy, and Radiancy will become a majority-owned subsidiary of the Company. The merger will be accounted for as a reverse acquisition. In addition, pursuant to the terms of the Amended and Restated Merger Agreement, Radiancy will contribute cash, which will be used in part to fully exercise PhotoMedex’ option to repurchase all warrants and secured convertible promissory notes which are held by the Investor and which have an aggregate principal and accrued interest amount at September 30, 2011 of $22.7 million, but depending on the time of payment, may be repurchased at a discount to the aggregate amount of principal and accrued interest. The Amended and Restated Merger Agreement is subject to approval by PhotoMedex’s shareholders. If the Amended and Restated Merger Agreement is not approved by the shareholders, PhotoMedex will be subject to pay termination fees to Radiancy, which could have a significant impact on the Company’s future liquidity. See Note 2, Proposed Merger and Note 11, Convertible Debt for further discussion of the Amended and Restated Merger Agreement.

Summary of Significant Accounting Policies:

Quarterly Financial Information and Results of Operations

The condensed financial statements as of September 30, 2011 and for the three and nine months ended September 30, 2011 and 2010, are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s financial position as of September 30, 2011, and the results of operations and cash flows for the three and nine months ended September 30, 2011 and 2010. The results for the three and nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for the entire year or any future period. While management believes that the disclosures presented are adequate to make the information not misleading, these consolidated financial statements should be read in conjunction with the condensed consolidated financial statements and the notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Fair Value Measurements

The Company measures fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

•	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3—unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The Company’s recurring fair value measurements at September 30, 2011 and December 31, 2010 are as follows:

	Fair Value as of September 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative financial instruments (Note 12)	$2,380,295	$—	$—	$2,380,295

	Fair Value as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative financial instruments (Note 12)	$938,623	$—	$—	$938,623

The fair value of cash and cash equivalents is based on its demand value, which is equal to its carrying value. The fair values of notes payable and long-term debt are based on borrowing rates that are available to the Company for loans with similar terms, collateral and maturity. The estimated fair values of notes payable and long-term debt approximate the carrying values. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments. The carrying amount of derivative instruments is marked to fair value. See Note 12, Warrants, for additional discussion.

Revenue Recognition

The Company has two distribution channels for its phototherapy treatment equipment. The Company either (i) sells the laser through a distributor or directly to a physician or (ii) places the laser in a physician’s office (at no charge to the physician) and charges the physician a fee for an agreed upon number of treatments. In some cases, the Company and the customer stipulate to a quarterly or other periodic target of procedures to be performed, and accordingly revenue is recognized ratably over the period. When the Company sells an XTRAC laser to a distributor or directly to a foreign or domestic physician, revenue is recognized when the following four criteria (the “Criteria”) have been met: (i) the product has been shipped and the Company has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is probable. At times, units are shipped, but revenue is not recognized until all of the Criteria have been met, and until that time, the unit is carried on the books of the Company as inventory.

The Company ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. Among the factors the Company takes into account in determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criterion are recognized when invoiced amounts are fully paid or fully assured.

Under the terms of the Company’s distributor agreements, distributors do not have a unilateral right to return any unit that they have purchased. However, the Company does allow products to be returned by its distributors for product defects or other claims.

When the Company places a laser in a physician’s office, it generally recognizes service revenue based on the number of patient treatments performed, or purchased under a periodic commitment, by the physician. Treatments to be performed through random laser-access codes that are sold to physicians free of a periodic commitment, but not yet used, are deferred and recognized as a liability until the physician performs the treatment. Unused treatments remain an obligation of the Company because the treatments can only be performed on Company-owned equipment. Once the treatments are delivered to a patient, this obligation has been satisfied.

The Company defers substantially all sales of treatment codes ordered by and delivered to its customers within the last two weeks of the reporting period in determining the amount of procedures performed by its physician-customers. Management believes this approach closely approximates the actual amount of unused treatments that existed at the end of a period. As of September 30, 2011 and 2010, the Company deferred $516,176 and $374,766 respectively, under this approach.

The Company generates revenues from its Skin Care business primarily through product sales for skin health, hair care and wound care. The Company recognizes revenues on its products and copper peptide compound when they are shipped, net of returns and allowances. The Company ships the products FOB shipping point.

The Company generates revenues from its Photo Therapeutics business primarily from product sales of LEDs and skincare products. Previously, it had also generated revenues through milestone payments and potential royalty payments from a licensing agreement that has now been discontinued. The Company recognizes revenues from the product sales, including sales to distributors and other customers, when the Criteria have been met. The Company recognized the milestone payments when the milestones had been achieved and potential royalty revenues as they were earned from the licensee.

Revenues under a now-concluded agreement for the co-promotion of a drug and related device were recognized on a net basis when the Criteria had been met.

The Company generates revenues from its Surgical Products business primarily from product sales of laser systems, related maintenance service agreements, recurring laser delivery systems and laser accessories. Domestic sales generally are direct to the end-user, though the Company has some sales to or through a small number of domestic distributors; foreign sales are to distributors. The Company recognizes revenues from surgical laser and other product sales, including sales to distributors and other customers, when the Criteria have been met.

Revenue from maintenance service agreements is deferred and recognized on a straight-line basis over the term of the agreements. Revenue from billable services, including repair activity, is recognized when the service is provided.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. If the carrying amount of an asset exceeds the fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of September 30, 2011, no such impairment exists. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as discontinued operations would be presented separately in the appropriate asset and liability sections of the balance sheet. As of September 30, 2011, there were no assets to be disposed of.

Patent Costs and Licensed Technologies

Material costs incurred to obtain or defend licensed technologies and certain patents are capitalized and amortized over the shorter of the remaining estimated useful lives or 8 to 12 years. Developed technology was also recorded in connection with the acquisition of ProCyte Corporation (“ProCyte”) in March 2005 and is being amortized on a straight-line basis over seven years. Significant patent costs were recorded in connection with the acquisition of Photo Therapeutics, Inc. (“Photo Therapeutics”) in February 2009 and are being amortized on a straight-line basis over ten years. Other licenses, including the Stern and Mount Sinai licenses, are capitalized and amortized over the estimated useful lives of 10 years. (See Note 5, Patent and Licensed Technologies).

Management evaluates the recoverability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of September 30, 2011, no such write-down was required. See Impairment of Long-Lived Assets and Intangibles, above.

Other Intangible Assets

Other intangible assets were recorded in connection with the acquisition of ProCyte in March 2005. The assets are being amortized on a straight-line basis over 5 to 10 years. In addition, other intangible assets were recorded in connection with the acquisition of Photo Therapeutics in February 2009. These assets are being amortized on a straight-line basis over 10 years.

Management evaluates the recoverability of such other intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of September 30, 2011 no such write-down was required. See Impairment of Long-Lived Assets and Intangibles, above.

Goodwill

Goodwill was recorded in connection with the acquisition of Photo Therapeutics in February 2009, the acquisition of ProCyte in March 2005 and the acquisition of Acculase Inc. in August 2000.

Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases. Management evaluates the recoverability of such goodwill by testing for impairment, at least annually. The first step of the impairment test requires that the Company assess the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent the carrying amount of a reporting unit exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform a second, more detailed assessment. The second step in an assessment which involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. There has been no impairment of goodwill recorded through September 30, 2011.

Accrued Warranty Costs

The Company offers a warranty on product sales generally for a one to two-year period. In the case of domestic sales of XTRAC lasers, however, the Company offers longer periods, ranging from three to four years, in order to meet competition or meet customer demands. The Company provides for the estimated future warranty claims on the date the product is sold. Total accrued warranty is included in other accrued liabilities on the balance sheet. The activity in the warranty accrual during the nine months ended September 30, 2011 is summarized as follows:

Nine Months Ended September 30, 2011 (unaudited)
Accrual at beginning of period	$1,001,236
Additions charged to warranty expense	433,994
Expiring warranties	(98,465)
Claims satisfied	(326,642)

Accrual at end of period	$1,010,123

Net Loss Per Share

The Company computes net loss per share by dividing net loss available to common stockholders by the weighted average of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution from the conversion or exercise into common stock of securities such as stock options and warrants.

In these condensed consolidated financial statements, diluted net loss per share is the same as basic net loss per share. Given the Company’s net loss for each period presented, no additional shares for the potential dilution from the conversion of the convertible notes, or from exercise of warrants related to the convertible notes or from other warrants or from the exercise of options into common stock are treated as outstanding in the calculation of diluted net loss per share, since the result would be anti-dilutive. Common stock options and warrants of 473,869 and 638,232 as of September 30, 2011 and 2010, respectively, were excluded from the calculation of fully diluted earnings per share since their inclusion would have been anti-dilutive. Additionally, 227,484 shares of unvested restricted stock as of September 30, 2011 were excluded from the calculation of fully diluted earnings per share since their inclusion would have been anti-dilutive.

Comprehensive Loss

Comprehensive loss is a more inclusive financial reporting method that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Comprehensive loss is defined as net income and other changes in stockholders’ investment from transactions and events other than with stockholders. Total comprehensive income (loss) is as follows:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Net loss	$(3,281,186)	$(1,835,100)	$(10,335,464)	$(6,911,315)
Change in cumulative translation adjustment	496	(85,047)	2,340	(19,827)

Comprehensive loss	$(3,280,690)	$(1,920,147)	$(10,333,124)	$(6,931,142)

Supplemental Cash Flow Information

During the nine months ended September 30, 2011, the Company paid interest payable on the convertible notes with an issuance of additional convertible debt amounting to $2,093,694. The Company also issued warrants related to the Term Note held by Clutterbuck Funds which are valued at $433,870, and which offset the carrying value of the Term Note. The Company financed certain insurance policies during the period through notes payable for $410,317.

During the nine months ended September 30, 2010, the Company paid interest payable on the convertible notes with an issuance of additional convertible debt amounting to $826,676. The Company also issued a warrant to purchase 125,000 shares of common stock related to the Term Note held by Clutterbuck Funds and which is valued at $769,754, and which offsets the carrying value of the Term Note. The Company financed certain insurance policies during the period through notes payable for $401,168.

For the nine months ended September 30, 2011 and 2010, the Company paid interest in cash of $266,114 and $362,301, respectively. Income taxes paid in the nine months ended September 30, 2011 and 2010 were immaterial.

Accounting Standards Update

ASU 2011-05—In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 provides amendments to ASC No. 220 “Comprehensive Income”, which require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update are effective retrospectively for fiscal years and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. In October 2011, the FASB announced that they are considering deferring certain provisions in ASU 2011-05 related presentation of reclassification adjustments from other comprehensive income to net income. The Company is currently assessing the impact of the adoption of this update on the Company’s financial condition, results of operations and cash flows.

Note 2

Proposed Merger:

On July 4, 2011, the Company entered into an Agreement and Plan of Merger with Radiancy, and Merger Sub, which was amended on October 31, 2011. Pursuant to the Amended and Restated Merger Agreement and subject to customary closing conditions, Merger Sub will merge with and into Radiancy, and Radiancy will become a majority-owned subsidiary of PhotoMedex. Under the terms of the Amended and Restated Merger Agreement, the Company will issue approximately 15.1 million shares of common stock to Radiancy shareholders, other than Radiancy, Ltd. Upon consummation of the merger transactions contemplated by the Amended and Restated Merger Agreement, Radiancy, Ltd. will continue to own 137,056 shares of Radiancy Inc. common stock (approximately 2% of Radiancy equity on an as-converted and fully diluted basis), the Company will own approximately 98% of Radiancy, and Radiancy will become a majority-owned subsidiary of the Company. In addition, the Company will issue to its shareholders of record warrants to purchase an aggregate of 1,026,267 shares of common stock of the Company (the “Warrants”), and options to purchase 115,400 shares of common stock of the Company to Dennis McGrath and Michael Stewart in connection with their employment agreements with the Company. The Warrants will have the terms set forth therein, including, without limitation, (i) a warrant exercise price of Twenty Dollars ($20.00) per share of common stock of the Company, (ii) an exercise period of three (3) years following the effective time of the merger, and (iii) notwithstanding the three-year exercise period, the right of the Company to notify the holders of Warrants of an earlier expiration of the Warrants at any time following such time as the common stock of the Company will have had a closing trading price in excess of Thirty Dollars ($30.00) per share for a period of twenty (20) consecutive trading days, provided that such earlier expiration date shall not be earlier than that date which is twenty (20) business days following the delivery of such notification by the Company. In order to receive a distribution of warrants in connection with the merger transaction, a person must be a stockholder of record of the Company as of the record date for voting at a meeting of the Company stockholders to be convened for, among other things, approving the merger transaction. Those presently holding options and warrants will not receive a distribution by virtue of such holdings. Such holdings will be entitled to a distribution of warrants if and only if they have been exercised, and shares issued thereon, by the record date.

In addition, pursuant to the terms of the Amended and Restated Merger Agreement, Radiancy will contribute cash, which will be used in part to fully exercise PhotoMedex’s option to repurchase all warrants and secured convertible promissory notes which are held by the Investor and which have an aggregate principal and accrued interest amount at September 30, 2011 of $22.7 million, but depending on the time of payment, may be repurchased at a discount to the aggregate amount of principal and accrued interest (see Note 11, Convertible Debt). Further information on this Repurchase Right can be obtained from our Current Report filed on Form 8-K on June 3, 2011.

The Amended and Restated Merger Agreement contains certain termination rights for both Radiancy and the Company and provides that, under certain circumstances, each of Radiancy and the Company, as the case may be, may be required to pay a termination fee. If either party terminates the Amended and Restated Merger Agreement because of a change in board recommendation, or if such party’s board of directors has approved an acquisition proposal or a superior offer, then such terminating party is required to pay a termination fee of $3,000,000 to the other party. In addition, if there is a termination of the Amended and Restated Merger Agreement due to a failure to satisfy certain of the conditions to closing of the Merger, the party so failing to satisfy such condition is required to pay to the other party a termination fee equal to $1,500,000 plus reimbursement of the other party’s expenses. The proposed acquisition and investment are subject to customary closing conditions, including approval by the shareholders of Radiancy of the proposed acquisition and approval by the Company’s stockholders of the proposed acquisition. In addition, either party may terminate the Amended and Restated Merger Agreement if the Merger is not consummated by January 31, 2012.

The merger will be treated by the Company as a reverse merger under the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations,” for business combinations under GAAP. As the transaction will be a reverse acquisition, Radiancy will be deemed to have acquired the Company. The consideration transferred to PhotoMedex is determined based on the amount of shares that Radiancy would have had to issue to PhotoMedex shareholders in order to provide the same ownership ratios as previously disclosed. The fair value of the consideration effectively transferred by Radiancy should be based on the most reliable measure. In this case, the market price of PhotoMedex shares provides a more reliable basis for measuring the consideration effectively transferred than the estimated fair value of the shares in Radiancy. Financial statements of the new Company issued after the merger will reflect only the operations of the Company’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of the Company.

The proposed acquisition is expected to close in the fourth quarter of 2011.

Note 3

Inventories:

Set forth below is a detailed listing of inventories:

	September 30, 2011	December 31, 2010
	(unaudited)
Raw materials and work in progress	$5,060,188	$4,114,505
Finished goods	2,517,605	2,026,674

Total inventories	$7,577,793	$6,141,179

Work-in-process is immaterial, given the Company’s typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials. As of September 30, 2011 and December 31, 2010, the Company carried specific reserves for excess and obsolete stocks against its inventories of $1,090,832 and $1,734,161, respectively.

Note 4

Property and Equipment:

Set forth below is a detailed listing of property and equipment:

	September 30, 2011	December 31, 2010
	(unaudited)
Lasers in service	$11,286,322	$14,061,390
Computer hardware and software	373,403	376,393
Furniture and fixtures	79 0, 856	744,991
Machinery and equipment	724,749	835,780
Leasehold improvements	339,423	339,423

	13,514,753	16,357,977
Accumulated depreciation and amortization	(8,646,755)	(9,439,033)

Property and equipment, net	$4,867,998	$6,918,944

Depreciation and related amortization expense was $1,903,705 and $2,357,175 for the nine months ended September 30, 2011 and 2010, respectively. At September 30, 2011 and December 31, 2010, net property and equipment included $32,419 and $47,776, respectively, of assets recorded under capitalized lease arrangements, of which $34,993 and $49,225 was included in long-term debt at September 30, 2011 and December 31, 2010, respectively. See Note 10, Long-Term Debt.

Note 5

Patents and Licensed Technologies:

Set forth below is a detailed listing of patents and licensed technologies:

	September 30, 2011	December 31, 2010
	(unaudited)
Patents, owned and licensed, at gross costs of $8,033,409, net of accumulated amortization of $2,384,814 and $1,816,979, respectively.	$5,648,595	$6,216,430
Other licensed or developed technologies, at gross costs of $2,337,326, net of accumulated amortization of $1,864,620 and $1,740,228, respectively.	472,706	597,098

	$6,121,301	$6,813,528

Related amortization expense was $692,227 and $718,104 for the nine months ended September 30, 2011 and 2010, respectively. Included in Patents is $7,400,000 in patents, patents pending and related know-how acquired in the Photo Therapeutics transaction. Included in Other Licensed and Developed Technologies, is a license with Stern Laser srl for its lamp-based technology, which was carried on the Company’s books at $411,535, net, as of September 30, 2011. Amortization of this intangible is on a straight-line basis over 10 years, which began in January 2005.

Also included in Other Licensed and Developed Technologies, is an exclusive license, granted on March 31, 2006, by the Mount Sinai School of Medicine of New York University (“Mount Sinai”), effective April 1, 2006, to use Mount Sinai’s patented methodology for utilization of ultraviolet laser light for the treatment of vitiligo. The licensed patent is US Patent No. 6,979,327, Treatment of Vitiligo. It was issued December 27, 2005, and the inventor is James M. Spencer, MD, a member of the Company’s Scientific Advisory Board. The license is carried on the Company’s books at $47,961 and $55,954, net at September 30, 2011 and December 31, 2010, respectively. Amortization of this intangible is on a straight-line basis over 10 years, which began in April 2006. The Company is also obligated to pay Mount Sinai a royalty on a combined base of domestic sales of XTRAC treatment codes used for psoriasis as well as for vitiligo.

Estimated amortization expense for amortizable intangible assets for the next five years is $227,000 in the remaining three months of 2011, $895,000 in 2012, $885,000 in 2013, $883,000 in 2014, $752,000 in 2015 and $2,479,000 thereafter.

Note 6

Goodwill and Other Intangible Assets:

As discussed in Note 13, Business Segments and Geographic Data, the Company reorganized its business into four operating units which resulted in a change in reportable segments effective January 1, 2010. Goodwill has been reallocated among the new reportable segments and consisted of the following:

	September 30, 2011	December 31, 2010
	(unaudited)
Physician Domestic segment	$12,793,455	$12,793,455
Physician International segment	4,037,934	4,037,934
Other Channels segment	2,737,811	2,737,811

Total goodwill	$19,569,200	$19,569,200

Set forth below is a detailed listing of other intangible assets, which were acquired from Photo Therapeutics and ProCyte and were recorded at their appraised fair market values at the date of their respective acquisitions:

	September 30, 2011	December 31, 2010
	(unaudited)
Customer Relationships, at gross cost of $2,200,000, net of accumulated amortization of $1,829,167 and $1,791,667, respectively.	$370,833	$408,333
Tradename, at gross cost of $2,100,000, net of accumulated amortization of $977,484 and $819,981, respectively.	1,122,516	1,280,019

	$1,493,349	$1,688,352

Related amortization expense was $195,002 and $267,269 for the nine months ended September 30, 2011 and 2010, respectively. Estimated amortization expense for amortizable intangible assets for the next five years is $65,000 in the remaining three months of 2011, $260,000 in 2012, $260,000 in 2013, $260,000 in 2014, $173,000 in 2015 and $475,000 thereafter. Customer Relationships embody the value to the Company of relationships that ProCyte and Photo Therapeutics had formed with their customers, as well as the value of a non-compete covenant agreed to by Photo Therapeutics Group Ltd. Tradename includes the name of “ProCyte” and various other trademarks associated with ProCyte products (e.g. “Neova”). It also includes the various trademarks associated with Photo Therapeutics products (e.g. “Omnilux” and “Lumiere”).

Note 7

Accrued Compensation and Related Expenses:

Set forth below is a detailed listing of accrued compensation and related expenses:

	September 30, 2011	December 31, 2010
	(unaudited)
Accrued payroll and related taxes	$227,032	$392,994
Accrued vacation	275,430	146,495
Accrued commissions and bonus	945,585	1,021,798
Accrued severance	32,449	221,506

Total accrued compensation and related expense	$1,480,496	$1,782,793

Note 8

Other Accrued Liabilities:

Set forth below is a detailed listing of other accrued liabilities:

	September 30, 2011	December 31, 2010
	(unaudited)
Accrued professional and consulting fees	$430,500	$203,445
Accrued warranty	1,010,123	1,001,236
Accrued excise taxes and other expenses	701,393	391,671
Accrued sales returns—CVS/pharmacy	169,171	169,171

Total other accrued liabilities	$2,311,187	$1,765,523

Note 9

Notes Payable:

Set forth below is a detailed listing of notes payable. The stated interest rate approximates the effective cost of funds from the notes:

	September 30, 2011	December 31, 2010
	(unaudited)
Note payable—unsecured creditor, interest at 3.78%, payable in monthly principal and interest installments of $45,278 through January 2011.	$—	$45,136
Note payable—unsecured creditor, interest at 4.59%, payable in monthly principal and interest installments of $26,879 through April 2012.	185,305	—
Note payable—unsecured creditor, interest at 3.84%, payable in monthly principal and interest installments of $16,607 through January 2012.	65,899	—
Note Payable—unsecured creditor, interest at 6%, payable in monthly principal and interest installments of $2,880 through June 2012.	22,166	46,477

	273,370	91,613
Less: current maturities	(273,370)	(77,796)

Notes payable, net of current maturities	$—	$13,817

Note 10

Long-term Debt:

In the following table is a summary of the Company’s long-term debt.

	September 30, 2011	December 31, 2010
	(unaudited)
Term note, net of unamortized debt discount of $444,720 and $427,433, respectively	$1,855,280	$2,072,567
Total borrowings on term note credit facility, net of unamortized debt discount of $0 and $3,482, respectively	—	775,861
Capital lease obligations	34,993	49,225

Sub-total	1,890,273	2,897,653
Less: current portion	(1,533,723)	(2,867,720)

Total long-term debt	$356,550	$29,933

Term Note

On March 19, 2010, the Company entered a Term Loan and Security Agreement with Clutterbuck Funds. The Company received net proceeds of $2,373,000 in the transaction. The secured term note issued in connection therewith (the “Term Note”) has a principal amount of $2.5 million, which accrues interest at a rate of 12% per annum. The Term Note requires the Company to make monthly payments of interest only. The principal matures in 18 months and may be prepaid without penalty at any time. The note is secured by XTRAC lasers that the Company has consigned to physician customers and that are not otherwise pledged to CIT Healthcare LLC and Life Sciences Capital LLC pursuant to the outstanding term notes with such lenders.

In connection with the issuance of the Term Note to Clutterbuck Funds, the Company issued Clutterbuck Funds a warrant to purchase 102,180 shares of the Company’s common stock for an initial exercise price of $7.34. The warrant is exercisable at any time on or prior to the fifth anniversary of its issue date. Pursuant to the terms of the warrant, the exercise price is subject to a one-time downward adjustment if the Company makes certain issuances of its equity securities at a price per share less than $7.34 during the 36-month period following the issuance of the warrant. As a result of the public offering on May 7, 2010, the number of shares which may be purchased under the warrant increased to 125,000 shares, and the exercise price per share of common stock of the warrant was reduced, in accordance with the one-time adjustment, to $6.00 per share. The warrants were treated as a discount to the debt and the discount was being amortized under the effective interest method over the repayment term of 18 months. As of March 31, 2011, the remaining unamortized warrant balance was $293,321; as a result of an extension of the maturity on March 28, 2011 the unamortized discount balance will now be amortized under the effective interest method over the remaining amended repayment period of 21 months.

On March 28, 2011, Clutterbuck Funds agreed to extend the maturity date of its loan to the Company, of which the principal of $2.5 million was to be paid at maturity. Previously, the loan matured on September 19, 2011 its current maturity date is December 1, 2012. Starting in August 2011, the Company will begin monthly installments of principal such that the final payment at maturity will be $75,000. To induce the modifications to the terms of its loan, the Company issued to Clutterbuck Funds a second warrant on terms similar to the first warrant that was issued on March 19, 2010, except that it is for the purchase of 109,650 shares of the Company’s common stock at an exercise price of $5.70 per share. The collateral securing the first-position security interest of Clutterbuck Funds and the second-position security interest of the holder of the Company’s convertible notes remain in place. The value of the warrants was recorded as a discount to the debt and that discount will be amortized under the effective interest method over the repayment term of 21 months.

On August 12, 2011, Clutterbuck Funds exercised both warrants, totaling 234,650 shares of the Company’s common stock, at a total exercise price of $1,375,005.

The Company has accounted for these warrants as equity instruments since there is no option for cash or net-cash settlement when the warrants are exercised and since they are indexed to the Company’s common stock. The Company computed the value of the warrants—the first issued in March 2010 and the second issued in March 2011—using the Black-Scholes method. The key assumptions used to value the warrants are as follows:

	March 2011	March 2010
Number of shares underlying warrants	109,650	102,180
Exercise price	$5.70	$7.34
Fair value of warrants	$433,870	$769,754
Volatility	87.71%	87.68%
Risk-free interest rate	2.23%	2.48%
Expected dividend yield	0%	0%
Expected warrant life	5 years	5 years

Term Note Credit Facility

In December 2007, the Company entered into a term-note facility with CIT Healthcare LLC (“CIT Healthcare”) and Life Sciences Capital LLC, as equal participants (collectively, “CIT”), for which CIT Healthcare acts as the agent. The facility originally had a maximum principal amount of $12 million and was for a term of one year. The stated interest rate for any draw under the credit facility was set as 675 basis points above the three-year Treasury rate. CIT levied no points on a draw. Each draw was secured by specific XTRAC laser systems consigned under usage agreements with physician-customers. On September 30, 2008, the Company and CIT amended the credit facility to increase the amount the Company could draw on the credit facility by $1,927,534. The interest rate for draws against this amount was set at 850 basis points above the LIBOR rate two days prior to the draw. Each draw was to be secured by certain XTRAC laser systems consigned under usage agreements with physician-customers and the stream of payments generated from such lasers. Each draw has a repayment period of three years.

In connection with the amendment to the CIT credit facility, the Company issued warrants to purchase an additional 4,589 shares to CIT Healthcare in September 2008. The value of the warrants was recorded as a discount to the debt and is being amortized under the effective interest method over the repayment term of 36 months. The Company has accounted for these warrants as equity instruments since there is no option for cash or net-cash settlement when the warrants are exercised and there is no down-round price protection provision. The Company computed the value of the warrants using the Black-Scholes method.

As of September 30, 2011, the Company has paid in full the term-note facility with CIT.

Capital Leases

The obligation under capital lease is at a fixed interest rate and is collateralized by the related property and equipment (see Note 4, Property and Equipment).

Future Minimum Payments

The following table summarizes the future minimum payments that the Company expects to make for long-term debt and capital lease obligations:

Last three months of 2011	$371,963
Year Ended December 31,2012	2,149,416
Year Ended December 31,2013	8,192

Total minimum payments	2,529,571

Less: interest	(194,578)
Less: unamortized warrant discount	(444,720)

Present value of total minimum obligations	$1,890,273

Note 11

Convertible Debt:

In the following table is a summary of the Company’s convertible debt held by the Investor.

	September 30, 2011	December 31, 2010
	(unaudited)
Total borrowings on credit facility	$21,653,149	$19,344,136
Less: current portion	—	—

Total long-term debt	$21,653,149	$19,344,136

The borrowings reflect interest which was earned through September 1, 2011 and which was satisfied in the form of additional convertible notes.

On February 27, 2009, the Investor lent to the Company through a single convertible debt investment $18 million, of which the Company used $13 million to acquire Photo Therapeutics and $5 million for working capital. At the closing of the convertible debt financing, the Company: (i) issued to the Investor (A) a convertible note in the principal amount of $18 million (the “Original Convertible Note”), and (B) a warrant to purchase 174,367 shares of the Company’s common stock; and (ii) paid a transaction fee of $210,000 in cash. The conversion price of the Original Convertible Note and the exercise price of the warrant were each $30.96 per share.

The Original Convertible Note was due on February 27, 2014 with interest payments semi-annually at 8%, due on September 1 and March 1 of each year. The interest can be paid by the issuance of additional convertible notes, which have the same interest rate, conversion price per share and maturity date as the Original Convertible Note. The effective interest rate on the Original Convertible Note was 11.64%, which takes into account paid interest as well as accreted interest under an effective interest method from the warrants and loan origination costs. The warrants that were issued give rise to a discount to the debt. This discount, as well as loan origination costs and the transaction fee paid to the Investor, are accreted as interest expense under the effective interest method over the repayment term of 60 months. The Original Convertible Notes, as well as the warrant to purchase common stock of the Company, contain down-round provisions such that the number of underlying shares, and the corresponding price per share, changes if the Company issues stock below the stated conversion and exercise price of the notes and warrant.

In order to consummate the bridge financing with a term note (see Note 10, Term Note), it was necessary to secure the consent of the Investor. As of March 19, 2010, the outstanding principal and accrued interest under the Original Convertible Notes was $19,546,676. In order to obtain the Investor’s consent, the Company agreed to the following modifications to the Original Convertible Notes:

•

The Company combined the aggregate outstanding obligations under the Original Convertible Notes into two convertible notes: Series B-1 and Series B-2. Each note matures on February 27, 2014 and is identical to the original form of convertible note except as noted below. The interest accruing under each note can be paid in the form of additional convertible notes, and in fact the interest earned and payable on September 1, 2010 and on March 1, 2011 was paid in the form of additional convertible notes;

•

The larger, Series B-2 note had a principal amount of $16,746,270. This note remained subject to the same down-round anti-dilution adjustment to the conversion price which was in the unmodified notes. The interest rate of this note was increased from 8% to 10%;

•

The smaller, Series B-1 note has a principal amount of $2,800,406. The conversion price of this note was reduced to $11.26 and the down-round anti-dilution adjustment to the conversion price was removed. The interest rate of this note was increased from 8% to 10%;

•

The collateral securing the convertible note was expanded by adding a first-priority lien against all of the Company’s assets other than the assets pledged with first-priority liens to CIT Healthcare and to Clutterbuck Funds. When assets are released from the lien of CIT Healthcare, such assets will become subject to the first-priority lien of Clutterbuck Funds and a second-priority lien of the Investor. Finally, when assets are released from the lien of Clutterbuck Funds, such assets will become subject to the first-priority lien of the Investor; and

•	Three of the Company’s subsidiaries (ProCyte Corporation, Photo Therapeutics, Inc. and SLT Technology, Inc.) have guaranteed the Company’s obligations under the convertible notes.

Interest at 10% due under the Series B-1 Convertible Note and Series B-2 Convertible Note, and their related convertible notes was paid on September 1, 2011 in the form of additional convertible notes of $153,637 and $918,742, respectively.

Interest at 10% due under the Series B-1 Convertible Note and Series B-2 Convertible Note, and their related convertible notes was paid on March 1, 2011 in the form of additional convertible notes of $146,321 and $874,993, respectively.

As of September 30, 2011, the total amount due under the convertible notes outstanding was $22,519,970. Interest accrued on the outstanding notes but not yet reduced to convertible notes amounted to $187,666. The Series B-1 and Series B-2 notes, and the additional convertible notes issued to pay interest on the Series notes, are convertible into an aggregate of 1,363,039 shares of the Company’s common stock. The Series B-2 note and its related additional convertible notes have a conversion price of $17.92306 as of September 30, 2011.

On May 28, 2011, the Company entered into the Repurchase Agreement with the Investor. Pursuant to the terms of the Repurchase Agreement, the Company has a Repurchase Right. Pursuant to the terms of the Repurchase Agreement, the Company has the right to repurchase all (but not less than all) of the Repurchase Securities, in connection with the completion of a Repurchase Transaction, for an amount initially equal to $19,500,000, and which amount increased by $250,000 to $19,750,000 on October 16, 2011, and which amount shall further increase by $250,000 on each of November 16, 2011, December 16, 2011, and January 16, 2012; i.e., on November 16, 2011, the repurchase price becomes $20,000,000, on December 16, 2011, the repurchase price becomes $20,250,000, and on January 16, 2012, the repurchase price becomes $20,500,000.

For purposes of the Repurchase Agreement, a “Repurchase Transaction” means a transaction which occurs on, or follows by not more than three (3) business days, the date upon which the Repurchase Right is effectuated (the “Repurchase Right Exercise Date”), and (x) is a financing, refinancing or similar transaction entered into by the Company or an affiliate of the Company which results in neither (i) a Change of Control (as such term is defined in that certain Securities Purchase Agreement, dated as of August 4, 2008, as amended from time to time (the “Securities Purchase Agreement”), by and between the Company and Investor) nor (ii) any consideration being paid to the holders of Company Common Stock in respect of their shares, or (y) results in a Change of Control in which the Company is the surviving entity and no consideration is paid to the holders of Company common stock in respect of their shares, except that such holders may receive, in connection with any such Repurchase Transaction, cash consideration in lieu of fractional shares, or warrants or rights to acquire Company common stock for a per share exercise price that is greater than the Market Price (as such term is defined in the Securities Purchase Agreement) as of the date of this Repurchase Agreement. Further information on the Repurchase Agreement can be obtained from our Current Report filed on Form 8-K on June 3, 2011.

For purposes of the Repurchase Agreement, the “Repurchase Securities” include: (i) secured convertible promissory notes having an aggregate principal amount of $21,447,590 as of the date of the Repurchase Agreement, together with interest thereon payable as specified therein, which notes are convertible into shares of PhotoMedex common stock, par value $0.01 per share; (ii) a warrant to purchase 301,288 shares of PhotoMedex common stock; (iii) an option, held by a former director appointee of the Investor to the PhotoMedex board of directors, to purchase 625 shares of PhotoMedex common stock; and (iv) certain rights, held by former director appointees of the Investor to the PhotoMedex board of directors, to receive shares of PhotoMedex common stock in lieu of cash as consideration for service on the PhotoMedex board of directors.

The Company may exercise the Repurchase Right to repurchase the Repurchase Securities only in connection with, and up to three business days prior to or simultaneously with, the completion of a Repurchase Transaction. The Repurchase Right shall terminate on the earliest of: (i) except with respect to a Repurchase Transaction described in clause (y) of the definition thereof, (A) the Company’s entering into a definitive agreement providing for a Change of Control or (B) any offer or proposal by a third party to enter into or consummate a transaction which would result in a Change of Control, which proposal is publicly recommended by the Board; (ii) the completion of a Repurchase Transaction unless the Repurchase Right has previously been or is simultaneously exercised and completed; or (iii) January 31, 2012.

Note 12

Warrants

The Company accounts for warrants that have provisions that protect holders from a decline in the issue price of its common stock (or “down-round” provisions) and that contain net settlement provision as liabilities instead of equity. Down-round provisions reduce the exercise or conversion price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise or conversion price of those instruments or issues new warrants or convertible instruments that have a lower exercise or conversion price. Net settlement provisions allow the holder of the warrant to surrender shares underlying the warrant equal to the exercise price as payment of its exercise price, instead of physically exercising the warrant by paying cash. The Company evaluated whether warrants to acquire its common stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option.

The warrants issued to the Investor, in conjunction with the original $18 million convertible note (see Note 11, Convertible Debt), contain a down-round provision. The Company concluded that the triggering event of the down-round provision was not based on an input to the fair value of “fixed-for-fixed” option and therefore is not considered indexed to the Company’s stock. The warrants contain net settlement provisions, and because they are not indexed to the Company’s stock, they are accounted for as a liability.

The Company recognizes these warrants as a liability at the fair value on each reporting date. The Company measured the fair value of these warrants as of September 30, 2011, and recorded other expense of $131,262 resulting from the increase of the liability associated with the fair value of the warrants for the three month period and recorded other expense of $1,441,672 resulting from the increase of the liability associated with the fair value of the warrants for the nine months ended September 30, 2011, respectively. The Company measured the fair value of these warrants as of September 30, 2010, and recorded other expense of $34,839 resulting from the increase of the liability associated with the fair value of the warrants for the three month period and recorded other expense of $132,795 resulting from the increase of the liability associated with the fair value of the warrants for the nine months ended September 30, 2010, respectively. The Company has accounted for the Investor’s warrants as a liability due to the “down-round” price protection provision. See Note 1, Fair Value Measurements. The Company computed the value of the warrants using the Black-Scholes method. The following are the key assumptions used to value the warrants as of the dates indicated:

	September 30, 2011	December 31, 2010
	(unaudited)
Number of shares underlying warrants	301,288	293,610
Exercise price	$17.92	$18.39
Fair value of warrants	$2,380,295	$938,623
Volatility	86.09%	83.04%
Risk-free interest rate	0.96%	2.71%
Expected dividend yield	0%	0%
Expected warrant life	5.42 years	6.17 years

The Company’s recurring fair value measurements at September 30, 2011 related only to the warrants issued to the Investor, and had a fair value of $2,380,295. The inputs used in measuring the fair value of these warrants are of Level 3, significant unobservable inputs.

No other warrants issued by the Company contain both down-round provisions and net settlement provisions.

Recurring Level 3 Activity and Reconciliation

The table below provides a reconciliation of the beginning and ending balances for the liability measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses for the nine months for all financial liabilities categorized as Level 3 as of September 30, 2011.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

Warrant liability:
Balance as of December 31, 2010	938,623
Increase in fair value of warrants	1,441,672

Balance as of September 30, 2011	$2,380,295

Note 13

Employee Stock Benefit Plans

The Company has two active, stock-based compensation plans available to grant, among other things, incentive and non-qualified stock options, as well as restricted and unrestricted shares of stock, to employees, directors and third-party service-providers. Under the 2005 Equity Compensation Plan, a maximum of 650,000 shares of the Company’s common stock have been reserved for issuance. At September 30, 2011, 233,156 shares were available for future grants under this plan. Under the Outside Director Plan 29,913 shares were available for issuance as of September 30, 2011. The other stock options plans are frozen and no further grants will be made from them.

Stock option activity under all of the Company’s share-based compensation plans for the nine months ended September 30, 2011 was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding, January 1, 2011	70,661	$28.70
Granted	—	—
Exercised	(166)	6.24
Cancelled	(2,626)	138.20

Outstanding, September 30, 2011	67,869	$24.51

Options exercisable at September 30, 2011	49,219	$31.27

At September 30, 2011, there was $1,859,079 of total unrecognized compensation cost related to non-vested option grants and stock awards that is expected to be recognized over a weighted-average period of 7.43 years. The intrinsic value of options outstanding and exercisable at September 30, 2011 was not significant.

There were no stock options issued in the three and nine months ended September 30, 2011 and for the three months ended September 30, 2010. The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of its common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant. For estimating the expected term of share-based grants made in the periods ended September 30, 2010, the Company has adopted the simplified method. The Company has used historical data to estimate expected employee behaviors related to option exercises and forfeitures and included these expected forfeitures as a part of the estimate of expense as of the grant date.

With respect to both grants of options and awards of restricted stock, the risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

On January 3, 2011, the Company awarded 8,000 shares of restricted stock to its board directors. These restricted shares will vest over a one-year period. In addition, on January 28, 2011, the Company awarded 8,000 shares of stock to members of its Scientific Advisory Board for services performed. The Company determined the fair value of the awards to be the fair value of the Company’s common stock on the date of issuance less the value paid for the award.

On March 30, 2011, the Company awarded 200,000 shares of restricted stock to two of its senior executives. These restricted shares have a purchase price of $0.01 per share and the shares originally were to vest, and no longer be subject to the Company’s right of repurchase, over a 10-year period. The awards had provisions such that the vesting of the awards would accelerate upon a change of control and that would oblige the Company, in accordance with the executives’ employment agreements, to pay the executives a tax gross-up on excise taxes that may be triggered by the accelerated vesting. On July 4, 2011, the Company entered into amended and restated restricted stock agreements, amending the restricted stock agreements of March 30, 2011, to remove the tax gross-up provisions, and to recast the vesting period such that upon the closing of the merger, each executive would vest in that number of shares that could be vested without causing excise taxes under Sec. 4999 of the Internal Revenue Code to be imposed on the executive, and any remaining shares would vest in substantially equal annual installments over a 3-year period, on each anniversary of the closing of the merger, so long as the executive continues to be employed by the Company on each such date. If the executive’s employment is terminated by the Company without cause, due to his resignation for good reason, or as the result of his death or disability, the vesting of the shares shall be accelerated. The amended and restated agreements of July 4 would take effect, and thus supersede the March 30 agreements, if and only if the merger should be effected. If the merger should not be effected, then the March 30 agreements would continue in force. On August 11, 2011, the executives and the Company again amended and restated the agreements, subject to and effective upon the closing of the merger, to provide that the number of shares that would vest upon the closing of the merger out of the 100,000 shares that were subject to each agreement would further be limited to avoid the loss in any material respect of a deduction under Section 162(m) of the Internal Revenue Code.

In addition, the Company awarded 10,000 shares of restricted stock to a third executive. These restricted shares have a purchase price of $0.01 per share and the shares will vest, and no longer be subject to the Company’s right of repurchase, over a five-year period. The Company determined the fair value of the awards to be the fair value of the Company’s common stock on the date of issuance less the value paid for the award.

On April 4, 2011 and June 2, 2011, the Company awarded 39,000 shares of restricted stock to various employees of the Company. These restricted shares have a purchase price of $0.01 per share and the shares will vest, and no longer be subject to the Company’s right of repurchase, over a five-year period. The Company determined the fair value of the awards to be the fair value of the Company’s common stock on the date of issuance less the value paid for the award.

On May 17, 2011 and June 30, 2011, the Company awarded 5,432 and 3,408 shares of common stock, respectively, for payment of board fees earned for the first and second quarters of 2011. The Company determined the fair value of the awards to be the fair value of the Company’s common stock on the date of issuance less the value paid for the award.

The Company’s board of directors has approved, subject to stockholder approval, amendments to the 2005 Equity Compensation Plan and Outside Director Plan, in connection with the merger transaction described in Note 2, Proposed Merger. The amendments increase the number of shares of the Company’s common stock reserved for issuance under the plans to 3,000,000 shares and 120,000 shares, respectively, and make certain other changes to the plans.

Compensation expense for the three months ended September 30, 2011 included $33,077 from stock and stock options grants and $59,234 from restricted stock awards. Compensation expense for the three months ended September 30, 2010 included $91,240 from stock options grants and $54,081 from restricted stock awards.

Compensation expense for the nine months ended September 30, 2011 included $94,597 from stock and stock options grants and $137,277 from restricted stock awards. Compensation expense for the nine months ended September 30, 2010 included $276,309 from stock options grants and $162,244 from restricted stock awards.

Compensation expense is presented as part of the operating results in selling, general and administrative expenses. For stock granted to consultants, an additional selling, general and administrative expense in the amount of $0 and $46,000 was recognized during the three and nine months ended September 30, 2011, respectively. For stock options granted to consultants an additional selling, general and administrative expense in the amount of $9,624 and $92,908 was recognized during the three and nine months ended September 30, 2010, respectively.

Note 14

Business Segments and Geographic Data:

Effective January 1, 2010, the Company reorganized its business into four operating units to better align its organization based upon the Company’s management structure, products and services offered, markets served and types of customers. The Physician Domestic segment derives its primary revenues from XTRAC procedures performed by dermatologists, the sales of XTRAC laser sales, and the sales of skincare and LED products in the United States. The Physician International segment, in comparison, generates revenues from the sale of equipment, skincare and LED products to dermatologists outside the United States through a network of distributors. The Other Channels segment derives revenues by selling skincare and LED products to indoor tanning and spa markets and to on-line and television retail consumer markets for home use on both a domestic and an international basis. The Surgical Products segment generates revenues by selling laser products and disposables to hospitals and surgery centers on both a domestic and an international basis. Management reviews financial information presented on an operating segment basis for the purposes of making certain operating decisions and assessing financial performance.

Unallocated operating expenses include costs that are not specific to a particular segment but are general to the group; included are expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Unallocated assets include cash, prepaid expenses and deposits. Goodwill of $12,793,455, $4,037,934 and $2,737,811 has been allocated to the Physician Domestic, Physician International and Other Channels segments, respectively, based upon the fair value of the reporting segments as of September 30, 2011 and December 31, 2010. (See Note 5, Goodwill and Other Intangible Assets).

The Company revised its results of operations for its business segments for the three and nine months ended September 30, 2010 to reflect a reclass between the Physician International and Surgical Products costs of revenues. The correction had no effect on the Company’s previously reported net loss, consolidated balance sheet, or net cash flows, and is not considered material to any previously reported consolidated financial statements.

The following tables reflect results of operations from our business segments for the periods indicated below:

Three Months Ended September 30, 2011 (unaudited)

	PHYSICIAN DOMESTIC	PHYSICIAN INTERN’L	OTHER CHANNELS	SURGICAL PRODUCTS	TOTAL
Revenues	$5,354,292	$1,482,133	$634,905	$660,112	$8,131,442
Costs of revenues	2,470,848	886,085	355,391	339,097	4,051,421

Gross profit	2,883,444	596,048	279,514	321,015	4,080,021

Gross profit %	53.9%	40.2%	44.0%	48.6%	50.2%

Allocated operating expenses:
Selling, general and administrative	2,709,562	101,677	184,495	16,028	3,011,762
Engineering and product development	201,944	104,680	42,501	61,551	410,676

Unallocated operating expenses	—	—	—	—	2,846,547

	2,911,506	206,357	226,996	77,579	6,268,985

Income (loss) from operations	(28,062)	389,691	52,518	243,436	(2,188,964)
Interest expense, net	—	—	—	—	(960,960)
Change in fair value of warrant	—	—	—	—	(131,262)

Net (loss) income	$(28,062)	$389,691	$52,518	$243,436	$(3,281,186)

Three Months Ended September 30, 2010 (unaudited)

	PHYSICIAN DOMESTIC	PHYSICIAN INTERN’L	OTHER CHANNELS	SURGICAL PRODUCTS	TOTAL
Revenues	$5,171,196	$2,715,582	$524,830	$1,173,440	$9,585,048
Costs of revenues	2,577,683	2,118,701	315,237	618,784	5,630,405

Gross profit	2,593,513	596,881	209,593	554,656	3,954,643

Gross profit %	50.1%	22.0%	40.0%	47.3%	41.3%

Allocated operating expenses:
Selling, general and administrative	2,657,812	195,894	149,957	71,776	3,075,439
Engineering and product development	96,487	80,641	64,131	30,754	272,013

Unallocated operating expenses	—	—	—	—	1,543,739

	2,754,299	276,535	214,088	102,530	4,891,191

Income (loss) from operations	(160,786)	320,346	(4,495)	452,126	(936,548)
Interest expense, net	—	—	—	—	(863,713)
Change in fair value of warrants	—	—	—	—	(34,839)

Net (loss) income	$(160,786)	$320,346	$(4,495)	$452,126	$(1,835,100)

Nine Months Ended September 30, 2011 (unaudited)

	PHYSICIAN DOMESTIC	PHYSICIAN INTERN’L	OTHER CHANNELS	SURGICAL PRODUCTS	TOTAL
Revenues	$15,642,260	$5,030,490	$1,900,628	$2,186,342	$24,759,720
Costs of revenues	7,383,398	3,091,002	1,022,040	1,249,688	12,746,128

Gross profit	8,258,862	1,939,488	878,588	936,654	12,013,592

Gross profit %	52.8%	36.6%	46.2%	42.8%	48.5%

Allocated operating expenses:
Selling, general and administrative	8,525,727	364,177	641,274	65,129	9,596,307
Engineering and product development	652,161	343,379	133,009	181,780	1,310,329

Unallocated operating expenses	—	—	—	—	7,261,632

	9,177,888	707,556	774,283	246,909	18,168,268

Income (loss) from operations	(919,026)	1,231,932	104,305	689,745	(6,154,676)
Interest expense, net	—	—	—	—	(2,739,116)
Change in fair value of warrant	—	—	—	—	(1,441,672)

Net (loss) income	$(919,026)	$1,231,932	$104,305	$689,745	$(10,335,464)

Nine Months Ended September 30, 2010 (unaudited)

	PHYSICIAN DOMESTIC	PHYSICIAN INTERN’L	OTHER CHANNELS	SURGICAL PRODUCTS	TOTAL
Revenues	$14,415,407	$5,142,357	$1,943,717	$2,781,532	$24,283,013
Costs of revenues	7,080,523	3,626,337	1,108,468	1,494,683	13,310,011

Gross profit	7,334,884	1,516,020	835,249	1,286,849	10,973,002

Gross profit %	50.9%	29.5%	43.0%	46.3%	45.2%

Allocated operating expenses:
Selling, general and administrative	8,035,983	734,184	479,037	142,886	9,392,090
Engineering and product development	319,424	244,019	232,652	95,007	891,102

Unallocated operating expenses	—	—	—	—	5,065,773

	8,355,407	978,203	711,689	237,893	15,348,965

Income (loss) from operations	(1,020,523)	537,817	123,560	1,048,956	(4,375,963)
Interest expense, net	—	—	—	—	(2,402,557)
Change in fair value of warrants	—	—	—	—	(132,795)

Net (loss) income	$(1,020,523)	$537,817	$123,560	$1,048,956	$(6,911,315)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets:
Total assets for reportable segments	$43,682,340	$44,986,796
Other unallocated assets	3,346,164	4,508,922

Consolidated total	$47,028,504	$49,495,718

For the three and nine months ended September 30, 2011 and 2010 there were no material net revenues attributed to any individual foreign country. Net revenues by geographic area were, as follows:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2011	2010	2011	2010
Domestic	$6,517,701	$6,869,853	$19,155,485	$19,143,687
Foreign	1,613,741	2,715,195	5,604,235	5,139,326

	$8,131,442	$9,585,048	$24,759,720	$24,283,013

The Company discusses segmental details in its Management Discussion and Analysis found elsewhere in this Quarterly Report on Form 10-Q.

Note 15

Significant Customer Concentration:

For the three months ended September 30, 2011, revenues to the Company’s international master distributor (GlobalMed Technologies) were $1,047,049, or 12.9%, of total revenues for such period. For the nine months ended September 30, 2011, revenues to the Company’s international master distributor (GlobalMed Technologies) were $3,764,488, or 15.2%, of total revenues for such period. At September 30, 2011, the accounts receivable balance from GlobalMed Technologies was $398,207, or 12.2%, of total net accounts receivable. For the three months ended September 30, 2010, revenues to the Company’s international master distributor (GlobalMed Technologies) were $978,606, or 10.2%, of total revenues for such period. For the nine months ended September 30, 2010, revenues to the Company’s international master distributor (GlobalMed Technologies) were $2,628,862, or 10.8%, of total revenues for such period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

PhotoMedex, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of PhotoMedex, Inc. and Subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PhotoMedex, Inc. and Subsidiaries as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

March 31, 2011

Edison, New Jersey

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

PhotoMedex, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of PhotoMedex, Inc. and Subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PhotoMedex, Inc. and Subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Amper, Politziner & Mattia, LLP

March 23, 2010

Edison, New Jersey

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$3,523,948	$2,116,788
Restricted cash	—	78,000
Accounts receivable, net of allowance for doubtful accounts of $265,000 and $400,000, respectively	3,277,095	3,998,785
Inventories	6,141,179	7,002,850
Prepaid expenses and other current assets	671,192	345,673

Total current assets	13,613,414	13,542,096

Property and equipment, net	6,918,944	9,293,482
Patents and licensed technologies, net	6,813,528	7,751,662
Goodwill, net	19,569,200	19,472,686
Other intangible assets, net	1,688,352	2,020,625
Other assets	892,280	1,087,595

Total assets	$49,495,718	$53,168,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of notes payable	$77,796	$129,696
Current portion of long-term debt	2,867,720	3,179,469
Accounts payable	2,801,568	4,171,707
Accrued compensation and related expenses	1,782,793	1,133,346
Accrued interest payable	699,025	499,200
Other accrued liabilities	1,765,523	1,601,414
Deferred revenues	496,443	612,757

Total current liabilities	10,490,868	11,327,589

Long-term liabilities:
Notes payable, net of current maturities	13,817	46,477
Long-term debt, net of current maturities	29,933	760,783
Convertible debt	19,344,136	17,369,943
Warrants related to convertible debt	938,623	741,525

Total liabilities	30,817,377	30,246,317

Commitment and contingencies

Stockholders’ Equity:
Common Stock, $.01 par value, 35,000,000 shares authorized; 2,843,749 and 2,238,157 shares issued and outstanding	28,437	22,382
Additional paid-in capital	143,106,355	138,639,143
Accumulated deficit	(124,564,120)	(115,840,931)
Cumulative translation adjustment	107,669	101,235
Total stockholders’ equity	18,678,341	22,921,829

Total liabilities and stockholders’ equity	$49,495,718	$53,168,146

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2010	2009	2008
Revenues:
Product sales	$25,191,017	$22,452,724	$26,144,084
Services	9,610,518	10,235,360	8,626,208

	34,801,535	32,688,084	34,770,292

Cost of revenues:
Product cost of revenues	13,024,156	11,675,233	11,968,222
Services cost of revenues	5,695,746	5,750,733	5,027,095

	18,719,902	17,425,966	16,995,317

Gross profit	16,081,633	15,262,118	17,774,975

Operating expenses:
Selling, general and administrative	19,995,463	23,083,278	26,797,107
Engineering and product development	1,343,356	1,137,725	1,073,215

	21,338,819	24,221,003	27,870,322
Operating loss from continuing operations	(5,257,186)	(8,958,885)	(10,095,347)

Other income (loss):
Interest expense, net	(3,268,905)	(2,370,676)	(1,032,597)
Change in fair value of warrants (see Note 1)	(197,098)	808,786	—

Loss from continuing operations	(8,723,189)	(10,520,775)	(11,127,944)

Discontinued operations:
Income from discontinued operations, net of tax	—	—	285,712
Loss on sale of discontinued operations	—	—	(448,675)

Net loss	($8,723,189)	($10,520,775)	($11,290,907)

Basic and diluted net loss per share (Note 1):
Continuing operations	($3.37)	($6.42)	($7.41)
Discontinued operations	(0.00)	(0.00)	(0.11)

Basic and diluted net loss per share	($3.37)	($6.42)	($7.52)

Shares used in computing basic and diluted net loss per share (Note 1)	2,589,519	1,640,006	1,500,767

The accompanying notes are an integral part of these consolidated financial statements

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital(1)	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares(1)	Amount(1)
BALANCE, JANUARY 1, 2008	1,500,767	$15,008	$133,547,671	$(94,029,249)	$—	$39,533,430
Stock options issued to consultants for services	—	—	92,501	—	—	92,501
Share-based compensation expense related to employee options	—	—	888,546	—	—	888,546
Share-based compensation related to restricted stock	—	—	414,491	—	—	414,491
Issuance of warrants for draws under line of credit	—	—	44,366	—	—	44,366
Net loss	—	—	—	(11,290,907)	—	(11,290,907)

BALANCE, DECEMBER 31, 2008	1,500,767	15,008	134,987,575	(105,320,156)	—	29,682,427
Stock options issued to consultants for services	—	—	54,181	—		54,181
Share-based compensation expense related to employee options	—	—	552,608	—	—	552,608
Share-based compensation related to restricted stock	—	—	655,237	—	—	655,237
Round up for fractional shares due to the reverse stock split	96	1	(1)	—	—	—
Sale of stock net of expenses	732,627	7,326	2,824,146	—	—	2,831,472
Registration costs	—	—	(434,836)	—	—	(434,836)
Issuance of restricted stock	4,667	47	233	—	—	280
Change in cumulative translation adjustment	—	—	—	—	101,235	101,235
Net loss	—	—	—	(10,520,775)	—	(10,520,775)

BALANCE, DECEMBER 31, 2009	2,238,157	22,382	138,639,143	(115,840,931)	—	22,921,829
Stock options issued to consultants for services	—	—	102,532	—		102,532
Share-based compensation expense related to employee options	—	—	375,772	—	—	375,772
Share-based compensation related to restricted stock	—	—	206,128	—	—	206,128
Round up for fractional shares due to the reverse stock split	480	4	(4)	—	—	—
Issuance of common stock in connection with a public offering	534,000	5,340	3,198,660	—	—	3,204,000
Registration costs in connection with a public offering	—	—	(743,166)	—	—	(743,166)
Registrations costs	—	—	(10,987)	—	—	(10,987)
Issuance of stock in connection with an option exchange program	22,063	221	288,490	—	—	288,711
Issuance of stock in connection with payment of board director fees	49,049	490	280,033	—	—	280,523
Issuance of warrants related to debt financing	—	—	769,754	—	—	769,754
Change in cumulative translation adjustment	—	—	—	—	6,434	6,434
Net loss	—	—	—	(8,723,189)	—	(8,723,189)

BALANCE, DECEMBER 31, 2010	2,843,749	$28,437	$143,106,355	$(124,564,120)	$107,669	$18,678,341

(1)	Adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009 and to reflect the reverse stock split of 1-for-6 effective February 3, 2010.

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2010	2009	2008
Cash Flows From Operating Activities:
Net loss	$(8,723,189)	$(10,520,775)	$(11,290,907)
Adjustments to reconcile net loss to net cash used in operating activities-continuing operations:
Depreciation and amortization	4,369,841	4,610,265	4,172,436
Loss on sale of discontinued operations	—	—	448,675
Impairment on intangibles and other long-lived assets	—	—	934,611
Loss on disposal of property and equipment	2,306	904	4,658
Provision for doubtful accounts	118,892	93,741	137,766
Stock options issued to consultants for services	102,532	54,181	92,501
Stock-based compensation	581,900	1,207,845	1,303,037
Change in estimated fair value of warrant liability (See Note 1)	197,098	(808,786)	—
Changes in operating assets and liabilities, net of effects from discontinued operations:
Accounts receivable	588,565	2,172,169	238,166
Inventories	733,138	1,995,795	(63,946)
Prepaid expenses and other assets	890,131	524,123	932,306
Accounts payable	(1,362,685)	(1,968,726)	1,569,815
Accrued compensation and related expenses	649,417	(389,713)	(93,889)
Other accrued liabilities	168,477	317,798	190,058
Interest accrued on convertible debt	1,906,101	1,219,200	—
Deferred revenues	(116,314)	(762,267)	130,643

Net cash provided by (used in) operating activities-continuing operations	106,210	(2,254,246)	(1,294,070)
Net cash provided by operating activities-discontinued operations	—	—	584,838

Net cash provided by (used in) operating activities	106,210	(2,254,246)	(709,232)

Cash Flows From Investing Activities:
Purchases of property and equipment	(112,619)	(137,434)	(261,822)
Lasers placed into service	(1,194,995)	(3,391,637)	(6,438,362)
Lasers removed from service	772,800	1,450,827	1,349,225
Proceeds from disposition of discontinued operations	—	—	3,149,736
Deferred costs on proposed acquisition	—	—	(564,930)
Acquisition costs, net of cash received	(96,514)	(12,578,022)	—

Net cash used in investing activities-continuing operations	(631,328)	(14,656,266)	(2,766,153)
Net cash used in investing activities-discontinued operations	—	—	(68,462)

Net cash used in investing activities	(631,328)	(14,656,266)	(2,834,615)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock, net	3,773,234	2,831,472	—
Proceeds from issuance of restricted common stock	—	280	—
Registration costs	(754,153)	(434,836)	—
Payments on long-term debt other than line of credit	(493,627)	(415,902)	(107,376)
Payments on notes payable	—	—	(911,350)
Proceeds from term debt	2,500,000	—	—
Advances on line of credit	—	—	3,580,933
Repayments on line of credit	(3,198,954)	(4,717,381)	(5,236,056)
Decrease in restricted cash and cash equivalents	78,000	—	39,000
Proceeds from convertible debt	—	18,000,000	—

Net cash provided by (used in) financing activities-continuing operations	1,904,500	15,263,633	(2,634,849)
Net cash provided by financing activities-discontinued operations	—	—	—

Net cash provided by (used in) financing activities	1,904,500	15,263,633	(2,634,849)

Effect of exchange rate changes on cash	27,778	105,060	—
Net increase (decrease) in cash and cash equivalents	1,407,160	(1,541,819)	(6,178,696)

Cash and cash equivalents, beginning of year	2,116,788	3,658,607	9,837,303

Cash and cash equivalents, end of year	$3,523,948	$2,116,788	$3,658,607

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1

The Company and Summary of Significant Accounting Policies:

The Company:

Background

PhotoMedex, Inc. (and its subsidiaries) (the “Company”) is a Global Skin Health Solutions™ company that provides disease management and aesthetic solutions through innovative laser systems, light-based devices and science-based skincare products. Through its relationships with dermatologists and plastic surgeons, the Company’s products address multiple skin diseases and skin condition including psoriasis, vitiligo, acne and sun damage. The Company’s experience in addressing these diseases and conditions in the physician market has allowed it to expand its products and services to provide skin health solutions to certain non-physician markets.

The Company’s current strategic focus is built upon four key components—leveraging its sales force through training focused on superior skin health expertise and incremental product offerings, expanded international capabilities, the development of alternate channels for its varied product lines and a renewed commitment to innovation of its technologies.

The Company concentrates its strategic efforts primarily in the physician market both domestically and internationally. Supporting those efforts management has initiated a renewed commitment to innovation, whereby the Company looks to maximize the application of its technologies and utilize the significant scientific resources available to it in each of its product areas. In the U.S. the Company markets and sells its products through a direct sales organization capable of addressing each product area with specific expertise. The Company’s focus on enhanced training of the sales organization has created the ability to drive sales and to support its customer base with a leaner and more cost-effective sales force since the strategy change in 2009. And, finally the Company looks to leverage our experience and substantial product advancements in the physician market into non-physician based markets, or alternate channels, that may benefit from those technological advancements.

Based upon this strategic focus, effective January 1, 2010, management has updated the segments that the Company now currently operates. There are now four distinct business units, or segments (as described in Note 14): three in Dermatology—Physician Domestic, Physician International, and Other Channels; and one in Surgical,—Surgical Products. The segments are distinguished by the Company’s management structure and the markets or customers served.

The Physician Domestic segment generates revenues by selling XTRAC treatments and lasers, skincare and LED products and Metvixia®, a Galderma Laboratories, L. P. drug, which the Company’s sales representatives promote and sell to domestic physicians. Collaborations with Galderma ended in December 2010. The Physician International segment generates revenues by selling dermatology equipment and skincare and LED products to international physicians through distributors. The Other Channels segment generates revenues by selling skincare and LED products to indoor tanning and spa markets and on-line and television retail consumer markets for home use. The Surgical Products segment generates revenues by selling laser and non-laser products including disposables to hospitals and surgery centers both domestically and internationally.

The Company’s Board of Directors approved a 1-for-6 reverse stock split of the Company’s common stock, which became effective upon receiving stockholder approval on February 3, 2010. As a result of the reverse stock split, every six shares of common stock were combined and reclassified into one share of common stock and the total number of shares outstanding was reduced from approximately 13.5 million shares to approximately 2.2 million shares for all periods presented. With stockholder approval rendered on October 28, 2010, the Company changed its charter state of organization from Delaware to Nevada on December 30, 2010.

Liquidity

As of December 31, 2010, the Company had an accumulated deficit of $124,564,120. To date, the Company has dedicated most of its financial resources to research and development, sales and marketing, and general and administrative expenses.

Cash and cash equivalents as of December 31, 2010 were $3,523,948. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities and borrowings under lines of credit.

Based on its resources available at December 31, 2010, including the public offering of its securities described below, coupled with the substantial reduction in the use of cash in the last year, the Company believes that it can fund operations through and beyond the first quarter of 2012. However, given the uncertainty in the general economic conditions and its impact on the Company’s industry, and in light of the Company’s historical operating losses and negative cash flows, there is no assurance that the Company will not require additional funds in order to continue as a going concern beyond the first quarter of 2012.

Beginning in August 2009, the Company restructured its operations and redirected its efforts in a manner that management expects will continue to improve results of operations. As part of such redirected efforts, management continues comprehensive efforts to minimize the Company’s operational costs and capital expenditures and continues to implement the strategies that were developed to increase ongoing revenue streams.

On October 22, 2009, the Company closed a private placement of its common shares with several accredited investors, which yielded gross proceeds of approximately $2.7 million and which improved the available cash. On November 10, 2009, the Company issued to an affiliate of one of the accredited investors participating in the October 22, 2009 private placement an additional 230,000 shares at a price of $0.65 per share, which yielded additional gross proceeds of $149,500 in the placement. Although this financing, together with the Company’s other resources and arrangements with creditors, satisfied its immediate liquidity constraints at such time, the Company continued to explore additional opportunities to secure capital which might be used to continue to develop new business opportunities and be used to fund operations, if necessary.

On March 19, 2010, the Company entered into a Term Loan and Security Agreement with Clutterbuck Funds LLC (“Clutterbuck Funds”), a registered investment advisor located in Cleveland, Ohio. The Company received net proceeds of $2,373,000 in the transaction. The secured term note has a principal amount of $2.5 million (the “Term Note”), which accrues interest at a rate of 12% per annum. The Term Note requires the Company to make monthly payments of interest only. The principal matures on September 19, 2011 and may be prepaid without penalty at any time. The note is secured by XTRAC lasers that the Company has consigned to physician customers and that are not otherwise pledged to CIT Healthcare LLC and Life Sciences Capital LLC (collectively, “CIT”) pursuant to the outstanding term notes with such lenders. In connection with the issuance of the Term Note to Clutterbuck Funds, the Company issued Clutterbuck Funds a warrant to purchase 102,180 shares of the Company’s common stock for an initial exercise price of $7.34. The warrant is exercisable at any time on or prior to the fifth anniversary of its issue date. Pursuant to the terms of the warrant, the exercise price is subject to a one-time downward adjustment if the Company makes certain issuances of its equity securities at a price per share less than $7.34 during the 36-month period following the issuance of the warrant. As a result of the public offering of our common stock on May 7, 2010, the exercise price of the warrant was reduced to $6.00 and the number of shares that could be obtained by exercise was increased to 125,000.

In order to consummate the bridge financing with Clutterbuck Funds, it was necessary to secure the consent of the holder of the Company’s Convertible Notes (the “Investor”). See Note 11, Convertible Debt . As of March 19, 2010, the outstanding principal and accrued interest under the Convertible Notes was $19,546,676. In order to obtain the Investor’s consent, the Company agreed to the following modifications to the Convertible Notes:

•

The Company combined the aggregate outstanding obligations under the Convertible Notes into two convertible notes. Each note matures on February 27, 2014 and is identical to the original form of convertible note except as noted below;

•

The larger note, the Series B-2 Note, has a principal amount of $16,746,270. This note remains subject to the same down-round anti-dilution adjustment to the conversion price which was in the unmodified notes. The interest rate of this note was increased from 8% to 10%. The incremental 2% increase in the interest rate may be paid in cash, or, pursuant to the vote of our stockholders at the Annual Meeting of Stockholders on October 28, 2010, may be paid in convertible PIK notes;

•

The smaller note, the Series B-1 Note, has a principal amount of $2,800,406. The conversion price of this note was reduced to $11.26 and the down-round anti-dilution adjustment to the conversion price was removed. The interest rate of this note was increased from 8% to 10%. The full amount of the accrued interest remains payable in cash or convertible PIK notes;

•

The collateral securing the Convertible Notes was expanded by adding a first-priority lien against all of the Company’s assets other than the assets pledged with first-priority liens to CIT and to Clutterbuck Funds. When assets are released from the lien of CIT, such assets will become subject to the first-priority lien of Clutterbuck Funds and a second-priority lien of the Investor. Finally, when assets are released from the lien of Clutterbuck Funds, such assets will become subject to the first-priority lien of the Investor; and

•	Three of the Company’s subsidiaries (ProCyte Corporation, Photo Therapeutics, Inc. and SLT Technology, Inc.) have guaranteed the Company’s obligations under the modified Convertible Notes.

On May 7, 2010, the Company closed on a public offering of its common shares. The Company sold 534,000 shares of its common stock at an offering price of $6.00 per share. The sale resulted in net proceeds to the Company of approximately $2.4 million. The net proceeds will be used for general working capital purposes and potentially for pay-down of outstanding debt. The underwriters are also entitled to warrants to purchase, in aggregate, 25,000 shares of the Company’s common stock at $7.50 per share.

As of December 31, 2010, the Convertible Debt was $20,426,276. The Company paid interest due on September 1, 2010 with additional convertible notes amounting to $728,884 (for the Series B-1 interest at 10% $126,018 and for the Series B-2 interest at 8% $602,866) and through an escrow of cash paid provisionally in lieu of an additional convertible note for the 2% incremental interest on the Series B-2 Convertible Note. Given that the stockholders approved the issuance of convertible notes for this incremental interest, the escrowed cash was returned to the Company on November 1, 2010 and a convertible note for $150,716 was issued to the Investor, effective September 1, 2010.

On March 28, 2011, Clutterbuck Funds agreed to extend the maturity date of its loan with the Company, of which the principal of $2.5 million was to be paid at maturity. Previously, the loan matured on September 19, 2011; it will now mature on December 1, 2012. Starting in August 2011, we will begin monthly installments of principal such that the final payment at maturity will be $75,000. To induce the modifications to the terms of its loan, we have issued to Clutterbuck Funds a second warrant which has been modeled after the first warrant issued on March 19, 2010 but which will be to purchase 109,650 shares of our common stock at an exercise price of $5.70 per share. The collateral securing the first-position security interest of Clutterbuck Funds and the second-position security interest of the holder of our convertible notes will remain in place.

Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The former subsidiaries of Photo Therapeutics Group Ltd. have been included in the financial statements from February 27, 2009, the closing date of the acquisition.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events or changes in prevailing economic conditions occur, as more experience is acquired, or as additional information is obtained.

Fair Value Measurements

The Company measures fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

•	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3—unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The Company’s recurring fair value measurements at December 31, 2010 and December 31, 2009 are as follows:

	Fair Value as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative financial instruments (Note 12)	$938,623	$—	$—	$938,623

	Fair Value as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative financial instruments (Note 12)	$741,525	$—	$—	$741,525

The fair value of cash and cash equivalents is based on its demand value, which is equal to its carrying value. The fair values of notes payable and long-term debt are based on borrowing rates that are available to the Company for loans with similar terms, collateral and maturity. The estimated fair values of notes payable and long-term debt approximate the carrying values. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments. The carrying amount of derivative instruments is marked to fair value. See Note 12, Warrants, for additional discussion.

Derivative Financial Instruments

The Company recognizes all derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges. As a result, certain warrants are now accounted for as derivatives. See Note 12, Warrants, for additional discussion.

Cash and Cash Equivalents and Restricted Cash

The Company invests its excess cash in highly liquid short-term investments. The Company considers short-term investments that are purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted of cash and money market accounts at December 31, 2010 and 2009. Cash that is pledged to secure obligations is disclosed separately as restricted cash. The Company maintains its cash and cash equivalents in accounts in one bank, the balances of which at times may exceed federally insured limits. Deposits at the institution are insured by the Federal Deposit Insurance Corporation up to $250,000 through December 31, 2010. As of December 31, 2010, the Company had uninsured cash balances of approximately $2,982,000 on deposit with the bank. The bank is participating in the FDIC’s Transaction Account Guarantee Program, whereby all non-interest bearing checking accounts (including accounts with interest rates less than 0.50%) were fully guaranteed by the FDIC for the entire amount through December 31, 2010.

Accounts Receivable

The majority of the Company’s accounts receivables are due from distributors (domestic and international), hospitals, universities and physicians and other entities in the medical field. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are most often due within 30 to 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not recognize interest accruing on accounts receivable past due.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost is determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. Throughout the laser manufacturing process, the related production costs are recorded within inventory. Work-in-process is immaterial, given the typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials.

The Company’s skin disorder treatment equipment will either (i) be placed in a physician’s office and remain the property of the Company or (ii) be sold to distributors or physicians directly. The cost to build a laser, whether for sale or for placement, is accumulated in inventory. When a laser is placed in a physician’s office, the cost is transferred from inventory to “lasers-in-service” within property and equipment. At times, units are shipped to distributors, but revenue is not recognized until all of the Criteria (as defined below under Revenue Recognition) for revenue recognition have been met, and until that time, the unit is carried on the books of the Company as inventory. Revenue is not recognized from these distributors until payment is either assured or paid in full. Until this time, the cost of these shipments continues to be recorded as finished goods inventory.

Reserves for slow moving and obsolete inventories are provided based on historical experience and product demand. Management evaluates the adequacy of these reserves periodically based on forecasted sales and market trend.

Property, Equipment and Depreciation

Property and equipment are recorded at cost. Excimer lasers-in-service were depreciated on a straight-line basis over the estimated useful life of five years. For other property and equipment, depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, automobiles, and machinery and equipment. Leasehold improvements are amortized over the lesser of the useful lives or lease terms. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. Upon retirement or disposition, the applicable property amounts are deducted from the accounts and any gain or loss is recorded in the consolidated statements of operations. Useful lives are determined based upon an estimate of either physical or economic obsolescence or both.

Laser units and laser accessories located at medical facilities for sales evaluation and demonstration purposes or those units/accessories used for development and medical training are included in property and equipment under the caption “machinery and equipment”. These units and accessories are being depreciated over a period of up to five years.

Management evaluates the realizability of property and equipment based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to the net realizable value. As of December 31, 2010, no such write-down was required (see Impairment of Long-Lived Assets below).

Patent Costs and Licensed Technologies

Costs incurred to obtain or defend patents and licensed technologies are capitalized and amortized over the shorter of the remaining estimated useful lives or eight to 12 years. Developed technology was also recorded in connection with the acquisition of ProCyte in March 2005 and is being amortized on a straight-line basis over seven years.

Significant patent costs were recorded in connection with the acquisition of Photo Therapeutics in February 2009 and are being amortized on a straight-line basis over ten years. Other licenses, including the Stern and Mount Sinai licenses, are capitalized and amortized over the estimated useful lives of 10 years. (See Note 5, Patent and Licensed Technologies).

Management evaluates the recoverability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2010, no such write-down was required. (See Impairment of Long-Lived Assets and Intangibles).

Other Intangible Assets

Other intangible assets were recorded in connection with the acquisition of ProCyte in March 2005. With the exception of the Neutrogena intangible, which has been written down to zero, the assets are being amortized on a straight-line basis over 5 to 10 years. In addition, other intangible assets were recorded in connection with the acquisition of Photo Therapeutics in February 2009. These assets are being amortized on a straight-line basis over 10 years. (See Note 2, Acquisition).

Management evaluates the recoverability of such other intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2010 no such write-down was required. (See Impairment of Long-Lived Assets and Intangibles).

Goodwill

Goodwill consists of the excess of cost over the fair value of net assets of businesses acquired. Management evaluates the recoverability of such goodwill by testing for impairment, at least annually. The first step of the impairment test requires that the Company assess the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent the carrying amount of a reporting unit exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform a second, more detailed assessment. The second step in an assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. There has been no impairment of goodwill recorded through December 31, 2010.

Foreign currency translation

Assets and liabilities of foreign subsidiaries, whose functional currencies are the local currency, are translated from their respective functional currencies to U.S. dollars at the balance sheet date exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. Foreign exchange gains and losses resulting from translation of account balances are included in income or loss in the year in which they occur. The adjustment resulting from translating the financial statements of such foreign subsidiaries into U.S. dollars is reflected as a separate component of stockholders’ equity.

Accrued Warranty Costs

The Company offers a warranty on product sales generally for a one to two-year period. In the case of domestic sales of XTRAC lasers, however, the Company has offered longer warranty periods, ranging from three to four years, in order to meet competition or meet customer demands. The Company provides for the estimated future warranty claims on the date the product is sold. Total accrued warranty is included in other accrued liabilities on the balance sheet. The activity in the warranty accrual during the years ended December 31, 2010 and 2009 is summarized as follows:

	December 31,
	2010	2009
Accrual at beginning of year	$773,628	$442,527
Additions due to PTL acquisition	—	227,334
Additions charged to warranty expense	703,512	369,081
Expiring warranties	(204,739)	(53,149)
Claims satisfied	(271,165)	(212,165)

Accrual at end of year	$1,001,236	$773,628

Revenue Recognition

The Company has two distribution channels for its phototherapy treatment equipment. The Company either (i) sells its lasers through a distributor or directly to a physician or (ii) places its lasers in a physician’s office (at no charge to the physician) and generally charges the physician a fee for an agreed upon number of treatments. In some cases, the Company and the customer stipulate to a quarterly or other periodic target of procedures to be performed, and accordingly revenue is recognized ratably over the period. When the Company sells an XTRAC laser to a distributor or directly to a foreign or domestic physician, revenue is recognized when the following four criteria have been met: (i) the product has been shipped and the Company has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is probable (the “Criteria”). At times, units are shipped, but revenue is not recognized, until all of the Criteria have been met and, until that time, the unit is carried on the books of the Company as inventory.

The Company ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. Among the factors the Company takes into account when determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criterion are recognized when invoiced amounts are fully paid or fully assured.

Under the terms of the Company’s distributor agreements, distributors do not have a unilateral right to return any unit that they have purchased. However, the Company does allow products to be returned by its distributors for product defects or other claims.

When the Company places a laser in a physician’s office, it generally recognizes service revenue based on the number of patient treatments performed, or purchased under a periodic commitment, by the physician. Treatments to be performed through random laser-access codes that are sold to physicians free of a periodic commitment, but not yet used, are deferred and recognized as a liability until the physician performs the treatment. Unused treatments remain an obligation of the Company because the treatments can only be performed on Company-owned equipment. Once the treatments are delivered to a patient, this obligation has been satisfied.

The Company defers substantially all sales of treatment codes ordered by and delivered to its customers within the last two weeks of the period in determining the amount of procedures performed by its physician-customers. Management believes this approach closely approximates the actual amount of unused treatments that existed at the end of a period. As of December 31, 2010 and 2009, the Company deferred $229,099 and $303,868, respectively, under this approach. The Company generates revenues from its Skin Care business primarily through product sales for skin health, hair care and wound care. The Company recognizes revenues on its products and copper peptide compound when they are shipped, net of returns and allowances. The Company ships the products FOB shipping point.

The Company generates revenues from its Photo Therapeutics business primarily from two channels. The first is through product sales of LEDs and skincare products. The second is through milestone payments and potential royalty payments from a licensing agreement. The Company recognizes revenues from the product sales, including sales to distributors and other customers, when the Criteria have been met. The Company recognizes the milestone payments when the milestones have been achieved and potential royalty revenues as they are earned from the licensee.

The Company generates revenues from its Surgical Products business primarily from product sales of laser systems, related maintenance service agreements, recurring laser delivery systems and laser accessories. Domestic sales generally are direct to the end-user, though the Company has some sales to or through a small number of domestic distributors; foreign sales are to distributors. The Company recognizes revenues from surgical laser and other product sales, including sales to distributors and other customers, when the Criteria have been met.

Revenue from maintenance service agreements is deferred and recognized on a straight-line basis over the term of the agreements. Revenue from billable services, including repair activity, is recognized when the service is provided.

Product Development Costs

Costs of research, new product development and product redesign are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC Topic 740”) . ASC Topic 740 prescribes that the use of the liability method be used for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Net Loss Per Share

The Company computes net loss per share by dividing net loss available to common stockholders by the weighted average of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution from the conversion or exercise into common stock of securities such as stock options and warrants.

In these consolidated financial statements, diluted net loss per share from continuing operations is the same as basic net loss per share. Thus, no additional shares for the potential dilution from the conversion of the Convertible Notes, or from exercise of warrants related to the Convertible Notes or from other warrants or from the exercise of options into common stock are treated as outstanding in the calculation of diluted net loss per share, since the result would be anti-dilutive. Common stock options and warrants of 593,984; 482,142 and 224,854 as of December 31, 2010, 2009 and 2008, respectively, were excluded from the calculation of fully diluted earnings per share from continuing operations since their inclusion would have been anti-dilutive. Share amounts shown on the consolidated balance sheets and share amounts and basic and diluted net loss per share amounts shown on the consolidated statements of operations have been adjusted to reflect the reverse stock split of 1-for-6 effective February 3, 2010, excluding the rounding up of fractional shares. Share amounts shown on the consolidated balance sheet as of December 31, 2008 have also been adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, excluding the rounding up of fractional shares. For the years ended December 31, 2008, there was income from discontinued operations, but basic net income per share and diluted net income per share from discontinued operations for these periods were immaterial.

Comprehensive Income (Loss)

Comprehensive income (loss) is a more inclusive financial reporting method that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Comprehensive income (loss) is defined as net income and other changes in shareholders’ investment from transactions and events other than with shareholders. Total comprehensive income (loss) is as follows:

	Year Ended December 31,
	2010	2009	2008
Net loss	$(8,723,189)	$(10,520,775)	$(11,290,907)
Change in cumulative translation adjustment	107,669	101,235	—

Comprehensive loss	$(8,615,520)	$(10,419,540)	$(11,290,907)

Impairment of Long-Lived Assets and Intangibles

Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. If the carrying amount of an asset exceeds the fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as discontinued operations are presented separately in the appropriate asset and liability sections of the balance sheet. As of December 31, 2010, no such impairment exists.

Share-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, share- based payment. Under the fair value recognition provision, of this statement, share-based compensations cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.

Supplemental Cash Flow Information

During the year ended December 31, 2010, the Company paid interest payable on the convertible notes with an issuance of additional convertible debt amounting to $826,676. The Company also issued a warrant to purchase 125,000 shares of common stock related to the Term Note held by Clutterbuck Funds and which is valued at $769,754, and which offsets the carrying value of the Term Note. The Company financed certain insurance policies during the period through notes payable for $401,168.

During the year ended December 31, 2009, the Company issued warrants to an investor that manages an investment fund (the “Investor”) in conjunction with a private placement of convertible debt which funded the Company’s purchase of the PTL business. These warrants were initially valued at $1,550,311, are carried as a liability and result in a discount from the face of the convertible debt. The Company paid the first installment of interest payable on the convertible debt with an issuance of an additional convertible note in the amount of $720,000. The Company financed certain insurance policies during the period through notes payable for $485,860.

During the year ended December 31, 2008, the Company financed certain insurance policies through notes payable for $635,243 and issued warrants to a term-note credit facility which are valued at $44,366, and which offset the carrying value of debt.

For the years ended December 31, 2010, 2009 and 2008, the Company paid interest of $534,177, $675,389 and $990,420, respectively. Income taxes paid in the years ended December 31, 2009, 2008 and 2007 were immaterial.

Accounting Standards Update

In January 2010, the FASB issued an update to ASC 820-10, Measuring Liabilities at Fair Values (“ASC Topic 820-10”). The update to ASC Topic 820-10 requires disclosure of significant transfers in and out of Level 1 and Level 2 measurements and the reasons for the transfers, and a gross presentation of activity within the Level 3 rollforward, presenting separately information about purchases, sales issuances and settlements. The update to ASC Topic 820-10was adopted by the Company in 2010, except for the gross presentation of the Level 3 rollforward which will be adopted by the Company in fiscal year 2011. The Company is currently evaluating the impact of the update to ASC Topic 820-10, but does not expect the adoption to have a material impact on its financial position, results of operations, and cash flows.

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles (“ASC Topic 105”), In October 2009, the FASB issued ASU 2009-13 which supersedes certain guidance in ASC 605-25, “Revenue Recognition—Multiple Element Arrangements.” This topic amends current guidance for the allocation of arrangement consideration at the inception of an arrangement to all of its deliverables, to allow an entity to use relative selling prices when vendor-specific objective evidence of fair value or third party evidence does not exist. This topic is effective for annual reporting periods beginning after June 15, 2010. The Company is currently evaluating the impact that this topic will have on its consolidated financial statements.

Note 2

Acquisition:

Photo Therapeutics Transaction:

On February 27, 2009, the Company completed the acquisition of the subsidiaries of Photo Therapeutics Group Ltd. The subsidiaries are Photo Therapeutics Ltd. (based in the United Kingdom) and Photo Therapeutics, Inc. (based in California) and are collectively referred to herein as “Photo Therapeutics” or “PTL.” Photo Therapeutics is a developer and provider of non-laser light aesthetic devices for the treatment of a range of clinical and non-clinical dermatological conditions.

The Company paid an aggregate purchase price of $13 million in the Photo Therapeutics acquisition. The fair value of the assets acquired and liabilities assumed were based on management estimates and values derived from an outside independent appraisal. Based on the purchase price allocation, the following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$421,978
Accounts receivable	843,007
Inventories	1,883,469
Prepaid expenses and other current assets	187,232
Property and equipment	80,462
Patents and licensed technologies	7,400,000
Other intangible assets	1,500,000

Total assets acquired at fair value	12,316,148

Accounts payable	(936,099)
Accrued compensation and related expenses	(35,906)
Other accrued liabilities	(419,186)
Deferred revenues	(576,349)
Total liabilities assumed	(1,967,540)

Net assets acquired	$10,348,608

The purchase price exceeded the fair value of the net assets acquired by $2,651,392, which was recorded as goodwill. Acquisition costs amounting to $1,532,798 and incurred through December 31, 2008 were expensed as of December 31, 2008; acquisition costs amounting to $432,353 and incurred in 2009 were expensed as of February 27, 2009. Acquisition costs accruing after February 27, 2009 were immaterial and expensed. Based on its analyses, as of June 30, 2009 the Company determined that no earn-out would be due to Photo Therapeutics Group Ltd., and that no working capital adjustment would be made to the aggregate purchase price of $13 million. The Company made no claims for indemnification out of the $1 million set aside in escrow on February 27, 2009. The escrow was released on September 8, 2010.

The accompanying consolidated financial statements do not include any revenues or expenses related to the PTL business on or prior to February 27, 2009, the closing date of the acquisition. The Company’s unaudited pro-forma results for the years ended December 31, 2009 and 2008 are summarized in the following table, assuming the acquisition had occurred on January 1, 2008:

	Year Ended December 31,
	2009	2008
Net revenues	$33,515,493	$42,861,963
Net loss	$(11,233,919)	$(13,270,587)
Basic and diluted loss per share	$(6.85)	$(8.84)
Shares used in calculating basic and diluted loss per share	1,640,006	1,500,767

These unaudited pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the acquisition occurred on January 1, 2008, nor to be indicative of future results of operations.

Discontinued Operations:

Surgical Services was a fee-based procedures business using mobile surgical laser equipment operated by Company technicians at hospitals and surgery centers in the United States. On August 1, 2008, the Company entered into a definitive agreement to sell specific assets of the business including accounts receivable, inventory and equipment, for $3,500,000, subject to certain closing adjustments. Such closing adjustments resulted in net proceeds to the Company of $3,149,737. The transaction closed on August 8, 2008. No income tax benefit was recognized by the Company from the loss on the sale of discontinued operations.

The accompanying consolidated financial statements reflect the operating results of the discontinued operations separately from continuing operations. The Company recognized a loss of $448,675 on the sale of the discontinued operations in the year ended December 31, 2008, representing the difference between the adjusted net purchase price and the carrying value of the assets being sold.

Revenues from Surgical Services, reported as discontinued operations, for the year ended December 31, 2008 were $4,398,047. Income from Surgical Services, reported as discontinued operations, for the year ended December 31, 2008 were $285,712. No income tax provision was recognized by the Company against income from Surgical Services over the comparable year.

Note 3

Inventories:

Set forth below is a detailed listing of inventories.

	December 31,
	2010	2009
Raw materials and work-in-process	$4,114,505	$4,082,593
Finished goods	2,026,674	2,920,257

Total inventories	$6,141,179	$7,002,850

Work-in-process is immaterial given the typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials. There are no finished goods as of December 31, 2010 and 2009 for laser systems shipped to distributors, but not recognized as revenue until all the Criteria of revenue recognition have been met. At times, units are shipped but revenue is not recognized until all of the Criteria are met, and until that time, the unit is carried on the books of the Company as inventory. The Company ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist on FOB destination. Among the factors the Company takes into account in determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. Shipments to the distributors that do not fully satisfy the collection criterion are recognized when invoiced amounts are fully paid. As of December 31, 2010 and 2009, the Company carried reserves against its inventories of $1,734,161 and $2,388,262, respectively.

Note 4

Property and Equipment:

Set forth below is a detailed listing of property and equipment.

	December 31,
	2010	2009
Lasers-in-service	$14,061,390	$16,436,529
Computer hardware and software	376,393	368,668
Furniture and fixtures	744,991	683,573
Machinery and equipment	835,780	845,856
Leasehold improvements	339,423	262,395

	16,357,977	18,597,021
Accumulated depreciation and amortization	(9,439,033)	(9,303,539)

Total property and equipment, net	$6,918,944	$9,293,482

Related depreciation and amortization expense was $3,080,413 in 2010, $3,204,431 in 2009 and $2,977,506 in 2008. At December 31, 2010 and 2009, net property and equipment included $47,776 and $0, respectively, of assets recorded under capitalized lease arrangements, of which $49,225 and $0 was included in long-term debt at December 31, 2010 and 2009, respectively (See Note 10).

Note 5

Patents and Licensed Technologies:

Set forth below is a detailed listing of patents and licensed technologies.

	December 31,
	2010	2009
Patents, owned and licensed, at gross costs of $8,033,409 and $8,019,351 net of accumulated amortization of $1,816,979 and $1,025,400, respectively	$6,216,430	$6,993,951
Other licensed and developed technologies, at gross costs of $2,337,326 and $2,332,364, net of accumulated amortization of $1,740,228 and $1,574,653 respectively	597,098	757,711

Total patents and licensed technologies, net	$6,813,528	$7,751,662

Related amortization expense was $957,154, $830,833 and $264,930 for the years ended December 31, 2010, 2009 and 2008, respectively. Included in Patents is $7,400,000 in patents, patents pending and related know-how acquired in the Photo Therapeutics transaction. Included in other licensed and developed technologies is $200,000 for cost of developed technologies acquired from ProCyte.

On March 31, 2006, the Mount Sinai School of Medicine of New York University granted the Company an exclusive license, effective April 1, 2006, to use Mount Sinai’s patented methodology for utilization of ultraviolet laser light for the treatment of vitiligo. The licensed patent is US Patent No. 6,979,327, Treatment of Vitiligo. It was issued December 27, 2005, and the inventor is James M. Spencer, MD, a member of the Company’s Scientific Advisory Board. The license is carried on the Company’s books at $55,954 and $61,369, net at December 31, 2010 and 2009, respectively. Amortization of this intangible is on a straight-line basis over 10 years, which began in April 2006. The Company is also obligated to pay Mount Sinai a royalty on a combined base of domestic sales of XTRAC treatment codes used for psoriasis as well as for vitiligo. In the first four years of the license, however, Mount Sinai may elect to be paid royalties on an alternate base, comprised simply of treatments for vitiligo, but at a higher royalty rate than the rate applicable to the combined base. The right to elect the alternate base for royalties has now expired. This technology is for the laser treatment of vitiligo and is included in other licensed and developed technologies.

Estimated amortization expense for amortizable intangible assets for the next five years is $919,000 in 2011, $895,000 in 2012, $885,000 in 2013, $883,000 in 2014, $752,000 in 2015 and $2,479,000 thereafter.

Note 6

Goodwill and Other Intangible Assets:

As discussed in Note 18, the Company reorganized its business into four operating units which resulted in a change in reportable segments effective January 1, 2010. Goodwill has been reallocated among the new reportable segments as of December 31, 2010 and consisted of the following:

December 31, 2010
Physician Domestic segment	$12,793,455
Physician International segment	4,037,934
Other Channels segment	2,737,811
Surgical Products segment	—

Total goodwill	$19,569,200

The Company has no accumulated impairment losses as of December 31, 2010 and 2009.

Set forth below is a detailed listing of other intangible assets, which were acquired from ProCyte and Photo Therapeutics and which were initially recorded at their appraised fair values:

	December 31,
	2010	2009
Customer Relationships, at gross cost of $2,200,000 net of accumulated amortization of $1,791,667 and $1,669,398, respectively.	$408,333	$530,602
Tradename, at gross cost of $2,100,000 net of accumulated amortization of $819,981 and $609,977, respectively.	1,280,019	1,490,023

	$1,688,352	$2,020,625

Related amortization expense was $332,273, $575,000 and $930,000 for the years ended December 31, 2010, 2009 and 2008. Estimated amortization expense for amortizable intangible assets for the next five years is $260,000 in 2011, $260,000 in 2012, $260,000 in 2013, $260,000 in 2014, $173,000 in 2015 and $475,000 thereafter. Customer Relationships embody the value to the Company of relationships that ProCyte and Photo Therapeutics had formed with their customers, as well as the value of a non-compete covenant agreed to by Photo Therapeutics Group Ltd. Tradename includes the name of “ProCyte” and various other trademarks associated with ProCyte products (e.g. “Neova”). It also includes the various trademarks associated with Photo Therapeutics products (e.g. “Omnilux” and “Lumiere”).

Note 7

Accrued Compensation and related expenses:

Set forth below is a detailed listing of accrued compensation and related expenses:

	December 31,
	2010	2009
Accrued payroll and related taxes	$392,994	$260,280
Accrued vacation	146,495	129,026
Accrued commissions and bonus	1,021,798	341,685
Accrued severance	221,506	402,355

Total accrued compensation and related expense	$1,782,793	$1,133,346

The Board of Directors elected to terminate, without cause, the employment of Jeffrey F. O’Donnell, the Company’s Chief Executive Officer, effective July 31, 2009. Under Mr. O’Donnell’s Employment Agreement, dated October 30, 2007, he was therefore entitled to: (i) severance equal to his base salary, including FICA taxes, from August 1, 2009 to July 31, 2010, amounting to $379,450; (ii) continuation of health benefits over the same twelve-month period, amounting to $11,579 and (iii) payment to him of an amount equal to the premiums necessary to maintain his life and disability insurance over the same twelve-month period, amounting to $8,818. These amounts were recorded as accrued severance for the year ended December 31, 2009.

In addition, Mr. O’Donnell was also entitled to the immediate vesting of 16,097 options and 15,000 shares of restricted stock that had been awarded to him and that were unvested as of July 31, 2009, amounting to compensation of $588,126. This accelerated vesting was recorded as additional paid-in capital for the year ended December 31, 2009. The options that were so vested expired between March 1, 2010 and July 31, 2010.

Note 8

Other Accrued Liabilities:

Set forth below is a detailed listing of other accrued liabilities.

	December 31,
	2010	2009
Accrued professional and consulting fees	$203,445	$552,990
Accrued warranty	1,001,236	773,627
Accrued excise taxes and other expenses	391,671	274,797
Accrued sales return—CVS/pharmacy	169,171	—

Total other accrued liabilities	$1,765,523	$1,601,414

CVS/pharmacy informed the Company that it intended to return, and be refunded for, its entire unsold inventory of products that it purchased from PTL in 2008. The revenues from the original sales were included deferred revenues in previous quarters and were not recognized into revenue by the Company. Most of the unsold inventory was returned to us in 2010, but is in unsaleable condition.

Note 9

Notes Payable:

Set forth below is a detailed listing of notes payable. The stated interest rate approximates the effective cost of funds from the notes.

	December 31,
	2010	2009
Note payable—unsecured creditor, interest at 5.43%, payable in monthly principal and interest installments of $49,803 through February 2010.	$—	$98,934
Note payable—unsecured creditor, interest at 6%, payable in monthly principal and interest installments of $2,880 through June 2012.	46,477	77,239
Note payable—unsecured creditor, interest at 3.78%, payable in monthly principal and interest installments of $45,278 through January 2011.	45,136	—
	91,613	176,173
Less: current maturities	(77,796)	(129,696)

Notes payable, net of current maturities	$13,817	$46,477

Aggregate maturities of the notes payable as of December 31, 2010 are $77,796 in 2011 and $13,817 in 2012.

Note 10

Long-term Debt:

In the following table is a summary of the Company’s long-term debt.

	December 31,
	2010	2009
Term note, net of unamortized debt discount of $427,433	$2,072,567	$—
Total borrowings on term note credit facility, net of unamortized debt discount of $3,482 and $33,744 respectively	775,861	3,940,252
Capital lease obligations	49,225	—
Less: current portion	(2,867,720)	(3,179,469)

Total long-term debt	$29,933	$760,783

Term Note

On March 19, 2010, the Company entered a Term Loan and Security Agreement with Clutterbuck Funds. The Company received net proceeds of $2,373,000 in the transaction. The secured Term Note has a principal amount of $2.5 million, which accrues interest at a rate of 12% per annum. The Term Note requires the Company to make monthly payments of interest only. The principal matures on September 19, 2011 and may be prepaid without penalty at any time. The note is secured by XTRAC lasers that the Company has consigned to physician customers and that are not otherwise pledged to CIT Healthcare LLC and Life Sciences Capital LLC pursuant to the outstanding term notes with such lenders.

In connection with the issuance of the Term Note to Clutterbuck Funds, the Company issued Clutterbuck Funds a warrant to purchase 102,180 shares of the Company’s common stock for an initial exercise price of $7.34. The warrant is exercisable at any time on or prior to the fifth anniversary of its issue date. Pursuant to the terms of the warrant, the exercise price is subject to a one-time downward adjustment if the Company makes certain issuances of its equity securities at a price per share less than $7.34 during the 36-month period following the issuance of the warrant. As a result of the public offering on May 7, 2010, the number of shares which may be purchased under the warrant increased to 125,000 shares, and the exercise price of the warrant was reduced, in accordance with the one-time adjustment, to $6.00 per share. The warrants are treated as a discount to the debt and are accreted under the effective interest method over the repayment term of 18 months. The Company has accounted for these warrants as equity instruments since there is no option for cash or net-cash settlement when the warrants are exercised and since they are indexed to the Company’s common stock. The Company computed the value of the warrants using the Black-Scholes method. The key assumptions used to value the warrants are as follows:

March 2010
Number of shares underlying warrants	102,180
Exercise price	$7.34
Fair value of warrants	$769,754
Volatility	87.68%
Risk-free interest rate	2.48%
Expected dividend yield	0%
Expected warrant life	5 years

On March 28, 2011, Clutterbuck Funds agreed to extend the maturity date of its loan of to the Company, of which the principal of $2.5 million was to be paid at maturity. Previously, the loan matured on September 19, 2011; it will now mature on December 1, 2012. Starting in August 2011, the Company will begin monthly installments of principal such that the final payment at maturity will be $75,000. To induce the modifications to the terms of its loan, the Company has issued to Clutterbuck Funds a second warrant which has been modeled after the first warrant issued on March 19, 2010 but which will be to purchase 109,650 shares of our common stock at an exercise price of $5.70 per share. The collateral securing the first-position security interest of Clutterbuck Funds and the second-position security interest of the holder of our convertible notes will remain in place.

Term-Note Credit Facility

In December 2007, the Company entered into a term-note facility with CIT Healthcare LLC and Life Sciences Capital LLC, as equal participants (collectively, “CIT”), for which CIT Healthcare acts as the agent. The facility originally had a maximum principal amount of $12 million and was for a term of one year. The stated interest rate for any draw under the credit facility was set as 675 basis points above the three-year Treasury rate. CIT levied no points on a draw. Each draw was secured by specific XTRAC laser systems consigned under usage agreements with physician-customers. On September 30, 2008, the Company and CIT amended the credit facility to increase the amount the Company could draw on the credit facility by $1,927,534. The interest rate for draws against this amount was set at 850 basis points above the LIBOR rate two days prior to the draw. Each draw was to be secured by certain XTRAC laser systems consigned under usage agreements with physician-customers and the stream of payments generated from such lasers. Each draw has a repayment period of three years.

In connection with the amendment to the CIT facility, the Company issued warrants to purchase an additional 192,753 shares to CIT Healthcare in September 2008 (which became 27,536 shares as adjusted to reflect the 1-for-7 reverse stock split effective January 26, 2009; and which now stands at 4,589 shares as further adjusted to reflect the 1-for-6 reverse stock split effective February 3, 2010). The warrants are treated as a discount to the debt and are accreted under the effective interest method over the repayment term of 36 months. The Company has accounted for these warrants as equity instruments since there is no option for cash or net-cash settlement when the warrants are exercised and there is no down-round price protection provision. The Company computed the value of the warrants using the Black-Scholes method.

Capital Leases

The obligation under capital lease is at a fixed interest rate and is collateralized by the related property and equipment (see Note 4, Property and Equipment).

The following table summarizes the future minimum payments that the Company expects to make for long-term debt and capital lease obligations:

2011	$3,576,455
2012	24,575
2013	8,192

Total minimum payments	3,609,222

Less: interest	(280,654)
Less: unamortized warrant discount	(430,915)

Present value of total minimum obligations	$2,897,653

Note 11

Convertible Debt:

In the following table is a summary of the Company’s convertible debt.

	December 31, 2010	December 31, 2009
Total borrowings, net of discounts and costs	$19,344,136	$17,369,943
Less: current portion	—	—

Total convertible debt	$19,344,136	$17,369,943

The February 27, 2009 acquisition of Photo Therapeutics was funded simultaneously through a convertible debt investment of $18 million from the Investor. This convertible note transaction financed the $13 million purchase price of the acquisition, and a further $5 million in working capital at the closing of the acquisition. Under the terms of the investment, the Investor was obligated to invest up to an additional $7 million in convertible debt in the Company in the event that certain earn-out consideration would be payable under the terms of the Photo Therapeutics acquisition; however, based on its analyses, the Company determined that no earn-out payment was due. The intended use of the $5 million working capital provided was for payment of approximately $3 million in expenditures associated with the transaction, with the balance to be used for general corporate purposes.

At the closing of the convertible debt financing, and in exchange for the Investor’s payment to the Company of the $18 million purchase price, the Company: (i) issued to the Investor (A) a convertible note in the principal amount of $18 million (the “Original Convertible Note”), and (B) a warrant to purchase 174,367 shares of the Company’s common stock as adjusted to reflect the 1-for-6 reverse stock split effective February 3, 2010; and (ii) paid a transaction fee of $210,000 in cash. The conversion price of the Original Convertible Note and the exercise price of the warrant were each $30.96 per share as adjusted to reflect the 1-for-6 reverse stock split effective February 3, 2010.

The Original Convertible Note was due on February 27, 2014 with interest payments semi-annually at 8%, due on September 1 and March 1 of each year. The interest can be paid by the issuance of additional convertible notes. The effective interest rate on the Original Convertible Note is 11.64%, which takes into account paid interest as well as accreted interest under an effective interest method from the warrants and loan origination costs. The warrants that were issued give rise to a discount to the debt. This discount, as well as loan origination costs and the transaction fee paid to the Investor, are accreted as interest expense under the effective interest method over the repayment term of 60 months. On March 1, 2010 and September 1, 2009, the Company satisfied interest payments of $748,800 and $720,000, respectively, by issuance of additional convertible notes (the “Additional Convertible Notes” and collectively with the Original Convertible Notes, the “Convertible Notes”). These notes have the same interest rate, convertible price per share and maturity date as the Original Convertible Note. No warrant was issued with the Additional Convertible Notes.

The Convertible Notes, as well as the warrant to purchase common stock of the Company, contain down-round provisions such that the number of underlying shares, and the corresponding price per share, change if the Company issues stock below the stated conversion and exercise price of the notes and warrant. In conjunction with the October 2009 private placement of the Company’s common stock, the convertible notes and the warrant were adjusted by contract using a weighted-average formula to have a conversion price and an exercise price of $22.11 per share for 846,735 and 244,251 shares, respectively as adjusted to reflect the 1-for-6 reverse stock split effective February 3, 2010.

In order to consummate the bridge financing with a term note (see Note 10, Term Note), it was necessary to secure the consent of the Investor. As of March 19, 2010, the outstanding principal and accrued interest under the Convertible Notes was $19,546,676. In order to obtain the Investor’s consent, the Company agreed to the following modifications to the Convertible Notes:

•

The Company combined the aggregate outstanding obligations under the Convertible Notes into two convertible notes. Each note matures on February 27, 2014 and is identical to the original form of convertible note except as noted below;

•

The larger note has a principal amount of $16,746,270. This note remains subject to the same down-round anti-dilution adjustment to the conversion price which was in the unmodified notes. The interest rate of this note was increased from 8% to 10%. The incremental 2% increase in the interest rate may be paid in cash, or, pursuant to the vote of our stockholders at the Annual Meeting of Stockholders on October 28, 2010, may be paid in convertible PIK notes;

•

The smaller note has a principal amount of $2,800,406. The conversion price of this note was reduced to $11.26 and the down-round anti-dilution adjustment to the conversion price was removed. The interest rate of this note was increased from 8% to 10%. The full amount of the accrued interest remains payable in cash or convertible PIK notes;

•

The collateral securing the Convertible Note was expanded by adding a first-priority lien against all of the Company’s assets other than the assets pledged with first-priority liens to CIT Healthcare and to Clutterbuck Funds. When assets are released from the lien of CIT Healthcare, such assets will become subject to the first-priority lien of Clutterbuck Funds and a second-priority lien of the Holder. Finally, when assets are released from the lien of Clutterbuck Funds, such assets will become subject to the first-priority lien of the Holder; and

•	Three of the Company’s subsidiaries (ProCyte Corporation, Photo Therapeutics, Inc. and SLT Technology, Inc.) have guaranteed the Company’s obligations under the Convertible Notes.

In conjunction with this, the conversion price of the larger convertible note and the exercise price of the warrants were adjusted by contract using a weighted-average formula specified in the convertible note to have a conversion price and exercise price of $21.47 per share for 780,025 and 251,528, respectively.

In conjunction with the May 7, 2010 public offering of the Company’s common stock, the larger convertible note and the warrant were adjusted by contract using a weighted-average formula as specified in the convertible note to have conversion prices and exercise price of $18.39 per share for 910,533 and 293,611 shares, respectively. No change was made to the smaller note, as it has no down-round provision.

Interest at 10% due under the smaller, Series B-1 Convertible Note was paid on September 1, 2010 in the form of an additional convertible note in the amount of $126,018. Interest due at 10% interest under the larger, Series B-2 Convertible Note on September 1, 2010 was $753,582. The interest that accrued at 8% was paid in the form of an Additional Convertible Note in the amount of $602,866; the interest accruing at 2% (the incremental difference between 10% and 8%) was provisionally paid in restricted cash but has now been paid by an Additional Convertible Note effective September 1, 2010, in the amount of $150,716. This resulted from an extension granted by the Investor to allow for the stockholders to approve payment of such incremental interest in the form of convertible PIK notes. The stockholders approved such form of payment on October 28, 2010. Accordingly, the Investor authorized the return to the Company of cash which had been escrowed to secure the Investor for interest accruing in September and October and which had been recorded as restricted cash.

As of December 31, 2010, the total amount due under the convertible notes outstanding was $20,426,276 and the two notes are convertible into an aggregate of 1,211,437 shares of the Company’s common stock.

Interest at 10% due under the Series B-1 Convertible Note and Series B-2 Convertible Note, and their related Additional Convertible Notes was paid on March 1, 2011 in the form of additional convertible notes of $146,321 and $874,993, respectively.

Note 12

Warrants:

Some of the Company’s warrants have provisions that protect holders from a decline in the issue price of its common stock (or “down-round” provisions) or that contain net settlement provisions. The Company accounts for these warrants as liabilities instead of equity. Down-round provisions reduce the exercise or conversion price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise or conversion price of those instruments or issues new warrants or convertible instruments that have a lower exercise or conversion price. Net settlement provisions allow the holder of the warrant to surrender shares underlying the warrant equal to the exercise price as payment of its exercise price, instead of physically exercising the warrant by paying cash. The Company evaluated whether warrants to acquire its common stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option.

The warrants issued to the Investor, in conjunction with the $18 million Original Convertible Note (see Note 11, Convertible Debt), contain a down-round provision. The Company concluded that the triggering event of the down-round provision was not based on an input to the fair value of “fixed-for-fixed” option and therefore is not considered indexed to the Company’s stock. Since the warrant contains a net settlement provision, and it is not indexed to the Company’s stock, it is accounted for as a liability.

The Company recognizes these warrants as a liability equal to their fair value on each reporting date. The Company measured the fair value of these warrants as of December 31, 2010, and recorded other expense of $197,098 resulting from the increase of the liability associated with the fair value of the warrants for the year. The Company measured the fair value of these warrants for the year ended December 31, 2009, and recorded other income of $808,786 resulting from the decrease of the liability associated with the fair value of the warrants for the year ended December 31, 2009, respectively. See Note 1, Fair Value Measurements. The Company computed the value of the warrants using the Black-Scholes method. The following are the key assumptions used to value the warrants as of the dates indicated (as adjusted to reflect the 1-for-6 reverse stock split effective February 3, 2010):

	December 31, 2010	December 31, 2009	February 27, 2009
Number of shares underlying warrants	293,610	244,251	174,367
Exercise price	$18.39	$22.108	$30.96
Fair value of warrants	$938,623	$741,525	$1,550,311
Volatility	83.04%	79.23%	87.89%
Risk-free interest rate	2.71%	3.39%	2.69%
Expected dividend yield	0%	0%	0%
Expected warrant life	6.17 years	7.17 years	8 years

The Company’s recurring fair value measurements at December 31, 2010 related only to the warrants issued to the Investor, and had a fair value of $938,623. The inputs used in measuring the fair value of these warrants are of Level 3, significant unobservable inputs.

No other warrants issued by the Company contain both down-round provisions and net settlement provisions.

Recurring Level 3 Activity and Reconciliation

The table below provides a reconciliation of the beginning and ending balances for the liability measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses for the twelve months for all financial liabilities categorized as Level 3 as of December 31, 2010 and 2009.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

Warrant liability:
Balance as of January 1, 2009	$0
Initial measurement of warrants	1,550,311
Decrease in fair value of warrants	(808,786)
Balance as of December 31, 2009	741,525
Increase in fair value of warrants	$197,098

Balance as of December 31, 2010	$938,623

Note 13

Commitments and Contingencies:

Leases

The Company has entered into various non-cancelable lease agreements for real property, and one minor operating lease for personal property. These arrangements expire at various dates through 2012. Rent expense was $656,296, $748,715 and $601,947 for the years ended December 31, 2010, 2009 and 2008, respectively. The future annual minimum payments under these leases are as follows:

Year Ending December 31,
2011	$363,311
2012	92,933
Thereafter	—
Total	$456,244

Litigation

Ra Medical

The Company has been involved in a number of disputes with Ra Medical Systems, Inc. and Dean Irwin, one of the Company’s former employees and now an officer of Ra Medical Systems (collectively, here “Ra Medical”). In January 2004, the Company brought an action against Ra Medical for falsely advertising that it had clearance from the Food and Drug Administration, and for falsely claiming in March 2003 that its laser would be available for purchase in August 2003 and for falsely claiming that Irwin was the sole inventor of the XTRAC laser system. In November 2004, Ra Medical brought a malicious prosecution action against the Company, which was subsequently settled in May 2007. In June 2006, Ra Medical brought an action against the Company for unfair competition. In that action, the Company brought counterclaims under Federal and State law addressing such issues as misappropriation, unfair competition and unfair advertising. In October 2008, Ra Medical brought a second malicious prosecution action against the Company and its outside counsel, alleging that the action the Company brought in January 2004 against Ra Medical was initiated and maintained with malice. Ra Medical withdrew the complaint without prejudice in July 2010.

In the action which the Company brought against Ra Medical in January 2004, the Ninth Circuit Court of Appeals ruled, in April 2010, in the Company’s favor on two counts, and has reversed the summary judgments on those counts and remanded them back to the U.S. District Court for the Southern District of California. The Company is preparing for trial, which is scheduled for June 2011.

In the action brought by Ra Medical in June 2006 in the District Court for the Southern District Court of California, all of the Company’s counterclaims against Ra Medical which the trial court had dismissed were reinstated by the Ninth Circuit Court of Appeals and remanded to the trial court. Among such counterclaims are one for misappropriation of the Company’s XTRAC technology and another for interference in the contracts the Company has with its customers. The Company has brought a motion to dismiss Ra Medical’s single claim against the Company for unfair competition under the California Business and Professions Code on the grounds that Ra Medical fails to meet the standing and evidentiary requirements of that Code. The parties await the decision of the Court. The Company expects that the case will soon move into active discovery phase. Trial has been targeted for first quarter 2012.

St. Paul Fire and Marine Insurance Company

In January 2009, the Company brought a second coverage action against St. Paul in the U.S. District Court for the Eastern District of Pennsylvania in which the Company argued that the policy provided coverage for the new malicious prosecution claim asserted by Ra Medical, and the court granted the Company’s motion for summary judgment on the issue of whether the policy covers malicious prosecution claims. Accordingly, the only issue before the U.S. District Court for the Southern District of California, where St. Paul had brought a declaratory judgment action, is whether St. Paul has been released from any further coverage arising out of a claim by Ra Medical for malicious prosecution. The parties have filed cross-motions for summary judgment on the issue of the effect of the release.

Dermatologist’s action against Ra Medical and PhotoMedex

On or about October 14, 2009, a dermatologist brought an action against Ra Medical in the Circuit Court of the Sixth Judicial Circuit, Macon County, Illinois, docket no. 09-L-175. The plaintiff has two principal grievances against Ra Medical: (i) that Ra Medical sold the dermatologist one of its Pharos lasers in September 2006, before Ra Medical had the right under FDA regulations to sell the laser in the United States, and (ii) that the laser failed to perform according to its specifications in that it repeatedly failed to deliver the dosage of light demanded by the laser operator for the patient’s treatment, with the result that some patients were under-dosed and showed negligible or no improvement while other patients were over-dosed and their skin blistered. The plaintiff seeks damages from Ra Medical.

The plaintiff joined the Company as co-defendants and seeks a declaratory judgment from the court that when PhotoMedex and the plaintiff had tested the performance of the laser from Ra Medical, they had not acted improperly—as alleged by an attorney for Ra Medical—but within their rights and. The Company has answered the complaint and also lodged against Ra Medical a claim for interference with prospective economic advantage from the plaintiff and from other similarly situated customers of the Company.

Ra Medical has moved that the Court should dismiss the Company’s claim against Ra Medical on various grounds. The Court heard the motion on March 24, 2011. The Court ruled that the Company must amend its counterclaim to exclude injury from any interference by Ra Medical with the Company’s contracts.

Other

The Company is involved in certain other legal actions and claims arising in the ordinary course of business. It believes, based on discussions with legal counsel, that these other litigations and claims will likely be resolved without a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Employment Agreements

The Company has severance agreements with certain key executives and employees that create certain liabilities in the event of their termination of employment without cause, or following a change in control of the Company. The aggregate commitment under these executive severance agreements, should all covered executives and employees be terminated other than for cause, was approximately $1,224,545 as of December 31, 2010, based on 2010 salary levels. Should all covered executives be terminated following a change in control of the Company, the aggregate commitment under these executive severance agreements at December 31, 2010 was approximately $1,555,244, based on 2010 salary levels.

Restricted Securities and Warrants

If an investor participating in the November 2006 private placement exercises a warrant received in the placement, then Cowen & Company is entitled to a 6.5% commission on the gross proceeds to the Company from such exercise. If all such warrants are exercised, then the Company will receive $3,904,000 and will owe Cowen & Company $253,760 in commissions. To date, no such exercises of these warrants have occurred.

Note 14

Stockholders’ Equity:

Common Stock

On December 8, 2010, the Company issued 49,048 unrestricted registered shares of stock in voluntary settlement of $343,333 of fees to the incumbent members of the Board, one former member and the Board’s special medical adviser, which were accrued but unpaid as of September 30, 2010. The shares were issued out of the 2005 Equity Plan.

On December 30, 2010, the Company completed an exchange program of which it tendered unrestricted registered shares of its common stock to those holders of stock options in the Company who were active providing services to the Company and whose options had exercise prices greater than $10 per share. For 23,063 shares of stock, the Company cancelled underwater options to purchase 68,653 shares.

On February 3, 2010, the stockholders voted to increase the number of authorized shares of common stock from 3,571,429 to 35,000,000 shares.

On January 26, 2009, the stockholders voted to increase the number of authorized shares of common stock from 2,380,952 to 3,571,429 shares.

As of December 31, 2010, the Company had issued 14,044 shares of its restricted common stock in connection with the Asset Purchase agreement with Stern Laser Srl, or Stern.

Common Stock Options

In May 2000, the Company also adopted the Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”). In 2010, nonqualified stock options were granted under this plan to the directors: 833 options were granted to directors in place as of January 1, 2010 and 625 to each of Messrs. Sight and Denby, who joined the Board ion May 26, 2010. Starting in 2011, the annual award is 1,000 shares of stock, vesting quarterly. As of December 31, 2010, the Plan was authorized to issue 60,000 shares; 22,730 shares were reserved for outstanding stock options.

In March 2005, the Company assumed four option plans from ProCyte: the 2004 Stock Option Plan, the 1996 Stock Option Plan, the 1991 Restated Stock Option Plan for Non-Employee Directors and the 1989 Restated Stock Option Plan. The plans became inactive on December 28, 2005, and had 0, 4,038, 0 and 0 options outstanding at December 31, 2010, respectively.

On December 28, 2005, the stockholders approved the 2005 Equity Compensation Plan (“2005 Equity Plan”), and as of December 31, 2010, was authorized to issue 650,000 shares, of which 53,472 shares had been issued or were reserved for issuance as awards of shares of common stock, and 43,741 shares were reserved for outstanding options.

In January 2010 and May 2010, the Company issued 4,165and 1,250 options, respectively, to purchase common stock to non-employee directors, in accordance with the terms of the Non-Employee Director Plan.

Also in 2010, the Company granted an aggregate of 10,835 options to purchase common stock to a number of consultants with a strike price equal to the quoted market value of our stock at the date of grant. The options vest immediately and expire ten years from the date of grant.

In January 2009, February 2009 and May 2009, the Company issued 5,000, 833 and 625 options, respectively, to purchase common stock to non-employee directors, in accordance with the terms of the Non-Employee Director Plan.

On June 15, 2009, the Company awarded 4,667 restricted shares of our common stock to two of the Company’s executive officers.

Also, during the course of 2009, the Company granted an aggregate of 34,432 options to purchase common stock to a number of employees and consultants with a strike price equal to the quoted market value of our stock at the date of grant. The options vest over five years and expire ten years from the date of grant.

In January 2008, the Company issued 5,000 options to purchase common stock to non-employee directors, in accordance with the terms of the Non-Employee Director Plan.

Also, during the course of 2008, the Company granted an aggregate of 25,243 options to purchase common stock to a number of employees and consultants with a strike price equal to the quoted market value of our stock at the date of grant. The options vest over five years and expire ten years from the date of grant.

A summary of option transactions for all of the Company’s options during the years ended December 31, 2010, 2009 and 2008:

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2008	145,945	$84.00
Granted	30,243	35.70
Exercised	—	—
Expired/cancelled	(31,044)	78.96

Outstanding at December 31, 2008	145,144	75.36
Granted	41,224	7.44
Exercised	—	—
Expired/cancelled	(28,183)	76.62

Outstanding at December 31, 2009	158,185	57.42
Granted	16,250	7.15
Exercised	—	—
Expired/cancelled	(103,774)	69.15

Outstanding at December 31, 2010	70,661	$28.70

Exercisable at December 31, 2010	45,751	$40.61

As of December 31, 2010, 45,751 options to purchase common stock were vested and exercisable at prices ranging from $5.70 to $236.46 per share. As of December 31, 2009, 101,076 options to purchase common stock were vested and exercisable at prices ranging from $8.88 to $399.00 per share. Options are issued with exercise prices equal to the market price on the date of issue, so the weighted-average exercise price equals the weighted-average fair value price.

The aggregate intrinsic value for options outstanding and exercisable at December 31, 2010 was immaterial.

The weighted average grant date fair value of options was $5.74 and $6.12 for options granted during the years ended December 31, 2010 and 2009, respectively. The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was $0.

The Company uses the Black-Scholes option-pricing model to estimate fair value of grants of stock options with the following weighted average assumptions:

	Year Ended December 31,
	2010	2009	2008
Risk-free interest rate	3.67%	3.46%	3.75%
Volatility	84.31%	88.67%	84.06%
Expected dividend yield	0%	0%	0%
Expected life	8.1 years	8.1 years	8.1 years
Estimated forfeiture rate	13%	27%	10%

The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of its common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant. For estimating the expected term of share-based grants made in the years ended December 31, 2009 and 2008, the Company has adopted the simplified method. The Company has used historical data to estimate expected employee behaviors related to option exercises and forfeitures and included these expected forfeitures as a part of the estimate of expense as of the grant date.

With respect to both grants of options and awards of restricted stock, the risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

On June 15, 2009, the Company awarded 4,667 shares of restricted stock to its senior executives. These restricted shares have a purchase price of $0.06 per share; the shares will vest, and no longer be subject to the Company’s right of repurchase, if the Company achieves positive adjusted net income in the year ended December 31, 2010, where adjusted net income is defined as net income after taxes, excluding income and expense from stock options and warrants. Taking into account the conditions for vesting, the Company determined the fair value of the awards to be the fair value of the Company’s common stock on the date of issuance less the purchase price of the award. The Company does not intend to exercise its right of repurchase.

Compensation expense for the year ended December 31, 2010 included $375,772 from stock options grants and $206,128 from restricted stock awards. Compensation expense for the year ended December 31, 2009 included $552,608 from stock options grants and $655,237 from restricted stock awards. Compensation expense for the year ended December 31, 2008 included $888,546 from stock options grants and $414,491 from restricted stock awards.

Compensation expense is presented as part of the operating results in selling, general and administrative expenses. For stock options granted to consultants an additional selling, general, and administrative expense in the amount of $102,532, $54,181 and $92,501 was recognized during the years ended December 31, 2010, 2009 and 2008, respectively.

At December 31, 2010, there was $220,183 of total unrecognized compensation cost related to non-vested option grants and stock awards that is expected to be recognized over a weighted-average period of 2.68 years.

The outstanding options, including options exercisable at December 31, 2010, have a range of exercise prices and associated weighted remaining contractual life and weighted average exercise price, as follows:

Options Range of Exercise Prices	Outstanding Number of Shares	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted Avg. Exercise Price
$0 – $30.00	49,754	8.65	$6.91	25,058	$7.38
$30.01 – $60.00	5,732	6.37	$44.17	5,559	$44.21
$60.01 – $90.00	8,610	2.91	$72.88	8,593	$72.90
$90.01 – up	6,565	2.97	$122.32	6,541	$122.41

Total	70,661	7.24	$28.70	45,751	$40.61

The outstanding options will expire, as follows:

Year Ending	Number of Shares	Weighted Average Exercise Price	Exercise Price
2011	1,240	$198,32	$72.24 – $236.46
2012	1,546	85.40	$77.70 – $115.50
2013	4,670	73.12	$64.26 – $ 97.44
2014	3,003	96.99	$67.20 – $102.48
2015 and later	60,202	16.89	$ 5.70 – $102.90

	70,661	$28.70	$ 5.70 – $236.46

Common Stock Warrants

In May 2010, the Company issued 25,000 warrants to purchase common stock to Landenberg Thalmann & Co. in connection with the public offering in May 2010. The warrants have an exercise price of $7.50 per share and have five year term expiring May 7, 2015.

In March 2010, the Company issued 102,180 warrants to purchase common stock to Clutterbuck Funds related to the term note of March 19, 2010. The warrants had an initial exercise price of $7.34 per share and have an eight year term expiring March 19, 2018. The warrants have a one-time down-round provision and as of December 31, 2010, the outstanding warrants to Clutterbuck are 125,000, at an exercise price of $6.00.

In February 2009, the Company issued 174,367 warrants to purchase common stock to the Investor related to the convertible debt agreement dated February 27, 2009. The warrants had an initial exercise price of $30.96 per share and had an eight-year term, expiring in February 2017. The warrants have a down-round provision and as of December 31, 2010, the outstanding warrants to the Investor are 293,610 at an exercise price of $18.39.

A summary of warrant transactions for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2008	98,800	$68.88
Issued	4,589	18.48
Exercised	—	—
Expired/cancelled	(23,680)	84.00

Outstanding at December 31, 2008	79,709	61.74
Issued	244,251	22.08
Exercised	—	—
Expired/cancelled	—	—

Outstanding at December 31, 2009	323,960	31.80
Issued(1)	193,363	6.25
Exercised	—	—
Expired/cancelled	—	—

Outstanding at December 31, 2010	523,323	$21.49

(1)	Includes 49,363 additional warrants issued to the Investor related to the down-round provisions.

At December 31, 2010, all outstanding warrants were exercisable at prices ranging from $6.00 to $67.20 per share.

If not previously exercised, the outstanding warrants will expire as follows:

Year Ending December 31,	Number of Warrants	Weighted Average Exercise Price
2011	63,907	$67.20
2012	11,216	47.04
2013	4,589	18.48
2014	—	—
2015 and later	443,611	14.29

	523,323	$21.49

Note 15

Income Taxes:

The Company accounts for income taxes pursuant to FASB ASC Topic 740, Income Taxes (“ASC Topic 740”) . ASC Topic 740 is an asset-and-liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

The Company recorded no provisions in 2009, 2008 and 2007 due to losses incurred. Any other provisions, including accrual adjustments for prior periods, were completely offset by changes in the deferred tax valuation allowance.

Income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2010	2009	2008
Federal, including AMT tax:
Current	$—	$—	$—
Deferred	(262,000)	(2,475,000)	(2,494,000)
State:
Current	—	—	—
Deferred	(199,000)	(5,118,000)	(228,000)

	(461,000)	(7,593,000)	(2,722,000)
Change in valuation allowance	461,000	7,593,000	2,722,000

Income tax expense	$—	$—	$—

A reconciliation of the effective tax rate with the Federal statutory tax rate of 34% follows:

	Year Ended December 31,
	2010	2009	2008
Expected Federal tax benefit at statutory rate	$2,966,000	$3,577,000	$3,839,000
Gross change in valuation allowance	461,000	(7,593,000)	(2,722,000)
Adjustments of temporary differences and net operating loss expirations and limitations	(3,503,000)	3,651,000	(1,313,000)
State income taxes	(199,000)	286,000	228,000
Other, including credit carryforwards	275,000	79,000	(32,000)

Income tax expense	$—	$—	$—

As of December 31, 2010, the Company had approximately $127,800,000 of Federal net operating loss carryforwards in the United States which expire through 2030. Included in the aggregate Federal net operating loss carryforward are approximately $28,663,000 of losses sustained by businesses prior to tax-free acquisistions. As of December 31, 2010, the Company has estimated that only $21,486,000 of such net operating losses, can be realized, based on Federal limitations on the useabililty of such expiring losses. There have been no other changes of ownership identified by management in 2010 that materially limit the Company’s utilization of loss carryforwards. If the Company undergoes a change or ownership in the future, the utilization of the Company’s loss carryforwards may be materially limited. After conversion to U.S. dollars, Photo Therapeutics, Ltd. had approximately $16,019,000 of net operating loss carryforwards, of which $14,950,000 were incurred before the acquisition on February 27, 2009. These losses under British rules have no expiration. As of December 31, 2010, the Company had approximately $60 million of gross State net operating loss carryforwards which expire generally through 2017 to 2030, depending on the particular State’s rules The Company did not make a Section 338 election to treat the purchase of the common stock of Photo Therapeutics, Inc. and Photo Therapeutics, Ltd. as an asset purchase.

In addition, the Company had approximately $1,351,000 of Federal tax credit carryforwards and alternative minimum tax credits of $112,000 as of December 31, 2010. The credit carryforwards have begun, and continue, to expire over the ensuing 20 years. Primarily due to Federal rules applicable to the acquisition of SLT, approximately $310,000 of the credit carryforward is subject to severe utilization constraints and accordingly have been ascribed no value in the deferred tax asset.

Net deductible, or favorable, temporary differences were approximately $27,260,000 at December 31, 2010. Of that amount, $26,023,000 were usable for federal tax purposes in the U.S. and the remaining $1,237,000 were usable for tax purposes in the U.K.

The changes in the deferred tax asset are as follows.

	December 31,
	2010	2009
Beginning balance, gross	$59,431,000	$51,838,000

Net changes due to:
Operating loss carryforwards	2,595,000	5,778,000

Temporary Differences	(3,332,000)	1,736,000

Other, including credit carryforwards	275,000	79,000

Ending balance, gross	58,969,000	59,431,000

Less: valuation allowance	(58,969,000)	(59,431,000)

Ending balance, net	$—	$—

The ending balances of the deferred tax asset have been fully reserved, reflecting the uncertainties as to realizability evidenced by the Company’s historical results and restrictions on the usage of the net operating loss carryforwards.

Deferred tax assets (liabilities) are comprised of the following.

	December 31,
	2010	2009
Loss carryforwards	$47,582,000	$44,986,000
Carryforward and AMT credits	1,153,000	878,000
Accrued employment expenses	551,000	1,452,000
Amortization and write-offs	325,000	2,872,000
Bad debts	99,000	141,000
Deferred R&D costs	3,864,000	3,763,000
Deferred revenues	189,000	233,000
Depreciation	3,674,000	3,560,000
Inventory reserves	659,000	908,000
Other accruals and reserves	527,000	292,000
U.K. capital and research allowances, etc.	346,000	346,000
Gross deferred tax asset	58,969,000	59,431,000
Less: valuation allowance	(58,969,000)	(59,431,000)

Net deferred tax asset	$—	$—

Benefits that may be realized from components in the deferred tax asset that were contributed by acquired companies will be recognized directly in the Company’s Statement of Operations. Within the net operating loss carryforward as of December 31, 2010 are approximately $6,651,000 of benefit from tax deductions from the exercise of Company stock options. The preponderance of these options were made to employees and therefore no book expense was recognized on their grant. Such benefits, if recognized upon a reduction of the valuation allowance, will be credited to the paid in capital account of the Company.

The Company adopted ASC Topic 740 which clarifies the accounting for uncertainty in income taxes recognized in the financial statement in accordance. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded on the Company’s consolidated financial statements for the year ended December 31, 2010.

Additionally, ASC Topic 740 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of and for the years ended December 31, 2010, 2009 and 2008.

The Company files corporate income tax returns in the United States, both in the Federal jurisdiction and in various state jurisdictions. The Company is subject to Federal income tax examination for calendar tax years 2007 through 2010 and is also generally subject to various state income tax examinations for calendar years 2004 through 2010.

Note 16

Significant Alliances/Agreements:

On March 31, 2005, the Company entered into a Sales and Marketing Agreement with GlobalMed (Asia) Technologies Co., Inc. (“GlobalMed”). Under this agreement, GlobalMed acted as master distributor in the Pacific Rim for the Company’s XTRAC excimer laser and for the Company’s LaserPro® diode surgical laser system. GlobalMed has withdrawn from representation of the diode laser but GlobalMed’s territory was substantially expanded in 2010 as it has also added the Company’s VTRAC lamp system and the Omnilux LED systems to its product suite. For the years ended December 31, 2010, 2009 and 2008, sales to GlobalMed were $4,258,826, $2,635,300 and $2,957,900, respectively.

On March 31, 2006, the Mount Sinai School of Medicine of New York University granted the Company an exclusive license, effective April 1, 2006, to use Mount Sinai’s patented methodology for utilization of ultraviolet laser light for the treatment of vitiligo. The licensed patent is US Patent No. 6,979,327, Treatment of Vitiligo. It was issued December 27, 2005, and the inventor is James M. Spencer, MD, a member of the Company’s Scientific Advisory Board. The Company is obligated to pay royalties, quarterly, over the life of the agreement.

Pursuant to the license agreement, the Company reimbursed $77,876 to Mount Sinai, over the first 18 months of the license term and at no interest, for patent prosecution costs incurred. The Company is also obligated to pay Mount Sinai a royalty on a combined base of domestic sales of XTRAC treatment codes used for psoriasis as well as for vitiligo. (See Note 5 Patents and Licensed Technologies). The Company has paid and/or accrued Mount Sinai royalties of $167,213, $169,979 and $156,179 for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 17

Significant Customer Concentration:

For the year ended December 31, 2010, revenues to the Company’s international master distributor (GlobalMed Technologies) were $4,258,826, or 12.2% of total revenues for the period. At December 31, 2010, the accounts receivable balance from GlobalMed Technologies was $470,997, or 14.4% of total net accounts receivable. No one customer represented 10% or more of total revenues for the year ended December 31, 2009 and 2008.

Note 18

Business Segment and Geographic Data:

Effective January 1, 2010, the Company reorganized its business into four operating units to better align its organization based upon the Company’s management structure, products and services offered, markets served and types of customers. The Physician Domestic segment derives its primary revenues from XTRAC procedures performed by dermatologists, the sales of XTRAC laser sales, and the sales of skincare and LED products in the United States. The Physician International segment, in comparison, generates revenues from the sale of equipment, skincare and LED products to dermatologists outside the United States through a network of distributors. The Other Channels segment derives revenues by selling skincare and LED products to indoor tanning and spa markets and on-line and television retail consumer markets for home use on both a domestic and an international basis. The Surgical Products segment generates revenues by selling laser products and disposables to hospitals and surgery centers on both a domestic and an international basis. Management reviews financial information presented on an operating segment basis for the purposes of making certain operating decisions and assessing financial performance.

Unallocated operating expenses include costs that are not specific to a particular segment but are general to the group; included are expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Unallocated assets include cash, prepaid expenses and deposits. Goodwill of $12,793,455, $4,037,934 and $2,737,811 has been allocated to the Physician Domestic, Physician International and Other Channels segments, respectively, based upon the fair value of the reporting segments as of December 31, 2010.

The following tables reflect results of operations from our business segments for the periods indicated below:

	Year ended December 31, 2010
	PHYSICIAN DOMESTIC	PHYSICIAN INTERN’L	OTHER CHANNELS	SURGICAL PRODUCTS	TOTAL
Revenues	$20,196,688	$8,381,136	$2,551,429	$3,672,282	$34,801,535
Costs of revenues	9,464,991	6,110,186	1,467,293	1,677,432	18,719,902

Gross profit	10,731,697	2,270,950	1,084,136	1,994,850	16,081,633

Gross profit %	53.1%	27.1%	42.5%	54.3%	46.2%

Allocated operating expenses:
Selling, general and administrative	10,868,939	1,061,952	643,107	183,103	12,757,101
Engineering and product development	470,400	375,633	373,597	123,726	1,343,356
Unallocated operating expenses	—	—	—	—	7,238,362

	11,339,339	1,437,585	1,016,704	306,828	21,338,819

Income (loss) from operations	(607,642)	833,365	67,432	1,688,021	(5,257,186)
Interest expense, net	—	—	—	—	(3,268,905)
Change in fair value of warrant	—	—	—	—	(197,098)

Net (loss) income	$(607,642)	$833,365	$67,432	$1,688,021	$(8,723,189)

	Year ended December 31, 2009
	PHYSICIAN DOMESTIC	PHYSICIAN INTERN’L	OTHER CHANNELS	SURGICAL PRODUCTS	TOTAL
Revenues	$18,844,995	$6,665,199	$3,555,310	$3,622,580	$32,688,084
Costs of revenues	9,283,459	3,966,749	1,397,902	2,777,856	17,425,966

Gross profit	9,561,536	2,698,450	2,157,408	844,724	15,262,118

Gross profit %	50.7%	40.5%	60.7%	23.3%	46.7%

Allocated operating expenses:
Selling, general and administrative	12,169,919	1,557,889	622,831	242,692	14,593,331
Engineering and product development	310,508	184,729	173,163	469,325	1,137,725
Unallocated operating expenses	—	—	—	—	8,489,947

	12,480,427	1,742,618	795,994	712,023	24,221,003

Income (loss) from operations	(2,918,891)	955,832	1,361,414	132,707	(8,958,885)
Interest expense, net	—	—	—	—	(2,370,676)
Change in fair value of warrants	—	—	—	—	808,786

Net (loss) income	$(2,918,891)	$955,832	$1,361,414	$132,707	$(10,520,775)

	Year ended December 31, 2008
	PHYSICIAN DOMESTIC	PHYSICIAN INTERN’L	OTHER CHANNELS	SURGICAL PRODUCTS	TOTAL
Revenues	$21,058,919	$6,005,170	$1,968,155	$5,738,048	$34,770,292
Costs of revenues	9,663,486	2,657,928	696,388	3,977,515	16,995,317

Gross profit	11,395,433	3,347,242	1,271,767	1,760,533	17,774,975

Gross profit %	54.1%	55.7%	64.6%	30.7%	51.1%

Allocated operating expenses:
Selling, general and administrative	14,139,011	830,304	312,491	377,489	15,659,295
Engineering and product development	475,425	102,727	72,553	422,510	1,073,215
Unallocated operating expenses	—	—	—	—	11,137,812

	14,614,436	933,031	385,044	799,999	27,870,322

Income (loss) from operations	(3,219,003)	2,414,211	886,723	960,534	(10,095,347)
Interest expense, net	—	—	—	—	(1,032,597)
Change in fair value of warrant	—	—	—	—	—
Discontinued operations:
Income from discontinued operations	—	—	—	—	285,712
Loss on sale of discontinued operations	—	—	—	—	(448,675)

Net (loss) income	$(3,219,003)	$2,414,211	$886,723	$960,534	$(11,290,907)

RADIANCY INC.

Condensed Consolidated Financial Statements

As of September 30, 2011 (Unaudited)

RADIANCY INC.

Condensed Consolidated Financial Statements

As of September 30, 2011 (Unaudited)

RADIANCY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share and per share amounts)

	September 30, 2011	December 31, 2010
	(Unaudited)
A S S E T S
Current Assets
Cash and cash equivalents	32,791	7,581
Deposits	—	14,500
Accounts receivable (net of allowance for doubtful accounts)	11,382	6,980
Deferred income taxes	7,119	1,957
Other current assets	1,932	2,030
Inventories	12,395	11,113

Total current assets	65,619	44,161

Funds in Respect of Employee Rights upon Retirement and other	490	437

Property and Equipment, net	791	759

Intangible Assets, net	1,010	1,030

Total assets	67,910	46,387

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	5,072	5,192
Other current liabilities	12,639	11,255
Deferred revenues	972	203

Total current liabilities	18,683	16,650

Long-term Liabilities
Deferred revenues	1,101	394
Liability for employee rights upon retirement	492	443

	1,593	837

Total liabilities	20,276	17,487

Stockholders’ Equity
Convertible preferred stock, $0.01 par value, authorized 1,000,000 shares, issued and outstanding 869,569 shares as of September 30, 2011 and December 31, 2010 (liquidation preference of convertible preferred stock in an amount of US$ 4,348 thousand)	9	9
Common stock, $0.01 par value, authorized 7,500,000 shares, as of September 30, 2011 and December 31, 2010 issued and outstanding 5,267,888 shares as of September 30, 2011 and 4,229,930 shares as of December 31, 2010	53	42
Additional paid-in capital	32,050	15,616
Treasury stock, 137,056 shares as of September 30, 2011 and December 31, 2010	(274)	(274)
Retained earnings	15,796	13,507

Total stockholders’ equity	47,634	28,900

Total liabilities and stockholders’ equity	67,910	46,387

The accompanying notes are an integral part of the financial statements.

RADIANCY INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands of US dollars)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues	34,745	27,861	103,333	47,182
Cost of revenues	8,142	6,728	20,054	12,986

Gross profit	26,603	21,133	83,279	34,196

Research and development expenses	281	236	700	569
Selling and marketing expenses	15,468	9,778	45,505	15,852
General and administrative expenses (Note 3)	4,540	1,718	36,279	3,205

Operating income	6,314	9,401	795	14,570
Financing income (expenses), net	(91)	(25)	101	(292)

Income before income tax	6,223	9,376	896	14,278
Income tax (expenses) benefit	(1,974)	(3,531)	1,393	(5,606)

Net income for the period	4,249	5,845	2,289	8,672

The accompanying notes are an integral part of the financial statements.

RADIANCY INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands of US dollars, except share amounts)

						Additional paid-in capital	Treasury Stock	Retained earnings	Stockholders’ equity
	Preferred stock		Common stock
	Number	Amount	Number	Amount
Balance at December 31, 2010	869,569	9	4,229,930	42		15,616	(274)	13,507	28,900
Exercise of options	—	—	20,893	—	(**)	9	—	—	9
Stock based compensation (*):
Grant of stock options	—	—	—	—		2,573	—	—	2,573
Grant of common stock	—	—	1,017,065	11		13,852	—	—	13,863
Gain for the period	—	—	—	—		—	—	2,289	2,289

Balance at September 30, 2011 (unaudited)	869,569	9	5,267,888	53		32,050	(274)	15,796	47,634

(*)	See Note 3.
(**)	Less than US$ 1 thousand.

The accompanying notes are an integral part of the financial statements.

RADIANCY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Nine months ended September 30,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income for the period	2,289	8,672
Adjustments to reconcile net income to net cash from operating activities:
Stock based compensation—grant of stock options	2,573	324
Stock based compensation—grant of common stock	13,863	—
Depreciation and amortization	274	294
Allowance for doubtful debts	2,378	785
Allowance for sales returns	1,113	3,873
Accrued interest on long-term loan	—	72
Deferred income taxes	(5,162)	1,411
Changes in operating assets and liabilities:
Accounts receivable	(6,780)	(5,736)
Inventories	(1,282)	(1,426)
Other current assets	98	(1,536)
Accounts payable	(120)	1,460
Other current liabilities	271	5,734
Deferred revenues	1,476	362
Liability for employee rights upon retirement	49	99

Net cash provided by operating activities	11,040	14,388

Cash flows from investment activities:
Proceeds from deposit	14,500	—
Purchase of fixed assets	(229)	(45)
Amounts carried to patents	(57)	(62)
Increase in funds in respect of employee rights upon retirement, net of withdrawals	(53)	(100)

Net cash provided by (used in) investment activities	14,161	(207)

Cash flows from finance activities:
Proceeds from exercise of stock options	9	—

Net cash provided by finance activities	9	—

Net increase in cash and cash equivalents	25,210	14,181
Balance of cash and cash equivalents at beginning of the period	7,581	10,449

Balance of cash and cash equivalents at end of the period	32,791	24,630

Supplemental disclosures of cash flow information:
Cash paid/refund during the year for:
Income tax
Payment	6,370	27

Refund	116	139

Interest
Receipt	196	60

The accompanying notes are an integral part of the financial statements.

RADIANCY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—GENERAL

A.	Radiancy Inc. (hereinafter—the “Company” or “Radiancy”) was incorporated as a Delaware Corporation in October 1998. The Company operates in New York and in Israel through its wholly-owned subsidiary, Radiancy (Israel) Ltd. (collectively: the “Group”). The Group designs, develops, manufactures and sells medical and aesthetic light and heat-based products for skin care, and personal care systems.

In the past few years, the Company succeeded in taking professional technologies geared towards physicians and med-spas to the home use market utilizing a variety of channels including Direct Response, retail outlets and home shopping networks.

B.	Use of estimates in the preparation of financial statements

The preparation of condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments necessary (consisting of normal recurring adjustments) for a fair presentation of the Company’s financial position at September 30, 2011 and the results of its operations and cash flow for each of the three and nine month periods then ended.

The unaudited interim financial statements were prepared on a basis consistent with the Company’s annual financial statements for the year ended December 31, 2010. Results of operations for the three and nine month periods ended September 30, 2011 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2011.

NOTE 3—SIGNIFICANT EVENTS DURING THE PERIOD AND SUBSEQUENT BALANCE SHEET DATE

A.	On June 30, 2011, the Board of Directors of the Company authorized its Chairman of the Board to award its Chief Executive Officer (i) a stock award of up to 1,017,065 shares of the Company’s common stock and (ii) a cash bonus as a “gross-ups” for compensation of tax payments (tax obligations, withholdings and other tax-related liabilities in connection with the stock award and cash award). On June 30, 2011, the full 1,017,065 shares and the cash award as a “gross-ups” for reimbursement of tax payments were authorized by the Chairman of the Board.

RADIANCY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

(In thousands of US dollars)

In addition, on June 30, 2011, the Board of Directors of the Company approved a grant to certain directors, executives and employees of the Company of 732,292 stock options at an exercise price of US$ 0.01, to purchase shares of the Company’s common stock (each option is exercisable to one common stock). The contractual term of each option is 10 years from the date of grant.

The vesting terms of the options are as follows:

1.

616,155 options were granted with vesting terms of: (i) 33% of the options on June 30, 2012; and (ii) as to the remaining options, 8 1/3% of the options on each of the end of the following 8 quarters: September 30, 2012; December 31, 2012; March 31, 2013; June 30, 2013; September 30, 2013; December 31, 2013, March 31, 2014, and June 30, 2014.

2.	49,470 options will be fully vested on June 30, 2012.

3.	66,667 options were fully vested on the Effective Date of Grant.

Upon consummation of the merger as described in Note 3B, the Board of Directors may accelerate the vesting periods so all outstanding options will become fully vested and call for conversion of the options into shares of common stock. Options that would not be exercised on the date of such acceleration would be forfeited. If such acceleration will not be determined by the Board of Directors, options that would not be exercised within the contractual term would be forfeited.

Out of the total options exercised into shares of common stock, the Company shall have the right to repurchase 264,638 shares of common stock at a price equal to the par value of such shares (US$ 0.01 par share) in the event of either the resignation or the termination for cause of the employment agreement of the employees with the Company or its subsidiary. The repurchase right will be subject to the vesting periods mentioned in section 1 above.

The fair value of options granted during the nine month period ended September 30, 2011 was determined on the date of the respective grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

Dividend yield (%)	0.00%
Expected volatility (%) (*)	61.52%
Risk free interest rate (%) (**)	1.76%
Expected term of options (years) (***)	5

(*)	Due to the fact that the Company is a nonpublic entity, the expected volatility was based on the historic volatility of public companies which operate in the same industry sector.

(**)	The risk free interest rate represents the risk free rate of US$ zero—coupon US Government Bonds.

(***)	Due to the fact that the Company does not have historical exercise data, the expected term was determined based on the “simplified method”.

(****)	The fair value of the share was based on the most recent share prices, as applicable to each date.

The fair value estimation of the award was US$ 13.63 per common stock and US$ 13.62 per option. The Company recorded a stock based compensation expense in the interim financial statements for the six and three month periods ended June 30, 2011, in an amount of US$ 27.1 million (including the cash bonus liability in an amount of US$ 12.3 million) in respect of the 2011 grants, regarding the entire grant to the Chief Executive Officer and regarding a grant of 66,667 options to a director since such grants were fully vested on the date of grant (June 30, 2011).

RADIANCY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

(In thousands of US dollars)

During the three month period ended September 30, 2011, the Company recorded stock based compensation in the amount of US$ 1.6 million in respect of 665,625 options to other directors, executives and employees.

The remaining grant to the other directors, executives and employees in an aggregate total amount of approximately US$ 7.4 million, will be recorded as a stock based compensation expense in future periods.

B.	On July 4, 2011, Radiancy, Inc., PhotoMedex, Inc. (“PhotoMedex”), a company whose stock is listed on the NASDAQ, and PhotoMedex Merger Sub, Inc. (“Merger Sub”), wholly-owned subsidiary of the PhotoMedex, entered into an Agreement and Plan of Merger, pursuant to which, subject to certain conditions, PhotoMedex Merger Sub will merge with and into Radiancy (the “Merger”).Upon the consummation of the Merger, the separate existence of Merger Sub shall thereupon cease and Radiancy, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company” (“Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a majority-owned subsidiary of PhotoMedex.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, PhotoMedex shall (i) cause to be paid or issued to stockholders of record of Radiancy newly issued common stock, par value US$0.01 per share, of PhotoMedex, in an amount equal to the sum of (A) three times the number of shares of PhotoMedex common stock that are issued and outstanding immediately prior to the consummation of the Merger (including, for these purposes, any shares of PhotoMedex common stock that are issuable upon conversion or exercise of any outstanding convertible securities at a conversion or exercise price that is less than US$25.00 per share, but excluding those certain options to purchase 95,200 shares of PhotoMedex common stock which are provided for in certain PhooMedex employees employment agreements), plus (B) 3,040,000 shares of PhotoMedex common stock, and (ii) cause to be paid or issued to the stockholders of record of PhotoMedex, warrants to purchase an aggregate of 846,467 shares of PhotoMedex common stock, and options to purchase 95,200 shares of PhotoMedex common stock in connection with certain employment agreements with the PhotoMedex. In additional 800,000 shares of Photomedex shall be deposited as escrow securities for indemnification purposes.

On October 31, 2011, Radiancy and PhotoMedex have agreed to enter into an Amended and Restated Agreement and Plan of Merger. The amended terms of the Merger Agreement provide, among other terms, that the section regarding the “Escrow” of the executed merger agreement shall be omitted and as a result the parties will not enter into an escrow agreement and no PhotoMedex shares will be deposited as escrow securities for indemnification purposes. The amended terms also provide that on the date of the closing and in addition to the merger consideration previously agreed, Photomedex shall cause to be paid or issued the 800,000 shares originally planned to be deposited as escrow securities, in the following manner:

(i) 600,000 shares of PhotoMedex Common Stock to stockholder of record of Radiancy in addition to the 3,040,000 shares of PhotoMedex common stock.

and

(ii) 179,800 warrants to purchase shares of PhotoMedex Common Stock to the stockholders of record of PhotoMedex, in addition to the 846,467 warrants and options to purchase 20,200 shares of PhotoMedex common stock in connection with certain employment agreements by and between PhotoMedex and certain employees of PhotoMedex in addition to the 95,200 options.

The Merger Agreement contains certain termination rights for both Radiancy and PhotoMedex and provides that, under certain circumstances, each of Radiancy and PhotoMedex, as the case may be, may be required to pay a termination fee. If either party terminates the Merger Agreement because of a change in board recommendation or if such party’s board of directors has approved an acquisition proposal or a superior offer, then such terminating party is required to pay a termination fee of US$3,000,000 to the other party. In

RADIANCY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

(In thousands of US dollars)

addition, if there is a termination of the Merger Agreement due to a failure to satisfy certain of the conditions to closing of the Merger, the party so failing to satisfy such condition is required to pay to the other party a termination fee equal to US$1,500,000 plus reimbursement of the other party’s expenses. In addition, either party may terminate the Merger Agreement if the Merger is not consummated by January 31, 2012.

The proposed merger is subject to customary closing conditions, including approval by the stockholders of PhotoMedex of the proposed merger and approval by the Company’s stockholders.

Following the merger agreement as described above, the company recognized a liability in the amount of $1 million according to a settlement agreement between Radiancy and Mr. Shalev and Dr. Azar (“former employees”) from August 7, 2006, as further described, in Note 8B (2) to the company’s annual consolidated financial statements for the 2010 year.

NOTE 4—INCOME TAXES

The Company’s effective tax rate is dependent upon the geographic distribution of our earnings or losses (mainly between US and Israel).

The difference between the Company’s effective tax rates for the nine and three month periods ended September 30, 2011 and the statutory rate (40.5%) resulted primarily from share-based compensation expense in US which affected the earnings of Radiancy, Inc. (see Note 3A) and the increase of unrecognized tax benefits associated with uncertain tax positions, offset by the Israeli subsidiary earnings taxed at rates lower than the federal statutory rate.

The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous and the Company is required to make many subjective assumptions and judgments regarding its income tax exposures. In addition, interpretations of and guidance surrounding income tax laws and regulations are subject to change over time. Any changes in the Company’s subjective assumptions and judgments could materially affect amounts recognized in its consolidated balance sheets and statements of income.

NOTE 5—SEGMENT INFORMATION

A.	For management purposes, the Company has two reportable segments categorized by product type, as follows:

1.	Professional products—the activities of this segment are focused on design, development manufacturing and selling of medical and esthetic light and heat based products for skin care.

2.	Consumer products—the activities of this segment are focused on design, development, manufacturing and selling of long-term hair reduction and acne consumer products.

The Company has no inter-segment transactions.

RADIANCY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

(In thousands of US dollars)

The Group analyzes segment performance based on revenue and gross profit, but does not allocate operating expenses or assets to segments. Accordingly, the Company has presented only the revenues and the gross profits derived by the segments.

	Professional products	Consumer products	Total
	(Unaudited)
Three month period ended September 30, 2011
Revenue from external customers	1,113	33,632	34,745

Gross profit	690	25,913	26,603

Operating expenses			20,289

Income from operation			6,314
Financial expense, net			(91)

Income before income tax			6,223

Three month period ended September 30, 2010
Revenue from external customers	531	27,330	27,861

Gross profit	217	20,916	21,133

Operating expenses			11,732

Income from operation			9,401
Financial expense, net			(25)

Income before income tax			9,376

	Professional products	Consumer products	Total
	(Unaudited)
Nine month period ended September 30, 2011
Revenue from external customers	3,615	99,718	103,333

Gross profit	2,282	80,997	83,279

Operating expenses			82,484

Income from operation			795
Financial income, net			101

Income before income tax			896

Nine month period ended September 30, 2010
Revenue from external customers	2,151	45,031	47,182

Gross profit	1,163	33,033	34,196

Operating expenses			19,626

Income from operation			14,570
Financial expense, net			(292)

Income before income tax			14,278

RADIANCY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

(In thousands of US dollars)

B.	Geographic information:

Sales

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)
Europe (including Israel)	1,964	144	4,947	2,492
North America (*)	23,958	11,451	71,807	19,181
South America	285	66	1,230	413
Asia Pacific (**)	8,538	16,200	25,349	25,096

Total	34,745	27,861	103,333	47,182

(*) USA – US$	18,952	9,271	60,888	16,846

(**) Japan – US$	8,373	15,784	23,929	24,557

Long-lived assets

	September 30,	December 31,
	2011	2010
	(Unaudited)
Europe (Israel)	791	755
North America	—	4
South America	—	—
Asia Pacific	—	—

Total	791	759

Geographic information for sales is determined based on customer location.

Long-lived assets were classified based on major geographic areas in which the group operates.

C.	Major customers

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)
Customer A	24%	57%	23%	52%

Customer B	6%	1%	9%	4%

RADIANCY INC.

Report of Independent Certified Public Accountants

to the Stockholders of

RADIANCY INC.

We have audited the consolidated balance sheets of Radiancy Inc. (hereinafter—the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Board of Directors and Management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the abovementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2010 and 2009, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12, the consolidated financial statements as of December 31, 2010 and 2009 and for the two years then ended have been restated to correct certain misstatements.

FAHN KANNE & CO.

Certified Public Accountants (Isr.)

Tel-Aviv, September 27, 2011

RADIANCY INC.

Consolidated Financial Statements

As of December 31, 2010

RADIANCY INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	In thousands of US dollars (except share and per share amounts)
	(Restated)	(Restated)
A S S E T S
Current Assets
Cash and cash equivalents	7,581	10,449
Deposits	14,500	—
Accounts receivable ( net of allowance for doubtful accounts)	6,980	2,194
Other current assets (Note 3)	3,987	3,097
Inventories (Note 4)	11,113	4,733

Total current assets	44,161	20,473

Funds in Respect of Employee Rights Upon Retirement	437	395

Deferred Income Taxes (Note 10)	—	1,961

Property and Equipment, net (Note 5)	759	954

Intangible Asset, net (Note 6)	1,030	1,050

Total assets	46,387	24,833

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Loan payable—stockholders	—	1,924
Accounts payable	5,192	1,200
Other current liabilities (Note 7)	11,255	4,400
Deferred revenues	203	—

Total current liabilities	16,650	7,524

Long-term liabilities
Deferred revenues	394	—
Liability for employee rights upon retirement	443	402

	837	402

Total liabilities	17,487	7,926

Commitments and Contingent Liabilities (Note 8)
Stockholders’ Equity (Note 9)
Convertible preferred stock: US$0.01 par value, authorized 1,000,000 shares, issued and outstanding 869,569 shares as of December 31, 2010 and 2009 (liquidation preference of convertible preferred stock in an amount of US$ 4,348 thousand)	9	9
Common stock, US$0.01 par value, authorized 7,500,000 shares, issued and outstanding 4,229,930 shares as of December 31, 2010 and 2009	42	42
Additional paid-in capital	15,616	15,224
Treasury stock, 137,056 as of December 31, 2010 and 2009	(274)	(274)
Retained earnings	13,507	1,906

Total stockholders’ equity	28,900	16,907

Total liabilities and stockholders’ equity	46,387	24,833

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)
Revenues	70,071	16,037	21,537
Cost of revenues	16,465	6,181	8,231

Gross profit	53,606	9,856	13,306

Research and development expenses	839	711	1,289
Selling and marketing expenses	28,950	4,499	6,380
General and administrative expenses	5,646	3,069	2,421

Operating income	18,171	1,577	3,216
Financing income (expenses), net	(283)	65	(526)

Income before income tax	17,888	1,642	2,690
Income tax (expense) benefit (Note 10)	(6,287)	3,643	(550)

Net income	11,601	5,285	2,140

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred stock		Common stock		Loans granted to purchase shares of the	Additional paid-in	Treasury	Retained earnings	Stockholders’
	Number	Amount	Number	Amount	Company	capital	stock	(deficiency)	equity
	In thousands of US dollars (except share amounts)
Balance at January 1, 2008	869,569	9	4,334,487	43	(125)	13,933	—	(3,019)	10,841
Changes during 2008
Stock based compensation to employees	—	—	—	—	—	248	—	—	248
Exercise of options	—	—	32,500	—	—	—	—	—	—
Repayment of loan granted to purchase shares of the Company	—	—	—	—	46	—	—	—	46
Purchase of Company shares	—	—	(99,502)	(1)	—	—	(199)	—	(200)
Net income	—	—	—	—	—	—	—	2,140	2,140

Balance at December 31, 2008	869,569	9	4,267,485	42	(79)	14,181	(199)	(879)	13,075
Changes during 2009
Cumulative effect of adjustment from the adoption of the accounting for uncertainty in income taxes (restated)	—	—	—	—	—	—	—	(2,500)	(2,500)
Stock based compensation to employees	—	—	—	—	—	1,043	—	—	1,043
Repayment of loan granted to purchase shares of the Company	—	—	—	—	79	—	—	—	79
Purchase of Company shares	—	—	(37,555)	—	—	—	(75)	—	(75)
Net income (restated)	—	—	—	—	—	—	—	5,285	5,285

Balance at December 31, 2009	869,569	9	4,229,930	42	—	15,224	(274)	1,906	16,907
Changes during 2010
Stock based compensation to employees	—	—	—	—	—	392	—	—	392
Net income (restated)	—	—	—	—	—	—	—	11,601	11,601

Balance at December 31, 2010	869,569	9	4,229,930	42	—	15,616	(274)	13,507	28,900

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)
Cash flows from operating activities:
Net income for the year	11,601	5,285	2,140
Adjustments to reconcile net income to net cash from operating activities:
Stock-based compensation	392	1,043	248
Depreciation and amortization	388	493	592
Allowance for doubtful debts	(1,497)	—	(187)
Allowance for sales returns	3,003	(339)	488
Accrued interest on long-term loan	96	92	87
Deferred income taxes	2,018	(3,897)	2
Changes in operating assets and liabilities:
Accounts receivable	(3,289)	116	1,208
Inventories	(6,380)	244	(196)
Other current assets	(947)	(588)	309
Other long-term assets	—	8	3
Accounts payable	3,992	(107)	514
Other current liabilities	3,852	(1,070)	675
Deferred revenues	597	—	—
Liability for employee rights upon retirement	41	(62)	(26)

Net cash provided by operating activities	13,867	1,218	5,857

Cash flows from investment activities:
Deposits	(14,500)	—	—
Capital expenditures	(93)	(112)	(210)
Amounts carried to patents	(80)	(136)	(184)
Decrease (increase) in funds in respect of employee rights upon retirement, net of withdrawals	(42)	32	14

Net cash used in investment activities	(14,715)	(216)	(380)

Cash flows from financing activities:
Repayment of loans granted to purchase shares of the Company	—	79	45
Purchase of Company shares	—	(75)	(199)
Repayment of stockholders’ loan	(2,020)	—	—

Net cash provided by (used in) financing activities	(2,020)	4	(154)

Net increase (decrease) in cash and cash equivalents	(2,868)	1,006	5,323
Balance of cash and cash equivalents at beginning of year	10,449	9,443	4,120

Balance of cash and cash equivalents at end of year	7,581	10,449	9,443

Supplemental disclosures of cash flow information:
Cash paid (refund) during the year for:
Income taxes:
Payment	1,793	997	154

Refund	—	(133)	(132)

Interest:
Payment	—	—	658

Receipt	(91)	(39)	(121)

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—GENERAL

Organization and nature of business

Radiancy Inc. (hereinafter—the “Company” or “Radiancy”) was incorporated as a Delaware Corporation in October 1998. The Company operates in New York and in Israel through its wholly-owned subsidiary, Radiancy (Israel) Ltd. (collectively: the “Group”). The Group designs, develops, manufactures and sells medical and aesthetic light and heat-based products for skin care, and personal care systems.

In the past few years, the Company succeeded in taking professional technologies geared towards physicians and med-spas to the home use market utilizing a variety of channels including Direct Response, retail outlets and home shopping networks. During 2010, the main increase in revenues was in the consumer segment for the home use market (see Note 11).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Accounting principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

B.	Use of estimates in the preparation of consolidated financial statements

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to revenue recognition, including provision for products return, allowance for bad debts, allowance for sale return, uncertainty in tax positions and provisions for contingencies.

C.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiary (the “Group”) are conducted is the US dollar (“$” or “dollars”). Substantially all of the Group’s revenues are derived in dollars or in other currencies linked to the dollar. Purchases of most materials and components are carried out in, or linked to the dollar. Thus, the functional currency of the Company and its subsidiary is the dollar.

Balances denominated in, or linked to foreign currencies are stated on the basis of the exchange rates prevailing at the balance sheet date. For foreign currency transactions included in the statement of income, the exchange rates applicable to the relevant transaction dates are used. Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

D.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.

Significant intercompany transactions and balances were eliminated upon consolidation; profits from intercompany sales, not yet realized outside of the Group, were also eliminated.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

E.	Cash and cash equivalents

The Group considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal or use, to be cash equivalents.

F.	Short term deposits

Short-term deposits are deposits with maturities of more than three months but less than one year. Short-term deposits are presented at their costs including accrued interest.

G.	Allowance for doubtful accounts

The allowance for doubtful accounts is determined with respect to amounts the Group has determined to be doubtful of collection. In determining the allowance for doubtful accounts, the Group considers, among other things, its past experience with customers, factors involving the credit risk of the customers and other available information.

Changes in the allowance for doubtful debts are as follows:

	December 31
	2010	2009
	In thousands of US dollars
Balance at beginning of the year	327	327
Increase in the allowance during the year	1,509	135
Cancellation in respect of write-off of bad debts	(12)	(135)

Balance at end of year	1,824	327

H.	Inventories

Inventories are stated at the lower of cost or market. Cost is determined as follows:

1.	Raw materials (including subcontracted work component) – on a weighted average basis.

2.	Finished products—on the basis of production costs:

Raw materials, and subcontracted work component—on a weighted average basis.

Labor and overhead component—at actual costs.

I.	Property and equipment

1.	Fixed assets are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated on the straight-line method over the shorter of the estimated useful life of the property or the duration of the lease.

2.	Rates of depreciation:

Years
Computers, machinery and peripheral equipment	3 – 15
Office furniture and equipment	7 – 16
Lease improvements	10

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

J.	Intangible assets

Patents are stated at cost, net of accumulated amortization. Amortization is computed using the straight-line method over the estimated useful life of each patent, which is usually fifteen years. The patents held and used by the Company are reviewed for impairment whenever changes in circumstances indicate that the carrying value of the patents may not be recoverable. The Group has not recorded any impairment losses in the reported periods.

K.	Impairment of long-lived assets

The Group’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. The Group has not recorded any impairment losses in the reported periods.

L.	Liability for employee rights upon retirement

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The Company has recorded a severance pay liability for the amount that would be paid if all its Israeli employees were dismissed at the balance sheet date, on an undiscounted basis, in accordance with Israeli labor law. This liability is computed based upon the number of years of service multiplied by the latest monthly salary, since the employees are entitled to one month’s salary for each year of employment, or a portion thereof. The amount of accrued severance pay as above represents the Company’s severance pay liability in accordance with the labor agreement in force and based on salary components, which in the opinion of Management, create entitlement to severance pay.

The liability is partly funded by insurance policies, as the Company makes monthly deposits for such policies. The amounts funded are included among investments and other non-current assets. The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits.

Severance pay expenses amounted to approximately US$162,000, US$149,000 and US$212,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

M.	Revenue recognition

Revenues from sales of products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, title has passed to the customer, the Group’s price to the customer is fixed or determinable and collectability is reasonably assured. Revenues from product sales are recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts.

For revenue arrangements with multiple deliverables within a single contractually binding arrangements (usually sales of products with separately priced extended warranty), each element of the contract is accounted for as a separate unit of accounting when it provides the customer value on a stand-alone basis and there is objective evidence of the fair value of the related unit.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

With respect to sales arrangements under which the buyer has a right to return the related product, revenue is recognized only if all the following are met: the price is fixed or determinable at the date of sale; the buyer has paid, or is obligated to pay and the obligation is not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer has economic substance; the Company does not have significant obligations for future performance to directly bring about resale of the product by the buyer and the amount of future returns can be reasonably estimated.

The Company provides a provision for product returns based on the experience with historical sales returns, in accordance with ASC Topic 605-15 with respect to sales of product when right of return exists. Such allowance for sales returns is presented within the caption, “Accrued and other current liabilities”—(See also Note 7).

Deferred revenue includes amounts received with respect to extended warranty and amounts received from customers but not yet recognized as revenues. Revenues with respect to extended warranty are recognized over the duration of the warranty period.

N.	Warranty

The Group provides its customers with a standard limited product warranty for a period of one to three years subsequent to the sale of its products. The Company, depending on the product type, recognizes estimated costs associated with the limited warranty at the time of sale. See M above regarding extended warranty sale transactions.

O.	Research and development

Research and development expenses are charged to income statement as incurred.

P.	Advertising expenses

Advertising expenses are charged to income and expenses as incurred.

Advertising expenses amounted to approximately US$ 12,435,000, US$ 390,000 and US$ 133,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Q.	Shipping and handling costs

Shipping and handling fees billed to customers are reflected as revenues while the related shipping and handling costs are included in selling and marketing expense. To date, shipping and handling costs have not been material.

R.	Income taxes

1.	Deferred income taxes are determined utilizing the asset and liability method, based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the tax rates expected to be in effect at the time when these differences reverse. Valuation allowances in respect of the deferred tax assets are provided for if, based upon the weight of available evidence, it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

2.	The Group may incur an additional tax liability in the event of an intercompany dividend distribution; no additional tax was taken into account since it is the Group’s policy not to cause a distribution of dividends which would generate an additional tax liability to the Group in the foreseeable future.

3.	Upon the distribution of dividends from the tax-exempt income of an “Approved Enterprise” of an Israeli subsidiary (see also Note 10), the amount distributed will be subject to the tax rate that would have been applicable had the Israeli subsidiary not been exempted from payment thereof. The Israeli subsidiary intends on permanently reinvesting the amounts of tax-exempt income and it does not intend on causing a distribution of such income as cash dividends. Therefore, no deferred income taxes have been provided in respect of such tax-exempt income.

4.	Taxes, which would apply in the event of disposal of investments in the foreign subsidiary, have not been taken into account in computing the deferred taxes, as it is the Company’s policy to hold these investments, not to realize them.

5.	Until December 31, 2008, the Company accounted for uncertain tax positions in accordance with previous US GAAP, applicable with respect to contingencies.

Effective January 1, 2009, the Company adopted an amendment to ASC Topic 740-10, “Income Taxes” (“Accounting for Uncertainty in Income Taxes”)—which clarified the accounting for uncertainty in tax positions. This amendment provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

The adoption of the amendment resulted in an increase in an amount of US$ 2,500,000 with respect to unrecognized tax benefit’s liability. This amount was recognized as an addition to the outstanding tax provisions that were included in the balance as of January 1, 2009 with respect to tax contingencies under the current accounting policy. As required, this amount was reported as an adjustment to the opening balance of retained earnings as of January 1, 2009 (see also Note 10 and 12).

S.	Stock-based compensation

Stock based compensation is recognized in the consolidated statement of income as an operating expense, based on the fair value of the award on the date of grant. The fair value of stock-based compensation is estimated using an option-pricing model.

The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statement of income.

The Company estimates the fair value of employee stock options using a Black-Scholes valuation model. The Company amortizes compensation costs using the graded vesting attribution method over the vesting period, net of estimated forfeitures.

Regarding grants of awards as subsequent to the balance sheet date, see Note 13A.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

T.	Convertible preferred stock

The Company has considered the provisions of ASC Topic 815, “Derivatives and Hedging”, and determined that the embedded conversion feature should not be separated from the host instrument because the embedded feature does not meet the definition of a derivative due to the lack of a net settlement feature and also determined that the Preferred Shares are considered indexed to the Company’s own stock. In addition, the Company has considered the provisions of ASC Topic 480, “Distinguishing Liabilities from Equity”, and determined, based on the analysis of all potential triggering events, that the preferred shares are not considered “Redeemable Preferred Stock” as this term is defined in the ASC, since such shares are not subject to mandatory redemption requirements and their redemption is not considered outside the control of the Company. Accordingly, the preferred shares were classified within permanent equity.

U.	Treasury stock

Company shares held by the Company subsidiary are presented as a reduction of equity, at their cost to the subsidiary, under the caption “Treasury Stock”.

V.	Fair value measurements

The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market based measurement that is required to be determined based on the assumptions that market participants would use to determine the price of an asset or a liability.

As a basis for considering such assumptions, the fair value accounting standard establishes the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. Level 3 inputs are considered as the lowest priority under the fair value hierarchy.

In determining fair value, companies are required to utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as to consider counterparty credit risk in the assessment of fair value.

Regarding the fair value measurements of financial assets and liabilities, see W below.

The Company was not required to measure the fair value of any non-financial assets throughout the reported periods.

W.	Fair value of financial instruments

The financial instruments of the Company consist of mainly non-derivative current assets and liabilities. In view of their nature, the fair value of financial instruments included in the working capital is usually identical or close to their carrying value.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The fair value of the amounts funded in insurance policies in respect of employee severance pay is usually identical or close to their carrying value.

The fair value of loans received from stockholders and loans granted to related parties is not necessarily identical or close to the carrying amount presented in the balances of the Company. As of December 31, 2010 the above loans were repaid.

X.	Concentration of credit risks

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and short-term deposits. The carrying amounts of these instruments approximate fair value due to their short-term nature. The Company deposits cash and cash equivalents in major financial institutions in the US and in Israel. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company is of the opinion that the credit risk in respect of these balances is immaterial. In addition, the Company performs an ongoing credit evaluation and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers.

Most of the Group’s sales are made in North and South America and Asia Pacific, to a large number of customers. Management periodically evaluates the collectability of the trade receivables to determine the amounts that are doubtful of collection and determine a proper allowance for doubtful accounts. Accordingly, the Group’s trade receivables do not represent a substantial concentration of credit risk (See also Note 2G).

Y.	Loans granted to purchase shares of the Company

Loans granted to purchase shares of the Company have been presented as a reduction of stockholders’ equity.

Z.	Contingencies

The Company and its subsidiaries are involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies (commencing January 1, 2009), the Company records accruals for contingencies to the extent that the management concludes that the occurrence is probable and that the related liabilities are estimable. Legal expenses associated with the contingency are expensed as incurred.

AA.	Reclassification

Certain comparative figures have been reclassified to conform to the current year presentation. Such reclassifications did not have any material impact on the Company’s equity, net assets or cash flows.

AB	Subsequent events

The Company has evaluated subsequent events up until the date of approval of these financial statements on September 27, 2011.

AC.	Recently issued accounting pronouncements

1. ASC Topic 605—25 “Revenue Recognition—Multiple-Element Arrangements”

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (fiscal year 2011 for the Company), with early adoption permitted, modify the criteria for recognizing revenue in multiple element arrangements and require companies to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Additionally, the amendments eliminate the residual method for allocating arrangement considerations. The Company believes that the adoption will not have any material impact on its financial statements.

2.	ASC Topic 310, “Receivables”

In July 2010, the FASB issued Accounting Standards Update 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses ASU 2010-22). ASU 2010-20 provides guidance to enhance disclosures about the credit quality of a creditor’s financing receivables and the adequacy of its allowance for credit losses. The amended guidance for non public entities is effective for period-end balances beginning with the first interim or annual reporting period ending on or after December 15, 2011. Presentation of comparative disclosures is encouraged but not required. The Company is currently evaluating the impact that the adoption would have on its consolidated financial statements, if any.

3.	ASC Topic 220, “Comprehensive Income”

In June 2011, the FASB issued Accounting Standard Update No. 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity and requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.

ASU 2011-05 will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 (fiscal 2012 for the Company) and should be applied retrospectively. The Company is currently evaluating the impact that the adoption would have on its consolidated financial statements, if any.

NOTE	3—OTHER CURRENT ASSETS

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)
Deferred income taxes (*)	1,957	2,014
Government institutions	329	358
Prepaid expenses	769	155
Advanced to suppliers	916	540
Other	16	30

	3,987	3,097

(*)	See Note 10.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE	4—INVENTORIES

	December 31
	2010	2009
	In thousands of US dollars
Raw materials	3,985	1,898
Finished goods	7,128	2,835

	11,113	4,733

NOTE	5—PROPERTY AND EQUIPMENT, NET

	December 31
	2010	2009
	In thousands of US dollars
Computers, machinery and peripheral equipment	3,074	2,993
Office furniture and equipment	379	367
Leasehold improvements	294	294

	3,747	3,654
Less—accumulated depreciation	(2,988)	(2,700)

	759	954

Depreciation expenses were US$288,000, US$401,000 and US$515,000 for the years ended December 31, 2010, 2009 and 2008, respectively, and additional equipment was purchased in an amount of US$93,000, US$112,000 and US$210,000, respectively.

NOTE	6—INTANGIBLE ASSETS, NET

	December 31, 2010			December 31, 2009
	Original amount	Accumulated amortization	Unamortized balance	Unamortized balance
	In thousands of US dollars
Technology usage rights	1,535	(505)	1,030	1,050

Amortization of patents amounted to US$100,000, US$92,000 and US$77,000 for the years ended December 31, 2010, 2009 and 2008, respectively and US$80,000, US$136,000 and US$184,000 was capitalized to patents for the years ended December 31, 2010, 2009 and 2008, respectively.

Annual future amortization expense for the next five years is as follows:

In thousands of US dollars
2011	105
2012	105
2013	105
2014	102
2015	98

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE	7—OTHER CURRENT LIABILITIES

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)
Governmental institutions(*)	4,955	2,700
Payroll and related expenses	353	242
Accrued expenses	919	327
Accrued commissions	917	464
Provision for product warranty	260	130
Allowance for sales returns (**)	3,405	402
Other	446	135

	11,255	4,400

(*)	Including a balance for unrecognized tax benefit, see Note 10L.

(**)	Changes in the allowance for sales returns are as follows:

	December 31
	2010	2009
	In thousands of US dollars
Balance at beginning of the year	402	741
Actual Returns	(720)	(585)
Increase in the allowance during the year	3,723	(246)

Balance at end of year	3,405	402

NOTE	8—COMMITMENTS AND CONTINGENT LIABILITIES

A.	Commitments

The Company and its subsidiary rent their facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2012.

The minimum rental payment under non-cancelable operating leases with respect to facilities as of December 31, 2010 is as follows:

Operating
In thousands of US dollars
2011	440
2012	106

Facilities rent expenses for the years ended December 31, 2010, 2009 and 2008 were US$ 438,000, US$ 363,000 and US$ 297,000, respectively.

B.	Contingent liabilities

1.	On November 5, 2010, TRIA Beauty, Inc. (“TRIA”) filed a complaint against the Company in the United States District Court for the Northern District of California. In its complaint, TRIA alleges that the Company is liable for false advertising and trademark infringement under the Lanham Act and related California state law causes of action with respect to certain of the Company’s advertising claims for its at-home hair removal product and its alleged use of TRIA’s registered trademarks in paid internet searches. TRIA’s complaint seeks damages in an unspecified amount, costs, attorney’s fees, corrective advertising, as well as preliminary a permanent injunctive relief. The Company intends to contest the case vigorously. A trial date has been scheduled for June 2012.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The Company, considering advice of its legal counsel, is of the opinion that they have defense arguments in respect of the claims made against them by TRIA. Notwithstanding the aforesaid, at this preliminary stage, the Company is unable to assess the complaint chances of success nor can it make any estimate of the amount of potential loss, if any. Accordingly, no provision has been made for this claim.

On January 6, 2011, the Company filed a complaint against TRIA in Supreme Court of the State of New York. The Company sued TRIA for unfair competition; tortuous interference with contractual relations; misappropriation and exploitation of the Company’s confidential and proprietary information. While the Company cannot predict the outcome of this case, if TRIA fails to defend this claim, the impact could result in future earnings which affect the Company’s financial statements.

2.	According to a settlement agreement between the Radiancy and Mr. Shalev and Dr. Azar (“former employees”) from August 7, 2006, the former employees are entitled to a conditional one time payment of US$ 1 million to be paid by the Company, in an Exit event. Any event and/or series of events within the scope of which a majority of the Controlling Stockholders sells most of its shares in the Company to another for money or negotiable money’s worth. For example, sale of shares on a merger in consideration for shares in the merged company will not constitute Exit as long as the shares received in the merged company are nonnegotiable. Furthermore, Exit also means any event in which the Company or the Subsidiary sells its main activity or assets or its rights in intellectual property (including patents, designs, trademarks or any other intellectual property right, either registered or unregistered).

As of December 31, 2010, such amount has not been presented as a liability. However, subject to the consummation of the aforementioned merger (see Note 13B), such amount will be recorded as a liability in the future, within fiscal year 2011.

NOTE	9—STOCKHOLDERS’ EQUITY

A.	Common shares

Each share of common stock is entitled to one vote. Such shares confer upon their holders the right to receive notice to participate and vote in general meetings of the company. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when such dividends are declared by the Board of Directors, subject to the prior rights of the holders of the preferred shares, detailed in B. below.

B.	Convertible preferred stock

Under the Company’s amended and restated Certificate of Incorporation, the Company can issue preferred shares. As of December 31, 2010, the Company has authorized and issued Series A convertible preferred stock (“Series A”) US$ 0.01 par value, as follows: authorized 1,000,000 shares, issued and outstanding 869,569 shares. Series A shares have the following characteristics:

Voting

Each holder of Series A preferred shares is entitled to vote on all matters together with the holders of common stock. Each Series A stockholder is entitled to the number of votes equal to the number of ordinary shares into which each Series A share is convertible at the time of such vote (“as-if converted basis”).

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

Dividend

1.	The Company shall pay a dividend of US$ 5 per share to the outstanding Series A preferred stockholder upon declaration and payment of a dividend or any other kind of distribution (“Series A Dividend Preference Amount”).

2.	Upon payment of the abovementioned dividend, the Company may declare and pay a per share dividend to the common stockholders of the Company equal to the quotient obtained by dividing the Series A Dividend Preference Amount by the number of common stock then outstanding (“Common Stock Dividend $ Preference Amount”).

3.	Upon the payment of the abovementioned dividend amounts, the Company may pay dividends on each outstanding share (Series A and Common shares) on an as-if converted basis.

The Company has not declared a dividend since inception.

Conversion

The holder of any shares of Series A preferred shall have the right, at such holder’s option, at any time, to convert any of such shares into that number of fully paid and non-assessable shares of common stock equal to the then applicable conversion rate multiplied by the number of shares to be converted. Upon the consummation of a Qualified Public Offering (the closing of a firm commitment under written public offering of common stock registered under the US Securities Act of 1933 or the London Stock Exchange, as amended, resulting in gross proceeds to the Company of at least US$ 15 million), all the Series A shares shall be deemed automatically converted into a number of fully paid and non-assessable shares of common stock based on the then applicable conversion ratio (the conversion rate is one share of Common shares for each Series A preferred share, subject to an anti-dilution mechanism).

Liquidation preferences

In the event of liquidation, dissolution, winding up or deemed liquidation (all as defined in the Company’s by laws, but whose deemed liquidation events are not considered outside the control of the Company), the holders of Series A preferred shares shall be entitled to receive a per share amount of US$ 5.00 out of the assets of the Company available for distribution to the Company’s stockholders.

Following the full payment of the abovementioned amount, the holders of the Series A shares shall be entitled to participate in distributions of remaining assets to the extent that the amount of distribution to such holders in payment of Series A liquidation amount mentioned above for such shares is less than the amount that such holders would have been paid on an as-if converted basis immediately prior to the record date of such distributions. Any remaining proceeds shall be distributed ratably to the holders of common stock (see also Note 2T).

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

C.	Stock option plans

1.	In 1999, the Company established a stock option plan (the “Plan”) whereby 3,000,000 shares of the Company’s common stock were reserved for issuance to eligible employees, directors and consultants. Options granted under the Plan generally vest ratably over a three-year period and expire 10 years from the date of the grant.

The following tables summarize activity regarding stock options:

	Year ended December 31, 2010		Year ended December 31, 2009		Year ended December 31, 2008
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
		US$		US$		US$
Outstanding—beginning of year	977,981	1.46	1,498,504	1.75	1,259,645	2.69
Forfeited	7,969	10.52	545,523	1.48	124,294	9.34
Granted	—	—	25,000	0.25	395,653	0.01
Exercised	—	—	—	—	32,500	0.01

Outstanding—end of year	970,012	1.39	977,981	1.46	1,498,504	1.75

Exercisable—end of year	837,297	1.61	716,714	1.99	1,117,139	0.88

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010 and 2009:

Number outstanding at December 31,	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31,	Weighted average exercise price
2010	(years)	US$	2010	US$
25,000	8.4	0.25	12,498	0.25
395,653	7.91	0.01	275,440	0.01
20,000	0.5	0.01	20,000	0.01
25,000	5.0	0.01	25,000	0.01
360,652	5.27	0.5	360,652	0.5
45,000	0.52	2.5	45,000	2.5
15,000	0.75	5.0	15,000	5.0
9,000	2.85	6.0	9,000	6.0
65,707	6.0	10.52	65,707	10.52
9,000	3.5	25.0	9,000	25.0

970,012	6.04	1.25	837,297	1.61

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010 and 2009 (cont.):

Number outstanding at December 31,	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31,	Weighted average exercise price
2009	(years)	US$	2009	US$
25,000	9.4	0.25	4,166	0.25
395,653	8.91	0.01	155,220	0.01
20,000	0.5	0.01	20,000	0.01
25,000	6	0.01	25,000	0.01
360,652	6.27	0.5	360,652	0.5
45,000	1.28	2.5	45,000	2.5
15,000	1.62	5	15,000	5
9,000	3.5	6	9,000	6
73,676	7	10.52	73,676	10.52
9,000	4.9	25	9,000	25

977,981	7.01	1.46	716,714	1.99

Compensation costs relating to non-employees (consultants) represent the fair value of the options granted on the date of grant, since such measurement is more reliably measured than the value of the services received.

The total intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was zero, zero and US$ 130,000, respectively, based on the Company’s stock price valuation on the date of exercise.

The weighted average fair value (per option) of options granted during the year ended December 31, 2009 and 2008 was US$ 4.02 (there were no grants during 2010). The fair value of the target stock was based on external valuation made by an independent appraiser during December 2008. According to the Company’s management, there has been no change in the valuation of the target stock during 2009. The fair value of options granted to non-employees and to employees during the three years ended December 31, 2010 was determined on the date of the respective grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	Year ended December 31,
	2010	2009	2008
Dividend yield (%)	—	0.00%	0.00%
Expected volatility (%) (*)	—	60.27%	58.4%
Risk free interest rate (%) (**)	—	2.43%	1.47%
Expected term of options (years) (***)	—	5.00	5.00
Fair value (US dollars) (****)	—	4.02	4.02

(*)	Due to the fact that the Company is a nonpublic entity, the expected volatility was based on the historic volatility of public companies which operate in the same industry sector.
(**)	The risk free interest rate represents the risk free rate of US$ zero—coupon US Government Bonds.
(***)	Due to the fact that the Company does not have historical exercise data, the expected term was determined based on the “simplified method”.
(****)	The fair value of the share was based on the most recent share prices, as applicable to each date.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

2.	In January, February, July and December of 2006, the Board of Directors approved grant to certain employees and executives of the Company 25,000, 240,435, 220,217 and 278,843 options, respectively, to purchase ordinary shares of the Company (each option is exercisable to one share of the Company). The exercise price of the options was US$ 0.01 for the entire January 2006 grant, US$ 0.05 for February and July 2006 grants, and US$ 7.89 in respect of 34,348 options and US$ 10.52 in respect of the remaining 244,495 options for the December 2006 grant. The vesting period of the options was 0-3 years (January and July 2006 grants were fully vested at the date of grant). During 2006 the Company recorded a stock compensation expense of US$ 71,799 in respect of the January 2006 grant, a total stock compensation expense of US$ 487,275 in respect of the February and July 2006 grants (together) and a stock compensation expense of US$ 543,100 in respect of the December 2006 grant.

3.	During 2007, the Company recorded a stock compensation expense of US$ 246,074 in respect of the February and July 2006 grants (together) and a stock compensation expense of US$ 848,392 in respect of the December 2006 grant. During 2008, the Company recorded a stock compensation expense of US$ 96,480 in respect of the December 2006 grant. During 2009, the Company recorded a stock compensation expense of US$ 18,766 in respect of the December 2006 grant.

4.	During 2007, 206,037 shares of Radiancy Inc. were issued to ACG free of charge as part of the termination of executive consulting services which were granted to Radiancy by ACG. This is based on the board of director’s resolution dated March 10, 2005.

5.	In December 2008, the Board of Directors approved a grant to certain employees and executives of the Company of 395,653 options, respectively, to purchase ordinary shares of the Company (each option is exercisable to one share of the Company). The exercise price of the options was US$ 0.01 for the grant. The fair value estimation of the grant on the Note of grant was US$ 4.02. The vesting period of the options is 0-3 years. During 2008, the Company recorded a stock compensation expense of US$ 144,143 in respect of the 2008 grant. During 2009, the Company recorded a stock compensation expense of US$ 971,591 in respect of the 2008 grant. During 2010, the Company recorded a stock compensation expense of US$ 360,928 in respect of the 2008 grant.

6.	In May of 2009, the Board of Directors approved a grant to certain employees and executives of the Company of 25,000 options, respectively, to purchase ordinary shares of the Company (each option is exercisable to one share of the Company). The exercise price of the options was US$ 0.25. The fair value estimation of the grant on the Note of grant was US$ 4.02. The vesting period of the options is 0-3 years. During 2009, the Company recorded a stock compensation expense of US$ 48,790 in respect of the 2009 grant. During 2010, the Company recorded a stock compensation expense of US$ 31,200 in respect of the 2009 grant.

7.	Regarding grants of awards subsequent to the balance sheet date, see Note 13A.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 10—INCOME TAXES

A.	Deferred taxes are comprised as follows:

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)
Net operating loss carryforward	—	3,507
Allowance for bad debts	630	75
Allowance for sales returns	1,209	36
Others	118	357

Net deferred tax assets	1,957	3,975
Less—valuation allowance	—	—

	1,957	3,975

B.	Deferred taxes are presented in the balance sheets as follows:

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)
Among current assets	1,957	2,014
Among other non-current assets	—	1,961

	1,957	3,975

C.	Composition of income taxes expense (benefit) is as follows:

	Year ended December 31
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)
United States - Federal tax:
Current	3,232	122	28
Deferred	1,394	(3,054)	2
Prior years	—	101	—

United States - State tax:
Current	457	—	—
Deferred	61	(280)	—
Current tax in Israel	580	—	14
Deferred tax in Israel	563	(563)	—
Prior years in Israel	—	31	506

	6,287	(3,643)	550

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

D.	Income taxes expense (benefit) included in the consolidated statements of income are as follows:

	Year ended December 31
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)
Income (loss) before income taxes:
United States	12,386	(690)	3,790
Israel	5,502	2,332	(1,100)

	17,888	1,642	2,690

Income taxes expense (benefit):
United States	5,144	(3,111)	30
Israel	1,143	(532)	520

	6,287	(3,643)	550

E.	Carryforward tax losses

As of December 31, 2009, the Company had US$ 7.9 million in federal and US$ 3.4 million in state carryforward net operating losses in the United States and Radiancy (Israel) Ltd. had US$ 2.2 million of corporate carryforward net operating losses. In 2010, the Company and Radiancy (Israel) Ltd. utilized in full their carryforward net operating losses.

F.	Tax-exempt undistributed earnings

Retained earnings as of December 31, 2010 includes tax-exempt income of US$ 9.6 million, which the Israeli subsidiary intends on permanently reinvesting and does not intend on dividend distribution.

G.	The following is a reconciliation between the theoretical tax on pretax income, at the applicable Israeli tax rate, and the tax expense reported in the financial statements:

	Year ended December 31
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)
Income before income taxes	17,888	1,642	2,690
Tax rate	40.5%	40.5%	40.5%

Theoretical tax expenses on the above amount	7,244	665	1,089
Deferred taxes in respect of carry forward tax losses from previous years	—	(3,920)	—
Decrease in taxes from utilization of carry forward tax assets losses for which deferred taxes were not created	—	(441)	(1,692)
Increase (decrease) in taxes resulting from differences in tax rates, net	(869)	(246)	148
Increase (decrease) in taxes resulting from permanent differences included in stock-based compensation	158	(200)	100
Losses in respect of which no deferred taxes were generated	—	279	297
Increase in taxes resulting from prior years	—	132	506
Other(*)	(246)	88	102

Income taxes expense (benefit) in the consolidated statements of operations	6,287	(3,643)	550

(*)	Resulting mainly from the changes in the exchange rate of Israeli currency relative to the US dollar.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

H.	Non-US subsidiary

The non-US subsidiary is taxed under the laws of its country of residence.

I.	Tax assessments

The Company has not received final tax assessments since inception. Together with this, the Company has tax assessments considered final until the end of December 2006. The Israeli subsidiary has received final tax assessments for the year ended December 31, 2006. In respect of this agreement, in 2008 the Israeli subsidiary recorded an accumulated tax provision in an amount of US$ 0.5M and made a payment to the Israeli tax authority during 2009.

J.	Tax benefits under the Law for Encouragement of Capital Investments, 1959 (the “law”)

Under the Israeli law, the Israeli subsidiary is entitled to various tax benefits by virtue of the “approved enterprise” status that was granted to a number of its production facilities.

The principal benefits to which the Israeli subsidiary is entitled, are as follows:

1.	Reduced tax rates

The Israeli subsidiary is entitled to reduced tax rates during a benefits period of from seven to ten years (depending on the classification of the Company as a foreign-invested company) from the year in which the approved enterprise first earns taxable income. Since the Israeli subsidiary had taxable income in 2001, the benefits period attributable to the approved enterprise commenced in that year.

Income deriving from the approved enterprise will be tax-exempt for the first two years. In the succeeding five to eight years (depending on the classification of the Company as a foreign-invested company) the income will be taxed at a reduced rate.

In the event of distribution of cash dividends from income which was tax-exempt as above, the Israeli subsidiary would have to pay 25% tax in respect of the amount distributed. The Israeli subsidiary decided to reinvest the amount of such tax-exempt income, and not to distribute it as dividends.

On January 2, 2003, the Israeli subsidiary received its second letter of approval from the Investment Center to expand its facilities.

The benefits regarding the second letter were granted in respect of the Israeli subsidiary’s income that derives from revenues included in the letter of approval, subject to the fulfillment of the terms contained in the letter of approval. The benefits period attributed to this letter of approval commenced in 2003.

On January 25, 2005, the Israeli subsidiary received its third letter of approval from the Investment Center to expand its facilities.

The benefits regarding the third letter were granted in respect of the Israeli subsidiary’s income that derives from revenues included in the letter of approval, subject to the fulfillment of the terms contained in the letter of approval. The benefits period attributed to this letter of approval commenced in 2005.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

2.	Conditions for entitlement to the benefits

The entitlement to the above benefits is contingent upon fulfillment of the conditions stipulated by the law, the regulations published thereunder and the letters of approval for the specific investments in the approved enterprise.

Failure to comply with these conditions may result in the cancellation of the benefits, in whole or in part, and the Company may have to refund the amounts received, plus linkage differentials and interest.

Management of the Israeli subsidiary believes that as of December 31, 2010, the subsidiary is in compliance with the abovementioned conditions.

K.	Tax rates applicable to the income of the Israeli subsidiary

On July 25, 2005, the Israeli Parliament passed Amendment to the Income Tax Ordinance (No. 147)—2005 (hereinafter—the “Amendment”) whereby, among other things, the corporate tax rate would be gradually reduced to the following rates: 2008—27%, 2009—26%, and 2010 and thereafter—25%.

On July 23, 2009, as part of the Economic Efficiency Law (Legislative Amendments for the Implementation of the Economic Plan for the years 2009 and 2010)—2009 (the “Arrangements Law”), article 126 of the Income Tax Ordinance (New Version)—1961 was amended, whereby the corporate tax rate would be gradually reduced commencing in the 2011 tax year and thereafter, as follows: 2011—24%, 2012—23%, 2013—22%, 2014—21%, 2015 – 20% and 2016 and thereafter—18%.

L.	Uncertainty in tax positions

As stated in Note 2R, effective January 1, 2009, the Company changed its accounting with respect to uncertainty in income taxes. As of the date of adoption, the Company recognized an amount of US$ 2,500,000 with respect to unrecognized tax benefit. This amount was recognized as an addition to the tax provisions outstanding as of January 1, 2009 that were included in the balances with respect to tax contingencies under the previous accounting policy. As required, this amount was reported as an adjustment to the opening balance of retained earnings. See also Note 12.

The Company and its subsidiaries files income tax returns in US and in Israel. The Company anticipates that it is reasonably possible that over the next twelve months the amount of unrecognized tax benefits could be reduced to zero, therefore as of December 31, 2010 and 2009, the liability with respect to uncertainty in tax positions is presented as short-term liability on the balance sheet.

Reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In thousands of US dollars
Balance at January 1, 2009 (restated)	2,700
Additions/settlements during the year	—

Balance at December 31, 2009	2,700
Additions/settlements during the year	—

Balance at December 31, 2010	2,700

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 11—SEGMENT INFORMATION

A.	For management purposes, the Company has two reportable segments categorized by product type, as follows:

1.	Professional products—the activities of this segment are focused on design, development manufacturing and selling of medical and esthetic light and heat based products for skin care.

2.	Consumer products—the activities of this segment are focused on design, development, manufacturing and selling of long-term hair reduction and acne consumer products.

The Company has no inter-segment transactions.

The Group analyzes segment performance based on revenue and gross profit, but does not allocate operating expenses or assets to segments. Accordingly, the Company has presented only the revenues and the gross profits derived by the segments.

	Professional products	Consumer products	Total
	In thousands of US dollars
			(Restated)
Year ended December 31, 2010:
Segment revenue from external customers	3,416	66,655	70,071

Segment gross profit	1,990	51,616	53,606

Operating expenses			35,435

Income from operation			18,171
Financial expense, net			(283)

Income before taxes on income			17,888

Year ended December 31, 2009:
Segment revenue from external customers	4,058	11,979	16,037

Segment gross profit	2,256	7,600	9,856

Operating expenses			8,279

Income from operation			1,577
Financial income, net			65

Income before taxes on income			1,642

Year ended December 31, 2008:
Segment revenue from external customers	5,640	15,897	21,537

Segment gross profit	2,799	10,507	13,306

Operating expenses			10,090

Income from operation			3,216
Financial expense, net			(526)

Income before taxes on income			2,690

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

B.	Geographic information:

	Sales		Long-lived assets
	In thousands of US dollars
	(Restated)
Year ended December 31, 2010
Europe (including Israel)	3,604		755
North America(*)	34,971	(*)	4
South America	1,297		—
Asia Pacific(**)	30,199	(**)	—

Total	70,071		759

(*)	USA—US$ 33,138,000.
(**)	Japan—US$ 29,530,000.

	Sales		Long-lived assets
	In thousands of US dollars
Year ended December 31, 2009
Europe (including Israel)	4,160		939
North America	3,844	(*)	15
South America	264		—
Asia Pacific	7,769	(**)	—

Total	16,037		954

(*)	USA—US$ 3,480,000.
(**)	Japan—US$ 6,824,000.

	Sales		Long-lived assets
	In thousands of US dollars
Year ended December 31, 2008
Europe (including Israel)	5,193		1,153
North America	13,214	(*)	90
South America	484		—
Asia Pacific	2,646	(**)	—

Total	21,537		1,243

(*)	USA—US$ 11,676,000.
(**)	Australia—US$ 1,456,000.

Geographic information for sales is determined based on customer location.

Long-lived assets were classified based on major geographic areas in which the group operates.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

C.	Major customer’s data as a percentage of total revenue:

	Year ended December 31,
	2010	2009	2008
	In thousands of US dollars
Customer A	3%	7%	22%

Customer B	0%	0%	16%

Customer C	42%	42%	0%

NOTE 12—RESTATEMENTS

A.	Background of the restatements

The previously reported consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended, have been restated due to the correction of errors related to the accounting treatment of the following:

1.	Uncertainty in income tax positions

In connection with the adoption of an amendment to ASC Topic 740-10, “Income Taxes”, the Company corrected the unrecognized tax benefit balance as of January 1, 2009, in an amount of US$ 2,500,000 for certain tax positions of previous years which was not recognized due to an error. The correction of the error was reported as an adjustment to the opening balance of retained earnings as of January 1, 2009. In addition, the Company canceled a provision recognized during the year ended December 31, 2010 relating to some of those uncertainties in tax positions in an amount of US$ 460,000 due to the recognition as of January 1, 2009 as described above.

2.	Deferred income taxes

Based upon the weight of available evidence as of December 31, 2010 and 2009, in respect to the amount of deferred income tax assets expected to be realized in future periods, the Company decreased to nil the valuation allowance originally recorded in both years ended on those dates in the amount of US$ 941,000 and US$ 3,920,000, respectively. The Company determined the available evidence, forecasts and futures budgets, which were not adjusted together with historical performance including revenues and profits growth trends, should have led to a conclusion that the balance of deferred income tax assets would be utilized in future periods. Deferred tax (benefit) expenses were corrected accordingly in both years.

3.	Accounts receivable

The allowance for doubtful debts balance as of December 31, 2010 was overstated in the amount of US$ 1,183,000, as the company had recorded an unspecified general reserve in that amount based on the historical information for those receivables and not with respect to specific amounts determined to be doubtful of collection in accordance with its policy. The unspecified reserve is not allowed according to GAAP. In addition, due to an error, this amount was erroneously recorded as a reduction of revenues in lieu of expenses under the caption General and Administrative, so the financial statements have been restated to remove such general reserve and correct the revenues account. In addition, the accounts receivable balance as of December 31, 2010 was overstated in the amount of US$ 382,000 due to improper presentation of certain transactions which overstated both the accounts receivable and deferred revenues balances in that amount. Based on the aforementioned, the accounts receivable balance as of December 31, 2010 was adjusted in the net amount of US$801,000.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

4.	Inventories

As of December 31, 2010 inventory in transit from the subsidiary to the Company was omitted from the consolidated inventory balance at that date and therefore the inventory balance and related cost of revenues previously recognized by the subsidary was corrected.

5.	In addition, the Company corrected other immaterial errors related to classification of certain balance sheet items.

B.	Impact of restatements

1.	The effects of the restatements on the consolidated balance sheets are summarized in the following tables:

	December 31, 2010
	As previously reported	Adjustment		As restated
	In thousands of US dollars
Accounts receivable (see Note 12A(3))	6,179	801		6,980
Other current assets (see Note 12A(2))	3,046	941		3,987
Inventories (see Note 12A(4))	10,556	557		11,113
Other current liabilities	8,535	2,720	(1)	11,255
Deferred revenues	1,209	(612	)(2)	597
Retained earnings	13,317	190	(3)	13,507
Total stockholders’ equity	28,710	190	(3)	28,900

(1)	Increase of unrecognized tax benefit of US$ 2,040,000 (see Note 12A(1)), increase of income tax – current provision of US$ 433,000 and reclassification of US$ 230,000 from deferred revenue (see Note 12A(5)).
(2)	The balance includes long-term deferred revenues. The amount of US$ 612,000 comprised of cancelation of US$ 382,000 (see Note 12A(3)) and reclassification of US$ 230,000 to other current liabilities (see Note 12A(5)).
(3)	Represents the net effect of the restatements.

	December 31, 2009
	As previously reported	Adjustment		As restated
	In thousands of US dollars
Other current assets	937	2,160	(1)	3,097
Deferred Income Taxes – long term	1	1,960	(1)	1,961
Other current liabilities	1,398	3,002	(2)	4,400
Deferred revenues	302	(302	)(2)	—
Retained earnings	486	1,420	(3)	1,906
Total stockholders’ equity	15,487	1,420	(3)	16,907

(1)	Cancelation of valuation allowance of US$ 3,920,000 (see Note 12A(2)) plus reclassification of US$ 200,000 from other current liabilities (see Note 12A(5)).
(2)	Increase of unrecognized tax benefit in the amount of US$ 2,500,000 (see Note 12A(1)) plus reclassification of US$ 200,000 to other current assets and US$ 302,000 from deferred revenues (see Note 12A(5)).
(3)	Represents the net effect of the restatements.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

2.	The effect of the restatement on the consolidated statements of income are summarized in the following tables:

	Year ended December 31, 2010
	As previously reported	Adjustment		As restated
	In thousands of US dollars
Revenues (see Note 12A(3))	68,888	1,183		70,071
Cost of revenues (see Note 12A(4))	17,022	(557)		16,465
General and administrative expenses (see Note 12A(5))	5,628	18		5,646
Income tax expense	(3,335)	(2,952	)(1)	(6,287)
Net income	12,831	(1,230)		11,601

(1)	Net effect on deferred tax expenses due to utilization of deferred tax assets in the amount of US$ 3,920,000 plus cancellation of valuation allowance in the amount of US$ 941,000 (see Note 12A(2)) and net tax effect of US$ 27,000.

	Year ended December 31, 2009
	As previously reported	Adjustment	As restated
	In thousands of US dollars
Income tax expense (benefit) (see Note 12A(2))	277	(3,920)	(3,643)
Net income	1,365	3,920	5,285

3.	The effect of the restatement on the consolidated statements of cash flows are summarized in the following tables:

	Year ended December 31, 2010
	As previously reported	Adjustment	As restated
	In thousands of US dollars
Net income for the year	12,831	(1,230)	11,601
Change in accounts receivable	(3,985)	(801)	(4,786)
Change in inventories	(5,823)	(557)	(6,380)
Change in other current assets	(2,109)	1,162	(947)
Change in deferred tax	—	2,018	2,018
Change in other current liabilities	7,137	(282)	6,855
Change in deferred revenue	1,209	(612)	597

	Year ended December 31, 2009
	As previously reported	Adjustment	As restated
	In thousands of US dollars
Net income for the year	1,365	3,920	5,285
Change in other current assets	(373)	(215)	(588)
Change in deferred tax	—	(3,897)	(3,897)
Change in other current liabilities	(1,278)	(131)	(1,409)

NOTE 13—SUBSEQUENT EVENTS AFTER BALANCE SHEET DATE

A.

On June 30, 2011, the Board of Directors of the Company authorized its Chairman of the Board to award its Chief Executive Officer (i) a stock award of up to 1,017,065 shares of the Company’s common stock and (ii) a cash bonus as a “gross-ups” for compensation of tax payments (tax

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

obligations, withholdings and other tax-related liabilities in connection with the stock award and cash award). On June 30, 2011, the full 1,017,065 shares and the cash award as a “gross-ups” for reimbursement of tax payments were authorized by the Chairman of the Board.

In addition, on June 30, 2011, the Board of Directors of the Company approved a grant to certain directors, executives and employees of the Company of 732,292 stock options at an exercise price of US$ 0.01, to purchase shares of the Company’s common stock (each option is exercisable to one common stock). The contractual term of each option is 10 years from the date of grant.

The vesting terms of the options are as follows:

1.

616,155 options were granted with vesting terms of: (i) 33% of the options on June 30, 2012; and (ii) as to the remaining options, 8 1/3% of the options on each of the end of the following 8 quarters: September 30, 2012; December 31, 2012; March 31, 2013; June 30, 2013; September 30, 2013; December 31, 2013, March 31, 2014, and June 30, 2014.

2.	49,470 options will be fully vested on June 30, 2012.

3.	66,667 options were fully vested on the Effective Date of Grant.

Upon consummation of the merger as described in Note 13B, the Board of Directors may accelerate the vesting periods so all outstanding options will become fully vested and call for conversion of the options into shares of common stock. Options that would not be exercised on the date of such acceleration would be forfeited. If such acceleration will not be determined by the Board of Directors, options that would not be exercised within the contractual term would be forfeited.

Out of the total options exercised into shares of common stock, the Company shall have the right to repurchase 264,638 shares of common stock at a price equal to the par value of such shares (US$ 0.01 par share) in the event of either the resignation or the termination for cause of the employment agreement of the employees with the Company or its subsidiary. The repurchase right will be subject to the vesting periods mentioned in section 1 above.

The fair value estimation of the award was US$ 13.63 per common stock and US$ 13.62 per option. The Company recorded a stock based compensation expense in the interim financial statements for the six and three month periods ended June 30, 2011, in an amount of US$ 27.1 million (including the cash bonus liability in an amount of US$12.3 million) in respect of the 2011 grants, regarding the entire grant to the Chief Executive Officer and regarding a grant of 66,667 options to a director since such grants were fully vested on the date of grant (June 30, 2011). The remaining grant to the other directors, executives and employees in an aggregate total amount of approximately US$ 9 million, will be recorded as a stock based compensation expense in future periods.

B.	On July 4, 2011, Radiancy, Inc., PhotoMedex, Inc., a company whose stock is listed on the NASDAQ, and PhotoMedex Merger Sub, Inc., wholly-owned subsidiary of the PhotoMedex, entered into an Agreement and Plan of Merger, pursuant to which, subject to certain conditions, PhotoMedex Merger Sub will merge with and into Radiancy, with Radiancy surviving as a majority-owned subsidiary of the PhotoMedex (the “Merger”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, PhotoMedex shall (i) cause to be paid or issued to stockholders of record of Radiancy (other than Radiancy, Ltd.) newly issued common stock, par value US$0.01 per share, of PhotoMedex, in an amount equal to the sum of (A) three times the number of shares of PhotoMedex common stock that are issued and outstanding immediately prior to the consummation of the Merger (including, for these purposes, any shares of PhotoMedex common stock that are issuable upon conversion or exercise of any outstanding convertible securities at a conversion or exercise price that is less than US$25.00 per share, but

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

excluding those certain options to purchase 115,400 shares of PhotoMedex common stock which are provided for in certain PhotoMedex employees employment agreements), plus (B) 3,640,000 shares of PhotoMedex common stock, and (ii) cause to be paid or issued to the stockholders of record of PhotoMedex, warrants to purchase an aggregate of 846,467 shares of PhotoMedex common stock, and options to purchase 115,400 shares of PhotoMedex common stock in connection with certain employment agreements by and between PhotoMedex and certain employees of PhotoMedex.

The Merger Agreement contains certain termination rights for both Radiancy and PhotoMedex and provides that, under certain circumstances, each of Radiancy and PhotoMedex, as the case may be, may be required to pay a termination fee. If either party terminates the Merger Agreement because of a change in board recommendation or if such party’s board of directors has approved an acquisition proposal or a superior offer, then such terminating party is required to pay a termination fee of US$3,000,000 to the other party. In addition, if there is a termination of the Merger Agreement due to a failure to satisfy certain of the conditions to closing of the Merger, the party so failing to satisfy such condition is required to pay to the other party a termination fee equal to US$1,500,000 plus reimbursement of the other party’s expenses. In addition, either party may terminate the Merger Agreement if the Merger is not consummated by January 31, 2012.

The proposed merger is subject to customary closing conditions, including approval by the stockholders of PhotoMedex of the proposed merger and approval by the Company’s stockholders.

C.	See Note 8B2, above.

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RADIANCY, INC.,

PHOTOMEDEX, INC.,

AND PHMD MERGER SUB, INC.

Dated as of October 31, 2011

Page
ARTICLE I TERMS OF THE MERGER		A 1
1.1	The Merger	A 1
1.2	The Closing; Effective Time; Effect	A 4
1.3	[Intentionally Omitted]	A 4
1.4	Other Effects of the Merger	A 4
1.5	Additional Actions	A 5
1.6	Organic Anti-Dilution	A 5
1.7	Tax Consequences	A 5
1.8	Treatment of Options	A 5
1.9	Dissenting Stockholders; Appraisal Rights	A 5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PHOTOMEDEX AND MERGER SUB		A 5
2.1	Due Organization and Good Standing	A 6
2.2	Title to Securities; Capitalization	A 7
2.3	Subsidiaries	A 8
2.4	Authorization; Binding Agreement	A 9
2.5	Governmental Approvals	A 9
2.6	No Violations	A 10
2.7	SEC Filings and Financial Statements	A 10
2.8	Absence of Certain Changes	A 11
2.9	Absence of Undisclosed Liabilities	A 12
2.10	Compliance with Laws	A 12
2.11	Regulatory Agreements; Permits	A 12
2.12	Litigation	A 13
2.13	Restrictions on Business Activities	A 13
2.14	Material Contracts	A 13
2.15	Intellectual Property	A 15
2.16	Employee Benefit Plans	A 15
2.17	Taxes and Returns	A 17
2.18	Finders and Investment Bankers	A 18
2.19	Title to Properties; Assets	A 18
2.20	Employee Matters	A 19
2.21	Environmental Matters	A 20
2.22	Transactions with Affiliates	A 21
2.23	Insurance	A 21
2.24	Books and Records	A 21
2.25	Accounts Receivable	A 21
2.26	Inventory	A 21
2.27	Listing	A 21
2.28	FDA	A 21
2.29	Investment Company Act	A 22
2.30	Information Supplied	A 22
2.31	No Additional Representations	A 23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF RADIANCY		A 23
3.1	Due Organization and Good Standing	A 23
3.2	Title to Securities; Capitalization	A 24
3.3	Subsidiaries	A 25

i

Page
3.4	Authorization; Binding Agreement	A 25
3.5	Governmental Approvals	A 26
3.6	No Violations	A 26
3.7	Radiancy Financial Statements	A 26
3.8	Absence of Certain Changes	A 27
3.9	Absence of Undisclosed Liabilities	A 28
3.10	Compliance with Laws	A 28
3.11	Regulatory Agreements; Permits	A 28
3.12	Litigation	A 28
3.13	Restrictions on Business Activities	A 29
3.14	Material Contracts	A 29
3.15	Intellectual Property	A 30
3.16	Employee Benefit Plans	A 31
3.17	Taxes and Returns	A 33
3.18	Finders and Investment Bankers	A 34
3.19	Title to Properties; Assets	A 34
3.20	Employee Matters	A 35
3.21	Environmental Matters	A 35
3.22	Transactions with Affiliates	A 36
3.23	Insurance	A 36
3.24	Books and Records	A 36
3.25	Accounts Receivable	A 36
3.26	Inventory	A 36
3.27	FDA	A 36
3.28	Investment Company Act	A 37
3.29	Information Supplied	A 37
3.30	No Additional Representations	A 38

ARTICLE IV COVENANTS		A 38
4.1	Conduct of Business of PhotoMedex, Radiancy and Subsidiaries	A 38
4.2	Access and Information; Confidentiality	A 41
4.3	No Solicitation; No Change in Recommendation	A 41
4.4	Payment to Perseus	A 44
4.5	Disclosure Updates	A 45

ARTICLE V ADDITIONAL COVENANTS OF THE PARTIES		A 45
5.1	Notification of Certain Matters	A 45
5.2	Commercially Reasonable Efforts	A 46
5.3	Public Announcements	A 47
5.4	Regulatory Matters	A 48
5.5	PhotoMedex Stockholders’ Meeting; Radiancy Stockholders’ Meeting	A 48
5.6	Reservation of PhotoMedex Common Stock	A 49
5.7	Other Actions	A 49
5.8	Required Information	A 49
5.9	Amended and Restated Articles of Incorporation of PhotoMedex	A 49
5.10	Directors of PhotoMedex After Closing	A 49
5.11	Merger Filings	A 50
5.12	Section 16 Matters	A 50
5.13	Israeli Tax Ruling	A 50
5.14	Further Assurances	A 51
5.15	Directors and Officers Indemnification and Insurance	A 51

ii

Page
5.16	Application of Section 3.17(l)	A 52
5.17	Additional Covenants Israeli Approvals	A 52
5.18	[Intentionally Omitted]	A 52
5.19	Amendment of PhotoMedex Option Plan	A 52

ARTICLE VI CONDITIONS		A 53
6.1	Conditions to Each Party’s Obligations	A 53
6.2	Conditions to Obligations of Radiancy	A 53
6.3	Conditions to Obligations of PhotoMedex	A 54
6.4	Waiver of Closing Conditions	A 55

ARTICLE VII TERMINATION AND ABANDONMENT		A 56
7.1	Termination	A 56
7.2	Effect of Termination	A 57
7.3	Fees and Expenses	A 57
7.4	Amendment	A 58
7.5	Waiver	A 58

ARTICLE VIII MISCELLANEOUS		A 58
8.1	Survival	A 58
8.2	Notices	A 59
8.3	Binding Effect; Assignment	A 59
8.4	Governing Law; Jurisdiction	A 59
8.5	Waiver of Jury Trial	A 60
8.6	Counterparts	A 60
8.7	Interpretation	A 60
8.8	Entire Agreement	A 60
8.9	Severability	A 61
8.10	Specific Performance	A 61
8.11	Third Parties	A 61
8.12	Disclosure Letters	A 61
8.13	Certain Definitions	A 62

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 31, 2011 by and among Radiancy, Inc., a Delaware corporation (“Radiancy”), PhotoMedex, Inc., a Nevada corporation (“PhotoMedex”), and PHMD Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of PhotoMedex (“Merger Sub”). Radiancy, PhotoMedex and Merger Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

A. The Parties intend to effect the merger of Merger Sub with and into Radiancy (the “Merger”), with Radiancy continuing as the surviving entity in the Merger, and as a result of which all issued and outstanding common stock, par value $0.01 per share, of Radiancy (the “Radiancy Common Stock”), other than shares of Radiancy Common Stock held by Radiancy, Ltd., an Israeli company and wholly owned subsidiary of Radiancy (“Radiancy, Ltd.”), will be deemed for all purposes to represent the right to receive the Merger Consideration (as defined hereafter) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporations Law, as amended (the “DGCL”).

B. The Parties have entered into that certain Agreement and Plan of Merger on July 4, 2011 (the “Original Agreement”). The Parties desire that the Original Agreement be amended and restated in its entirety to read as set forth herein. Upon the execution and delivery of this Agreement by each of the Parties the Original Agreement shall be amended and restated in its entirety to read as set forth herein.

C. Each of the board of directors of Radiancy (the “Radiancy Board”), the board of directors of PhotoMedex (the “PhotoMedex Board”) and the board of directors of Merger Sub (the “Merger Sub Board”), respectively, has approved this Agreement and each of them has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of each of Radiancy, PhotoMedex and Merger Sub, respectively, and their respective stockholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as hereafter defined), Merger Sub shall be merged with and into Radiancy. Upon the consummation of the Merger, the separate existence of Merger Sub shall thereupon cease and Radiancy, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a majority-owned subsidiary of PhotoMedex.

(b) On the Closing Date and except as set forth in Section 1.1(n), PhotoMedex shall (i) cause to be paid or issued to stockholders of record of Radiancy (the “Radiancy Stockholders”) as of the Effective Time, in accordance with the terms and conditions of this Agreement and the allocation attached hereto as Exhibit 1.1(b)(i) (the “Radiancy Stockholder Allocation”), newly issued common stock, par value $0.01 per share, of PhotoMedex (the “PhotoMedex Common Stock”) equal to the sum of [A] the number of shares of PhotoMedex Common Stock that is equal to three (3) times the number of shares of PhotoMedex Common Stock that are

A 1

issued and outstanding immediately prior to the consummation of the Merger (including, for these purposes, any shares of PhotoMedex Common Stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share, but excluding those certain options to purchase 115,400 shares of PhotoMedex Common Stock which are provided for in the employment agreements of Messrs. Dennis McGrath and Michael Stewart (the “Employee Options”), plus [B] Three Million Six Hundred Forty Thousand (3,640,000) shares of PhotoMedex Common Stock (collectively, the “Merger Consideration”) and (ii) cause to be paid or issued to the stockholders of record of PhotoMedex entitled to vote for or against the Merger at the stockholder meeting (the “PhotoMedex Stockholders”) to approve the Merger, in accordance with the terms and conditions of this Agreement, warrants to purchase an aggregate of One Million One Hundred Forty One Thousand, Six Hundred Sixty Seven (1,141,667) shares of PhotoMedex Common Stock (the “Warrants”), of which warrants to purchase 115,400 shares of PhotoMedex Common Stock will instead be issued as options to Messrs. Dennis McGrath and Michael Stewart under their employment agreements with PhotoMedex, such Warrants to be issued pro rata to such stockholders based upon the number of issued and outstanding shares of PhotoMedex Common Stock held by each such holder on the record date (the “PhotoMedex Stockholder Allocation”).

(c) The Parties hereby agree that Twenty Thousand Two Hundred (20,200) of the foregoing Employee Options shall have an exercise price of no less than Twenty Dollars ($20.00) per share of PhotoMedex Common Stock.

(d) As soon as practicable after the Effective Time, PhotoMedex shall cause Broadridge Corporate Issuer Solutions, Inc. (or such other Person as may be mutually agreed upon by the Parties, the “Exchange Agent”) to mail each holder of record holding a Radiancy Common Stock certificate (the “Certificate”) other than Radiancy, Ltd. a letter of transmittal as prepared by PhotoMedex and reasonably acceptable to Radiancy (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by the Exchange Agent, the holder of such Certificate or Certificates (except as set forth in Section 1.1(n)) shall be entitled to receive in exchange therefor a certificate representing the number of whole PhotoMedex Common Stock to which such holder of Radiancy Common Stock shall have become entitled to hereunder and in accordance with the Radiancy Stockholder Allocation, and the Certificate or Certificates so surrendered shall be canceled. Until so surrendered, each Certificate (except as set forth in Section 1.1(n)) shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(e) If any certificate representing PhotoMedex Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes (as defined below) required by reason of the issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) After the Effective Time, there shall be no transfers on the stock transfer books of Radiancy of the shares of Radiancy Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Radiancy Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates (properly endorsed or accompanied by an appropriate instrument of transfer) representing such shares are presented for transfer to the Exchange Agent, they (except as set forth in Section 1.1(n)) shall represent the right to receive the Merger Consideration as provided in this Section 1.1.

A 2

(g) Any portion of the Merger Consideration that remains unclaimed by the holders of Certificates as of the first anniversary of the Effective Time shall be paid to PhotoMedex. Any former stockholders of Radiancy who have not theretofore complied with this Section 1.1 shall thereafter look only to PhotoMedex (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws (as defined below)) for payment of the Merger Consideration to such stockholder as determined pursuant to this Agreement and without any interest thereon. Any consideration remaining unclaimed immediately prior to such time when such consideration would otherwise escheat or become the property of any Governmental Authority (as defined below), shall, to the extent permitted by applicable Law, become the property of PhotoMedex, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Radiancy, PhotoMedex, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by PhotoMedex, the posting by such Person of a bond in such amount as PhotoMedex may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

(i) The Warrants shall be in substantially the form attached hereto as Exhibit 1.1(i) and shall have the terms set forth therein, including, without limitation, (i) a warrant exercise price of Twenty Dollars ($20.00) per share of PhotoMedex Common Stock, (ii) an exercise period of three (3) years following the Effective Time, and (iii) notwithstanding the three-year exercise period, the right of PhotoMedex to notify the holders of Warrants of an earlier expiration of the Warrants at any time following such time as the PhotoMedex Common Stock will have had a closing trading price in excess of Thirty Dollars ($30.00) per share for a period of twenty (20) consecutive Trading Days, provided that such earlier expiration date shall not be earlier than that date which is twenty (20) Business Days following the delivery of such notification by PhotoMedex. As soon as practicable after the Effective Time, PhotoMedex shall cause the Exchange Agent to mail the Warrants to each holder of record of PhotoMedex Common Stock in accordance with the terms and conditions of this Agreement and the PhotoMedex Stockholder Allocation.

(j) At the Effective Time, the shares of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Radiancy, PhotoMedex or Merger Sub, shall be converted into a number of shares of common stock of the Surviving Company that is equal to the sum of the total number of shares of Radiancy Common Stock that are held by the Radiancy Stockholders (other than Radiancy, Ltd.) and the total number of shares of preferred stock of Radiancy that are held by the Radiancy stockholders, in each case immediately prior to the Effective Time.

(k) By virtue of the Merger, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company.

(l) At and after the Effective Time, except as otherwise expressly set forth herein, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Radiancy and Merger Sub and all of the claims, obligations, liabilities, debts and duties of Radiancy and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(m) Tax Withholding. PhotoMedex and the Surviving Company shall be entitled to deduct and withhold from the Merger Consideration otherwise payable in accordance with this Agreement such amounts as PhotoMedex, the Surviving Company and the Exchange Agent reasonably believe are required by applicable

A 3

Law (including, without limitation, Israeli Tax Laws). To the extent that amounts are so withheld by PhotoMedex, the Surviving Company or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Radiancy Stockholder in respect of which such deduction and withholding was made by PhotoMedex or the Surviving Corporation, as the case may be. Notwithstanding the foregoing in this Section 1.1(m), PhotoMedex or the Surviving Company, as the case may be, shall: (i) not withhold any amounts in the event that the Israeli Tax Ruling (as defined in Section 5.13 below) is obtained, unless such withholding (if any) is made only in accordance with the provisions of said Israeli Tax Ruling; (ii) comply with a withholding Tax extension (if obtained); (iii) not withhold any amounts pursuant for Israeli Tax purposes if the recipient has represented to PhotoMedex or the Surviving Company, as the case may be, in an Israeli tax declaration which will be attached to a letter of transmittal (the “Israeli Tax Declaration”) that the recipient is not a resident of the State of Israel; and (iv) not withhold or withhold a reduced Tax amount if the recipient has provided a Valid Certificate at least three (3) Business Days prior to any payment payable pursuant to this Agreement. A “Valid Certificate” shall be a certificate or ruling issued by the Israeli Tax Authority (the “ITA”) which is sufficient to enable PhotoMedex or the Surviving Company, as the case may be, to conclude that no withholding (or reduced withholding) of Israeli Tax is required with respect to such recipient.

(n) The Parties hereto agree that the Radiancy Common Stock owned by Radiancy, Ltd. immediately prior to the Effective Time shall not be exchanged for the Merger Consideration. Such Radiancy Common Stock owned by Radiancy, Ltd. shall remain issued and outstanding after the Effective Time. The consummation of the transactions contemplated by this Agreement shall not affect in any manner Radiancy, Ltd.’s ownership of Radiancy Common Stock except that, after the Effective Time, Radiancy, Ltd. shall be a stockholder of the Surviving Company. The Parties further agree that nothing in this Section 1.1(n) shall be deemed or construed to reduce the Merger Consideration.

1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated in accordance with Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (EST) no later than the third Business Day (as defined herein) after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed upon in writing by the Parties hereto; provided, however, that the Closing shall occur, subject to the satisfaction or waiver of the conditions set forth in Article VI, no later than January 31, 2012 (the “Drop Dead Date”). The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing and after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the Parties shall as promptly as practicable cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger for the Merger in accordance with the DGCL (referred to herein as the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time (on or before the Drop Dead Date) as is agreed in writing by the Parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3 [Intentionally Omitted].

1.4 Other Effects of the Merger. The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

A 4

1.5 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Radiancy or Merger Sub, or otherwise carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Radiancy and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Radiancy or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.6 Organic Anti-Dilution. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into PhotoMedex Common Stock), dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PhotoMedex Common Stock (each, an “Organic Dilution Event”) occurring on or after July 4, 2011 and prior to the Effective Time. Notwithstanding the foregoing, (i) the issuance, conversion or other like change of the Merger Consideration (and the securities underlying the Merger Consideration) as contemplated by Section 1.1 of this Agreement shall not be deemed an Organic Dilution Event, and/or (ii) the issuance of PhotoMedex Common Stock and/or other securities of PhotoMedex pursuant to any exercise or conversion of securities of PhotoMedex issued and outstanding as of July 4, 2011 shall not be deemed an Organic Dilution Event.

1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and Section 1.368-3(a) of the Treasury Regulations.

1.8 Treatment of Options. The Radiancy Board shall take such necessary steps to provide that (i) all Radiancy options that are issued and outstanding under any Radiancy option or incentive plan shall be accelerated and vested and become exercisable into shares of Radiancy Common Stock prior to the Effective Time, and (ii) any options not exercised prior to the Effective Time shall terminate as of the Effective Time. PhotoMedex options which remain unexercised at the Effective Time will remain outstanding.

1.9 Dissenting Stockholders; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if holders of shares of Radiancy Common Stock and preferred stock that are issued and outstanding immediately prior to the Effective Date (the “Appraisal Shares”) properly demand appraisal pursuant to, and in compliance with, Section 262 of the DGCL, the Appraisal Shares shall not be converted into Merger Consideration as provided in Section 1.1, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Date into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 1.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PHOTOMEDEX AND MERGER SUB

Except as set forth in the disclosure letter delivered by PhotoMedex to Radiancy on the date hereof (the “PhotoMedex Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the

A 5

PhotoMedex Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), PhotoMedex and Merger Sub represent and warrant to Radiancy as follows:

2.1 Due Organization and Good Standing. Each of PhotoMedex and each wholly owned or partially owned subsidiary of PhotoMedex (each a “PhotoMedex Subsidiary”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of PhotoMedex and each PhotoMedex Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a PhotoMedex Material Adverse Effect (as defined below). PhotoMedex has heretofore made available to Radiancy accurate and complete copies of PhotoMedex’s articles of incorporation and by-laws, as amended to date and as currently in effect (the “PhotoMedex Organization Documents”), and the certificate of incorporation, by-laws or equivalent organizational document of each of the PhotoMedex Subsidiaries, each as amended to date and as currently in effect (the “PhotoMedex Subsidiary Organization Documents”). None of PhotoMedex or any PhotoMedex Subsidiary is in violation of any PhotoMedex Organization Document or PhotoMedex Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “PhotoMedex Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of PhotoMedex and the PhotoMedex Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a PhotoMedex Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that PhotoMedex or any PhotoMedex Subsidiary is affected in a disproportionate manner relative to other companies in the industries in which PhotoMedex and the PhotoMedex Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which PhotoMedex or any of the PhotoMedex Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, PhotoMedex and the PhotoMedex Subsidiaries taken as a whole, relative to other participants in the industries in which PhotoMedex and the PhotoMedex Subsidiaries operate, (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect PhotoMedex and the PhotoMedex Subsidiaries taken as a whole, relative to other participants in the industries in which PhotoMedex and the PhotoMedex Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transactions expressly contemplated hereby, (v) any change in applicable Law or GAAP (as defined below) or interpretation thereof, (vi) the execution by PhotoMedex and performance of or compliance by PhotoMedex with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against PhotoMedex, Merger Sub or any member of the PhotoMedex Board or Merger Sub Board by shareholder(s) of PhotoMedex owning less than ten percent (10%) of the issued and outstanding PhotoMedex Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) changes in the market price or trading volume of the PhotoMedex Common Stock (provided that the underlying causes of such changes shall not be excluded), (ix) any matter disclosed in the PhotoMedex Disclosure Letter or (x) any failure to meet any financial or other projections.

A 6

2.2 Title to Securities; Capitalization.

(a) The authorized capital stock of PhotoMedex consists of 35,000,000 shares of PhotoMedex Common Stock. Section 2.2(a) of the PhotoMedex Disclosure Letter sets forth the number of shares of PhotoMedex Common Stock which are issued and outstanding. Except as set forth in Section 2.2(b) below, no shares of capital stock or other voting securities of PhotoMedex are issued, reserved for issuance or outstanding. All outstanding shares of PhotoMedex Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the PhotoMedex Organization Documents or any contract to which PhotoMedex is a party or by which PhotoMedex is bound. Except as set forth in the PhotoMedex Organization Documents and/or the SEC Reports, there are no outstanding contractual obligations of PhotoMedex to repurchase, redeem or otherwise acquire any shares of PhotoMedex Common Stock or any capital equity of PhotoMedex and there are no outstanding contractual obligations of PhotoMedex to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth in Section 2.2(b) of the PhotoMedex Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of PhotoMedex or obligating PhotoMedex to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, capital stock or securities convertible into or exchangeable for such securities, or obligating PhotoMedex to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c) The authorized capital stock of Merger Sub consists of eight million (8,000,000) shares of common stock, par value $0.01 per share, of which 100 shares of common stock are issued and outstanding. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All outstanding shares of Merger Sub common stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the PhotoMedex Subsidiary Organization Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub common stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as otherwise described in Section 2.2(c) of the PhotoMedex Disclosure Letter, PhotoMedex directly or indirectly owns all of the capital stock of, or other equity interests in, the PhotoMedex Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of, or other equity interests in, any of the PhotoMedex Subsidiaries or obligating any of the PhotoMedex Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity interest or securities convertible into or exchangeable for such securities, or obligating any of the PhotoMedex Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities. There are no outstanding obligations of PhotoMedex or any of the PhotoMedex Subsidiaries to repurchase, redeem (except as expressly contemplated by this Agreement) or otherwise acquire any capital stock of, or other equity interests in, PhotoMedex or any of the PhotoMedex Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

A 7

(d) The Merger Consideration to be issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and non assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the PhotoMedex Organization Documents or any contract to which PhotoMedex is a party or by which PhotoMedex is bound and not subject to preemptive rights created by statute, the PhotoMedex Organization Documents or any agreement to which the PhotoMedex is a party or is bound, other than by the terms of the Merger Consideration.

(e) Upon delivery of the Merger Consideration pursuant to this Agreement to the stockholders of Radiancy (other than Radiancy, Ltd.) who have exchanged their respective Certificates therefor, such stockholders will have good title to such Merger Consideration free and clear of any restrictions on transfer, Encumbrances (other than any restriction under the Securities Act, or any state “blue sky” securities Laws, by the terms of the Merger Consideration or Encumbrances or similar restrictions which are created by the Radiancy Stockholders), warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands.

(f) There are no registration rights (except as expressly contemplated by this Agreement), and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which PhotoMedex is a party or by which PhotoMedex is bound with respect to any of its capital stock. Except as set forth in this Agreement or disclosed in Section 2.2(f) of the PhotoMedex Disclosure Letter, as a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of PhotoMedex are issuable and no rights in connection with any shares, warrants, rights, options or other securities of PhotoMedex accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Except as disclosed in Section 2.2(g) of the PhotoMedex Disclosure Letter, no Indebtedness of PhotoMedex or any of the PhotoMedex Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by PhotoMedex or any of the PhotoMedex Subsidiaries, or (iii) the ability of PhotoMedex or any of the PhotoMedex Subsidiaries to grant any Encumbrance on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses, capitalized lease expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations in respect of bankers’ acceptances issued or created, (D) all indebtedness referred to in clauses (A) through (B) secured by an Encumbrance on any property of such Person and (E) all guarantee obligations for indebtedness of others referred to in clauses (A) through (D).

(h) Since January 1, 2008, PhotoMedex has not declared or paid any distribution or dividend in respect of the PhotoMedex Common Stock and, except for as expressly contemplated by this Agreement, has not repurchased, redeemed or otherwise acquired any securities or equity interest of PhotoMedex, and the PhotoMedex Board has not authorized any of the foregoing.

2.3 Subsidiaries.

(a) Section 2.3(a)(i) of the PhotoMedex Disclosure Letter sets forth a true, complete and correct list of each of the PhotoMedex Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 2.3(a)(ii) of the PhotoMedex Disclosure Letter, all of the capital stock and other equity interests of the PhotoMedex Subsidiaries are owned, directly or indirectly, by PhotoMedex free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the PhotoMedex Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the PhotoMedex Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither

A 8

PhotoMedex nor any PhotoMedex Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the PhotoMedex Subsidiaries owned by PhotoMedex or another PhotoMedex Subsidiary.

(b) Section 2.3(b) of the PhotoMedex Disclosure Letter lists all jurisdictions in which each of PhotoMedex and each PhotoMedex Subsidiary is qualified to conduct its respective business.

(c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder.

2.4 Authorization; Binding Agreement. Each of PhotoMedex and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the PhotoMedex Board and Merger Sub Board, and (ii) except for the approval of the stockholders of PhotoMedex (the “PhotoMedex Stockholder Approval”) and the filing of appropriate merger documents as contemplated by the DCGL, no other corporate proceedings on the part of PhotoMedex and Merger Sub are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which PhotoMedex or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by PhotoMedex and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PhotoMedex and Merger Sub, enforceable against PhotoMedex and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5 Governmental Approvals. Except as otherwise described in Section 2.5 of the PhotoMedex Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of PhotoMedex or any of the PhotoMedex Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by PhotoMedex and Merger Sub of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by PhotoMedex and Merger Sub of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where PhotoMedex or any PhotoMedex Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws (as defined below), (iii) such filings as contemplated by this Agreement pursuant to the Merger, (iv) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), the Financial Industry Regulatory Authority (“FINRA”) or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a PhotoMedex Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

A 9

2.6 No Violations. Except as otherwise described Section 2.6 of the PhotoMedex Disclosure Letter, the execution and delivery by PhotoMedex and Merger Sub of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by PhotoMedex and Merger Sub of the transactions contemplated hereby and thereby, and compliance by PhotoMedex and Merger Sub with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any PhotoMedex Organization Document or PhotoMedex Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any PhotoMedex Material Contract (as defined below), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) (other than any Permitted Encumbrances (as defined below)) upon any of the properties, rights or assets of PhotoMedex or any of the PhotoMedex Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which PhotoMedex or any of the PhotoMedex Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

2.7 SEC Filings and Financial Statements.

(a) Since January 1, 2008, PhotoMedex has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by PhotoMedex with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto. Section 2.7(a)(i) of the PhotoMedex Disclosure Letter lists; and PhotoMedex has made available to Radiancy copies in the form filed with the SEC of all of the following; except in each such case, to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) PhotoMedex’s Annual Reports on Form 10-K for each fiscal year of PhotoMedex since January 1, 2008, (ii) PhotoMedex’s Quarterly Reports on Form 10-Q for each fiscal quarter that PhotoMedex was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of PhotoMedex referred to in clause (i) above, (iii) all proxy statements relating to PhotoMedex’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Radiancy pursuant to this Section 2.7) filed by PhotoMedex with the SEC since January 1, 2008 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SEC Reports did not, at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, in which case on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the

A 10

circumstances under which they were made, not misleading. The Certifications were each true and correct on the date made. To the extent required by the Exchange Act, PhotoMedex and the PhotoMedex Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning PhotoMedex and the PhotoMedex Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of PhotoMedex’s filings with the SEC and other public disclosure documents. Except as set forth in Section 2.7(a)(ii) of the PhotoMedex Disclosure Letter, to the knowledge of PhotoMedex, each director and executive officer of PhotoMedex has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2008.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “PhotoMedex Financials”) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of PhotoMedex and the PhotoMedex Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. To the extent required by the Exchange Act, PhotoMedex has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of PhotoMedex and the PhotoMedex Subsidiaries are required by GAAP to be included in the consolidated financial statements of PhotoMedex. Section 2.7(b) of the PhotoMedex Disclosure Letter contains a description of all non-audit services performed by PhotoMedex’s auditors for PhotoMedex and the PhotoMedex Subsidiaries since January 1, 2008 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the PhotoMedex Board. PhotoMedex has no off-balance sheet arrangements. For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(c) Since January 1, 2008, neither PhotoMedex nor any PhotoMedex Subsidiary, or to PhotoMedex’s knowledge, any director, officer or employee of PhotoMedex or any PhotoMedex Subsidiary, or any auditor or accountant of PhotoMedex or the PhotoMedex Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of PhotoMedex or any PhotoMedex Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that PhotoMedex or any PhotoMedex Subsidiary has engaged in questionable accounting or auditing practices. To PhotoMedex’s knowledge, since January 1, 2008, no employee and no member of the PhotoMedex Board nor any attorney representing PhotoMedex or any PhotoMedex Subsidiary, whether or not employed by PhotoMedex or any PhotoMedex Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by PhotoMedex, the PhotoMedex Subsidiaries or any of their respective officers, directors, employees or agents or reported written evidence of any such violation to the PhotoMedex Board or any committee thereof or to any director or executive officer of PhotoMedex.

(d) The PhotoMedex Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8 Absence of Certain Changes.

(a) From January 1, 2011 through the date hereof, except as described in Section 2.8(a) of the PhotoMedex Disclosure Letter and as expressly contemplated by this Agreement, PhotoMedex and the PhotoMedex Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice.

A 11

(b) From January 1, 2011 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. Neither PhotoMedex nor any PhotoMedex Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the PhotoMedex Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 2.9 of the PhotoMedex Disclosure Letter, and (iii) liabilities or obligations under the payment terms of PhotoMedex Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for such liabilities or obligations that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.10 Compliance with Laws. Except as set forth in Section 2.10 of the PhotoMedex Disclosure Letter, neither PhotoMedex nor any of the PhotoMedex Subsidiaries are in conflict with, or in default or violation of, nor has it received, from January 1, 2008, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of PhotoMedex or any PhotoMedex Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any PhotoMedex Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.11 Regulatory Agreements; Permits.

(a) Except as disclosed in Section 2.11(a) of the PhotoMedex Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which PhotoMedex or any PhotoMedex Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 2.11(b) of the PhotoMedex Disclosure Letter, each of PhotoMedex, the PhotoMedex Subsidiaries, and each employee of PhotoMedex or any PhotoMedex Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with PhotoMedex or such PhotoMedex Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct PhotoMedex’s or the PhotoMedex Subsidiaries’ respective business as presently conducted, and to own, lease and operate PhotoMedex’s or the PhotoMedex Subsidiaries’ respective assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain, individually or in conjunction with another, would not reasonably be expected to result in a PhotoMedex Material Adverse Effect (collectively, the “PhotoMedex Permits”). PhotoMedex has made available to Radiancy true, correct and complete copies of all material PhotoMedex Permits. All of PhotoMedex Permits are in full force and effect, and no suspension or cancellation of any of PhotoMedex Permits is pending or, to PhotoMedex’s knowledge, threatened, except, in each case, where the failure of any PhotoMedex Permits to have been in full force and effect, or the suspension or cancellation of any of PhotoMedex Permits, would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex and the PhotoMedex Subsidiaries are not in violation in any material respect of the terms of any PhotoMedex Permit, except for any violations which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

(c) To PhotoMedex’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to PhotoMedex or any PhotoMedex Subsidiary is pending or threatened in writing.

A 12

2.12 Litigation. Except as disclosed in Section 2.12(a)(i) of the PhotoMedex Disclosure Letter, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an “Action”), or, to the knowledge of PhotoMedex, threatened against PhotoMedex, any of the PhotoMedex Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a PhotoMedex Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against PhotoMedex, any of the PhotoMedex Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex and the PhotoMedex Subsidiaries are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. Except as disclosed in Section 2.12(a)(ii) of the PhotoMedex Disclosure Letter, there is no material Action that PhotoMedex or any of the PhotoMedex Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of PhotoMedex, threatened against PhotoMedex involving a claim against PhotoMedex or any PhotoMedex Subsidiary for false advertising with respect to any of PhotoMedex’s or any PhotoMedex Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.13 Restrictions on Business Activities. There is no Order binding upon PhotoMedex or any of the PhotoMedex Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of PhotoMedex or any of the PhotoMedex Subsidiaries as their businesses are currently conducted, any acquisition of property by PhotoMedex or any of the PhotoMedex Subsidiaries, the conduct of business by PhotoMedex or any of the PhotoMedex Subsidiaries as currently conducted, or the ability of PhotoMedex to compete with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.14 Material Contracts.

(a) Section 2.14(a) of the PhotoMedex Disclosure Letter sets forth a true, correct and complete list of, and PhotoMedex has made available to Radiancy, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which PhotoMedex or any PhotoMedex Subsidiary is a party or by which PhotoMedex, any PhotoMedex Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “PhotoMedex Material Contract”) that:

(i) contains covenants that materially limit the ability of PhotoMedex or any PhotoMedex Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to PhotoMedex or any PhotoMedex Subsidiary upon notice of 60 days or less;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of PhotoMedex and the PhotoMedex Subsidiaries, taken as a whole;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

A 13

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by PhotoMedex or any PhotoMedex Subsidiary under such contract of more than $100,000 per year;

(vii) with respect to any material acquisition of another Person, pursuant to which PhotoMedex or any PhotoMedex Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii) obligates PhotoMedex or any PhotoMedex Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between PhotoMedex or any PhotoMedex Subsidiary and any of their respective directors or executive officers that cannot be cancelled by PhotoMedex (or the applicable PhotoMedex Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x) obligates PhotoMedex or any PhotoMedex Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

(xi) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of PhotoMedex or any PhotoMedex Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”).

(b) Except as disclosed in Section 2.14(b) of the PhotoMedex Disclosure Letter, with respect to each PhotoMedex Material Contract: (i) such PhotoMedex Material Contract is valid and binding and enforceable in all respects against PhotoMedex or the PhotoMedex Subsidiary party thereto (subject to Enforceability Exceptions) and, to PhotoMedex’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of PhotoMedex Material Contract against PhotoMedex or such PhotoMedex Subsidiary and, to PhotoMedex’s knowledge, the other party thereto; (iii) neither PhotoMedex nor any PhotoMedex Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by PhotoMedex or any PhotoMedex Subsidiary, or permit termination or acceleration by the other party thereto, under such PhotoMedex Material Contract; (iv) to PhotoMedex’s knowledge, no other party to such PhotoMedex Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by PhotoMedex or any of the PhotoMedex Subsidiaries, under such PhotoMedex Material Contract, and (v) no other party to such PhotoMedex Material Contract has notified PhotoMedex or any PhotoMedex Subsidiary in writing that it is terminating or considering terminating the handling of its business by PhotoMedex or any PhotoMedex Subsidiary or in respect of any particular product, project or service of PhotoMedex or any PhotoMedex Subsidiary, or is planning to materially reduce its future business with PhotoMedex or any PhotoMedex Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

A 14

2.15 Intellectual Property.

(a) Section 2.15(a)(i) of the PhotoMedex Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by PhotoMedex or any of the PhotoMedex Subsidiaries and is material to the business of PhotoMedex as currently conducted (“PhotoMedex Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to PhotoMedex or any of the PhotoMedex Subsidiaries and is material to the business of PhotoMedex (“PhotoMedex Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, each of PhotoMedex and the PhotoMedex Subsidiaries (x) has all right, title and interest in and to PhotoMedex Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the PhotoMedex Licensed Intellectual Property. Except as set forth in Section 2.15(a)(ii) of the PhotoMedex Disclosure Letter, neither PhotoMedex nor any of the PhotoMedex Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 2.15(a)(iii) of the PhotoMedex Disclosure Letter, to the knowledge of PhotoMedex, there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iv) of the PhotoMedex Disclosure Letter, to PhotoMedex’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter PhotoMedex’s or any PhotoMedex Subsidiary’s rights to any PhotoMedex Intellectual Property or PhotoMedex Licensed Intellectual Property. To PhotoMedex’s knowledge, all of PhotoMedex Intellectual Property and the license rights to the PhotoMedex Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to PhotoMedex’s knowledge, threatened that challenges the rights of PhotoMedex or any of the PhotoMedex Subsidiaries in any material respect of any PhotoMedex Intellectual Property or PhotoMedex Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. PhotoMedex Intellectual Property and the PhotoMedex Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to PhotoMedex or the PhotoMedex Subsidiaries and used in or necessary for the operation by PhotoMedex and the PhotoMedex Subsidiaries of their respective businesses as currently conducted. Neither PhotoMedex nor any of the PhotoMedex Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the PhotoMedex Licensed Intellectual Property, except for any such breaches and defaults which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the PhotoMedex Disclosure Letter lists, with respect to PhotoMedex and the PhotoMedex Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from PhotoMedex to officers and

A 15

directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “PhotoMedex Benefit Plans”). The term PhotoMedex Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with PhotoMedex and the PhotoMedex Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “PhotoMedex ERISA Affiliate”) may have any liability.

(b) Other than as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by PhotoMedex or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any PhotoMedex Benefit Plan, (ii) each PhotoMedex Benefit Plan has been administered in material accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) PhotoMedex and each PhotoMedex ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of PhotoMedex Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by PhotoMedex or any PhotoMedex ERISA Affiliate to any PhotoMedex Benefit Plan have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of PhotoMedex is threatened, against or with respect to any such PhotoMedex Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect). Each PhotoMedex Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005. Each PhotoMedex Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS upon which the sponsor of such PhotoMedex Benefit Plan is entitled to rely, has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable advisory or opinion letter, and neither PhotoMedex nor any PhotoMedex Subsidiary is aware of any circumstances that could result in revocation of any such favorable determination letter or the loss of the qualification of such PhotoMedex Benefit Plan under Section 401(a) of the Code.

(c) Except as disclosed in Section 2.16 of the PhotoMedex Disclosure Letter, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to PhotoMedex Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which PhotoMedex is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of PhotoMedex or any of the PhotoMedex Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of PhotoMedex or any of the PhotoMedex Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of PhotoMedex, or increase the amount of compensation due any such employee, director or consultant.

A 16

(d) None of the PhotoMedex Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e) No PhotoMedex Benefit Plan maintained by PhotoMedex or any of the PhotoMedex Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of PhotoMedex or any of the PhotoMedex Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f) Neither PhotoMedex nor any PhotoMedex ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g) Except as set forth in Section 2.16(g) of the PhotoMedex Disclosure Letter, no PhotoMedex Benefit Plan is maintained outside the jurisdiction of the United States (any such PhotoMedex Benefit Plan set forth in Section 2.16(g) of the PhotoMedex Disclosure Schedule, “PhotoMedex Foreign Benefit Plans”). All PhotoMedex Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all PhotoMedex Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other PhotoMedex Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable PhotoMedex or PhotoMedex Subsidiary entity.

2.17 Taxes and Returns.

(a) PhotoMedex has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the PhotoMedex Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the PhotoMedex Financials have been established.

(b) Section 2.17(b) of the PhotoMedex Disclosure Letter sets forth each jurisdiction where PhotoMedex and each PhotoMedex Subsidiary files or is required to file a Tax Return.

(c) To the Knowledge of PhotoMedex, neither PhotoMedex nor any of the PhotoMedex Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against PhotoMedex or any of the PhotoMedex Subsidiaries in respect of any Tax, and neither PhotoMedex nor any of the PhotoMedex Subsidiaries has been notified in writing of any proposed Tax claims or assessments against PhotoMedex or any of the PhotoMedex Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the PhotoMedex Financials have been established or are immaterial in amount).

(e) There are no material liens with respect to any Taxes upon any of PhotoMedex’s or the PhotoMedex Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the PhotoMedex Financials have been established.

A 17

(f) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by PhotoMedex or any of the PhotoMedex Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) Neither PhotoMedex nor any PhotoMedex Subsidiary has any material liability or potential material liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Neither PhotoMedex nor any PhotoMedex Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on PhotoMedex or any PhotoMedex Subsidiary with respect to any period following the Closing Date.

(k) Neither PhotoMedex nor any PhotoMedex Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers. Except as set forth in Section 2.18 of the PhotoMedex Disclosure Letter, PhotoMedex and/or Merger Sub has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of PhotoMedex.

2.19 Title to Properties; Assets.

(a) Section 2.19(a)(i) of the PhotoMedex Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of PhotoMedex or any of the PhotoMedex Subsidiaries from or to any Person (collectively, the “PhotoMedex Real Property”). The list set forth in Section 2.19(a)(i) of the PhotoMedex Disclosure Letter contains, with respect to each of PhotoMedex Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which PhotoMedex or any of the PhotoMedex Subsidiaries is a party or by which PhotoMedex or any of the PhotoMedex Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “PhotoMedex Leases”), the terms of which have been complied with by PhotoMedex and any PhotoMedex Subsidiary, except for any non-compliances as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex Real Property set forth in Section 2.19(a)(i) of the PhotoMedex Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of PhotoMedex and the PhotoMedex Subsidiaries. PhotoMedex does not own any real property. Except as set forth in Section 2.19(a)(ii) of the PhotoMedex Disclosure Letter, PhotoMedex or a

A 18

PhotoMedex Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) A true, correct, complete and full execution copy of each PhotoMedex Lease set forth in Section 2.19(a)(i) of the PhotoMedex Disclosure Letter has been made available to Radiancy. Except as set forth in Section 2.19(b)(i) of the PhotoMedex Disclosure Letter, PhotoMedex or PhotoMedex Subsidiary’s interests in each of the PhotoMedex Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the PhotoMedex Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the PhotoMedex Leases is in full force and effect. Except as set forth in Section 2.19(b)(ii) of the PhotoMedex Disclosure Letter, neither PhotoMedex nor any of the PhotoMedex Subsidiaries nor, to the knowledge of PhotoMedex, any other party to any PhotoMedex Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the PhotoMedex Leases, except for any breaches or defaults which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex and the PhotoMedex Subsidiaries enjoy peaceful and undisturbed possession under all such PhotoMedex Leases and have not received notice of any material default, delinquency or breach on the part of PhotoMedex or any PhotoMedex Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect (as defined below), as the case may be.

2.20 Employee Matters.

(a) There are no material Actions pending or, to the knowledge of PhotoMedex, threatened involving PhotoMedex or any PhotoMedex Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To PhotoMedex’s knowledge, since January 1, 2008, there has been: (i) no labor union organizing or attempting to organize any employee of PhotoMedex or any of the PhotoMedex Subsidiaries into one or more collective bargaining units with respect to their employment with PhotoMedex or any of the PhotoMedex Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of PhotoMedex or any of the PhotoMedex Subsidiaries pending with respect to their employment with PhotoMedex or any of the PhotoMedex Subsidiaries or threatened against PhotoMedex or any of the PhotoMedex Subsidiaries. Neither PhotoMedex nor any of the PhotoMedex Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of PhotoMedex or any of the PhotoMedex Subsidiaries and no such agreement is currently being negotiated.

(b) Except as set forth in Section 2.20(b) of the PhotoMedex Disclosure Letter, PhotoMedex and the PhotoMedex Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and

A 19

overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against PhotoMedex or any of the PhotoMedex Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and except for any non-compliances or liabilities which not reasonably be expected to result in a PhotoMedex Material Adverse Effect. Except as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, there are no Actions pending or, to the knowledge of PhotoMedex, threatened against PhotoMedex or any PhotoMedex Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21 Environmental Matters. Except as set forth in Section 2.21 of the PhotoMedex Disclosure Letter or as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect:

(a) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither PhotoMedex nor any of the PhotoMedex Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b) PhotoMedex and the PhotoMedex Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d) Each of PhotoMedex and the PhotoMedex Subsidiaries holds and is in compliance in all material respects with all PhotoMedex Permits required to conduct its business and operations under all applicable Environmental Laws.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls, (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 and (c) substances restricted under the European Union Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment, 2002/95/EC.

A 20

2.22 Transactions with Affiliates . Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of PhotoMedex or any PhotoMedex Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of PhotoMedex or any PhotoMedex Subsidiary or such Person’s employment with PhotoMedex or any PhotoMedex Subsidiary, (v) as set forth in Section 2.22 of the PhotoMedex Disclosure Letter, or (vi) as stated in the PhotoMedex Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between PhotoMedex or any of the PhotoMedex Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either PhotoMedex or any of the PhotoMedex Subsidiaries or (z) record or beneficial owner of more than five percent (5%) of the outstanding PhotoMedex Common Stock as of the date hereof (each, a “PhotoMedex Affiliate Transaction”).

2.23 Insurance. Section 2.23 of the PhotoMedex Disclosure Letter sets forth a correct and complete list of all material insurance policies issued in favor of PhotoMedex or any PhotoMedex Subsidiary, or pursuant to which PhotoMedex, any PhotoMedex Subsidiary or any of their respective directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither PhotoMedex nor any PhotoMedex Subsidiary is in any material respect, in breach of or default under, and neither PhotoMedex nor any PhotoMedex Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24 Books and Records. All of the financial books and records of PhotoMedex and the PhotoMedex Subsidiaries are complete and accurate in all material respects and, since January 1, 2008, have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of PhotoMedex and/or the PhotoMedex Subsidiaries, in accordance with GAAP (the “PhotoMedex Accounts Receivable”) arose in the ordinary course of business and represent valid obligations to PhotoMedex and/ or the PhotoMedex Subsidiaries arising from their respective businesses. To PhotoMedex’s knowledge, none of the PhotoMedex Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the PhotoMedex Financials.

2.26 Inventory. Except as would not be reasonably expected to result in a PhotoMedex Material Adverse Effect, the inventory of PhotoMedex and the PhotoMedex Subsidiaries (a) is of good quality, (b) is usable and saleable in the ordinary course for the purposes for which it was intended and merchantable and fit for the purpose for which it was procured or manufactured (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the PhotoMedex Financials), (c) meets applicable manufacturing specifications, requirements of applicable Law, and PhotoMedex and the PhotoMedex Subsidiaries customers’ policies on shelf life and “sell by dates” in all material respects, and (d) is not spoiled, damaged or contaminated (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the PhotoMedex Financials).

2.27 Listing . The PhotoMedex Common Stock is quoted for trading on the NASDAQ. Except as set forth in Section 2.27 of the PhotoMedex Disclosure Letter, there is no action or proceeding pending or, to PhotoMedex’s knowledge, threatened against PhotoMedex by FINRA with respect to any intention by such entity to prohibit or terminate the quotation of the PhotoMedex Common Stock on the NASDAQ.

2.28 FDA. As to each product or service subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, rendered and/or marketed by PhotoMedex or any of the PhotoMedex Subsidiaries (each such product, a “PhotoMedex Product”), such

A 21

PhotoMedex Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by PhotoMedex or the PhotoMedex Subsidiaries in compliance with all applicable requirements under FDCA and similar Laws, rules and regulations (including, without limitation, the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States and respective counterpart Laws promulgated by any Governmental Authority outside the United States) relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. There is no pending, completed or, to PhotoMedex’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against PhotoMedex or any of the PhotoMedex Subsidiaries, and none of PhotoMedex or any of the PhotoMedex Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any PhotoMedex Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any PhotoMedex Product, (iii) imposes a clinical hold on any clinical investigation by PhotoMedex or any of the PhotoMedex Subsidiaries, (iv) enjoins production at any facility of PhotoMedex or any of the PhotoMedex Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with PhotoMedex or any of the PhotoMedex Subsidiaries, or (vi) otherwise alleges any violation of any Laws, rules or regulations by PhotoMedex or any of the PhotoMedex Subsidiaries, and which, with respect to clauses (i) through (vi), either individually or in the aggregate, would reasonably be expected to result in a PhotoMedex Material Adverse Effect. The properties, business and operations of PhotoMedex and the PhotoMedex Subsidiaries have been and are being conducted in all respects in accordance with all applicable rules and regulations of the FDA, except for any non-compliances as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. Except as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, PhotoMedex has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use of any product proposed to be developed, produced or marketed by PhotoMedex or the PhotoMedex Subsidiaries nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by PhotoMedex or the PhotoMedex Subsidiaries. Since January 1, 2008, no PhotoMedex Product nor any manufacturing site manufacturing PhotoMedex Products has been subject to a FDA shutdown or import or export prohibition, nor has PhotoMedex received any FDA Form 483 notice of inspectional observations, “warning letters”, “untitled warning letters” or written requests to make changes to the operations of PhotoMedex or any PhotoMedex Subsidiary business or any PhotoMedex Product or similar correspondence or written notice from the FDA in respect of PhotoMedex’ or the PhotoMedex Subsidiaries’ business and alleging or asserting noncompliance with applicable Law that, if not complied with, would reasonably be expected to result in a PhotoMedex Material Adverse Effect. Since January 1, 2008, no vigilance reports or medical device reports with respect to PhotoMedex Products have been reported by PhotoMedex and/ or any PhotoMedex Subsidiary and, to the knowledge of PhotoMedex, no vigilance report or medical device report is under investigation by any Governmental Authority with respect to any PhotoMedex Product. PhotoMedex and each PhotoMedex Subsidiary is in compliance in all material respects with all certifications currently held by PhotoMedex and/ or any PhotoMedex Subsidiary governing quality systems and manufacturing processes. To PhotoMedex’ knowledge, any third party assembler, sterilizer or manufacturer of PhotoMedex Products is in compliance in all material respects with all applicable Law.

2.29 Investment Company Act. PhotoMedex is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.30 Information Supplied. None of the information relating to PhotoMedex or any PhotoMedex Subsidiary, which is supplied or to be supplied by PhotoMedex or any PhotoMedex Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to PhotoMedex’s stockholders as it relates

A 22

to the Registration Statement and Proxy Statement will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PhotoMedex and the PhotoMedex Subsidiaries or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by PhotoMedex and the PhotoMedex Subsidiaries expressly for inclusion or incorporation by reference in any of the the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PhotoMedex and the PhotoMedex Subsidiaries or that is included in the Ancillary Public Disclosures). Notwithstanding the foregoing, PhotoMedex and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Radiancy or any Radiancy Subsidiary for inclusion in any such filings with the SEC, mailings to PhotoMedex’s stockholders or the Radiancy Stockholders or Ancillary Public Disclosures. PhotoMedex has delivered or provided access to Radiancy all material information, documents and instruments necessary in order for Radiancy to conduct its due diligence with respect to the representations and warranties in this Article II.

2.31 No Additional Representations. PhotoMedex and Merger Sub both acknowledge that neither Radiancy nor any of its officers, directors, members or stockholders, has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Radiancy furnished or made available to PhotoMedex and/or Merger Sub and any of their Representatives (as defined below), in each case except as expressly set forth in Article III or in any of the documents or instruments referred to herein, including any exhibits attached hereto and the Radiancy Disclosure Letter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RADIANCY

Except as set forth in the disclosure letter delivered by Radiancy to PhotoMedex on the date hereof (the “Radiancy Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Radiancy Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Radiancy hereby represents and warrants to PhotoMedex and Merger Sub as follows:

3.1 Due Organization and Good Standing. Each of Radiancy and each wholly owned or partially owned subsidiary of Radiancy (collectively, the “Radiancy Subsidiaries”) is a corporation, limited liability company, or other entity duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has all requisite corporate, limited liability or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Except as set forth in Section 3.1 of the Radiancy Disclosure Letter, each of Radiancy and the Radiancy Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Radiancy Material Adverse Effect). Except as set forth in Section 3.1 of the Radiancy Disclosure Letter, Radiancy has heretofore made available to PhotoMedex accurate and complete copies of Radiancy’s certificate of incorporation and by-laws, each as amended to date and as currently in effect (the “Radiancy Organization Documents”) and the

A 23

equivalent organizational documents of each Radiancy Subsidiary (collectively, the “Radiancy Subsidiary Organization Documents”), each as amended to date and as currently in effect. Neither Radiancy nor any Radiancy Subsidiary is in violation of any provision of the Radiancy Organization Documents or Radiancy Subsidiary Organization Documents, as the case may be.

For purposes of this Agreement, the term “Radiancy Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Radiancy and the Radiancy Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Radiancy Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Radiancy and the Radiancy Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which Radiancy and the Radiancy Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Radiancy or any of the Radiancy Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Radiancy and the Radiancy Subsidiaries taken as a whole, relative to other participants in the industries in which Radiancy and the Radiancy Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Radiancy and the Radiancy Subsidiaries taken as a whole, relative to other participants in the industries in which Radiancy and the Radiancy Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Radiancy and performance of or compliance by Radiancy with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against Radiancy or any member of the Radiancy Board by shareholder(s) of Radiancy owning less than ten percent (10%) of the issued and outstanding Radiancy Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the Radiancy Disclosure Letter or (ix) any failure to meet any financial or other projections.

3.2 Title to Securities; Capitalization.

(a) The authorized capital stock of Radiancy consists of 5,000,000 shares of Radiancy Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Section 3.2(a) of the Radiancy Disclosure Letter sets forth the number of shares of Radiancy Common Stock and Radiancy preferred stock which are issued and outstanding (subject to Section 3.2(b) hereinbelow). Except as set forth in Section 3.2(b) below, no shares of capital stock or other voting securities of Radiancy are issued, reserved for issuance or outstanding. All outstanding shares of Radiancy Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Radiancy Organization Documents or any contract to which Radiancy is a party or by which Radiancy is bound. Except as set forth in the Radiancy Organization Documents, there are no outstanding contractual obligations of Radiancy to repurchase, redeem or otherwise acquire any shares of Radiancy Common Stock or any capital equity of any of Radiancy or the Radiancy Subsidiaries. There are no outstanding contractual obligations of Radiancy to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) Except as set forth in Section 3.2(b) of the Radiancy Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital

A 24

equity of Radiancy or obligating Radiancy to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Radiancy to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of Radiancy Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non assessable.

(c) Except as set forth in Section 3.2(c) of the Radiancy Disclosure Letter, there are no registration rights (except as expressly contemplated by the Agreement), and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Radiancy is a party or by which Radiancy is bound with respect to any of its capital stock. Except as set forth in Section 3.2(c) of the Radiancy Disclosure Letter, as a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of Radiancy are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Radiancy accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Except as disclosed on Section 3.2(d) of the Radiancy Disclosure Letter, no Indebtedness of Radiancy or any of the Radiancy Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Radiancy or any of the Radiancy Subsidiaries, or (iii) the ability of Radiancy or any of the Radiancy Subsidiaries to grant any Encumbrance on its properties or assets.

(e) Since January 1, 2008, Radiancy has not declared or paid any distribution or dividend in respect of the Radiancy Common Stock and has not repurchased, redeemed or otherwise acquired any securities or equity interest of Radiancy, and the Radiancy Board has not authorized any of the foregoing

3.3 Subsidiaries.

(a) Section 3.3(a)(i) of the Radiancy Disclosure Letter sets forth a true, complete and correct list of each of the Radiancy Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 3.3(a)(ii) of the Radiancy Disclosure Letter, all of the capital stock and other equity interests of the Radiancy Subsidiaries are owned, directly or indirectly, by Radiancy free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Radiancy Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Radiancy Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither Radiancy nor any Radiancy Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Radiancy Subsidiaries owned by Radiancy or another Radiancy Subsidiary.

(b) Section 3.3(b) of the Radiancy Disclosure Letter lists all jurisdictions in which each of Radiancy and each Radiancy Subsidiary is qualified to conduct its respective business.

3.4 Authorization; Binding Agreement. Radiancy has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Radiancy Board and

A 25

(ii) except for the approval of the stockholders of Radiancy (the “Radiancy Stockholder Approval”), and the filing of appropriate merger documents as contemplated by the DCGL, no other corporate proceedings on the part of Radiancy are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Merger, and the other transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Radiancy is a party shall be when delivered, duly and validly executed and delivered by Radiancy and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Radiancy, enforceable against Radiancy in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals. Except as otherwise described in Section 3.5 of the Radiancy Disclosure Letter, no Consent of or with any Governmental Authority on the part of Radiancy or any of the Radiancy Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Radiancy of this Agreement or any ancillary agreement related hereto or the consummation by Radiancy of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where Radiancy or any Radiancy Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement and pursuant to the Merger, (iii) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, (iv) pursuant to Antitrust Laws, and (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Radiancy Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

3.6 No Violations. Except as otherwise described in Section 3.6 of the Radiancy Disclosure Letter, the execution and delivery by Radiancy of this Agreement and each other ancillary agreement related hereto and the consummation by Radiancy of the transactions contemplated hereby and thereby and compliance by Radiancy with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Radiancy Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Radiancy Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Radiancy or any of the Radiancy Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Radiancy or any of the Radiancy Subsidiaries or any of their assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.7 Radiancy Financial Statements.

(a) As used herein, the term “Signing Radiancy Financials” means Radiancy’s restated (i) audited consolidated financial statements (including, in each case, any related notes thereto), consisting of Radiancy’s consolidated balance sheets as of December 31, 2010 and December 31, 2009, and the related statements of operations, changes in members’ equity and cash flows for the years then ended and (ii) the unaudited consolidated financial statements, consisting of Radiancy’s consolidated balance sheet as of each of March 31, 2011 and June 30, 2011, and the related statements of operations, changes in members’ equity and cash flows for the three months and six months then ended. As used herein, the term “Closing Radiancy Financials” means Radiancy’s unaudited consolidated financial statements (including, in each case, any related notes thereto), consisting of Radiancy’s consolidated balance sheet, as of calendar quarter prior to the Closing Date, and the related statements of operations, changes in members’ equity and cash flows for the period then ended. As used herein, the term “Radiancy Financials” means the Signing Radiancy Financials and the Closing Radiancy

A 26

Financials. True and correct copies of the Signing Radiancy Financials have been provided to PhotoMedex. The Signing Radiancy Financials (i) in all material respects accurately reflect Radiancy’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 3.7(a) of the Radiancy Disclosure Letter and except for the absence of footnotes and audit adjustments in the case of unaudited Signing Radiancy Financials), (iii) fairly present in all material respects the consolidated financial position of Radiancy as of the respective dates thereof and the consolidated results of Radiancy’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and mailings to PhotoMedex’s stockholders as it relates to the Registration Statement and Proxy Statement, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any Closing Radiancy Financials delivered pursuant to the terms of this Agreement will when delivered (i) in all material respects accurately reflect Radiancy’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Radiancy Financials), (iii) fairly present in all material respects the consolidated financial position of Radiancy as of the respective dates thereof and the consolidated results of Radiancy’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC and mailings to PhotoMedex’s stockholders as it relates to the Registration Statement and Proxy Statement, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(b) Radiancy has disclosed to PhotoMedex, Radiancy’s outside auditors and the Radiancy Board any material fraud that to Radiancy’s knowledge has arisen that involves management or other employees who have a significant role in Radiancy’s internal controls over financial reporting.

(c) Since January 1, 2008, none of Radiancy, any Radiancy Subsidiary, or any director, officer or employee of Radiancy or any Radiancy Subsidiary, any auditor or accountant of Radiancy or any Radiancy Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Radiancy or any Radiancy Subsidiary or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Radiancy or any Radiancy Subsidiary has engaged in questionable accounting or auditing practices. To Radiancy’s knowledge, since January 1, 2008, no employee and no member of the Radiancy Board nor any attorney representing Radiancy or any Radiancy Subsidiary, whether or not employed by Radiancy or any Radiancy Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Radiancy, any Radiancy Subsidiary or any of their respective officers, directors, employees or agents or reported written evidence of any such violations to the Radiancy Board or any committee thereof or to any director or executive officer of Radiancy.

(d) None of Radiancy or the Radiancy Subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8 Absence of Certain Changes.

(a) From January 1, 2011 through the date hereof, except as described in Section 3.8(a) of the Radiancy Disclosure Letter and as expressly contemplated by this Agreement, Radiancy and the Radiancy Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice.

(b) From January 1, 2011 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Radiancy Material Adverse Effect.

A 27

3.9 Absence of Undisclosed Liabilities. Neither Radiancy nor any Radiancy Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Radiancy Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in the Radiancy Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Radiancy Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for such liabilities or obligations that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.10 Compliance with Laws. Except as set forth in Section 3.10 of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries are in conflict with, or in default or violation of, nor has it received, from January 1, 2008, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Radiancy or any Radiancy Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any Radiancy Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.11 Regulatory Agreements; Permits.

(a) Except as disclosed in Section 3.11(a) of the Radiancy Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Radiancy or any Radiancy Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 3.11(b) of the Radiancy Disclosure Letter, each of Radiancy, the Radiancy Subsidiaries, and each employee of Radiancy or any Radiancy Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Radiancy or such Radiancy Subsidiary, holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct Radiancy’s or the Radiancy Subsidiaries’ respective business as presently conducted, and to own, lease and operate Radiancy’s or the Radiancy Subsidiaries’ respective assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain, individually or in conjunction with another, would not reasonably be expected to result in a Radiancy Material Adverse Effect (collectively, the “Radiancy Permits”). Radiancy has made available to PhotoMedex true, correct and complete copies of all material Radiancy Permits. All of Radiancy Permits are in full force and effect, and no suspension or cancellation of any of Radiancy Permits is pending or, to Radiancy’s knowledge, threatened, except, in each case, where the failure of any Radiancy Permits to have been in full force and effect, or the suspension or cancellation of any of Radiancy Permits, would not reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy and the Radiancy Subsidiaries are not in violation in any material respect of the terms of any Radiancy Permit, except for violations which would not reasonably be expected to result in a Radiancy Material Adverse Effect.

(c) To Radiancy’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to Radiancy or any Radiancy Subsidiary is pending or threatened in writing.

3.12 Litigation. Except as disclosed in Section 3.12 of the Radiancy Disclosure Letter, there is no Action pending, or, to the knowledge of Radiancy, threatened against Radiancy, any Radiancy Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Radiancy Material Adverse Effect. There is no Order binding against Radiancy, any Radiancy Subsidiary,

A 28

any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers, directors or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy and the Radiancy Subsidiaries are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Radiancy Material Adverse Effect. Except as disclosed in Section 3.12 of the Radiancy Disclosure Letter, there is no material Action that Radiancy or any of the Radiancy Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Radiancy, threatened against Radiancy involving a claim against Radiancy or any Radiancy Subsidiary for false advertising with respect to any of Radiancy’s or any Radiancy Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.13 Restrictions on Business Activities. There is no Order binding upon Radiancy or any of the Radiancy Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Radiancy or any of the Radiancy Subsidiaries as their businesses are currently conducted, any acquisition of property by Radiancy or any of the Radiancy Subsidiaries, the conduct of business by Radiancy or any of the Radiancy Subsidiaries as currently conducted, or the ability of Radiancy to compete with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.14 Material Contracts.

(a) Section 3.14(a) of the Radiancy Disclosure Letter sets forth a true, correct and complete list of, and Radiancy has made available to PhotoMedex, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Radiancy or any Radiancy Subsidiary is a party or by which Radiancy, any Radiancy Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Radiancy Material Contract”) that:

(i) contains covenants that materially limit the ability of Radiancy or any Radiancy Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to Radiancy or any Radiancy Subsidiary upon notice of 60 days or less;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Radiancy and the Radiancy Subsidiaries, taken as a whole;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

A 29

(vi) by its terms calls for aggregate payments by Radiancy or any Radiancy Subsidiary under such contract of more than $100,000 per year;

(vii) with respect to any material acquisition of another Person, pursuant to which Radiancy or any Radiancy Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii) obligates Radiancy or any Radiancy Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between Radiancy or any Radiancy Subsidiary and any of their respective directors or executive officers that cannot be cancelled by Radiancy (or the applicable Radiancy Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x) obligates Radiancy or any Radiancy Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

(xi) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Radiancy or any Radiancy Subsidiary, other than Off-the-Shelf Software Agreements.

(b) Except as disclosed on Section 3.14(b) of the Radiancy Disclosure Letter, with respect to each Radiancy Material Contract: (i) such Radiancy Material Contract is valid and binding and enforceable in all respects against Radiancy or the Radiancy Subsidiary party thereto (subject to Enforceability Exceptions) and, to Radiancy’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of Radiancy Material Contract against Radiancy or such Radiancy Subsidiary and, to Radiancy’s knowledge, the other party thereto; (iii) neither Radiancy nor any Radiancy Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Radiancy or any Radiancy Subsidiary, or permit termination or acceleration by the other party thereto, under such Radiancy Material Contract; (iv) to Radiancy’s knowledge, no other party to such Radiancy Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Radiancy or any of the Radiancy Subsidiaries, under such Radiancy Material Contract, and (v) no other party to such Radiancy Material Contract has notified Radiancy or any Radiancy Subsidiary in writing that it is terminating or considering terminating the handling of its business by Radiancy or any Radiancy Subsidiary or in respect of any particular product, project or service of Radiancy or any Radiancy Subsidiary, or is planning to materially reduce its future business with Radiancy or any Radiancy Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.15 Intellectual Property. Section 3.15(a)(i) of the Radiancy Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Radiancy or any of the Radiancy Subsidiaries and is material to the business of Radiancy as currently conducted (“Radiancy Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to Radiancy or any of the Radiancy Subsidiaries and is material to the business of Radiancy (“Radiancy Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Radiancy Material Adverse Effect, each of Radiancy and the Radiancy Subsidiaries (x) has all right, title and interest in and to Radiancy Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Radiancy Licensed Intellectual

A 30

Property. Except as set forth in Section 3.15(a)(ii) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person, and, except as set forth in Section 3.15(a)(iii) of the Radiancy Disclosure Letter, to the knowledge of Radiancy, there is no valid basis for any such allegation. Except as set forth in Section 3.15(a)(iv) of the Radiancy Disclosure Letter, to Radiancy’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Radiancy’s or any Radiancy Subsidiary’s rights to any Radiancy Intellectual Property or Radiancy Licensed Intellectual Property. To Radiancy’s knowledge, all of Radiancy Intellectual Property and the license rights to the Radiancy Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Radiancy’s knowledge, threatened that challenges the rights of Radiancy or any of the Radiancy Subsidiaries in any material respect of any Radiancy Intellectual Property or Radiancy Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Radiancy Intellectual Property and the Radiancy Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Radiancy or the Radiancy Subsidiaries and used in or necessary for the operation by Radiancy and the Radiancy Subsidiaries of their respective businesses as currently conducted. Neither Radiancy nor any of the Radiancy Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Radiancy Licensed Intellectual Property, except for such breaches and defaults which would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Radiancy Disclosure Letter lists, with respect to Radiancy and the Radiancy Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) material loans from Radiancy to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Radiancy Benefit Plans”). The term Radiancy Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Radiancy and the Radiancy Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Radiancy ERISA Affiliate”) may have any liability.

(b) Other than as would not reasonably be expected to result in a Radiancy Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Radiancy or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Radiancy Benefit Plan, (ii) each Radiancy Benefit Plan has been administered in material accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Radiancy and each Radiancy ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of Radiancy Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Radiancy or any Radiancy ERISA Affiliate to any Radiancy Benefit Plan have been made

A 31

on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of Radiancy is threatened, against or with respect to any such Radiancy Benefit Plan, including any audit or inquiry by the IRS, the DOL or other Governmental Authority (other than as would not reasonably be expected to result in a Radiancy Material Adverse Effect). Each Radiancy Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005. Each Radiancy Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS upon which the sponsor of such Radiancy Benefit Plan is entitled to rely, has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable advisory or opinion letter, and neither Radiancy and nor any Radiancy Subsidiary is aware of any circumstances that could result in revocation of any such favorable determination letter or the loss of the qualification of such Radiancy Benefit Plan under Section 401(a) of the Code.

(c) Except as set forth in Section 3.16(c) of the Radiancy Disclosure Letter or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Radiancy Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Radiancy is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Radiancy or any of the Radiancy Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Radiancy or any of the Radiancy Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of Radiancy, or increase the amount of compensation due any such employee, director or consultant.

(d) Except as set forth in Section 3.16(d) of the Radiancy Disclosure Letter, none of Radiancy Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e) No Radiancy Benefit Plan maintained by Radiancy or any of the Radiancy Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Radiancy or any of the Radiancy Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f) Neither Radiancy nor any Radiancy ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g) Except as set forth in Section 3.16(g) of the Radiancy Disclosure Letter, no Radiancy Benefit Plan is maintained outside the jurisdiction of the United States (any such Radiancy Benefit Plan set forth in Section 3.16(g) of the Radiancy Disclosure Letter, “Radiancy Foreign Benefit Plans”). All Radiancy Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Radiancy Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Radiancy Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable Radiancy or Radiancy Subsidiary entity.

A 32

3.17 Taxes and Returns.

(a) Except as set forth in Section 3.17(a) of the Radiancy Disclosure Letter, Radiancy has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns and reports required to be filed by it and the Radiancy Subsidiaries (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Radiancy Financials have been established.

(b) Section 3.17(b) of the Radiancy Disclosure Letter sets forth each jurisdiction where Radiancy and each Radiancy Subsidiary files or is required to file a Tax Return.

(c) To the knowledge of Radiancy, neither Radiancy nor any of the Radiancy Subsidiaries is being audited by any Tax authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) Except as set forth in Section 3.17(d) of the Radiancy Disclosure Letter, there are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Radiancy or any of the Radiancy Subsidiaries in respect of any Tax, and neither Radiancy or any of the Radiancy Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Radiancy or any of the Radiancy Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Radiancy Financials have been established or are immaterial in amount).

(e) There are no material liens with respect to any Taxes upon any of Radiancy’s or Radiancy Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Radiancy Financials have been established.

(f) Except as set forth in Section 3.17(f) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Radiancy or any of the Radiancy Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Except as set forth in Section 3.17(g) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) Neither Radiancy nor any of the Radiancy Subsidiaries has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) Neither Radiancy nor any of the Radiancy Subsidiaries has any material liability or material potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Neither Radiancy nor any of the Radiancy Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Radiancy or any Radiancy Subsidiary with respect to any period following the Closing Date.

A 33

(k) Neither Radiancy nor any of the Radiancy Subsidiaries has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) Additional Israeli Tax Matters.

(i) Tax-Free Reorganization Restrictions. Neither Radiancy nor any Radiancy Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance (the “ITO”).

(ii) Residence. Radiancy is not controlled and managed from the State of Israel and is not, and has not been, otherwise a resident of the State of Israel and the fair market value of the assets of Radiancy held, directly or indirectly, outside of the State of Israel constitute a majority of the fair market value of Radiancy.

3.18 Finders and Investment Bankers. Except as set forth in Section 3.18 of the Radiancy Disclosure Letter, Radiancy has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Radiancy or any Radiancy Subsidiary.

3.19 Title to Properties; Assets.

(a) Section 3.19(a)(i) of the Radiancy Disclosure Letter contains a correct and complete list of all real property and interests in real property leased or subleased by or for the benefit of Radiancy or any of the Radiancy Subsidiaries from or to any Person (collectively, the “Radiancy Real Property”). The list set forth in Section 3.19(a)(i) of the Radiancy Disclosure Letter contains, with respect to each of the Radiancy Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Radiancy or any of the Radiancy Subsidiaries is a party or by which Radiancy or any of the Radiancy Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Radiancy Leases”), the terms of which have been complied with by Radiancy and any Radiancy Subsidiary, except for any non-compliances as would not reasonably be expected to result in a Radiancy Material Adverse Effect. The Radiancy Real Property set forth in Section 3.19(a)(i) of the Radiancy Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of Radiancy and the Radiancy Subsidiaries. Radiancy does not own any real property. Except as set forth on Section 3.19(a)(ii) of the Radiancy Disclosure Letter, Radiancy or a Radiancy Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) A true, correct, complete and full execution copy of each Radiancy Lease set forth in Section 3.19(a)(i) of the Radiancy Disclosure Letter has been provided to PhotoMedex. Except as set forth in Section 3.19(b)(i) of the Radiancy Disclosure Letter, Radiancy or Radiancy Subsidiary’s interests in each of the Radiancy Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Radiancy Leases is in full force and effect and, as of the Effective Time, Radiancy or Radiancy Subsidiary’s interests in each of the Radiancy Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Radiancy Leases is in full force and effect. Except as set forth in Section 3.19(b)(ii) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries nor, to the knowledge of Radiancy, any other party to any Radiancy Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Radiancy Leases, except for any breaches or defaults which would not reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy and the Radiancy Subsidiaries enjoy peaceful and undisturbed possession under all such Radiancy Leases and have not received notice of any material default, delinquency or breach on the part of Radiancy or any Radiancy Subsidiary.

A 34

3.20 Employee Matters.

(a) There are no material Actions pending or, to the knowledge of Radiancy, threatened involving Radiancy or any Radiancy Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Radiancy’s knowledge, since January 1, 2008, there has been: (i) no labor union organizing or attempting to organize any employee of Radiancy or any of the Radiancy Subsidiaries into one or more collective bargaining units with respect to their employment with Radiancy or any of the Radiancy Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Radiancy or any of the Radiancy Subsidiaries pending with respect to their employment with Radiancy or any of the Radiancy Subsidiaries or threatened against Radiancy or any of the Radiancy Subsidiaries. Neither Radiancy nor any of the Radiancy Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Radiancy or any of the Radiancy Subsidiaries and no such agreement is currently being negotiated.

(b) Except as set forth on Section 3.20(b) of the Radiancy Disclosure Letter, Radiancy and the Radiancy Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Radiancy or any of the Radiancy Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and except for any non-compliances or liabilities which not reasonably be expected to result in a Radiancy Material Adverse Effect. Except as would not reasonably be expected to result in a Radiancy Material Adverse Effect, there are no Actions pending or, to the knowledge of Radiancy, threatened against Radiancy or any Radiancy Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.21 Environmental Matters. Except as set forth in Section 3.21 of the Radiancy Disclosure Letter or as would not reasonably be expected to result in a Radiancy Material Adverse Effect:

(a) Neither Radiancy nor any of the Radiancy Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither Radiancy nor any of the Radiancy Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law.

(b) Radiancy and the Radiancy Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c) Neither Radiancy nor any of the Radiancy Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d) Each of Radiancy and the Radiancy Subsidiaries holds and is in compliance in all material respects with all Radiancy Permits required to conduct its business and operations under all applicable Environmental Laws.

A 35

3.22 Transactions with Affiliates. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Radiancy or any Radiancy Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of Radiancy or any Radiancy Subsidiary or such Person’s employment with Radiancy or any Radiancy Subsidiary, (v) as set forth in Section 3.22 of the Radiancy Disclosure Letter, or (vi) as stated in the Radiancy Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Radiancy or any of the Radiancy Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either Radiancy or any of the Radiancy Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Radiancy Common Stock as of the date hereof (each, a “Radiancy Affiliate Transaction”).

3.23 Insurance. Section 3.23 of the Radiancy Disclosure Letter sets forth a correct and complete list of all material insurance policies issued in favor of Radiancy or any Radiancy Subsidiary, or pursuant to which Radiancy, any Radiancy Subsidiary or any of their respective directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Radiancy nor any Radiancy Subsidiary is in any material respect, in breach of or default under, and neither Radiancy nor any Radiancy Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.24 Books and Records. All of the financial books and records of Radiancy and the Radiancy Subsidiaries are complete and accurate in all material respects and, since January 1, 2008, have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.25 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Radiancy and/or the Radiancy Subsidiaries, in accordance with GAAP (the “Radiancy Accounts Receivable”) arose in the ordinary course of business and represent valid obligations to Radiancy and/ or the Radiancy Subsidiaries arising from their respective businesses. To Radiancy’s knowledge, none of the Radiancy Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Radiancy Financials.

3.26 Inventory. Except as would not reasonably be expected to result in a Radiancy Material Adverse Effect, the inventory of Radiancy and the Radiancy Subsidiaries (a) is of good quality, (b) is usable and saleable in the ordinary course for the purposes for which it was intended and merchantable and fit for the purpose for which it was procured or manufactured (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Radiancy Financials), (c) meets applicable manufacturing specifications, requirements of applicable Law, and Radiancy and the Radiancy Subsidiaries customers’ policies on shelf life and “sell by dates” in all material respects, and (d) is not spoiled, damaged or contaminated (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Radiancy Financials).

3.27 FDA. As to each product or service subject to the jurisdiction of the FDA under the FDCA that is manufactured, packaged, labeled, tested, distributed, sold, rendered and/or marketed by Radiancy or any of the Radiancy Subsidiaries (each such product, a “Radiancy Product”), such Radiancy Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Radiancy or the Radiancy Subsidiaries in compliance with all applicable requirements under FDCA and similar Laws, rules and regulations (including, without limitation, the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States and respective counterpart Laws promulgated by any Governmental Authority outside the United States) relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing,

A 36

quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not reasonably be expected to result in a Radiancy Material Adverse Effect. There is no pending, completed or, to Radiancy’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against Radiancy or any of the Radiancy Subsidiaries, and none of Radiancy or any of the Radiancy Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Radiancy Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Radiancy Product, (iii) imposes a clinical hold on any clinical investigation by Radiancy or any of the Radiancy Subsidiaries, (iv) enjoins production at any facility of Radiancy or any of the Radiancy Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with Radiancy or any of the Radiancy Subsidiaries, or (vi) otherwise alleges any violation of any Laws, rules or regulations by Radiancy or any of the Radiancy Subsidiaries, and which, with respect to clauses (i) through (vi), either individually or in the aggregate, would reasonably be expected to result in a Radiancy Material Adverse Effect. The properties, business and operations of Radiancy and the Radiancy Subsidiaries have been and are being conducted in all material respects in accordance with all applicable rules and regulations of the FDA, except for any non-compliances as would not reasonably be expected to result in a Radiancy Material Adverse Effect. Except as would not reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use of any product proposed to be developed, produced or marketed by Radiancy or the Radiancy Subsidiaries nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by Radiancy or the Radiancy Subsidiaries. Since January 1, 2008, no Radiancy Product nor any manufacturing site manufacturing Radiancy Products has been subject to a FDA shutdown or import or export prohibition, nor has Radiancy received any FDA Form 483 notice of inspectional observations, “warning letters”, “untitled warning letters” or written requests to make changes to the operations of Radiancy or any Radiancy Subsidiary business or any Radiancy Product or similar correspondence or written notice from the FDA in respect of Radiancy’ or the Radiancy Subsidiaries’ business and alleging or asserting noncompliance with applicable Law that, if not complied with, would reasonably be expected to result in a Radiancy Material Adverse Effect Since January 1, 2008, no vigilance reports or medical device reports with respect to Radiancy Products have been reported by Radiancy and/ or any Radiancy Subsidiary and, to the knowledge of Radiancy, no vigilance report or medical device report is under investigation by any Governmental Authority with respect to any Radiancy Product. Radiancy and each Radiancy Subsidiary is in compliance in all material respects with all certifications currently held by PhotoMedex and/ or any Radiancy Subsidiary governing quality systems and manufacturing processes. To Radiancy’ knowledge, any third party assembler, sterilizer or manufacturer of Radiancy Products is in compliance in all material respects with all applicable Law

3.28 Investment Company Act. Radiancy is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.29 Information Supplied. None of the information relating to Radiancy or any Radiancy Subsidiary which is supplied or to be supplied by Radiancy or any Radiancy Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to PhotoMedex’s stockholders with respect to the Registration Statement and the Proxy Statement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Radiancy and/or any Radiancy Subsidiary or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by Radiancy in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the

A 37

circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Radiancy and/or any Radiancy Subsidiary or that is included in Ancillary Public Disclosures). Notwithstanding the foregoing, Radiancy makes no representation, warranty or covenant with respect to any information supplied by PhotoMedex or any PhotoMedex Subsidiary for inclusion in any such filings with the SEC, mailings to PhotoMedex’s stockholders or the Radiancy Stockholders or Ancillary Public Disclosures. Radiancy has delivered or provided access to PhotoMedex all material information, documents and instruments necessary in order for PhotoMedex to conduct its due diligence with respect to the representations and warranties in this Article III.

3.30 No Additional Representations. Radiancy acknowledges that neither PhotoMedex, Merger Sub and/or their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding PhotoMedex and/or Merger Sub furnished or made available to Radiancy and any of its representatives, in each case except as expressly set forth in Article II or in any of the documents or instruments referred to herein, including any exhibits attached hereto and the PhotoMedex Disclosure Letter.

ARTICLE IV

COVENANTS

4.1 Conduct of Business of PhotoMedex, Radiancy and Subsidiaries.

(a) Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from July 4, 2011 and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the PhotoMedex Disclosure Letter with respect to PhotoMedex or the PhotoMedex Subsidiaries or Section 4.1 of the Radiancy Disclosure Letter with respect to Radiancy or the Radiancy Subsidiaries, respectively, (i) PhotoMedex, the PhotoMedex Subsidiaries, Radiancy and the Radiancy Subsidiaries shall use commercially reasonable efforts to conduct their respective business, in all material respects in the ordinary course of business consistent with past practice and (ii) PhotoMedex and Radiancy shall each use its respective commercially reasonable efforts consistent with the foregoing to maintain and preserve substantially intact its respective business organization, assets and properties, to keep available the services of its respective, and with respect to PhotoMedex, the PhotoMedex Subsidiaries’ respective, and with respect to Radiancy, the Radiancy Subsidiaries’ respective, directors, officers and employees, and to preserve substantially intact existing relationships with all Persons with whom it, and with respect to PhotoMedex, the PhotoMedex Subsidiaries, and with respect to Radiancy, the Radiancy Subsidiaries, do significant business, all as consistent with past practice.

(b) Without limiting the generality of the foregoing clause (a), during the Executory Period, none of PhotoMedex, any of the PhotoMedex Subsidiaries, Radiancy, or any Radiancy Subsidiary will (except (i) in the ordinary course of business consistent with past practice, (ii) as required by Law, (iii) as expressly contemplated or permitted by the terms of this Agreement or (iv) as set forth in Section 4.1 of the PhotoMedex Disclosure Letter with respect to PhotoMedex or the PhotoMedex Subsidiaries or Section 4.1 of the Radiancy Disclosure Letter with respect to Radiancy or the Radiancy Subsidiaries, respectively), without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, waive or otherwise change, in any respect, any of its respective Charter Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock or other securities or equity interests, including any securities

A 38

convertible into or exchangeable for any of its capital stock or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock or other securities or equity interests;

(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests (except for the Repurchase Transaction);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v) increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2011 or 2012, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any PhotoMedex Benefit Plan or Radiancy Benefit Plan, as the case may be, with, for or in respect of any current consultant, officer, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any PhotoMedex Benefit Plan, PhotoMedex Foreign Benefit Plan, Radiancy Benefit Plan or Radiancy Foreign Benefit Plan, as the case may be;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person (other than PhotoMedex, Radiancy or any of their respective Subsidiaries) or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material PhotoMedex Intellectual Property, material PhotoMedex Licensed Intellectual Property, material Radiancy Intellectual Property or material Radiancy Licensed Intellectual Property, as the case may be, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii) terminate or waive or assign any material right under any PhotoMedex Material Contract, PhotoMedex Lease, Radiancy Material Contract or Radiancy Lease, as the case may be, or enter into any contract (A) involving amounts potentially exceeding $100,000 per year, (B) that would be a PhotoMedex Material Contract or Radiancy Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of PhotoMedex, the PhotoMedex Subsidiaries, Radiancy, the Radiancy Subsidiaries, as the case may be, in an amount and scope of coverage as is comparable to that which is currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by PhotoMedex’s or Radiancy’s outside auditors, as

A 39

the case may be, and except as required by any Governmental Authority (including, without limitation, the Financial Accounting Standards Board or any similar organization) or change in applicable Law or, in the case of PhotoMedex, as required by Regulation S-K;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by a Party) not in excess of $100,000 in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the PhotoMedex Financials or Radiancy Financials, as applicable;

(xiv) close or materially reduce any activities, or effect any material layoff or other material personnel reduction or change, at any facility;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures in excess of $100,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate other than pursuant to the terms of a PhotoMedex Material Contract, PhotoMedex Lease, PhotoMedex Benefit Plan, Radiancy Material Contract, Radiancy Lease or Radiancy Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of a material portion of its properties, assets or rights other than the sale of inventory in the ordinary course of business;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of PhotoMedex, the PhotoMedex Subsidiaries, Radiancy or the Radiancy Subsidiaries, as the case may be, other than the Voting and Support Agreements (as defined herein) entered into, as of the date hereof, by and among PhotoMedex and certain stockholders of Radiancy, on the one hand, and by and among Radiancy and certain stockholders of PhotoMedex, on the other hand;

(xxi) take any action in violation of this Agreement that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any PhotoMedex Affiliate Transaction or Radiancy Affiliate Transaction; or

(xxiii) authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of PhotoMedex Organization Documents, PhotoMedex Subsidiary Organization Documents, Radiancy Organization Documents, or Radiancy Subsidiary Organization Documents.

A 40

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Closing, each of PhotoMedex and the PhotoMedex Subsidiaries, on the one hand, and Radiancy and the Radiancy Subsidiaries, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Radiancy and the Radiancy Subsidiaries, on the one hand, and PhotoMedex and the PhotoMedex Subsidiaries, on the other hand, respectively, and its respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of such Party providing such information; provided further that in no event shall a Party have access to any information that (x) based on advice of counsel, disclosure of such information (A) would violate applicable Laws, including U.S. Antitrust Laws, or (B) violate any obligation of such other Party with respect to confidentiality so long as, with respect to confidentiality, such party has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality, or (y) in the reasonable judgment of the other Party, could result in the disclosure of any trade secrets of third parties and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b) All information obtained by PhotoMedex or any PhotoMedex Subsidiary, on the one hand, and Radiancy or any Radiancy Subsidiary, on the other hand, pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the reciprocal Confidentiality and Non-Use Agreements, dated March 23, 2011, by and between Radiancy and PhotoMedex (the “Confidentiality Agreements”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the Merger are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the Merger other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Merger, and in the case of clause (iii), in accordance with and subject the terms and conditions of the Confidentiality Agreements.

4.3 No Solicitation; No Change in Recommendation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions expressly contemplated by this Agreement, including the Merger) any inquiry, proposal, offer, plan, arrangement or any other indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, reclassification, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions, involving (i) any of PhotoMedex and/or the PhotoMedex Subsidiaries, on the one hand, and any third Person, on

A 41

the other hand, or any acquisition, purchase, sale, lease, license, exchange, transfer or other acquisition or disposition involving twenty percent (20%) or more of PhotoMedex’s and/or the PhotoMedex Subsidiaries’ assets or business, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of PhotoMedex, or (ii) any of Radiancy and/or the Radiancy Subsidiaries, on the one hand, and any third Person, on the other hand, or any acquisition, purchase, sale, lease, license, exchange, transfer or other acquisition or disposition involving twenty percent (20%) or more of Radiancy’s and/or the Radiancy Subsidiaries’ assets or business, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Radiancy.

(b) Subject to the other provisions of this Section 4.3, during the Executory Period neither PhotoMedex nor any PhotoMedex Subsidiary, on the one hand, nor Radiancy or any Radiancy Subsidiary, on the other hand, shall, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding PhotoMedex or any PhotoMedex Subsidiary, on the one hand, or Radiancy or any Radiancy Subsidiary, on the other hand, to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw or propose publicly to withdraw the approval of this Agreement or the Merger or the PhotoMedex Board’s, the Merger Sub Board’s or the Radiancy Board’s (or any respective committees of any of such Boards), respective recommendation that holders of such Party’s voting equity securities adopt this Agreement (with respect to PhotoMedex, such recommendation being the “PhotoMedex Board Recommendation”, and with respect to Radiancy, such recommendation being the “Radiancy Board Recommendation”), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) agree to do any of the foregoing; provided, however, that prior to the meeting of the PhotoMedex Stockholders or the meeting of the Radiancy Stockholders, each as contemplated by Section 5.5 hereof, as the case may be, this Section 4.3(b) shall not prohibit PhotoMedex or Radiancy, as the case may be, from furnishing nonpublic information regarding PhotoMedex or Radiancy, as applicable, to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or could reasonably be expected to result in the submission by such Person to PhotoMedex or Radiancy, as applicable, of a Superior Proposal if: (1) neither PhotoMedex or Radiancy, as the case may be, nor any of their Representatives or their Subsidiaries’ Representatives shall have breached any of the provisions of this Section 4.3, (2) the PhotoMedex Board or the Radiancy Board, as the case may be, determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the PhotoMedex Board or the Radiancy Board, as the case may be, to the stockholders of PhotoMedex or Radiancy, as the case may be, under applicable Law, (3) PhotoMedex or Radiancy, as the case may be, receives from such Person an executed confidentiality agreement containing provisions (including non-disclosure provisions) that are at least as favorable to PhotoMedex or Radiancy, as the case may be, as the provisions contained in the Confidentiality Agreements, and (4) PhotoMedex or Radiancy, as the case may be, shall provide the other with notice and information as are required to be provided by it pursuant to Section 4.3(c) hereof. Without limiting the foregoing, each of PhotoMedex and Radiancy agrees that it shall be responsible for the actions of its and the PhotoMedex Subsidiaries’ Representatives or the Radiancy Subsidiaries’ Representatives, as the case may be, that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Person. PhotoMedex and Radiancy shall promptly inform their respective Representatives and PhotoMedex Subsidiaries’ Representatives and Radiancy Subsidiaries’ Representatives, as the case may be, of the obligations undertaken in this Section 4.3.

(c) Each of PhotoMedex and Radiancy shall notify the other hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by PhotoMedex, the PhotoMedex Subsidiaries or any of their respective Representatives, on one hand, or Radiancy, the Radiancy Subsidiaries or any of their

A 42

respective Representatives, on the other hand, of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to PhotoMedex or any PhotoMedex Subsidiary or Radiancy or any Radiancy Subsidiary, as applicable, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. PhotoMedex or Radiancy, as applicable, shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, PhotoMedex and Radiancy shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use their respective reasonable best efforts to cause, PhotoMedex’s Representatives, the PhotoMedex Subsidiaries and their respective Representatives, on one hand, and Radiancy’s Representatives, the Radiancy Subsidiaries and their respective Representatives, on the other hand, to cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding anything in this Section 4.3 to the contrary, at any time prior to the time that the PhotoMedex Stockholder Approval is obtained, if PhotoMedex receives a bona fide Acquisition Proposal which the PhotoMedex Board concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal that was made after the date hereof and that did not result from a breach of this Section 4.3 by PhotoMedex, the PhotoMedex Board may, if it determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the PhotoMedex Board to its stockholders under applicable Law, the PhotoMedex Board may withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Radiancy, the approval or recommendation by such board or committee of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the effectuation of the Merger (a “PhotoMedex Change of Board Recommendation”), and approve or recommend such Superior Proposal; provided, however, that PhotoMedex shall not be entitled to exercise its right to make a PhotoMedex Change of Board Recommendation pursuant to this sentence unless PhotoMedex has: (A) provided Radiancy five (5) Business Days’ prior written notice (such notice, a “PhotoMedex Notice of Superior Proposal”), which notice shall not be deemed to be a PhotoMedex Change of Board Recommendation, advising Radiancy that the PhotoMedex Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the PhotoMedex Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new PhotoMedex Notice of Superior Proposal and a new three (3) Business Day period), (B) during the applicable notice period, if requested by Radiancy, engaged in good faith negotiations with Radiancy to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Radiancy following a PhotoMedex Notice of Superior Proposal, as a result of the negotiations required by clause (A) or otherwise).

(e) Notwithstanding anything in this Section 4.3 to the contrary, at any prior to the time that the Radiancy Stockholder Approval is obtained, if Radiancy receives a bona fide Acquisition Proposal which the Radiancy Board concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal that was made after the date hereof and that did not result from a breach of this Section 4.3 by Radiancy, the Radiancy Board may, if it determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the Radiancy Board to its stockholders under applicable Law, the Radiancy Board may withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to PhotoMedex, the approval or recommendation by such board or committee of the adoption of this Agreement and

A 43

the consummation of the transactions contemplated hereby, including the effectuation of the Merger (a “Radiancy Change of Board Recommendation”), and approve or recommend such Superior Proposal; provided, however, that Radiancy shall not be entitled to exercise its right to make a Radiancy Change of Board Recommendation pursuant to this sentence unless Radiancy has: (A) provided PhotoMedex five (5) Business Days’ prior written notice (such notice, a “Radiancy Notice of Superior Proposal”), which notice shall not be deemed to be a Radiancy Change of Board Recommendation, advising PhotoMedex that the Radiancy Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Radiancy Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Radiancy Notice of Superior Proposal and a new three (3) Business Day period), (B) during the applicable notice period, if requested by PhotoMedex, engaged in good faith negotiations with PhotoMedex to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by PhotoMedex following a Radiancy Notice of Superior Proposal, as a result of the negotiations required by clause (A) or otherwise).

(f) Nothing in this Section 4.3 shall be deemed to prohibit PhotoMedex from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the PhotoMedex Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by PhotoMedex that merely describes PhotoMedex’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that PhotoMedex is discussing or evaluating such Acquisition Proposal, or any “stop, look and listen” communication by the PhotoMedex Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to PhotoMedex’s Stockholders, shall not constitute a PhotoMedex Change of Board Recommendation.

(g) For the purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) on terms which the PhotoMedex Board or Radiancy Board, as applicable, has determined in its good faith judgment are more favorable to the stockholders of PhotoMedex or Radiancy, as applicable, if consummated in accordance with its terms from a financial point of view than the transactions contemplated by this Agreement, after consultation with its respective legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, conditions to consummation, timing and other aspects of such proposal and this Agreement (taking into account any modifications to this Agreement that the other Party proposes to make), and taking into account the identity of the Person making such Acquisition Proposal and the likelihood of consummation of such Acquisition Proposal; provided, however, that for purposes of this definition, the references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%).”

4.4 Payment to Perseus.

(a) Contemporaneously with the Closing (or at such other time and upon such terms and conditions as may be mutually agreed upon by the Parties), Radiancy agrees to provide, from its available cash, to PhotoMedex an aggregate amount as shall be sufficient to allow PhotoMedex to satisfy in full its payment obligation under that certain Repurchase Right Agreement, dated as of May 27, 2011 (the “Repurchase Right Agreement”), by and between PhotoMedex and Perseus Partners VII, L.P. (“Perseus”). The Parties hereby agree that any payments to be made pursuant to this Section 4.4 may be made by Radiancy, in its sole discretion, directly to Perseus.

A 44

(b) The payment described in Section 4.4(a) above shall exclusively be used to satisfy the obligations of PhotoMedex to Perseus in accordance with the terms of the Repurchase Right Agreement and the satisfaction of the foregoing obligations to Perseus (the “Repurchase Transaction”) shall be a condition to the Closing of this Agreement.

4.5 Disclosure Updates.

(a) PhotoMedex and Radiancy shall each have, upon written notice to the other Party hereto (a “New Disclosure Notice”), the right at any time after the date of this Agreement, until that date which is two Business Days prior to the Closing Date, to amend the PhotoMedex Disclosure Letter or Radiancy Disclosure Letter, as the case may be, to reflect any new disclosure information not set forth in such letter as of the date of this Agreement; provided, that any such new disclosure information does not reflect facts, circumstances or events that would reasonably be expected to result in a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect, as the case may be. In the event that any such new disclosure information reflects facts, circumstances or events that would reasonably be expected to result in a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect, as the case may be, a Party may notify the other Party in writing of its election to reject the inclusion of such new disclosure information in the applicable disclosure letter within two (2) Business Days of receipt of the New Disclosure Notice (a “Disclosure Rejection Notice”), in which case such new disclosure information shall not be included in the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be. Failure by a Party to reject such new disclosure information within such two (2) Business Day period shall be deemed an acceptance by a Party of such new disclosure information in the PhotoMedex Disclosure Letter or Radiancy Disclosure Letter, as the case may be.

(b) Notwithstanding the provisions of Section 4.5(a) above, no new disclosure information contained in a New Disclosure Notice shall be deemed to cure any breach of any representation or warranty made in this Agreement, provided, however, that any update of information in the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be, shall not be deemed to be a breach of any representation or warranty for any purpose under this Agreement so long as such update reflects actions which are permitted to be taken pursuant to Section 4.1 of this Agreement.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters. Radiancy, on one hand, and each of PhotoMedex and Merger Sub, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of PhotoMedex or Radiancy, as applicable, any officer, director or partner, in his or her capacity as such, of PhotoMedex or Radiancy, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants

A 45

contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

5.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(b) Radiancy, on the one hand, and each of PhotoMedex and Merger Sub, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences; (iv) in the event one Party is prohibited from participating in or attending any meetings or conferences, the other Party shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Radiancy, PhotoMedex and Merger Sub shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

A 46

(d) For purposes of Section 5.2(c), “commercially reasonable efforts” shall not include nor require any Party or any of its Subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect (after giving effect to the Merger), as the case may be, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect (after giving effect to the Merger), as the case may be. Notwithstanding anything herein to the contrary, neither PhotoMedex, Radiancy, nor any of their respective Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Company following the consummation of the Merger without the prior written consent of the other Parties.

(e) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Merger or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Radiancy, PhotoMedex and Merger Sub shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Prior to the expiration of the Executory Period, Radiancy shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Radiancy Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby. Prior to the expiration of the Executory Period, PhotoMedex shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any PhotoMedex Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

(g) Notwithstanding anything herein to the contrary, neither Radiancy nor PhotoMedex shall be required to agree to any commercially unreasonable consent fee, term, condition or modification with respect to obtaining any Consents or Requisite Regulatory Approvals in connection with the Merger and consummation of the transactions contemplated by this Agreement.

5.3 Public Announcements. Radiancy, PhotoMedex and Merger Sub agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either Radiancy or PhotoMedex may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Radiancy or PhotoMedex in compliance with this Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

A 47

5.4 Regulatory Matters.

(a) Registration Statement and Joint Proxy Statement. PhotoMedex and Radiancy shall cooperate with each other in connection with the preparation and filing with the SEC of a Form S-4, and amendments thereto, to register the Merger Consideration (the “Registration Statement”), in which Registration Statement a joint proxy statement will be included as a prospectus (the “Proxy Statement”). PhotoMedex shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable, and each of PhotoMedex and Radiancy shall thereafter mail or deliver the Proxy Statement to the PhotoMedex stockholders and the Radiancy stockholders, respectively. PhotoMedex shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Radiancy shall furnish all information concerning Radiancy and the holders of Radiancy Common Stock as may be reasonably requested in connection with the foregoing actions. Each of Radiancy, PhotoMedex and Merger Sub shall, as promptly as reasonably practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement and/or the Registration Statement received from the SEC. Each party shall also advise the other party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspensions of the qualification of the PhotoMedex Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment with respect to any comments of the SEC and any amendment or supplement to the Proxy Statement and the Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, Radiancy or PhotoMedex has knowledge of any information relating to Radiancy, PhotoMedex or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of PhotoMedex. The Employee Options will be registered pursuant to a registration statement on Form S-8, which PhotoMedex will file with the SEC prior to the Closing.

(b) Each of Radiancy and PhotoMedex shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Radiancy, PhotoMedex or any of their respective Subsidiaries to any Governmental Authority, including, without limitation, FINRA, in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Each of Radiancy and PhotoMedex shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Party with a copy of such communication.

5.5 PhotoMedex Stockholders’ Meeting; Radiancy Stockholders’ Meeting.

(a) PhotoMedex shall take all action necessary in accordance with applicable Law and the PhotoMedex Organization Documents to (i) call, give notice of, convene and hold a meeting of the stockholders of PhotoMedex to consider and vote on a proposal to adopt and approve the issuance of the Merger Consideration,

A 48

the Warrants, and the consummation of the Merger and transactions contemplated by this Agreement and (ii) to hold such meeting of the stockholders of PhotoMedex (on a date selected by PhotoMedex in consultation with Radiancy) as promptly as practicable after mailing of the Proxy Statement.

(b) Subject to the provisions of Section 4.3 hereof, the PhotoMedex Board shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval of the issuance of the Merger Consideration and the Warrants, and the consummation of the Merger and transactions contemplated by this Agreement and (ii) take all other action necessary or advisable to secure such approval.

(c) Radiancy shall take all action necessary in accordance with applicable Law and the Radiancy Organization Documents to (i) call, give notice of, convene and hold a meeting of the Radiancy Stockholders to consider and vote on a proposal to adopt and approve the consummation of the Merger and transactions contemplated by this Agreement and (ii) to hold such meeting of the stockholders of Radiancy (on a date selected by Radiancy in consultation with PhotoMedex) as promptly as practicable after mailing of the Proxy Statement.

(d) Subject to the provisions of Section 4.3 hereof, the Radiancy Board shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval of the consummation of the Merger and transactions contemplated by this Agreement and (ii) take all other action necessary or advisable to secure such approval.

5.6 Reservation of PhotoMedex Common Stock. PhotoMedex hereby agrees that at or prior to Closing there shall be, or PhotoMedex shall cause to be, reserved for issuance and/or delivery, such number of shares of PhotoMedex Common Stock as shall be required for issuance of the Merger Consideration and the Warrants. So long as any Warrant remains issued and outstanding, PhotoMedex shall reserve for issuance and/or delivery, such number of shares of PhotoMedex Common Stock as shall be required upon the exercise of such Warrants.

5.7 Other Actions. Notwithstanding anything to the contrary in Section 5.4, as promptly as practicable after the Closing, PhotoMedex shall prepare a Current Report on Form 8-K announcing the Closing (“Closing Filing”), which Radiancy shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing, Radiancy and PhotoMedex shall mutually agree on and issue a press release announcing the consummation of the Merger (“Closing Press Release”). As promptly as practicable after the Closing, PhotoMedex shall distribute the Closing Press Release and shall file the Closing Filing with the SEC.

5.8 Required Information. In connection with the preparation of the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Radiancy, Merger Sub and/or PhotoMedex to any Government Authority, FINRA or other third Person in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, PhotoMedex, Radiancy and Merger Sub each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other report, statement, filing, notice or application made by or on behalf of PhotoMedex, Radiancy or Merger Sub to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.

5.9 Amended and Restated Articles of Incorporation of PhotoMedex. Prior to the Closing, the PhotoMedex Stockholders shall have adopted the Amended and Restated Articles of Incorporation and PhotoMedex shall file the Amended and Restated Articles of Incorporation, substantially in the form set forth in Exhibit 5.9 attached hereto, with the Secretary of State of the State of Nevada following approval of such Amended and Restated Articles of Incorporation at the meeting of stockholders of PhotoMedex.

5.10 Directors of PhotoMedex After Closing. The Parties acknowledge and agree that nine (9) individuals (or eight (8) individuals, in the event that only eight (8) individuals are included as director nominees in the

A 49

Registration Statement that is declared effective by the SEC) shall be nominated to serve as the directors of PhotoMedex following the Closing. PhotoMedex shall identify three (3) of these individuals and Radiancy shall identify six (6) of these individuals (or five (5) of these individuals, in the event that only five (5) individuals have been identified and included as director nominees in the Registration Statement that is declared effective by the SEC). The Parties shall work together in good faith to ensure that at least five (5) of the identified individuals shall be independent under the applicable rules of the SEC and the applicable stock exchange. Upon identification of the nine (9) individuals (or eight (8) individuals, in the event that only eight (8) individuals are included as director nominees in the Registration Statement that is declared effective by the SEC) that are proposed by PhotoMedex and Radiancy to serve as directors of PhotoMedex following the consummation of the Merger, PhotoMedex shall take all necessary action to ensure that such nine (9) individuals (or eight (8) individuals, in the event that only eight (8) individuals are included as director nominees in the Registration Statement that is declared effective by the SEC) are included as the nominees to serve as the members of the PhotoMedex Board following the Closing, and recommend that the PhotoMedex Stockholders vote to elect such nominees to serve as the directors of PhotoMedex following the Closing. At the next two (2) consecutive annual meetings of the PhotoMedex Stockholders following the Effective Time, PhotoMedex shall take all necessary action to ensure that Dr. Yoav Ben-Dror is included as a nominee to serve as a member of the PhotoMedex Board. The Parties acknowledge and agree that any individual appointed to serve as a director of the PhotoMedex Board or as any executive officer of PhotoMedex after the Closing shall be obligated to sign an agreement pursuant to which such individual shall be restricted from trading in equity securities of PhotoMedex for a six-month period following the consummation of the Merger. In the event that nine (9) individuals are included as director nominees in the Registration Statement that is declared effective by the SEC, PhotoMedex shall take all action as may be necessary, including, without limitation, amending the PhotoMedex Organizational Documents, in order to increase the number of directors that may serve on the PhotoMedex Board to nine (9), on or before the Effective Time.

5.11 Merger Filings. PhotoMedex shall make, and shall cause Merger Sub to make, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

5.12 Section 16 Matters. Prior to the Effective Time, PhotoMedex shall take all commercially reasonable steps as may be required to cause any acquisitions of PhotoMedex Common Stock resulting from the Merger or the other transactions contemplated hereby by each Person who is or can be reasonably expected to become as a result of the Merger subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PhotoMedex, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

5.13 Israeli Tax Ruling. On July 4, 2011, Radiancy’s Israeli counsel filed with the ITA an application for a tax ruling (the “Israeli Tax Ruling”) under which it requested, inter alia, that:

(a) Any consideration payable or otherwise deliverable pursuant to this Agreement (including the Merger Consideration) to Radiancy Stockholders that are non-Israeli residents (as defined in Section 1 of the ITO), other than in respect to Radiancy Common Stock held by the Section 102 Trustee on behalf of any non-Israeli resident Stockholder, is exempted from any Israeli Tax withholding obligation, or clarifying that no such obligation exists upon receipt of a signed Israeli Tax Declaration that such Radiancy Stockholder is not an Israeli resident;

(b) Any consideration payable or otherwise deliverable pursuant to this Agreement (including the Merger Consideration) to the Section 102 Trustee, the Section 104H Trustee, or any other trustee, as applicable, is exempted from any Israeli Tax withholding obligation;

(c) Radiancy Stockholders who are Israeli residents will be allowed to elect to defer the Tax event, pursuant to section 104H of the ITO, with respect to the conversion of Radiancy Common Stock into the Merger Consideration, subject to the terms and conditions to be included within the Israeli Tax Ruling; and

A 50

(d)(i) the deposit with the Section 102 Trustee of any consideration payable or otherwise deliverable by PhotoMedex pursuant to this Agreement (including the Merger Consideration) for 102 Radiancy options, and/ or Radiancy Common Stock arising from the exercise of any such 102 Radiancy options, subject to the statutory holding period under Section 102 of the ITO (“Section 102”, and such 102 Radiancy options, “Restricted 102 Grants”) will not result in a requirement for an immediate Israeli Tax payment or affect the Tax treatment of the Restricted 102 Grants and that the Israeli taxation of the Merger Consideration will be deferred until release of such PhotoMedex Common Stock and/ or options and/ or other type of consideration whatsoever (as applicable), and remain subject to the provisions of Section 102 of the ITO; (ii) the statutory holding period applicable to Restricted 102 Grants will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein, provided that the consideration paid to holders for Restricted 102 Grants (including the Merger Consideration) are deposited with a Section 102 Trustee for the duration of the statutory holding period (which ruling may be subject to customary conditions associated with such a ruling); (iii) the payment of the Merger Consideration pursuant to this Agreement in exchange for any Radiancy Common Stock held in trust by the Section 102 Trustee at the Effective Time will not result in an immediate taxable event for the Person entitled to such shares if such consideration is paid directly to the Section 102 Trustee and until such time as the PhotoMedex Common Stock is subsequently transferred by such trustee to the person entitled thereto or sold by the trustee.

Radiancy shall instruct its Israeli counsel to update PhotoMedex through its Israeli counsel, with respect to the process of obtaining the Israeli Tax Ruling. Subject to the terms and conditions hereof, the Parties shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to obtain the Israeli Tax Ruling, as promptly as practicable.

5.14 Further Assurances. PhotoMedex, Merger Sub and Radiancy shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below), all PhotoMedex Requisite Consents (as defined below), all Radiancy Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

5.15 Directors and Officers Indemnification and Insurance.

(a) In the event the Merger is consummated, then until the seventh anniversary of the Effective Time, PhotoMedex will, and will cause the Surviving Company and any PhotoMedex Subsidiary or Radiancy Subsidiary, to comply with, fulfill and honor, in any and all respects, all of the obligations of PhotoMedex, Radiancy and any PhotoMedex Subsidiary or Radiancy Subsidiary to their respective present and former directors and officers (the “Covered Persons”) pursuant to indemnification agreements with PhotoMedex, Radiancy or any PhotoMedex Subsidiary or Radiancy Subsidiary in effect on the Effective Time and pursuant to the PhotoMedex Organization Documents, the Radiancy Organization Documents, the PhotoMedex Subsidiary Organization Documents and the Radiancy Subsidiary Organization Documents, in each case, in effect on the Effective Time (the “Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time, including with respect to this Agreement, the Merger and the other transactions contemplated herein. Any claims for indemnification made on or prior to the seventh anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. PhotoMedex shall, and shall cause the Surviving Company and all PhotoMedex Subsidiaries and Radiancy Subsidiaries to, keep in full force and effect all Indemnification Provisions and neither PhotoMedex, the Surviving Company, any PhotoMedex Subsidiary nor any Radiancy Subsidiary shall amend, modify or terminate any of the Indemnification Provisions, in each case, until the later of the seventh anniversary of the Effective Time or the final resolution of any claims for indemnification.

A 51

(b) In the event the Merger is consummated, if PhotoMedex, the Surviving Company, any PhotoMedex Subsidiary or any Radiancy Subsidiary shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of PhotoMedex, the Surviving Company, any PhotoMedex Subsidiary or any Radiancy Subsidiary, as applicable, assume all of their respective obligations as set forth in this Section 5.15.

(c) Prior to the Effective Time, Radiancy and/ or any Radiancy Subsidiary may purchase tail insurance coverage for Radiancy and/ or Radiancy Subsidiary Covered Persons which shall provide such directors and officers with coverage for no more than seven years following the Effective Time (the “Insurance Coverage”), and the full cost and all premiums associated with such Insurance Coverage shall be paid in a lump sum by Radiancy and/ or any Radiancy Subsidiary, as the case may be, prior to or at the Closing. PhotoMedex shall maintain (or cause the Surviving Company, any PhotoMedex Subsidiary and/ or any Radiancy Subsidiary to maintain) such Insurance Coverage in full force and effect, and continue to honor the obligations thereunder during the term thereof.

(d) In the event the execution of this Agreement or the undertaking of any act or omission by PhotoMedex required by this Agreement prior to the Closing Date causes any insurance policy, in place for the benefit of any PhotoMedex or PhotoMedex Subsidiary Covered Persons immediately prior to the date of this Agreement, to terminate or causes any reduction in the benefits of such policy, PhotoMedex or any PhotoMedex Subsidiary may purchase insurance policies for the benefit of such Covered Persons; provided, however, that such new policies shall not exceed the coverage that was provided under such terminated insurance policy or such policy where benefits were reduced.

(e) This Section 5.15 shall survive the consummation of the Merger, is intended to benefit each of the Covered Persons and shall be binding on all successors and assigns of the Surviving Company, the PhotoMedex Subsidiaries, the Radiancy Subsidiaries and PhotoMedex, and shall be enforceable by the Covered Persons.

5.16 Application of Section 3.17(l). PhotoMedex hereby agrees that the representations and warranties set forth in Section 3.17(l) are being given by Radiancy for Israeli Tax withholding purposes only and, if such representations and warranties shall be deemed to be untrue or inaccurate at Closing, such untruthfulness or inaccuracy shall not result in the failure by Radiancy to satisfy the condition set forth in Section 6.3(a) of this Agreement.

5.17 Additional Covenants Israeli Approvals. Each of the Parties hereto shall cooperate with one another and use commercially reasonable efforts to cause all authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in Israel (including the Israeli Tax Ruling) with respect to: (i) the exchange of Radiancy Common Stock (other than shares of Radiancy Common Stock held by Radiancy, Ltd.) for the Merger Consideration; and (ii) the allocation of options by Radiancy, to be obtained or made.

5.18 [Intentionally Omitted].

5.19 Amendment of PhotoMedex Option Plan.

(a) The PhotoMedex, Inc. 2005 Equity Compensation Plan (the “PhotoMedex Plan”) shall be amended by PhotoMedex prior to the Closing Date to add to it the appropriate provisions relating to grantees who are Israeli residents and those grantees who are deemed to be Israeli residents for Tax purposes (together, “Israeli Residents”), including with respect to the following matters:

(i) Administration of the PhotoMedex Plan pursuant to certain provisions of Section 102 and Section 3(i) of the ITO and any other applicable Israeli Laws.

A 52

(ii) Options granted to Israeli Residents shall be governed by and subject to the terms and restrictions of Section 102 and Section 3(i), as applicable, of the ITO and any other applicable Israeli Laws.

(iii) At the PhotoMedex Board’s discretion, for purposes of simplicity and in order to ensure compliance with Israel’s Tax regulations, the exercise of options and the purchases and sales of shares issued under the PhotoMedex Plan shall be executed by PhotoMedex or its affiliates, as appropriate.

(iv) The ability of Israeli Residents, whose shares are held in escrow in accordance with the requirements of the ITO, to vote such shares or grant proxies with respect thereto.

(b) The Parties shall negotiate in good faith to agree upon a form of amendment to the PhotoMedex Plan which will accomplish the foregoing objectives.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a) Antitrust Laws. The waiting period (and any extension thereof) applicable to the consummation of the Merger under any Antitrust Laws shall have expired or been terminated.

(b) Requisite Regulatory Approvals and Stockholder Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a PhotoMedex Material Adverse Affect or a Radiancy Material Adverse Affect (the “Requisite Regulatory Approvals”), the PhotoMedex Stockholder Approval and the Radiancy Stockholder Approval shall have each been obtained or made.

(c) Listing on the NASDAQ. The PhotoMedex Common Stock to be issued as the Merger Consideration and the PhotoMedex Common Stock to be issuable in connection with the exercise or conversion of the Warrants shall have been authorized for listing on the NASDAQ subject to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Merger or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Merger, any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement, or the filing of the Amended and Restated Articles of Incorporation or the Merger Certificate.

6.2 Conditions to Obligations of Radiancy. The obligations of Radiancy to consummate the Merger are subject to the satisfaction or waiver by Radiancy, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of PhotoMedex and Merger Sub set forth in this Agreement (without giving effect to any limitation as to “materiality” or “PhotoMedex Material Adverse Effect”) shall be true and correct as of the Effective Time as though made as of the Effective Time (except to the extent that such representations and warranties refer specifically to an earlier

A 53

date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a PhotoMedex Material Adverse Effect.

(b) Agreements and Covenants. Each of PhotoMedex and the Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. Each of PhotoMedex and Merger Sub shall have delivered to Radiancy a certificate, dated the Closing Date, signed by the chief executive officer of each of PhotoMedex and Merger Sub, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d) Secretary’s Certificate. Each of PhotoMedex and Merger Sub shall have delivered to Radiancy a true copy of the resolutions of the PhotoMedex Board and the Merger Sub Board authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of PhotoMedex and Secretary of Merger Sub, or a similar officer.

(e) PhotoMedex Material Adverse Effect. No PhotoMedex Material Adverse Effect shall have occurred since July 4, 2011.

(f) Legal Opinion. Radiancy shall have received opinions of PhotoMedex’s transaction counsel, Kaye Scholer LLP and Woodburn and Wedge, in form and substance reasonably satisfactory to Radiancy, addressed to Radiancy and dated as of the Closing Date, covering the matters set forth on Exhibit 6.2(f)-1 and Exhibit 6.2(f)-2 attached hereto.

(g) SEC Compliance. Immediately prior to Closing, PhotoMedex shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(h) Amended and Restated Articles of Incorporation. PhotoMedex shall have filed the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada and such Secretary of State shall have accepted the Amended and Restated Articles of Incorporation.

(i) Repurchase Transaction. The Repurchase Transaction shall have been consummated with Perseus pursuant to Section 4.4.

(j) PhotoMedex Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 6.2(j) attached hereto (the “PhotoMedex Requisite Consents”), shall have each been obtained or made.

(k) Israeli Approvals. The Israeli Tax Ruling and all other authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in Israel with respect to the Merger and the transactions contemplated herein shall have each been obtained or made to the reasonable satisfaction of Radiancy.

6.3 Conditions to Obligations of PhotoMedex. The obligations of PhotoMedex to consummate the Merger are subject to the satisfaction or waiver by PhotoMedex, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Radiancy set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Radiancy Material Adverse

A 54

Effect”) shall be true and correct as of the Effective Time as though made as of the Effective Time (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Radiancy Material Adverse Effect.

(b) Agreements and Covenants. Radiancy shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. Radiancy shall have delivered to PhotoMedex a certificate, dated the Closing Date, signed by the chief executive officer of Radiancy, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(e).

(d) Secretary’s Certificate. Radiancy shall have delivered to PhotoMedex a true copy of the resolutions of the Radiancy Board authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Radiancy or a similar officer.

(e) Radiancy Material Adverse Effect. No Radiancy Material Adverse Effect shall have occurred since July 4, 2011.

(f) FIRPTA Certificate. Radiancy shall provide to PhotoMedex a certificate (the “FIRPTA Certificate”), signed under penalties of perjury and in form and substance as required under Section 1.897-2(h) of the Treasury Regulations promulgated under the Code, stating that an interest in Radiancy is not a “United States real property interest” for purposes of Section 897 of the Code.

(g) Amended and Restated Articles of Incorporation. The Secretary of State of Nevada shall have accepted the Amended and Restated Articles of Incorporation (provided that PhotoMedex files such Amended and Restated Articles of Incorporation by PhotoMedex with the Secretary of State of Nevada pursuant to the terms of this Agreement).

(h) Legal Opinion. PhotoMedex shall have received an opinion of Radiancy’s counsel, Ellenoff Grossman & Schole LLP, in form and substance reasonably satisfactory to PhotoMedex, addressed to PhotoMedex and dated as of the Closing Date, covering the matters set forth on Exhibit 6.3(h) attached hereto.

(i) Repurchase Transaction. The Repurchase Transaction shall have been consummated with Perseus pursuant to Section 4.4 (provided that PhotoMedex, subject to Section 4.4, shall have satisfied all of its obligations under the Repurchase Right Agreement in order to consummate the Repurchase Transaction).

(j) Radiancy Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 6.3(j) attached hereto (the “Radiancy Requisite Consents”), shall have each been obtained or made.

6.4 Waiver of Closing Conditions. In the event a Party (the “Waiving Party”) waives a Closing condition it has the right to require the satisfaction of as set forth in this Article VI and the Merger and the transactions contemplated by this Agreement are subsequently consummated, the Waiving Party hereby waives any and all rights and claims against the Party failing to satisfy such Closing condition (the “Failing Party”) for any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) arising from the breach by the Failing Party of the Failing Party’s representations, warranties and/or covenant as it specifically relates to the Closing condition waived by the Waiving Party.

A 55

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the Effective Time or the Drop Dead Date, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Radiancy or PhotoMedex (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of PhotoMedex and Radiancy, as duly authorized by the Radiancy Board and PhotoMedex Board;

(b) by written notice by either Radiancy or PhotoMedex, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party who has failed to comply with Section 5.2 as it relates to such Order or Action or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered;

(c) by written notice by Radiancy, if there has been a breach by PhotoMedex and/or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of PhotoMedex and/or Merger Sub shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 6.2 (a “Terminating PhotoMedex Breach”); provided, however, that if such Terminating PhotoMedex Breach is curable by PhotoMedex and/or Merger Sub prior to the Drop Dead Date, then Radiancy may not terminate this Agreement under this Section 7.1(c) for fourteen (14) calendar days after delivery of written notice from Radiancy to PhotoMedex of such Terminating PhotoMedex Breach, provided PhotoMedex and/or Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that Radiancy may not terminate this Agreement pursuant to this Section 7.1(c) if it shall have materially breached this Agreement or if such Terminating PhotoMedex Breach by PhotoMedex and/or Merger Sub is cured during such fourteen (14) calendar day period);

(d) by written notice by PhotoMedex, if there has been a breach by Radiancy of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Radiancy shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 6.3 (a “Terminating Radiancy Breach”); provided, however, that if such Terminating Radiancy Breach is curable by Radiancy prior to the Drop Dead Date, then PhotoMedex may not terminate this Agreement under this Section 7.1(d) for fourteen (14) calendar days after delivery of written notice from PhotoMedex to Radiancy of such Terminating Radiancy Breach, provided Radiancy continues to exercise commercially reasonable efforts to cure such Terminating Radiancy Breach (it being understood that PhotoMedex may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating Radiancy Breach by Radiancy is cured during such fourteen (14) calendar day period);

(e) by written notice by Radiancy if the Merger shall not have been consummated on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Radiancy if Radiancy or any Radiancy Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Merger to be consummated on or before the Drop Dead Date;

A 56

(f) by written notice by PhotoMedex if the Merger shall not have been consummated on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to PhotoMedex if PhotoMedex or any PhotoMedex Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Merger to be consummated on or before the Drop Dead Date;

(g) by written notice by PhotoMedex or Radiancy, (i) if the PhotoMedex Board (or any committee thereof) shall have made a PhotoMedex Change of Board Recommendation or (ii) if the PhotoMedex Board or any committee thereof shall have approved or recommended to the stockholders of PhotoMedex an Acquisition Proposal (other than the Merger);

(h) by written notice by Radiancy or PhotoMedex, (i) if the Radiancy Board (or any committee thereof) shall have made a Radiancy Change of Board Recommendation or (ii) if the Radiancy Board or any committee thereof shall have approved or recommended to the stockholders of Radiancy an Acquisition Proposal (other than the Merger);

(i) by written notice by PhotoMedex or Radiancy if the PhotoMedex Board shall have made a PhotoMedex Change of Board Recommendation in response to a Superior Proposal in accordance with the terms and conditions of Section 4.3(d); or

(j) by written notice by Radiancy or PhotoMedex, if the Radiancy Board shall have made a Radiancy Change of Board Recommendation in response to a Superior Proposal in accordance with the terms and conditions of Section 4.3(e).

7.2 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

7.3 Fees and Expenses.

(a) All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Registration Statement and the Proxy Statement documents and all other matters related to the consummation of the Merger.

(b) PhotoMedex shall pay Radiancy a termination fee equal to Three Million Dollars ($3,000,000) in the event of a termination of this Agreement by PhotoMedex or Radiancy, as the case may be, pursuant to Section 7.1(g) or Section 7.1(i).

(c) Radiancy shall pay PhotoMedex a termination fee equal to Three Million Dollars ($3,000,000) in the event of a termination of this Agreement by Radiancy or PhotoMedex, as the case may be, pursuant to Section 7.1(h) or Section 7.1(j).

(d) PhotoMedex shall pay Radiancy a termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the aggregate amount of Radiancy’s reasonable Expenses incurred in connection with

A 57

the negotiation of the Original Agreement and this Agreement, in the event of a termination of this Agreement by Radiancy pursuant to Section 7.1(c); provided, that no such fee shall be payable in the event the Terminating PhotoMedex Breach involves the failure to satisfy the condition set forth in Section 6.2(i) or Section 6.2(k); provided, further, in the case of a failure to satisfy the condition set forth in Section 6.2(i), that PhotoMedex has satisfied its obligations under Section 4.4 of this Agreement.

(e) Radiancy shall pay PhotoMedex a termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the aggregate amount of PhotoMedex’ reasonable Expenses incurred in connection with the negotiation of the Original Agreement and this Agreement, in the event of a termination of this Agreement by PhotoMedex pursuant to Section 7.1(d); provided, that no such fee shall be payable in the event the Terminating Radiancy Breach involves the failure to satisfy the condition set forth in Section 6.3(g) or Section 6.3(i); provided, further, in the case of a failure to satisfy the condition set forth in Section 6.3(i), that Radiancy has satisfied its obligations under Section 4.4 of this Agreement.

(f) Any fee due under Section 7.3(b) or Section 7.3(c) shall be paid by wire transfer of immediately available funds within one (1) Business Day after the date of termination of this Agreement, to an account designated in writing by the Party entitled to receipt of such fee. Any fee due under Section 7.3(d) or Section 7.3(e) shall be paid by wire transfer of immediately available funds within ten (10) Business Days after the date of termination of this Agreement, to an account designated in writing by the Party entitled to receipt of such fee.

(g) The Parties acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement.

7.4 Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by PhotoMedex, Merger Sub or Radiancy in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival. None of the representations, warranties, pre-closing covenants or pre-closing obligations contained in this Agreement or in any certificate or instrument delivered under this Agreement will survive the Effective Time. Except in the case of fraud, each of the Parties hereto hereby acknowledges and agrees that, following the Effective Time, it shall not be entitled to (and hereby waives any right it may have to) make any claim, or otherwise institute any Action, for indemnification, payment of Damages or any other remedy, against any other Party in respect of any of the representations, warranties, pre-closing covenants or pre-closing obligations contained in this Agreement or in any certificate or instrument delivered under this Agreement. The

Confidentiality Agreements, Section 4.2(b), Section 7.2, Section 7.3 and this Article VIII shall survive any termination of this Agreement in accordance with Section 7.1.

A 58

8.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Radiancy, to:

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, New York 10962

Attn: Dr. Dolev Rafaeli

Facsimile: (845) 398-1648

with a copy to (but which shall not constitute notice to Radiancy):

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

Attention: Barry I. Grossman, Esq.

Facsimile: (212) 370-7889

(ii)	if to PhotoMedex or Merger Sub, to:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: Dennis McGrath, Chief Executive Officer and President

Facsimile: (215) 619-3208

with a copy to (but which shall not constitute notice to PhotoMedex or Merger Sub):

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Stephen C. Koval, Esq. and William M. Lonergan, Esq.

Facsimile: (212) 836-8689

8.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Radiancy, PhotoMedex and Merger Sub agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Radiancy, PhotoMedex and Merger Sub irrevocably consents to the service of the summons and complaint and any other process in any other action or

A 59

proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 8.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.5 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

8.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to Radiancy, shall mean the actual knowledge of the executive officers of Radiancy, after due inquiry and, when used with respect to PhotoMedex, shall mean the actual knowledge of the executive officers of PhotoMedex, after due inquiry, (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close, and (vi) the term “Trading Day” means any day on which the PhotoMedex Common Stock is traded on the principal securities exchange or securities market on which the PhotoMedex Common Stock is then traded. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the PhotoMedex Disclosure Letter and the Radiancy Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreements embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements, including, without limitation, the Original Agreement, and the understandings among the Parties with respect to such subject matter.

A 60

8.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

8.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Radiancy, PhotoMedex or Merger Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

8.11 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

8.12 Disclosure Letters. The disclosure of any matter in the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be, shall be deemed to be a disclosure on all other sections of the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive. Certain of the information set forth in each of the PhotoMedex Disclosure Letter and the Radiancy Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality. If there is any inconsistency between the statements in this Agreement and those in the PhotoMedex Disclosure Letter or Radiancy Disclosure Letter (other than an exception set forth in such PhotoMedex Disclosure Letter or Radiancy Disclosure Letter), the statements in this Agreement will control.

A 61

8.13 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings.

Terms	Section
Acquisition Proposal	4.3(a)
Action	2.12
affiliate	8.7
Agreement	Preamble
Ancillary Public Disclosures	2.30
Antitrust Laws	5.2(a)
Appraisal Shares	1.9
Business Day	8.7
Certificate	1.1(d)
Certificate of Merger	1.2(b)
Certifications	2.7(a)
Charter Documents	4.1(b)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Filing	0
Closing Press Release	0
Closing Radiancy Financials	3.7(a)
Confidentiality Agreements	4.2(b)
Consent	2.5
Covered Persons	5.15(a)
Delaware Secretary of State	1.2(b)
DGCL	Recitals
Disclosure Rejection Notice	4.5(a)
DOJ	5.2(b)
DOL	2.16(b)
Drop Dead Date	1.2(a)
Effective Time	1.2(b)
Employee Options	1.1(b)
Encumbrance	2.6
Enforceability Exceptions	2.4
Environmental Laws	2.21
ERISA	2.16(a)
Exchange Act	2.5
Exchange Agent	1.1(d)
Executory Period	4.1(a)
Expenses	7.3(a)
Failing Party	6.4
FDA	2.28
FDCA	2.28
FINRA	2.5
FIRPTA Certificate	6.3(f)
FTC	5.2(b)
GAAP	2.7(b)
Governmental Authority	2.5
Hazardous Substance	2.21
Indebtedness	2.2(g)
Indemnification Provisions	5.15(a)

A 62

Terms	Section
Insurance Coverage	5.15(c)
Intellectual Property	2.15(b)
Israeli Residents	5.19(a)
Israeli Tax Declaration	1.1(m)
Israeli Tax Ruling	5.13
ITA	1.1(m)
ITO	3.17(l)(i)
knowledge	8.7
Law	2.6
Laws	2.6
Merger	Recitals
Merger Consideration	1.1(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
New Disclosure Notice	4.5(a)
Off-the-Shelf Software Agreements	2.14(a)(xi)
Order	2.12
Organic Dilution Event	1.6
Original Agreement	Recitals
Parties	Preamble
Party	Preamble
Permitted Encumbrances	2.19(b)
Perseus	4.4(a)
Person	8.7
PhotoMedex	Preamble
PhotoMedex Accounts Receivable	2.25
PhotoMedex Affiliate Transaction	2.22
PhotoMedex Benefit Plans	2.16(a)
PhotoMedex Board	Recitals
PhotoMedex Board Recommendation	4.3(b)
PhotoMedex Change of Board Recommendation	4.3(d)
PhotoMedex Common Stock	1.1(b)
PhotoMedex Disclosure Letter	Article II
PhotoMedex ERISA Affiliate	2.16(a)
PhotoMedex Financials	2.7(b)
PhotoMedex Foreign Benefit Plans	2.16(g)
PhotoMedex Intellectual Property	2.15(a)
PhotoMedex Leases	2.19(a)
PhotoMedex Licensed Intellectual Property	2.15(a)
PhotoMedex Material Adverse Effect	2.1
PhotoMedex Material Contract	2.14(a)
PhotoMedex Notice of Superior Proposal	4.3(d)
PhotoMedex Organization Documents	2.1
PhotoMedex Permits	2.11(b)
PhotoMedex Plan	5.19(a)
PhotoMedex Product	2.28
PhotoMedex Real Property	2.19(a)
PhotoMedex Requisite Consents	6.2(j)
PhotoMedex Stockholder Allocation	1.1(b)
PhotoMedex Stockholder Approval	2.4
PhotoMedex Stockholders	1.1(b)

A 63

Terms	Section
PhotoMedex Subsidiary	2.1
PhotoMedex Subsidiary Organization Documents	2.1
Proxy Statement	5.4(a)
Radiancy	Preamble
Radiancy Accounts Receivable	3.25
Radiancy Affiliate Transaction	3.22
Radiancy Benefit Plans	3.16(a)
Radiancy Board	Recitals
Radiancy Board Recommendation	4.3(b)
Radiancy Change of Board Recommendation	4.3(e)
Radiancy Common Stock	Recitals
Radiancy Disclosure Letter	Article III
Radiancy ERISA Affiliate	3.16(a)
Radiancy Financials	3.7(a)
Radiancy Foreign Benefit Plans	3.16(g)
Radiancy Intellectual Property	3.15
Radiancy Leases	3.19(a)
Radiancy Licensed Intellectual Property	3.15
Radiancy Material Adverse Effect	3.1
Radiancy Material Contract	3.14(a)
Radiancy Notice of Superior Proposal	4.3(e)
Radiancy Organization Documents	3.1
Radiancy Permits	3.11(b)
Radiancy Product	3.27
Radiancy Real Property	3.19(a)
Radiancy Requisite Consents	6.3(j)
Radiancy Stockholder Allocation	1.1(b)
Radiancy Stockholder Approval	3.4
Radiancy Stockholders	1.1(b)
Radiancy Subsidiaries	3.1
Radiancy Subsidiary Organization Documents	3.1
Radiancy, Ltd.	Recitals
Registration Statement	5.4(a)
Representatives	4.2(b)
Repurchase Right Agreement	4.4(a)
Repurchase Transaction	4.4(b)
Requisite Regulatory Approvals	6.1(b)
Restricted 102 Grants	5.13(d)
Sarbanes-Oxley Act	2.7(a)
SEC	2.7(a)
SEC Reports	2.7(a)
Section 102	5.13(d)
Securities Act	2.5
Signing Radiancy Financials	3.7(a)
subsidiary	8.7
Superior Proposal	4.3(g)
Surviving Company	1.1(a)
Tax	2.17(l)
Tax Returns	2.17(a)
Taxes	2.17(l)
Terminating PhotoMedex Breach	7.1(c)

A 64

Terms	Section
Terminating Radiancy Breach	7.1(d)
Termination Date	7.1
Trading Day	8.7
Valid Certificate	1.1(m)
Waiving Party	6.4
Warrants	1.1(b)

[SIGNATURE PAGE FOLLOWS]

A 65

SIGNATURE PAGE TO

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

RADIANCY, INC.

By:	/s/ Yoav Ben-Dror
Name: Yoav Ben-Dror
Title: Chairman of the Board

PHOTOMEDEX, INC.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President and Chief Executive Officer

PHMD MERGER SUB, INC.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

A 66

ANNEX B-1

FAIRNESS OPINION OF FAIRMOUNT

[FAIRMOUNT LOGO]

July 4, 2011

The Board of Directors

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Members of the Board of Directors:

We understand that PhotoMedex, Inc., a Nevada corporation (“PhotoMedex” or the “Company”), and a wholly owned subsidiary of PhotoMedex (“Merger Sub”) proposes to enter into a Merger Agreement (the “Merger Agreement”) with Radiancy, Inc., a Delaware corporation (“Radiancy”). The Parties intend to effect the merger of Merger Sub with and into Radiancy (the “Merger”), with Radiancy continuing as the surviving entity in the Merger. We understand that pursuant to the terms of the Merger Agreement: (i) PhotoMedex will issue to the shareholders of Radiancy a number of shares of common stock of PhotoMedex that is equal to the sum of [A] the number of shares of PhotoMedex common stock that is equal to three (3) times the number of shares of PhotoMedex common stock that are issued and outstanding immediately prior to the consummation of the Merger1 plus [B] 3,040,000 shares of PhotoMedex common stock and (ii) cause to be paid or issued to the stockholders of record of PhotoMedex entitled to vote for or against the Merger at the stockholder meeting to approve the Merger, in accordance with the terms and conditions of the Merger Agreement, warrants to purchase an aggregate of 941,667 shares of PhotoMedex common stock, of which warrants to purchase 95,200 shares of PhotoMedex common stock will instead be issued as options to Messrs. Dennis McGrath and Michael Stewart under their employment agreements with PhotoMedex, with such warrants to be issued pro rata to such stockholders based upon the number of issued and outstanding shares of PhotoMedex common stock held by each such holder on the record date (collectively, the “Transaction Consideration”).

We understand that the warrants have (i) a warrant exercise price of $20.00 per share of PhotoMedex common stock, (ii) an exercise period of three years following the effective time of the Merger, and (iii) notwithstanding the three year exercise period, the right of PhotoMedex to notify the holders of warrants of an earlier expiration of the warrants, at any time following such time as the PhotoMedex common stock has a closing trading price in excess of $30.00 per share for a period of 20 consecutive business days, provided that such earlier expiration date shall not be earlier than that date which is 20 business days following the delivery of such notification by PhotoMedex. We further understand that the options issued to Messrs. Dennis McGrath and Michael Stewart (i) are fully vested at issuance, (ii) have a 10 year life, (iii) have an exercise price equal to closing price at the closing date of the Merger, and (iv) are exercisable over the 10 year life of the option, whether or not the option holder is performing services for PhotoMedex. The proposed terms and conditions of the merger are more fully set forth in the draft Merger Agreement.

The Board of Directors of PhotoMedex (the “Board”) has asked us whether the Transaction Consideration to be issued by PhotoMedex in connection with the Merger is fair, from a financial point of view, to the shareholders of the Company.

[1]	Including any shares of PhotoMedex common stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex have a conversion price or exercise price that is less than $25.00 per share, but excluding those certain options to purchase 95,200 shares of common stock which are provided for in the employment agreements of Messrs. Dennis McGrath and Michael Stewart.

B 1

In connection with rendering our opinion, we have, among other things, considered the items below:

•

Review of the operations, financial condition, capital and liquidity requirements, future prospects and projected operations and financial performance, without independent verification, of PhotoMedex with the Company’s management.

•

Review of the operations, financial condition, corporate history and business model, future prospects and projected operations and financial performance received before July 1, 2011, without independent verification, of Radiancy.

•

Review of PhotoMedex’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report and audited financial statements on Form 10-K for the fiscal year ended December 31, 2010, December 31, 2009 and December 31, 2008 as well as Company’s interim financial statements on Form 10-Q for the quarterly periods ended March 31, 2011; September 30, 2010; June 30, 2010; March 31, 2010; September 30, 2009; June 30, 2009; March 31, 2009; September 30, 2008; June 30, 2008; and March 31, 2008.

•

Review of certain internal financial statements and other financial and operating data received before July 1, 2011, without independent verification, which the Company has prepared and provided and has identified and represented as being the most current financial statements available.

•

Review of certain internal financial statements and other financial and operating data received before July 1, 2011, without independent verification, which Radiancy’s management has prepared and provided to the Company and has identified and represented to the Company as being the most current financial statements available.

•

Review of certain financial forecasts received before July 1, 2011 for FY 2011 through FY 2013 for PhotoMedex and Radiancy, each on standalone bases, as well as a merger model prepared and agreed upon by the management of each of PhotoMedex and Radiancy contemplating a combined entity of the two companies.

•	Review of a draft of the Merger Agreement dated June 30, 2011 by and among PhotoMedex, Radiancy and Merger Sub.

•	Review of the form of warrant for common stock of PhotoMedex attached as an exhibit to the draft Merger Agreement.

•	Review of the executed Repurchase Right Agreement dated May 27, 2011 between Perseus Partners VII, L.P. and PhotoMedex.

•	Review of the Form 8-K and Amendment No. 4 to Schedule 13D filings, dated May 28, 2011, relating to the publicly announcement of the Repurchase Right Agreement execution with Perseus.

•	Review of the historical trading price and volume of PhotoMedex common stock, and the publicly traded securities of other companies that Fairmount deemed relevant.

•	Comparison of PhotoMedex financial performance, in whole or in part, as deemed appropriate, with the financial performance of certain other publicly traded companies that Fairmount deemed relevant.

•	Preparation and calculation of the Company’s weighted average cost of capital (“WACC”) for the discounted cash flow analysis (“DCF”), on both a standalone and post-transaction basis.

•	Comparison of certain financial terms of the proposed Merger to financial terms, to the extent publicly available, of certain other merger and acquisition transactions that Fairmount deemed relevant.

For purposes of Fairmount’s analysis and opinion, Fairmount assumed and relied on, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the non-public information prepared and / or supplied, by the management of PhotoMedex (whether relating to PhotoMedex or Radiancy or the combined operation after the Merger), or otherwise made available to,

B 2

discussed with, or reviewed by Fairmount, and Fairmount assumed no liability therefore. With respect to any projected financial data relating to PhotoMedex and Radiancy, Fairmount assumed that they were reasonably prepared on bases reflecting the best currently available information and good faith judgments of PhotoMedex and Radiancy managements as to the future financial performance of the combined entity. Fairmount expressed no view as to any projected financial data relating to PhotoMedex, Radiancy or the combined operations after the Merger or the assumptions on which they were based. The management of PhotoMedex has informed us that, to the best of PhotoMedex’s management’s knowledge, no information has been provided to us regarding PhotoMedex or Radiancy that contains an untrue statement of a material fact or omits to state a material fact necessary to for our analysis and no information necessary is necessary for our analysis has been omitted or remains undisclosed to us.

For purposes of rendering Fairmount’s opinion, Fairmount assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement will be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Merger would be consummated in accordance with the terms and conditions set forth in the draft Merger Agreement reviewed by us without material modification, waiver or delay. Representatives of PhotoMedex advised Fairmount, and Fairmount assumed that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Fairmount. Fairmount also assumed that any modification to the structure of the Merger would not vary in any respect material to Fairmount’s analysis or opinion. Fairmount further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on PhotoMedex or the consummation of the Merger.

We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of PhotoMedex, nor have we evaluated the solvency, viability or fair value of PhotoMedex under any state or federal laws, including laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion except as expressly indicated in our engagement agreement governing this opinion.

We have not been asked to, and we do not, express any opinion with respect to any matter other than whether the Transaction Consideration to be issued by PhotoMedex in connection with the Merger is fair, from a financial point of view, to the shareholders of the Company. We do not express any view on, and our opinion does not address, any terms (other than the Transaction Consideration to the extent expressly set forth herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger (including, without limitation, as to any written consent and voting agreements to be delivered by certain shareholders of PhotoMedex or Radiancy in connection with the Merger) or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party, or any class of such persons. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies or transactions that might be available to PhotoMedex or in which PhotoMedex might engage, nor does it address the underlying business decision of PhotoMedex to proceed with or effect the Merger, nor the impact of the Merger upon the Company, the future potential or viability of the Company following the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any shareholders of PhotoMedex should vote or act. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by PhotoMedex and its advisors with respect to legal, regulatory, accounting and tax matters. We are not expressing any opinion herein as to the price at which the common stock of PhotoMedex will trade following the announcement of the Merger.

B 3

As part of our investment banking business, we are continually engaged in the valuation of companies and their securities in connection with business evaluations, valuations, reorganizations, private placements and mergers and acquisitions for corporate and other purposes. We are familiar with PhotoMedex and have provided investment banking services to PhotoMedex in the past, most recently in July 2008. At that time Fairmount acted as financial advisor to the Board of Directors of PhotoMedex relating to the divestiture of its Surgical Laser Services division to PRI Medical Technologies. Three members of Fairmount Partners are shareholders in PhotoMedex, including Cornelius P. McCarthy, Charles Robins and Michael Martorelli. Fairmount representatives collectively own less than 0.1% of PhotoMedex outstanding stock as of June 10, 2011. These shareholders have not acquired or sold PhotoMedex stock in the last three years.

We are entitled to receive from PhotoMedex reimbursement of our expenses and a fee, a portion of which was payable upon execution of our engagement letter and the remainder of which is payable at the time Fairmount is prepared to deliver and does render its fairness opinion to the Board of PhotoMedex in connection with the proposed Merger. PhotoMedex has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter.

This letter, including the opinion expressed herein, is addressed to, and for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by the Opinion Review Committee of Fairmount Partners. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Board may be included in communications to shareholders of PhotoMedex, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be issued by PhotoMedex in connection with the Merger is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

FAIRMOUNT PARTNERS LP

/s/ Fairmount Partners LP

B 4

Annex B-2

[FAIRMOUNT LOGO]

October 28, 2011

To the Board of Directors of PhotoMedex:

With regard to the fairness opinion letter (the “Letter”) submitted on July 4, 2011 by Fairmount Partners to the Board of Directors of Photomedex, Inc. , we confirm that the Letter is hereby amended to remove the second to final paragraph of the letter, and substitute the following paragraph in its place:

This letter, including the opinion expressed herein, is addressed to, and for the information and assistance of, the Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by the Opinion Review Committee of Fairmount Partners. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Board may be included in communications to shareholders of PhotoMedex and Radiancy, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

Very truly yours,

FAIRMOUNT PARTNERS LP

/s/ Fairmount Partners LP

ANNEX C

FORM OF WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS SPECIFICALLY SET FORTH IN THIS WARRANT.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

PHOTOMEDEX, INC.

Expires [                         ], 2014

No.: [        ]

Number of Shares: [        ]

Date of Issuance: [                         ], 2011

The undersigned, PhotoMedex, Inc., a Nevada corporation (together with its successors and assigns, the “Company”), hereby certifies that [                ] is entitled to subscribe for and purchase, during the Term (as hereinafter defined), up to [            ] ([            ]) shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable common stock of the Company, par value $0.01 per share (the “Common Stock”), at an exercise price per share equal to the Warrant Price then in effect, subject, however, to the provisions and upon the terms and conditions hereinafter set forth in this Warrant.

(a) Term. The term of this Warrant shall commence on [                         ], 2011 (the “Date of Issuance”) and shall expire at 6:00 p.m., Eastern Time, on the earlier of: (i) the date that is three years after the date of issuance hereof, or (ii) the Expiration Date (as defined below) (such period being the “Term”).

(b) Method of Exercise; Payment; Issuance of New Warrant.

(1) Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part during the Term beginning on the date of issuance hereof.

(2) Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto duly executed) at the principal office of the Company, and by the payment to the Company of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of Warrant Shares with respect to which this Warrant is then being exercised, payable at such Holder’s election by certified or official bank check or by wire transfer to an account designated by the Company; provided, that any partial exercise of this Warrant shall be an exercise for a number of Warrant Shares that is not less than the lesser of (i) one hundred 100 Warrant Shares or (ii) the total number of Warrant Shares underlying this Warrant. For the avoidance of doubt, the Holder shall not be entitled to exercise this Warrant on a cashless basis.

(3) Issuance of Stock Certificates. In the event of any exercise of this Warrant in accordance with and subject to the terms and conditions hereof, certificates for the Warrant Shares so purchased shall be dated the date the Company has received this Warrant and the payment of the Warrant Price for the Warrant Shares with respect to this Warrant (the “Exercise Date”) and delivered to the Holder hereof within a reasonable time, not

C 1

exceeding three (3) Trading Days after such exercise (the “Delivery Date”). The Common Stock issued upon the exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the Exercise Date. The Holder shall deliver this original Warrant, or an indemnification undertaking with respect to such Warrant in the case of its loss, theft or destruction, at such time that this Warrant is fully exercised. With respect to partial exercises of this Warrant, the Company shall keep written records for the Holder of the number of Warrant Shares exercised as of each date of exercise.

(4) Non-Transferability of Warrant. This Warrant may not be transferred or assigned, either in whole or in part, except for transfers to an Affiliate if the Holder is an entity, or if the Holder is an individual, to such Holder’s spouse, children (whether natural, step or by adoption), grandchildren (whether natural, step or by adoption) or parents (collectively, “Permitted Transferees”) or to a trust, partnership or limited liability company solely for the benefit of one or more of any of such Holder or its Permitted Transferees. Any such transferee or assignee must agree to be bound by the terms of this Warrant in order for such transfer or assignment to be effective.

(5) Automatic Expiration. If at any time after the Date of Issuance the Market Price for the Common Stock exceeds $30.00 per share (subject to adjustment for reverse and forward stock splits, stock combinations and other similar transactions of the Common Stock that occur after the date hereof) over the course of any twenty (20) consecutive Trading Days (the occurrence of such event, a “Threshold Event”), then the Company may, at any time following the occurrence of such Threshold Event, provide notice to the Holder (an “Expiration Notice”), at the address of the Holder recorded in the Company’s books, indicating that the Warrant shall expire on the expiration date set forth in the Expiration Notice (the “Expiration Date”), which date shall not be earlier than twenty (20) Trading Days following the date upon which the Company delivers such Expiration Notice to the Holder, after which, all rights of the Holder under this Warrant shall terminate.

(6) The term “Market Price” on any date shall be deemed to be, for such date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is listed or quoted on an Eligible Market (other than the OTC Bulletin Board or Pink Sheets), the closing trading price of the Common Stock for such date (or the nearest preceding date) on the Eligible Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the closing trading price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on an Eligible Market and if prices for the Common Stock are then reported in the Pink Sheets published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) if the Common Stock is not then listed or quoted on an Eligible Market, the OTC Bulletin Board or in the Pink Sheets, the price determined by an appraiser selected by the holders of a majority in interest of the Warrant Shares and reasonably acceptable to the Company.

(c) Stock Fully Paid; Reservation and Listing of Shares; Covenants.

(1) Stock Fully Paid. The Company represents, warrants, covenants and agrees that all Warrant Shares which may be issued upon the exercise of this Warrant or otherwise hereunder will, when issued in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Company. The Company further covenants and agrees that during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of the issuance upon exercise of this Warrant a number of authorized but unissued shares of Common Stock equal to at least one hundred percent (100%) of the number of shares of Common Stock issuable upon exercise of this Warrant without regard to any limitations on exercise.

(2) Loss, Theft, Destruction of Warrants. Upon receipt of evidence satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Company or, in the case of any such

C 2

mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.

(3) Payment of Taxes. The Company will pay any documentary stamp and similar taxes attributable to the issuance of the Warrant Shares issuable upon exercise of this Warrant.

(d) Adjustment of Warrant Price and Number of Shares Issuable Upon Exercise(1). The Warrant Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Warrant Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Warrant Price resulting from such adjustment.

Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity-equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Warrant Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted. Any adjustment made pursuant to this Section shall become effective immediately after the effective date of such stock dividend, subdivision or combination.

(2) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock issued and outstanding.

(e) Notice of Adjustments. Whenever the Warrant Price or Warrant Share Number shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, each an “adjustment”), the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant at the address of such Holder recorded in the Company’s books.

(f) Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares, except if a Holder is entitled to receive an amount of Warrant Shares that is less than one (1), in which case the Company shall have the option of purchasing the Warrant from the Holder for the pro rata Warrant Price for such fractional share.

(g) Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such entity. For purposes hereof, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any entity or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting securities or otherwise.

C 3

“Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

“Common Stock” means the Common Stock, $0.01 par value per share, of the Company and any other Capital Stock into which such stock may hereafter be changed.

“Eligible Market” means, The New York Stock Exchange, Inc., the NASDAQ Global Select Market, The NASDAQ Global Market, the NASDAQ Capital Market or the NYSE Amex Equities .

“Governmental Authority” means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

“Holders” mean the Persons who shall from time to time own any Warrant. The term “Holder” means one of the Holders.

“Original Issue Date” means [                         ,] 2011.

“OTC Bulletin Board” means the over-the-counter electronic bulletin board.

“Person” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.

“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded.

“Warrants” means this Warrant, and the other warrants issued contemporaneously with the issuance of this Warrant, and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(c) hereof or of any of such other warrants.

“Warrant Price” initially means $20.00, as such price may be adjusted from time to time as shall result from the adjustments specified in Section 4 of this Warrant.

“Warrant Share Number” means at any time the aggregate number of Warrant Shares which may at such time be purchased upon exercise of this Warrant, after giving effect to all prior adjustments and increases to such number made or required to be made under the terms hereof.

“Warrant Shares” means shares of Common Stock issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.

(h) Other Notices. In case at any time:

(1) the Company shall make any distributions to the holders of Common Stock;

(2) the Company shall authorize the granting to all holders of its Common Stock of rights to subscribe for or purchase any shares of Capital Stock of any class or other rights;

(3) there shall be any reclassification of the Capital Stock of the Company;

(4) there shall be any capital reorganization by the Company;

(5) there shall be any (i) consolidation or merger involving the Company or (ii) sale, transfer or other disposition of all or substantially all of the Company’s property, assets or business (except a merger or other reorganization in which the Company shall be the surviving corporation and its shares of Capital Stock shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned subsidiary); or

C 4

(6) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company or any partial liquidation of the Company or distribution to holders of Common Stock;

then, in each of such cases, the Company shall give written notice to the Holder (but only to the extent that such Holder does not already receive such notice in such Holder’s capacity as a stockholder of the Company) of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, shall take place. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be. Such notice shall be given at least twenty (20) days prior to the action in question and not less than ten (10) days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto. Notwithstanding the foregoing, any notice provided hereunder shall not grant the Holder any additional rights which are not set forth in this Warrant, including the right to vote or receive dividends on the securities of the Company.

(i) Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Holder; provided, however, that no such amendment or waiver shall reduce the Warrant Share Number, increase the Warrant Price, shorten the period during which this Warrant may be exercised or modify any provision of this Section 9 without the consent of the Holder of this Warrant.

(j) Governing Law; Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. The Company and the Holder agree that venue for any dispute arising under this Warrant will lie exclusively in the state or federal courts located in the State of Nevada, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Nevada is not the proper venue. The Company and the Holder irrevocably consent to personal jurisdiction in the state and federal courts of the State of Nevada. The parties hereby waive all rights to a trial by jury.

C 5

(k) Notices. All notices, demands, requests, waivers or other communications required or permitted to be given hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, (iv) transmitted by hand delivery, telecopy or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by telecopy or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

(i)	If to the Company:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: Dolev Rafaeli, [Chief Executive Officer]

Facsimile: (215) 619-3208

with a copy to (but which shall not constitute notice to the Company:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Stephen C. Koval, Esq. and William M. Lonergan, Esq.

Facsimile: (212) 836-8689

(ii)	If to the Holder, then to the address for such Holder in the Company’s books and records.[1]

(l) Warrant Agent. The Company has appointed an agent for the purpose of issuing Warrant Shares on the exercise of this Warrant pursuant to subsection (b) of Section 2 hereof, and any such issuance shall be made by such agent.

(m) Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company, the Holder hereof and (to the extent provided herein) the Holders of Warrant Shares issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Shares.

(n) Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.

(o) Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[1]	For notices to certain Holders, a copy will be sent to their representative.

C 6

IN WITNESS WHEREOF, the Company has executed this Warrant as of the day and year first above written.

PHOTOMEDEX, INC.

By:
Name:
Title:

[NAME OF HOLDER]

C 7

PHOTOMEDEX, INC.

FORM OF EXERCISE NOTICE

The undersigned holder hereby exercises the right to purchase [        ] of the shares of Common Stock (“Warrant Shares”) of PhotoMedex, Inc., a Nevada corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Dated:	Signature
Address

C 8

ANNEX D

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between PhotoMedex, Inc., a Nevada corporation (the “Company”) and Dolev Rafaeli (the “Executive”) on August 9, 2011, replacing that prior Employment Agreement between the parties dated July 4, 2011, to become effective as of the closing (the “Closing”) of the transactions contemplated under the terms of that certain Agreement and Plan of Merger executed by and between the Company, PHMD Merger Sub, Inc., a wholly owned subsidiary of the Company, and Radiancy, Inc. as of July 4, 2011 (the “Merger”). If the Closing does not occur on or prior to January 31, 2012, this Agreement shall become null and void and of no further effect and the Prior Agreement, as defined below, shall continue in full force and effect in accordance with its terms.

WHEREAS, Radiancy Inc. and the Executive previously entered into an employment agreement effective as of June 1, 2009 and as subsequently amended based on Radiancy Inc.’s board resolutions (the “Prior Agreement”); and

WHEREAS, in connection with the consummation of the Merger, the Company and the Executive wish to amend and restate the Prior Agreement to provide for the Executive’s continued employment as the Company’s Chief Executive Officer and President and CEO of Radiancy Inc. following the Closing.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The initial term of this Agreement shall begin as of the Closing (the “Effective Date”) and shall continue until the third anniversary thereof (the “Initial Term”), unless sooner terminated by either party as hereinafter provided. In addition, the term of this Agreement shall thereafter automatically renew for periods of one year (the “Renewal Term”) unless either party gives written notice to the other party at least 60 days prior to the end of the term or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under the Agreement terminates is referred to herein as the “Term.”

(b) Duties.

(1) The Executive shall serve as the Chief Executive Officer of the Company and President and CEO of Radiancy Inc. with duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board, consistent with his position as Chief Executive Officer.

(2) The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with his obligations to the Company hereunder. In no event shall the Executive’s other business activities violate his obligations under Section 12 below. The foregoing also shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such

D 1

activities are permitted under the Company’s Code of Conduct and employment policies. The Executive acknowledges and agrees that Schedule A represents a complete list of all corporate boards on which the Executive serves as of the Effective Date. Notwithstanding any provision of this Section 1 of the Agreement to the contrary, in no event shall the Executive invest in any business competitive with the Company or that would otherwise violate the provisions of Section 12 below.

2. Base Salary and Cash Bonuses. During the Term, for all of the services rendered by the Executive hereunder, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $450,000 payable in semi-monthly installments at such times as the Company customarily pays its other employees. The Executive’s Base Salary shall be reviewed periodically by the Board (or a committee of the Board) pursuant to the Board’s normal performance review policies for senior level executives.

During the Term, as a bonus for success in sales, the Executive shall be entitled to a quarterly cash bonus (the “1st Tier Cash Bonus”) equal to 1% of the sales of the Company (calculated as 1% of recognized US GAAP sales reported in the Company’s consolidated quarterly financial reports presented to the Board). Payments of the 1st Tier Cash Bonus will be made to the order of the Executive no later than 45 days after the presentation of the financial reports to the Board; provided, that all 1st Tier Cash Bonuses to which the Executive shall be entitled during a taxable year of the Company, when combined with all other “applicable employee remuneration” (within the meaning of Code section 162(m)(4)) payable to the Executive for such taxable year, shall not exceed $1.000.000. In addition to the 1st Tier Cash Bonus, the Executive shall also be entitled to a quarterly cash bonus (the “2nd Tier Cash Bonus”) equal to 1% of the sales of the Company (calculated as 1% of recognized US GAAP sales reported in the Company’s consolidated quarterly financial reports presented to the Board) in excess of such target threshold amount as the compensation committee of the Board (which committee shall be comprised solely of two or more outside directors (the “Compensation Committee”)) shall determine. It is the express intent of the parties that the 2nd Tier Cash Bonus shall constitute “other performance-based compensation” (within the meaning of Code section 162(m)(4)(C)). The 1st Tier Cash Bonus and the 2nd Tier Cash Bonus are referred to collectively herein as the “Cash Bonuses”.

For removal of doubt, should the Company furnish the Executive with a Termination Notice in any case other than for cause (as defined in section 10(a)), the Executive shall be entitled to the Cash Bonuses as described in section 2 above through the end of the Initial Term or Renewal Term, as applicable, as if the Company had not furnished Executive with such Termination Notice.

Executive’s Cash Bonuses shall be adjusted according to any restatement of US GAAP sales, provided that a downward revision of US GAAP sales shall not require Executive to return any portion of the 1st Tier Cash Bonus, and such adjustment shall instead be set off against the next applicable 1st Tier Cash Bonus. Notwithstanding the forgoing, if a downward adjustment is made to US GAAP sales following Executive’s final 1st Tier Cash Bonus or Executive’s termination of employment with the Company for any reason, Executive shall reimburse the Company accordingly.

The Cash Bonuses shall be paid to the Executive at the time specified above and in no event later than March 15 of the year immediately following the year to which they relate. Any bonus other than the Cash Bonuses shall be paid to the Executive no later than December 31 of the year following the end of the fiscal year to which it relates, under the same conditions as other executives of the Company.

3. Retirement and Welfare Benefits. The Executive shall be eligible to continue to participate in the Company’s (or Radiancy Inc.’s where relevant) health, life insurance, long and short-term disability, dental, retirement, savings and medical programs, if any, pursuant to their respective terms and conditions. In addition, the Executive shall continue to be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, at levels determined by the Board in its sole discretion, commensurate with the Executive’s position as Chief Executive Officer. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

D 2

4. Vacation.

The Executive shall be entitled to annual vacation of 24 days plus ten established holiday days per full calendar year of his employment with the Company hereunder. Any unused vacation in one accrued calendar year may not be carried over to any subsequent calendar year. The Company shall, however, pay the Employee (based on the Employee's annual salary) for any such unused vacation days within 30 days of the end of any such calendar year.

The Executive shall be entitled to an annual medical executives' checkup at the expense of the Company.

The Executive shall be entitled to a fully paid sick leave until the end of the waiting period for coverage against disability or incapacity as defined in the Executive medical insurance policy.

5. Expenses; Car Allowance; Phone and Cellular Phone; Relocation costs; Family annual leave. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives. In addition, the Executive shall be entitled to an automobile allowance of $1,000 per month.

Company shall provide Executive with a Cellular Phone and shall order a land line at the Executive's residence, for Executive’s use in the course of performing his obligations under his Position. The Company shall bear and pay all the expenses related to the Cellular Phone and the land line and their use thereof.

Upon termination of this Agreement for any reason, Company shall pay for the household relocation costs including the packing, shipping, insurance and unpacking of the goods of the Executive between the US and Israel. Company will reimburse the Executive for all reasonable out of pocket relocation expenses. Additionally, Company shall pay for the equivalent of economy class airfare tickets of all family members between the US and Israel. Company shall pay for the equivalent of economy round trip airfare tickets for all family members for an annual home leave between the US and Israel.

All expense reimbursements under this Agreement shall be made no later than the end of the calendar year following the year in which expenses are incurred.

6. Termination Without Cause: Resignation for Good Reason; Non-Renewal. If the Executive’s employment is terminated by the Company without Cause (as defined in Section 10) or if the Executive resigns for Good Reason (as defined in Section 10), or in the event the Company fails to renew the Agreement in accordance with Section 1(a) above (“Non-Renewal”) the provisions of this Section 6 shall apply.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than 30 days’ prior written notice to the Executive; provided that, in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate a termination of employment by resigning under this Section 6 for Good Reason. The Executive shall give the Company not less than 30 days’ prior written notice of such resignation. On the date of termination, resignation or Non-Renewal, as applicable, specified in such notice, the Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and affiliates.

(b) Unless the Executive complies with the provisions of Section 6(c) below, upon termination or resignation under Section 6(a) above, or upon Non-Renewal, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan or arrangement for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

D 3

(c) Notwithstanding the provisions of Section 6(b), upon termination or resignation, as applicable, under Section 6(a) above, or upon Non-Renewal, if, within forty-five (45) days following the termination of the Executive’s employment, the Executive executes and does not revoke a written release, in a form acceptable to the Company, in its sole discretion, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement) (the “Release”), the Executive shall be entitled to receive, in lieu of the payment described in Section 6(b) and any other payments due under any severance plan or program for employees or executives, the following payments and benefits:

(1) The Executive shall continue to receive his salary and Cash Bonuses (at the rate in effect immediately before the Executive’s termination, resignation, or Non-Renewal, as applicable). The salary shall be paid in installments in accordance with the Company’s normal payroll practices with the first payment beginning on the 30th day following the receipt by the Company of the executed Release (and subject to the expiration of the revocation period of the Release). The 1st Tier Cash Bonus shall be equal to 1% of the sales of the Company (calculated as 1% of recognized US GAAP sales reported in the Company’s consolidated quarterly financial reports presented to the Board); provided, however, that if the Executive is not a “covered employee” (within the meaning of Code section 162(m)(3)) in the year for which any 1st Tier Cash Bonus is payable, the amount of such 1st Tier Cash Bonus shall be determined and paid without respect to any limitations intended to make it tax-deductible under Code section 162(m) and the next sentence herein shall not apply. If the proviso clause in the preceding sentence does not apply, the 2nd Tier Cash Bonus shall be equal to 1% of the sales of the Company (calculated as 1% of recognized US GAAP sales reported in the Company’s consolidated quarterly financial reports presented to the Board) in excess of such target threshold amount as the Compensation Committee shall determine. Payment of Cash Bonuses will be made to the order of the Executive no later than 45 days after the presentation of the quarterly financial reports to the Board. Both the Executive salary as well as the Cash Bonuses shall be payable for the balance of the Initial Term or Renewal Term, as applicable, as if Executive’s employment with the Company had not terminated (and retroactive to the date of the Executive’s termination, resignation or Non-Renewal, as applicable). For removal of doubt, any bonus other than the Cash Bonuses shall be paid not later than December 31 of the year following the end of the fiscal year to which the bonus relates.

(2) Continued medical and dental coverage for the remainder of the Initial Term or Renewal Term, as applicable, or, if less, for the 18-month period following the Executive’s termination, resignation, or Non-Renewal, as applicable, or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, at the level in effect at the date of his termination, resignation, or Non-Renewal, as applicable (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the foregoing period.

(3) Continued long and short-term disability coverage for the remainder of the Initial Term or Renewal Term, as applicable, following the Executive’s termination, resignation, or Non-Renewal, as applicable at the level in effect at the date of his termination, resignation, or Non-Renewal, as applicable (or generally comparable coverage), as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period; provided, however that if long and short-term disability coverage is unavailable, the Executive shall receive a monthly payment beginning on the 30th day following the receipt by the Company of the executed Release and continuing on the first payroll date of each month thereafter (and subject to the expiration of the revocation period of the Release), and equal to the premium cost that the Company would incur during the month to maintain long and short-term disability coverage that is substantially similar to the disability coverage that was in effect for the Executive under plans of the Company immediately before his termination, resignation, or Non-Renewal, as applicable, less the amount that the Executive would be required to contribute for disability coverage, if any, if the Executive were an active employee.

D 4

(4) For the remainder of the Initial Term or Renewal Term, as applicable, following the Executive’s termination, resignation, or Non-Renewal, as applicable, a monthly payment beginning on the 30th day following the receipt by the Company of the executed Release (and subject to the expiration of the revocation period of the Release) and continuing on the first payroll date of each month thereafter, and equal to the premium cost that the Company would incur during the month to maintain life insurance coverage that is substantially similar to the life insurance coverage that was in effect for the Executive under a plan of the Company immediately before his termination, resignation, or Non-Renewal, as applicable, less the amount that the Executive would be required to contribute for life insurance coverage, if any, if the Executive were an active employee.

(5) On each date on which a payment is made under subsection 6(c)(4) above (and 6(c)(3) if the disability coverage is taxable to the Executive), the Company will pay the Executive an additional tax gross-up amount equal to the federal, state and local income and payroll taxes that the Executive incurs on the amount paid under subsection 6(c)(3) and (4), as applicable, and on the amount paid under this subsection 6(c)(5), on that date. This gross up payment will be made with respect to each payment under subsection 6(c)(3) and (4), as applicable, and will cease when payments under subsection 6(c)(3) and (4), as applicable, cease.

(6) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding equity awards held by the Executive as of the date of his termination, resignation, or Non-Renewal, as applicable, shall become fully vested and exercisable as of such date. In addition, any outstanding stock options held by the Executive, including any stock options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding any provision to the contrary in any other agreement governing such options, for the shorter of (1) the 60-month period following the date of the Executive’s termination, resignation or Non-Renewal, as applicable, or (2) the then remaining term of such stock option.

(7) Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(8) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a key employee of the Company under section 409A of the Code at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

(9) For purposes of section 409A, the right to a series of installment payments under this Section shall be treated as a right to a series of separate payments, all payments to be made upon the Executive’s termination of employment under this Agreement may only be made upon a ‘separation from service’ as provided in section 409A of the Code and each payment made under the Agreement shall be treated as a separate payment except as permitted under section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding Section 6(c)(8) above, an amount up to the Code section 402(g)(1)(B) limit ($16,500 for 2011, as adjusted) payable under Sections 6(c)(4) above (and 6(c)(3) if the disability coverage is taxable to the Executive) shall be considered exempt from section 409A of the Code as a “limited payment” under a separation pay plan. Any amounts payable under Sections 6(c)(3) and (4) above, as applicable, that total more than the Code section 402(g)(1)(B) limit, shall be subject to the six-month delay described in Section 6(c)(8) above.

D 5

(d) All reimbursements and in kind benefits, if any, provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

7. Voluntary Termination. The Executive may voluntarily terminate his employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

8. Disability. If the Executive incurs a Disability (as defined below) during the Term, the Company may terminate the Executive’s employment on account of Disability subject to the requirements of applicable law. If the Company terminates the Executive’s employment on account of his Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall have the same meaning as under the Company’s long-term disability plan.

9. Death. If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment:

(1) The Executive’s breach of any of the restrictive covenants set forth in Section 12.

(2) The Executive’s conviction of a felony or a crime involving moral turpitude.

(3) The Executive’s material violation of any written Company policy or the material terms of this Agreement.

(4) The Executive’s failure to follow a lawful direction of the Board.

(5) Drug or alcohol abuse by the Executive, but only if the Executive fails to seek appropriate counseling or fails to complete a prescribed counseling program.

With respect to Items (3) and (4), a termination for Cause shall only be effective if the violation or failure is not cured by the Executive within the 20-day period following written notice from the Board of the specific grounds that could result in a termination for “Cause;” provided that the Executive shall only have an opportunity to cure a failure to the extent the failure is curable, as determined by the Board in its sole discretion.

D 6

(b) Change of Control. As used herein, a “Change of Control” shall be deemed to have occurred if:

(1) Any “person,” as such term is used in sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than a person who is a stockholder of the Company on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

(2) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

The Company and the Executive agree that the transactions contemplated under the Merger shall not be considered a Change of Control for purposes of this Agreement.

(c) Good Reason. The occurrence of one or more of the following actions, to which the Executive objects in writing to the Board within 10 business days following initial notification of its occurrence or proposed occurrence (the “Board Notice”), and which action is not then rescinded within 20 days after delivery of such notice:

(1) A change of the principal office or work place assigned to the Executive to a location more than 20 miles distant from its location immediately prior to such change.

(2) A material reduction by the Company of the Executive’s title, duties, responsibilities, authority, status, reporting relationship or the Executive’s position.

(3) A reduction of the Executive’s base salary or bonus opportunity, unless pursuant to a reduction in such items applicable proportionally to all senior management and board members.

(4) Any reason or no reason following a Change of Control, provided that the Executive’s notice of resignation under this subsection 10(b)(4) is provided to the surviving entity following the Change of Control, within the 30-day period following the six-month anniversary of such Change of Control.

The foregoing notwithstanding, with respect to subparagraphs (1), (2) and (3) above, Good Reason shall not exist unless the Board fails to cure the event specified in the Board Notice as constituting Good Reason within twenty (20) days of its receipt of the Board Notice.

11. Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

12. Property Rights and Obligations of the Executive.

(a) Trade Secrets. For purposes of this Agreement, “trade secrets” shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans,

D 7

proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of the Company, has been divulged to or learned by the Executive during the term of his employment by the Company, and has not previously been publicly released by duly authorized representatives of the Company or otherwise lawfully entered the public domain.

(b) Preservation of Trade Secrets. The Executive will preserve as confidential all trade secrets pertaining to the Company’s business that have been obtained or learned by him by reason of his employment. The Executive will not, without the prior written consent of the Company, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of the Company.

(c) Trade Secrets of Others. The Executive agrees that he will not disclose to the Company or induce the Company to use any trade secrets belonging to any third party.

(d) Property of Employer. The Executive agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the term of his employment with the Company are the property of the Company and shall not be used by him in any way adverse to the Company’s interests. The Executive will not allow any such documents or things, or any copies, reproductions or summaries thereof to be delivered to or used by any third party without the specific consent of the Company. The Executive agrees to deliver to the Board or its designee, upon demand, and in any event upon the termination of the Executive’s employment, all of such documents and things which are in the Executive’s possession or under his control.

(e) Non-Competition and Non-Solicitation by the Executive.

(1) General. The Executive agrees during the Term, and for any period during which the Executive is receiving payments under Section 6(b) or 6(c), and for the one (1) year period thereafter or, in the event of a termination for Cause or a resignation by the Executive pursuant to Section 7, for the two (2) year period following such termination, not to recruit, engage in passive efforts, solicit or induce any person or entity who, during such one year period, or within one year prior to the termination of the Executive’s employment with the Company, was an employee, agent, representative or sales person of the Company or any of its affiliates (the “Company Group”) to leave or cease his employment or other relationship with the Company Group for any reason whatsoever or hire or engage the services of such person for the Executive in any business substantially similar to or competitive with that in which the Company Group was engaged during the Executive’s employment.

(2) Non-Solicitation of Customers. The Executive acknowledges that in the course of his employment, he has learned and will continue to learn about the Company Group’s business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. The Executive knows and acknowledges that the Company Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. The Executive further acknowledges that the Company Group must keep secret all pertinent information divulged to the Executive about the Company Group’s business concepts, ideas, programs, plans and processes, so as not to aid the Company Group’s competitors. Accordingly, the Company Group is entitled to the following protection, which the Executive agrees is reasonable:

(i) The Executive agrees that during the Term, and for any period during which the Executive is receiving payments under Section 6(b) or 6(c), and for the one (1) year period thereafter or, in the event of a termination for Cause or a resignation by the Executive pursuant to Section 7, for the two (2) year period following such termination, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or

D 8

initiate communication or contact with any person or entity or any representative of any person or entity, with whom the Executive had contact during his employment, with a view to the sale or the providing of any product, equipment or service sold or provided or under development by the Company Group during the period of two years immediately preceding the date of the Executive’s termination. The restrictions set forth in this section shall apply only to persons or entities with whom the Executive had actual contact during the two years prior to termination of his employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by the Company Group.

(3) Non-Competition. The Executive acknowledges that he will be a “high impact” person in the Company Group’s business who is in possession of selective and specialized skills, learning abilities, customer contacts, and customer information as a result of his relationship with the Company Group and prior experience, and agrees that the Company Group has a substantial business interest in the covenant described below. The Executive, therefore, agrees for the Term, and for any period during which the Executive is receiving payments under Section 6(b) or 6(c), and for the one (1) year period thereafter or, in the event of a termination for Cause or a resignation by the Executive pursuant to Section 7, for the two (2) year period following such termination, not to, either directly, whether as an employee, sole proprietor, partner stockholder, joint venture or the like, in the same or similar capacity in which he worked for the Company Group, compete with the Company Group in any field in which the Company Group has entered into, enters into during the Executive’s employment with the Company Group or is considering entering into at the time of the Executive’s termination of employment, provided the Executive has actual knowledge of such field. The territory in which this non-competition covenant shall apply will be limited to the area commensurate with the territory in which the Executive marketed, sold or provided products or services for the Company Group during the two years preceding termination of employment.

(4) Survival Provisions. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 12 shall survive the termination of this Agreement. The covenants in this Section 12 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant.

13. Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 12 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 12 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 12. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 12 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

14. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator. The two arbitrators will then select a

D 9

third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

15. Attorneys’ Fees. Except as provided in Section 14 above, in any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees shall be included as part of such judgment.

16. Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

18. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	PhotoMedex, Inc.
147 Keystone Dr.
Montgomeryville, Pennsylvania 18936
Fax: (215) 619-3208

With a copy to:	Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attn: Stephen C. Koval, Esq.

If to Executive:	Dolev Rafaeli
30 Roosevelt St
Cresskill, New Jersey 07626

19. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

20. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or

D 10

omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

21. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. In the case of any sale (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of all or substantially all of the business or assets of the Company, the Company shall either (1) prior to such succession, require the successor to such assets to expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place or (2) prior to such succession, reserve sufficient assets to perform and thereafter perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 12, will continue to apply in favor of the successor. The obligations to Executive required to be performed by a successor entity (or by the Company, if the Company so elects in the case of a sale of assets) shall include but not be limited to the obligation to pay the Cash Bonuses, provided that the amount of such Cash Bonuses shall be measured as 1% of the US GAAP sales attributable solely to the former assets of the Company, as they perform in hands of the successor.

22. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including, without limitation, the Prior Agreement. This Agreement may be changed only by a written document signed by the Executive and the Company.

23. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

24. Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and both parties consent to the jurisdiction of the courts of the State of Delaware with respect thereto.

25. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

D 11

[SIGNATURE PAGE FOLLOWS]

D 12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of August 9, 2011, to become effective only upon and subject to the Closing.

PHOTOMEDEX, INC.

By:	/S/ RICHARD J. DEPIANO
Chairman

EXECUTIVE

/S/ DOLEV RAFAELI
Dolev Rafaeli

D 13

SCHEDULE A

CORPORATE BOARDS

Executive is a member of the following corporate boards as of the Effective Date:

•	Radiancy Inc.

D 14

ANNEX E

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PHOTOMEDEX, INC.

(A NEVADA CORPORATION)

PhotoMedex, Inc. (the “Corporation”) a corporation organized and existing under the laws of the State of Nevada, pursuant to the provisions of Nevada Revised Statutes (“NRS”) Section 78.030 hereby adopts the following Articles of Incorporation:

FIRST The name of the corporation is PhotoMedex, Inc..

SECOND The address of the registered office of the Corporation in the State of Nevada shall be at Jolley Urga Wirth Woodbury & Standish, 3800 Howard Hughes Parkway, Sixteenth Floor, Las Vegas, Nevada 89169. The name and address of the Corporation’s registered agent in the State of Nevada is Jolley Urga Wirth Woodbury & Standish.

THIRD The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Nevada Private Corporations Law of the State of Nevada.

FOURTH The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”) and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) which shall be designated as blank check preferred.

FIFTH The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of Preferred Stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.

SIXTH In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation (the “Bylaws”).

SEVENTH The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be determined from time to time by a Bylaw or Amendment thereto provided that the number of directors shall not be reduced to less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

As of the date of the filing of this Amended and Restated Certificate of Incorporation, the Board of Directors shall consist of [—] directors and the directors shall be [—], all with an address of [—].

EIGHTH Each director shall serve until his successor is elected and qualified or until his death, resignation or removal; and no decrease in the authorized number of directors shall shorten the term of any incumbent director.

NINTH Newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled

E 1

solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

TENTH Meetings of stockholders of the Corporation may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ELEVENTH The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

TWELFTH The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

(i) To the fullest extent permitted by law, as the same exist or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action or failure to act as a director or officer, save and except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification. The limitation on liability provided in this article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

(ii) The Corporation, to the fullest extent permitted by Nevada law, as amended from time to time, shall indemnify any director or officer of the Corporation and may, in the discretion of the Board, indemnify any other person or persons whom it may indemnify pursuant thereto, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such expenses incurred in defending such action, suit or proceeding shall be paid by the Corporation in advance of the final disposition, upon receipt of an undertaking on behalf of the person to repay such amounts if it is determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby, provided that the Board of Directors shall not have determined that such person acted in bad faith and in a manner that such person did not believe to be in, or not opposed to, the best interest of the Corporation, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. Such right of indemnification shall be a contract right which may be enforced in any manner enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as the rights under this Article. The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

E 2

THIRTEENTH No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation; (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction; or (c) the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action, so long as, in any of situations described above, the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or transaction has been approved or ratified by vote or written consent of the stockholders entitled to vote, to whom such fact of relationship or interest has been disclosed.

FOURTEENTH THE NAME AND ADDRESS OF THE INCORPORATOR IS: JUDI HERRING, 3800 HOWARD HUGHES PARKWAY, SUITE 1600, LAS VEGAS, NV 89169. ALL POWERS, DUTIES AND RESPONSIBILITIES OF THE INCORPORATOR HAVE CEASED UPON THE ORIGINAL FILING OF THE ARTICLES OF INCORPORATION BY THE SECRETARY OF THE STATE OF NEVADA.

Dated this      day of                     , 2011.

E 3

ANNEX F

FIRST AMENDMENT TO THE

PHOTOMEDEX, INC. 2005 EQUITY COMPENSATION PLAN

The PhotoMedex, Inc. 2005 Equity Compensation Plan, as amended and restated as of August 3, 2010 (the “Plan”), is hereby amended, effective August 4, 2011, as follows:

1. Section 1 of the Plan shall be amended by inserting the following language at the end of such Section 1:

“Notwithstanding anything herein to the contrary, including the limitations set forth in Section 6 below, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an appendix (each shall be named the “Appendix” of such relevant country), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Awards issued to Participants under the jurisdiction of the specific country that is subject of the Appendix and shall not apply to Awards issued to any other Participant.”

All other provisions of Section 1 of the Plan shall continue in effect in accordance with the terms thereof.

2. Section 2 of the Plan is hereby amended by revising the definition of “Company as follows”

“‘Company’ means PhotoMedex, Inc., a Nevada corporation.”

All other provisions of Section 2 of the Plan shall continue in effect in accordance with the terms thereof.

3. Section 3 of the Plan is hereby amended to reflect that the maximum number of shares of Common Stock as to which Awards may be issued under the Plan shall be increased from 650,000 to 3,000,000, and the aggregate number of shares of Common Stock that may be granted to any one Participant with respect to Awards during any one calendar year period shall be increased from 200,000 to 400,000.

All other provisions of Section 3 of the Plan shall continue in effect in accordance with the terms thereof.

4. The first sentence of Section 17(c) of the Plan shall be deleted and replaced with the following language:

“With respect to Awards granted on or prior to the effective date of the First Amendment to the Plan, notwithstanding any provision of this Plan other than Section 17(d) and except as may otherwise be provided in an individual Stock Award Agreement governing time based Restricted Stock grants, in the event that a “Change in Control Event” occurs, all Options, Stock Appreciation Rights, Stock Purchase Stock and Restricted Stock granted hereunder which are held by Participants as of the occurrence of such a Change in Control Event shall become fully exercisable or vested immediately and automatically upon the occurrence of such a Change in Control Event, provided that in the case of Restricted Stock that is subject to a performance restriction based on the Fair Market Value of the Company’s Common Stock, the Company’s repurchase rights applicable to such Restricted Stock shall lapse with respect to a Change in Control Event only if and to the extent that the per-share purchase price paid or deemed paid by the Acquirer (defined below) would suffice to fulfill such performance restriction; the balance of the Restricted Stock (or cash paid by the Acquirer for such shares) shall cease to be subject to any further repurchase rights by the Acquirer ratably and monthly over the period of time (but not greater than 36 months) that the Acquirer contracts for the Services of the Participant who beneficially holds the Restricted Stock, and if the Acquirer does not engage the Services of the Participant, the unvested shares of Restricted Stock shall vest as of the Change in Control Event. With respect to Awards granted after the effective date of the First Amendment to the Plan, except as may otherwise be provided in an individual award agreement, employment agreement or consulting agreement or as may otherwise be determined by the Administrator in its sole discretion upon a Change in Control Event, Awards shall not become exercisable or vested automatically upon the occurrence of a Change in Control Event.”

F 1

All other provisions of Section 17(c) of the Plan shall continue in effect in accordance with the terms thereof.

5. Section 17(d) of the Plan shall be amended to read as follows:

“(d) Assumption of Options and Awards. In the event of a Sale of the Company, each outstanding Option and Stock Appreciation Right, as modified pursuant to Section 17(c) (if applicable), shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the Administrator determines that, at least thirty days prior to the scheduled consummation of such Sale of the Company, the successor corporation or a parent or a subsidiary of the successor corporation has refused to assume each outstanding Option and Stock Appreciation Right, as modified pursuant to Section 17(c) (if applicable), or substitute an equivalent option or stock appreciation right for each outstanding Option and Stock Appreciation Right, as modified pursuant to Section 17(c) (if applicable), then the Administrator shall notify all holders of outstanding Options and Stock Appreciation Rights that all outstanding Options and Stock Appreciation Rights shall be fully exercisable for a period of twenty (20) days from the date of such notice and that any Options and Stock Appreciation Rights that are not exercised within such period shall terminate upon consummation of such Sale of the Company.”

6. Section 25 of the Plan shall be amended to read as follows:

“25. Withholding; Notice of Sale

A Service Provider shall be required to pay to the Company, or the Company shall have the right and is hereby authorized to withhold from any amounts payable to the Service Provider, the amount of any required withholding taxes in respect of the grant of an Award, its exercise, or any payment or transfer under an Award or under this Plan, and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.”

7. The Plan shall be amended by inserting Appendix A, which is attached hereto.

Notwithstanding the effective date set forth above, the terms of this First Amendment shall remain subject to the approval of the Company’s stockholders and shall further be contingent upon the closing of the transaction contemplated by that certain Agreement and Plan of Merger executed by and between PhotoMedex, Inc., PHMD Merger Sub, Inc. and Radiancy, Inc. dated as of July 4, 2011 (the “Merger”). If the closing of the Merger does not occur on or prior to January 31, 2012, this First Amendment shall become null and void and of no further effect.

Effective as of the date first written above at Montgomeryville, Pennsylvania.

PHOTOMEDEX, INC.

By:
Dennis McGrath President and Chief Executive Officer

F 2

PHOTOMEDEX, INC.

APPENDIX A—ISRAEL

TO THE 2005 EQUITY COMPENSATION PLAN

(amended and restated as of August 3, 2010)

1.	GENERAL

1.1	This Appendix (this “Israeli Appendix”) shall apply only to persons who are, or are deemed to be, residents of the State of Israel for Israeli taxation purposes. The provisions specified in this Israeli Appendix shall form an integral part of the 2005 Equity Compensation Plan of PhotoMedex, Inc., as amended from time to time (the “Plan”), and shall apply, inter alia, to the issuance of Options, Stock Purchase Rights, Stock Awards, Restricted Stock, Unrestricted Shares, Stock Appreciation Rights, Qualified Performance-Based Compensation, and/or any other type of compensation provided under the Plan (collectively and separately, “Equity Compensation”) by the Company to Employees (as defined below) who are, or were at the date of grant, residents of the State of Israel for Israeli taxation purposes (“Israeli Residents”).

1.2	This Israeli Appendix is effective with respect to Equity Compensation granted by the Company on or after the Merger (as defined in the Agreement and Plan of Merger by and among Radiancy, Inc. (“Radiancy”), the Company and PHMD Merger Sub, Inc. dated as of July 4, 2011 (the “Merger Agreement”), to Israeli Residents, as well as with respect to Shares issued in the Merger to the Trustee (as defined below) in exchange for shares of the common stock of Radiancy issued pursuant to the Radiancy Amended and Restated 1999 Stock Incentive Plan (the “Radiancy Plan”) and held by the Trustee at the consummation of the Merger (the “Merger Consideration Shares”).

1.3	This Israeli Appendix is to be read as an integral part of the Plan governing Equity Compensation granted to Employees who are Israeli Residents in order to have the Plan comply with the requirements of Israeli law in general, and in particular with the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Ordinance”), and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time (“Section 102”), and with respect to the Merger Consideration Shares also comply with any tax ruling that may be issued by the ITA (as defined below) in connection with the Merger Agreement (the “Ruling”). For the avoidance of doubt, this Israeli Appendix does not add to or modify the Plan in respect of Equity Compensation granted to or held by persons who are not Israeli Residents.

1.4	The Plan and this Israeli Appendix shall be read and construed as one instrument. In any case of contradiction or inconsistency, whether explicit or implied, between the provisions of this Israeli Appendix and the Plan, the provisions set out in this Israeli Appendix shall prevail with respect to Equity Compensation granted to Israeli Residents.

1.5	Unless otherwise defined in this Israeli Appendix, terms defined in the Plan shall have the same meaning and construction in this Israeli Appendix.

1.6	In case that the ITA (as defined below) shall request an amendment to this Israeli Appendix, this Israeli Appendix shall be amended accordingly.

2.	DEFINITIONS

2.1	“Israeli Appendix”, “Plan”, “Equity Compensation”, “Company”, “Israeli Residents”, “Merger Agreement”, “Merger Consideration Shares”, “Ordinance”, “Radiancy”, “Radiancy Plan”, “Ruling” and “Section 102”, as defined above.

2.2	“102 Security” means any Option or Share granted to Employees pursuant to Section 102 as an Approved 102 Security or Unapproved 102 Security.

F 3

2.3	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.4	“Approved 102 Security” means an Option or Share granted pursuant to the terms and restrictions of Section 102(b) of the Ordinance and held in trust by a Trustee during the Holding period.

2.5	“Award Agreement” means the agreement between the Company and an Israeli Securityholder that sets out the terms and conditions of Equity Compensation.

2.6	“Controlling Shareholder” shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

2.7	“Employee” means a person who is employed by the Employer, including an individual who is serving as a director or an office holder of the Employer, but excluding any Controlling Shareholder.

2.8	“Employer” means the Israeli resident company by which the Israeli Securityholder is employed directly or a non-Israeli resident company if the ITA so approved.

2.9	“Holding Period” means with respect to Approved 102 Securities—a period of no less than 24 (twenty four) months with respect to the qualified capital gains tax course or 12 (twelve) months with respect to the qualified ordinary income course commencing from the date in which the Approved 102 Securities were granted and deposited with the Trustee, or such other period as shall be prescribed from time to time under Section 102 with respect to Approved 102 Securities, and with respect to the Merger Consideration Shares—as shall also be provided within the Ruling.

2.10	“Israeli Securityholder” means an Israeli Resident Employee who holds (or as to whom the Trustee holds pursuant to the Trust Agreement) an Option or Shares issued (a) as Equity Compensation pursuant to the Plan and this Israeli Appendix; (b) as a result of an exercise of an Option; or (c) as part of the Merger Consideration Shares in exchange for shares of the common stock of Radiancy issued pursuant to the Radiancy Plan.

2.11	“ITA” means the Israeli Tax Authority.

2.12	“Non-Employee” means a Consultant, Controlling Shareholder or any other person who is not an Employee.

2.13	“Option” means a stock option or any other type of Equity Compensation which is regarded as an option for Israeli tax purposes.

2.14	“Required Tax Payments” as defined in Section 10.1 below.

2.15	“Shares” means shares of common stock of the Company, as adjusted in accordance with Section 17 of the Plan.

2.16	“Trust Agreement” means the agreement to be signed between the Company, the Employer and the Trustee for the purposes of Section 102.

2.17	“Trustee” means any individual or entity appointed by the Company to serve as a trustee for the purposes of the Plan and this Israeli Appendix and approved by the ITA, all in accordance with the provisions of Section 102 of the Ordinance.

2.18	“Unapproved 102 Security” means an Option or Share granted pursuant to Section 102(c) of the Ordinance.

3.	ISSUANCE OF SECURITIES; ELIGIBILITY

3.1	The persons eligible for participation in the Plan and this Israeli Appendix shall include, inter alia, any Israeli Resident Employee and/or Non-Employee; provided, however, that (i) Employees may only be granted 102 Securities; and (ii) Non- Employees may only be granted 3(i) Options.

F 4

3.2	The Administrator may designate Equity Compensation granted to Employees pursuant to Section 102 as Unapproved 102 Securities or Approved 102 Securities.

3.3	The grant of an Approved 102 Security shall be made in accordance with the Plan and this Israeli Appendix, subject to Section 3.4 below, and shall be conditioned upon the approval of the Plan and this Israeli Appendix by the ITA.

3.4	No Approved 102 Securities may be granted under the Plan and this Israeli Appendix to any Employee until thirty (30) days after the requisite filings under Section 102 have been made with the ITA, including the Company’s and the Employer’s application for the approval of the Plan and this Israeli Appendix for Section 102 purposes, the election of the qualified capital gains tax course or the qualified ordinary income course (the “Election”), the Trust Agreement, the Plan, and this Israeli Appendix. Such Election shall become effective beginning the first grant date of an Approved 102 Security under the Plan and this Israeli Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Securities. For the avoidance of doubt, such Election shall not prevent the Company from also granting Unapproved 102 Securities.

3.5	Each Approved 102 Security will be deemed granted on the date stated in a written notice to be provided by the Company, provided that on or before such date (i) the Company has provided such notice to the Trustee, and (ii) the Israeli Securityholder has signed all documents required pursuant to applicable law and under the Plan and this Israeli Appendix.

3.6	All Approved 102 Securities must be held in trust by a Trustee, as provided in Section 4 below.

3.7	The Israeli Securityholder shall confirm in writing, as a condition to the grant of the Approved 102 Security, that: (i) he is familiar with the tax provisions and restrictions of Section 102 under which the Approved 102 Securities are granted to him through the Trustee, and (ii) he agrees to be bound by the terms and conditions of the Plan, this Israeli Appendix and the restrictions and limitations under the provisions of Section 102, and (iii) with respect to the qualified capital gains course only (if applicable)—he understands that the capital gains rate benefit of 25% is not promised to him, and that under certain circumstances he may be subject to ordinary income tax rates in respect to the benefit derived from the Approved 102 Securities, if a violation of the capital gains tax course occurs as detailed in Section 4.6 below.

3.8	The terms and conditions upon which 102 Securities shall be issued and exercised shall be specified in the Award Agreement executed pursuant to the Plan and this Israeli Appendix. Each Award Agreement shall state, inter alia, the number of Shares to which the Option relates or to which the Employee is entitled, the vesting provisions and the Exercise Price, other relevant terms for entitlement, and confirmation by the Israeli Securityholder that he or she fully understands the tax consequences of the relevant tax course elected under Section 102.

4.	TRUST AND TRUSTEE

4.1	Approved 102 Securities granted under the Plan and this Israeli Appendix, any Shares issued upon exercise of such Approved 102 Securities, and all rights (if any) accruing on such Approved 102 Securities, shall be allocated or issued to the Trustee, who shall hold such Approved 102 Securities and all accrued rights thereon (if any), in trust for the benefit of the Israeli Securityholder and/or the Company, as the case may be, during a minimum period of not less than the Holding Period. All certificates (including Option and other relevant Agreements and instruments) or registrations (as may be required by applicable law or by a relevant governmental body or regulatory authority) representing the Approved 102 Securities, the Shares to be issued upon exercise of such Approved 102 Securities and/or all rights accruing thereon (if any), shall be issued to the Trustee, deposited and/or registered in the name of the Trustee or in the Trustee’s bank account and shall be held by the Trustee until such time as the Approved 102 Securities or Shares issued upon exercise of such Approved 102 Securities are released from the Trust as provided herein.

F 5

4.2	The Merger Consideration Shares allocated or issued to the Trustee shall remain Approved 102 Securities in the hands of the Trustee, who shall hold such Approved 102 Securities and all accrued rights thereon (if any), in trust for the benefit of the Israeli Securityholder and/or the Company, as the case may be, at least until the end of the Holding Period in accordance with the terms of Section 102 (capital gains tax course) and the Ruling.

4.3	Notwithstanding anything to the contrary and without derogating from the limitation and restrictions provisions of the Plan regarding the transferability of Options and/or Shares and/or other Awards, none of the Approved 102 Securities, the Shares granted or to be issued upon exercise of such Approved 102 Securities and all rights accruing thereon (if any), shall be: (i) released from the Trust, whether to the Israeli Securityholder or to any third party; (ii) sold, transferred (except for transfer by will and in accordance with relevant laws of inheritance and distribution), assigned, pledged, hypothecated, encumbered or otherwise disposed of, whether directly or indirectly; or (iii) subject to execution, attachment or similar process, all the foregoing whether by the Israeli Securityholder or the Trustee, prior to the end of the Holding Period and prior to the full payment of the Required Tax Payments arising from Approved 102 Securities and/or any Shares issued upon exercise of such Approved 102 Securities or other accrued rights (if any), as shall be satisfactory to the Trustee and the Company.

4.4	For the avoidance of doubt and notwithstanding anything to the contrary and without derogating from the limitations and restrictions contained in the Plan regarding the transferability of the Options and/or Shares and/or other Awards, such portion of the Merger Consideration Shares issued to the Trustee in exchange for shares of common stock of Radiancy originally issued to the Trustee upon exercise of certain options (constituting Approved 102 Securities) granted by Radiancy prior to the Merger (as defined in the Merger Agreement) to certain Employees pursuant to stock option agreements (the “Radiancy Option Agreements”) shall also be subject to further limitations on transfer and to repurchase rights, all in accordance with certain additional terms and conditions agreed to by such Employees and entered into together with the Radiancy Option Agreements (the “Additional Terms and Conditions”).

4.5	Without derogating from Section 16 of the Plan, at any time after the expiry of the Holding Period the Trustee may release and transfer the Options or Shares held in the Trust and all rights accruing thereon (if any) to the Israeli Securityholder or to a third party upon the sale of the Shares, by executing and delivering to the Company such instrument(s) as the Company may require and by giving due notice of such release to the Israeli Securityholder, provided that all of the following conditions have been fulfilled prior to such transfer: (i) the Trustee shall have received a written request from the Israeli Securityholder; (ii) payment shall have been rendered to the ITA of all the Required Tax Payments (as detailed in Section 10 below), and confirmation of such payment shall have been received by the Trustee to its satisfactory; and (iii) the Trustee shall have received a written confirmation from the Company or the Employer that all requirements for such release and transfer have been fulfilled in accordance with the terms and conditions of the Company’s organizational documents (as the same may be amended from time to time) and other corporate requirements, the Plan, this Israeli Appendix, any applicable Award Agreement, any applicable law, the Ruling (with respect to the Merger Consideration Shares) and the applicable Radiancy Option Agreements and related Additional Terms and Conditions (with respect to a portion of the Merger Consideration Shares).

4.6

Notwithstanding Section 4.3 above, if the Options and/or Shares to be issued upon the grant or exercise of such Approved 102 Securities (with respect to the qualified capital gains tax course only) or all rights accruing thereon (if any) shall be: (i) released from the Trust, whether to the Israeli Securityholder or to any third party whether by a voluntary transfer or a forced transfer upon a merger or any other transaction; or (ii) sold, transferred (except for transfer by will and according to the relevant laws of inheritance and distribution), assigned, pledged, hypothecated, encumbered or otherwise disposed of, whether directly or indirectly; or (iii) subject to execution, attachment or

F 6

similar process, all the aforegoing whether by the Israeli Securityholder or the Trustee, prior to the end of the Holding Period, then it may be considered as a violation of the capital gains tax course’ conditions of Section 102 which may lead to higher tax rates (ordinary income tax rates) for the relevant Israeli Securityholder.

4.7	The Israeli Securityholder shall undertake in writing as a condition to the grant of any Option or Shares or to the issuance of Shares upon exercise of any Option to release the Trustee from any liability in respect of any action or decision duly taken by the Trustee and/or the Company and/or the Employer in relation to the Plan and this Israeli Appendix, or to any Option or Shares granted or issued to the Israeli Securityholder thereunder.

4.8	Unapproved 102 Securities granted under the Plan and this Israeli Appendix, any Shares issued upon exercise of such Unapproved 102 Securities, and all rights (if any) accruing on such Unapproved 102 Securities, shall be allocated or issued to a trustee, who shall hold such Unapproved 102 Securities and all accrued rights thereon (if any), in trust for the benefit of the Israeli Securityholder and/or the Company, as the case may be, until the full payment of the Required Tax Payments arising from Unapproved 102 Securities and/or any Shares issued upon exercise of such Unapproved 102 Securities or other accrued rights (if any). The Company may choose, alternatively, to force the Israeli Securityholder to provide it with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the Required Tax Payments.

5.	FAIR MARKET VALUE FOR TAX PURPOSES

Without derogating from the provisions of the Plan and solely for the purpose of determining the tax liability with respect to the ordinary income component under the qualified capital gains tax course pursuant to Section 102(b)(3) of the Ordinance for Approved 102 Securities (which is subject to ordinary income tax and national insurance and healthcare payments), if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if they will be registered for trading within ninety (90) days following the date of grant of the Approved 102 Securities, then the portion of the Israeli Securityholder’s benefit at the date of tax event which equals the fair market value of the Shares at the date of grant (which shall be determined in accordance with the average value of the Shares during the thirty (30) trading days preceding the date of grant or during the thirty (30) trading days following the date of registration for trading, as the case may be) minus the exercise price and other expenses (with all amounts index-linked to the date of tax event) shall be considered ordinary income and be taxed accordingly, unless otherwise determined by the Ordinance.

6.	EXERCISE OF OPTIONS

6.1	Options shall be exercised by the Israeli Securityholder as provided in Sections 9-10 of the Plan and subject to all of the Plan and this Israeli Appendix’s provisions and the Company’s directions. The Israeli Securityholder shall send a copy of the notice of exercise referred to in Section 10(a) of the Plan, to the Trustee’s registered office. Notwithstanding anything to the contrary, in case that an Israeli Securityholder is entitled to receive Shares under the Plan and this Israeli Appendix upon exercise of an Approved 102 Security, the Company and/or a broker acceptable to the Administrator shall issue the certificates representing such Shares in the name of the Trustee and deposit such certificates with the Trustee or transfer the Shares to the Trustee’s bank account.

6.2

In the event that the security being granted or exercised is a 3(i) Option then the notice of exercise shall be accompanied (in addition to the Exercise Price) also by payment in full by the Israeli Securityholder of any such amount as the Company or an the Employer (as applicable) may be required under all applicable laws, rules and regulations, to withhold and pay over as income or other taxes with respect to such 3(i) Option or the Shares covered thereby, or, alternatively, a valid certificate duly issued by the ITA approving an exemption from withholding tax. For the removal of

F 7

doubt, the Company or the Employer (as applicable), in its sole discretion, shall determine the market value of the income at the exercise of any option or grant of Shares.

7.	INTEGRATION OF SECTION 102 AND TAX AUTHORITIES’ PERMIT

7.1	With regards to Approved 102 Securities, the provisions of the Plan and/or this Israeli Appendix and/or the Award Agreement shall be subject to the provisions of Section 102, the Ordinance, and any terms set forth in approvals issued by the ITA (if any) and such terms or provisions shall be deemed an integral part of the Plan, this Israeli Appendix and any Award Agreement. In any case of lack of clarity or other doubt, the Trustee may apply the ITA and act in accordance with their instructions.

7.2	Any provision of Section 102 and/or any approval issued by the ITA which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, even if it is not expressly specified in the Plan or this Israeli Appendix or the Award Agreement, shall nevertheless be considered binding upon the Company and the Israeli Securityholder.

8.	VOTING RIGHTS

Without derogating from the provisions of the Plan, an Israeli Securityholder, as to whom the Trustee holds Shares pursuant to the Trust Agreement, shall have the right to exercise all voting rights with respect to such Shares in the manner determined by the Trustee and the Company in accordance with the terms and conditions of the Company’s organizational documents (as the same may be amended from time to time) and other corporate requirements, the Plan, this Israeli Appendix, any applicable Award Agreement, any applicable law and any applicable Radiancy Option Agreement (other than the last paragraph of Section 1 thereof) and related Additional Terms and Conditions.

9.	DIVIDEND

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) granted or allocated or issued upon the exercise of Options by the Israeli Securityholder and held by the Israeli Securityholder or by the Trustee, as the case may be, the Israeli Securityholder shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s organizational documents (as the same may from time to time be amended) and other corporate requirements, the Plan, the Award Agreement, applicable law and any applicable Radiancy Option Agreement and related Additional Terms and Conditions and subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102. For the avoidance of doubt, the withholding tax rate shall be determined in accordance with the ITA’s interpretation of the law.

10.	TAX CONSEQUENCES

10.1

Any and all taxes, duties, levies and other liabilities and obligations, including but not limited to income tax, capital gains tax, national insurance and health care payments (as applicable from time to time) in Israel, or in any other relevant jurisdiction, arising from: (i) the grant, vesting and exercise of any Option and/or Shares (including any resulting in the issuance of, and constituting part of, the Merger Consideration Shares); (ii) the release of any Option, or Shares granted or issued upon exercise of such Option (including any resulting in the issuance of, and constituting part of, the Merger Consideration Shares) from the Trust; (iii) the sale of the Shares granted or issued upon exercise of an Option (including any resulting in the issuance of, and constituting part of, the Merger Consideration Shares); or (v) any other event or act of the Company, the Employer, the Trustee or the Israeli Securityholder (as applicable) hereunder (the “Required Tax Payments”), shall be borne by the Israeli Securityholder who shall be solely liable for all such taxes, duties, levies and other

F 8

liabilities and obligations. The Israeli Securityholder shall not be entitled to receive any Options, Shares, or any payment in respect thereof until the Company, the Employer and the Trustee (as applicable) are each satisfied that all the Required Tax Payments due or payable in respect thereof have been discharged in full (or after an arrangement with respect to such discharge has been reached with the Employer, to the satisfaction of each of the Trustee and the Company).

10.2	The Company, the Employer or the Trustee (as applicable) shall withhold all the Required Tax Payments which may be required to be withheld or paid in connection with any Option or Shares granted or covered thereby, in accordance with the requirements of applicable laws, rules and regulations, and for such purpose, the Company, the Employer or the Trustee (as applicable) shall be entitled, each at its sole discretion, to approach the ITA at any time and from time to time in order to obtain an approval or a pre-ruling with respect to the Required Tax Payments which are required to be withheld or paid in connection with any Option or the Shares granted or covered thereby. As a condition precedent to: (i) the grant, vesting or exercise of any Option or Shares; (ii) the issuance or delivery of any Shares covered by an Option or the payment of any amount in respect thereof; or (iii) the release of any Approved 102 Security or Shares issued upon exercise of an Option by the Trustee (as applicable), the Israeli Securityholder shall pay to the Company, the Employer or the Trustee (as applicable), in addition to the Exercise Price, such amount as the Company, the Employer or the Trustee (as applicable) may be required, as determined by each at its sole discretion, under all applicable laws, rules and regulations, to withhold and pay over as Required Tax Payments with respect to the relevant security. The Required Tax Payments shall be paid by the Israeli Securityholder to the Company, the Employer or the Trustee (as applicable) in cash (or cash equivalents). If the Israeli Securityholder fails to pay the Required Tax Payments, the Company and/or the Employer (as applicable) may, in its sole discretion, deduct any Required Tax Payments from any amount then, or thereafter becoming, payable by the Company or the Employer to the Israeli Securityholder and/or withhold from the Israeli Securityholder’s Shares that number of Shares having a value equal to the Required Tax Payments.

For purposes of simplicity and in order to ensure compliance with the Section 102 or any other provisions of the Ordinance, the exercise of the Options and the purchase and/or sale of Shares issued thereunder, may be executed by the Company or the Employer, as appropriate.

10.3	The Company and/or the Trustee shall not be required to effect the registration or transfer of any Shares or release any related share certificate until all Required Tax Payments have been made in full, to the satisfaction of the Trustee and the Company.

11.	GOVERNING LAW & JURISDICTION

This Israeli Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Israel shall have sole jurisdiction in any matters pertaining to this Israeli Appendix.

F 9

ANNEX G

PHOTOMEDEX, INC.

AMENDED AND RESTATED

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(amended and restated as of August 4, 2011)

1. Purposes of the Plan

The purposes of this 2000 Non-Employee Director Stock Option Plan (the “Plan”) are to enable PhotoMedex, Inc., a Delaware corporation (the “Company”) to attract, retain and motivate the directors who are important to the success and growth of the business of the Company and to create a long-term mutuality of interest between the directors and the stockholders of the Company by granting the directors options to purchase or awards of Common Stock (as defined herein).

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an appendix (each shall be named the “Appendix” of such relevant country), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Options and/or Stock Awards issued to Eligible Directors under the jurisdiction of the specific country that is subject of the Appendix and shall not apply to Options and/or Stock Award issued to any other Eligible Director.

2. Definitions

In addition to the terms defined elsewhere herein, for purposes of this Plan, the following terms will have the following meanings when used herein with initial capital letters:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means an act or failure to act that constitutes “cause” for removal of a director under applicable Delaware law.

(d) “Code” means the Internal Revenue Code of 1986, as amended (or any successor statute).

(e) “Committee” means a committee of the Board, appointed from time to time by the Board, which Committee shall be intended to consist of two or more directors who are non-employee directors, as defined in Rule 16b-3, or such other committee of the Board to which the Board has delegated its power and functions hereunder. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance with the requirements of Rule 16b-3 shall not affect the validity of the interpretations or other actions of the Committee. If and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

(f) “Common Stock” means the common stock of the Company, par value $0.01 per share, any common stock into which the common stock may be converted and any common stock resulting from any reclassification of the common stock.

(g) “Company” means PhotoMedex, Inc., a Nevada corporation, and any successor thereto.

(h) “Disability” means a total and permanent disability, as defined in Section 22(e)(3) of the Code.

G 1

(i) “Eligible Director” means a director of the Company who is not then a current employee of the Company or any Related Person.

(j) “Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date, the closing sales price reported for the Common Stock on the applicable date, (i) as reported by the principal national securities exchange in the United States on which it is then traded, (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, or if the sale of the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted, or (iii) if the Common Stock is not traded in any market, such value as may be determined by the Committee in its discretion or as may be determined in accordance with such methodologies, procedures or other rules (which may provide, without limitation, that determinations of Fair Market Value shall be made by an independent third party), as may be established by the Committee in its discretion; provided, however, that, where the shares are so listed or traded, the Committee may make discretionary determinations, or implement such methodologies, procedures or other rules, where the shares have not been traded for 10 trading days.

(k) “Option” means the right to purchase the number of Shares granted in the Option agreement at a prescribed purchase price according to the terms specified in the Plan.

(l) “Participant” means an Eligible Director who is granted an Option under the Plan, which Option has not expired, or who is granted a Stock Award which has not vested.

(m) “Related Person” means, other than the Company (a) any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code; or (b) any corporation that is defined as a parent corporation in Section 424(e) of the Code. An entity shall be deemed a Related Person only for such periods as the requisite ownership relationship is maintained.

(n) “Rule 16b-3” means Rule 16b-3 promulgated under Section 16(b) of the Act, as then in effect or any successor provisions.

(o) “Securities Act” means the Securities Act of 1933, as amended.

(p) “Share” means a share of Common Stock.

(q) “Stock Award” means an award of Shares of Common Stock pursuant to Section 7.

(r) “Termination of Directorship” with respect to an individual means that individual is no longer acting as a director (whether a non-employee director or employee director) of the Company.

3. Effective Date

The Plan, as amended and restated herein, shall be effective as of August 4, 2011 (the “Effective Date”), subject to its approval by the majority of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the Plan at a meeting of stockholders within one (1) year after the Plan, as amended and restated, is adopted by the Board, provided that the total vote cast on the Plan represents the majority in interest of all securities present, or represented, and entitled to vote on the Plan. Additional grants of Options or Stock Awards under the Plan, as amended and restated, will not be made until the Effective Date of the Plan, provided that, if the Plan, as amended and restated, is not approved by the requisite vote of stockholders, all Options or Stock Awards which have been granted pursuant to the terms of the Plan prior to the Effective Date shall continue in effect in accordance with the terms of the Plan prior to its amended and restatement and any further grants shall be made in accordance with the terms of the Plan as in effect prior to the Effective Date. No Options may be exercised prior to the original approval of the Plan by the majority of the Common Stock, as such majority is measured at the time of such approval.

G 2

4. Administration

4.1. Duties of the Committee. The Plan shall be administered by the Committee. The Committee shall have full authority to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; to establish, amend and rescind rules for carrying out the Plan; to administer the Plan, subject to its provisions; to prescribe the form or forms of instruments evidencing Options or Stock Awards and any other instruments required under the Plan and to change such forms from time to time; to adopt an Appendix with respect to a specific country; and to make all other determinations and to take all such steps in connection with the Plan and the Options and Stock Awards as the Committee, in its sole discretion, deems necessary or desirable. Any determination, action or conclusion of the Committee shall be final, conclusive and binding on all parties.

4.2. Advisors. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company.

4.3. Indemnification. To the maximum extent permitted by applicable law, no officer or former officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option or Stock Award granted under it. To the maximum extent permitted by applicable law and the Certificate of Incorporation and Bylaws of the Company and to the extent not covered by insurance, each officer or former officer and member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s or former officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or Bylaws of the Company.

4.4. Meetings of the Committee. The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings and the transaction of its business. All determinations by the Committee shall be made by the affirmative vote of a majority of its members. Any such determination may be made at a meeting duly called and held at which a majority of the members of the Committee are in attendance in person or through telephonic communication. Any determination set forth in writing and signed by all the members of the Committee shall be as fully effective as if it had been made by a majority vote of the members at a meeting duly called and held.

4.5. Determinations. Each determination, interpretation or other action made or taken pursuant to the provisions of this Plan by the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Participants, the Company, directors, officers and other employees of the Company, and the respective heirs, executors, administrators, personal representatives and other successors in interest of each of the foregoing.

5. Shares, Adjustments Upon Certain Events

5.1. Shares to be Delivered. Shares to be issued under the Plan shall be made available, at the sole discretion of the Board; either from authorized but unissued Shares or from issued Shares reacquired by Company and held in treasury. No fractional Shares will be issued or transferred upon the exercise of any Option nor will any compensation be paid with regard to fractional shares.

G 3

5.2. Number of Shares. Subject to adjustment as provided in this Article 5, the maximum aggregate number of Shares authorized for issuance under the Plan shall be 120,000. Where an Option or Stock Award is for any reason canceled, or expires or terminates unexercised, the Shares covered by such Option or Stock Award shall again be available for the grant of Options or Stock Awards, within the limits provided by the preceding sentence. The certificates for Shares issued hereunder may include any legend, which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the award agreement, or as the Committee may otherwise deem appropriate.

5.3 Adjustment of Shares. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, consolidations, recapitalization, reorganizations or like events (as determined by the Committee), an appropriate adjustment may be made by the Committee in the number of shares reserved under the Plan, in the number of shares set forth in Section 5.2 hereof, in the number of shares and the option price per share, as applicable, specified in any stock option or Stock Award agreement. The determination of the Committee as to what adjustments shall be made shall be conclusive. Adjustments for any options to purchase fractional shares shall also be determined by the Committee. The Committee shall give prompt notice to all optionees of any adjustment pursuant to this Section.

5.4. Termination of Options on Merger, Reorganization or Liquidation of the Company. Notwithstanding anything to the contrary in this Plan, unless otherwise provided by the Committee, in the event of any merger, consolidation or other reorganization of the Company in which the Company is not the surviving or continuing corporation (as determined by the Committee) or in the event of the liquidation or dissolution of the Company, all Options granted hereunder shall terminate on the effective date of the merger, consolidation, reorganization, liquidation or dissolution unless there is an agreement with respect thereto which expressly provides for the assumption of such options by the continuing or surviving corporation.

6. Securities Law Requirements.

The Company’s obligation to issue shares of its Common Stock upon exercise of an Option or in connection with a Stock Award is expressly conditioned upon the completion by the Company of any registration or other qualification of such shares under any state and/or federal law or rulings and regulations of any government regulatory body or the making of such investment representations or other representations and undertakings by the Participant (or his legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any such registration or other qualification of such Shares which the Company in its sole discretion shall deem necessary or advisable. The Company may refuse to permit the sale or other disposition of any shares acquired pursuant to any such representation until it is satisfied that such sale or other disposition would not be in contravention of applicable state or federal securities law.

7. Grants and Terms of Options/Stock Awards

7.1. Grant. Effective as of January 1, 2010, each Eligible Director shall be automatically granted an Option to purchase 834 Shares. Notwithstanding anything to the contrary herein, any Eligible Director who is first elected in 2010 to the Board after January 1, 2010 shall automatically be granted, as of the effective date of his or her election, an Option to purchase a number of Shares equal to the product of (i) 25% of 834 and (ii) the number of fiscal quarters remaining in 2010 (including the quarter in which such director was elected), subject to the terms of the Plan. As of January 1, 2011, each Eligible Director shall be automatically granted a Stock Award of 1,000 Shares or, for any Eligible Director who is first elected to the Board after January 1, 2011 but prior to the Effective Date (the “First Grant Date”), as of the effective date of his or her election, a Stock Award for a number of Shares equal to the product of (i) 25% of 1,000 and (ii) the number of fiscal quarters remaining in 2011 (including the quarter in which such director was elected) subject to the terms of the Plan. In addition, each Eligible Director who is elected on or in connection with the consummation of the transactions contemplated under the terms of that certain Agreement and Plan of Merger executed by and between the Company, PHMD Merger Sub, Inc., a wholly owned subsidiary of the Company, and Radiancy, Inc. dated July 4, 2011, shall receive a one-time Stock Award (the “Sign On Award”) in the amount of 5,000 Shares, as of the effective date of

G 4

his or her election to the Board. The Sign-On Award shall be fully vested as of the date it is granted. Notwithstanding anything to the contrary in this Section 7.1, following the approval of this Plan, as amended and restated effective August 4, 2011, by the Company’s stockholders in accordance with Section 3, no Options or Stock Awards shall be granted under this Plan other than the Sign-On Awards.

7.2. Date of Grant. If a grant of Options or a Stock Award is to be made on a day on which the principal national exchange or automated quotation system sponsored by the National Association of Securities Dealers with respect to which Shares are traded is not open for trading, the grant shall be made on the first day thereafter on which such exchange or system is open for trading.

7.3. Option/Award Agreement. Options and Stock Awards shall be evidenced by Option or Stock Award agreements in such form as the Committee shall approve from time to time.

7.4. Terms:

(a) Exercise Price. The purchase price per share (“Purchase Price”) deliverable upon the exercise of an Option shall be 100% of the Fair Market Value of such Share as follows:

(i) [intentionally blank];

(ii) For Options issued on a date other than January 1 of a given fiscal year, the Fair Market Value shall be measured as of the First Grant Date;

(iii) For Annual Grants of Options issued as of January 1 of any fiscal year, the Fair Market Value shall be measured as of the last trading date of the prior year;

7.5. Vesting of Options/Awards. Except as otherwise provided herein, Options and/or Stock Awards granted to Eligible Directors in 2010 shall vest and become exercisable to the extent of 25% of 834 Shares for each fiscal quarter in 2010 in which the Eligible Director shall have served at least one day as a director of the Company, and in 2011 25% of 1,000 Shares for each fiscal quarter of such year in which the Eligible Director shall have served at least one day as a director of the Company.

7.6. Procedure for Exercise. A Participant electing to exercise one or more Options shall give written notice to the Company of such election and of the number of Options he has elected to exercise. Shares purchased pursuant to the exercise of Options shall be paid for at the time of exercise in cash. The Plan Committee may also provide, in the case of any nonqualified option, that such option may be exercised on a cashless basis, by Optionee’s submitting the original Option Agreement, together with a statement to such effect on Optionee’s election form. No Share of Common Stock shall be issued until full payment therefor has been made, and no optionee shall have any rights as an owner of Shares of Common Stock until the date of issuance to him of the stock certificate evidencing such Common Stock.

7.7. Expiration. Except as otherwise provided herein, if not previously exercised each Option shall expire upon the tenth anniversary of the date of the grant thereof.

8. Effect of Termination of Directorship

8.1. General. Unless provided otherwise in the Option agreement, upon a Participant’s Termination of Directorship for any reason except death, Disability or Cause, prior to the complete exercise of an Option (or deemed exercise thereof), then such Option shall thereafter be exercisable to the extent such Option is vested and shall remain exercisable until the earlier of (i) the expiration of the ninety (90) day period following the Participant’s Termination of Directorship or (ii) the remaining term of the Option.

8.2. Death or Disability. Unless provided otherwise in the Option agreement, upon Termination of Directorship on account of Disability or death, all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Directorship shall remain exercisable by the Participant or, in the case of

G 5

death, by the Participant’s estate or by the person given authority to exercise such Options by his or her will or by operation of law, until the earlier of (i) first anniversary of the Participant’s Termination of Directorship or (ii) the remaining term of the Option.

8.3. Termination by Company for Cause. Upon removal, failure to stand for reelection or failure to be renominated for Cause, or if the Company obtains or discovers information after Termination of Directorship that such Participant had engaged in conduct during such directorship that would have justified a removal for Cause during such directorship, all outstanding Options or Stock Awards of such Participant shall immediately terminate and shall be null and void.

8.4. Cancellation of Options/Stock Awards. Options that were not exercisable, and Stock Awards that were not vested, during the period a Participant serves as a director shall not become exercisable or vested upon a Termination of Directorship for any reason whatsoever, and such Options or Stock Awards shall terminate and become null and void upon a Termination of Directorship.

9. Nontransferability of Options/Stock Awards

No Option or unvested Stock Award shall be transferable by any Participant otherwise than (i) by will, other instrument of testamentary distribution, or under applicable laws of descent and distribution, or (ii) to such Participant’s retirement plan or grantor trust to the extent that such transferability does not disqualify the Shares underlying such Options or Awards from qualification for registration by the Company on Form S-8. Except as provided above, no Option or unvested Stock Award shall be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and no Option or unvested Stock Award shall be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate any Option or unvested Stock Award, or in the event of any levy upon any Option or unvested Stock Award by reason of any execution, attachment or similar process contrary to the provisions hereof, such Option or unvested Stock Award shall immediately terminate and become null and void. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that an Option or Stock Award that is otherwise not transferable pursuant to this Article 9 is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Committee.

10. Rights as a Stockholder

A Participant (or a permitted transferee of an Option) shall have no rights as a stockholder with respect to any Shares covered by such Participant’s Option until such Participant (or permitted transferee) shall have become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property or distributions or other rights in respect to any such Shares, except as otherwise specifically provided in this Plan.

11. Securities Law Requirements

The Company’s obligation to issue Shares upon exercise of an option or vesting of a Stock Award is expressly conditioned upon the completion by the Company of any registration or other qualification of such Shares under any state and/or federal law or rulings and regulations of any government regulatory body or the making of such investment representations or other representations and undertakings by the optionee (or his legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any such registration or other qualification of such shares which the Company in its sole discretion shall deem necessary or advisable. The Company may refuse to permit the sale or other disposition of any shares acquired pursuant to any such representation until it is satisfied that such sale or other disposition would not be in contravention of applicable state or federal securities law.

G 6

12. Termination, Amendment and Modification

12.1 Subject to the number of Shares authorized for issuance under the Plan as provided in Section 5.2, the Plan shall continue in effect without limit unless and until the Board otherwise determines. The termination of the Plan shall not terminate any outstanding Options or Stock Award that by their terms continue beyond such termination date. The Committee or the Board at any time or from time to time may amend this Plan to effect (i) amendments necessary or desirable in order that this Plan and the Options or Stock Awards shall conform to all applicable laws and regulations, and (ii) any other amendments deemed appropriate. Notwithstanding the foregoing, solely to the extent required by law, the Committee or the Board may not effect any amendment that would require the approval of the stockholders of the Company under applicable law or under any regulation of a principal national securities exchange or automated quotation system sponsored by the National Association of Securities Dealers unless such approval is obtained.

12.2 This Plan may be amended or terminated at any time by the stockholders of the Company.

12.3 Except as otherwise required by law, no termination, amendment or modification of this Plan may, without the consent of the Participant or the permitted transferee of his Option, alter or impair the rights and obligations arising under any then outstanding Option or Stock Award.

13. Use of Proceeds

The proceeds of the sale of Shares subject to Options under the Plan are to be added to the general funds of the Company and used for its general corporate purposes as the Board shall determine.

14. General Provisions

14.1. Right to Terminate Directorship. This Plan shall not impose any obligations on the Company to retain any Participant as a director nor shall it impose any obligation on the part of any Participant to remain as a director of the Company.

14.2. Trusts, etc. Nothing contained in the Plan and no action taken pursuant to the Plan (including, without limitation, the grant of any Option or Stock Award thereunder) shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. If and to the extent that any Participant or such Participant’s executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

14.3. Notices. Any notice to the Company required by or in respect of this Plan will be addressed to the Company at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, fax: 215-619-3209, Attention: Chief Financial Officer, or such other place of business as shall become the Company’s principal executive offices from time to time. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing to such Participant of notices and the delivery to such Participant of agreements, Shares and payments. Any such notice to the Participant will, if the Company has received notice that the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address (and has provided such reasonable substantiating information as the Company may request) by written notice under this Section. Any notice required by or in respect of this Plan will be deemed to have been duly given when delivered in person or when dispatched by telecopy and deposited in the United States mail by first class delivery within one business day following dispatch by telecopy, or, in the case of notice to the Company, by facsimile as described above, or one business day after having been dispatched by a nationally recognized overnight courier service or three business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid. The Company assumes no responsibility or obligation to deliver any item mailed to such address that is returned as undeliverable to the addressee and any further mailings will be suspended until the Participant furnishes the proper address.

G 7

14.4. Severability of Provisions. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provisions had not been included.

14.5. Payment to Minors, etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Company and their employees, agents and representatives with respect thereto.

14.6. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

14.7. Costs. The Company shall bear all expenses included in administering this Plan, including expenses of issuing Common Stock pursuant to any Options or Stock Awards hereunder.

14.8. Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Delaware, without giving effect to rules governing the conflict of laws.

14.9. Section 16(b) of the Act. All elections and transactions under the Plan by persons subject to Section 16 of the Act involving shares of Common Stock are intended to comply with any applicable condition under Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

14.10. Repricing. Notwithstanding any other provision of the Plan to the contrary, upon approval of the stockholders of the Company, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the Participant holding such Option, be tendered to the Company for cancellation in exchange for the issuance of new Options under the Plan or the issuance of new options or other equity awards under another equity plan maintained by the Company, including the issuance of new stock covering fewer shares with a lower exercise price.

15. Issuance of Stock Certificates, Legends, Payment of Expenses

15.1. Stock Certificates. Upon any exercise of an Option and payment of the exercise price as provided in such Option or vesting of a Stock Award, a certificate or certificates for the Shares as to which such Option has been exercised or such Stock Award has vested shall be issued by the Company in the name of the person or persons exercising such Option and shall be delivered to or upon the order of such person or persons.

15.2. Legends. Certificates for Shares issued upon exercise of an Option or issuance of a Stock Award shall bear such legend or legends as the Committee, in its sole discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of any agreements between the Company and the Participant with respect to such Shares.

15.3. Payment of Expenses. The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer and with the administration of the Plan.

16. Listing of Shares and Related Matters

If at any time the Board or the Committee shall determine in its sole discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a

G 8

condition of, or in connection with, the grant of Options or the award or sale of Shares under the Plan, no Option grant shall be effective and no Shares will be delivered, as the case may be, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

17. Withholding Taxes

The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the Participant of any federal, state or local taxes required by law to be withheld.

Effective as of the date first written above at Montgomeryville, Pennsylvania.

PHOTOMEDEX, INC.

By:
Dennis McGrath President and Chief Executive Officer

G 9

PHOTOMEDEX, INC.

APPENDIX A—ISRAEL

TO THE 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(amended and restated as of August 4, 2011)

1.	GENERAL

•

This Appendix (this “Israeli Appendix”) shall apply only to persons who are, or are deemed to be, residents of the State of Israel for Israeli taxation purposes. The provisions specified in this Israeli Appendix shall form an integral part of the 2000 Non-Employee Director Stock Option Plan of PhotoMedex, Inc., as amended from time to time (the “Plan”), and shall apply, inter alia, to the issuance of Options or Stock Awards to directors of the Company who are, or were at the date of grant, residents of the State of Israel for Israeli taxation purposes (“Israeli Residents”).

•

This Israeli Appendix is effective with respect to Options or Stock Awards granted by the Company on or after the Merger (as defined in the Agreement and Plan of Merger by and among Radiancy, Inc., the Company and PHMD Merger Sub, Inc. dated as of July 4, 2011 (the “Merger Agreement”), to Israeli Residents.

•

This Israeli Appendix is to be read as an integral part of the Plan governing Options or Stock Awards granted to Eligible Directors who are Israeli Residents in order to have the Plan comply with the requirements of Israeli law in general, and in particular with the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Ordinance”), and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time (“Section 102”), and also comply with any tax ruling that may be issued by the ITA (as defined below) in connection with the Merger Agreement (the “Ruling”). For the avoidance of doubt, this Israeli Appendix does not add to or modify the Plan in respect of Options granted to or held by persons who are not Israeli Residents.

•

The Plan and this Israeli Appendix shall be read and construed as one instrument. In any case of contradiction or inconsistency, whether explicit or implied, between the provisions of this Israeli Appendix and the Plan, the provisions set out in this Israeli Appendix shall prevail with respect to Options or Stock Awards granted to Israeli Residents.

•	Unless otherwise defined in this Israeli Appendix, terms defined in the Plan shall have the same meaning and construction in this Israeli Appendix.

•	In case that the ITA (as defined below) shall request an amendment to this Israeli Appendix, this Israeli Appendix shall be amended accordingly.

2.	DEFINITIONS

•	“Israeli Appendix”, “Plan”, “Israeli Residents”, “Merger Agreement”, “Ordinance”, “Section 102”, “Ruling”, as defined above.

•	“102 Security” means any Option or Stock Award granted by the Company to Eligible Directors pursuant to Section 102.

•	“Approved 102 Security” means an Option or Stock Award granted pursuant to the terms and restrictions of Section 102(b) of the Ordinance and held in trust by a Trustee during the Holding Period.

•	“Award Agreement” means the agreement between the Company and an Israeli Resident Eligible Director that sets out the terms and conditions of an Option or Stock Award.

•	“Controlling Shareholder” shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

G 10

•	“Eligible Director” shall have the meaning ascribed to such term in the Plan, but excluding any Controlling Shareholder.

•

“Holding Period”—with respect to Approved 102 Securities—a period of no less than 24 (twenty-four) months with respect to the qualified capital gains tax course or 12 (twelve) months with respect to the qualified ordinary income course commencing from the date in which the Approved 102 Securities were granted and deposited with the Trustee, or such other period as shall be prescribed from time to time under Section 102 with respect to Approved 102 Securities.

•	“ITA” means the Israeli Tax Authority.

•	“Participant” means an Israeli resident Eligible Director who holds (or as to whom the Trustee holds pursuant to the Trust Agreement) an Option or Shares issued pursuant to the Plan.

•	“Required Tax Payments” as defined in Section 10.1 below.

•	“Trust Agreement” means the agreement to be signed between the Company and the Trustee for the purposes of Section 102.

•

“Trustee” means any individual or entity appointed by the Company to serve as a trustee for the purposes of the Plan and this Israeli Appendix and approved by the ITA, all in accordance with the provisions of Section 102 of the Ordinance.

•	“Unapproved 102 Security” means an Option or Stock Award granted pursuant to Section 102(c) of the Ordinance.

3.	ISSUANCE OF OPTIONS; ELIGIBILITY

•	The persons eligible for participation in the Plan and this Israeli Appendix shall include Israeli Resident Eligible Directors.

•	The Committee may designate Options or Stock Awards granted to Eligible Directors pursuant to Section 102 as Unapproved 102 Securities or Approved 102 Securities.

•

The grant of an Approved 102 Security shall be made in accordance with the Plan and this Israeli Appendix, subject to Section 3.4 below, and shall be conditioned upon the approval of the Plan and this Appendix by the ITA and the receipt of the Israeli Tax Ruling, as defined below.

•

No Approved 102 Securities may be granted under the Plan and this Israeli Appendix to any Eligible Director until thirty (30) days after the requisite filings under Section 102 have been made with the ITA, including the Company’s application for the approval of the Plan and this Israeli Appendix for Section 102 purposes, the election of the qualified capital gains tax course or the qualified ordinary income course (the “Election”), the Trust Agreement, the Plan, and this Israeli Appendix. Such Election shall become effective beginning the first grant date of an Approved 102 Security under the Plan and this Israeli Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Securities. For the avoidance of doubt, such Election shall not prevent the Company from also granting Unapproved 102 Securities.

•

Each Approved 102 Security will be deemed granted on the date stated in a written notice to be provided by the Company, provided that on or before such date (i) the Company has provided such notice to the Trustee, and (ii) the Participant has signed all documents required pursuant to applicable law and under the Plan and this Israeli Appendix.

•	All Approved 102 Securities must be held in trust by a Trustee, as provided in Section 4 below.

•

The Participant shall confirm in writing, as a condition to the grant of the Approved 102 Security, that: (i) he is familiar with the tax provisions and restrictions of Section 102 under which the Approved 102 Securities are granted to him through the Trustee, and (ii) that he agrees to be bound by the terms and

G 11

conditions of the Plan, this Israeli Appendix and the restrictions and limitations under the provisions of Section 102, and (iii) with respect to the qualified capital gains course only (if applicable)—that he understands that the capital gains rate benefit of 25% is not promised to him, and that under certain circumstances he may be subject to ordinary income tax rates in respect to the benefit derived from the Approved 102 Securities, if a violation of the capital gains tax course occurs as detailed in section 4.4 below.

•

The terms and conditions upon which 102 Securities shall be issued and exercised shall be specified in the Award Agreement executed pursuant to the Plan and this Israeli Appendix. Each Award Agreement shall state, inter alia, the number of Shares to which the Option relates or to which the Eligible Director is entitled, the vesting provisions and the Exercise Price, other relevant terms for entitlement, and confirmation by the Participant that he or she fully understands the tax consequences of the relevant tax course elected under Section 102.

4.	TRUST AND TRUSTEE

•

Approved 102 Securities granted under the Plan and this Israeli Appendix, any Shares issued upon exercise of such Approved 102 Securities, and all rights (if any) accruing on such Approved 102 Securities, shall be allocated or issued to the Trustee, who shall hold such Approved 102 Securities and all accrued rights thereon (if any), in trust for the benefit of the Participant and/or the Company, as the case may be, during a minimum period of not less than the Holding Period. All certificates (including Option and other relevant Agreements and instruments) or registrations (as may be required by applicable law or by a relevant governmental body or regulatory authority) representing the Approved 102 Securities, the Shares to be issued upon exercise of such Approved 102 Securities and/or all rights accruing thereon (if any), shall be issued to the Trustee, deposited and/or registered in the name of the Trustee or in the Trustee’s bank account and shall be held by the Trustee until such time as the Approved 102 Securities or Shares issued upon exercise of such Approved 102 Securities are released from the Trust as provided herein.

•

Notwithstanding anything to the contrary and without derogating from the limitation and restrictions provisions of the Plan regarding the transferability of Options and/or Shares and/or other Awards, neither the Approved 102 Securities nor the Shares to be issued upon exercise of such Approved 102 Securities or all rights accruing thereon (if any), shall be: (i) released from the Trust, whether to the Participant or to any third party; (ii) sold, transferred (except for transfer by will and in accordance with relevant laws of inheritance and distribution), assigned, pledged, hypothecated, encumbered or otherwise disposed of, whether directly or indirectly; or (iii) subject to execution, attachment or similar process, all the foregoing whether by the Participant or the Trustee, prior to the end of the Holding Period and prior to the full payment of the Required Tax Payments arising from Approved 102 Securities and/or any Shares issued upon exercise of such Approved 102 Securities or other accrued rights (if any), as shall be satisfactory to the Trustee and the Company.

•

Without derogating from Section 9 of the Plan, at any time after the expiry of the Holding Period the Trustee may release and transfer the Shares held in the Trust and all rights accruing thereon (if any) to the Participant or to a third party upon the sale of the Shares, by executing and delivering to the Company such instrument(s) as the Company may require and by giving due notice of such release to the Participant, provided that all of the following conditions have been fulfilled prior to such transfer: (i) the Trustee shall have received a written request from the Participant; (ii) payment shall have been rendered to the ITA of all the Required Tax Payments (as detailed in Section 10 below), and confirmation of such payment shall have been received by the Trustee to its satisfactory; and (iii) the Trustee shall have received a written confirmation from the Company that all requirements for such release and transfer have been fulfilled in accordance with the terms and conditions of the Company’s organizational documents (including all amendments thereto) and other corporate requirements, the Plan, this Israeli Appendix, any Award Agreement and any applicable law and the Ruling.

G 12

•

Notwithstanding Section 4.2 above, if the Options and/or Shares to be issued upon the grant or exercise of such Approved 102 Securities (with respect to the qualified capital gains tax course only) or all rights accruing thereon (if any) shall be: (i) released from the Trust, whether to the Participant or to any third party whether by a voluntary transfer or a forced transfer upon a merger or any other transaction; or (ii) sold, transferred (except for transfer by will and according to the relevant laws of inheritance and distribution), assigned, pledged, hypothecated, encumbered or otherwise disposed of, whether directly or indirectly; or (iii) subject to execution, attachment or similar process, all the aforegoing whether by the Participant or the Trustee, prior to the end of the Holding Period, then it may be considered as a violation of the capital gains tax course’ conditions of Section 102 which may lead to higher tax rates (ordinary income tax rates) for the relevant Participant.

•

The Participant shall undertake in writing as a condition to the grant of any Option or Shares to release the Trustee from any liability in respect of any action or decision duly taken by the Trustee and/or the Company in relation to the Plan and this Israeli Appendix, or to any Option or Shares granted or issued to the Participant thereunder.

•

Unapproved 102 Securities granted under the Plan and this Israeli Appendix, any Shares issued upon exercise of such Unapproved 102 Options, and all rights (if any) accruing on such Unapproved 102 Securities, shall be allocated or issued to a trustee, who shall hold such Unapproved 102 Securities and all accrued rights thereon (if any), in trust for the benefit of the Participant and/or the Company, as the case may be, until the full payment of the Required Tax Payments arising from Unapproved 102 Securities and/or any Shares issued upon exercise of such Unapproved 102 Securities or other accrued rights (if any). The Company may choose, alternatively, to force the Participant to provide it with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the Required Tax Payments.

5.	FAIR MARKET VALUE FOR TAX PURPOSES

Without derogating from the provisions of the Plan and solely for the purpose of determining the tax liability with respect to the ordinary income component under the qualified capital gains tax course pursuant to Section 102(b)(3) of the Ordinance for Approved 102 Securities (which is subject to ordinary income tax and national insurance and healthcare payments), if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if they will be registered for trading within ninety (90) days following the date of grant of the Approved 102 Securities, then the portion of the Participant’s benefit at the date of tax event which equals the fair market value of the Shares at the date of grant (which shall be determined in accordance with the average value of the Shares during the thirty (30) trading days preceding the date of grant or during the thirty (30) trading days following the date of registration for trading, as the case may be) minus the exercise price and other expenses (with all amounts index-linked to the date of tax event) shall be considered ordinary income and be taxed accordingly, unless otherwise determined by the Ordinance.

6.	EXERCISE OF OPTIONS

Options shall be exercised by the Participant as provided in Section 7.6 of the Plan and subject to all of the Plan and this Israeli Appendix’s provisions and the Company’s directions. The Participant shall send a copy of the notice of exercise to the Trustee’s registered office. Notwithstanding anything to the contrary, in case that the Participant is entitled to receive Shares under the Plan upon exercise of an Approved 102 Security, the Company and/or a broker acceptable to the Committee shall issue the certificates representing such Shares in the name of the Trustee and deposit such certificates with the Trustee or transfer the Shares to the Trustee’s bank account.

G 13

7.	INTEGRATION OF SECTION 102 AND TAX AUTHORITIES’ PERMIT

•

With regards to Approved 102 Securities, the provisions of the Plan and/or this Israeli Appendix and/or the Award Agreement shall be subject to the provisions of Section 102, the Ordinance, and any terms set forth in approvals issued by the ITA (if any) and such terms or provisions shall be deemed an integral part of the Plan, this Israeli Appendix and any Award Agreement. In any case of lack of clarity or other doubt, the Trustee may apply the ITA and act in accordance with their instructions.

•

Any provision of Section 102 and/or any approval issued by the ITA, which are necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, even if it is not expressly specified in the Plan or this Israeli Appendix or the Award Agreement, shall nevertheless be considered binding upon the Company and the Participants.

8.	VOTING RIGHTS

Without derogating from the provisions of the Plan, the Participant, as to whom the Trustee holds Shares pursuant to the Trust Agreement, shall have the right to exercise all voting rights with respect to such Shares in the manner determined by the Trustee and the Company in accordance with the terms and conditions of the Company’s organizational documents (as the same may be amended from time to time) and other corporate requirements, the Plan, this Israeli Appendix, any applicable Award Agreement, and any applicable law.

9.	DIVIDEND

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) granted or allocated or issued upon the exercise of Options by the Participant and held by the Participant or by the Trustee, as the case may be, such Participant shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s organizational documents (as the same may from time to time be amended) and other corporate requirements, the Plan, the Award Agreement, applicable law and subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102. For the avoidance of doubt, the withholding tax rate shall be determined in accordance with the ITA’s interpretation of the law.

10.	TAX CONSEQUENCES

•

Any and all taxes, duties, levies and other liabilities and obligations, including but not limited to income tax, capital gains tax, national insurance and health care payments (as applicable from time to time) in Israel, or in any other relevant jurisdiction, arising from: (i) the grant, vesting and exercise of any Option and/or Shares; (ii) the release of any Option, or Shares granted or issued upon exercise of such Option, from the Trust; (iii) the sale of the Shares granted or issued upon exercise of an Option; or (v) any other event or act of the Company, the Trustee or the Participant (as applicable) hereunder (the “Required Tax Payments”), shall be borne by the Participant who shall be solely liable for all such taxes, duties, levies and other liabilities and obligations. The Participant shall not be entitled to receive any Options, Shares, or any payment in respect thereof until the Company and the Trustee (as applicable) are satisfied that all the Required Tax Payments due or payable in respect thereof have been discharged in full (or after an arrangement with respect to such discharge has been reached with the Company and the Trustee, to the satisfaction of the Trustee and the Company).

•

The Company or the Trustee (as applicable) shall withhold all the Required Tax Payments which may be required to be withheld or paid in connection with any Option or Shares granted or covered thereby, in accordance with the requirements of applicable laws, rules and regulations, and for such purpose, the Company or the Trustee (as applicable) shall be entitled, each at its sole discretion, to approach the ITA at any time and from time to time in order to obtain an approval or a pre-ruling with respect to the

G 14

Required Tax Payments which are required to be withheld or paid in connection with any Option or the Shares granted or covered thereby. As a condition precedent to: (i) the grant, vesting or exercise of any Option or Shares; (ii) the issuance or delivery of any Shares covered by an Option or the payment of any amount in respect thereof; or (iii) the release of any Approved 102 Security, or Shares issued upon exercise of an Option, by the Trustee (as applicable), the Participant shall pay to the Company or the Trustee (as applicable), in addition to the Exercise Price, such amount as the Company or the Trustee (as applicable) may be required, as determined by each at its sole discretion, under all applicable laws, rules and regulations, to withhold and pay over as Required Tax Payments with respect to the relevant security. The Required Tax Payments shall be paid by the Participant to the Company or the Trustee (as applicable) in cash (or cash equivalent). If the Participant fails to pay the Required Tax Payments, the Company may, in its sole discretion, deduct any Required Tax Payments from any amount then, or thereafter becoming, payable by the Company to the Participant and/or withhold from the Participant’s Shares that number of Shares having a value equal to the Required Tax Payments.

For purposes of simplicity and in order to ensure compliance with the Section 102 or any other provisions of the Ordinance, the exercise of the Options and the purchase and/or sale of Shares issued thereunder, may be executed and delivered by the Company.

•

The Company and/or the Trustee shall not be required to effect the registration or transfer of any Shares or release any related share certificate until all Required Tax Payments have been made in full, to the satisfaction of the Trustee and the Company.

11.	GOVERNING LAW & JURISDICTION

This Israeli Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Israel shall have sole jurisdiction in any matters pertaining to this Israeli Appendix.

G 15

ANNEX H

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all

H 1

or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

H 2

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this

H 3

section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

H 4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20—Indemnification of Directors and Officers

The PhotoMedex articles of incorporation provide that PhotoMedex shall, to the fullest extent permitted by Nevada law, as amended from time to time, indemnify any director or officer of PhotoMedex and may, in the discretion of the board of directors, indemnify any other person or persons whom it may indemnify pursuant thereto, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of PhotoMedex, by reason of the fact that he or she is or was a director, officer, employee or agent of PhotoMedex, or is or was serving at the request of PhotoMedex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PhotoMedex, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such expenses incurred in defending such action, suit or proceeding shall be paid by PhotoMedex in advance of the final disposition, upon receipt of an undertaking on behalf of the person to repay such amounts if it is determined that he or she is not entitled to be indemnified by PhotoMedex as authorized thereby, provided that the board of directors shall not have determined that such person acted in bad faith and in a manner that such person did not believe to be in, or not opposed to, the best interest of PhotoMedex, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. Such right of indemnification shall be a contract right which may be enforced in any manner enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as the rights under the articles of incorporation.

PhotoMedex has entered into indemnification agreements with each of its directors. The indemnification agreements require, among other things, that PhotoMedex indemnify its directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the PhotoMedex articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by PhotoMedex’s board of directors or stockholders in the future.

PhotoMedex’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, subject to certain limitations, and expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit No.	Description

2.1†*	Amended and Restated Agreement and Plan of Merger, dated as of October 31, 2011, by and among Radiancy, Inc., PhotoMedex, Inc. and PHMD Merger Sub, Inc., including the Form of Warrant. (Filed herewith as Annex A)

3.1	Articles of Incorporation of PhotoMedex, Inc., filed on December 28, 2010. (Incorporated by reference to Exhibit 3.8 to Form 10-K filed March 31, 2011)

3.2	Bylaws of PhotoMedex, Inc., adopted December 28, 2010. (Incorporated by reference to Exhibit 3.9 to Form 10-K filed March 31, 2011)

4.1	Securities Purchase Agreement, dated August 4, 2008, by and between PhotoMedex, Inc. and Perseus Partners VII, LP, including Form of Convertible Note, Form of Warrant and Registration Rights Agreement (Incorporated by reference to Exhibit 4.1 to Form 8-K filed on August 4, 2008)

4.2	Amendment No. 1 to Securities Purchase Agreement, dated February 27, 2009. (Incorporated by reference to Exhibit 99.1 to Form 8-K filed on March 5, 2009)

4.3	First Tranche Convertible Promissory Note, dated February 27, 2009. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed on March 5, 2009)

4.4	Pledge and Security Agreement, dated February 27, 2009. (Incorporated by reference to Exhibit 99.2 to Form 8-K filed on March 5, 2009)

4.5	First Tranche Warrant, dated February 27, 2009. (Incorporated by reference to Exhibit 99.3 to Form 8-K filed on March 5, 2009)

4.6	Registration Rights Agreement, dated February 27, 2009. (Incorporated by reference to Exhibit 4.6 to Form 10-K filed on March 20, 2009)

4.7	PhotoMedex Inc. Secured Convertible Promissory Note, dated September 1, 2009. (Incorporated by reference to Exhibit 4.7 to Form 10-Q filed on November 16, 2009)

4.8	Amendment No. 2 to Securities Purchase Agreement, dated March 19, 2010 between PhotoMedex, Inc. and Perseus Partners VII, L.P. (Incorporated by reference to Exhibit 10.3 to Form 8-K filed on March 23, 2010)

4.9	Amended and Restated Convertible Promissory Series B-2 Note, dated March 19, 2010 between PhotoMedex, Inc. and Perseus Partners VII, L.P. (Incorporated by reference to Exhibit 4.3 to Form 8-K filed on March 23, 2010)

4.10	Amended and Restated Convertible Promissory Series B-1 Note, dated March 19, 2010 between PhotoMedex, Inc. and Perseus Partners VII, L.P. (Incorporated by reference to Exhibit 4.2 to Form 8-K filed on March 23, 2010)

4.11	Amended and Restated Pledge and Security Agreement, dated March 19, 2010 between PhotoMedex, Inc. and Perseus Partners VII, L.P. (Incorporated by reference to Exhibit 10.4 to Form 8-K filed on March 23, 2010)

4.12	Term Loan and Security Agreement, dated as of March 19, 2010 between PhotoMedex, Inc. and Clutterbuck Funds LLC (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 23, 2010)

4.13	Term Note, dated March 19, 2010, between PhotoMedex, Inc. and Clutterbuck Funds, LLC (Incorporated by reference to Exhibit 10.2 to Form 8-K filed on March 23, 2010)

Exhibit No.	Description

4.14	Warrant, dated March 19, 2010, issued to Clutterbuck Funds, LLC (Incorporated by reference to Exhibit 4.1 to Form 8-K filed on March 23, 2010)

4.15	Secured Convertible Promissory Note, dated September 1, 2010, in favor of Perseus Partners VII, L.P. (Series B-1, at 10%) (Incorporated by reference to Exhibit 4.17 to Form 10-Q filed on November 15, 2010)

4.16	Secured Convertible Promissory Note, dated September 1, 2010, in favor of Perseus Partners VII, L.P. (Series B-2, at 8%) (Incorporated by reference to Exhibit 4.16 to Form 10-Q filed on November 15, 2010)

4.17	Secured Convertible Promissory Note, dated effective September 1, 2010, in favor of Perseus Partners VII, L.P. (Series B-2, at 2%) (Incorporated by reference to Exhibit 4.17 to Form 10-K filed on March 31, 2011)

4.18	Secured Convertible Promissory Note, dated March 1, 2011, in favor of Perseus Partners VII, L.P. (Series B-1, at 10%) (Incorporated by reference to Exhibit 4.18 to Form 10-K filed on March 31, 2011)

4.19	Secured Convertible Promissory Note, dated March 1, 2011, in favor of Perseus Partners VII, L.P. (Series B-2, at 10%) (Incorporated by reference to Exhibit 4.19 to Form 10-K filed on March 31, 2011)

4.20	Amendment No. 1 to Term Loan and Security Agreement, dated April 30, 2010. (Incorporated by reference to Exhibit 4.20 to Form 10-K filed on March 31, 2011)

4.21	Amendment No. 2 to Term Loan and Security Agreement, dated March 28, 2011. (Incorporated by reference to Exhibit 4.21 to Form 10-K filed on March 31, 2011)

4.22	Warrant, dated March 28, 2011, issued to Clutterbuck Funds, LLC. (Incorporated by reference to Exhibit 4.22 to Form 10-K filed on March 31, 2011)

4.23	Repurchase Right Agreement by and between PhotoMedex, Inc., a Nevada corporation and Perseus Partners VII, L.P., a Delaware corporation. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed June 03, 2011)

4.24*	Form of Warrant to Purchase Shares of Common Stock of PhotoMedex (filed herewith as Annex C)

4.25	Secured Convertible Promissory Note, dated September 1, 2011, in favor of Perseus Partners VII, L.P. (Series B-1, at 10%) (Incorporated by reference to Exhibit 4.25 to Form 10-Q filed on November 14, 2011)

4.26	Secured Convertible Promissory Note, dated September 1, 2011, in favor of Perseus Partners VII, L.P. (Series B-2, at 10%) (Incorporated by reference to Exhibit 4.25 to Form 10-Q filed on November 14, 2011)

5.1*	Opinion of Woodburn and Wedge as to the legality of the securities being registered.

8.1*	Opinion with respect to tax matters.

8.2*	Tax Opinion of Law Offices of Meitar Liquornik Geva & Leshem Brandwein with respect to Israeli law tax matters

9.1**	Amended and Restated Voting Support, Lock-Up and Confidentiality Agreement, dated October 31, 2011, between PhotoMedex, Inc. and the persons signatory thereto.

9.2**	Amended and Restated Voting Support, Lock-Up and Confidentiality Agreement, dated October 31, 2011, between Radiancy, Inc. and the persons signatory thereto.

Exhibit No.	Description

10.1	Lease Agreement dated May 29, 1996, between Surgical Laser Technologies, Inc. and Nappen & Associates (Montgomeryville, Pennsylvania). (Incorporated by reference to Exhibit 10.31 to Form 10-K filed on March 31, 2003)

10.2	Lease Renewal Agreement, dated January 18, 2001, between Surgical Laser Technologies, Inc. and Nappen & Associates. (Incorporated by reference to Exhibit 10.32 to Form 10-K filed on March 31, 2003)

10.3	Lease Agreement, dated July 10, 2006, PhotoMedex, Inc. and Nappen & Associates (Incorporated by reference to Exhibit 10.3 to Form 10-K filed on March 16, 2007)

10.4	Standard Industrial/Commercial Multi-Tenant Lease - Net, dated July 30, 2008 (additional facility at Carlsbad, California). (Incorporated by reference to Exhibit 10.4 to Form 10-K filed on March 20, 2009)

10.5	Standard Industrial/Commercial Multi-Tenant Lease Net, dated March 17, 2005 (Carlsbad, California). (Incorporated by reference to Exhibit 10.52 to Form 10-K filed on March 16, 2006)

10.6	Industrial Real Estate Lease, dated May 3, 2007, and delivered December 14, 2007. (Incorporated by reference to Exhibit 10.6 to Form 10-K filed on March 20, 2009)

10.7	License and Development Agreement, dated May 22, 2002, between Surgical Laser Technologies, Inc. and Reliant Technologies, Inc. (Incorporated by reference to Exhibit 10.33 to Form 10-K filed on March 31, 2003)

10.8	Settlement Agreement and Release, dated November 11, 2008, by and among Allergan, Inc., Murray A. Johnstone, MD, PhotoMedex, Inc. and ProCyte Corporation. (Incorporated by reference to Exhibit 10.8 to Form 10-K filed on March 20, 2009)

10.9	Master Purchase Agreement, dated September 7, 2004, between PhotoMedex, Inc. and Stern Laser, srl. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on September 13, 2004)

10.10	Master Lease Agreement, dated June 25, 2004, between PhotoMedex, Inc. and GE Capital Corporation. (Incorporated by reference to Exhibit 10.42 to Form 10-Q filed on August 9, 2004)

10.11	Investment Agreement, dated March 30, 2006, between AzurTec, Inc. and PhotoMedex, Inc. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 6, 2006)

10.12	License Agreement, dated March 30, 3006, between AzurTec, Inc. and PhotoMedex, Inc. (Incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 6, 2006)

10.13	License Agreement, dated March 31, 2006, and effective April 1, 1006, between the Mount Sinai School of Medicine and PhotoMedex, Inc. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 10, 2006)

10.14	2005 Equity Compensation Plan, approved December 28, 2005. (Incorporated by reference to the Definitive Proxy Statement on Schedule 14A of PhotoMedex, as filed with the Securities and Exchange Commission on November 15, 2005)

10.15	2005 Investment Plan, approved December 28, 2005. (Incorporated by reference to the Definitive Proxy Statement on Schedule 14A of PhotoMedex, filed on November 15, 2005)

10.16	Amended and Restated 2000 Non-Employee Director Stock Option Plan. (Incorporated by reference to Exhibit 10.20 to Form S-4 filed on October 18, 2002 and as amended)

10.17	Amended and Restated 2000 Stock Option Plan. (Incorporated by reference to Exhibit 10.19 to Form S-4 filed on October 18, 2002 and as amended)

Exhibit No.	Description

10.18	2004 Stock Option Plan, assumed from ProCyte. (Incorporated by reference to Exhibit 10.4 to Form S-8 filed on April 13, 2005)

10.19	1996 Stock Option Plan, assumed from ProCyte. (Incorporated by reference to Exhibit 10.3 to Form S-8 filed on April 13, 2005)

10.20	1991 Restated Stock Option Plan for Non-Employee Directors, assumed from ProCyte. (Incorporated by reference to Exhibit 10.2 to Form S-8 filed on April 13, 2005)

10.21	1989 Restated Stock Option Plan, assumed from ProCyte. (Incorporated by reference to Exhibit 10.1 to Form S-8 filed on April 13, 2005)

10.22	Amended and Restated Employment Agreement with Jeffrey F. O’Donnell, dated October 30, 2007. (Incorporated by reference to Exhibit 10.24 to Form 10-K filed on March 17, 2008)

10.23	Amended and Restated Employment Agreement with Dennis M. McGrath, dated September 1, 2007. (Incorporated by reference to Exhibit 10.25 to Form 10-K filed on March 17, 2008)

10.24	Amended and Restated Employment Agreement of Michael R. Stewart, dated September 1, 2007. (Incorporated by reference to Exhibit 10.26 to Form 10-K filed on March 17, 2008)

10.25	Employment Agreement of John F. Clifford, dated March 18, 2005. (Incorporated by reference to Exhibit 99.8 to Form S-4/A filed on January 21, 2005)

10.26	Employment Agreement of Robin L. Carmichael, dated March 18, 2005. (Incorporated by reference to Exhibit 99.9 to Form S-4/A filed on January 21, 2005)

10.27	Separation Agreement, effective June 30, 2006, between PhotoMedex, Inc. and John F. Clifford. (Incorporated by reference to Exhibit 10.59 to Form 10-Q filed on May 10, 2006)

10.28	Restricted Stock Purchase Agreement of Jeffrey F. O’Donnell, dated January 15, 2006. (Incorporated by reference to Exhibit 10.44 to Form 10-K filed on March 16, 2006)

10.29	Restricted Stock Purchase Agreement of Dennis M. McGrath, dated January 15, 2006. (Incorporated by reference to Exhibit 10.45 to Form 10-K filed on March 16, 2006)

10.30	Consulting Agreement dated January 21, 1998 between the Company and R. Rox Anderson, M.D. (Incorporated by reference to Form S-1filed on January 28, 1998 and as amended)

10.31	Restricted Stock Purchase Agreement of Jeffrey F. O’Donnell, dated May 1, 2007. (Incorporated by reference to Exhibit 10.34 to Form 10-Q filed on August 09, 2007)

10.32	Restricted Stock Purchase Agreement of Dennis M. McGrath, dated May 1, 2007. (Incorporated by reference to Exhibit 10.35 to Form 10-Q filed on August 09, 2007)

10.33	Restricted Stock Purchase Agreement of Michael R. Stewart, dated May 1, 2007. (Incorporated by reference to Exhibit 10.36 to Form 10-Q filed on August 09, 2007)

10.34	Restricted Stock Purchase Agreement of Michael R. Stewart, dated August 13, 2007. (Incorporated by reference to Exhibit 10.39 to Form 10-Q filed on November 09, 2007)

10.35	Amended and Restated 2000 Non-Employee Director Stock Option Plan, dated as of June 26, 2007. (Incorporated by reference to Exhibit 10.37 to Form 10-Q filed on August 09, 2007)

10.36	Amended and Restated 2005 Equity Compensation Plan, dated as of June 26, 2007, as amended on October 28, 2008. (Incorporated by reference to the Definitive Proxy Statement on Schedule 14-A of PhotoMedex, filed on December 18, 2008)

10.37	Master Term Loan and Security Agreement, dated December 31, 2007 among PhotoMedex Inc., CIT Healthcare LLC, as Agent and Lender, and Life Sciences Capital LLC, as Lender. (Incorporated by reference to Exhibit 10.39 to Form 10-K/A filed on May 08, 2008)

Exhibit No.	Description

10.38	Omnibus Amendment dated September 30, 2008, by and among CIT Healthcare LLC, Life Sciences Capital LLC and PhotoMedex. (Incorporated by reference to Exhibit 99.1 to Form 8-K filed on February 27, 2009)

10.39	Amendment No. 1 to Omnibus Amendment, dated February 27, 2009. (Incorporated by reference to Exhibit 99.5 to Form 8-K filed on March 05, 2009)

10.40	Form of Indemnification Agreement for directors and executive officers of PhotoMedex, Inc. (Incorporated by reference to Exhibit 99.4 to Form 8-K filed on March 05, 2009)

10.41	Restricted Stock Purchase Agreement of Dennis M. McGrath, dated June 15, 2009. (Incorporated by reference to Exhibit 10.41 to Form 10-Q filed on August 14, 2009)

10.42	Restricted Stock Purchase Agreement of Michael R. Stewart, dated June 15, 2009. (Incorporated by reference to Exhibit 10.42 to Form 10-Q filed on August 14, 2009)

10.43	Co-Promotion Agreement, dated as of January 7, 2010, between PhotoMedex, Inc and Galderma Laboratories, L.P. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 11, 2010)

10.44	Amended and Restated 2000 Non-Employee Director Stock Option Plan, dated as of August 3, 2010. (Incorporated by reference to Exhibit 10.44 to Form 10-K filed on March 31, 2011)

10.45	Amended and Restated 2005 Equity Compensation Plan, dated as of August 3, 2010. (Incorporated by reference to Exhibit 10.45 to Form 10-K filed on March 31, 2011)

10.46	Restricted Stock Agreement of Dennis M. McGrath, dated March 30, 2011. (Incorporated by reference to Exhibit 10.46 to Form 10-K filed on March 31, 2011)

10.47	Restricted Stock Agreement of Michael R. Stewart, dated March 30, 2011. (Incorporated by reference to Exhibit 10.47 to Form 10-K filed on March 31, 2011)

10.48	Restricted Stock Agreement of Christina L. Allgeier, dated March 30, 2011. (Incorporated by reference to Exhibit 10.48 to Form 10-K filed on March 31, 2011)

10.49	Amended and Restated Employment agreement, entered into by and between PhotoMedex, Inc. and Dennis McGrath on July 4, 2011. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed July 8, 2011)

10.50**	Amended and Restated Restricted Stock Agreement, entered into as of August 11, 2011, by and between PhotoMedex, Inc. and Dennis McGrath.

10.51	Restricted Stock Agreement, entered into as of July 4, 2011, by and between PhotoMedex, Inc. and Dennis McGrath. (Incorporated by reference to Exhibit 10.3 to Form 8-K filed July 8, 2011)

10.52	Non-Qualified Stock Option Agreement, entered into as of July 4, 2011, by and between PhotoMedex, Inc. and Dennis McGrath. (Incorporated by reference to Exhibit 10.4 to Form 8-K filed July 8, 2011)

10.53	Amended and Restated Employment agreement, entered into by and between PhotoMedex, Inc. and Michael Stewart on July 4, 2011. (Incorporated by reference to Exhibit 10.5 to Form 8-K filed July 8, 2011)

10.54**	Amended and Restated Restricted Stock Agreement, entered into as of August 11, 2011, by and between PhotoMedex, Inc. and Michael Stewart.

10.55	Restricted Stock Agreement, entered into as of July 4, 2011, by and between PhotoMedex, Inc. and Michael Stewart. (Incorporated by reference to Exhibit 10.7 to Form 8-K filed July 8, 2011)

Exhibit No.	Description

10.56	Non-Qualified Stock Option Agreement, entered into as of July 4, 2011, by and between PhotoMedex, Inc. and Michael Stewart. (Incorporated by reference to Exhibit 10.8 to Form 8-K filed July 8, 2011)

10.57*	Amended and Restated Employment Agreement entered into by and between PhotoMedex, Inc. and Dolev Rafaeli on August 9, 2011 (Incorporated by reference to Exhibit 10.9 to Form 8-K filed July 8, 2011 and filed herewith as Annex D)

10.58**	Distribution Agreement by and between Radiancy, Inc. and Ya-Man Ltd., dated October 17, 2008.***

10.59**	Distribution Agreement Extension by and between Radiancy, Inc. and Ya-Man Ltd., dated August 12, 2010.***

10.60**	First Amendment to the Nonqualified Stock Option Agreement, dated as of October 31, 2011, by and between PhotoMedex, Inc. and Dennis McGrath

10.61**	First Amendment to the Nonqualified Stock Option Agreement, dated as of October 31, 2011, by and between PhotoMedex, Inc. and Michael R. Stewart

21.1**	Subsidiaries of PhotoMedex, Inc.

23.1*	Consent of Woodburn and Wedge (contained in Exhibit 5.1 hereto).

23.2*	Consent of EisnerAmper LLP.

23.3*	Consent of Amper, Politziner & Mattia, LLP.

23.4*	Consent of Fahn Kanne & Co.

23.5**	Consent of Fairmount Partners.

23.6**	Consent of Variance Economic Consulting Ltd.

23.7*	Consent of Meitar Liquornik Geva & Leshem Brandwein (contained in Exhibit 8.2 hereto)

24.1**	Power of Attorney (Included in Signature Page).

99.1**	Form of Proxy Card for Radiancy Special Meeting.

99.2**	Form of Proxy Card for PhotoMedex Annual General Meeting.

99.3**	Consent of Dolev Rafaeli, Nominee Director of Photomedex, Inc.

99.4**	Consent of Yoav Ben-Dror, Nominee Director of Photomedex, Inc.

99.5**	Consent of Lewis C. Pell, Nominee Director of Photomedex, Inc.

99.6**	Consent of Katsumi Oneda, Nominee Director of Photomedex, Inc.

99.7**	Consent of Nahum Melumad, Nominee Director of Photomedex, Inc.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Schema

101.CAL*	XBRL Taxonomy Calculation Linkbase

101.DEF*	XBRL Taxonomy Definition Linkbase

101.LAB*	XBRL Taxonomy Label Linkbase

101.PRE*	XBRL Taxonomy Presentation Linkbase

†	Exhibits and schedules to the Amended and Restated Agreement and Plan of Merger and other documents referenced therein have been omitted pursuant to Item 601(b) (2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.
*	Filed herewith
**	Previously filed.
***	Confidential Treatment Requested with the SEC on October 5, 2011

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant has duly caused this Amendment No. 4 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 21, 2011.

PHOTOMEDEX, INC.

By:	/s/ Dennis M. McGrath
Name:	Dennis M. McGrath
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Richard J. DePiano	Non-Executive Chairman of the Board of Directors	November 21, 2011

/s/ Dennis M. McGrath Dennis M. McGrath	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2011

/s/ * Christina L. Allgeier	Chief Financial Officer (Principal Financial and Accounting Officer)	November 21, 2011

/s/ * James W. Sight	Vice Chairman of the Board of Directors	November 21, 2011

/s/ * Stephen P. Connelly	Director	November 21, 2011

/s/ * Leonard L. Mazur	Director	November 21, 2011

/s/ * Paul J. Denby	Director	November 21, 2011

/s/ * Alan R. Novak	Director	November 21, 2011

/s/ * David W. Anderson	Director	November 21, 2011

*By	/s/ Dennis M. McGrath
Dennis M. McGrath
Attorney-in-fact